As filed with the Securities and Exchange Commission on July 14, 2022
Registration No. 333-262706

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Social Capital Suvretta Holdings Corp. I*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	98-1586159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
(650)
521-9007
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Chamath Palihapitiya
Chief Executive Officer
c/o Social Capital Suvretta Holdings Corp. I
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
(650)
521-9007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raaj S. Narayan, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Jacqueline Studer, Esq. Chief Legal Officer Akili Interactive Labs, Inc. 125 Broad Street, Fifth Floor Boston, Massachusetts 02110 (617) 313-8853	Daniel J. Espinoza, Esq. Arthur R. McGivern, Esq. Sarah Ashfaq, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer)  ☐

*
Prior to the consummation of the Merger described herein, the registrant intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Social Capital Suvretta Holdings Corp. I (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Akili, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the SEC is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1
4
, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
(A CAYMAN ISLANDS EXEMPTED COMPANY)
106,172,565 SHARES OF COMMON STOCK OF
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “AKILI, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company with limited liability (“SCS” and, after the Domestication as described below, “Akili, Inc.”), has unanimously approved (i) the domestication of SCS as a Delaware corporation (the “Domestication”); (ii) the merger of Karibu Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of SCS, with and into Akili Interactive Labs, Inc. (“Akili”), a Delaware corporation (the “Merger”), with Akili surviving the Merger as a wholly owned subsidiary of Akili, Inc., pursuant to the terms of the Agreement and Plan of Merger, dated as of January 26, 2022, by and among SCS, Merger Sub and Akili, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (iii) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, SCS will change its name to “Akili, Inc.”
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCS (the “SCS Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”); and (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCS (the “SCS Class B ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock. Accordingly, this proxy statement/prospectus covers 31,890,000 shares of Akili, Inc. common stock to be issued in the Domestication.
At the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc. common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction
equity value of Akili of $600 million (the “Base Purchase Price”). An additional 16,200,000 shares of Akili, Inc. common stock will be purchased (at a price of $10.00 per share) substantially concurrently with the Closing by certain third-party investors and affiliates of SCS (collectively, the “PIPE Investors”), for a total aggregate purchase price of $162,000,000 (the “PIPE Investment”).
At the Closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing Akili
stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the Closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili
stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Merger Agreement. See “
Business Combination Proposal—The Merger Agreement—Earnout
.”
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Akili capital stock outstanding as of immediately prior to the effective time of the Merger (other than (x) any shares of Akili capital stock held in treasury by Akili, which treasury shares shall be canceled as part of the Merger, and

(y) any shares of Akili capital stock held by stockholders of Akili who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”)), will be canceled and converted as follows:

•
each share of Akili common stock will be canceled and converted into the right to receive a number of shares of Akili, Inc. common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Akili common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement (such quotient, the “Merger Consideration Per Fully Diluted Share”);

•
each share of Akili Series
A-1
Preferred Stock, Akili Series
A-2
Preferred Stock, Akili Series B Preferred Stock, Akili Series C Preferred Stock and Akili Series D Preferred Stock (collectively, the “Akili preferred stock”) will be canceled, converted into shares of Akili common stock and converted into the right to receive a pro rata portion of the Aggregate Merger Consideration, after giving effect to the appropriate conversion ratios; and

•
if not previously paid, any dividend accrued on the Akili Series D Preferred Stock for a partial period will convert or be paid, as applicable, in additional shares of Akili Series D Preferred Stock at the Akili Series D Preferred Stock purchase price upon the consummation of the Merger. Dividends accrue on the Akili Series D Preferred at an annual rate of 10% and are to be paid annually in additional shares of Akili Series D Preferred Stock at the Series D Preferred Stock purchase price.

All Akili Options outstanding as of immediately prior to the Merger will be converted into Akili, Inc. Options and the exercise price thereof shall be adjusted. See “
Business Combination Proposal—The Merger Agreement—Consideration—Treatment of Akili Options
.” Additionally, warrants exercisable for shares of Akili common stock (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock and the exercise price thereof will be adjusted in accordance with their terms. See “
Business Combination Proposal—The Merger Agreement—Consideration—Treatment of Akili Warrants
.” Accordingly, this proxy statement/prospectus also relates to the issuance by Akili, Inc. of shares of Akili, Inc. common stock upon the exercise of Akili, Inc. Options and upon the exercise of Akili, Inc. warrants and the automatic exercise of Akili warrants for shares of Akili, Inc. common stock in accordance with their terms.
It is anticipated that, following the Business Combination, (i) SCS’s public shareholders are expected to own approximately 25% of outstanding Akili, Inc. common stock, (ii) Akili stockholders are expected to own approximately 55% of outstanding Akili, Inc. common stock (including shares purchased by certain existing Akili stockholders in the PIPE Investment), (iii) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 20% of outstanding Akili, Inc. common stock, and (iv) the Third-Party PIPE Investors (excluding existing Akili stockholders purchasing shares in the PIPE Investment) are expected to own approximately 1% of outstanding Akili, Inc. common stock. These percentages (i) assume that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) assume that Akili Options and Akili common stock warrants shall be treated as set forth in the Merger Agreement and as further described herein, (iii) assume that Akili, Inc. issues shares of Akili, Inc. common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 60,000,000 shares of Akili, Inc. common stock (assuming that all Akili, Inc. Options and Akili, Inc. warrants are net-settled), (iv) assume that Akili, Inc. issues 16,200,000 shares of Akili, Inc. common stock to the PIPE Investors pursuant to the PIPE Investment and (v) exclude the Earnout Shares. If the actual facts are different from these assumptions, the percentage ownership retained by SCS’s existing shareholders in the combined company will be different.
The SCS Class A ordinary shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DNAA”. SCS filed a listing application for Akili, Inc. with Nasdaq on June 30, 2022, and believes that Akili, Inc. will satisfy all criteria for initial listing upon consummation of the Business Combination. If the application is approved, upon consummation of the Business Combination, it is expected that the common stock of Akili, Inc. will trade on Nasdaq under the symbol “AKLI”. It is a condition of the consummation of the Business Combination described above that SCS receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that SCS will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.
On January 25, 2022, after careful consideration, SCS’s independent directors and SCS’s full board of directors unanimously determined that the Business Combination and the PIPE Investment are fair to SCS’s shareholders and that the Business Combination Proposal is in the best interests of SCS and its shareholders and recommended that SCS’s shareholders vote “FOR” the proposals presented to SCS’s shareholders in the accompanying proxy statement/prospectus. SCS’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal —Interests of SCS’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/prospectus for a further discussion of these considerations. SCS’s independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.

This proxy statement/prospectus provides shareholders of SCS with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of SCS. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “
Risk Factors
” beginning on page 47 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated                , 2022, and is first being mailed to SCS’s shareholders on or about                , 2022.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
A Cayman Islands Exempted Company
(Company Number 372110)
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
Dear Social Capital Suvretta Holdings Corp. I Shareholders:
We cordially invite you to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company (“we,” “us,” “our” or “SCS”), on                 , 2022 at                  [a.m./p.m.] physically at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, and virtually via live webcast at https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. If you wish to attend the Extraordinary General Meeting physically, you must (i) be fully vaccinated against COVID-19 (two weeks after receiving (A) the second dose in a two dose COVID-19 vaccine series or (B) a single dose COVID-19 vaccine) and show proof of such vaccination, (ii) complete a health questionnaire upon arrival and (iii) reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Wachtell, Lipton, Rosen & Katz, at 51 West 52nd Street, New York, New York 10019, telephone (212) 403-1000. In light of the ongoing COVID-19 pandemic and to support the well-being of SCS’s shareholders, directors and officers, SCS encourages you to attend the Extraordinary General Meeting virtually or via proxy. For purposes of attendance at the Extraordinary General Meeting, all references in this proxy statement/prospectus to “present in person” or “in person” shall mean physically or virtually present at the Extraordinary General Meeting.
At the extraordinary general meeting, SCS shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 26, 2022 (as the same may be amended, the “Merger Agreement”), by and among SCS, Merger Sub and Akili, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCS to Delaware as described below, the merger of Merger Sub with and into Akili (the “Merger”), with Akili surviving the Merger as a wholly owned subsidiary of Akili, Inc., in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”).
As a condition to the consummation of the Merger, the board of directors of SCS has unanimously approved a change of SCS’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, SCS will change its name to “Akili, Inc.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCS (the “SCS Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCS (the “SCS Class B ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock. As used herein, “public shares” shall mean the SCS Class A ordinary shares that were registered pursuant to the Registration Statements on Form
S-1
(333-256723
and
333-257543)
and the shares of Akili, Inc. common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “
Domestication Proposal
.”
You will also be asked to consider and vote upon (1) three separate proposals to approve material differences between SCS’s amended and restated memorandum and articles of association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Akili, Inc. (collectively, the “Organizational Documents Proposals”), (2) a proposal for holders of the SCS Class B ordinary shares to appoint to a staggered board seven directors who, upon consummation of the Business Combination, will be the directors of Akili, Inc. (the “Director Appointment Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Akili, Inc. common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the Akili Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the 2022 Stock Option and Incentive Plan (the “Incentive Plan Proposal”), (5) a proposal to approve and adopt the 2022 Employee Stock Purchase Plan (the “ESPP Proposal”), (6) a proposal to approve the appointment by SCS’s audit committee of Marcum LLP as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal”) and (7) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the Condition Precedent Proposals (as defined below) at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Unless waived by the parties to the Merger Agreement, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
At the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc. common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction
equity value of Akili of $600 million (the “Base Purchase Price”).
At the Closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing Akili
stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili
stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the closing and prior to the fifth anniversary of the closing, in each case, on the terms set forth in the Merger Agreement. See “
Business Combination Proposal—The Merger Agreement—Earnout
.”
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Akili capital stock outstanding as of immediately prior to the effective time of the Merger (other than (x) any shares of Akili capital stock held in treasury by Akili, which treasury shares shall be canceled as part of the Merger, and (y) any shares of Akili capital stock held by stockholders of Akili who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”)), will be canceled and converted as follows:

•
each share of Akili common stock will be canceled and converted into the right to receive a number of shares of Akili, Inc. common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Akili common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement (such quotient, the “Merger Consideration Per Fully Diluted Share”);

•
each share of Akili Series
A-1
Preferred Stock, Akili Series
A-2
Preferred Stock, Akili Series B Preferred Stock, Akili Series C Preferred Stock and Akili Series D Preferred Stock (collectively, the “Akili preferred stock”) will be canceled, converted into shares of Akili common stock and converted into the right to receive a pro rata portion of the Aggregate Merger Consideration, after giving effect to the appropriate conversion ratios; and

•
if not previously paid, any dividend accrued on the Akili Series D Preferred Stock for a partial period will convert or be paid, as applicable, in additional shares of Akili Series D Preferred Stock at the Akili Series D Preferred Stock purchase price upon the consummation of the Merger. Dividends accrue on the Akili Series D Preferred at an annual rate of 10% and are to be paid annually in additional shares of Akili Series D Preferred Stock at the Series D Preferred Stock purchase price.

All Akili Options outstanding as of immediately prior to the Merger will be converted into Akili, Inc. Options and the exercise price thereof shall be adjusted. See “
Business Combination Proposal—The Merger Agreement—Consideration—Treatment of Akili Options
.” Additionally, warrants exercisable for shares of Akili common stock (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock and the exercise price thereof will be adjusted in accordance with their terms. See “
Business Combination Proposal—The Merger Agreement—Consideration—Treatment of Akili Warrants
.” Accordingly, this proxy statement/prospectus also relates to the issuance by Akili, Inc. of shares of Akili, Inc. common stock upon the exercise of Akili, Inc. Options and upon the exercise of Akili, Inc. warrants and the automatic exercise of Akili warrants for shares of Akili, Inc. common stock in accordance with their terms.
In connection with the Business Combination, certain related agreements have been entered into or will be entered into on or prior to the date of the closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Akili Holders Support Agreement, (iii) the Registration Rights Agreement, (iv) the
Lock-Up
Agreement and (v) the PIPE Subscription Agreements. For additional information, see “
Business Combination Proposal—Related Agreements
” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares may request that SCS redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated.
Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other Condition Precedent Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, SCS’s transfer agent, Akili, Inc. will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Akili, Inc. common stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of SCS—Redemption Rights
” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
SCS Sponsor I LLC, a Cayman Islands limited liability company (the “Sponsor”), and each director and officer of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SCS ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 26, 2022, a copy of which is attached as Annex C to this proxy statement/prospectus (the “Sponsor Support Agreement”). The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive such redemption rights. The SCS ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding SCS ordinary shares.
The Merger Agreement provides that the obligations of Akili to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCS’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Akili or SCS) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCS at or prior to the Closing Date (as defined herein), is at least equal to $150 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Akili. If such condition is not met, and such condition is not waived by Akili under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCS redeem public shares in an amount that would cause Akili, Inc.’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote or written consent of the holders of (i) a majority of the voting power of the outstanding Akili Capital Stock, voting as a single class and on an as-converted-to-common-stock
basis and (ii) a majority of the outstanding shares of Akili Series D Preferred Stock, voting as a single class on an as-converted-to-common
stock basis). There can be no assurance that the parties to the Merger Agreement would waive any such condition, to the extent waivable.
SCS is providing the accompanying proxy statement/prospectus and accompanying proxy card to SCS’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SCS’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of SCS’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
”
beginning on page 47 of this proxy statement/prospectus
.

After careful consideration, the board of directors of SCS has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCS’s shareholders in the accompanying proxy statement/prospectus. The existence of financial and personal interests of SCS’s director(s) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal require a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor (as defined below) or its affiliates.
Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Unless waived by the parties to the Merger Agreement, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you do not give your broker or nominee instructions as to how to vote your shares, they may not be voted, except on routine matters for which the broker or nominee may exercise discretionary authority under applicable rules. For purposes of the extraordinary general meeting, the Auditor Ratification Proposal to ratify Marcum LLP as our independent registered public accounting firm is the only routine matter to be considered. An abstention or a broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT SCS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO SCS’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING.

YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORM BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORM TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of SCS’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Chamath Palihapitiya
Chief Executive Officer and Chairman of the
Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                 , 2022 and is first being mailed to shareholders on or about                 , 2022.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
A Cayman Islands Exempted Company
(Company Number 372110)
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                 , 2022
TO THE SHAREHOLDERS OF SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company with limited liability, company number 372110 (“SCS”), will be held on                 , 2022, at                  [a.m./p.m.] physically at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, and virtually via live webcast at https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. If you wish to attend the Extraordinary General Meeting physically, you must (i) be fully vaccinated against COVID-19 (two weeks after receiving (A) the second dose in a two dose COVID-19 vaccine series or (B) a single dose COVID-19 vaccine) and show proof of such vaccination, (ii) complete a health questionnaire upon arrival and (iii) reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Wachtell, Lipton, Rosen & Katz, at 51 West 52nd Street, New York, New York 10019, telephone (212) 403-1000. In light of the ongoing COVID-19 pandemic and to support the well-being of SCS’s shareholders, directors and officers, SCS encourages you to attend the Extraordinary General Meeting virtually or via proxy. For purposes of attendance at the Extraordinary General Meeting, all references in this proxy statement/prospectus to “present in person” or “in person” shall mean physically or virtually present at the Extraordinary General Meeting. We cordially invite you to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No. 1—The Business Combination Proposal—
to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 26, 2022 (the “Merger Agreement”), by and among SCS, Merger Sub and Akili, a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Akili (the “Merger”), with Akili surviving the Merger as a wholly owned subsidiary of Akili, Inc., in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);

•
Proposal No. 2—The Domestication Proposal—
to consider and vote upon a proposal to approve by special resolution, the change of SCS’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•
Organizational Documents Proposals—
to consider and vote upon the following three separate proposals (collectively, the “Organizational Documents Proposals”) for approval effective upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Akili, Inc.” in connection with the Business Combination (SCS after the Domestication, including after such change of name, is referred to herein as “Akili, Inc.”):

(A)
Proposal No. 3—Organizational Documents Proposal A—
as a special resolution, the change in the authorized share capital of SCS from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCS Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “SCS Class B ordinary shares” and, together with the SCS Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “SCS preference shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. preferred stock”) (“Organizational Documents Proposal A”);

(B)
Proposal No. 4—Organizational Documents Proposal B—
as a special resolution, the issue of any or all shares of Akili, Inc. preferred stock in one or more classes or series by the board of directors of Akili, Inc., with such terms and conditions as may be expressly determined by Akili, Inc.’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”); and

(C)
Proposal No. 5—Organizational Documents Proposal C—
as a special resolution, the adoption of the Proposed Certificate of Incorporation and the Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili, Inc.,” (2) making Akili, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended (the “Securities Act”), (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCS’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCS’s board of directors believes is necessary to adequately address the needs of Akili, Inc. after the Business Combination (“Organizational Documents Proposal C”);

•
Proposal No. 6—The Director Appointment Proposal—
for holders of the SCS Class B ordinary shares, to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to appoint to a staggered board seven directors who, upon consummation of the Business Combination, will be the directors of Akili, Inc. (the “Director Appointment Proposal”);

•
Proposal No. 7—The Stock Issuance Proposal—
to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Akili, Inc. common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the Akili Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•
Proposal No. 8—The Incentive Plan Proposal—
to consider and vote upon a proposal to approve by ordinary resolution, the 2022 Stock Option and Incentive Plan (the “2022 Plan” and “Incentive Plan Proposal,” respectively);

•	Proposal No. 9—The ESPP Proposal— to consider and vote upon a proposal to approve by ordinary resolution, the 2022 Employee Stock Purchase Plan (the “2022 ESPP” and “ESPP Proposal,” respectively);

•
Proposal No. 10—The Auditor Ratification Proposal—
to consider and vote upon a proposal to approve by ordinary resolution the ratification of the appointment of Marcum LLP as the independent registered public accountants of SCS to audit and report upon SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal”); and

•
Proposal No. 11—The Adjournment Proposal—
to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of Proposal No. 1 through Proposal No. 9 at the extraordinary general meeting (the “Adjournment Proposal”).

Unless waived by the parties to the Merger Agreement, each of Proposals No. 1 through 9 is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of proposals set out above, the Chairman may put resolutions to the meeting in such order as deemed appropriate.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on July 14, 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to SCS’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.
Whether or not you plan to attend the extraordinary general meeting, all of SCS’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page
47 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCS has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCS’s shareholders in this proxy statement/prospectus. The existence of financial and personal interests of SCS’s director(s) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”) may request of SCS that Akili, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCS’s transfer agent, that Akili, Inc. redeem all or a portion of your public shares for cash;

(iii)	deliver your share certificates (if any) and any other redemption forms to Continental, SCS’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iv)	provide the full name and shares of the beneficial holder.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

Business Combination Proposal
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCS’s transfer agent, Akili, Inc. will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Akili, Inc. common stock that will be redeemed promptly after consummation of the Business Combination. See “
Extraordinary General Meeting of SCS—Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
SCS Sponsor I LLC, a Cayman Islands limited liability company and shareholder of SCS (the “Sponsor”), and each director and officer of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SCS ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 26, 2022, a copy of which is attached to this proxy statement/prospectus statement as Annex C (the “Sponsor Support Agreement”). The Sponsor and each officer and director of SCS did not receive any compensation in exchange for this agreement. The SCS ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding SCS ordinary shares.
The Merger Agreement provides that the obligations of Akili to consummate the Merger are conditioned on, among other things, that as of the Closing (as defined herein), the amount of cash available in the trust account, after deducting the amount required to satisfy SCS’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Akili or SCS) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCS at or prior to the Closing Date (as defined herein), is at least equal to $150 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Akili. If such condition is not met, and such condition is not waived by Akili under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCS redeem public shares in an amount that would cause Akili, Inc.’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any condition, to the extent waivable.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal require a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Unless waived by the parties to the Merger Agreement, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you do not give your broker or nominee instructions as to how to vote your shares, they may not be voted, except on routine matters for which the broker or nominee may exercise discretionary authority under applicable rules. For purposes of the extraordinary general meeting, the Auditor Ratification Proposal to ratify Marcum LLP as our independent registered public accounting firm is the only routine matter to be considered. An abstention or a broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800)
662-5200
or banks and brokers can call collect at (203)
658-9400,
or by emailing DNAA.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Social Capital Suvretta Holdings Corp. I,
                    , 2022

Chamath Palihapitiya
Chief Executive Officer and Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT SCS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO SCS’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORM BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORM TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iv
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	viii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCS	xi
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF SCS	39
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF AKILI	40
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	42
UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF SCS AND AKILI	44
MARKET PRICE AND DIVIDEND INFORMATION	46
RISK FACTORS	47
EXTRAORDINARY GENERAL MEETING OF SCS	116
BUSINESS COMBINATION PROPOSAL	124
DOMESTICATION PROPOSAL	174
ORGANIZATIONAL DOCUMENTS PROPOSALS	177
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	180
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF AKILI, INC. AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	182
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	184
DIRECTOR APPOINTMENT PROPOSAL	187
STOCK ISSUANCE PROPOSAL	189
INCENTIVE PLAN PROPOSAL	191
ESPP PROPOSAL	199
AUDITOR RATIFICATION PROPOSAL	203
ADJOURNMENT PROPOSAL	205
U.S. FEDERAL INCOME TAX CONSIDERATIONS	206
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	217
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	225
INFORMATION ABOUT SCS	231
SCS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	240
INFORMATION ABOUT AKILI	245
AKILI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	301
MANAGEMENT OF AKILI, INC. FOLLOWING THE BUSINESS COMBINATION	317
EXECUTIVE COMPENSATION	324
BENEFICIAL OWNERSHIP OF SECURITIES	330
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	334
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	340
DESCRIPTION OF AKILI, INC. SECURITIES	343
SECURITIES ACT RESTRICTIONS ON RESALE OF AKILI, INC. SECURITIES	348
STOCKHOLDER PROPOSALS AND NOMINATIONS	349
SHAREHOLDER COMMUNICATIONS	350

i

LEGAL MATTERS	351
EXPERTS	352
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	353
ENFORCEABILITY OF CIVIL LIABILITY	354
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	355
INDEX TO FINANCIAL STATEMENTS	F-1

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at
www.sec.gov
.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning SCS, without charge, by written request to Secretary at Social Capital Suvretta Holdings Corp. I, 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052, or by telephone request at (650)
521-9007;
or Morrow Sodali LLC, SCS’s proxy solicitor, by calling (800)
662-5200
or banks and brokers can call collect at (203)
658-9400,
or by emailing
DNAA.info@investor.morrowsodali.com
, or from the SEC through the SEC website at the address provided above.
In order for SCS’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of SCS to be held on                 , 2022, you must request the information no later than                 , 2022, five business days prior to the date of the extraordinary general meeting.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the
®
or
™
symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. SCS does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2011 Plan” are to Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time;

•	“2022 Incentive Plan” or “2022 Plan” are to the 2022 Stock Option and Incentive Plan for Akili, Inc. (following the Domestication) attached to this proxy statement/prospectus as Annex G;

•	“2022 ESPP” are to the 2022 Employee Stock Purchase Plan for Akili Interactive Labs, Inc. (following the Domestication) attached to this proxy statement/prospectus as Annex H;

•	“Akili common stock” are to common stock, par value $0.00001 per share, of Akili;

•	“Akili Options” are to options to purchase shares of Akili common stock;

•	“Akili, Inc.” are to SCS after the Domestication and its name change from Social Capital Suvretta Corp. I;

•	“Akili, Inc. common stock” are to common stock, par value $0.0001 per share, of Akili, Inc.;

•	“Akili, Inc. Options” are to options to purchase shares of Akili, Inc. common stock;

•	“Akili, Inc. Restricted Stock” are to restricted shares of Akili, Inc. common stock;

•	“Akili Stockholders” are to the stockholders of Akili, holders of Akili Options and holders of warrants to acquire Akili common stock, in each case prior to the Business Combination;

•	“ASC” are to Accounting Standards Codification;

•	“Available Cash” are to the amount calculated by adding the Trust Amount and the PIPE Investment Amount;

•	“Black-Scholes Model” are to the Black-Scholes Option Pricing Model;

•	“Business Combination” are to the Domestication together with the Merger;

•	“CARES Act” are to the Coronavirus Aid, Relief and Economic Security Act;

•	“Cayman Constitutional Documents” are to SCS’s amended and restated memorandum and articles of association, as amended from time to time;

•	“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);

•	“Closing” are to the closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to SCS prior to its domestication as a corporation in the State of Delaware and to Akili, Inc. after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Akili, Inc.;

•	“Condition Precedent Approvals” are to approval at the extraordinary general meeting of each of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“COVID-19” are to the novel coronavirus pandemic;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Social Capital Suvretta Holdings Corp. I as a corporation incorporated in the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Federal Reserve” are to the Board of Governors of the Federal Reserve System;

•
“founder shares” are to the SCS Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the SCS Class A ordinary shares that will be issued upon the conversion thereof;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to SCS’s initial public offering that was consummated on July 2, 2021;

•
“IPO registration statement” are to the Registration Statements on Form
S-1
(333-256723
and
333-257543)
filed by SCS in connection with its initial public offering, which became effective on June 29, 2021 and June 30, 2021, respectively;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“LIBOR” are to the London Inter-Bank Offered Rate;

•	“Merger” are to the merger of Merger Sub with and into Akili, with Akili surviving the merger as a wholly owned subsidiary of Akili, Inc.;

•	“Merger Sub” are to a Delaware corporation and subsidiary of SCS;

•	“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, in the aggregate, being equal to or greater than $150 million;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“ordinary shares” are to the SCS Class A ordinary shares and the SCS Class B ordinary shares, collectively;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of Akili, Inc. common stock pursuant to the Subscription Agreements;

•	“PIPE Investment Amount” are to the aggregate gross purchase price received by SCS prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement shares” are to the Class A ordinary shares issued to Sponsor in a private placement that was consummated concurrently with the closing of the initial public offering and the shares of common stock of Akili, Inc. issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of Akili, Inc. upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Akili, Inc. upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;

v

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in SCS’s initial public offering or acquired in the secondary market;

•
“public shares” are to the SCS Class A ordinary shares that were offered and sold by SCS in its initial public offering and registered pursuant to the IPO registration statement or the shares of Akili, Inc. common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing, by and among Akili, Inc. (following the Domestication), the Sponsor, certain affiliates of the Sponsor, certain directors and advisors of SCS and certain former stockholders of Akili;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SCS” are to Social Capital Suvretta Holdings Corp. I, prior to its domestication as a corporation in the State of Delaware;

•	“SCS Class A ordinary shares” are to SCS’s Class A ordinary shares, par value $0.0001 per share;

•	“SCS Class B ordinary shares” are to SCS’s Class B ordinary shares, par value $0.0001 per share;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“SPE” are to special-purpose entity;

•	“Sponsor” are to SCS Sponsor I LLC, a Cayman Islands limited liability company, the sponsor of SCS;

•	“Sponsor Related PIPE Investor” are to a PIPE Investor that is an affiliate of the Sponsor (together with its permitted transferees);

•
“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated January 26, 2022, by and among the Sponsor, SCS, each director of SCS and Akili, as amended and modified from time to time;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•	“Third-Party PIPE Investment” are to any PIPE Investment made by a Third-Party PIPE Investor;

•	“Third-Party PIPE Investment Amount” are to the aggregate gross purchase price received by SCS prior to or substantially concurrently with Closing for the shares in the Third-Party PIPE Investment;

•	“Third-Party PIPE Investor” are to any PIPE Investor who is not a Sponsor Related PIPE Investor;

•	“trust account” are to the trust account established at the consummation of SCS’s initial public offering and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated June 29, 2021, by and between SCS and Continental, as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account, after deducting the amount required to satisfy SCS’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any

(i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Akili or SCS); and

•	“VIEs” are to variable interest entities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SCS and Akili. These statements are based on the beliefs and assumptions of the management of SCS and Akili. Although SCS and Akili believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SCS nor Akili can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “continues,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “might,” “will,” “should,” “could,” “seeks,” “plans,” “scheduled,” “possible,” “potential,” “predict,” “project,” “anticipates,” “intends,” “aims,” “works,” “focuses,” “aspires,” “strives” or “sets out” or similar expressions.
Forward-looking statements are not guarantees of performance, and the absence of these words does not mean that a statement is not forward looking. You should understand that the following important factors, in addition to those discussed under the heading “
Risk Factors
” and elsewhere in this proxy statement/prospectus, could affect the future results of SCS and Akili prior to the Business Combination, and Akili, Inc. following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Akili or, if we do not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) obtaining the approval of the Business Combination and related agreements and transactions by the respective shareholders of SCS and Akili; (ii) effectiveness of the registration statement on Form
S-4
of which this proxy statement/prospectus forms a part; (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended; (iv) receipt of approval for listing on Nasdaq, the shares of Akili, Inc. common stock to be issued in connection with the Merger; (v) that we have at least $5,000,001 of net tangible assets upon Closing; (vi) the satisfaction of the Minimum Cash Condition; (vii) that the size and composition of the Board shall be as contemplated in the Merger Agreement; (viii) the completion of the Domestication as contemplated by the Merger Agreement; and (ix) the absence of any injunctions;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against SCS and/or Akili following the announcement of the Merger Agreement and/or the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•	the prospective financial information with respect to, and market opportunity of, Akili, Inc.;

•	the ability to obtain and/or maintain the listing of Akili, Inc. common stock on Nasdaq, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Akili as a result of the announcement and consummation of the proposed Business Combination;

•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, and the ability of the Akili, Inc. to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	Akili’s success in retaining or recruiting its officers, key employees or directors following the completion of the Business Combination;

•	Akili’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	SCS’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	The ability to achieve and maintain market acceptance and adoption of Akili’s EndeavorRx and other prescription digital therapeutics by patients and physicians;

•	Akili’s ability to obtain or maintain adequate insurance coverage and reimbursement for EndeavorRx and its other products;

•	Akili’s ability to accurately forecast demand for EndeavorRx and its other products;

•	Akili’s ability to maintain access for EndeavorRx and its other products via the Apple Store and the Google Play Store;

•	Akili’s ability to achieve or maintain profitability;

•
Akili’s ability to maintain or obtain patent protection and/or the patent rights relating to EndeavorRx and its other product candidates and Akili’s ability to prevent third parties from competing against Akili;

•	Akili’s ability to successfully commercialize EndeavorRx and its other products;

•
Akili’s ability to obtain and maintain regulatory approval for EndeavorRx and its other product candidates, in the U.S. and in foreign markets, and any related restrictions or limitations of an approved product candidate;

•
Akili’s ability to obtain funding for its operations, including funding necessary to complete further development of EndeavorRx and further development, approval and, if approved, commercialization of Akili’s other product candidates;

•	Akili’s ability to identify, in-license or acquire additional technology or product candidates;

•	Akili’s ability to successfully protect against security breaches and other disruptions to Akili’s information technology structure;

•	the impact of applicable laws and regulations, whether in the United States or foreign jurisdictions, and any changes thereof;

•	Akili’s ability to successfully compete against other companies developing similar products to Akili’s current and future product offerings;

•	Akili’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Akili’s financial performance and ability to respond to general economic conditions;

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the continuing uncertainty resulting from the COVID-19 pandemic; and

•	other factors detailed under the section entitled “ Risk Factors .”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “
Risk Factors
” and elsewhere in this proxy statement/prospectus. The risks described under the heading “
Risk Factors
” are not

exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of SCS and Akili prior to the Business Combination, and Akili, Inc. following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SCS or Akili assess the impact of all such risk factors on the business of SCS and Akili prior to the Business Combination, and Akili, Inc. following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to SCS or Akili or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. These statements speak only as of the date hereof, and SCS and Akili prior to the Business Combination, and Akili, Inc. following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of SCS or Akili, as applicable, on the relevant subject. These statements are based upon information available to SCS or Akili, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that SCS or Akili, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

x

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCS’s shareholders. SCS urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held on                 , 2022, at                  [a.m./p.m.] physically at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, and virtually via live webcast at https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. If you wish to attend the Extraordinary General Meeting physically, you must (i) be fully vaccinated against COVID-19 (two weeks after receiving (A) the second dose in a two dose COVID-19 vaccine series or (B) a single dose COVID-19 vaccine) and show proof of such vaccination, (ii) complete a health questionnaire upon arrival and (iii) reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Wachtell, Lipton, Rosen & Katz, at 51 West 52nd Street, New York, New York 10019, telephone (212) 403-1000. In light of the ongoing COVID-19 pandemic and to support the well-being of SCS’s shareholders, directors and officers, SCS encourages you to attend the Extraordinary General Meeting virtually or via proxy. To participate in the special meeting if it is held via live webcast, visit https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022 and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as                 , Eastern Time, on                 , 2022. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement/prospectus?

A:
SCS shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Akili, with Akili surviving the merger as a wholly owned subsidiary of Akili, Inc., in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “
Business Combination Proposal
” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Merger, SCS will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SCS’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding SCS Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock; and (2) each of the then issued and outstanding SCS Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock. See “
Domestication Proposal
” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of SCS?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SCS AND AKILI, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of SCS being asked to vote upon?

A:	At the extraordinary general meeting, SCS is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•	a proposal to approve by special resolution the Domestication;

•	the following three separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized share capital of SCS from (i) 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of Akili, Inc. common stock, and 100,000,000 shares of Akili, Inc. preferred stock;

•
to authorize the board of directors of Akili, Inc. (the “Board”) to issue any or all shares of Akili, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL; and

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili, Inc.,” (2) making Akili, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCS’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCS’s board of directors believes is necessary to adequately address the needs of Akili, Inc. after the Business Combination;

•	a proposal to approve by ordinary resolution the appointment to a staggered board of seven directors, who, upon consummation of the Business Combination, will be the directors of Akili, Inc.;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) shares of Akili, Inc. common stock to the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) shares of Akili, Inc. common stock to the Akili Stockholders pursuant to the Merger Agreement;

•	a proposal to approve by ordinary resolution the 2022 Plan;

•	a proposal to approve by ordinary resolution the 2022 ESPP;

•
a proposal to approve by ordinary resolution the appointment of Marcum LLP as the independent registered public accountants of SCS to audit and report upon SCS’s consolidated financial statements for the year ending December 31, 2022; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If SCS’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “
Business Combination Proposal
,” “
Domestication Proposal
,” “
Organizational Documents Proposals
,” “
Director Appointment Proposal
,” “
Stock Issuance Proposal
,” “
Incentive Plan Proposal
,” “
ESPP Proposal,
”
“Auditor Ratification Proposal”
and “
Adjournment Proposal
.”

SCS will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SCS should read it carefully.
After careful consideration, SCS’s board of directors has determined that the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal are in the best interests of SCS and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Unless waived by the parties to the Merger Agreement, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q:	Why is SCS proposing the Business Combination?

A:	SCS was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
Akili is a leading digital medicine company pioneering the development of cognitive treatments through game-changing technologies. Its approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment. In June 2020, EndeavorRx, the first product built on Akili’s proprietary platform was granted marketing authorization by the FDA as a Class II medical device to improve attention function for children ages
8-12
with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. In the second half of 2022, Akili plans to initiate the commercial launch of EndeavorRx. In addition to EndeavorRx, Akili a robust pipeline of development programs, including twelve that are being evaluated, either by Akili or its partners, in clinical studies.
Based on its due diligence investigations of Akili and the industry in which it operates, including the financial and other information provided by Akili in the course of SCS’s due diligence investigations, the SCS board of directors believes that the Business Combination with Akili is in the best interests of SCS and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “
Business Combination Proposal—SCS’s Board of Directors’ Reasons for the Business Combination
” for additional information.
Although SCS’s board of directors believes that the Business Combination with Akili presents a unique business combination opportunity and is in the best interests of SCS and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “
Business Combination Proposal—SCS’s Board of Director’s Reasons for the Business Combination
,” as well as in the section entitled “
Risk Factors.
”

Q:	What will Akili Stockholders receive in return for SCS’s acquisition of all of the issued and outstanding equity interests of Akili?

A:
At the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc. common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction
equity value of Akili of $600 million (the “Base Purchase Price”). The portion of the Aggregate Merger Consideration reserved for the conversion of the Akili Options and Akili warrants is calculated using the treasury stock method so that all Akili Options and Akili warrants are deemed net-settled
(although Akili, Inc. Options and Akili, Inc. warrants may by their terms be cash-settled, resulting in additional dilution). For further details, see “
Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration
.”

At the closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing
Akili stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing
Akili stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the closing and prior to the fifth anniversary of the closing, in each case, on the terms set forth in the Merger Agreement. See “
Business Combination Proposal—The Merger Agreement—Earnout
.”

Q:	What equity stake will current SCS shareholders and Akili Stockholders hold in Akili, Inc. immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 31,890,000 ordinary shares issued and outstanding, which include the 6,250,000 founder shares held by the Sponsor (together with SCS’s independent directors), the 640,000 private placement shares held by the Sponsor and 25,000,000 public shares. It is anticipated that, following the Business Combination, (i) SCS’s public shareholders are expected to own approximately 25% of outstanding Akili, Inc. common stock, (ii) Akili stockholders are expected to own approximately 55% of outstanding Akili, Inc. common stock (including shares purchased by certain existing Akili stockholders in the PIPE Investment), (iii) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 20% of outstanding Akili, Inc. common stock, and (iv) the Third-Party PIPE Investors (excluding existing Akili stockholders purchasing shares in the PIPE Investment) are expected to own approximately 1% of outstanding Akili, Inc. common stock. These percentages (i) assume that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) assume that Akili Options and Akili common stock warrants shall be treated as set forth in the Merger Agreement and as further described herein, (iii) assume that Akili, Inc. issues shares of Akili, Inc. common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 60,000,000 shares of Akili, Inc. common stock (assuming that all Akili, Inc. Options and Akili, Inc. warrants are net-settled),
(iv) assume that Akili, Inc. issues 16,200,000 shares of Akili, Inc. common stock to the PIPE Investors pursuant to the PIPE Investment and (v) exclude the Earnout Shares. If the actual facts are different from these assumptions, the percentage ownership retained by SCS’s existing shareholders in the combined company will be different.
The following sensitivity table illustrates varying ownership levels in Akili, Inc. immediately following the consummation of the Business Combination based on the assumptions above and shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemption scenario, 50% redemption scenario, and a maximum redemption scenario. Each additional 1,000,000 shares redeemed would result in a change in the book value per share of $0.07.

	Share Ownership in Akili, Inc.
	Assuming No Redemption			Assuming 50% Redemption (1)			Assuming Maximum Redemption (2)
	Number of Shares		Percentage of Outstanding	Number of Shares		Percentage of Outstanding	Number of Shares		Percentage of Outstanding
Akili stockholders	62,060,000	(3)	57.4%	62,060,000	(3)	64.9%	62,060,000	(3)	74.7%
SCS public shareholders	25,000,000		23.1%	12,500,000		13.1%	—		0.0%
Sponsor and related party	20,430,000		18.9%	20,430,000		21.4%	20,430,000		24.6%
Third-party PIPE investors	600,000		0.6%	600,000		0.6%	600,000		0.7%

Total	108,090,000		100.0%	95,590,000		100.0%	83,090,000		100.0%
Total Pro Forma Book Value
Post-Redemptions ($’000) (4)	$347,994			$232,321			$116,647
Pro Forma Book Value Per Share (5)	$3.22			$2.43			$1.40

(1)	Assumes additional redemptions of 12,500,000 of Class A public shares of SCS in connection with the Business Combination.
(2)	Assumes additional redemptions of 25,000,000 of Class A public shares of SCS in connection with the Business Combination.
(3)
Includes 56,432,056 shares expected to be issued to existing Akili common and preferred shareholders and 5,627,944 shares of Akili common stock underlying options and warrants, in each case, that are included as part of the consideration and 2,060,000 shares expected to be issued to existing Akili common and preferred shareholders in the PIPE investment. All awards issued are assumed to be issued assuming treasury stock method.

(4)
See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no redemption scenario and the maximum redemption scenario. Pro forma book value for the 50% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 50/100th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value.

(5)	Pro forma book value per share is a result of pro forma book value divided by total shares outstanding.
For further details, see “
Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration
.”

Q:	How has the announcement of the Business Combination affected the trading price of the SCS Class A ordinary shares?

A:
On January 25, 2022, the trading date before the public announcement of the Business Combination, SCS’s Class A ordinary shares closed at $9.62. On                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company’s Class A ordinary shares closed at $        .

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 16,200,000 shares of Akili, Inc. common stock, for approximately $162,000,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “
Business Combination Proposal—Related Agreements—PIPE Subscription Agreements
.”

Q:	Why is SCS proposing the Domestication?

A:
SCS’s board of directors believes that there are significant advantages to us that will arise as a result of a change of SCS’s domicile to Delaware. Further, SCS’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. SCS’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “
Domestication Proposal—Reasons for the Domestication
.”

To effect the Domestication, SCS will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCS will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of SCS?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, SCS’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace SCS’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize shares, consisting of 1,000,000,000 shares of Akili, Inc. common stock and 100,000,000 shares of Akili, Inc. preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation .

	Cayman Constitutional Documents	Proposed Organizational Documents

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by SCS’s board of directors. Accordingly, SCS’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCS to carry out a conversion of SCS Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article IV, subsection B of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide the name of the company is “Social Capital Suvretta Holdings Corp. I”	The Proposed Organizational Documents provide that the name of the corporation will be “Akili, Inc.”

	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that if SCS does not consummate a business combination (as defined in the Cayman Constitutional Documents) by July 2, 2023, SCS will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCS’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Akili, Inc.’s ongoing existence; the default under the DGCL will make Akili, Inc.’s existence perpetual.

	See Article 49.7 of the Existing Articles.	Default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.

See Section 8 of the Proposed Bylaws.

	Cayman Constitutional Documents	Proposed Organizational Documents

Takeovers by Interested Stockholders (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCS by a related shareholder following a business combination.	The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Akili, Inc. will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.

Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)	The Cayman Constitutional Documents include various provisions related to SCS’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to SCS’s status as a blank check company, which no longer will apply upon consummation of the Merger, as SCS will cease to be a blank check company at such time.

See Article 49 of the Existing Articles.

Q:	How will the Domestication affect my ordinary shares?

A:
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding SCS Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock, and (ii) each of the then issued and outstanding SCS Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock. See “
Domestication Proposal
” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “
U.S. Federal Income Tax Considerations
,” the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as SCS, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication qualifies as a reorganization, U.S. Holders (as defined in “
U.S. Federal Income Tax Considerations
”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose SCS Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of SCS’s earnings in income;

•
A U.S. Holder whose SCS Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SCS stock entitled to vote and less than 10% of the total value of all classes of SCS stock will generally recognize gain (but not loss) on the exchange of SCS Class A ordinary shares for Akili, Inc. common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SCS Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCS stock entitled to vote or 10% or more of the total value of all classes of SCS stock will generally be required to include in income as a deemed dividend the all earnings and profits amount attributable to its SCS Class A ordinary shares.

SCS does not expect to have significant net cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “
U.S. Federal Income Tax Considerations
,” SCS believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would require a U.S. Holder to recognize gain on the exchange of SCS Class A ordinary shares for Akili, Inc. common stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is not possible to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “
U.S. Federal Income Tax Considerations—PFIC Considerations—QEF Election and
Mark-to-Market
Election
” with respect to their SCS Class A ordinary shares are not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “
U.S. Federal Income Tax Considerations.
”
Each U.S. Holder of SCS Class A ordinary shares is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SCS Class A ordinary shares for Akili, Inc. common stock pursuant to the Domestication under such U.S. Holder’s particular circumstances.
Additionally, the Domestication may cause
non-U.S.
Holders (as defined in “
U.S. Federal Income Tax Considerations
”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such
non-U.S.
Holder’s Akili, Inc. common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication under their particular circumstances, including the applicability and effect of U.S. federal, state and local and
non-U.S.
tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “
U.S. Federal Income Tax Considerations
.”

Q:	Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus.
Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of any proposal, including the Business Combination
Proposal
. If you wish to exercise your redemption rights, please see the answer to the next question: “
How do I exercise my redemption rights?
”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares and private placement shares will be excluded from the pro rata calculation used to determine the per-share
redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	hold public shares;

(ii)	submit a written request to Continental, SCS’s transfer agent, that Akili, Inc. redeem all or a portion of your public shares for cash;

(iii)	deliver your share certificates (if any) and any other redemption forms to Continental, SCS’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iv)	provide the full name and shares of the beneficial holder.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                     , Eastern Time, on                     , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, SCS’s transfer agent, is listed under the question “
Who can help answer my questions?
” below.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of SCS’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted unless the Board of Directors of the Company determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and any other redemption forms for redemption to Continental, SCS’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCS’s transfer agent return the shares (physically or electronically) to you, which return will be subject to SCS’s determination. You may make such request by contacting Continental, SCS’s transfer agent, at the address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCS’s transfer agent, at least two days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting.
No request for redemption will be honored unless the holder’s share certificates (if any) and any other redemption forms are delivered (either physically or electronically) to Continental, SCS’s agent, at least two business days prior to the vote at the extraordinary general meeting
.

If a holder of public shares properly makes a request for redemption and the share certificates (if any) and any other redemption forms as described above, then, if the Business Combination is consummated, Akili, Inc. will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Akili, Inc. common stock that will be redeemed immediately after consummation of the Business Combination.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in “
U.S. Federal Income Tax Considerations
”) that exercises its redemption rights to receive cash from the trust account in exchange for its Akili, Inc. common stock will generally be treated as selling such Akili, Inc. common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Akili, Inc. common stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
U.S. Federal Income Tax Considerations
.”

Additionally, because the Domestication will occur immediately prior to any shareholder’s exercise of a redemption right, U.S. Holders exercising redemption rights should take into account the potential tax consequences associated with the Domestication, including Section 367 of the Code and the rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “
U.S. Federal Income Tax Considerations
.”
All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights under their particular circumstances, including the applicability and effect of U.S. federal, state and local and
non-U.S.
tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of SCS’s initial public offering, an amount equal to $250.0 million ($10.00 per unit) was placed in the trust account. As of March 31, 2022, funds in the trust account totaled approximately $250.0 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (i) to modify the substance or timing of SCS’s obligation to redeem 100% of the public shares if it does not complete a business combination by July 2, 2023 or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-business
combination activity and (3) the redemption of all of the public shares if SCS is unable to complete a business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of SCS public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Akili, Inc. following the Business Combination. See “
Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination
.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Akili to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment Amount is at least equal to the Minimum Available Cash Amount. The PIPE Investment Amount is expected to be greater than the Minimum Available Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SCS and Akili, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, (iv) receipt of approval for listing on Nasdaq, the shares of Akili, Inc. common stock to be issued in connection with the Merger, (v) that we have at least $5,000,001 of net tangible assets upon Closing, (vi) the Minimum Cash Condition, (vii) the size and composition of the Board shall be as contemplated in the Merger Agreement, (viii) the completion of the Domestication as contemplated by the Merger Agreement; and (ix) the absence of any injunctions.

For more information about conditions to the consummation of the Business Combination, see “
Business Combination Proposal—The Merger Agreement
.”

Q:	When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in mid-2022.
This date depends, among other things, on the approval of the proposals to be put to SCS shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SCS’s shareholders at the extraordinary general meeting and SCS elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “
Business Combination Proposal—The Merger Agreement
.”

Q:	What happens if the Business Combination is not consummated?

A:
SCS will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If SCS is not able to complete the Business Combination with Akili by July 2, 2023 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, SCS will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	SCS’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:
SCS urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. SCS’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage-paid envelope.
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”
to the extent your broker is able to vote on another proposal, otherwise your shares will not be counted as voted or present for the purposes of determining a quorum.

Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held on                 , 2022, at                  [a.m./p.m.] physically at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, and virtually via live webcast at https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. If you wish to attend the Extraordinary General Meeting physically, you must (i) be fully vaccinated against COVID-19 (two weeks after receiving (A) the second dose in a two dose COVID-19 vaccine series or (B) a single dose COVID-19 vaccine) and show proof of such vaccination, (ii) complete a health questionnaire upon arrival and (iii) reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Wachtell, Lipton, Rosen & Katz, at 51 West 52nd Street, New York, New York 10019, telephone (212) 403-1000. In light of the ongoing COVID-19 pandemic and to support the well-being of SCS’s shareholders, directors and officers, SCS encourages you to attend the Extraordinary General Meeting virtually or via proxy.

Q:	How do I attend the Extraordinary General Meeting virtually?

A:
If you are a registered shareholder, you will receive a proxy card from Continental, SCS’s transfer agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at mzimkind@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting [ ], 2022 at [ ] a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, enter your control number, name and email address. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.
Shareholders who hold their investments through a bank, broker or other nominee will need to contact the transfer agent to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank, broker or other nominee, or if you would like to join and not vote, the transfer agent will issue you a guest control number with proof of ownership. In either case, you must contact the transfer agent for specific instructions on how to receive the control number. The transfer agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:
SCS has fixed July 14, 2022 as the record date for the extraordinary general meeting. If you were a shareholder of SCS at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:
SCS shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 31,890,000 ordinary shares issued and outstanding, of which 25,000,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:
A quorum of SCS shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 15,945,001 ordinary shares would be required to achieve a quorum. Except for the Director Appointment Proposal, which may only be voted by holders of SCS Class B ordinary shares, Class A ordinary shares and Class B ordinary shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each ordinary share owned at the close of business on the record date.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal:
The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal:
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a majority of two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:
The separate approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a majority of two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Director Appointment Proposal:
The approval of the Director Appointment Proposal requires an ordinary resolution of the SCS Class B ordinary shares under SCS’s amended and restated memorandum and articles of association, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Stock Issuance Proposal:
The approval of the Stock Issuance Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Plan Proposal
:
The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
ESPP Proposal
:
The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Auditor Ratification Proposal:
The approval of the Auditor Ratification Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ix)
Adjournment Proposal:
The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

Q:	What are the recommendations of SCS’s board of directors?

A:
SCS’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCS’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Appointment Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares, the private placement shares and any public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a simple majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director

Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) our net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (
e.g.,
by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCS will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption level. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

Q:	What happens if I sell my SCS ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to SCS’s Chief Financial Officer at SCS’s address set forth below so that it is received by SCS’s Chief Financial Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on                 , 2022) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SCS’s Chief Financial Officer, which must be received by SCS’s Chief Financial Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of Akili, Inc. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder of SCS. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do with my share certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, SCS’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of Class A ordinary shares and Class B ordinary shares will receive shares of Akili, Inc. common stock without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above) or Class B ordinary shares.

Q:	What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
SCS will pay the cost of soliciting proxies for the extraordinary general meeting. SCS has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. SCS has agreed to pay Morrow Sodali LLC a fee of $32,500, plus disbursements (to be paid with non-trust
account funds). SCS will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SCS Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of SCS Class A ordinary shares and in obtaining voting instructions from those owners. SCS’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. SCS will publish final voting results of the extraordinary general meeting in a Current Report on Form
8-K
within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
333 Ludlow Street
5
th
Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800)
662-5200
Banks and Brokerage Firms, please call (203)
658-9400
Email: DNAA.info@investor.morrowsodali.com
You also may obtain additional information about SCS from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information; Incorporation by Reference
.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and any other redemption forms to Continental, SCS’s transfer agent, at the address below prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30
th
floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other shareholder with respect to SCS ordinary shares. Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled
“
Business Combination Proposal—The Merger Agreement.
”
Unless otherwise specified, all share calculations assume no exercise of redemption rights by the public shareholders in connection with the Business Combination.
The Parties to the Business Combination
SCS
Social Capital Suvretta Holdings Corp. I is a blank check company incorporated on February 25, 2021 as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCS has neither engaged in any operations nor generated any operating revenue to date. Based on SCS’s business activities, it is a “shell company” as defined under the Exchange Act.
SCS is a partnership between Chamath Palihapitiya, the founder and current Chief Executive Officer of Social Capital Holdings Inc. (together with its affiliates, “Social Capital”), and Kishan (a/k/a Kishen) Mehta, the Portfolio Manager of the Averill strategy at Suvretta Capital Management, LLC (“Suvretta”). SCS unites scientists, physicians, entrepreneurs and biotechnology-oriented investors around a shared vision of identifying and investing in innovative and agile biotechnology companies.
Certain of SCS’s directors and each of SCS’s officers are or have been involved with other special purpose acquisition companies. Below is a summary of those special purpose acquisition companies sponsored by affiliates of our Sponsor.
In February 2021, Mr. Palihapitiya and Mr. Mehta founded SCS and Social Capital Suvretta Holdings Corp. II (“DNAB”), Social Capital Suvretta Holdings Corp. III (“DNAC”) and Social Capital Suvretta Holdings Corp. IV (“DNAD” and, collectively with DNAB and DNAC, the “Other SCS SPACs”), each a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya serves as the Chief Executive Officer and Chairman of the board of directors and Mr. Mehta serves as President and as a director of each of the Other SCS SPACs. Each of the Other SCS SPACs completed its initial public offering in July 2021, in which each sold 25,000,000 of its Class A ordinary shares, for an offering price of $10.00 per share, generating aggregate proceeds of $250,000,000 for such Other SCS SPACs. DNAC has not yet consummated a business combination; however, on January 18, 2022, DNAC announced that it had entered into a definitive agreement with ProKidney LP (“ProKidney”). DNAC’s transaction with ProKidney is subject to approval of DNAC’s shareholders and other customary closing conditions. Neither DNAB nor DNAD has yet announced or consummated a business combination. While each of the Other SCS SPACs may pursue an initial business combination target in any industry, subsector therein or geographic location (subject to certain limitations), each intends to focus its search for a target business operating in the biotechnology industry.
In July 2020, Mr. Palihapitiya, together with Ian Osborne, founded Social Capital Hedosophia Holdings Corp. V (“IPOE”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOE. IPOE completed its initial public offering in October 2020, in which it sold 80,500,000 units, each consisting of one IPOE Class A ordinary share and one-fourth of one redeemable warrant for one IPOE Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $805,000,000. In May 2021, IPOE consummated a merger with Social Finance, Inc. (“SoFi”), which operates a financial services platform. SoFi’s common stock currently trades on The Nasdaq Global Select Market under the symbol “SOFI”.
Additionally, in July 2020, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. IV (“IPOD”) and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), each a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya serves as the Chief Executive Officer and Chairman of the board of directors of each of IPOD and IPOF. IPOD completed its initial public offering in October 2020, in which it sold 46,000,000 units, each consisting of one IPOD Class A ordinary share and one-fourth of one redeemable warrant for one IPOD Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $460,000,000. IPOF completed its initial public offering in October 2020, in which it sold 115,000,000 units, each consisting of one IPOF Class A ordinary share and one-fourth of one redeemable warrant for one IPOF Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $1,150,000,000. Neither IPOD nor IPOF has yet announced or consummated a business combination. While IPOD and IPOF may each pursue an initial business combination target in any industry or geographic location (subject to certain limitations), each intends to focus its search for a target business operating in the technology industries.
In October 2019, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. III (“IPOC”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOC. IPOC completed its initial public offering in April 2020, in which it sold 82,800,000 units, each consisting of one IPOC Class A ordinary share and one-third of one redeemable warrant for one IPOC Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $828,000,000. In January 2021, IPOC consummated a merger with Clover Health Investments, Corp. (“Clover Health”), which operates next-generation Medicare Advantage plans. Clover Health’s common stock currently trades on The Nasdaq Global Select Market under the symbol “CLOV”.
In October 2019, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. II (“IPOB”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOB. IPOB completed its initial public offering in April 2020, in which it sold 41,400,000 units, each consisting of one IPOB Class A ordinary share and one-third of one redeemable warrant for one IPOB Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $414,000,000. In December 2020, IPOB consummated a merger with Opendoor Technologies Inc. (“Opendoor”), a leading digital platform for residential real estate. Opendoor’s common stock currently trades on The Nasdaq Global Select Market under the symbol “OPEN”.
In May 2017, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. (“IPOA”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors. IPOA completed its initial public offering in September 2017, in which it sold 69,000,000 units, each consisting of one IPOA Class A ordinary share and one-third of one redeemable warrant for one IPOA Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $690,000,000. In October 2019, IPOA consummated a merger with Virgin Galactic, a vertically-integrated aerospace company pioneering human spaceflight for private individuals and researchers. Virgin Galactic’s common stock currently trades on the New York Stock Exchange under the symbol “SPCE”.
On July 2, 2021, SCS consummated the initial public offering of its SCS Class A ordinary shares. In connection with the initial public offering, on May 24, 2021, SCS completed the private sale of 640,000 SCS Class A ordinary shares, par value $0.0001 per share, for a total purchase price of $6,400,000.
Following the closing of SCS’s initial public offering, a total of $250.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement shares was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act that invest only in direct U.S. government treasury obligations. As of March 31, 2022, funds in the trust account totaled approximately $250.0 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (i) to modify the substance or timing of SCS’s obligation to redeem 100% of the public shares if it does not complete a business combination by July 2, 2023 or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-business
combination activity and (3) the redemption of all of the public shares if SCS is unable to complete a business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
The SCS Class A ordinary shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DNAA”. SCS filed a listing application for Akili, Inc. with Nasdaq on June 30, 2022, and believes that Akili, Inc. will satisfy all criteria for initial listing upon consummation of the Business Combination. If the application is approved, upon consummation of the Business Combination, it is expected that the common stock of Akili, Inc. will trade on Nasdaq under the symbol “AKLI”.
SCS’s principal executive office is located at 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052. Its telephone number is (650)
521-9007.
SCS’s corporate website address is www.SocialCapitalSuvrettaHoldings.com/dnaa. SCS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Karibu Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of SCS. The Merger Sub does not own any material assets or operate any business.
Akili
Unless the context otherwise requires, all references in this subsection to “we,” “us,” “our” or “the Company” refer to the business of Akili.
Akili is a leading digital medicine company pioneering the development of cognitive treatments through game-changing technologies. Our approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment.
Impairments in cognition are associated with many different chronic diseases and acute illnesses, impacting approximately 85 million people in the U.S. These impairments include, but are not limited to attention-deficit/

hyperactivity disorder (“ADHD”), autism spectrum disorder (“ASD”), multiple sclerosis (“MS”), major depressive disorder (“MDD”), post-traumatic stress disorder (“PTSD”), cognitive impairments in
COVID-19
survivors (“COVID fog”), traumatic brain injury (“TBI”), cancer-related cognitive impairment (“CRCI”) and Alzheimer’s Disease, among others. Global recognition of cognitive issues by physicians and patients is at an all-time
high, yet many current treatment approaches are inadequate, as they are either unable to effectively target the brain to address underlying impairments or lack clinical validation.
With this approach, we introduced EndeavorRx, the first prescription video game treatment (and first digital treatment for a cognitive impairment) reviewed and granted marketing authorization by the U.S. Food and Drug Administration (the “FDA”) in June 2020, as a Class II medical device through the FDA’s de novo process. EndeavorRx is indicated for use to improve attention function for children ages
8-12
years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. In June 2020, EndeavorRx also received Conformité Européenne (“CE”) Mark certification as a prescription-only digital therapeutic software intended for the treatment of attention and inhibitory control deficits in pediatric patients with ADHD, enabling EndeavorRx to be marketed in European Economic Area (“EEA”) member countries. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication and/or educational programs, which further address symptoms of the disorder. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication.
Within ADHD, there is a large and growing opportunity for innovative non-drug
treatments. Current ADHD treatment options represent a $10 billion market with over 70 million prescriptions written every year for drugs in the U.S. According to the U.S. Centers for Disease Control and Prevention, nearly half the pediatric ADHD population uses behavioral therapy as well. The total ADHD population in the U.S. is 10.8 million and our initial target population includes those with inattentive or combined type ADHD, or 8.1 million of the total U.S. ADHD population. EndeavorRx is currently cleared in the U.S. to treat patients in the
8-12
age group, which represent approximately 22% (1.8 million) of our target 8.1 million ADHD population.
Within this market we face competition from a range of companies. Our competitors include both enterprise companies who are focused on or may enter the healthcare industry, including initiatives and partnerships launched by these large companies, and from private companies that offer solutions for specific chronic conditions. We compete with companies that are developing treatments for cognitive impairment associated with ADHD and other diseases and disorders resulting in cognitive impairment. In the digital health space, we compete with companies that have created non-regulated products to treat cognitive impairment in ADHD and other diseases and disorders resulting in cognitive impairment.
Our Proprietary Approach
Our platform is powered by proprietary therapeutic engines, which are software and associated algorithms that form the core of our products and product candidates, designed to target cognitive impairment at its source in the brain, informed by decades of research (including research conducted prior to the founding of Akili) and validated through rigorous clinical programs. Our most advanced therapeutic engine, SSME, presents specific sensory stimuli and simultaneous motor challenges designed to target the fronto-parietal cortex which plays a key role in attention function, while our earlier stage therapeutic engines focus on cognitive functions, including spatial navigation, memory, and planning and organization. Each product and product candidate embodies a specific proprietary therapeutic engine with a variation of the video game-like user interface in an effort to optimize user engagement applicable to a particular disease or medical condition indication. Product candidates are clinically tested in development programs for particular disease or medical condition indications. These products and product candidates are delivered in a platform characterized by the following key attributes:

•	Targeted treatments that are personalized to patients’ needs .

•	Clinically validated therapeutics like drugs and medical devices.

•	Therapeutics that are experienced as entertainment .

•	Patient focused and adaptive .
EndeavorRx
®
: The first prescription video game treatment
In June 2020, EndeavorRx, the first product built on the Akili platform was granted marketing authorization and classified as a Class II medical device by the FDA through FDA’s de novo process. The EndeavorRx product is indicated for use to improve attention function for children ages
8-12
with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. EndeavorRx represents a fundamental paradigm shift in the treatment of cognitive disorders, where technology is not just delivering a therapy but is itself the medicine.
EndeavorRx is the only therapeutic that is an
FDA-authorized
and physician-prescribed video game-based treatment designed to directly target cognitive functioning. For the first time, doctors have a treatment option that is purpose-built to target cognitive function and that is not taken as a pill, but delivered through a video game. EndeavorRx also obtained Conformité Européenne (CE) Mark certification in pediatric patients with ADHD, enabling EndeavorRx to be marketed in European Economic Area (EEA) member countries.
Our Development Pipeline
Our therapeutic engines are designed to target cognitive functions with the potential to address multiple medical conditions presenting the same functional cognitive impairments. Based on unmet need and market opportunities, our initial advanced-stage pipeline is focused on nine patient populations in pediatric and adult conditions, addressing both chronic and acute cognitive impairments. Additionally, we are pursuing treatments for cognitive impairments associated with MS MDD, and ASD, all of which have achieved proof of concept, as well as for acute cognitive dysfunction brought on by
COVID-19,
surgery and chemotherapy. Lastly, we are advancing research on monitors that can screen and assess cognitive impairments across populations.
Each of our development programs is oriented toward a single indication and specific patient population. We refer to variations of our treatment software as our products or product candidates, each of which incorporates the core algorithms of one of our proprietary therapeutic engines (for example, our SSME therapeutic engine, which is incorporated into the majority of our existing product candidates). Within a single development program, we may explore multiple product candidates in early research and studies to optimize user engagement applicable to a particular patient population and indication and to determine which product candidate(s) will be evaluated in later clinical studies within that development program. Based on results of our studies and regulatory feedback from our clinical studies, we may also introduce other product candidates into our ongoing development programs. Furthermore, a specific product candidate may be used for one specific development program or across different development programs. Multiple product candidates may embody a single proprietary therapeutic engine but are differentiated based on one or more characteristics, including the videogame-like user interface and gameplay difficulty and progression, and each product candidate includes unique characteristics optimized for a particular indication and population.

Our current development programs are summarized in the chart below:

(1)	Timeframes are estimates and are subject to change - see Disclaimer and Risk Factors.
(2)	AKL-T01 is marketed as EndeavorRx in the U.S. for children ages 8-12 old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue.
(3)
Shionogi is responsible for the clinical development and commercialization of SDT-001 (a version of AKL-T01 localized for Japanese language and culture), as well as any future development and commercialization of AKL-T02, another version of our SSME engine that has been used for our ASD program, each in Japan and Taiwan.

(4)	AKL-M01 is designed to use SSME algorithms to monitor and assess certain aspects of cognition, as opposed to providing cognitive therapy.
(5)
In the event of substantial redemptions in connection with the Business Combination, and to the extent we are unable to access additional sources of funding following the completion of the Business Combination, our current estimated timeframe for initiating a pivotal study in this development program could be delayed.

*	Estimated timeframes in figure above correspond to applicable milestone start times, and are subject to change.
Our Strategy
We believe we are uniquely positioned to capitalize on this opportunity, with our technologies designed to directly target the brain and delivered through high-end
video game interfaces. Our current business strategies include:

•	Establishing a commercial foothold in pediatric ADHD.

•	Leveraging our initial success to expand into other ADHD populations.

•	Applying our clinically-validated technology to other mental health and neurology conditions.

•	Simultaneously pursuing new technologies designed to address other cognitive impairments.

•	Further evolving the treatment paradigm by creating new methods of cognitive assessment.

Akili was founded in 2011. Akili’s principal executive office is located at 125 Broad Street, Fifth Floor, Boston, MA 02110. Its telephone number is (617)
456-0597.
Akili’s corporate website address is www.akiliinteractive.com. Akili’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.com
Proposals to be Put to the Shareholders of SCS at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of SCS and certain transactions contemplated by the Merger Agreement. Unless waived by the parties to the Merger Agreement, each of the proposals below, except for the Auditor Ratification Proposal and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
On January 25, 2022, after careful consideration, SCS’s independent directors and SCS’s full board of directors unanimously determined that the Business Combination and the PIPE Investment are fair to SCS’s shareholders and that the Business Combination Proposal is in the best interests of SCS and its shareholders and recommended that SCS’s shareholders vote “FOR” the proposals presented to SCS’s shareholders in this proxy statement/prospectus. SCS’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal —Interests of SCS’s Directors and Executive Officers in the Business Combination
” in this proxy statement/prospectus for a further discussion of these considerations. SCS’s independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.
Business Combination Proposal
As discussed in this proxy statement/prospectus, SCS is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 26, 2022, by and among SCS, Merger Sub and Akili, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCS to Delaware as described below, the merger of Merger Sub with and into Akili (the “Merger”), with Akili surviving the merger as a wholly owned subsidiary of Akili, Inc., in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “
Business Combination Proposal—SCS’s Board of Directors’ Reasons for the Business Combination
,” SCS’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for SCS’s initial public offering, including that the business of Akili and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “
Business Combination Proposal
.”
Aggregate Merger Consideration
At the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc.

common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction
equity value of Akili of $600 million (the “Base Purchase Price”). The portion of the Aggregate Merger Consideration reserved for the conversion of the Akili Options and Akili warrants is calculated using the treasury stock method so that all Akili Options and Akili warrants are deemed net-settled
(although Akili, Inc. Options and Akili, Inc. warrants may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not include certain additional issuances to Akili management and employees pursuant to the 2022 Stock Option and Incentive Plan for Akili Interactive Labs, Inc. (the “2022 Plan”) and awards granted pursuant thereto. For further details, see “
Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration
.”
At the closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing Akili
stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili
stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the closing and prior to the fifth anniversary of the closing, in each case, on the terms set forth in the Merger Agreement. See “
Business Combination Proposal—The Merger Agreement—Earnout
.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by SCS’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, (iv) receipt of approval for listing on Nasdaq, the shares of Akili, Inc. common stock to be issued in connection with the Merger, (v) that Akili, Inc. has at least $5,000,001 of net tangible assets upon Closing, (vi) the Minimum Cash Condition, (vii) the size and composition of the Board shall be as contemplated in the Merger Agreement, (viii) the completion of the Domestication as contemplated by the Merger Agreement; and (ix) the absence of any injunctions.
Other conditions to Akili’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, and (ii) the amount of cash available in the trust account, after deducting the amount required to satisfy SCS’s obligations to its shareholders (if any) that exercise their redemption rights pursuant to the Cayman Constitutional Documents but before the payment of any transaction expenses, and the PIPE Investment Amount, in the aggregate, is at least equal to $150.0 million (the “Minimum Available Cash Amount”).

If the Available Cash (the sum of the Trust Amount and PIPE Investment) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Akili. If such condition is not met, and such condition is not or waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCS redeem public shares in an amount that would cause Akili, Inc.’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
For further details, see “
Business Combination Proposal—The Merger Agreement
.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then SCS will ask its shareholders to approve by special resolution under the Cayman Islands Companies Act the Domestication Proposal. Pursuant to the terms of the Merger Agreement, as a condition to closing the Business Combination, the board of directors of SCS has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by SCS’s shareholders, will authorize a change of SCS’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCS is currently governed by the Cayman Islands Companies Act, upon the Domestication, Akili, Inc. will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, SCS encourages shareholders to carefully review the information in the section entitled “
Comparison of Corporate Governance and Shareholder Rights.
”
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding SCS Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock and (ii) each of the then issued and outstanding SCS Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock.
For additional information, see “
Domestication Proposal.
”
Organizational Documents Proposals
If the Business Combination Proposal and the Domestication Proposal are approved, SCS will ask its shareholders to approve by special resolution under the Cayman Islands Companies Act three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. SCS’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Akili, Inc. after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)
Organizational Documents Proposal A
—to authorize the change in the authorized capital stock of SCS from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCS Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “SCS Class B ordinary shares” and, together with the SCS Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “SCS preference shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”)

and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. preferred stock”);

(B)
Organizational Documents Proposal B
—to authorize the board of directors of Akili, Inc. to issue any or all shares of Akili, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Akili, Inc.’s board of directors and as may be permitted by the DGCL; and

(C)
Organizational Documents Proposal C
—to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (i) changing the corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili, Inc.,” (ii) making Akili, Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (iv) being subject to the provisions of Section 203 of DGCL and (v) removing certain provisions related to SCS’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCS’s board of directors believes is necessary to adequately address the needs of Akili, Inc. after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and SCS encourages shareholders to carefully review the information set out in the section entitled “
Organizational Documents Proposals
” and the full text of the Proposed Organizational Documents of Akili, Inc.
Director Appointment Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved, the holders of the SCS Class B ordinary shares are also being asked to approve by ordinary resolution the Director Appointment Proposal. Upon the consummation of the Business Combination, the board of directors of Akili, Inc. will consist of seven directors.
For additional information, see “
Director Appointment Proposal
.”
Stock Issuance Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Appointment Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved, SCS’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal.
For additional information, see “
Stock Issuance Proposal
.”
Incentive Plan Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal, the ESPP Proposal and the Stock Issuance Proposal are approved, SCS’s shareholders are also being asked to approve by ordinary resolution the 2022 Plan, in order to comply with Nasdaq Rule 5635 and the Internal Revenue Code.

For additional information, see “
Incentive Plan Proposal
.”
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal, the Incentive Plan Proposal and the Stock Issuance Proposal are approved, SCS’s shareholders are also being asked to approve by ordinary resolution the 2022 ESPP, in order to comply with Nasdaq Rule 5635 and the Internal Revenue Code.
For additional information, see “
ESPP Proposal
.”
Auditor Ratification Proposal
SCS’s shareholders are also being asked to ratify the audit committee’s selection of Marcum as our independent registered public accounting firm for the year ending December 31, 2022. The audit committee is directly responsible for appointing SCS’s independent registered public accounting firm. The audit committee is not bound by the outcome of this vote. However, if the shareholders do not ratify the selection of Marcum as our independent registered public accounting firm for the year ending December 31, 2022, our audit committee may reconsider the selection of Marcum as our independent registered public accounting firm.
If the Business Combination is completed, Akili, Inc. is expected to use a different auditing firm for the year ended December 31, 2022.
For additional information, see “
Auditor Ratification Proposal
.”
Business Combination Proposal Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SCS to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), SCS’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
For additional information, see “
Adjournment Proposal
.”
SCS’s Board of Directors’ Reasons for the Business Combination
SCS was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the SCS board of directors consulted with SCS’s management and considered a number of factors. In particular, the SCS board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

•
Akili’s Large Addressable Market.
 The SCS board of directors believes that the market for treatments of cognitive impairments is ripe for disruption due to a number of factors. Impairments in cognition are associated with many different chronic diseases and acute illnesses, impacting approximately 85 million people in the United States. The U.S. ADHD market alone is approximately $10 billion annually. Recognition of cognitive issues across ailments is at an all-time high, and the SCS board believes that digital therapeutic solutions are beginning to disrupt more traditional pharmaceutical treatments in this large and growing patient population. The SCS board of directors believes that Akili, with EndeavorRX, its first-of-its-kind, FDA-cleared and CE-marked prescription digital therapeutic for pediatric ADHD, is uniquely positioned to be a leading digital therapeutic platform that combines science and technology to address cognitive impairments in patients across various indications through a scalable, consumer-driven model.

•
Akili’s Strong Clinical Validation.
 Akili has conducted 20 clinical studies across nine disease populations and including over 2,600 patients to validate the efficacy and safety of its digital therapeutic solution for the treatment of cognitive impairments. EndeavorRX alone was involved in five clinical trials including over 600 children with ADHD, which collectively demonstrated the technology’s ability to improve objective measures and caregiver observations of attention function. Results of Akili’s clinical studies have been published in 16 leading peer-reviewed scientific journals, including
The American Journal of Psychiatry
,
The Lancet Digital Health
and
Nature: Digital Medicine
. The SCS board of directors believes that the strong scientific support underpinning Akili’s core platform further supports Akili’s ability to treat the growing and largely unmet medical need of cognitive impairments with its digital therapeutic solutions.

•
Akili’s Highly Attractive Business Model
. The unique nature of Akili’s digital therapeutic treatment for cognitive impairments also presents a highly attractive business model. Because Akili’s solution enjoys legal protection available to both medicine and technology, the SCS board of directors believes that Akili will be able to optimize its platform without a generics dynamic that would apply to traditional pharmaceutical products. This also allows for patient and customer loyalty and the potential for a long tail of future growth through direct patient connectivity and engaging treatments. Akili has the potential to serve as a platform for patient-focused and scalable treatment of cognitive impairments across patient categories and ailments through compelling, high-technology entertainment experiences.

•
Akili’s Future Opportunities
. Akili has a compelling go-to-market strategy and pipeline for the expansion of patient age categories and cognitive ailments. The SCS board of directors expects that Akili will launch EndeavorRX commercially for patients aged 8-12 years old in the second half of 2022, and age-expansion studies are currently underway to explore bringing Akili’s digital therapeutic solutions to ADHD patients in the 3-7 year old, 13-17 year old and adult categories. Beyond ADHD, Akili’s SSME technology, which underpins its EndeavorRX product, is currently in clinical trials in three other disease areas: post-operative cognitive dysfunction, chemotherapy induced cognitive impairment and cognitive dysfunction following COVID-19 infection. Further, Akili has developed a pipeline of development programs focused on additional indications, including multiple sclerosis, major depressive disorder and autism spectrum disorder, among others.

•
Experienced and Proven Management Team
. Akili’s management team combines expertise in biotechnology, pharmaceuticals and digital entertainment. Akili’s management team is led by its co-founder and Chief Executive Officer, W. Edward (“Eddie”) Martucci, who previously helped launch PureTech Health’s digital health initiative. Akili’s management team also includes Chief Financial Officer Santosh Shanbhag, who has over 20 years of experience leading financial operations for U.S. and international organizations, including senior finance leadership roles at Vertex Pharmaceuticals, as well as other former officers and managers of Pfizer, GE Healthcare IT, LucasArts and Cubist. Under their leadership, Akili has pioneered a new digital approach to cognitive medicine. For additional information regarding Akili, Inc.’s executive officers, see the section entitled “
Management of Akili, Inc. Following the Business Combination—Executive Officers
.”

For a more complete description of the SCS board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the SCS board of directors, see the section entitled “
Business Combination Proposal—SCS’s Board of Directors’ Reasons for the Business Combination
.”

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “
Business Combination Proposal—Related Agreements
.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCS entered into a sponsor support agreement, with the Sponsor, each officer and director of SCS and Akili, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each officer and director of SCS agreed, in his or her capacity as a shareholder of SCS, among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not to redeem any SCS ordinary shares owned by them in connection with the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
For additional information, see “
Business Combination Proposal—Related Agreements—Sponsor Support Agreement
.”
Akili Holders Support Agreement
In connection with the execution of the Merger Agreement, SCS entered into a support agreement with Akili and certain stockholders of Akili, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Akili Holders Support Agreement”). Pursuant to Akili Holders Support Agreement, certain Akili Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Akili Holders Support Agreement.
For additional information, see “
Business Combination Proposal—Related Agreements—Akili Holders Support Agreement
.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Akili, Inc., the Sponsor, certain affiliates of the Sponsor, certain directors and advisors of SCS and certain former stockholders of Akili (the “Akili Holders”) will enter into the Registration Rights Agreement, pursuant to which Akili, Inc. will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Akili, Inc. common stock that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCS, the Sponsor and the other parties thereto in connection with SCS’s initial public offering.
For additional information, see “
Business Combination Proposal—Related Agreements—Registration Rights Agreement
.”
Lock-Up
Agreement
The Merger Agreement contemplates that, at the Closing, Akili, Inc., the Sponsor, certain directors of SCS, and certain Akili Holders, will enter into the
Lock-Up
Agreement, a copy of the form of which is attached to the accompanying proxy statement/prospectus as Annex F, pursuant to which the parties thereto agree to restrictions on transfer for up to 180 days following the Closing Date with respect to the
Lock-Up
Shares (as defined in

the Lock-Up Agreement),
including a
lock-up,
subject to certain exceptions, in each case ending on the earlier of (i) the date on which the SEC declares effective the first registration statement on
Form S-1 filed
by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement)
and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares
Lock-Up
Period (each as defined in the
Lock-Up
Agreement) and (b) in the case of
Lock-Up
Shares other than the Private Placement Shares, (x) for 33% of the
Lock-Up
Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any
30-trading
day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the
Lock-Up
Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any
30-trading
day period commencing at least 30 days after the Closing Date. The
Lock-Up
Agreement supersedes the
lock-up
provisions set forth in Sections 7(a) and 7(b) of (i) that certain letter agreement, dated as of June 29, 2021, by and among SCS, the Sponsor and the other signatories thereto and (ii) that certain letter agreement, dated as of September 24, 2021, by and among SCS and the signatory thereto (together, the “Insider Letters”), which provisions will be of no further force or effect as of the date of the Merger Agreement.
For additional information, see “
Business Combination Proposal—Related
Agreements—Lock-up
Agreement
” and “
Description of Akili, Inc. Securities.
”
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCS entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 16,200,000 shares of Akili, Inc. common stock at $10.00 per share for an aggregate commitment amount of $162,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon, among other things, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment to the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the accuracy of the other party’s representations and warranties, subject to materiality qualifiers. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
For additional information, see “
Business Combination Proposal—Related Agreements—PIPE Subscription Agreements
.”
Ownership of Akili, Inc. following Business Combination
As of the date of this proxy statement/prospectus, there are 31,890,000 ordinary shares issued and outstanding, which include the 6,250,000 founder shares held by the Sponsor (together with SCS’s independent directors), the 640,000 private placement shares held by the Sponsor and 25,000,000 public shares.
It is anticipated that, following the Business Combination, (1) SCS’s public shareholders are expected to own approximately 25% of outstanding Akili, Inc. common stock, (2) Akili stockholders are expected to own approximately 55% of outstanding Akili, Inc. common stock (including shares purchased by certain existing Akili stockholders in the PIPE Investment), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 20% of outstanding Akili, Inc. common stock, and (4) the Third-Party PIPE Investors (excluding existing Akili stockholders purchasing shares in the PIPE Investment) are expected to own approximately 1% of outstanding Akili, Inc. common stock. These percentages

(i) assume that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) assume that Akili Options and Akili common stock warrants shall be treated as set forth in the Merger Agreement and as further described herein, (iii) assume that Akili, Inc. issues shares of Akili, Inc. common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 60,000,000 shares of Akili, Inc. common stock (assuming that all Akili, Inc. Options and Akili, Inc. warrants are net-settled),
(iv) assume that Akili, Inc. issues 16,200,000 shares of Akili, Inc. common stock to the PIPE Investors pursuant to the PIPE Investment and (v) exclude the Earnout Shares. If the actual facts are different from these assumptions, the percentage ownership retained by SCS’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Akili, Inc. immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in Akili, Inc.
	No Redemptions			Maximum Redemptions (1)
	Number of Shares		Percentage of Outstanding	Number of Shares		Percentage of Outstanding
Akili stockholders	62,060,000	(2)	57.4%	62,060,000	(2)	74.7%
SCS public shareholders	25,000,000		23.1%	–		0.0%
Sponsor and related party	20,430,000		18.9%	20,430,000		24.6%
Third-party PIPE investors	600,000		0.6%	600,000		0.7%

Total	108,090,000		100.0%	83,090,000		100.0%

(1)	Assumes redemptions of 25,000,000 of Class A public shares of SCS in connection with the Business Combination.
(2)
Includes 56,432,056 shares expected to be issued to existing Akili common and preferred shareholders and 5,627,944 shares of Akili common stock underlying options and warrants, in each case, that are included as part of the consideration and 2,060,000 shares expected to be issued to existing Akili common and preferred shareholders in the PIPE investment. All awards issued are assumed to be issued assuming treasury stock method.

Voting Power; Record Date
SCS shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on July 14, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 31,890,000 ordinary shares issued and outstanding, of which 25,000,000 were issued and outstanding public shares.
Quorum and Vote of SCS Shareholders
A quorum of SCS shareholders is necessary to hold a valid meeting. A quorum will be present at the SCS extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 15,945,001 ordinary shares would be required to achieve a quorum.

The Sponsor and each director of SCS have agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
The proposals presented at the extraordinary general meeting require the following votes:

•
Business Combination Proposal:
The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal:
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by not less than a two-thirds
majority of the holders of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organizational Documents Proposals:
The separate approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Director Appointment Proposal:
The approval of the Director Appointment Proposal requires an ordinary resolution of the holders of the SCS Class B ordinary shares under SCS’s amended and restated memorandum and articles of association, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal:
The approval of the Stock Issuance Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Incentive Plan Proposal:
The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
ESPP Proposal
:
The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting
.

•
Auditor Ratification Proposal:
The approval of the Auditor Ratification Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal:
The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCS that Akili, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•	hold public shares;

•
(i) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCS’s transfer agent, that Akili, Inc. redeem all or a portion of your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•	deliver your share certificates (if any) and any other redemption forms to Continental, SCS’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal
.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCS’s transfer agent, Akili, Inc. will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Akili, Inc. common stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of SCS—Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Holders of public shares who elect not to have their shares redeemed may experience dilution by electing not to redeem their shares. Potential sources of such dilution include (i) the conversion of the founder shares into Akili, Inc. common stock, to the extent that the amounts contributed by the Sponsor to SCS in exchange for the founder shares on a per share basis is less than $10.00 per share, (ii) the payment of certain expenses by SCS in connection with the Closing of the Business Combination, including deferred underwriting expenses and other transaction expenses, to the extent that such amounts are paid with funds that would otherwise have been released from the Trust Account to Akili, Inc. at the Closing, (iii) awards granted pursuant to the 2022 Plan (as defined below), (iv) shares purchased pursuant to the 2022 ESPP (as defined below) and (v) redemptions by other public shareholders, to the extent that the potential sources of dilution identified in the preceding clauses (i) through (iv) would be borne by fewer public shares after the Closing. Holders of public shares who elect not to have their shares redeemed will also experience immediate dilution as a consequence of the issuance of Akili, Inc. common stock as consideration in the Business Combination and the PIPE Investment.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
The Sponsor and each director of SCS have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
Appraisal Rights
SCS shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. SCS has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “
Extraordinary General Meeting of SCS—Revoking Your Proxy
.”
Executive Officers in the Business Combination
When you consider the recommendation of SCS’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and SCS’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCS shareholders generally. These interests include, among other things, the interests listed below:

•
Prior to SCS’s initial public offering, the Sponsor purchased 5,750,000 SCS Class B ordinary shares for an aggregate purchase price of $25,000. In June 2021, the Sponsor transferred 30,000 SCS Class B ordinary shares to Vladimir Coric (an independent director of SCS, and with the Sponsor, “SCS’s initial shareholders”). On June 29, 2021, SCS effected a share capitalization with respect to the SCS Class B ordinary shares of 575,000 shares thereof, resulting in SCS’s initial shareholders holding an aggregate of 6,325,000 founder shares (up to 825,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option in the initial public offering was exercised), resulting in an effective purchase price per SCS Class B ordinary share of approximately $0.004. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 SCS Class B ordinary shares are no longer subject to forfeiture and 75,000 SCS Class B ordinary shares were forfeited, resulting in an aggregate of 6,250,000 SCS Class B ordinary shares outstanding. If SCS does not consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.
In such event, the 6,250,000 SCS Class
 B ordinary
shares collectively owned by SCS’s initial shareholders and the 640,000 private placement shares held by the Sponsor would be worthless because following the redemption of the public shares, SCS would likely have few, if any, net assets and because the Sponsor and SCS’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any private placement shares and SCS Class B ordinary shares held by it or them, as applicable, if SCS fails to complete a business combination within the required period. The 640,000 private placement shares were purchased by the Sponsor simultaneously with the consummation of SCS’s initial public offering for an aggregate purchase price of $6,400,000.
The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive these redemption rights.
Certain of SCS’s directors and executive officers, including Chamath Palihapitiya and Kishen Mehta, also have an economic interest in the 640,000 private placement shares and the 6,220,000 SCS Class B ordinary shares owned by the Sponsor. The 6,220,000 shares of Akili, Inc. common stock into which the 6,220,000 SCS Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $                 million based upon the closing price of $                 per public share on Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The 640,000 shares of Akili, Inc. common stock into which the 640,000 private placement shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of $                 million based upon the closing price of $                 per public share on Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
As described above, in June 2021, the Sponsor transferred 30,000 SCS Class B ordinary shares to Vladimir Coric, which shares would be worthless if SCS does not consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). The 30,000 shares of Akili, Inc. common stock into which the 30,000 SCS Class B ordinary shares held by Mr. Coric will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $                 million based upon the closing price of $                 per public share on Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
On September 24, 2021, SCS entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Mr. Sundaram, providing for the grant of 30,000 restricted stock units to Mr. Sundaram, which grant is contingent on both the consummation of an initial business combination with SCS and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle in shares of Akili, Inc. common stock until a date, selected by Akili, Inc., that occurs between the Closing and March 15 of the year following the Closing. The 30,000 shares of Akili, Inc. common stock underlying the Director RSU, if unrestricted and freely tradable, would have had an aggregate market value of $                 million based upon the closing price of $                 per public share on Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor (including its representatives and affiliates) and SCS’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCS. Additionally, all of our officers and certain of our directors have fiduciary and contractual duties to either Social Capital or Suvretta and, as applicable, their underlying clients, and to certain companies in which either of them has invested or which either of them has sponsored. For example, Mr. Palihapitiya and Mr. Mehta, each of whom serves as an officer and director of SCS and may be considered an affiliate of the Sponsor, are also affiliated with DNAB, DNAC and DNAD, all of which are blank check companies incorporated as Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of DNAB, DNAC and DNAD, Mr. Mehta is the President and a director of DNAB, DNAC and DNAD, and each of our other officers is also an officer of DNAB, DNAC and DNAD, and each owes fiduciary duties under Cayman Islands law to DNAB, DNAC and DNAD. Mr. Palihapitiya is also the Chief Executive Officer and Chairman of the Board of Directors of IPOD and IPOF and owes fiduciary duties under Cayman Islands law to IPOD and IPOF. The Sponsor and SCS’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCS completing its initial business combination. Moreover, certain of SCS’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCS’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCS, and the other entities to which they owe certain fiduciary or contractual duties, including DNAB, DNAC and DNAD, IPOD and IPOF, as applicable. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCS’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCS, subject to applicable fiduciary duties under Cayman Islands law. SCS’s Cayman Constitutional Documents provide that SCS renounces its interest in any corporate opportunity offered to any director or officer of SCS unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCS and it is an opportunity that SCS is able to complete on a reasonable basis.

•
SCS’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCS’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement. The Sponsor, for which Mr. Palihapitiya and Mr. Mehta serve as managers and officers and in which they have an indirect ownership interest, will also be entitled to certain indemnification from SCS after the Merger pursuant to the Merger Agreement.

•
The Sponsor Related PIPE Investors have subscribed for $135,400,000 of the PIPE Investment, for which they will receive up to 13,540,000 shares of Akili, Inc. common stock. The 13,540,000 shares of Akili, Inc. common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $                 million based upon the closing price of $                 per public share on Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. See “
Certain Relationships and Related Person Transactions—SCS—Subscription Agreements
.”

•
In the event that SCS fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCS will be required to provide for payment of claims of creditors that were not waived that may be brought against SCS within the ten years following such redemption. In order to protect the amounts held in SCS’s trust account, the Sponsor has agreed that it will be liable to SCS if and to the extent any claims by a third party (other than SCS’s independent auditors) for services rendered or products sold to SCS, or a prospective target business with which SCS has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCS’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
SCS’s officers and directors, and their affiliates are entitled to reimbursement of all out-of-pocket
expenses incurred by them in connection with certain activities on SCS’s behalf, such as identifying and investigating possible business targets and business combinations. SCS expects to incur significant transaction expenses and to the extent that SCS’s officers and directors or their affiliates are advancing any of these expenses on behalf of SCS, they are entitled to reimbursement of such payments. There is no maximum amount of reimbursable expenses that may be incurred by such persons. However, if SCS fails to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), they will not have any claim against the trust account for reimbursement. Accordingly, SCS may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date. As of March 31, 2022, our officers and directors and their affiliates had $43,686 in unreimbursed eligible expenses.

•
Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back
provisions, with respect to the shares of Akili, Inc. common stock held by such parties following the consummation of the Business Combination.

•
On April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to the Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and as of July 14, 2022, $250,000 was outstanding under the SCS Promissory Note.

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Letter Agreement, dated as of June 29, 2021, by and among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Shoney Katz and Vladimir Coric	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.	For the founder shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any	Sponsor Chamath Palihapitiya Kishen Mehta James Ryans Shoney Katz Vladimir Coric	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

For the private placement shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of September 24, 2021, by and between SCS and Senthil Sundaram	Agreement by Mr. Sundaram not to transfer, assign or sell any founder shares or shares underlying restricted stock awards granted to Mr. Sundaram.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation,	Senthil Sundaram	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of July 6, 2022, by and between SCS and Michael Taylor	Agreement by Mr. Taylor not to transfer, assign or sell any founder shares or any shares underlying any restricted stock awards that may be granted to Mr. Taylor.
The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement, in the event Mr. Taylor joins the Lock-Up Agreement at the Closing.
			Michael Taylor	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any restricted stock awards, to the extent applicable.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Vladimir Coric and Senthil Sundaram (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) make a public announcement of the intention to effect (i) or (ii) with respect to Akili, Inc. common stock (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earlier of (i) the date on which the SEC declares effective the first registration statement on Form S-1 filed by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement) and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares Lock-Up Period (each as defined in the Lock-Up Agreement) and (b) in the case of Lock-Up Shares other than the Private Placement Shares, (x) for 33% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for	Sponsor Vladimir Coric Senthil Sundaram Certain Equityholders of Akili
Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Akili, Inc. common stock.

The lock-up provisions may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the Akili, Inc. Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-Up Period for any Lock-Up Shares for which the Lock-Up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.

Amended and Restated Registration Rights Agreement (to be entered into at Closing)	During the 90-day period beginning on the date of the pricing of an underwritten offering of any equity securities of Akili, Inc., agreement not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) public announcement of intention to effect (i) or (ii) with respect to Akili, Inc. ordinary shares or other equity securities of Akili, Inc., subject to certain exceptions.	N/A	Each participating holder in such underwritten offering of any equity securities of Akili, Inc. and each beneficial holder (together with its affiliates) of greater than five percent of the outstanding Akili, Inc. common stock.	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.
The Sponsor and each director and officer of SCS, in his or capacity as a shareholder of SCS, have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of SCS’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 21.51% and Mr. Coric owns 0.09%

of the issued and outstanding ordinary shares of SCS. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any minimum cash closing condition.
Entering into any such arrangements may have a depressive effect on our ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCS will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption levels. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
In light of the foregoing, the Sponsor and SCS’s directors and officers will receive material benefits from the completion of a business combination and may be incentivized to complete the Business Combination with Akili rather than potentially liquidate even if (i) Akili is a less favorable target company or (ii) the terms of the Business Combination are less favorable to SCS shareholders. As a result, the Sponsor and SCS’s directors and officers may have interests in the completion of the Business Combination that are materially different from, and may conflict with, the interests of other shareholders. Furthermore, the Sponsor and SCS’s directors who hold founder shares may receive a positive rate of return on their investment(s) in such founder shares, even if SCS’s public shareholders and PIPE Investors (including the Sponsor Related PIPE Investors, who have subscribed for $135,400,000 of the PIPE Investment, for which they will receive 13,540,000 shares of Akili, Inc. common stock) experience a negative return on such investment after consummation of the Business Combination. The existence of financial and personal interests of one or more of SCS’s directors may therefore result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals.

Restrictions on Sales of SCS Securities
The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Letter Agreement, dated as of June 29, 2021, by and among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Shoney Katz and Vladimir Coric	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.	For the founder shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash,	Sponsor Chamath Palihapitiya Kishen Mehta James Ryans Shoney Katz Vladimir Coric	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
securities or other property. For the private placement shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of September 24, 2021, by and between SCS and Senthil Sundaram	Agreement by Mr. Sundaram not to transfer, assign or sell any founder shares or shares underlying restricted stock awards granted to Mr. Sundaram.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar	Senthil Sundaram	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of July 6, 2022, by and between SCS and Michael Taylor	Agreement by Mr. Taylor not to transfer, assign or sell any founder shares or any shares underlying any restricted stock awards that may be granted to Mr. Taylor.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange,	Michael Taylor	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any restricted stock awards, to the extent applicable.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement, in the event Mr. Taylor joins the Lock-Up Agreement at the Closing.

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Vladimir Coric and Senthil Sundaram (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) make a public announcement of the intention to effect (i) or (ii) with respect to Akili, Inc. common stock (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earlier of (i) the date on which the SEC declares effective the first registration statement on Form S-1 filed by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement) and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares Lock-Up Period (each as defined in the Lock- Up Agreement) and (b) in the case of Lock-Up Shares other than the Private Placement Shares, (x) for 33% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common	Sponsor Vladimir Coric Senthil Sundaram Certain Equityholders of Akili
Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Akili, Inc. common stock.

The lock-up provisions may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the Akili, Inc. Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-Up Period for any Lock-Up Shares for which the Lock- Up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.
Amended and Restated Registration Rights Agreement (to be entered into at Closing)	During the 90-day period beginning on the date of the pricing of an underwritten offering of any equity securities of Akili, Inc., agreement not to (i) transfer,	N/A	Each participating holder in such underwritten offering of any equity securities of Akili, Inc. and each beneficial holder (together with its affiliates) of	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
	assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) public announcement of intention to effect (i) or (ii) with respect to Akili, Inc. ordinary shares or other equity securities of Akili, Inc., subject to certain exceptions.		greater than five percent of the outstanding Akili, Inc. common stock.
Interests of Akili’s Directors and Officers in the Business Combination
When you consider the recommendation of SCS’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Akili’s existing directors and executive officers may have interests in such proposal that are different from, or in addition to, those of SCS shareholders generally. These interests include, among other things, the interests listed below:

•
Treatment of Akili Equity Awards in the Business Combination.
Under the Merger Agreement, all outstanding stock options granted by Akili prior to the Closing will be converted to options with respect to shares of Akili, Inc. common stock that will be subject to the same terms and conditions as were in effect prior to the Closing. See the section entitled “
Business Combination Proposal—The Merger Agreement—Consideration—Treatment of Akili Options
” for more information.

•
The amounts listed in the table below represent the number of stock options to be held by each existing executive officer and director of Akili immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) the $10 fair value of Akili common stock under the Merger Agreement and (ii) the stock option exercise price.

Name (1)	Dollar Value ($)	Number of Shares
W. Edward Martucci	12,228,478	1,877,158
Santosh Shanbhag	2,982,837	495,346
Jacqueline Studer	2,316,421	387,512
Matthew Franklin	—	—
Anil S. Jina	2,316,421	399,622
Jonathan David	—	—
Robert Perez	7,310,810	1,124,390
Bharatt Chowrira	—	—
Kenneth Ehlert	—	80,732
James Gates	—	—
Adam Gazzaley	585,304	86,498
Christine Lemke	498,921	80,732
John Spinale	265,561	33,446

(1)
This table does not include the common shares disclosed as held prior to the consummation of the Business Combination in the beneficial ownership table, which securities will receive no extra or special benefit not shared on a pro rata basis by all other holders of the same class of securities. For further information, see the section entitled “Beneficial Ownership of Securities” below.

•
Director Compensation
. Following the Business Combination, the Akili, Inc. board of directors intends to adopt a non-employee
director compensation policy (“Director Compensation Policy”). We intend that the Director Compensation Policy will provide for compensation in the form of cash, equity awards or a combination of both. For more information on the Director Compensation Policy we intend to adopt, see the section entitled “—
Director Compensation
” below.

•
2022 Plan
. Effective and contingent upon the completion of the Business Combination and in connection with the implementation of the 2022 Plan, we intend to grant awards to certain executive officers representing 6% of our outstanding capital stock immediately following the Business Combination on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, including the 2022 Plan and the 2022 ESPP), 4% of which will be granted to our Chief Executive Officer and 2% of which will be granted to the other members of our executive team. All other future equity awards to be granted to Akili’s executive officers, directors, employees and consultants under the 2022 Plan are discretionary and cannot be determined at this time.

For more information relating to our 2022 Plan, see “
Incentive Plan Proposal
” discussed below.
Recommendation to Shareholders of SCS
SCS’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCS’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR”

each of the separate Organizational Documents Proposals, “FOR” the Director Appointment Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in trust (1)	$250	Cash on balance sheet	$380
PIPE Investment (2)	$162	Transaction fees and expenses (3)	$32
Total Sources	$412	Total Uses	$412

(1)	Calculated as of March 31, 2022
(2)	Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.
(3)	Includes deferred underwriting commission of $7.7 million and estimated transaction expenses
U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, see “
U.S. Federal Income Tax Considerations
.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Akili as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Akili immediately following the Domestication will be the same as those of SCS immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCS is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Akili issuing stock for the net assets of SCS, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Akili.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 9, 2022, SCS and Akili filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 p.m. Eastern Time on March 11, 2022.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCS cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCS cannot assure you as to its result.
Neither SCS nor Akili is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions will be obtained.
Emerging Growth Company
SCS is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SCS’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. SCS has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCS, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCS’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCS’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700.0 million as of the end of the most recently completed fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.
Risk Factors
Unless the context otherwise requires, all references in this subsection to
“
we,
”
“
us
”
or
“
our
”
refer to the business of Akili.
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “
Risk Factors
” beginning on page 47. Some of these risks that relate to Akili include, but are not limited to:
Risks relating to Akili’s business and industry, including that:

•	Akili has a history of significant losses, anticipates losses increasing expenses in the future, and may not be able to achieve or maintain profitability.

•
The failure of Akili’s prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians could have a material adverse effect on Akili’s business, prospects, results of operation and financial condition.

•
The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Akili’s products. As a result, all prospective financial information included herein are subject to change.

•
Akili’s development programs represent novel and innovative potential therapeutic areas, and negative perception of any product or product candidate that Akili develops could adversely affect its ability to conduct its business, obtain marketing authorizations or identify alternate regulatory pathways to market for such product candidate.

•
Akili faces competition, and new products may emerge that provide different or better alternatives for treatment of the conditions that EndeavorRx or Akili’s future products, if granted marketing authorization, are authorized to treat.

Risks relating to Akili’s products, including that:

•
If Akili fails to achieve and maintain clearance, de novo classification or approval to market its product candidates, including AKL-T01 for expanded indications, or if Akili is delayed in obtaining such marketing authorizations, its business, prospects, results of operations and financial condition could be materially and adversely affected.

•	Clinical trials of any of Akili’s products or product candidates may fail to produce results necessary to support marketing authorization.

•
EndeavorRx is made available via the Apple App Store
®
and on Google PlayTM, and supported by third-party infrastructure. If Akili’s ability to access these markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it could have a material adverse effect on Akili’s business, prospects, results of operations and financial condition.

•
If Akili is not able to develop and release new products, or successful enhancements, new features and modifications to EndeavorRx or any future products, Akili’s business, prospects, results of operations and financial condition could be materially and adversely affected.

•
Akili relies on a single third party digital pharmacy for the fulfillment of prescriptions. This reliance on a single third party increases the risk that Akili could have disruption in the fulfillment of prescriptions, which could have a material and adverse effect on Akili’s reputation, business, results of operations and financial condition.

Risks relating to Akili’s regulatory compliance and legal matters, including that:

•
Akili operates in a highly regulated industry and are subject to a wide range of federal, state, and local laws, rules, and regulations, including FDA regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of Akili’s operations. Failure to comply with these laws, rules, and regulations, or to obtain and maintain required licenses, could subject Akili to enforcement actions, including substantial civil and criminal penalties, and might require Akili to recall or withdraw a product from the market or cease operations.

•
Akili’s commercialization efforts to date have focused almost exclusively on the U.S. Akili’s ability to enter other foreign markets will depend, among other things, on its ability to navigate various regulatory regimes with which Akili does not have experience, which could delay or prevent the growth of its operations outside of the U.S.

•
The insurance coverage and reimbursement status of products that recently obtained marketing authorization is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for EndeavorRx or any other of Akili’s product candidates, if granted marketing authorization, could limit Akili’s ability to market those products and materially and adversely affect its ability to generate revenue.

•
Akili is subject to data privacy and security laws and regulations governing its collection, use, disclosure or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on Akili and its operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.

Risks relating to Akili’s intellectual property and technology, including that:

•
If Akili is unable to adequately protect and enforce its intellectual property and proprietary technology, obtain and maintain patent protection for its technology and products where appropriate or if the scope of the patent protection obtained is not sufficiently broad, or if Akili is unable to protect the confidentiality of its trade secrets and know-how,
its competitors could develop and commercialize technology and products similar or identical to Akili’s products, and its ability to successfully commercialize its technology and products may be impaired.

•
If Akili fails to comply with obligations in the agreements under which it collaborates with or license intellectual property rights from third parties, or otherwise experience disruptions to its business relationships with collaborators or licensors, Akili could lose rights that are important to its business.

Risks relating to Akili financial reporting and position, including that:

•
Akili will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to Akili, Akili’s business, financial condition and results of operation could be materially and adversely affected.

•
The amount of Akili’s future losses is uncertain and its quarterly and annual operating results may fluctuate significantly or fall below the expectations of investors or securities analysists, each of which may cause its stock price to fluctuate or decline.

Risks Related to the Business Combination and SCS, include that:

•
Since the Sponsor and SCS’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Akili is appropriate as our initial business combination.

•	SCS’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SCS’s ability to continue as a going concern.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SCS
The selected historical statements of operations data of SCS for the period from February 25, 2021 (date of inception) to December 31, 2021 and the condensed balance sheet data as of December 31, 2021 are derived from SCS’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical statements of operations data of SCS for the three months ended March 31, 2022 and the condensed balance sheet data as of March 31, 2022 are derived from SCS’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. In SCS’s management’s opinion, the unaudited interim financial statements include all adjustments necessary to state fairly SCS’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022.
SCS’s historical results are not necessarily indicative of the results that may be expected in the future and SCS’s results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “
SCS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Information About SCS
” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
SCS is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

(in thousands, except share and per share data)
Income Statement Data:	For the Three Months Ended March 31, 2022	For the Period from February 25, 2021 (Inception) Through December 31, 2021
Revenue	$—	$—
Loss from operations	(4,201)	(2,447)
Interest income	25	8
Net loss	(4,176)	(2,439)
Basic and diluted weighted average shares outstanding, Class A ordinary shares	25,640,000	15,101,877
Basic and diluted net loss per share, Class A ordinary shares	(0.13)	(0.12)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,250,000	5,852,751
Basic and diluted net loss per share, Class B ordinary shares	(0.13)	(0.12)

Balance Sheet Data:	As of March 31, 2022	As of December 31, 2021
Total current assets	$613	$932
Trust account	250,034	250,008
Total assets	250,770	251,188
Total liabilities	13,448	9,690
Value of ordinary shares subject to possible redemption	250,000	250,008
Permanent deficit	(12,678)	(8,510)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF AKILI
The following selected historical consolidated financial information for Akili set forth below should be read in conjunction with “
Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and Akili’s historical consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.
The selected historical consolidated financial information presented below for the years ended December 31, 2021 and 2020 have been derived from Akili’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The selected historical consolidated financial information as of March 31, 2022, and for the three months ended March 31, 2022 and 2021 have been derived from Akili’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Akili’s audited consolidated financial statements. In the opinion of Akili’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the full year and interim periods are not necessarily indicative of the results to be expected for any future period or, if applicable, the full year.

	Three Months Ended March 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2022	2021	2021	2020
Statement of Operations Data:
Total revenue	$66	$117	$538	$3,939
Total cost of revenues and operating expenses	21,791	8,863	61,257	29,375

Loss from operations	(21,725)	(8,746)	(60,719)	(25,436)
Other income (expense):
Other income	9	1	17	124
Interest expense	(176)	(81)	(465)	(333)
Loss on extinguishment of debt	—	—	(181)	—

Net loss before income taxes	$(21,892)	$(8,826)	$(61,348)	$(25,645)
Income tax expense	$—	$1	$—	$1

Net loss	$(21,892)	$(8,827)	$(61,348)	$(25,646)

Unrealized (loss) gain on short-term investments	$(6)	$—	$—	$—

Comprehensive loss	$(21,898)	$(8,827)	$(61,348)	$(25,646)

Net loss	$(21,892)	$(8,827)	$(61,348)	$(25,646)
Dividends on Series D convertible preferred stock	(2,877)	—	(6,660)	—
Redemption value of Series D convertible preferred stock	(1,438)	—	(58,649)	—

Net loss attributable to common shareholders	$(26,207)	$(8,827)	$(126,657)	$(25,646)

Net loss per share—basic and diluted	$(17.96)	$(7.62)	$(105.77)	$(22.20)

	March 31, 2022	December 31,
(in thousands)		2021	2020
Balance Sheet Data:
Cash and cash equivalents	$39,754	$76,899	$18,528
Working capital, net (1)	51,572	71,692	15,230
Total assets	63,249	80,937	20,181
Total liabilities	17,251	15,175	8,197
Redeemable convertible preferred stock	296,191	291,876	116,886
Total stockholders’ equity (deficit)	(250,193)	(226,114)	(104,902)
Statement of Cash Flows Data:
Net cash used in operating activities	$(22,225)	$(53,982)	$(24,551)
Net cash used in investing activities	(14,984)	(492)	(116)
Net cash provided by financing activities	64	112,845	1,998

(1)	Working capital, net is defined as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) are provided to aid you in your analysis of the financial aspects of the Business Combination and the consummation of the PIPE Investment, which are collectively referred to as the “Transactions.” The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Akili issuing shares for the net assets of SCS, accompanied by a recapitalization. The net assets of Akili will be stated at historical cost. No goodwill or other intangible assets will be recorded. The selected unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2022. The selected unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical financial statements and related notes of Akili and SCS for the applicable periods included in this proxy statement/prospectus.
The selected pro forma data have been provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
The unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1)
: This presentation assumes that no SCS public shareholders exercise their right to have their SCS Class A ordinary shares redeemed for their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2)
: This presentation assumes that all of public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCS will have a minimum of $150.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCS share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Akili or SCS) and (ii) the PIPE Investment Amount actually received by SCS at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $250.0 million (as of March 31, 2022) is reflected as being redeemed.

	Combined Pro Forma
	Three Months Ended March 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions
(in thousands, except share and per share amounts)
Summary Unaudited Pro Forma Combined Statement of Operations Data
Loss from operations	$(26,080)	$(26,045)
Net loss attributable to common stockholders, basic and diluted	$(30,562)	$(30,527)
Net loss per common share, basic and diluted	$(0.30)	$(0.39)
Weighted-average common shares outstanding, basic and diluted	102,462,056	77,462,056

	Combined Pro Forma
	Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
(in thousands, except share and per share amounts)
Summary Unaudited Pro Forma Combined Statement of Operations Data
Loss from operations	$(74,789)	$(71,965)
Net loss attributable to common stockholders, basic and diluted	$(140,727)	$(137,903)
Net loss per common share, basic and diluted	$(1.37)	$(1.78)
Weighted-average common shares outstanding, basic and diluted	102,462,056	77,462,056

	Combined Pro Forma
	March 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions
(in thousands)
Summary Unaudited Pro Forma Combined Balance Sheet Data
Total assets	$438,337	$190,537
Total liabilities	$90,343	$73,890
Total stockholders’ equity	$347,994	$116,647

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA
OF SCS AND AKILI
The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1):
This presentation assumes that no SCS public shareholders exercise their right to have their SCS Class A ordinary shares redeemed for their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2):
This presentation assumes that all of public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCS will have a minimum of $150.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCS share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Akili or SCS) and (ii) the PIPE Investment Amount actually received by SCS at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $250.0 million (as of March 31, 2022) is reflected as being redeemed.

The unaudited pro forma combined book value per share information reflects the Transactions as if they had occurred on March 31, 2022. The weighted average shares outstanding and net loss per share information reflect the Transactions as if they had occurred on January 1, 2021. This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of SCS and Akili and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SCS and Akili is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined loss per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the period presented, nor loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SCS and Akili would have been had the companies been combined during the period presented:

	Three Months Ended March 31, 2022 (1)
	Historical SCS	Historical Akili	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Maximum Redemptions)
Net loss attributable to common stockholders, basic and diluted	$(4,176)	$(26,207)	$(30,562)	$(30,527)
Stockholders’ equity (deficit)	$(12,678)	$(250,193)	$347,994	$116,647
Shares subject to redemption	25,000,000	—	—	—
Outstanding shares classified in permanent equity	6,890,000	1,454,239	102,462,056	77,462,056
Weighted-average common shares outstanding, basic and diluted	n/a	1,459,517	102,462,056	77,462,056
Weighted-average shares outstanding of Class A, basic and diluted	25,640,000	n/a	n/a	n/a
Weighted-average shares outstanding of Class B, basic and diluted	6,250,000	n/a	n/a	n/a
Book value per share (2)	$(1.84)	$(172.04)	$3.40	$1.51
Net loss per common share, basic and diluted (3)	n/a	$(17.96)	$(0.30)	$(0.39)
Net loss per Class A share, basic and diluted (3)	$(0.13)	n/a	n/a	n/a
Net loss per Class B share, basic and diluted (3)	$(0.13)	n/a	n/a	n/a

(1)	There were no cash dividends for either SCS or Akili in the period presented.
(2)
Historical book value per share for SCS and Akili calculated as permanent equity divided by the total number of outstanding shares classified in permanent equity. Pro forma book value per share is calculated as pro forma total stockholders’ equity divided by the total shares of the Post-Combination Company immediately after the Transactions under each scenario.

(3)	Calculated based on weighted-average shares outstanding.

MARKET PRICE AND DIVIDEND INFORMATION
SCS Class A ordinary shares are currently listed on the Nasdaq Capital Market Exchange under the symbol “DNAA”. SCS filed a listing application for Akili, Inc. with Nasdaq on June 30, 2022, and believes that Akili, Inc. will satisfy all criteria for initial listing upon consummation of the Business Combination. If the application is approved, upon consummation of the Business Combination, it is expected that the common stock of Akili, Inc. will trade on Nasdaq under the symbol “AKLI”.
The most recent closing price of the SCS Class A ordinary shares as of January 25, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.62. As of July 14, 2022, the record date for the extraordinary general meeting, the most recent closing price for the common stock was $9.85.
Holders of the public shares should obtain current market quotations for their securities. The market price of Class A ordinary shares could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was two holders of record of SCS Class A ordinary shares and two holders of record of SCS Class B ordinary shares. See “
Beneficial Ownership of Securities
.”
Dividend Policy
SCS has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Akili, Inc. subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Akili, Inc.’s board of directors. SCS’s board of directors is not currently contemplating and does not anticipate declaring dividends nor is it currently expected that the board of directors of Akili, Inc. will declare any dividends in the foreseeable future. Further, the ability of Akili, Inc. to declare dividends may be limited by the terms of financing or other agreements entered into by Akili, Inc. or its subsidiaries from time to time.
Price Range of Akili’s Securities
Historical market price information regarding Akili is not provided because there is no public market for Akili’s securities. For information regarding Akili’s liquidity and capital resources, see “
Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources
.”

RISK FACTORS
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Akili Interactive Labs, Inc. (“Akili”) prior to Closing, which will be the business of Akili, Inc. and its subsidiaries following Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Akili, Inc., in which event the market price of Akili, Inc. common stock could decline, and you could lose part or all of your investment.
These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Akili and SCS and the business, prospects, financial condition and operating results of Akili, Inc. following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your SCS Class A Common Shares. Akili and SCS may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their or Akili, Inc.’s respective business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of Akili and SCS and the notes to the financial statements included therein.
Risks Related to our Business and Industry
We are a technology company with marketing authorizations to commercialize our first digital therapeutic, EndeavorRx, in the United States and the European Economic Area as well as a pipeline of developmental assets and a limited operating history. We have a history of significant losses, anticipate increasing expenses in the future, and may not be able to achieve or maintain profitability.
We are a technology company with developmental stage assets, with a limited operating history. Like biopharmaceutical product development, digital therapeutic product development is a highly speculative undertaking and involves a substantial degree of risk. Since our inception in December 2011, we have focused substantially all of our efforts and financial resources on developing our computational platform, building our research and development capabilities, and sourcing, researching, licensing in key assets and developing our product candidates. We have generated limited revenue from product sales, and we do not expect to generate significant revenue from product sales in the foreseeable future. We have only obtained marketing authorizations to commercialize EndeavorRx in the United States and the European Economic Area, but have not received regulatory approval to market it anywhere else in the world or to market any of our other product candidates and there is no assurance that we will obtain regulatory marketing authorizations to market and sell products in the future.
We have incurred net losses and negative operating cash flows in each year since our inception. Our net losses were $21.9 million and $8.8 million for the three months ended March 31, 2022 and 2021, respectively, and $61.3 million and $25.6 million for the years ended December 31, 2021 and December 31, 2020, respectively, and we had an accumulated deficit of $250.2 million as of March 31, 2022. Our net cash used in operating activities was $22.2 million and $8.8 million for the three months ended March 31, 2022 and 2021, respectively, and $54.0 million and $24.6 million for the years ended December 31, 2021 and December 31, 2020, respectively. Substantially all of our operating losses and negative operating cash flows have resulted from costs incurred in connection with developing our technology, research and development efforts, advancing our research stage and clinical programs, building our clinical operations group, facilities costs, depreciation and amortization and general and administrative expenses. We expect our operating expenses to significantly increase as we continue to invest in our platform and research and development efforts and as we commence and continue clinical trials in our existing and future development programs. In addition, we also expect to incur significant sales and marketing expenses as we launch and commercialize EndeavorRx and any other product candidates for which we may obtain marketing authorization. We will also incur additional costs associated with operating as a public company upon the closing of the transaction to which this proxy statement/prospectus relates. As a result, we expect to continue to incur significant and increasing operating and negative operating cash flows losses for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. Because of the numerous risks and uncertainties associated with developing new technologies, such as our prescription digital therapeutics, or PDTs, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.
The failure of our prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our current business strategy is highly dependent on our PDTs, following marketing authorization, achieving and maintaining broad market acceptance by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with cognitive impairments, as well as self-insured employers, commercial and government payers, health plans and physicians and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers and payers for our products, we may not achieve sales in line with our forecasts.
Achieving and maintaining market acceptance of our products could be negatively impacted by many factors, including:

•
the failure of EndeavorRx to achieve wide acceptance among patients, self-insured employers, commercial and government payers, health plans, physicians and other government entities, and key opinion leaders in the treatment community;

•
lack of additional evidence of peer-reviewed publication of clinical or real world evidence supporting the effectiveness, safety, cost-savings or other advantages of our products over competitive products or other currently available methodologies;

•	perceived risks associated with the use of our product or similar products or technologies generally;

•	our ability to maintain U.S. Food and Drug Administration, or FDA, marketing authorization and other marketing authorizations for EndeavorRx;

•	our ability to secure and maintain other regulatory clearance, authorization or approval for AKL-T01 for expanded indications and our other product candidates;

•	the introduction of competitive products and the rate of acceptance of those products as compared to our products; and

•	results of clinical, real world and health economics and outcomes research studies relating to chronic condition products or similar competitive products.
In addition, our products may be perceived by patients and healthcare providers to be more complicated or less effective than traditional approaches, and people may be unwilling to change their current health regimens. Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our products until there is sufficient evidence to convince them to alter their current approach.

There is no assurance that we will obtain or maintain adequate coverage and reimbursement for EndeavorRx or any other of our other product candidates, if granted marketing authorization, or that healthcare insurers will agree to reimburse purchases of our products in the future.
We depend upon revenue from sales of EndeavorRx, and in turn on reimbursement from third-party payers for such product. The reimbursement by third-party payers for our product and the amount that we may receive in payment for our products may be materially and adversely affected by factors we do not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payers. Lack of reimbursement or any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.
Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payers may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payers may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount we receive. Delays and uncertainties in the reimbursement process may be out of our control and could have a material adverse effect on our business, prospects, results of operations and financial condition.
The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, the healthcare industry in the United States is undergoing significant structural change, and the demand for prescription digital therapeutics in markets outside of the United States is uncertain, which makes it difficult to forecast demand for our products. As a result, all prospective financial information included herein are subject to change.
The market for our PDTs is new and rapidly evolving, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend on growth in this market and on our ability to adapt to emerging demands of our customers. It is difficult to predict the future growth rate and size of our target market.
The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. We believe demand for our products has been driven in large part by rapidly growing costs in the traditional healthcare system, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare is critical to our future growth and success. A reduction in the growth of personalized healthcare could reduce the demand for our PDTs and result in a lower revenue growth rate or decreased revenue.
If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.
Our development programs represent novel and innovative potential therapeutic areas, and negative perception of any product or product candidate that we develop could adversely affect our ability to conduct our business, obtain marketing authorizations or identify alternate regulatory pathways to market for such product candidate.
Our product and product candidates are considered relatively new and novel therapeutic approaches. Our success will depend upon physicians who specialize in the treatment of diseases targeted by our product candidates prescribing potential treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Access will also depend on consumer acceptance and adoption of products that are commercialized. In addition, responses by the U.S., state or foreign governments to negative public perception or ethical concerns may result in new legislation or regulations that could limit our ability to develop or commercialize any product candidates, obtain or maintain marketing authorization, identify alternate regulatory pathways to market or otherwise achieve profitability.
For example, in the United States, EndeavorRx is the first and only video game based prescription digital therapeutic that has been granted marketing authorization by the FDA for children ages
8-12
years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. We have developed a therapeutic technology for the treatment of attention related cognitive impairments associated with ADHD and the potential treatment of cognitive impairments associated with ASD, MS, MDD and acute cognitive dysfunction. The FDA may lack experience in evaluating the safety and efficacy of product candidates based on such technology, which could result in a longer than expected regulatory review process, increase expected development costs and delay or prevent potential commercialization of product candidates.
Negative publicity concerning our products or the PDT market as a whole could limit market acceptance of our products. If patients and healthcare providers have a negative perception of PDTs, then a market for our products may not develop at all, or it may develop more slowly than we expect. Our success will depend to a substantial extent on the willingness of healthcare providers to prescribe our products, the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations and our ability to demonstrate the value of our products to existing and potential patients and prescribers. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns experienced by our competitors could limit market acceptance of PDTs.
Clinical trials of any of our products or product candidates may fail to produce results necessary to support marketing authorization.
We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Any of our products may malfunction or may produce undesirable adverse effects that could cause us, institutional review boards, or IRBs, or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of our product candidates. Additionally, the FDA may disagree with our interpretation of the data from our pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require us to pursue additional clinical trials, which could further delay the clearance, authorization or approval of our product candidates. If we are unable to demonstrate the safety and effectiveness of product candidates in our clinical trials, we will be unable to obtain the marketing authorizations we need to commercialize new products.
In addition to the extent that additional information regarding products being studied in clinical trials could translate to currently authorized products, such as information on new side effects, those results may impact existing authorizations, and required contraindications, warnings or precautions in product labeling.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside of our control. If we experience delays or difficulties in the enrollment or retention of patients in clinical trials, our ability to obtain necessary marketing authorizations for our product candidates could be delayed or prevented.
We may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials on our current timelines, or at all, and even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Slow enrollment in our clinical trials may lead to delays in our development timelines and milestones.

Patient enrollment in clinical trials and completion of patient follow-up
depend on many factors, including the size of the patient population, the nature of the trial protocol, the ability of patients to continue to receive medical care, the eligibility criteria for the clinical trial, patient compliance, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new treatments that may obtain marketing authorization for the indications we are investigating. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up
to assess the safety and efficacy of a product candidate, or they may be persuaded to participate in contemporaneous clinical trials of a competitor’s product candidate. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to our products. Disruptions caused by the
COVID-19
pandemic may also increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may delay commencement or completion of the clinical trial, cause an increase in the costs of the clinical trial and delays, make our data more difficult to interpret, affect the powering of our trial, or result in the failure of the clinical trial.
Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates, or could render further development impossible. In addition, we rely on clinical trial sites to ensure timely conduct of our clinical trials and, while we have entered into agreements governing their services, we are limited in our ability to compel their actual performance.
Interim, “topline” and preliminary data from clinical trials of our products or product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or topline data from our pilot studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. Interim or preliminary data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock following the Business Combination.
Further, third parties, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the potential of the particular program, the likelihood of marketing authorization or commercialization of the particular product candidate, the commercial success of any product for which we may have already obtained authorization or clearance, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain marketing, authorization, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Due to the significant resources required for the development of our pipeline, and depending on our ability to access capital, we must prioritize certain development programs over others. We may fail to expend our limited resources on certain development programs that may have been more profitable or for which there is a greater likelihood of success.
We currently have one product, EndeavorRx, that has been granted marketing authorization in the United States and the European Economic Area and several other product candidates that are at various stages of development. We seek to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively commercializing EndeavorRx, pursuing our other development programs and ensuring the development of additional potential product candidates.
Due to the significant resources required for the advancement of our development programs, we must decide which product candidates and indications to pursue and advance and the amount of resources to allocate to each. Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities. If we make incorrect determinations regarding the viability or market potential of any of our product candidates or misread trends in the healthcare and biotechnology industry, in particular for ADHD and other diseases or disorders resulting in cognitive impairment, our business, financial condition, and results of operations could be materially adversely affected. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other development programs that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to our product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights.
We are party to and may, in the future, enter collaborations, in-licensing
arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues.
In the ordinary course of our business, we have and may continue to enter into collaborations, in-licensing
arrangements, joint ventures, or strategic alliances to develop and/or commercialize new PDTs and/or to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing
arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. These transactions may entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage any such transaction or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected transaction, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, and difficulty and cost in facilitating the transaction or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers or customers. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.
We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.
Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will
employees and therefore they may terminate employment with us at any time with no advance notice. We rely on our leadership team in the areas of operations, clinical and software development, information security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of the members of our senior management team, or other key employees, could harm our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.
To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have.
Additionally, our success is dependent on our ability to evolve our culture, align our talent with our business needs, engage our employees and inspire our employees to be open to change and innovate. Our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management, or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment.
The continuing impact of the ongoing
COVID-19
pandemic could have a material adverse effect on our business, prospects, results of operations and financial condition and could cause a disruption to the development of our product candidates.
In March 2020, the World Health Organization declared
COVID-19
a global pandemic. This pandemic, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place,
travel restrictions, and mandated business closures, have adversely affected workforces, organizations, governments, customers, economies, and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours. This outbreak, as well as intensified measures undertaken to contain the spread of
COVID-19,
including emerging variants of the virus, could decrease healthcare industry spending for our products, adversely affect demand for our products, affect the ability of our sales team to travel to potential customers and the ability of our professional services teams to conduct in-person services and trainings, impact expected spending from new customers, negatively impact collections of accounts receivable, and harm our business, results of operations, and financial condition.
Further, the sales cycle for a new customer of our products could lengthen, resulting in a potentially longer delay between increasing operating expenses and the generation of corresponding revenue, if any. In addition, our clinical trials may be affected by the
COVID-19
pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of healthcare system resources toward the
COVID-19
pandemic. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, the ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to
COVID-19
and adversely impact our clinical trial operations.
We cannot predict with any certainty whether and to what degree the disruption caused by the
COVID-19
pandemic and reactions thereto will continue and expect to face difficulty accurately predicting our internal financial forecasts. The pandemic also presents challenges as the majority of our workforce is currently working remotely and shifting to assisting new and existing customers who are also generally working remotely. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak or its continuing impact which may materially and adversely affect our business and financial results and could cause a disruption in the development of our product candidates.
If patients or physicians are not willing to change current practices to adopt EndeavorRx, or if EndeavorRx fails to gain increased market acceptance, our ability to execute our growth strategy will be impaired, and our business, prospects, results of operations and financial condition could be materially adversely affected.
Our primary strategy to grow our revenue is to drive the adoption of EndeavorRx by physicians. Physicians may choose not to adopt our digital therapeutic products for a number of reasons, including:

•	lack of availability of adequate third-party payer coverage or reimbursement;

•	lack of experience with our products;

•	our inability to convince key opinion leaders to recommend our products;

•	perceived inadequacy of evidence supporting clinical benefits, safety or cost-effectiveness of our products;

•	liability risks generally associated with the use of new products; and

•	the training required to use new products.
We focus our sales, marketing and training efforts primarily on primary care physicians. However, physicians from other disciplines, as well as other medical professionals, such as psychiatrists and therapists, are often the initial point of contact for patients with ADHD. We believe that educating physicians in these disciplines and other medical professionals about the clinical merits, patient benefits and safety profile of our digital therapeutic products is an element of increasing product adoption.
In addition, patients may not be able to adopt or may choose not to adopt our digital therapeutic if, among other potential reasons, they are worried about potential adverse effects of use of our digital therapeutic or they are unable to obtain adequate third-party coverage or reimbursement. If additional primary care physicians or other medical professionals do not appreciate and recommend the benefits of our digital therapeutic for any reason, or patients choose not to adopt EndeavorRx, our ability to execute our growth strategy will be impaired, and our business, prospects, results of operations and financial condition could be materially adversely affected.

We face competition, and new products may emerge that provide different or better alternatives for treatment of the conditions that EndeavorRx or our future products, if granted marketing authorization, are authorized to treat. Many of our current and future competitors have or will have significantly more resources than us.
Our ability to achieve our strategic objectives will depend, among other things, on our ability to develop and commercialize products for the treatment of chronic conditions that are effective and safe, offer distinct features, are easy-to-use,
provide measurable and meaningful cost savings to payers, and are more appealing than available alternatives. Our competitors, as well as a number of other companies, within and outside the healthcare industry, are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs, and other therapies for the monitoring and treatment of chronic conditions. Any technological breakthroughs in monitoring, treatment or prevention could reduce the potential market for our products, which would significantly reduce our sales.
The introduction by competitors of products that are or claim to be superior to our products may create market confusion, which may make it difficult for potential customers to differentiate the benefits of our products over competitive products. In addition, the entry of new PDTs to the market which treat the same or similar chronic conditions as our products may lead some of our competitors to employ pricing strategies that could materially and adversely affect the pricing of our products. If a competitor develops a product that competes with or is perceived to be superior to our products, or if a competitor employs strategies that place downward pressure on pricing within our industry, our sales may decline significantly or may not increase in line with our forecasts, either of which would materially and adversely affect our business, financial condition and results of operations.
While our market is in an early stage of development, it is evolving rapidly and becoming increasingly competitive, and we expect it to attract increased competition. We currently face competition from a range of companies. Our competitors include both enterprise companies who are focused on or may enter the healthcare industry, including initiatives and partnerships launched by these large companies, and from private companies that offer solutions for specific chronic conditions. We compete with companies that are developing treatments for cognitive impairment associated with ADHD and other diseases and disorders resulting in cognitive impairment, including Shire (Takeda), Eli Lilly & Company, Novartis, Pfizer and Highland/Ironshore Therapeutics. While pharmaceutical and biotechnology companies have increased their focus on digital treatment in general, we are unaware of any pharmaceutical or biotechnology companies currently pursuing digital treatments for ADHD.
In the digital health space, we compete with companies that have created non-regulated
products to treat cognitive impairment in ADHD and other diseases and disorders resulting in cognitive impairment such as Cogstate, C8 Sciences, Cogmed, MindMaze, and Posit Science. These include educational products that are aimed at improving attention, which are not regulated by authorities like the FDA for children with ADHD, such as ACTIVATE by C8 Sciences and BrainHQ by Posit Science, the latter of which is available via the Apple App Store and on Google Play
TM
. These companies, which may offer their solutions at lower prices, are continuing to develop additional products and becoming more sophisticated and effective. Competition from wellness apps, which are not authorized by the FDA but may attract consumers for other reasons, and from other parties will result in continued pricing pressures, which are likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share. Additionally, if such uncleared or unapproved products are allowed to compete with our products, we will face increased competition from parties who have fewer barriers to enter our industry. This increased competition could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our ability to compete effectively depends on our ability to distinguish our company and our solution from our competitors and their products.
Some of our competitors may have, or new competitors or alliances may emerge that have, greater name and brand recognition, greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, larger sales forces, or significantly greater resources than we do and may be able to offer solutions competitive with ours at a more attractive price than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Our competitors could also be better positioned to serve certain segments of our market, which could create additional price pressure. In light of these factors, even if our products are more effective than those of our competitors, current or potential customers may accept competitive products in lieu of purchasing our products. If we are unable to successfully compete, our business, financial condition, and results of operations could be materially and adversely affected.
If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contributes to our business.
We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve both in the United States and internationally, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, liquidity available to our employee equity holders following the Business Combination, could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our status as a public company may result in a change to our corporate culture, which could harm our business.
We have experienced rapid growth since inception which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
Since EndeavorRx was granted marketing authorization and classified as a Class II medical device by the FDA in June 2020, we have experienced operational growth and we continue to rapidly and significantly expand our operations. For example, our full-time employee headcount has grown from 64 employees as of December 31, 2020 to 122 employees as of May 31, 2022. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly as we function as a public company and in the areas of sales, marketing, distribution, product development, clinical development and regulatory affairs. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.
The growth and expansion of our business creates significant challenges for our management, operational and financial resources. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. This could negatively affect our business performance.
We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our common stock may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other healthcare, technology and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, results of operations and financial condition could be materially and adversely affected.
Changes in funding or disruption at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, reviewed or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and grant marketing authorization for new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at FDA have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies, may also slow the time necessary for new digital therapeutics to be reviewed and/or granted marketing authorization by necessary government agencies, which would adversely affect our business. For example, in recent years, including for 35 days beginning on December 22, 2018, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities.
If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of the Business Combination and in our operations as a public company, future government shutdowns or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.
Upon the consummation of the Business Combination, we will be a public company, and be subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
Any failure to offer high-quality patient support may adversely affect our relationships with our existing and prospective patients, and in turn our business, results of operations and financial condition.
In implementing and using our products, our patients will depend on our patient support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for patient support. Increased patient demand for support could increase costs and adversely affect our results of operations and financial condition. Any failure to maintain high-quality patient support, or a market perception that we do not maintain high-quality patient support, could adversely affect patient satisfaction or the willingness of physicians to prescribe our products, and in turn our business, results of operations, and financial condition.
Acquisitions and strategic alliances could distract management and expose us to financial, execution and operational risks that could have a detrimental effect on our business.
We intend to continue to pursue acquisitions or licenses of technology to, among other things, expand the number of products we provide as well as the features within those products. We cannot guarantee that we will identify suitable candidates for acquisition or licensing, that the transactions will be completed on acceptable terms, or that we will be able to integrate newly acquired or licensed technology into our existing business. The acquisition and integration of another technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating newly acquired or licensed technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance such transactions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock (or securities exchangeable therefore) could dilute the interests of our stockholders.

Risks Relating to our Products
Even though we have received marketing authorizations in the U.S. and European Economic Area for EndeavorRx and may receive U.S. and foreign marketing authorizations for other product candidates in the future, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expenses.
While we have received U.S. and European Economic Area marketing authorization for EndeavorRx for an initial indication, FDA or comparable foreign regulatory authorities may grant marketing authorization for any of our other indications or product candidates, including those derived from our SSME technology. In addition, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the FDA or comparable foreign regulatory authority approved products and product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, compliance with FDA labeling requirements, including unique device identification requirements, as well as continued compliance with cGMPs or similar foreign requirements and GCPs for any post-marketing clinical trials that we conduct post-approval. Any marketing authorizations that we receive for our product candidates may also be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, and surveillance to monitor the safety and efficacy of the product. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	clinical trial holds;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA or comparable foreign regulatory authorities to clear or approve pending submissions filed by us;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.
FDA’s and comparable foreign regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing authorization of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing authorization that we may have obtained, which could have a material adverse effect on our business, prospects, results of operations, financial condition and our ability to achieve or sustain profitability.
Our current product candidates are in various stages of development. Our product candidates may fail in development or suffer delays that adversely affect their commercial viability. If we fail to maintain clearance, de novo classification or approval to market our product candidates, including AKL-T01 for expanded indications, or if we are delayed in obtaining such marketing authorizations, our business, prospects, results of operations and financial condition could be materially and adversely affected.
The process of seeking FDA marketing authorization is expensive and time consuming. There can be no assurance that marketing authorization will be granted. If we are not successful in obtaining timely clearance, de novo classification or approval of our product candidates, we may never be able to generate significant revenue and may be forced to cease operations. Specifically, we plan to pursue additional regulatory marketing clearances for AKL-T01in different indications and we have additional product candidates at various stages of development for which we plan to pursue clearance or de novo classification. The FDA can delay, limit or deny marketing authorizations for many reasons, including:

•	We may not be able to demonstrate to the FDA’s satisfaction that our product candidates meet the applicable regulatory standards for clearance, de novo classification, or approval, as applicable;

•	The FDA may disagree that our clinical data supports the label and use that we are seeking; and

•	The FDA may disagree that the data from our preclinical or pilot studies and clinical trials is sufficient to support marketing authorization.
Obtaining marketing authorization from the FDA or any foreign regulatory authority could result in unexpected and significant costs for us and consume management’s time and other resources. The FDA could ask us to supplement our submissions, collect additional nonclinical data, conduct additional clinical trials, prepare additional manufacturing data or information or engage in other time-consuming actions, or it could simply deny our requests. In addition, if granted marketing authorization, we will be required to obtain additional FDA approvals or clearances prior to making certain modifications to our devices. Further, FDA may impose other restrictions on our marketing authorizations, or we may lose marketing authorization, if post-market data demonstrates safety issues or lack of efficacy. If we are unable to obtain and maintain the necessary marketing authorizations to market our products, our financial condition may be adversely affected, and our ability to grow domestically and internationally would likely be limited. Additionally, even if granted marketing authorization, our products, including EndeavorRx, may not receive marketing authorization for the indications that are necessary or desirable for successful commercialization or profitability. This could have a material adverse effect on our business, prospects, results of operations and financial condition.
EndeavorRx is made available via the Apple App Store
®
and on Google PlayTM, and supported by third-party infrastructure. If our ability to access these markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our PDTs are exclusively accessed through and depend on the Apple App Store and the Google Play Store. Both Apple and Google have broad discretion to make changes to their operating systems or payment services or change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of our PDTs and to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our products, our ability to distribute our products through their stores, our ability to update our products, including to make bug fixes or other feature updates or upgrades, the features we provide, the manner in which we market our products and our ability to access native functionality or other aspects of mobile devices. To the extent either or both of them do so, our business, prospects, results of operations and financial condition could be materially and adversely affected.
There is no guarantee that the third-party infrastructure that currently supports our PDTs will continue to support them or, if it does not, that other alternatives will be available or that they will be available on terms that are commercially acceptable to us. We will continue to be dependent on third-party mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our current relationships with carriers or future relationships with mobile manufacturers, or in their terms of service or policies that degrade our PDTs’ functionality, reduce or eliminate our ability to distribute our PDTs, limit our ability to deliver high quality PDTs, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and revenue.

We rely upon third party providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our platform’s technological infrastructure is implemented using third-party hosting services, such as Amazon Web Services. We have no control over any of these third parties, and we cannot guarantee that such third-party providers will not experience system interruptions, outages or delays, or deterioration in their performance. We need to be able to access our computational platform at any time, without interruption or degradation of performance. Our hosted platform depends on protecting the virtual cloud infrastructure hosted by third-party hosting services by maintaining our configuration, architecture, features, and interconnection specifications, as well as protecting the information stored in these virtual data centers, which is transmitted by third-party Internet service providers. We have experienced, and expect that in the future we may again experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, hosting disruptions and capacity constraints. Any limitation on the capacity of our third-party hosting services could adversely affect our business, financial condition, and results of operations. In addition, any incident affecting our third-party hosting services’ infrastructure, which may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, telecommunications failures, terrorist or other attacks, and other disruptive events beyond our control, could negatively affect our cloud-based solutions. A prolonged service disruption affecting our cloud-based solutions could damage our reputation or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party hosting services we use.
In the event that our service agreements with our third-party hosting services are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of Internet service provider connectivity, or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting
our hosted software solutions for deployment on a different cloud infrastructure service provider, which could have a material adverse effect on our business, prospects, results of operations and financial condition.
If we are not able to develop and release new products, or successful enhancements, new features, and modifications to EndeavorRx or any future products, our business, prospects, results of operations and financial condition could be materially and adversely affected.
We expect that the PDT market, as with many technology markets, will be characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. As an initial matter, a significant portion of our market may not have access to smartphones or other technology necessary to utilize our PDTs. In addition, the introduction of products and services embodying new technologies could quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our products and could necessitate changes or modifications to our products to accommodate such changes. We invest substantial resources in researching and developing new products and enhancing our existing products by incorporating additional features, improving functionality, and adding other improvements to meet our patients’ evolving needs. The success of any enhancements or improvements to our products or any new products depends on several factors, including regulatory review timelines, timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our products and third-party collaborators’ technologies and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our products or any new products that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our products or any new products may not achieve market acceptance. Since developing our products is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and we may not offer new products and updates as rapidly as our users require or expect. Any new products that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate significant or any revenue.
The introduction of new products and products by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make our products obsolete or materially and adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new products, enhancements, additional features or capabilities. If patients and healthcare providers do not widely adopt our products, we may not be able to realize a return on our investment. If we do not accurately anticipate patient demand or we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by patients or healthcare providers brought against us, each of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.
Security breaches, loss of data and other disruptions could compromise sensitive information related to our patients or business or prevent us from accessing critical information and expose us to liability, which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.
In the ordinary course of our business, we access, generate, process, and store sensitive data, including research data, clinical trial data, real-world data, patient data, intellectual property and proprietary business information owned or controlled by ourselves or our employees, partners and other parties. We manage and maintain our applications and data utilizing a combination of on-site
systems and cloud-based data centers and third party services. We utilize third party vendors to manage parts of our code, infrastructure, application and services. These applications and data encompass a wide variety of business-critical information, including confidential, sensitive or personal information regarding our patients, clinical trial subjects, vendors, customers, employees and others, as well as research and development information, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification, and the risk of our being unable to adequately monitor, audit and modify our controls over our critical information. This risk extends to the third party vendors and subcontractors we use to manage this sensitive data or otherwise process on our behalf. Further, to the extent our employees are working at home during the
COVID-19
pandemic or otherwise, additional risks may arise. The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, no security measures can be perfect and our third-party vendors’ and subcontractors’ information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to employee erroneous actions or inactions by our employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our systems and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in legal claims or proceedings. Unauthorized access, loss or dissemination could also disrupt our operations, result in a material disruption of our development programs and damage our reputation, any of which could adversely affect our business. For example, the loss, corruption, unavailability of, or damage to our computational models would interfere with and undermine the insights we draw from our platform, which could result in the waste of resources on insights based on flawed premises. In addition, the loss or corruption of, or other damage to, clinical trial data from ongoing or future clinical trials could result in delays in our efforts to obtain marketing authorizations and significantly increase our costs to recover or reproduce the data.
Additionally, although we maintain cybersecurity insurance coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements, could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.
We currently rely on a single third party digital pharmacy for the fulfillment of prescriptions. This reliance on a single third party increases the risk that we could have a disruption in the fulfillment of prescriptions, which could have a material and adverse effect on our reputation, business, results of operations and financial condition.
We do not currently own or operate any pharmacy, nor are we licensed to perform pharmacy fulfillment services. We rely, and may continue to rely, on a single third party, Phil, for the fulfillment of prescriptions for EndeavorRx through a pharmacy services agreement. This reliance on a single third party increases the risk that we could have a disruption in the fulfillment of prescriptions for EndeavorRx which could delay, prevent or impair the distribution and sale of EndeavorRx.
Pharmacies are subject to state and federal laws and regulations. We do not control the standards and processes of, and will be completely dependent on, our digital pharmacy for compliance with federal and state law and regulations. If our digital pharmacy fails to maintain regulatory compliance, we may need to find alternative pharmacies with the capability to fulfill prescriptions for PDTs. In addition, we have no control over the ability of our digital pharmacy to maintain adequate quality control, quality assurance and qualified personnel. If a regulatory authority finds deficiencies with or withdraws required pharmacy licenses in the future, we may need to find alternative pharmacies with the capability to fulfill prescriptions for PDTs, which would significantly impact our ability to fulfill, distribute and sell EndeavorRx. We may be unable to establish any agreements with other digital pharmacies or to do so on acceptable terms. Even if we are able to establish agreements with digital pharmacies, reliance on a single digital pharmacy entails additional risks, including:

•	the possible breach of the manufacturing agreement by the third party; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.
Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities or capacity. There are a limited number of digital pharmacies that have the capability to distribute PDTs and that might be capable of fulfilling prescriptions for EndeavorRx for us.
Any performance failure on the part of our existing or future manufacturers could disrupt the distribution and sale of EndeavorRx. If our current digital pharmacy cannot perform as agreed, we may be required to replace such digital pharmacy. We may incur added costs and delays in identifying and qualifying any such replacement. If the agreement with this third party pharmacy is terminated, if the third party pharmacy is unable to perform in accordance with the terms of the agreement, or if the services of the third party pharmacy is terminated for any reason, it could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our current and anticipated future dependence upon others for the fulfillment of prescriptions for our product candidates or products may adversely affect our future profit margins and our ability to distribute any products that receive marketing authorization on a timely and competitive basis.

Our products may cause undesirable side effects or have other properties that could limit their commercial potential.
If we or others identify undesirable side effects directly or indirectly caused by our products, a number of potentially significant negative consequences could result, including:

•	we may lose marketing authorization of such product;

•	regulatory authorities may require additional warnings on the product’s label;

•	we may be required to issue safety communications to patients or healthcare providers that outline the risks of such side effects;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the particular product or product candidate and, as a result of negative impacts to our reputation, our other products or product candidates and could have a material adverse effect on our business, prospects, results of operations and financial condition.
The misuse or
off-label
use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability or other suits or result in costly investigations, fines, or sanctions by regulatory bodies.
Although our products, if granted marketing authorization, are marketed for the specific therapeutic uses for which the devices were designed and our personnel will be trained to not promote our products for uses outside of the
FDA-authorized
indications for use, known as
“off-label
uses,” we cannot, however, prevent a physician from using our products in ways, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if primary care physicians attempt to use our products off-label.
Furthermore, the use of our products for
off-label
uses may not effectively treat such conditions, which could harm our reputation in the marketplace among primary care physicians and patients.
If following authorization of any other product candidates we may commercialize, or with respect to EndeavorRx, the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label
use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter or warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws for any products for which we obtain government reimbursement, if they consider our business activities to constitute promotion of an off-label
use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.
In addition, physicians may misuse our products with their patients if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused, we may become subject to costly litigation by our patients or their patients. As described below, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a material adverse effect on our business, prospects, results of operations and financial condition.
The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products, such as in the event of material deficiencies or defects in their design or manufacture or in the event that a product poses an unacceptable risk to health.
The FDA’s authority to require a recall for medical devices must be based on a finding that there is reasonable probability that the device would cause serious injury or death. We may also decide to voluntarily recall our products. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and could materially and adversely affect our reputation and business, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary recalls or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls and we may be subject to enforcement action.
We face potential product liability exposure, and, if claims brought against us are successful, we could incur substantial liabilities.
Our business exposes us to potential product liability claims that are inherent in the design, manufacture, testing and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition, injury or death to patients. In addition, the misuse of our products, or the failure of patients to adhere to operating guidelines, could cause significant harm to patients which could result in product liability claims. Product liability lawsuits and claims, safety alerts or product recalls, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and materially and adversely affect our ability to attract and retain patients, any of which could have a material adverse effect on our business, prospects, results of operations and financial condition.
Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.
Additionally, from time to time we may enter into agreements pursuant to which we indemnify third parties for certain claims relating to our products. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnification obligations. We are not currently subject to any product liability claims; however, any future product liability claims against us, regardless of their merit, may result in negative publicity about us that could ultimately harm our reputation and could have a material adverse effect on our business, prospects, results of operations and financial condition.

We are required to report certain malfunctions, deaths and serious injuries associated with our products, which can result in voluntary corrective action or agency enforcement action.
Under the FDA’s medical device reporting regulations, we are required to report to the FDA when information from any source suggests that our product may have caused or contributed to a death or serious injury or that our product has malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us.
Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls, including corrections or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.
Risks Related to our Regulatory Compliance and Legal Matters
We operate in a highly regulated industry and are subject to a wide range of federal, state, and local laws, rules, and regulations, including FDA regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of our operations. Failure to comply with these laws, rules, and regulations, or to obtain and maintain required licenses, could subject us to enforcement actions, including substantial civil and criminal penalties, and might require us to recall or withdraw a product from the market or cease operations. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.
We and our products are subject to extensive regulation in the United States, including by the FDA. The regulations to which we are subject are complex. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; medical device cybersecurity; premarket clearance, de novo classification, and approval; establishment registration and device listing; marketing, sales and distribution; complaint handling; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market studies; and product import and export. The FDA monitors compliance with these applicable regulatory requirements through periodic unannounced inspections as well as various other channels, such as reviewing post-market surveillance and recall reports, monitoring advertising and promotional practices on-line
and at trade shows, and reviewing trade complaints submitted by competitors or other third parties. We do not know whether we will pass any future inspections for FDA compliance, or whether the FDA might identify compliance concern(s) through other channels of information. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement-related actions such as: FDA Form 483s; untitled or warning letters; clinical holds on research; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances, de novo classifications, or approvals; withdrawals of current marketing authorizations, resulting in prohibitions on the sale and distribution of our products; and in the most serious cases, criminal penalties. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and could have a material adverse effect on our business, prospects, results of operations and financial condition.
The FDA and the Federal Trade Commission, or the FTC, also regulate the advertising and promotion of our products to ensure that the claims we make are consistent with our regulatory authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions, including untitled or warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions. We also may be subject to fines, or other regulatory, civil, or criminal sanctions.
We are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security and physician and other healthcare provider payment transparency laws and regulations. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. See the section entitled “
Information about Akili—Health Care Laws and Regulations
.”
Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom may be compensated in the form of stock or stock options for services provided to us and may be in the position to influence the ordering of or use of our product candidates, if approved, may not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance,
disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
Our employees, consultants and commercial collaborators may engage in misconduct or other improper activities, including non-compliance
with such regulatory standards and requirements.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim
penalties.
Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization including future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could have a material adverse effect on our business, prospects, results of operations and financial condition.
The regulatory framework for digital health products is constantly evolving. Increasingly stringent regulatory requirements could create barriers to our development and introduction of new products. Conversely, in the event regulatory requirements are lowered, competitors could potentially enter the prescription digital therapeutic market and compete against us more easily.
Our PDTs are novel and represent a new category of therapeutics for which the regulatory framework continues to evolve. Our ability to develop and introduce new products will depend, in part, on our ability to comply with these complex requirements, which include regulations related to product design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; premarket clearance, de novo classification, and approval; establishment registration and device listing; and marketing, sales and distribution. If, however, the regulatory framework for digital health products simplifies and the requirements that we and others are required to comply with are lowered, it could result in the increased competition and the introduction by competitors of products that are or claim to be superior to our products. For example, the FDA issued a guidance entitled: “Enforcement Policy for Digital Health Devices For Treating Psychiatric Disorders During the Coronavirus Disease 2019
(COVID-19)
Public Health Emergency,” which allows for the marketing of certain digital therapeutics without premarket clearance, de novo classification, or approval so long as certain criteria are met for the duration of the
COVID-19
pandemic. Additionally, FDA has issued a proposal for public comment that may provide a limited extension of this enforcement policy after the expiration of the
COVID-19
public health emergency declaration. Additionally, competitors using our products as predicates for 510(k)s may successfully argue that they should be required to submit substantially less data to support clearance of their product than was required for our products based on FDA’s growing familiarity with the technology. As a result, we are subject to risks related to the developing regulatory landscape applicable to our PDTs that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Material modifications to our devices may require new 510(k) clearance, de novo classification, premarket approval, or supplement premarket approval, or may require us to cease marketing or recall the modified devices until clearances, authorizations, or approvals are obtained.
Material modifications to the intended use or technological characteristics of our devices may require new 510(k) clearance, de novo classification, Premarket Approval, or PMA, or PMA supplement approval, or may require us to cease marketing or recall the modified devices until clearances, de novo classifications, or approvals are obtained. Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance or, possibly, a de novo or a PMA. The FDA requires every manufacturer to make and document this determination in the first instance. A manufacturer may determine that a modification could not significantly affect safety or effectiveness and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. The FDA may review any manufacturer’s decision and may not agree with our decisions regarding whether new clearances, de novo classifications, or approvals are necessary. The FDA may also on its own initiative determine that a marketing authorization is required.

Obtaining and maintaining marketing authorization of our product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing authorization of our product candidates in other jurisdictions.
We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for marketing authorization of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign marketing authorizations and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing authorizations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.
Obtaining and maintaining marketing authorization of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain marketing authorization in any other jurisdiction, while a failure or delay in obtaining marketing authorization in one jurisdiction may have a negative effect on the marketing authorization process in others. For example, even if the FDA grants marketing authorization of a product candidate, comparable regulatory authorities in foreign jurisdictions must also grant marketing authorization for the manufacturing, marketing and promotion of the product candidate in those countries. Marketing authorization procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign marketing authorization process involves all of the risks associated with FDA marketing authorization. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.
Our commercialization efforts to date have focused almost exclusively on the U.S. Our ability to enter other foreign markets will depend, among other things, on our ability to navigate various regulatory regimes with which we do not have experience, which could delay or prevent the growth of our operations outside of the U.S.
To date, our commercialization efforts have focused almost exclusively on the United States. Expanding our business to attract customers in countries other than the United States is an element of our long-term business strategy. Our ability to continue to expand our business and to attract talented employees and customers in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems and commercial infrastructures. Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain and the distraction of our senior management team could harm our business, financial condition and results of operation.
Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the marketing authorization of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or marketing authorizations, can be expensive and time-consuming, and we may not receive marketing authorizations in each country in which we may plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations or marketing authorizations, if required by other countries, may be longer than that required for FDA clearance, de novo classification, or approval, and requirements for such registrations and marketing authorizations may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory authorizations before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country. Marketing authorization by the FDA does not ensure registration or marketing authorization by regulatory authorities in other countries, and registration or marketing authorization by one or more foreign regulatory authorities does not ensure registration or marketing authorization by regulatory authorities in other foreign countries or by the FDA. A failure or delay in obtaining registration or marketing authorization in one country may have a negative effect on the regulatory process in others.
Doing business internationally involves a number of additional risks, including:

•
multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	requirements to maintain data and the processing of that data on servers located within the United States or in such countries;

•	protecting and enforcing our intellectual property rights;

•	converting our products as well as the accompanying instructional and marketing materials to conform to the language and customs of different countries;

•	complexities associated with managing multiple payer reimbursement regimes, and government payers;

•	competition from companies with significant market share in our market and with a better understanding of user preferences;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services and exposure to foreign currency exchange rate fluctuations;

•
natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease (including the recent coronavirus outbreak), boycotts, curtailment of trade, and other market restrictions; and

•
regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act (the “FCPA”), and comparable laws and regulations in other countries.

These risks and uncertainties may impact the Company’s ability to enter foreign markets, which could delay or prevent the growth of the Company’s operations outside of the United States, and have a material adverse effect on our business, prospects, results of operations and financial condition.
The insurance coverage and reimbursement status of products that recently obtained marketing authorization is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for EndeavorRx or any other of our product candidates, if granted marketing authorization, could limit our ability to market those products and materially and adversely affect our ability to generate revenue.
In the United States, patients generally rely on third-party payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to the ability of patients to afford treatments and new product acceptance. Our ability to successfully commercialize our products will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications and therapies they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payers is essential for most patients to be able to afford treatments. Sales of products, and of product candidates that we may identify, will depend substantially on the extent to which the costs to users of such products will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payers. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. See the section entitled “
Information About Akili—Coverage and Reimbursement
.”
There is also significant uncertainty related to, and there may be significant delays in obtaining, the insurance coverage and reimbursement of newly cleared, de novo classified, or approved products and coverage may be more limited than the purposes for which the device is cleared, de novo classified, or approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines or medical devices are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or HHS. FDA marketing authorization provides no assurance of coverage or reimbursement by any payer. CMS decides whether and to what extent a new medicine or medical device will be covered and reimbursed under Medicare, and private payers tend to follow CMS to a substantial degree.
Factors payers consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	supported by robust clinical data from well-controlled clinical research;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.
Each payer determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment and on what tier of its formulary the treatment will be placed. The position of a treatment on a payer’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment
that a patient will need to make to obtain the treatment and can strongly influence the adoption of such treatment by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payers to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.
Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, marketing, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payers, by any future laws limiting prices and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States.
Third-party payers have attempted to control costs by limiting coverage and the amount of reimbursement for particular drugs or devices. We cannot be sure that coverage and reimbursement will be available for all products that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing authorization. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our products.
In addition, in some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. The requirements governing medical product pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal products or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceuticals or medical devices will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower. While the Company is not currently marketing or selling our products in any country other than the United States, including the European Union or any of its member states, in the event that the Company chooses to do so in the future, it will need to comply with such requirements.
We may be subject to governmental investigation, litigation, and other proceedings, which are costly to defend and could have a material adverse effect on our business, prospects, results of operations and financial condition.
We may be party to government investigations, lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could have a material adverse effect on our business, prospects, results of operations and financial condition. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could have a material adverse effect on our business, prospects, results of operations and financial condition. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could have a material adverse effect on our business, prospects, results of operations, financial condition and the market price of our common stock following the Business Combination.

Laws and regulations governing any international operations we may have may preclude us from developing, manufacturing and selling certain products outside of the United States and require us to develop and implement costly compliance programs.
We currently engage in certain activities supporting our product and platform development activities that occur outside the U.S., and for these activities we must dedicate additional resources to comply with numerous laws and regulations in each such jurisdiction. Additionally, the FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.
Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.
Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain
non-U.S.
nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our activities outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.
The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.
Healthcare reform and other governmental and private payer initiatives may have an adverse effect upon, and could prevent, our products’ or product candidates’ commercial success.
In the United States and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably, such as the ACA. See the section entitled “
Information About Akili—Healthcare Reform
.”
There has been increasing legislative and enforcement interest in the United States with respect to prescription-pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.
We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any cleared, de novo classified, or approved device, which could have an adverse effect on patients for our products or product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain marketing authorization and that may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates we may develop may lose any marketing authorization that may have been obtained and we may not achieve or sustain profitability.
If we fail to comply with the FDA’s Quality System Regulation, or QSR, or any applicable foreign equivalent, our operations could be interrupted, and our potential product sales and operating results could suffer.
We are required to comply with the FDA’s QSR, which delineates, among other things, the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We are also subject to the regulations of foreign jurisdictions if we market products overseas.
The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. If our facilities or processes are found to be in non-compliance
or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including but not limited to the cessation of sales or the initiation of a recall of distributed products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.
The FDA’s and other comparable
non-U.S.
regulatory agencies’ statutes, regulations, policies or interpretations may change, and additional government regulation or statutes may be enacted, which could increase regulatory requirements, or delay, suspend, prevent marketing of any cleared, de novo classified, or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of our operations or activities could materially and adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.
Various claims, design features, or performance characteristics of our medical devices that we regarded as permitted by the FDA without new marketing authorization may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features, or performance characteristics, in order to be made or included in the products, may have to be supported by further clinical studies and authorizations, which could be lengthy, costly, and possibly unobtainable.
We are subject to data privacy and security laws and regulations governing our collection, use, disclosure or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on us and our operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.
Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information, or PII, including protected health information, or PHI, and information related to treatment for ADHD and other diseases and disorders resulting in cognitive impairment. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for us and our partners and potentially expose us to additional expense, adverse publicity and liability, any of which could have a material adverse effect on our business, prospects, results of operations and financial condition.
Federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of PII, through websites or otherwise, and to regulate the presentation of website content.
The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though we provide for appropriate protections through our agreements with our third-party vendors, we still have limited control over their actions and practices. A breach of privacy or security of PII or PHI may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Enforcement actions against us could be costly and could interrupt regular operations, which could have a material adverse effect on our business, prospects, results of operations and financial condition. Even if it is determined that there was no violation of laws, enforcement actions against us could be costly, generate negative publicity and could interrupt regular operations, which could have a material adverse effect on our business, prospects, results of operations and financial condition. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification,
anonymization or pseudonymization of health information are sufficient, and the risk of re-identification
sufficiently small, to adequately protect patient privacy. We expect there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act, the CCPA, which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act, the CPRA, was passed by California voters on November 3, 2020, and in March 2021, Virginia passed a new privacy law, the Consumer Data Protection Act, the VCDPA, similar to the CPRA. The CPRA will create additional obligations with respect to processing and storing personal information and the VCDPA is scheduled to take effect on January 1, 2023 (with certain provisions of the CPRA having retroactive effect to January 1, 2022). In addition New York’s Stop Hacks and Improve Electronic Data Security Act, the SHIELD Act, requires any person or business owning or licensing computerized data that includes the private information of a resident of New York to implement and maintain reasonable safeguards to protect the security, confidentiality and integrity of the private information. Other U.S. states also are considering omnibus privacy legislation and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA and CPRA contain exceptions for certain activities involving PHI under Health Insurance Portability Administration and Accountability Act of 1996, as amended, or HIPAA, we cannot yet determine the impact the CCPA, CPRA, VCDPA or other such future laws, regulations and standards may have on our business.
Future laws, regulations, standards, obligations, amendments, and changes in the interpretation of existing laws, regulations, standards and obligations could impair our or our customers’ ability to collect, use or disclose information relating to patients or consumers, including information derived therefrom, which could decrease demand for our products, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue. Accordingly, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.
Further, our patients may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data. If we, or any third parties we or our partners use to process PII on our behalf, are unable to properly protect the privacy and security of personal information, including protected health information, we and they could be found to have breached our and their contracts with certain third parties.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our products by existing customer or adoption of our products by new customers.
Around the world, data collection and use are governed by laws and regulations governing the use, processing and cross-border transfer of personal information.
In the event we decide to conduct clinical trials or engage in other human data collection, we may be subject to additional privacy restrictions. Many foreign jurisdictions, including, without limitation, member states of the European Union (the “EU”), and the United Kingdom, Canada, Israel, Australia, New Zealand, Japan and many other countries have adopted legislation that increase or change the requirements governing the collection, distribution, use, storage, disclosure, or other processing, and/or security of personal information and other data in these jurisdictions. If our privacy or data security measures fail to comply with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities, or our customers may terminate their relationships with us.
Personal privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state, and foreign government bodies and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use, and disclosure of personal information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on Akili’s business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for Akili and Akili’s partners and potentially expose Akili to additional expense, adverse publicity and liability, any of which could adversely affect Akili’s business.
Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission (the “FTC”), and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
The security measures that Akili and Akili’s third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect Akili’s facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though Akili provides for appropriate protections through Akili’s agreements with Akili’s third-party vendors, Akili still has limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. Akili is not able to predict the extent of the impact such incidents may have on Akili’s business. Enforcement actions against Akili could be costly and could interrupt regular operations, which may adversely affect Akili’s business. While Akili has not received any notices of violation of the applicable privacy and data protection laws and believe Akili is in compliance with such laws, there can be no assurance that Akili will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification,
anonymization or pseudonymization of health information are sufficient, and the risk of re-identification
sufficiently small, to adequately protect patient privacy. Akili expects that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act (the “CPRA”), was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Additionally, some observers have noted that the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business. Already, in the United States, we have witnessed significant developments at the state level. For example, on March 2, 2021, Virginia enacted the Consumer Data Protection Act (the “CDPA”) and, on July 8, 2021, Colorado’s governor signed the Colorado Privacy Act (“CPA”), into law. The CDPA and the CPA will both become effective January 1, 2023. While the CDPA and CPA incorporate many similar concepts of the CCPA and CPRA, there are also several key differences in the scope, application, and enforcement of the law that will change the operational practices of regulated businesses. The new laws will, among other things, impact how regulated businesses collect and process personal sensitive data, conduct data protection assessments, transfer personal data to affiliates, and respond to consumer rights requests.
A number of other states have proposed new privacy laws, some of which are similar to the above discussed recently passed laws. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country would make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance.
Akili’s international operations are subject to international laws and regulations, regulatory guidance, and industry standards relating to data protection, privacy, and information security. For Akili’s EU and UK future operations, this includes the EU General Data Protection Regulation, or GDPR, as well as other national data protection legislation in force in relevant EU member states (including the GDPR in such form as incorporated into the law of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 and any regulations thereunder and the UK Data Protection Act 2018, or UK GDPR.
The General Data Protection Regulation (“GDPR”) and UK GDPR are wide-ranging in scope and impose numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of health and other sensitive data, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances, requiring data protection impact assessments for high risk processing and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR and the UK GDPR also provide individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction and objection. The GDPR and UK GDPR define personal data to include pseudonymized or coded data and requires different informed consent practices and more detailed notices for clinical trial participants and investigators than applies to clinical trials conducted in the United States. We are required to apply GDPR and UK GDPR standards to any clinical trials that our EU and UK established businesses carry out anywhere in the world.
The GDPR and UK GDPR impose strict rules on the transfer of personal data to countries outside the European Economic Area, including the United States. The UK and Switzerland have adopted similar restrictions. Although the UK is regarded as a third country under the EU’s GDPR, the European Commission (“EC”) has now issued a decision recognizing the UK as providing adequate protection under the EU GDPR and, therefore, transfers of personal data originating in the EU to the UK remain unrestricted. Like the EU GDPR, the UK GDPR restricts personal data transfers outside the UK to countries not regarded by the UK as providing adequate protection. The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing.
To enable the transfer of personal data outside of the EEA or the UK, adequate safeguards must be implemented in compliance with European and UK data protection laws. On June 4, 2021, the EC issued new forms of standard contractual clauses for data transfers from controllers or processors in the EU/EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EU/EEA (and not subject to the GDPR). The new standard contractual clauses replace the standard contractual clauses that were adopted previously under the EU Data Protection Directive. The UK is not subject to the EC’s new standard contractual clauses but has published a draft version of a
UK-specific
transfer mechanism, which, once finalized, will enable transfers from the UK. We will be required to implement these new safeguards when conducting restricted data transfers under the EU and UK GDPR and doing so will require significant effort and cost.
The GDPR and UK GDPR may increase Akili’s responsibility and liability in relation to personal data that Akili’s process where such processing is subject to the GDPR and UK GDPR. Implementing legislation in applicable EU member states and the UK, including by seeking to establish appropriate lawful bases for the various processing activities Akili carries out as a controller or joint controller, reviewing security procedures and those of Akili’s vendors and collaborators, and entering into data processing agreements with relevant vendors and collaborators, Akili cannot be certain that its efforts to achieve and remain in compliance have been, and/or will continue to be, fully successful. Given the breadth and depth of changes in data protection obligations, preparing for and complying with the GDPR and UK GDPR and similar laws’ requirements are rigorous and time intensive and require significant resources and a review of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data.
Other countries around the world in which we conduct trials or otherwise do business have also enacted strict privacy and data protection laws. For example, the Act on the Protection of Personal Information (“APPI”) of Japan regulates privacy protection issues in Japan. The APPI shares similarities with the GDPR, including extraterritorial application and obligations to provide certain notices and rights to citizens of Japan. We may be required to modify our policies, procedures, and data processing measures in order to address requirements under these or other privacy, data protection, or cyber security regimes, and may face claims, litigation, investigations, or other proceedings regarding them and may incur related liabilities, expenses, costs, and operational losses.
In addition to general privacy and data protection requirements, many jurisdictions around the world have adopted legislation that regulates how businesses operate online and enforces information security, including measures relating to privacy, data security and data breaches. Many of these laws require businesses to notify data breaches to the regulators and/or to data subjects. These laws are not consistent, and compliance in the event of a widespread data breach is costly and burdensome.
In many jurisdictions, enforcement actions and consequences for non-compliance
with protection, privacy and information security laws and regulations are rising. In the EU and the UK, data protection authorities may impose large penalties for violations of the data protection laws, including potential fines of up to €20 million (£17.5 million in the UK) or 4% of annual global revenue, whichever is greater. The authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal data on non-compliant
businesses. Data subjects also have a private right of action, as do consumer associations, to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of applicable data protection laws. The APPI allows for fines of up to ¥100M for violations of the law. In the United States, possible consequences for non-compliance
include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies.
In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards that may legally or contractually apply to us. If we fail to follow these security standards, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.
The risk of our being found in violation of these laws is increased by the fact that the interpretation and enforcement of such laws is not entirely clear. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. It could also require us to change our business practices and put in place additional compliance mechanisms, may interrupt or delay our development, regulatory and commercialization activities and increase our cost of doing business. Failure by us or our collaborators and third-party providers to comply with data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties and orders preventing us from processing personal data), private litigation and result in significant fines and penalties against us. Moreover, clinical trial participants about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations and prospects.
We provide patient services using text and voice calls to communicate with healthcare providers, patients, and prospective patients, and we are subject to various marketing and advertising laws including the Telephone Consumer Protection Act. If we fail to comply with applicable laws, including the TCPA, we may be subject to significant liabilities.
Our patient service center uses short message service, or SMS, text messages and telephone calls to communicate with healthcare providers, patients and prospective patients. We also may use SMS, text messages and telephone calls for marketing purposes with the recipient’s advance consent. The actual or perceived improper sending of text messages or the making of telephone calls may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs or make unwanted telephone calls, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. For example, the Telephone Consumer Protections Act of 1991, the TCPA, is a federal statute that protects consumers from unwanted telephone calls, faxes, and text messages, restricts telemarketing and the use of automated SMS text messages without proper consent. Additionally, state regulators may determine that telephone calls to our patients are subject to state telemarketing regulations. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain, or our SMS texting practices are not adequate or violate applicable law. This may in the future result in civil claims against us. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity, and our business, prospects, results of operations and financial condition could be materially and adversely affected. Even an unsuccessful challenge of our SMS texting or telephone calling practices by our customers, regulatory authorities, or other third parties could result in negative publicity and could require a costly response from and defense by us.
We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations. Our relationships with customers and third-party payers will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.
Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations (which are collectively referred to herein as “Trade Laws”), prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We expect our
non-U.S.
activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities. Any of these consequences could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in misconduct or other improper activities, including non-compliance
with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates applicable regulations, including those laws requiring the reporting of true, complete and accurate information to regulatory agencies, manufacturing standards and U.S. federal and state healthcare laws and regulations. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. We could face liability under the U.S. federal Anti-Kickback Statute and similar U.S. state laws. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, referrals, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in significant regulatory sanctions and serious harm to our reputation. Further, should violations include promotion of unapproved
(off-label)
uses one or more of our products, we could face significant regulatory sanctions for unlawful promotion, as well as substantial penalties under applicable federal or state laws. Similar concerns could exist in jurisdictions outside of the United States as well. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. The precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our business, prospects, results of operations and financial condition.
Federal, state and local employment-related laws and regulations could increase our cost of doing business and subject us to fines and lawsuits.
Our operations are subject to a variety of federal, state and local employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, the Family Medical Leave Act, overtime pay, compensable time, recordkeeping and other working conditions, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of the Department of Labor (DOL), regulations of state attorneys general, federal and state wage and hour laws, and a variety of similar laws enacted by the federal and state governments that govern these and other employment-related matters. As our employees are located in a number of states, compliance with these evolving federal, state and local laws and regulations could substantially increase our cost of doing business while failure to do so could subject us to fines and lawsuits.

Risks Related to our Intellectual Property and Technology
If we are unable to adequately protect and enforce our intellectual property and proprietary technology, obtain and maintain patent protection for our technology and products where appropriate or if the scope of the patent protection obtained is not sufficiently broad, or if we are unable to protect the confidentiality of our trade secrets and know-how,
our competitors could develop and commercialize technology and products similar or identical to our products, and our ability to successfully commercialize our technology and products may be impaired.
Our commercial success will depend in part on our ability to obtain, maintain, protect and enforce our proprietary and intellectual property rights in the United States and other countries for our product candidates, and our core technologies, including EndeavorRx, preclinical and clinical assets, methods of use patents and related know-how.
We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. However, the patent process is expensive, time consuming and complex, and we may not be able to apply for patents on certain aspects of our technology and products in a timely fashion, at a reasonable cost, in all jurisdictions or at all, and any potential patent coverage we obtain may not be sufficient to prevent substantial competition. In some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain, enforce and defend the patents, covering technology that we may exclusively license from third parties. Further, we can provide no assurance that any of our current or future patent applications will result in issued patents or that any issued patents will provide us with any competitive advantage. In addition, we also rely on trade secrets, know-how
and continuing technological innovation to develop and maintain our proprietary and intellectual property position that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you, however, that our proprietary information will not be shared or accessed without authorization, that our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Further, if any collaboration partner or licensor is unable to obtain or maintain patent or trade secret protection with respect to product candidates that we or they currently are or may in the future develop, or if the scope of the protection secured is not sufficiently broad, third parties could develop and commercialize products similar or identical to ours and our ability to commercialize any product candidates we may develop may be adversely affected. Our inability to maintain and protect our proprietary information and trade secrets could have a material adverse effect on our business, prospects, results of operations and financial conditions.
We may become involved in litigation to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful. We may not be able to effectively prosecute and enforce our intellectual property rights throughout the world. Failure to protect or enforce intellectual property rights could have a material adverse effect on our business, prospects, results of operations and financial condition.
Competitors and other third parties may infringe, misappropriate or otherwise violate our patents and other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims. A court may disagree with our allegations, however, and may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover it. Further, such third parties could counterclaim that we infringe their intellectual property or that a patent we have asserted against them is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims, post-grant review, and inter partes
reviews challenging the validity, enforceability or scope of asserted patents are commonplace. In addition, third parties may initiate legal proceedings against us to assert such challenges to our intellectual property rights. The outcome of any such proceeding is generally unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement.
Patents may be unenforceable if someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office (the “USPTO”) or made a misleading statement during prosecution. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which could render any patents that may issue invalid. Moreover, it is also possible that prior art may exist that we are aware of but do not believe is relevant to our future patents, should they issue, but that could nevertheless be determined to render our patents invalid.
An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection covering such product candidate or technology. Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. Any litigation or other proceedings to enforce our intellectual property rights may fail and, even if successful, may result in substantial costs and distract our management and other personnel. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.
Accusations of infringement of third-party intellectual property rights could have a material adverse effect on our business, prospects, results of operations and financial condition.
There has been substantial litigation in the healthcare industry regarding intellectual property rights, and we may be sued for infringement from time to time in the future. Also, in some instances, we have agreed to indemnify third parties for expenses and liability resulting from claimed intellectual property infringement. From time to time, we may receive requests for indemnification in connection with allegations of intellectual property infringement and we may choose, or be required, to assume the defense and/or reimburse third parties for their expenses, settlement and/or liability. We cannot assure you that we will be able to settle any future claims or, if we are able to settle any such claims, that the settlement will be on terms favorable to us. Our broad range of technology may increase the likelihood that third parties will claim that we infringe their intellectual property rights.
We may in the future receive notices of allegations of infringement, misappropriation or misuse of other parties’ proprietary rights. Furthermore, regardless of their merits, accusations and litigation of this nature may require significant time and expense to defend, may negatively affect customer relationships, may divert management’s attention away from other aspects of our operations and, upon resolution, could have a material adverse effect on our business, prospects, results of operations and financial condition.
Certain technology necessary for us to provide our solutions may, in fact, be patented by other parties either now or in the future. If such technology were validly patented by a third party, we may have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and cease offering products incorporating the technology, which could have a material adverse effect on our business, prospects, results of operations and financial condition.
If we, or any of our products, were found to be infringing on the intellectual property rights of any third party, we could be subject to liability for such infringement, which could be material. We could also be prohibited from using or selling certain products, prohibited from using certain processes, or required to redesign certain products, each of which could have a material adverse effect on our business, prospects, results of operations and financial condition.
These and other outcomes may result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers; cause us to pay license fees for intellectual property we are deemed to have infringed; cause us to incur costs and devote valuable technical resources to redesigning our products; cause our cost of revenues to increase; cause us to accelerate expenditures to preserve existing revenues; materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill; cause us to change our business methods or products; and require us to cease certain business operations or offering certain products or features.
If we fail to comply with obligations in the agreements under which we collaborate with or license intellectual property rights from third parties, or otherwise experience disruptions to our business relationships with collaborators or licensors, we could lose rights that are important to our business.
We license certain intellectual property that is important to our business, including from the University of California San Francisco, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. Some of our current license agreements impose various development, diligence, commercialization or sublicensing, and other obligations, including payments in connection with the achievement of specified milestones, on us in order to maintain the licenses. In spite of our efforts, a current or future licensor might conclude that we have materially breached our obligations under such license agreements and seek to terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses
are terminated, or if the underlying patent rights licensed thereunder fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek marketing authorization of, and to market, products identical to ours and we may be required to cease our development and commercialization of certain of our product candidates. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.
Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processing infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.
The agreements under which we may license intellectual property or technology from third parties may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, prospects, results of operations and financial condition.
Confidentiality and intellectual property assignment agreements that we have with our employees and other parties may not adequately prevent disclosure of trade secrets and other proprietary information.
We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations. A third party may also attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent which could have a material adverse effect on our business, prospects, results of operations and financial condition.
Some of our solutions utilize third-party open-source data and software, and any failure to comply with the terms of one or more of these open-source software licenses could have a material adverse effect on our business, prospects, results of operations and financial condition, subject us to litigation, or create potential liability.
Our solutions include software and data licensed from third parties under any one or more open source licenses, and we expect to continue to incorporate open source software in our solutions in the future. Moreover, we cannot ensure that we have effectively monitored our use of open source software, or validated the quality or source of such software, or that we are in compliance with the terms of the applicable open source licenses or our current policies and procedures. There have been claims against companies that use open source software in their products and services asserting that the use of such open source software infringes the claimants’ intellectual property rights. As a result, we could be subject to suits by third parties claiming that what we believe to be licensed open source software infringes such third parties’ intellectual property rights. Additionally, if an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on these solutions, which could disrupt the distribution and sale of these solutions. Litigation could be costly for us to defend, have a material adverse effect on our business, prospects, results of operations and financial condition, or require us to devote additional research and development resources to change our solutions. Furthermore, these third-party open source providers could experience service outages, data loss, privacy breaches, cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm our business as a result.
Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities where open source software may be more susceptible. In addition, certain open source licenses require that source code for software programs that interact with such open source software be made available to the public at no cost and that any modifications or derivative works to such open source software continue to be licensed under the same terms as the open source software license. The terms of various open source licenses to which we are subject have not been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our software and data. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer
all or a portion of our solutions, or otherwise be limited in the licensing of our solutions, each of which could reduce or eliminate the value of our solutions. Disclosing our proprietary source code could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales. Furthermore, any such re-engineering
or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering
or other remedial efforts. Any of these events could create liability for us and damage our reputation, which could have a material adverse effect on our business, prospects, results of operations, financial condition and the market price of our shares.
Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general and may impact the validity, scope or enforceability of our patent rights, thereby impairing our ability to protect our product candidates.
As is the case with other digital therapeutic companies, our success is dependent on intellectual property, particularly patents and trade secrets. Obtaining and enforcing patents in the digital therapeutic industry involve both technological and legal complexity and are therefore costly, time consuming, and inherently uncertain. Our patent rights, their associated costs, and the enforcement or defense of such patent rights may be affected by developments or uncertainty in the patent statute, patent case law or USPTO rules and regulations. Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents.
For example, in March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), the United States transitioned from a “first to invent” to a
“first-to-file”
patent system. Under a
“first-to-file”
system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either file any patent application related to our technology or product candidates or invent any of the inventions claimed in our or our licensor’s patents or patent applications. The America Invents Act also includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, allowing third party submission of prior art and establishing a new post-grant review system including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The effects of these changes are currently unclear as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the
“first-to-file”
provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce rights in our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making
bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any patents that we may obtain in the future.
In addition, it is uncertain whether the World Trade Organization (the “WTO”) will waive certain intellectual property protections now or in the future on certain technologies. It is unknown if such a waiver would be limited to patents, or would include other forms of intellectual property including trade secrets and confidential know-how.
We cannot be certain that any of our current or future product candidates or technologies would not be subject to an intellectual property waiver by the WTO. We also cannot be certain that any of our current or future intellectual property rights, whether patents, trade secrets, or confidential know-how
would be eliminated, narrowed, or weakened by such a waiver. Given the uncertain future actions by the WTO and other countries and jurisdictions around the world, including the United States, it is unpredictable how our current or future intellectual property rights or how our current or future business would be impacted.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, know-how,
domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could have a material adverse effect on our business, prospects, results of operations and financial condition.
We
in-license
patents and content from third parties to develop our products and product candidates. If we fail to obtain or maintain such licenses, or have a dispute with a third-party licensor, it could materially and adversely affect our ability to commercialize the product or product candidates affected by the dispute.
Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	amount of royalty payments under the license agreement;

•	whether and to what extent our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to collaborators and other third parties;

•
our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators.
We use the patented or proprietary technology of third parties to commercialize our products, If we are not able to maintain such licenses, or fail to obtain any future necessary licenses on commercially reasonable terms or with sufficient breadth to cover the intended use of third-party intellectual property, our business could be materially harmed.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our results of operation.
Risks Related to our Financial Reporting and Position
We will need substantial additional funding, and if we are unable to raise capital when needed or on terms favorable to us, our business, financial condition and results of operations could be materially and adversely affected.
We have consumed substantial amounts of capital to date, and we expect to incur net losses over the next several years as we continue to develop our business, direct market our products and make investments in our human capital in order to scale up our business. We expect to continue to spend substantial amounts to continue the development of our pipeline of product candidates, to complete our currently planned clinical trials and future clinical trials, to achieve and maintain market acceptance by physicians and patients, expand our marketing channels and operations, grow and enhance our platform offering of products, and make the necessary investments in human capital to scale our business. Other unanticipated costs may arise in the course of our development efforts. If we are able to gain marketing authorization for additional product candidates, we will require significant additional amounts of funding in order to launch and commercialize such additional product candidates. We cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate we develop and may need substantial additional funding after consummation of this transaction to complete the development and commercialization of our existing and any future product candidates. Our future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing authorization for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•	the costs of commercialization activities for our product candidates, including the costs and timing of establishing product sales, marketing, and distribution capabilities;

•	revenue received from commercial sales of our current products and, subject to receipt of authorization, revenue, if any, received from commercial sales of our product candidates;

•	the extent to which we in-license or acquires rights to other products, product candidates or technologies;

•	our investment in our human capital required to grow the business and the associated costs as we expand our research and development and establishes a commercial infrastructure;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property-related claims;

•	the cost of operating a public company; and

•	the extent to which the public shareholders of SCS choose to redeem their public shares in connection with the Business Combination.
We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, reduce or terminate our product development programs or plans for commercialization. Further, if we raise additional capital in the form of capital stock (or securities exchangeable therefore), such issuances could dilute the interests of our stockholders.
We do not currently have any commitments for future funding beyond the consummation of the Business Combination. We believe that following the consummation of the Business Combination (including the consummation of the transactions contemplated by the Subscription Agreements), we will be able to fund our operating expenses and capital expenditure requirements into 2024. Our estimates may prove to be wrong, and we could use our available capital resources sooner than expected. Further, changing circumstances, some of which are beyond our control, could cause us to consume capital significantly faster than anticipated, and we may need to seek additional funds sooner than planned. If adequate funds are not available on acceptable terms, we may not be able to successfully execute our business plan or continue our business.
The amount of our future losses is uncertain and our quarterly and annual operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.
Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•
the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners or as a result of
COVID-19;

•	our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts, including as a result of COVID-19;

•	our ability to obtain marketing authorization for our product candidates and the timing and scope of any such marketing authorizations we may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional product candidates;

•	the level of demand for EndeavorRx and our other product candidates should such product candidates receive marketing authorizations, which may vary significantly;

•
the risk/benefit profile, cost and reimbursement policies with respect to EndeavorRx and our other product candidates, if granted marketing authorization, and existing and potential future therapeutics that compete with our product candidates;

•	the changing and volatile U.S. and global economic environments including global inflationary pressures; and

•	future accounting pronouncements or changes in our accounting policies.
The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period
basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results or revenue fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting.
As a public reporting company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations established by the SEC and Nasdaq. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management. In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Management’s initial certification under Section 404 of the Sarbanes-Oxley Act will be required with our annual report on
Form 10-K
for the year ending December 31, 2022.
In support of such certifications, we will be required to document and make significant changes and enhancements, including potentially hiring additional personnel, to our internal control over financial reporting. Likewise, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report is required to be filed with the SEC following the date we are no longer an emerging growth company.
To achieve compliance with Section 404 within the prescribed period, we will need to continue to dedicate internal resources, including hiring additional financial and accounting personnel and potentially engaging outside consultants. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.
We rely on assumptions, estimates, internally developed software and data from third parties to deliver timely and accurate information in order to accurately report our financial results in the timeframe and manner required by law.
Certain of our performance indicators and other business metrics are calculated using third-party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measurement of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.
We could be subject to additional tax liabilities and our ability to use our net operating loss carryforwards and other tax attributes may be limited.
We have incurred net operating losses, or NOLs, since our inception and may never achieve or sustain profitability. Generally, for U.S. federal income tax purposes, NOLs incurred will carry forward. However, NOL carryforwards generated prior to January 1, 2018, are subject to expiration for U.S. federal income tax purposes. As of December 31, 2021, we had federal NOL carryforwards of approximately $161.4 million, of which $31.2 million will begin to expire in 2031. As of December 31, 2021, we had state NOL carryforwards of approximately $66.9 million which will begin to expire in 2031. As of December 31 2021, we also had federal research and development tax credits of $4.4 million, which may be available to offset future income tax liabilities. The federal research and development tax credit carryforwards would begin to expire in 2039. As of December 31, 2021, we also had state research and development tax credits of $1.9 million, which may be available to offset future income tax liabilities. Certain state research and development tax credit carryforwards would begin to expire in 2033.

In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in our equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-ownership
change NOLs, carryforwards and other
pre-ownership
change tax attributes, such as research tax credits, to offset its post-ownership change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state NOL carryforwards and other state tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes. In addition, future changes in our stock ownership, including with respect to the proposed Business Combination, which may be outside of our control, may materially limit our ability to utilize our NOL carryforwards and other tax attributes. As a result, even if we earn net taxable income in the future, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could materially and adversely affect our future cash flows. There is also a risk that regulatory changes, such as suspensions on the use of NOL or other unforeseen reasons, may result in our existing NOL carryforwards expiring or otherwise becoming unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, even if we attain profitability. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs. This could have a material adverse effect on our business, prospects, results of operations and financial condition.
Risks Related to the Business Combination and SCS
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to SCS prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SCS’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
Neither the SCS board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the SCS board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Akili is fair to us from a financial point of view. Neither the SCS board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the SCS board of directors and management conducted due diligence on Akili. The SCS board of directors reviewed comparisons of selected financial data of Akili with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of SCS’s shareholders. Accordingly, investors will be relying solely on the judgment of the SCS board of directors and management in valuing Akili, and the SCS board of directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Akili arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting.
However, if we do not obtain shareholder approval at the extraordinary general meeting, Akili can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and three business days prior to the Agreement End Date. We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.
Since the Sponsor and SCS’s directors and executive officers have interests that are different, or in addition to (and which may conflict with) the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Akili is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if the Business Combination is not completed.
When you consider the recommendation of SCS’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and SCS’s directors and officers have interests in such proposal that are different from, or in addition to, those of SCS shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
On March 2, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of SCS in consideration for which the Sponsor received 5,750,000 Class B ordinary shares. On June 29, 2021, the Company effected a share capitalization with respect to its Class B ordinary shares of 575,000 shares thereof, resulting in the Company’s initial shareholders holding an aggregate of 6,325,000 founder shares. All share and per-share
amounts have been retroactively restated to reflect the share capitalization. The founder shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 founder shares are no longer subject to forfeiture and 75,000 founder shares were forfeited, resulting in an aggregate of 6,250,000 founder shares outstanding. If SCS does not consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,250,000 SCS Class B ordinary shares collectively owned by SCS’s initial shareholders would be worthless because following the redemption of the public shares, SCS would likely have few, if any, net assets and because the Sponsor and SCS’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any private placement shares and SCS Class B ordinary shares held by it or them, as applicable, if SCS fails to complete a business combination within the required period. In such event, the 6,250,000 SCS Class B ordinary shares collectively owned by SCS’s initial shareholders and the 640,000 private placement shares held by the Sponsor would be worthless because following the redemption of the public shares, SCS would likely have few, if any, net assets and because the Sponsor and SCS’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any private placement shares and SCS Class B ordinary shares held by it or them, as applicable, if SCS fails to complete a business combination within the required period. The 640,000 private placement shares were purchased by the Sponsor simultaneously with the consummation of SCS’s initial public offering for an aggregate purchase price of $6,400,000. The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive these redemption rights. Certain of SCS’s directors and executive officers, including Chamath Palihapitiya and Kishen Mehta, also have an economic interest in the 640,000 private placement shares purchased by the Sponsor simultaneously with the consummation of SCS’s initial public offering and in the 6,250,000 SCS Class B ordinary shares owned by the Sponsor. The 6,250,000 shares of Akili, Inc. common stock into which the 6,250,000 SCS Class B ordinary shares collectively held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public share on Nasdaq on     , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Akili, Inc. common stock will be subject to certain restrictions, including those described above, SCS believes such shares have less value.

•
The Sponsor (including its representatives and affiliates) and SCS’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCS. Additionally, all of our officers and certain of our directors have fiduciary and contractual duties to either Social Capital or Suvretta and, as applicable, their underlying clients, and to certain companies in which either of them has invested or which either of them has sponsored. For example, Mr. Palihapitiya and Mr. Mehta, each of whom serves as an officer and director of SCS and may be considered an affiliate of the Sponsor, have also recently incorporated DNAB, DNAC and DNAD, all of which are blank check companies incorporated as Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of DNAB, DNAC and DNAD, Mr. Mehta is the President and a director of DNAB, DNAC and DNAD, and each of our other officers is also an officer of DNAB, DNAC and DNAD and owe fiduciary duties under Cayman Islands law to DNAB, DNAC and DNAD. The Sponsor and SCS’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCS completing its initial business combination. Moreover, certain of SCS’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCS’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCS, and the other entities to which they owe certain fiduciary or contractual duties, including DNAB, DNAC and DNAD. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCS’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCS, subject to applicable fiduciary duties under Cayman Islands law. SCS’s Cayman Constitutional Documents provide that SCS renounces its interest in any corporate opportunity offered to any director or officer of SCS unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCS and it is an opportunity that SCS is able to complete on a reasonable basis.

•
SCS’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCS’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•
The Sponsor Related PIPE Investors have subscribed for $135,400,000 of the PIPE Investment, for which they will receive up to 13,540,000 shares of Akili, Inc. common stock. The 135,400,000 shares of Akili, Inc. common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $          million based upon the closing price of $         per public share on Nasdaq on     , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. See “
Certain Relationships and Related Person Transactions—SCS—Subscription Agreements.
”

•
In the event that SCS fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCS will be required to provide for payment of claims of creditors that were not waived that may be brought against SCS within the ten years following such redemption. In order to protect the amounts held in SCS’s trust account, the Sponsor has agreed that it will be liable to SCS if and to the extent any claims by a third party (other than SCS’s independent auditors) for services rendered or products sold to SCS, or a prospective target business with which SCS has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCS’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
SCS’s officers and directors, and their affiliates are entitled to reimbursement of all out-of-pocket
expenses incurred by them in connection with certain activities on SCS’s behalf, such as identifying and investigating possible business targets and business combinations. There is no maximum amount of reimbursable expenses that may be incurred by such persons. SCS expects to incur significant transaction expenses and to the extent that SCS’s officers and directors or their affiliates are advancing any of these expenses on behalf of SCS, they are entitled to reimbursement of such payments. However, if SCS fails to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), they will not have any claim against the trust account for reimbursement. Accordingly, SCS may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date. As of March 31, 2022, our officers and directors and their affiliates had $43,686 in unreimbursed eligible expenses.

•
Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Akili, Inc. common stock held by such parties following the consummation of the Business Combination.

•
On April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to the Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and as of July 14, 2022, $250,000 was outstanding under the SCS Promissory Note.

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Letter Agreement, dated as of June 29, 2021, by and among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Shoney Katz and Vladimir Coric	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.	For the founder shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as	Sponsor Chamath Palihapitiya Kishen Mehta James Ryans Shoney Katz Vladimir Coric	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

For the private placement shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.
with respect to any founder shares.
Letter Agreement, dated as of September 24, 2021, by and between SCS and Senthil Sundaram	Agreement by Mr. Sundaram not to transfer, assign or sell any founder shares or shares underlying restricted stock awards granted to Mr. Sundaram.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any	Senthil Sundaram	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of July 6, 2022, by and between SCS and Michael Taylor	Agreement by Mr. Taylor not to transfer, assign or sell any founder shares or any shares underlying any restricted stock awards that may be granted to Mr. Taylor.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having	Michael Taylor	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any restricted stock awards, to the extent applicable.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement, in the event Mr. Taylor joins the Lock-Up Agreement at the Closing.

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Vladimir Coric and Senthil Sundaram (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) make a public announcement of the intention to effect (i) or (ii) with respect to Akili, Inc. common stock (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earlier of (i) the date on which the SEC declares effective the first registration statement on Form S-1 filed by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement) and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares Lock-Up Period (each as defined in the Lock-Up Agreement) and (b) in the case of Lock-Up Shares other than the Private Placement Shares, (x) for 33% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective	Sponsor Vladimir Coric Senthil Sundaram Certain Equityholders of Akili
Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Akili, Inc. common stock.

The lock-up provisions may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the Akili, Inc. Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-Up Period for any Lock-Up Shares for which the Lock-Up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.
Amended and Restated Registration Rights Agreement (to be entered into at Closing)	During the 90-day period beginning on the date of the pricing of an underwritten offering of any equity securities of Akili, Inc., agreement not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) public announcement of intention to effect (i) or (ii) with	N/A	Each participating holder in such underwritten offering of any equity securities of Akili, Inc. and each beneficial holder (together with its affiliates) of greater than five percent of the outstanding Akili, Inc. common stock.	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.
respect to Akili, Inc. ordinary shares or other equity securities of Akili, Inc., subject to certain exceptions.
In light of the foregoing, the Sponsor and SCS’s directors and executive officers will receive material benefits from the completion of a business combination and may be incentivized to complete the Business Combination with

Akili rather than liquidate even if (i) Akili is a less favorable target company or (ii) the terms of the Business Combination are less favorable to SCS shareholders. As a result, the Sponsor and SCS’s directors and officers may have interests in the completion of the Business Combination that are materially different from, and may conflict with, the interests of other shareholders. Furthermore, the Sponsor and SCS’s directors who hold founder shares may receive a positive rate of return on their investment(s) in such founder shares, even if SCS’s public shareholders and PIPE Investors (including the Sponsor Related PIPE Investors, who have subscribed for $135,400,000 of the PIPE Investment, for which they will receive 13,540,000 shares of Akili, Inc. common stock) experience a negative return on their investment after consummation of the Business Combination. The existence of financial and personal interests of one or more of SCS’s directors may therefore result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as SCS’s directors and officers may have influenced their motivation in identifying and selecting Akili as a business combination target, completing an initial business combination with Akili and influencing the operation of the business following the initial business combination. In considering the recommendations of SCS’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of SCS’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SCS’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SCS to agree to amend the Merger Agreement, to consent to certain actions taken by Akili or to waive rights that SCS is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Akili’s businesses or a request by Akili to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at SCS’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SCS does not believe there will be any changes or waivers that SCS’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, SCS will circulate a new or amended proxy statement/prospectus and resolicit SCS’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
We and Akili will incur significant transaction and transition costs in connection with the Business Combination.
We and Akili have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Akili may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by Akili, Inc. following the closing of the Business Combination.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from that of taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public by means of a business combination with a special purpose acquisition company does not involve any underwriters and as a result does not necessarily involve the level of third-party review attendant to underwriters seeking to establish a “due diligence” defense in an underwritten offering.
In addition, going public by means of a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In an underwritten public offering, the initial value of a company is based on the indicative price at which investors indicate they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established through negotiations between the target company, the special purpose acquisition company and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the business combination. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of a business combination.
The announcement of the proposed Business Combination could disrupt Akili’s relationships with its members, business partners, customers, and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Akili’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Akili, Inc.’s ability to retain and hire key personnel and other employees;

•
members, business partners, customers, and other parties with which Akili, Inc. maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Akili or fail to re-enroll
or extend an existing relationship with Akili; and

•	Akili has expended and Akili will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Akili, Inc.’s results of operations and cash available to fund its businesses.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Akili has identified all material issues or risks associated with Akili, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Akili’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off
assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Akili, Inc. Additionally, we have no indemnification rights against Akili stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders of SCS who choose to remain Akili stockholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Certain members of our management team and affiliated companies have been, and may from time to time be, associated with negative media coverage or public actions or become involved in legal proceedings or governmental investigations unrelated to our business.
Members of our management team have been involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result of such involvement, certain members of our management team and affiliated companies have also been, and may from time to time be, involved in legal proceedings or governmental investigations unrelated to our business, and may be exposed to reputational risks resulting from other events such as allegations of misconduct or other negative publicity or press speculation. For example, in February 2021, Clover Health, which merged with IPOC, received a letter from the SEC indicating that it is conducting an investigation and requesting document and data preservation from January 1, 2020 relating to certain matters that were referenced in an article by Hindenburg Research, and certain shareholders of Clover Health have also brought civil suits against Mr. Palihapitiya in his capacity as Chairman and Chief Executive Officer of IPOC for alleged breaches of fiduciary duty, unjust enrichment, corporate waste and violations of federal securities laws, in connection with IPOC’s business combination with Clover Health. Any such media coverage, public action, legal proceedings or investigations may be detrimental to our or our management team’s reputation, could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities or on our business, financial condition, results of operations and prospects.
The historical financial results of Akili and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Akili, Inc.’s actual financial position or results of operations would have been or will be in future periods.
The historical financial results included in this proxy statement/prospectus are not indicative of the financial condition, results of operations or cash flows that Akili or Akili, Inc. may achieve in the future. This is primarily the result of the following factors: (i) Akili, Inc. will incur additional ongoing costs as a result of the Business

Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Akili, Inc.’s capital structure will be different from that reflected in Akili’s historical financial statements. Akili, Inc.’s financial condition and future results of operations could be materially different from amounts reflected in the historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Akili, Inc.’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, SCS being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Akili on the Closing Date and the number of SCS Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Akili, Inc.’s future operating or financial performance and Akili, Inc.’s actual financial condition and results of operations may vary materially from Akili, Inc.’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “
Unaudited Pro Forma Condensed Combined Financial Information.
”
SCS has identified a material weakness in its internal control over financial reporting. If SCS is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in SCS and materially and adversely affect SCS’s business and operating results.
SCS has identified a material weakness in its internal controls over financial reporting related to the accounting for our complex financial instruments. In light of the material weakness identified and the resulting restatement, although SCS has processes to identify and appropriately apply applicable accounting requirements, SCS plans to enhance its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to SCS’s financial statements. SCS’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among SCS personnel and third-party professionals with whom SCS consults regarding complex accounting applications. The elements of SCS’s remediation plan can only be accomplished over time, and SCS can offer no assurance that these initiatives will ultimately have the intended effects.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of SCS’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for SCS to provide reliable financial reports and prevent fraud. SCS continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
A material weakness could limit SCS’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of SCS’s annual or interim financial statements. In such a case, SCS may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in SCS’s financial reporting, SCS’s securities price may decline and SCS may face litigation as a result of the foregoing. SCS cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Akili’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment, is at least equal to or greater than $150 million (the “Minimum Available Cash Amount”) (the “Minimum Cash Condition”).
If the Trust Amount when added to the PIPE Investment (such aggregate amount, the “Available SCS Cash”) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Akili. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCS redeem public shares in an amount that would cause Akili, Inc.’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
There can be no assurance that Akili could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Akili, Inc. and its subsidiaries (including Akili) in the aggregate after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than pursuant to the SCS Promissory Note (as defined below) and our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Akili, Inc. after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCS’s securities, the Sponsor, Akili or their respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Akili or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) SCS’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below

(i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, SCS files a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Past performance by Mr. Palihapitiya or Suvretta Capital Management LLC, including our management team, may not be indicative of future performance of an investment in Akili or Akili, Inc.
Past performance by Mr. Palihapitiya or Suvretta Capital Management LLC and by our management team, including with respect to IPOA, IPOB, IPOC, IPOD, IPOE, IPOF, DNAB, DNAC and DNAD is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Palihapitiya or Suvretta Capital Management LLC or our management team, IPOA’s, IPOB’s, IPOC’s, IPOD’s, IPOE’s, IPOF’s, DNAB’s, DNAC’s, or DNAD’s performance as indicative of the future performance of an investment in Akili or Akili, Inc. or the returns Akili or Akili, Inc. will, or is likely to, generate going forward.
The public stockholders will experience immediate dilution as a consequence of the issuance of Akili, Inc. common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2022 Plan and the 2022 ESPP. Having a minority share position may reduce the influence that our current stockholders have on the management of Akili, Inc.
It is anticipated that, following the Business Combination, (1) SCS’s public shareholders are expected to own approximately 25% of outstanding Akili, Inc. common stock, (2) Akili stockholders are expected to own approximately 55% of outstanding Akili, Inc. common stock (including shares purchased by certain existing Akili stockholders in the PIPE Investment), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 20% of outstanding Akili, Inc. common stock, and (4) the Third-Party PIPE Investors (excluding existing Akili stockholders purchasing shares in the PIPE Investment) are expected to own approximately 1% of outstanding Akili, Inc. common stock. These percentages (i) assume that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) assume that Akili Options and Akili common stock warrants shall be treated as set forth in the Merger Agreement and as further described herein, (iii) assume that Akili, Inc. issues shares of Akili, Inc. common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 60,000,000 shares of Akili, Inc. common stock (assuming that all Akili, Inc. Options and Akili, Inc. warrants are net-settled),
(iv) assume that Akili, Inc. issues 16,200,000 shares of Akili, Inc. common stock to the PIPE Investors pursuant to the PIPE Investment and (v) exclude the Earnout Shares. If the actual facts are different from these assumptions, the percentage ownership retained by SCS’s existing shareholders in the combined company will be different.
In addition, Akili employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under the 2022 Plan and may purchase shares of Akili, Inc. common stock under the 2022 ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Akili, Inc. common stock.
At the closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing Akili
stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili
stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Merger Agreement. You will experience additional dilution if and when the Earnout Shares are released from escrow.

On September 24, 2021, SCS entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Senthil Sundaram, providing for the grant of 30,000 restricted stock units to Mr. Sundaram, which grant is contingent on both the consummation of an initial business combination with SCS and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of Akili, Inc. common stock until a date determined in the sole discretion of the Company that shall occur between the date of the Closing and March 15 of the year following the year in which the Closing occurs.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of SCS securities and may adversely affect prevailing market prices for our public shares.
Nasdaq may not list Akili, Inc.’s securities on its exchange, which could limit investors’ ability to make transactions in Akili, Inc.’s securities and subject Akili, Inc. to additional trading restrictions.
In connection with the Business Combination, we will apply to have Akili, Inc.’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if Akili, Inc.’s securities are listed on Nasdaq, Akili, Inc. may be unable to maintain the listing of its securities in the future.
If Akili, Inc. fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Akili would not be required to consummate the Business Combination. In the event that Akili elected to waive this condition, and the Business Combination was consummated without Akili, Inc.’s securities being listed on Nasdaq or on another national securities exchange, Akili, Inc. could face significant material adverse consequences, including:

•	a limited availability of market quotations for Akili, Inc.’s securities;

•	reduced liquidity for Akili, Inc.’s securities;

•
a determination that Akili, Inc. common stock is a “penny stock” which will require brokers trading in Akili, Inc. common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Akili, Inc.’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Akili, Inc.’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
SCS’s and Akili’s ability to consummate the Business Combination, and the operations of Akili, Inc. following the Business Combination, may be materially adversely affected by the
COVID-19
pandemic.
The
COVID-19
pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Akili or Akili, Inc. following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain
COVID-19
or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Akili, its business, financial condition and results of operations are materially affected by
COVID-19.
The disruptions posed by
COVID-19

have continued, and other matters of global concern may continue, for an extensive period of time, and if Akili is unable to recover from business disruptions due to
COVID-19
or other matters of global concern on a timely basis, Akili’s ability to consummate the Business Combination and Akili, Inc.’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Akili and Akili, Inc. may also incur additional costs due to delays caused by
COVID-19,
which could adversely affect Akili, Inc.’s financial condition and results of operations.
SCS’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SCS’s ability to continue as a “going concern.”
As of March 31, 2022, SCS had $69,991 in its operating bank account and a working capital deficit of $5,135,248.
Until the consummation of a Business Combination, SCS will be using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating a business combination.
SCS may need to raise additional capital through loans or additional investments from the Sponsor, shareholders, officers, directors, or third parties. SCS’s officers, directors and Sponsor may, but are not obligated to (other than pursuant to the SCS Promissory Note (as defined below)), loan SCS funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet SCS’s working capital needs. Accordingly, SCS may not be able to obtain additional financing. If SCS is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SCS cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
These conditions raise substantial doubt about SCS’s ability to continue as a going concern for a reasonable period of time. SCS’s financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should SCS be unable to continue as a going concern.
Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements, the Business Combination may be contingent on our ability to comply with certain laws and regulations and Akili, Inc. may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations.
On March 30, 2022, the SEC issued proposed rules that would, among other items, impose additional disclosure requirements in business combination transactions involving special purpose acquisition companies (such as SCS) and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and impact the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our business, including our ability to complete the Business Combination and may increase the costs and time related thereto.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of SCS Class A ordinary shares.
U.S. Holders (as defined in the section entitled “
U.S. Federal Income Tax Considerations
”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of SCS Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally,
non-U.S.
Holders (as defined in the section entitled “
U.S. Federal Income Tax Considerations
” below) may become subject to withholding tax on any amounts treated as dividends paid on Akili, Inc. common stock after the Domestication.
As discussed more fully under “
U.S. Federal Income Tax Considerations
,” the Domestication should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as SCS, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder of SCS Class A ordinary shares would recognize gain or loss with respect to its SCS Class A ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding Akili, Inc. common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its SCS Class A ordinary shares surrendered in exchange therefor.
If the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCS Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCS Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of SCS stock entitled to vote and less than 10% or more of the total value of all classes of SCS stock, will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SCS Class A ordinary shares for Akili, Inc. common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SCS Class A ordinary shares held directly by such U.S. Holder, provided certain other requirements are satisfied. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCS stock entitled to vote or 10% or more of the total value of all classes of SCS stock, will be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the SCS Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, which require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that SCS is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of SCS Class A ordinary shares to recognize gain on the exchange of SCS Class A ordinary shares for Akili, Inc. common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SCS Class A ordinary shares. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SCS. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of Akili, Inc. common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of SCS Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Akili, Inc. common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Akili, Inc. common stock could differ from the rights that holders of SCS Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Akili, Inc. becomes involved in costly litigation, which could have a material adverse effect on Akili, Inc.
In addition, there are differences between the new organizational documents of Akili, Inc. and the current constitutional documents of SCS. For a more detailed description of the rights of holders of Akili, Inc. common stock and how they may differ from the rights of holders of SCS Class A ordinary shares, please see “
Comparison of Corporate Governance and Shareholder Rights
.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Akili, Inc. are attached as Annex J and Annex K, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Akili, Inc. common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the board of directors of Akili, Inc. or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•
the ability of the board of directors of Akili, Inc. to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the division of the board of directors into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	the proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, the directors and officers of Akili, Inc.;

•
the ability of the board of directors of Akili, Inc. to amend the bylaws, which may allow the board of directors of Akili, Inc. to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to the board of directors of Akili, Inc. or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors of Akili, Inc. and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Akili, Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the board of directors or management of Akili, Inc.
The provisions of the Proposed Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States of America for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Proposed Bylaws provide that, unless Akili, Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have, or declines to accept, jurisdiction, another state court located within the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Akili, Inc., (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Akili, Inc. to Akili, Inc. or Akili, Inc.’s stockholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Akili, Inc. or any current or former director, officer or other employee of Akili, Inc. arising pursuant to any provision of the DGCL or Akili, Inc.’s certificate of incorporation or bylaws (as may be amended from time to time) (including the interpretation, validity or enforceability thereof), (iv) any action asserting a claim related to or involving Akili, Inc. that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to any causes of actions arising under the Securities Act or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Bylaws also provide that, unless Akili, Inc. consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, will be the federal district courts of the United States (the “Federal Forum Provision”). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Delaware Forum Provision and the Federal Forum Provision will not relieve Akili, Inc. of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Akili, Inc. stockholders will not be deemed to have waived Akili, Inc.’s compliance with these laws, rules and regulations.
These provisions may have the effect of discouraging lawsuits against the directors and officers of Akili, Inc. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Akili, Inc., a court could find the choice of forum provisions contained in the Proposed Bylaws to be inapplicable or unenforceable in such action.

Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Akili by July 2, 2023, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of
COVID-19
continues to grow in the U.S. and, while the extent of the impact of the outbreak on SCS will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the
COVID-19
and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact the business of Akili, Inc. following the Business Combination.
If SCS is not able to complete the Business Combination with Akili by July 2, 2023, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to SCS’s Cayman Constitutional Documents, SCS will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SCS’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman

Constitutional Documents to (a) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by July 2, 2023 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by July 2, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after July 2, 2023 before redemption from the trust account.
If we have not completed our initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up,
liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to July 2, 2023 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until July 2, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a
“no-shop”
provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation (other than pursuant to the SCS Promissory Note (as defined below)) to advance funds to SCS in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares.
On April 20, 2022, SCS issued an unsecured promissory note (the “SCS Promissory Note”) to the Sponsor pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000. The SCS Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of SCS’s initial business combination. The SCS Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the SCS Promissory Note to become immediately due and payable. On April 26, 2022, SCS drew $250,000 under the SCS Promissory Note.
Risks Related to our Common Stock Following the Business Combination
The market price of our common stock could be volatile, and you could lose all or part of your investment.
Upon consummation of the Business Combination, the price of our common stock, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about our or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by stockholders, including the sale by the Third-Party PIPE Investors of any of their shares of our common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving Akili, Inc.;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale; and

•
general economic and political conditions, such as the effects of the
COVID-19
pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance and you could lose all or part of your investment.
We do not intend to pay dividends on our common stock.
Following the Business Combination, we currently intends to retain our future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports onus regularly.
Any future sales or offerings of our common stock may cause substantial dilution to our stockholders and could cause the price of our common stock to decline.
Sales of a substantial number of Akili, Inc.’s common stock in the public market after the closing of the Business Combination, or the perception that these sales might occur, could depress the market price of Akili, Inc.’s common stock and could impair our ability to raise capital through the sale of additional equity securities.
In recent months, there has been a drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as SCS may be more volatile than other securities and may involve special risks.
In recent months, there has been a drop in the market values of growth-oriented companies like SCS, due to among other factors, inflationary pressures, increases in interest rates and other adverse economic and market events. As a result, SCS ordinary shares are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of SCS ordinary shares (and, after the Closing, Akili, Inc. ordinary shares) outstanding, which may cause further volatility in the price of our securities and adversely affect our ability to secure financing following the Closing.
The price of Akili, Inc. common stock may experience a material decline in price following the Closing relative to the price of SCS ordinary shares prior to the Closing.
The terms of the public shares of SCS include a redemption right for a pro rata portion of the Trust Account in connection with a business combination by SCS. Following the Closing, the Akili, Inc. common stock outstanding will no longer have any such redemption right and the price of such shares may be significantly less than the redemption price of approximately $10.00 per share.

EXTRAORDINARY GENERAL MEETING OF SCS
General
SCS is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of SCS to be held on                      , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                      , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on                 , 2022, at                  [a.m./p.m.] physically at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, and virtually via live webcast at https://www.cstproxy.com/socialcapitalsuvrettaholdingsi/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. If you wish to attend the Extraordinary General Meeting physically, you must (i) be fully vaccinated against COVID-19 (two weeks after receiving (A) the second dose in a two dose COVID-19 vaccine series or (B) a single dose COVID-19 vaccine) and show proof of such vaccination, (ii) complete a health questionnaire upon arrival and (iii) reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Wachtell, Lipton, Rosen & Katz, at 51 West 52nd Street, New York, New York 10019, telephone (212) 403-1000. In light of the ongoing COVID-19 pandemic and to support the well-being of SCS’s shareholders, directors and officers, SCS encourages you to attend the Extraordinary General Meeting virtually or via proxy. For purposes of attendance at the Extraordinary General Meeting, all references in this proxy statement/prospectus to “present in person” or “in person” shall mean physically or virtually present at the Extraordinary General Meeting.
Purpose of the SCS Extraordinary General Meeting
At the extraordinary general meeting, SCS is asking holders of ordinary shares to:

•
consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A, pursuant to which, among other things, following the Domestication of SCS to Delaware, the Merger of Merger Sub with and into Akili, with Akili surviving the merger as a wholly-owned subsidiary of Akili, Inc. in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);

•
consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of SCS’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•
consider and vote upon the following three separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized share capital of SCS from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCS Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “SCS Class B ordinary shares” and, together with the SCS Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “SCS preference shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. preferred stock”) (“Organizational Documents Proposal A”);

•
to authorize the board of directors of Akili, Inc. to issue any or all shares of Akili, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Akili, Inc.’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

•
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili Interactive Labs, Inc.,” (2) making Akili, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCS’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCS’s board of directors believes is necessary to adequately address the needs of Akili, Inc. after the Business Combination (“Organizational Documents Proposal C”);

•
consider and vote upon a proposal to approve by ordinary resolution of the holders of the SCS Class B ordinary shares, to appoint to a staggered board seven directors who, upon consummation of the Business Combination, will be the directors of Akili, Inc. (the “Director Appointment Proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of Akili, Inc. common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the Akili Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•	consider and vote upon a proposal to approve by ordinary resolution, the 2022 Plan (the “Incentive Plan Proposal”);

•	consider and vote upon a proposal to approve by ordinary resolution, the 2022 ESPP (the “ESPP Proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution, the ratification of the appointment of Marcum LLP as the independent registered public accountants of SCS to audit and report upon SCS’s consolidated financial statements for the fiscal year ending December 31, 2022 (the “Auditor Ratification Proposal”); and

•
consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Condition Precedent Proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Unless waived by the parties to the Merger Agreement, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of SCS Board of Directors
SCS’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCS’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Appointment Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business
Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
SCS shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on July 14, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 31,890,000 ordinary shares issued and outstanding, of which 25,000,000 were issued and outstanding public shares.
The Sponsor and each director of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive their redemption rights. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares.
Quorum
A quorum of SCS shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 15,945,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker
Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCS but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares

represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a majority of two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Appointment Proposal requires an ordinary resolution under SCS’s amended and restated memorandum and articles of association, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Appointment Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Appointment Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Appointment Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Appointment Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Appointment Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal and the Stock Issuance Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Appointment Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Appointment Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Auditor Ratification Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Auditor Ratification Proposal is not conditioned upon any other proposal.

The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
Voting Your Shares
Each SCS ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SCS’s board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Appointment Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Plan, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SCS can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a SCS shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify SCS’s Chief Financial Officer in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, SCS’s proxy solicitor, by calling (800)
662-5200
or banks and brokers can call collect at (203)
658-9400,
or by emailing DNAA.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCS that Akili, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares;

(ii)	submit a written request to Continental, SCS’s transfer agent, that Akili, Inc. redeem all or a portion of your public shares for cash;

(iii)	deliver your share certificates (if any) and any other redemption forms to Continental, SCS’s transfer agent, physically or electronically through DTC; and

(iv)	provide the full name and shares of the beneficial holder.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                      , Eastern Time, on                      , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Akili, Inc. public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.5 of SCS’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Promptly following the Domestication and the consummation of the Business Combination, Akili, Inc. shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCS’s transfer agent, Akili, Inc. will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Akili, Inc. common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted unless the SCS board of directors determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and any other redemption forms for redemption to Continental, SCS’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCS’s transfer agent return the shares (physically or electronically) to you, which return will be subject to SCS’s determination. You may make such request by contacting Continental, SCS’s transfer agent, at the address listed at the end of this section. Any corrected or changed written exercise of redemption rights must be received by Continental, SCS’s transfer agent, at least two days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, SCS’s agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
The Sponsor and each director of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive their redemption rights. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares.
The closing price of public shares on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, was $         . As of March 31, 2022, funds in the trust account totaled approximately $250.0 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SCS cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Holders of public shares who elect not to have their shares redeemed may experience dilution by electing not to redeem their shares. Potential sources of such dilution include (i) the conversion of the founder shares into Akili, Inc. common stock, to the extent that the amounts contributed by the Sponsor to SCS in exchange for the founder shares on a per share basis is less than $10.00 per share, (ii) the payment of certain expenses by SCS in connection with the Closing of the Business Combination, including deferred underwriting expenses and other transaction expenses, to the extent that such amounts are paid with funds that would otherwise have been released from the Trust Account to Akili, Inc. at the Closing, (iii) awards granted pursuant to the 2022 Plan (as defined below), (iv) shares purchased pursuant to the 2022 ESPP (as defined below) and (v) redemptions by other public shareholders, to the extent that the potential sources of dilution identified in the preceding clauses (i) through (iv) would be borne by fewer public shares after the Closing. Holders of public shares who elect not to have their shares redeemed will also experience immediate dilution as a consequence of the issuance of Akili, Inc. common stock as consideration in the Business Combination and the PIPE Investment.
Appraisal Rights
SCS’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
SCS is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SCS and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCS will bear the cost of the solicitation.

SCS has hired Morrow Sodali LLC to assist in the proxy solicitation process. SCS will pay that firm a fee of $32,500 plus disbursements. Such fee will be paid with non-trust
account funds.
SCS will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SCS will reimburse them for their reasonable expenses.
SCS Initial Shareholders
As of the date of this proxy statement/prospectus, there are 31,890,000 ordinary shares issued and outstanding, which includes the 6,250,000 founder shares held by the Sponsor and directors of SCS, the 640,000 private placement shares held by the Sponsor and the 25,000,000 public shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a simple majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Appointment Proposal, the Stock Issuance Proposal, Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) our net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption level. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
SCS is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. SCS shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “
The Merger Agreement
” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because SCS is holding a shareholder vote on the Merger Agreement, SCS may consummate the Merger only if it is approved by a resolution passed by the holders of not less than a simple majority of the ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SCS, Akili or any other matter.
Structure of the Merger
On January 26, 2022, SCS entered into the Merger Agreement with Merger Sub and Akili, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Akili, the separate corporate existence of Merger Sub will cease and Akili will be the surviving corporation and a wholly owned subsidiary of SCS and (ii) SCS will change its name to Akili, Inc.
Prior to and as a condition of the Merger, pursuant to the Domestication, SCS will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SCS’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “
Domestication Proposal
.”
Consideration
Aggregate Merger Consideration
At the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc.

common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction
equity value of Akili of $600 million (the “Base Purchase Price”).
Pursuant to the Restated Charter, upon a merger, combination or similar transaction with a publicly listed special purpose acquisition company resulting in at least $75,000,000 of gross proceeds to Akili for which valid stockholder consent has been given pursuant to the terms of the Restated Charter (a “Qualified Public Offering”) all outstanding shares of Akili preferred stock will automatically be converted into shares of Akili common stock, at the then-effective conversion rate, and each share of Akili Series D Preferred Stock will be multiplied by 150% when calculating the number of shares of Akili common stock to be received upon conversion (the time of such closing, the “Mandatory Conversion Time”). The Business Combination would meet the terms of a Qualified Public Offering and therefore trigger the automatic conversion of all oustanding Akili preferred stock at the Mandatory Conversion Time, which is to be given effect prior to the cancellation and conversion of Akili capital stock into the right to receive the Aggregate Merger Consideration, pursuant to the terms of the Merger Agreement.
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Akili capital stock outstanding as of immediately prior to the effective time of the Merger (other than (x) any shares of Akili capital stock held in treasury by Akili, which treasury shares shall be canceled as part of the Merger, and (y) any shares of Akili capital stock held by stockholders of Akili who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”)), will be canceled and converted as follows:

•
each share of Akili common stock will be canceled and converted into the right to receive a number of shares of Akili, Inc. common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Akili common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement (such quotient, the “Merger Consideration Per Fully Diluted Share”);

•
each share of Akili Series
A-1
Preferred Stock, Akili Series
A-2
Preferred Stock, Akili Series B Preferred Stock, Akili Series C Preferred Stock and Akili Series D Preferred Stock (collectively, the “Akili preferred stock”) will be canceled and converted into the right to receive a number of shares of Akili, Inc. common stock equal to the product obtained by multiplying the Merger Consideration Per Fully Diluted Share by the number of shares of Akili common stock held by the holder thereof with respect to such preferred stock as of immediately prior to the Merger (after giving effect to the conversion of all Akili preferred stock into Akili common stock in accordance with the Amended and Restated Certificate of Incorporation of Akili, dated as of May 25, 2021) with fractional shares rounded down to the nearest whole share; and

•
all Akili Options outstanding as of immediately prior to the Merger will be converted into Akili, Inc. Options and the exercise price thereof shall be adjusted. See “
—Treatment of Akili Options
.” Additionally, warrants exercisable for shares of Akili common stock (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock and the exercise price thereof will be adjusted in accordance with their terms. See “
—Treatment of Akili Warrants
.”

Treatment of Akili Options
At the effective time of the Merger, among other things, all Akili Options outstanding as of immediately prior to the Merger will be converted into Akili, Inc. Options.
Subject to the terms of the Merger Agreement, each Akili, Inc. Option will relate to the number of whole shares of Akili, Inc. common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Akili common stock subject to the applicable Akili Option multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price for each Akili, Inc. Option will equal (i) the exercise price per share of the applicable Akili Option divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).
Prior to the Closing, Akili shall take all necessary actions to effect the treatment of the Akili Options pursuant to the Amended and Restated 2011 Stock Incentive Plan (the “2011 Stock Plan”) and the applicable Akili option agreements, and terminate the 2011 Stock Plan as of the effective time of the Merger and to ensure no new awards are granted thereunder from and following the effective time of the Merger (provided that the Akili Options will remain subject to the terms of the 2011 Stock Plan except that any references to Akili shall refer to Akili, Inc. and any references to Akili common stock shall refer to Akili, Inc. common stock).
Treatment of Akili Warrants
At the effective time of the Merger, among other things, all warrants to purchase shares of Akili common stock outstanding as of immediately prior to the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock and the exercise price thereof will be adjusted in accordance with their terms.
PIPE Investment
An additional 16,200,000 shares of Akili, Inc. common stock will be purchased (at a price of $10.00 per share) substantially concurrently with the Closing by certain third-party investors and affiliates of SCS (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $162,000,000 (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in SCS’s trust account as of immediately following the effective time of the Merger, will be retained by Akili, Inc. following the Closing. For additional information on the PIPE Investment, see “
Business Combination Proposal—Related Agreements—PIPE Subscription Agreements
.”
Earnout
In addition to the Aggregate Merger Consideration, certain Akili security holders will have a right to receive Earnout Shares (as defined herein). At the Closing, SCS will deposit into an escrow account for the benefit of (i) the holders of Akili, Inc. common stock who were holders of shares of Akili common stock immediately prior to the Closing (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time described above) and (ii) the Earnout Service Providers (as defined in the Merger Agreement), other than holders of dissenting shares (collectively, the “Earnout Recipients”), an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the Incentive Equity Plan (as described below)), determined as of immediately following the Closing (collectively, the “Earnout Shares”).
Following the Closing, within five business days after the occurrence of the applicable Triggering Event (as defined below), Akili, Inc. shall deliver or cause to be delivered to the Earnout Recipients, such Earnout Recipient’s pro rata share of the Earnout Shares specified below:

a)
when the volume weighted average price of Akili, Inc. common stock has exceeded $15.00 for 20 trading days within any 30 consecutive trading day period prior to the fifth anniversary of the Closing Date, a one-time
release of
one-third
of the Earnout Shares;

b)
when the volume weighted average price of Akili, Inc. common stock has exceeded $20.00 for 20 trading days within any 30 consecutive trading day period prior to the fifth anniversary of the Closing Date, a one-time
release of
one-third
of the Earnout Shares; and

c)
when the volume weighted average price of Akili, Inc. common stock has exceeded $30.00 for 20 trading days within any 30 consecutive trading day period prior to the fifth anniversary of the Closing Date, a one-time
release of
one-third
of the Earnout Shares (each of the events in clauses (a)—(c) above, a “Triggering Event”).

Each Triggering Event may only occur once, if at all, and in no event shall Akili, Inc. issue more than the aggregate number of shares of Akili, Inc. common stock set forth in the definition of Earnout Shares, except in the case of equitable adjustment of the number of Earnout Shares and the stock price targets to account for a share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction undertaken by Akili, Inc.
Before the Earnout Shares are released, such shares: (i) will entitle the holders of such Earnout Shares, but not the Earnout Service Providers, to the rights of the holders of shares of Akili, Inc. common stock, including the right to vote or to receive dividends, distributions or other payment of any kind in respect of such Earnout Shares; (ii) will not bear interest; and (iii) are not assignable or transferable, except by operation of law, will or intestacy.
Furthermore, Earnout Shares issuable in respect of service providers of Akili may be may be issued in the form of restricted stock units of Akili, Inc pursuant to a written agreement among Akili, Akili, Inc. and such service provider, in a form reasonably acceptable to Akili, Inc., which may provide that the Earnout Shares that would otherwise become issuable to such service provider shall remain subject to certain additional vesting conditions as set forth therein.
For U.S. federal income (and any other applicable) tax purposes, the issuance of Earnout Shares will be treated as an adjustment to the Aggregate Merger Consideration, the issuance of Earnout Shares is intended to comply with, and shall be effected in accordance with, Rev. Proc.
84-42,
1984-1
C.B. 521, and the Earnout Shares held in the escrow account shall at all times be treated as owned by the Earnout Recipients to whom such Earnout Shares would be issued had each Triggering Event occurred, in each case, except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.
Earnout Shares issuable upon the occurrence of a Triggering Event will be allocated among the Earnout Recipients in accordance with each Earnout Recipient’s pro rata share determined as of 5:00 P.M. Eastern Time on the date of the occurrence of the applicable Triggering Event.
Representations and Warranties
The Merger Agreement contains representations and warranties of SCS, Merger Sub and Akili, certain of which are subject to materiality and material adverse effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See “—
Material Adverse Effect
” below. The representations and warranties of SCS are also qualified by information included in SCS’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Akili
Akili has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and approvals, capitalization of Akili and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Akili benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits and regulatory matters, healthcare regulatory compliance, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, anti-money laundering laws, sanctions and international trade compliance, information supplied, customers and vendors, government contracts and no additional representations or warranties.
Representations and Warranties of SCS and Merger Sub
SCS and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of SCS, brokers’ fees, taxes, business activities, Nasdaq stock market quotation, registration statement, proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Akili are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of SCS are qualified in whole or in part by a material adverse effect on the ability of SCS to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Akili (“Akili Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Akili and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Akili to consummate the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Akili Material Adverse Effect”:

a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

b)	any change in interest rates or economic, political, business or financial market conditions generally;

c)	the taking of any action required by the Merger Agreement;

d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate;

e)	any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures);

f)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

g)
any failure of Akili to meet any projections or forecasts (provided that this clause would not prevent a determination that any Event not otherwise excluded from the definition of Akili Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Akili Material Adverse Effect);

h)
any Events generally applicable to the industries or markets in which Akili and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers);

i)
the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Akili and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranty in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

j)	any matter set forth on Akili’s disclosure letter;

k)	any Events to the extent actually known by certain individuals identified in SCS’s disclosure letter on or prior to the date of the Merger Agreement; or

l)	any action taken by, or at the request of, SCS or Merger Sub.
Any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if an Akili Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on Akili and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Akili and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Akili and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Akili and its subsidiaries conduct their respective operations.
Covenants and Agreements
Akili has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited financial statements, affiliate agreements and acquisition proposals, transaction litigation and expense statements.
SCS has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by SCS, SCS’s conduct of business, post-closing directors and officers of Akili, Inc., domestication, indemnification and insurance, SCS public filings, the PIPE Investment, transaction litigation and expense statements.
Conduct of Business by Akili
Akili has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by applicable law or as consented to by SCS in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of Akili in the ordinary course consistent with past practice. Akili or any of its subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of
COVID-19
or comply with any applicable
COVID-19
Measures; provided, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of Akili and its subsidiaries and/or the health and safety of their respective employees and (ii) Akili shall, to the extent reasonably practicable, inform SCS of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from SCS with respect thereto.

During the Interim Period, Akili has also agreed not to, and to cause its subsidiaries not to, except as set forth in the Akili disclosure letter (the “Akili Disclosure Letter”), as consented to by SCS in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as contemplated by the Merger Agreement or Ancillary Agreements or as required by applicable law:

•	change or amend the governing documents of Akili or any of Akili’s subsidiaries or form or cause to be formed any new subsidiary of Akili;

•
make or declare any dividend or distribution to stockholders of Akili or make any other distributions in respect of any of Akili’s capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of Akili to Akili or another wholly-owned subsidiary of Akili;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Akili’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Akili that remains a wholly owned subsidiary of Akili after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Akili or its subsidiaries, except for (i) the acquisition by Akili or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Akili or its subsidiaries in connection with the forfeiture or cancellation of such interests without payment of any consideration by Akili or its subsidiaries, (ii) the withholding of shares of Akili Common Stock to satisfy tax obligations with respect to Akili Options or (iii) transactions between Akili and any wholly-owned subsidiary of Akili or between wholly owned subsidiaries of Akili;

•
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business consistent with past practice;

•
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Akili or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Akili and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•	acquire any ownership interest in any real property, other than in the ordinary course of business;

•
except as required by an existing benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee with an annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice, (ii) make any material change in the key management structure of Akili or any of Akili’s subsidiaries or hire, promote, demote or terminate the employment of employees of Akili or any of Akili’s subsidiaries with an annual base compensation of $200,000 or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Akili or any of Akili’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Akili or any of Akili’s subsidiaries, except in the ordinary course of business consistent with past practice;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) that is not reasonably expected to, individually or in the aggregate, materially impair the ability of Akili to perform its obligations under the Merger Agreement;

•
make any material loans or material advances to any person, except for (i) advances to employees, officers or independent contractors of Akili or any of Akili’s subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among Akili and its wholly owned subsidiaries or among the wholly-owned subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

•
(i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes or change any tax accounting period in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) with any governmental authority, (v) seek or apply for any tax ruling, (vi) settle any claim or assessment in respect of any material taxes, (vii) knowingly surrender or allow to expire any right to claim a refund of any material taxes or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
(i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Akili or any of Akili’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with leased real property, or (B) incurred between Akili and any of its wholly owned subsidiaries or between any of such wholly-owned subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000, except as otherwise contemplated by the Merger Agreement or as such obligations become due;

•
issue any additional shares of Akili Capital Stock or securities exercisable for or convertible into Akili Capital Stock, or grant any additional equity or equity-based compensation (including Akili Options), other than (i) shares of Akili common stock issuable upon exercise of Akili Options outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or the exercise of warrants to purchase Akili Capital Stock or the conversion of any Akili Capital Stock in accordance with its terms as in effect as of the date of the Merger Agreement, in each case, that are outstanding as of the date of the Merger Agreement;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Akili or its subsidiaries (other than the Merger);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and in the aggregate;

•
grant to, or agree to grant to, any person a license, covenant not to sue or other right under any intellectual property that is material to Akili and its subsidiaries, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any such intellectual property (other than nonexclusive licenses entered into in the ordinary course of business), except for the expiration of Akili’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

•
disclose or agree to disclose to any person (other than SCS or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how
or process of Akili or any of its subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in the Akili Disclosure Letter, in the aggregate;

•
enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Akili or its subsidiaries as the bargaining representative for any employees of Akili or its subsidiaries;

•	waive the restrictive covenant obligations of any current or former employee of Akili or any of Akili’s subsidiaries;

•
limit the right of Akili or any of Akili’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of Akili and its subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

•
amend in a manner materially detrimental to Akili or any of Akili’s subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental approval or material permit required for the conduct of the business of Akili or any of Akili’s subsidiaries to be conducted in all material respects as conducted on the date of the Merger Agreement or as contemplated as of the date of the Merger Agreement; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.
Conduct of Business of SCS
SCS has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by law, as set forth in SCS’s disclosure letter or as consented to by Akili in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice. SCS and Merger Sub may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of
COVID-19
or comply with any applicable
COVID-19
Measures; provided, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of SCS or Merger Sub and/or the health and safety of their respective employees and (ii) SCS and Merger Sub shall, to the extent reasonably practicable, inform Akili of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Akili with respect thereto.
During the Interim Period, except as set forth in SCS’s disclosure letter or as consented to by Akili in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), SCS has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), or as required by applicable law:

•	seek any approval from SCS’s shareholders to change, modify or amend the Trust Agreement or the governing documents of SCS or Merger Sub, except as contemplated by the transaction proposals;

•
(x) make or declare any dividend or distribution to the shareholders of SCS or make any other distributions in respect of any of SCS’s or Merger Sub’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Condition Precedent Proposals, otherwise amend any terms of any shares or series of SCS’s or Merger Sub’s Capital Stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SCS or Merger Sub other than a redemption of shares of SCS Common Stock required to be made in connection with the Merger;

•
(i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of a material amount of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
enter into, renew or amend in any material respect, any transaction or material contract with an affiliate of SCS or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than (x) in support of the ordinary course operations of SCS, or incident to the consummation of the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements (as defined below), which are not, individually or in the aggregate, material to SCS, (y) pursuant to any material contract set forth on the SCS disclosure letter or (z) incurred between SCS and Merger Sub;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened action);

•
(i) issue any securities of SCS or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, securities of SCS, other than the issuance of the Aggregate Merger Consideration or in respect of the PIPE Investment substantially concurrently with the Closing, or (ii) grant any options, warrants or other equity-based awards with respect to securities of SCS not outstanding on the date of the Merger Agreement; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.
Covenants of SCS
Pursuant to the Merger Agreement, SCS has agreed, among other things, to:

•
prior to the Closing Date, obtain approval for and adopt an equity incentive plan in the form attached to the Merger Agreement (the “Incentive Equity Plan”), which Incentive Equity Plan will become effective upon the Closing Date with any changes or modifications thereto as Akili and SCS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of Akili or SCS, as applicable);

•
prior to the Closing Date, obtain approval for and adopt an employee stock purchase plan in the form attached to the Merger Agreement (the “ESPP”), which ESPP shall become effective upon the Closing Date with any changes or modifications thereto as Akili and SCS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of Akili or SCS, as applicable);

•
within two business days following the expiration of the
sixty-day
period after SCS has filed current Form 10 information with the SEC, file a registration statement on Form
S-8
(or other applicable form) with respect to the Akili, Inc. common stock issuable under the Incentive Equity Plan and ESPP and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•
take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•
during the Interim Period, ensure that SCS remains listed as a public company on Nasdaq and prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Merger Agreement, and use its reasonable best efforts to cause: (a) such listing application to have been approved by Nasdaq: (b) SCS to satisfy all applicable continuing listing requirements of Nasdaq; and (c) the securities covered by this registration statement to be approved for listing on NASDAQ with the trading ticker “AKLI,” in each case, as promptly as reasonably practicable after the date of the Merger Agreement;

•
during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•	subject to the terms of SCS’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•
the board of directors of SCS shall consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of stockholders of SCS following the Closing, the term of the second class of directors expiring at the second annual meeting of stockholders of SCS following the Closing and the term of the third class of directors expiring at the third annual meeting of stockholders of SCS following the Closing (such third class, “Class III”); and

•
the board of directors shall consist of a number of directors determined by the board of directors of Akili, a majority of whom shall be “independent” directors for the purposes of Nasdaq rules, and shall include one (1) independent director nominated by the Sponsor, who shall be Chamath Palihapitiya (who shall serve as chairman of the board of directors of Akili, Inc.) or another individual to be nominated by the Sponsor (provided that any such other individual shall be subject to the prior approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed, and shall be qualified to serve on the audit committee of the board of directors of Akili, Inc. as an “audit committee financial expert” (as defined under applicable SEC rules)), and which independent director nominated by the Sponsor shall serve in Class III; subject to approval of SCS’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “
Domestication Proposal
”);

•
after the effective time of the Merger, indemnify and hold harmless (i) each present and former director and officer of Akili and each of its subsidiaries and (ii) the Sponsor, each present and former director, officer and affiliate of the Sponsor, SCS and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person, subject to the right to indemnification in favor of each of the Sponsor and each present and former director, officer and affiliate of Sponsor, being subject to the same limitations as if such person were an officer or director of Akili, Inc. as of the applicable time;

•
maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Akili immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SCS’s, Akili’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage;

•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Akili and SCS with the post-Closing directors and officers of Akili, Inc., which indemnification agreements will continue to be effective following the Closing;

•
from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
except as otherwise approved by Akili (which approval shall not be unreasonably withheld, conditioned or delayed) SCS shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such permitted assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Akili, Inc. common stock contemplated thereby;

•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SCS the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•
during the interim period, use its reasonable best efforts to keep Akili reasonably informed with respect to the PIPE investment and consider in good faith any feedback from Akili with respect to such matters, including that SCS shall give Akili prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of SCS (or any event or circumstance that, to the knowledge of SCS, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to SCS; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of SCS, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if SCS does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement in accordance with its terms.

Covenants of Akili
Pursuant to the Merger Agreement, Akili has agreed, among other things, to:

•
subject to confidentiality obligations that may be applicable to information furnished to Akili or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law (including any applicable
COVID-19
Measures), afford SCS and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Akili and its subsidiaries that are in the possession of Akili or its subsidiaries as such representatives may reasonably request;

•
as soon as reasonably practicable following the date of the Merger Agreement. Akili shall deliver to SCS (i) the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Akili and its subsidiaries as of and for the nine-month periods ended September 30, 2021 and 2020, (ii) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Akili and its subsidiaries as of and for the twelve (12) month period ended December 31, 2021, together with the auditor’s reports thereon and (iii) for any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Akili and its subsidiaries as of and for such quarter, in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•
at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Akili’s disclosure letter without further liability to SCS, Akili or any of its subsidiaries; and

•
during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an alternative transaction or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

Joint Covenants of SCS and Akili
In addition, each of SCS and Akili has agreed, among other things, to take certain actions as set forth below.

•
Each of SCS and Akili will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign governmental authorities as may be required under any applicable similar foreign law.

•	Each of SCS and Akili will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•
Each of SCS and Akili will (x) request early termination (if available) of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes (subject to, as applicable, a requirement to obtain Akili’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

•
SCS and Akili will jointly prepare and SCS will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of (i) the shares of Akili, Inc. common stock to be issued in connection with the Domestication and (ii) the shares of Akili, Inc. common stock that constitute the Aggregate Merger Consideration and the Earnout Shares.

•
Each of SCS and Akili will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•
SCS will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of SCS, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and the Nasdaq Listing Rules for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of SCS to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of SCS Class A ordinary shares) with the opportunity to elect to effect a Redemption.

•
Akili will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Akili Stockholder Approvals”), by written consent of collective holders of shares of Akili Capital Stock sufficient to obtain Akili Stockholder Approval promptly following the time at which the registration statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within one business day after the registration statement shall have been declared effective.

•
SCS and Akili will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of SCS, Akili, or their respective affiliates are required to obtain in order to consummate the Merger.

•
Each of Akili and SCS will, prior to the Closing, use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule
16b-3
promulgated under the Exchange Act, any dispositions of the Akili capital stock (including derivative securities with respect to the Akili capital stock) or Akili, Inc. common stock and acquisitions of Akili, Inc. common stock (including derivative securities with respect to Akili, Inc. common stock) resulting from the transactions contemplated by the Merger Agreement by each officer or director of SCS or Akili who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement.

•
Each of Akili and SCS will, and will cause their respective subsidiaries and its and their controlled affiliates and representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•
Until the earlier of the Closing or termination of the Merger Agreement, each of SCS and Akili will notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, legal proceeding, or investigation, whether or not before any governmental authority (including derivative claims), relating to the Merger Agreement, or any of the transactions contemplated thereby (collectively, “Transaction Litigation”) commenced or to the knowledge of SCS or Akili, as applicable, threatened in writing against (x) in the case of SCS, SCS, any of SCS’s controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of Akili, Akili, any of Akili’s Subsidiaries or controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). SCS and Akili have also agreed to (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event will (x) Akili, any of Akili’s affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without the prior written consent of SCS (not to be unreasonably withheld, conditioned or delayed) or (y) SCS, any of SCS’s affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without Akili’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Akili to consummate the Merger are conditioned on, among other things, that as of immediately prior to the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCS’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Akili or SCS) (such amount, the “Trust Amount”), plus the aggregate gross purchase price for the shares in the PIPE Investment actually received by SCS prior to or substantially concurrently with the Closing, must be equal to or greater than $150,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Akili.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Condition Precedent Proposals by SCS’s shareholders will have been obtained (the “SCS Shareholder Approval”);

•	the Akili Stockholder Approvals will have been obtained;

•
the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Earnout Escrow Agreement, (ii) the
Lock-Up
Agreement, (iii) the Sponsor Support Agreement, and (iv) Company Holders Support Agreement (clauses (i)—(iv), collectively, the “Ancillary Agreements”) will have expired or been terminated;

•
there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•
SCS will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the PIPE Investment and satisfaction of SCS’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents;

•
as of immediately following the effective time of the Merger, the Board of Directors of Akili, Inc. shall consist of the number of directors, and be otherwise constituted in accordance with the Merger Agreement (assuming that each such director then satisfies the applicable Nasdaq requirements and is willing to serve); provided that Akili will have performed the covenants of Akili in the Merger Agreement with respect to nomination of directors;

•
the shares of Akili, Inc. common stock to be issued in connection with the Domestication and Merger will have been approved for listing by Nasdaq (subject to official notice of issuance) and, as of immediately following the effective time of the Merger, SCS shall be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and SCS shall not have received any notice of non-compliance
therewith from Nasdaq that has not been cured or would not be cured at or immediately following the effective time of the Merger; and

•
the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

Conditions to the Obligations of SCS and Merger Sub
The obligations of SCS and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SCS and Merger Sub:

•
(i) each of the fundamental representations and warranties of Akili contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such earlier date and (ii) each of the representations and warranties of Akili contained in the Merger Agreement other than the fundamental representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Akili Material Adverse Effect; and

•	each of the covenants of Akili to be performed as of or prior to the Closing will have been performed in all material respects.

Conditions to the Obligations of Akili
The obligation of Akili to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions any one or more of which may be waived in writing by Akili:

•
(i) the representations and warranties of SCS contained in the Merger Agreement relating to the capitalization of SCS (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of SCS contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SCS’s ability to consummate the transactions contemplated by the Merger Agreement;

•	each of the covenants of SCS to be performed as of or prior to the Closing will have been performed in all material respects;

•	SCS will have filed a certificate of incorporation with the Secretary of State of Delaware and adopted bylaws in substantially the forms attached to the Merger Agreement;

•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Akili (for additional information, see “
Domestication Proposal
”); and

•	the Minimum Cash Condition. For more information, see “— The Merger Agreement— Consideration—Closing Conditions — Minimum Cash Condition ” above.
Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of Akili and SCS;

•
by Akili or SCS if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

•
by Akili if the SCS Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at a meeting of SCS’s shareholders duly convened therefor or at any adjournment thereof;

•	by Akili if there has been a modification in recommendation of the board of directors of SCS with respect to any of the Condition Precedent Proposals;

•
prior to the Closing, by written notice to Akili from SCS in the event of certain uncured breaches on the part of Akili or if the Closing has not occurred on or before September 26, 2022, (such date, the “Agreement End Date”), unless SCS is in material breach of the Merger Agreement;

•
by SCS, if Akili shall not have obtained the requisite approval from its stockholders of the Merger Agreement and the transactions contemplated within two business days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to Akili’s stockholders; or

•
prior to the Closing, by written notice to SCS from Akili in the event of certain uncured breaches on the part of SCS or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Akili is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Akili, SCS or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if set forth in writing signed by the party granting such extension or waiver.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by each of the parties to the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby. If the Closing occurs, Akili, Inc. will, concurrently with the effective time of the Merger, pay or cause to be paid all accrued and unpaid transaction expenses of Akili and pay or cause to be paid all accrued and unpaid transaction expenses of SCS and its affiliates (including the Sponsor). SCS and Akili will exchange written statements listing all accrued and unpaid transaction expenses not less than three business days prior to the Closing Date.
Certain Engagements in Connection with the Business Combination and Related Transactions
Morgan Stanley & Co. LLC (“Morgan Stanley”), Credit Suisse Securities (USA) LLC (“Credit Suisse”), and Cowen and Company, LLC (“Cowen”) are acting as co-placement

agents to SCS with respect to the portion of the PIPE Investment raised from non-insider

qualified institutional buyers and institutional accredited investors. Morgan Stanley, Credit Suisse, and Cowen are not acting as agents or participating in any role with respect to, and will not earn any fees from, the portion of the PIPE Investment raised from insiders and individual investors. Each of Morgan Stanley and Cowen is acting as a financial advisor, and each of Credit Suisse and Cowen is acting as a capital markets advisor, to Akili in connection with the proposed business combination. In connection with such engagements, each of Morgan Stanley, Credit Suisse and Cowen (or its respective affiliates) will receive fees and expense reimbursements customary for a PIPE transaction and business combination (in each case subject to the terms and conditions of its respective engagement letters with SCS and Akili). SCS has also engaged BofA Securities, Inc. (“BofA”) to serve as capital markets advisor to SCS in connection with the Business Combination. Morgan Stanley, as one of the underwriters of the Initial Public Offering, is entitled to 90% of the deferred underwriting fees of $7,700,000 in the aggregate.
Each of Morgan Stanley, Credit Suisse and Cowen also provided SCS and Akili with letters that included role conflict waiver language describing its respective roles with SCS and Akili. SCS and Akili each consented to each of Morgan Stanley’s and Cowen’s roles as financial advisor (and, in the case of Credit Suisse and Cowen, capital markets advisor) to Akili in connection with the proposed Business Combination and as co-placement agent to SCS in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles.

In
addition, each of the co-placement agents and capital markets advisors (together with its respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, each such financial institution and its respective affiliates may provide investment banking and other commercial dealings to SCS, Akili and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, each such financial institution and its respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SCS, Akili or their respective affiliates. Morgan Stanley and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCS, the Sponsor, Akili and the persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of January 26, 2022, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each director and officer of SCS, in his or her capacity as a shareholder of SCS, agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby and not redeem any SCS ordinary shares in connection therewith, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in the Sponsor Support Agreement) and (ii) the written agreement of SCS, the Sponsor and Akili. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.
Akili Holders Support Agreement
In connection with the execution of the Merger Agreement, SCS entered into a support agreement with Akili and certain stockholders of Akili (the “Akili Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Akili Holders Support Agreement”). Pursuant to the Akili Holders Support Agreement, Akili Stockholders agreed to, among other things, vote to adopt and approve, within two business days after the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of Akili Holders Support Agreement.
Pursuant to the Akili Holders Support Agreement, certain Akili Stockholders also agreed to, among other things, deliver a duly executed copy of the Registration Rights Agreement and the
Lock-Up
Agreement at the Closing.
The Akili Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in Akili Holders Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of the Akili Holders Support Agreement, all obligations of the parties under the Akili Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Akili Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Akili Holders Support Agreement prior to such termination.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Akili, Inc., the Sponsor, certain affiliates of the Sponsor, certain directors and advisors of SCS and the Akili Holders and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, pursuant to which Akili, Inc. will agree to, among other things, register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Akili, Inc. common stock that are held by the parties thereto from time to time.
As soon as practicable but no later than three business days following the closing date, Akili, Inc. is required to submit to or file with the SEC a shelf registration statement covering the resale of all the registrable securities on a delayed or continuous basis. Holders of registrable securities may make demand requests for underwritten shelf takedowns with a minimum total offering price that must be reasonably expected to exceed, in the aggregate, $20 million; provided that a the demanding stockholders may not demand more than (i) one such underwritten shelf takedown within any six-month
period or (ii) two underwritten shelf takedowns in any twelve-month period. The Registration Rights Agreement also provides customary “piggyback” registration rights and black trade registration rights. Akili, Inc. will generally bear the expenses incurred in connection with any such registrations.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCS, the Sponsor and the other parties thereto in connection with SCS’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement and (ii) with respect to any party thereto, the date that such party no longer holds any Registrable Securities (as defined therein).
Lock-Up
Agreement
The Merger Agreement contemplates that, at the Closing, Akili, Inc., the Sponsor, certain directors of SCS, and certain Akili Holders, will enter into the
Lock-Up
Agreement, a copy of the form of which is attached to the accompanying proxy statement/prospectus as Annex F, pursuant to which the parties thereto agree to restrictions on transfer for up to 180 days following the Closing Date with respect to the
Lock-Up
Shares, including a
lock-up,
subject to certain exceptions, in each case ending on the earlier of (i) the date on which the SEC declares effective the first registration statement on
Form S-1 filed
by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement)
and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares
Lock-Up
Period (each, as defined in the
Lock-Up
Agreement) and (b) in the case of
Lock-Up
Shares (as defined in the
Lock-Up
Agreement) other than the Private Placement Shares, (x) for 33% of the
Lock-Up
Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any
30-trading
day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the
Lock-Up
Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any
30-trading
day period commencing at least 30 days after the Closing Date. For the avoidance of doubt, the
Lock-Up
Period for any
Lock-Up
Shares for which the
Lock-Up
Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date. Moreover, the lock-up provisions pursuant to the Lock-Up Agreement may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the Akili, Inc. Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions. The
Lock-Up
Agreement supersedes the
lock-up
provisions set forth in Sections 7(a) and 7(b) of (i) that certain letter agreement, dated as of June 29, 2021, by and among SCS, the Sponsor and the other signatories thereto and (ii) that certain letter agreement, dated as of September 24, 2021, by and among SCS and the signatory thereto (together, the “Insider Letters”), which provisions will be of no further force or effect as of the date of the Merger Agreement.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCS entered into Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to the accompanying proxy statement/prospectus as Annex D, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 16,200,000 shares of SCS common stock at $10.00 per share for an aggregate commitment amount of $162,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon, among other things, the satisfaction or valid waiver of the following (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment to the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such), (iii) solely with respect to SCS’s obligation to close, the PIPE Investors shall have delivered to SCS and the placement agents the requested information set forth on Schedule A to the Subscription Agreement and (iv) the accuracy of the other party’s representations and warranties in the Subscription Agreement, subject to materiality standards. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscriptions by Third-Party Investors (which investors are not party to the Registration Rights Agreement), SCS is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of SCS common stock to be issued to any such Third-Party Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies SCS that it will “review” such registration statement and (ii) the 10th business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any and all right, title, interest or claim they may have to any monies held in the trust account, and agreed not to seek recourse against the trust account, in each case, as a result of, or arising out of, the Subscription Agreements. The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of SCS, the applicable PIPE Investor and Akili, (iii) if the conditions set forth therein are not satisfied at the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) September 26, 2022, if the closing of the Merger has not occurred on or before such date.

Litigation Relating to the Business Combination
Beginning on February 24, 2022, certain purported shareholders of SCS sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4 filed by SCS with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies.
On March 11, 2022, a purported shareholder of SCS filed a complaint against SCS, the members of SCS’s board of directors, BofA and Morgan Stanley in the Supreme Court of the State of New York for the County of New York. The complaint is captioned as Elstein v. Palihapitiya et al., Case No. 651138/2022 (N.Y. Sup. Ct. N.Y. Cty., Mar. 11, 2022) (the “Complaint” and, along with the “Demands,” the “Matters”). The Complaint asserted, among other things, claims for breach of fiduciary duty to disclose under Delaware law and Cayman Islands law. The Complaint alleged that SCS and its board of directors caused a materially misleading and incomplete proxy statement to be filed on February 14, 2022 with the SEC. Among other remedies, the plaintiff sought to enjoin SCS’s shareholder meeting in connection with the Business Combination and be awarded attorney fees and costs. On June 29, 2022, the Complaint was voluntarily discontinued with prejudice.
SCS believes that the allegations in the Matters are meritless. If any Matter is not resolved, the Matters could prevent or delay completion of the Business Combination and result in costs to SCS and Akili. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the Business Combination on the agreed-upon terms, then such injunction may prevent the Business Combination from being completed, or from being completed within the expected time frame. Other potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Business Combination.
Background to the Business Combination
SCS is a blank check company incorporated on February 25, 2021, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network and investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between SCS and Akili. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
On July 2, 2021, SCS consummated the initial public offering of 25,000,000 SCS Class A ordinary shares, including the issuance of 3,000,000 SCS Class A ordinary shares issued pursuant to a partial exercise of the underwriters’ over-allotment option, for total gross proceeds (before underwriting discounts and commissions and offering expenses) of $250,000,000. On March 2, 2021, our sponsor subscribed for an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In June 2021, our sponsor transferred 30,000 founder shares to Vladimir Coric, an independent director of SCS. On June 29, 2021, SCS effected a share capitalization with respect to the founder shares of 575,000 shares thereof, resulting in SCS’s initial shareholders holding an aggregate of 6,325,000 founder shares. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 75,000 founder shares were forfeited, resulting in an aggregate of 6,250,000 founder shares outstanding (30,000 shares of which are held by Vladimir Coric). In addition, in connection with our initial public offering, on May 24, 2021, SCS completed the private sale to the Sponsor of 640,000 SCS Class A ordinary shares for a total purchase price of $6,400,000. Also in connection with the initial public offering, on June 29, 2021, SCS, the Sponsor and SCS’s directors and executive officers entered into a letter agreement pursuant to which, among other things, the Sponsor and each director and executive officer of SCS agreed to waive their respective redemption rights in respect of any founder shares and private placement shares (and in certain circumstances public shares) held by them. No additional consideration was received by the Sponsor or the directors and executive officers of SCS in connection with such agreement. Morgan Stanley served as one of the underwriters of SCS’s initial public offering, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) acted as U.S. legal counsel to SCS and Maples and Calder (“Maples”) acted as Cayman Islands legal counsel to SCS.

Officers and directors of SCS have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the biotechnology and technology industries. In particular, Kishen Mehta, who serves as President of SCS and a member of the SCS board of directors and is also sole portfolio manager of the Averill strategy at Suvretta, has extensive expertise with respect to investments in biotechnology companies at various stages, including with respect to regulatory and capital requirements, clinical trial progression and commercialization strategy and financial valuation. Chamath Palihapitiya, Chief Executive Officer of SCS and Chairman of the SCS board of directors, has extensive operational, transaction and investing experience across a broad range of industries, including the technology sector. See “
Information About SCS—Directors and Executive Officers
.” The SCS board of directors concluded that the experience and background of the officers and directors of SCS enabled them to make the necessary analyses regarding the Business Combination. Accordingly, the SCS board of directors did not engage a financial advisor in connection with the Business Combination.
Since the completion of its initial public offering, SCS considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of SCS contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including investment banks and companies in the biotechnology industry. SCS considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational and investment experience, and network of SCS’s management team. In the process that led to identifying Akili as an attractive investment opportunity, SCS’s management team evaluated over 200 potential business combination targets, made contact with representatives of 45 central nervous system-focused potential combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure
agreements with 31 such central nervous system-focused potential business combination targets (including Akili), none of which included standstill provisions. Prior to engaging with Akili, SCS’s management team sent a draft preliminary non-binding letter of intent to one other central nervous system-focused potential combination target, but discussions between SCS and the potential target did not progress beyond preliminary negotiations regarding the draft letter of intent. Management determined the other potential business combination targets did not present as attractive or feasible a business combination opportuinity as Akili did, and no further discussions were held with such potential targets once SCS entered into exclusivity with Akili.
In October 2020, Suvretta’s Averill strategy team, where Mr. Mehta serves as sole portfolio manager, explored a potential opportunity to participate as an investor in a private preferred equity funding round of Akili. Representatives of Suvretta did not have any discussions with members of Akili management and Suvretta elected not to participate in the funding round.
Beginning during the week of July 12, 2021, weekly meetings via teleconference were held among members of SCS’s management team, employees of Social Capital and Suvretta, and certain of SCS’s advisors to discuss potential initial business combination targets. Initially, such meetings were intended to allow SCS management and certain of SCS’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.
On August 5, 2021, representatives of Morgan Stanley introduced Akili as a potential business combination partner to SCS’s management.
Over the next three weeks, SCS continued to explore potential business combination partners and SCS’s management and advisors discussed these potential business combination opportunities on the weekly calls.
On August 20, 2021, Mr. Mehta held an introductory telephonic discussion with Eddie Martucci, Akili’s Chief Executive Officer, and Santosh Shanbhag, Akili’s Chief Financial Officer, and discussed Akili’s history, management team and clinical trials to date.

On September 1, 2021, Suvretta and Akili entered into a confidentiality agreement (the “Confidentiality Agreement”), which did not contain a standstill provision. After the Confidentiality Agreement was executed, Akili began providing preliminary confidential information to SCS regarding Akili and its subsidiaries and their collective business operations.
On September 24, 2021, Senthil Sundaram, an independent member of the SCS board of directors, received a grant of 30,000 restricted stock units of SCS in connection with his appointment to the SCS board of directors, which grant is contingent on both the consummation of SCS’s initial business combination and a shareholder-approved equity plan. The restricted stock units will vest upon the consummation of such initial business combination and represent 30,000 SCS Class A ordinary shares that will settle on a date selected by SCS that is between the vesting date and March 15 of the year following the year in which such business combination is consummated. Also in connection with Mr. Sundaram joining the SCS board of directors, on September 24, 2021, SCS and Mr. Sundaram entered into a letter agreement pursuant to which, among other things, Mr. Sundaram agreed to waive his redemption rights in respect of any founder shares and private placement shares (and in certain circumstances public shares) held by Mr. Sundaram. No additional consideration was received by Mr. Sundaram in connection with such agreement.
On September 20, 2021, members of management of SCS engaged in a telephonic discussion with members of management of Akili, including Dr. Martucci and Mr. Shanbhag, regarding the market environment for Akili’s products, including EndeavorRX, and potential future market opportunities. In particular, the participants discussed Akili’s potential future expansion into additional age ranges for treatment of ADHD and plans for building out the non-ADHD
pipeline, as well as market access and Akili’s marketing strategy generally. The participants also discussed the risks associated with expanding into younger age ranges, in particular the capability of children under the age of eight to interact with the game and how the TALi Digital Limited platform could address this.
On October 11, 2021, members of management of SCS engaged in a telephonic diligence discussion with members of management of Akili, including Dr. Martucci and Mr. Shanbhag and Dr. Jina, Akili’s chief medical officer. On this call, representatives of Akili and SCS discussed in further detail Akili’s product pipeline and commercialization and clinical development timelines (including regulatory milestones), as well as Akili’s scientific data and clinical results, including trial and pilot information regarding Akili’s existing and future products. The participants also discussed the hurdles associated with the development of cognitive scales for disorders beyond ADHD, and physician education that will be needed around such scales.
On October 13, 2021, members of management of SCS engaged in a telephonic diligence discussion with members of management of Akili, including Dr. Martucci and Mr. Shanbhag and Ms. Meghan Rivera, chief marketing officer of Akili. On this call, representatives of Akili and SCS discussed in further detail Akili’s commercial and market strategy. The parties talked about the commercial landscape for Akili’s product and digital therapeutics generally, as well as Akili’s strategies with respect to media interest in EndeavorRx, early adopters and advocacy groups, among other aspects. In this and other diligence discussions, the parties discussed key risks faced by the Akili business and its products, including, among others, the risk that Akili’s products, or prescription digital therapeutics generally, may not achieve and maintain market acceptance and adoption by patients and physicians, risks associated with obtaining third party payer coverage and the impacts on the business depending on the level of coverage, risks associated with achieving market authorizations for Akili’s products and other regulatory matters, risks associated with the outcomes of clinical trials or patient treatments, intellectual property risks and risks relating to the use and safety of Akili’s products. See “
Risk Factors
.” In this meeting, Akili provided SCS with its internally prepared forecast of revenue potential in the United States for the ADHD market of at least $500 million per year, which Akili informed SCS was potentially achievable in the next five to seven years assuming clinical and regulatory success of Akili’s ADHD label expansion trials to the entire ADHD population and investment in its sales and marketing infrastructure. Akili provided a written version of this forecast on November 16, 2021. See “—
Prospective Financial Information
.”
On October 27, 2021, Mr. Palihapitiya held a telephonic discussion with Dr. Martucci, at which they discussed a potential structure for a business combination of SCS and Akili. Mr. Palihapitiya proposed that SCS combine with Akili at an $800 million
pre-transaction
equity value for Akili, subject to satisfactory completion of diligence, approval from the board of directors of SCS and negotiation and execution of definitive transaction documents (and customary closing conditions to be set forth in such documents, including shareholder approval).
On October 28, 2022, Dr. Martucci indicated that Akili could be willing to enter into a business combination with SCS at an $850 million pre-transaction
equity value, subject to further discussion with and approval by Akili’s board of directors (and customary closing conditions to be set forth in the definitive transaction documents, including shareholder approval).
Following this call, representatives of SCS engaged in commercial diligence with various healthcare professionals regarding the digital therapeutics industry and Akili’s products and potential competing products.
On October 28, 2021, Mr. Palihapitiya sent a draft
non-binding
letter of intent to Dr. Martucci. The draft letter of intent included, subject to further due diligence, an initial pre-transaction
equity value for Akili of $850 million. SCS management had conducted financial analyses that, in the exercise of their professional judgment, supported a pre-transaction equity value for Akili of at least $850 million, using conservative assumptions regarding, among others, the potential total addressable ADHD market for Akili’s products, potential market penetration rates, patient information and third-party payer coverage of Akili’s products, which analyses were also supported by consulting as a reference the enterprise values and cash balances of certain comparable public therapeutic and biotechnology companies that were selected by members of SCS management due to, among other reasons, the companies’ focus on the central nervous system and the stage of the development of their respective products, all of the companies being either mid- to late-stage pre-commercial or peri-commercial companies. The public therapeutic and biotechnology companies selected consist of Biohaven Pharmaceutical Holding Company Ltd., Intra-Cellular Therapies, Inc., Cerevel Therapeutics Holdings, Inc., Sage Therapeutics, Inc., Axsome Therapeutics, Inc., ATAI Life Sciences N.V., Zogenix, Inc., Praxis Precision Medicines, Inc., Compass Pathways Plc, Pear Therapeutics, Inc., Relmada Therapeutics, Inc., Marinus Pharmaceuticals, Inc., Ovid Therapeutics Inc and Aptinyx Inc. The assumptions underlying these financial analyses and the selection of the aforementioned companies were based on the exercise of professional judgment and the significant industry expertise and experience of members of SCS management, independent of Akili’s analysis of the potential revenue opportunity for ADHD in the United States or the assumptions underlying Akili’s analysis. The initial draft non-binding
letter of intent also contemplated a private placement
co-investment
of at least $150 million, including $50 million from affiliates of the Sponsor, as well as a $150 million minimum cash closing condition and a
45-day
exclusive negotiation period applicable to Akili. The $850 million valuation in the initial draft non-binding
letter of intent included all outstanding shares of Akili common and preferred stock, as well as all outstanding Akili warrants and equity awards, whether vested or unvested. The $850 million valuation was informed by SCS management’s evaluation of Akili, including the potential market opportunity for Akili’s existing and future products, other financial and market materials provided by Akili’s management, and analysis of other companies in the therapeutics and digital therapeutics market. The newly issued common stock of the combined company, valued at the pre-transaction
equity value of $850 million, would be divided by $10.00 per share to determine the post-closing shares owned by pre-transaction
Akili stockholders, consistent with SCS’s initial public offering price of $10.00 per share. The initial draft non-binding
letter of intent also contemplated that up to an additional 4% of the post-Closing outstanding capital stock would be available to grant to the Chief Executive Officer of Akili, subject to vesting requirements in four equal tranches, and an additional 2% of the post-Closing outstanding capital stock would be available to grant to other members of the management team of Akili. The draft letter of intent also provided that, subject to compliance with Nasdaq rules, the board of directors of Akili would remain in its current form and Sponsor would have the right to designate one additional member, subject to Akili’s prior approval (which would not be unreasonably delayed, conditioned or withheld), who would be independent under Nasdaq rules and be qualified to serve on the audit committee of the board as an audit committee financial expert. The board of directors of the combined company would also be divided into three classes of directors with “staggered” terms with the members of each class to be mutually determined by SCS and Akili; provided that the member to be designated by the Sponsor would be appointed to the third class of directors.

On October 29, 2021, members of management of SCS engaged in a telephonic diligence discussion with members of management of Akili, including Mr. Shanbhag. On this call, the parties discussed in further detail Akili’s commercial environment and strategy. The parties discussed key risks applicable to Akili’s commercial strategy, including, among others, the risk that the commercial launch of EndeavorRx for treatment of ADHD in
8-12-year
olds could be delayed past the second half of 2022 due to factors outside of Akili’s control, that clinical trials for the expansion of SSME into additional age groups and other cognitive ailments may not proceed as planned or on the expected time frame and that patients, healthcare professionals and payers may not adopt Akili’s products generally. See “
Risk Factors
.”
Following this telephonic discussion, on November 3, 2021, Dr. Martucci traveled to San Francisco to meet with Mr. Palihapitiya. During the meeting, Dr. Martucci and Mr. Palihapitiya discussed the potential terms of a business combination between SCS and Akili, including potential economic terms.
On November 3, 2021, Mr. Shanbhag sent a revised draft letter of intent to Messrs. Palihapitiya and Mehta, which reflected a revised minimum cash closing condition of $250 million and a mutual exclusive negotiation period of 45 days applicable to both SCS and Akili. The revised draft letter of intent also excluded unvested options and other equity awards from the capitalization of Akili for purposes of the $850 million pre-money
valuation. The revised draft letter of intent also provided that the size of the equity pool available to grant to the Chief Executive Officer and other members of management would be subject to mutual agreement by the parties.
Over the next two days, representatives of Wachtell Lipton and representatives of Goodwin Procter LLP (“Goodwin”), legal counsel to Akili, exchanged further drafts of the letter of intent, with changes primarily based on the size of the private placement co-investment
and the minimum cash condition, the post-Closing equity pool available to the Chief Executive Officer, other members of management and employees generally and whether unvested equity awards would be included in the calculation of the pre-transaction
capitalization of Akili.
On November 5, 2021, representatives of Wachtell Lipton had discussions with Goodwin regarding the draft letter of intent. Following these discussions, on November 5, 2021, representatives of Wachtell Lipton sent a revised draft letter of intent to representatives of Goodwin reflecting this discussion, which draft included unvested options and other equity awards in Akili’s capitalization for purposes of the $850 million pre-money
valuation. This draft
non-binding
letter of intent also contemplated a private placement
co-investment
of at least $200 million in the aggregate, including $50 million from affiliates of the Sponsor, as well as a $250 million minimum cash closing condition and a
45-day
mutual exclusive negotiation period applicable to SCS and Akili. The draft letter of intent also provided that the post-Closing equity pool available to the Chief Executive Officer, other members of management and employees generally would be mutually agreed by the parties.
On November 9, 2021, SCS held a telephonic meeting of the SCS board of directors, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. During the meeting, members of SCS’s management team, including Messrs. Palihapitiya and Mehta, (i) provided the other members of the SCS board of directors with background regarding Akili and its business, (ii) discussed the proposed terms of a potential business combination transaction involving SCS and Akili as reflected in the proposed final non-binding
letter of intent, and reviewed the reasons for exploring a proposed transaction with Akili upon the terms set forth in the letter of intent, and (iii) reviewed the proposed valuation reflected in the letter of intent (which remained subject to due diligence), including the financial analyses that supported such valuation, using conservative assumptions regarding, among others, the potential total addressable ADHD market for Akili’s products, potential market penetration rates, patient information and third-party payer coverage of Akili’s products, which analyses were also supported by information regarding certain comparable public therapeutic and biotechnology companies that were selected by members of SCS management as described above. Messrs. Palihapitiya and Mehta also solicited questions and other feedback from the SCS board of directors (including with respect to Akili’s products, science, clinical trials and market size, the proposed valuation for Akili and related matters). Following discussion, the SCS board of directors unanimously approved the execution of the non-binding
letter of intent.
Following this meeting, on November 9, 2021, SCS and Akili executed the non-binding
letter of intent, which contained all of the terms in the November 5, 2021 revised draft letter of intent discussed above.

On November 9, 2021, representatives of SCS, including Mr. Mehta, also met in person with representatives of Akili at Akili’s headquarters in Boston to discuss various aspects of Akili’s business, including Akili’s financial performance, commercialization strategy and pipeline. In particular, the participants discussed plans for market access, pricing dynamics, ongoing and future clinical trial timelines, risks around choosing appropriate clinical trial endpoints and prioritization of future indications.
On November 22, 2021, representatives of SCS and Wachtell Lipton, representatives of Akili and Goodwin, and representatives of Morgan Stanley, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the letter of intent.
On November 22, 2021, representatives of Wachtell Lipton were provided with access to a virtual data room of Akili and began conducting legal due diligence review of certain of the materials contained therein. KPMG LLP (“KPMG”) was also engaged by SCS to perform tax, commercial and financial due diligence of Akili.
During the following three weeks, representatives of Wachtell Lipton and KPMG, on behalf of SCS, and representatives of Goodwin and Akili management, as applicable, on behalf of Akili, had additional conversations and
e-mail
exchanges regarding
follow-up
questions and requests arising from matters discussed on the previous calls, and other matters arising over the course of Wachtell Lipton’s and KPMG’s respective review of Akili’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via
e-mail,
including pursuant to conference calls held among representatives of Wachtell Lipton, Goodwin and Akili management on December 15, 2021 to discuss legal diligence matters and among representatives of SCS management, KPMG and Akili management on November 18 and 23, 2021.
On November 23, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Goodwin, on behalf of Akili, an initial draft of the Merger Agreement based on the terms of the non-binding
letter of intent, which contemplated, among other things, that SCS would domesticate as a Delaware corporation in connection with and as of immediately prior to the consummation of the Merger. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of Akili’s outstanding securities, restrictions on the conduct of Akili’s and SCS’s business between signing and closing, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the letter of intent, required additional negotiation by the parties.
On November 23, 2021, Akili engaged Credit Suisse as capital markets advisor in connection with the Business Combination.
On November 23, 2021, members of management of SCS, including Mr. Mehta, engaged in a telephonic diligence discussion with members of management of Akili, including Mr. Shanbhag. On this call, representatives of Akili and SCS discussed in further detail Akili’s FDA interactions and hurdles associated with physician-prescribing practices.
On November 24, 2021, Akili engaged Cowen as financial advisor and capital markets advisor in connection with the Business Combination.
On November 24, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Goodwin, on behalf of Akili, an initial draft of Akili Holders Support Agreement, pursuant to which, among other things, certain stockholders of Akili would agree, following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, to execute and deliver a written consent with respect to the outstanding shares of Akili capital stock held by them, adopting the Merger Agreement and the transactions contemplated thereby, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following two months, the parties continued to negotiate the terms of the Akili Holders Support Agreement, exchanging multiple drafts before an agreed final version of the Akili Holders Support Agreement was executed by the parties thereto on January 26, 2022. See “-
Related Agreements-Akili Holders Support Agreement
” for additional information.
On November 30, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Goodwin, on behalf of Akili, an initial draft of the form of Subscription Agreement, based on the terms of the letter of intent, pursuant to which the PIPE Investors would agree to purchase SCS ordinary shares at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. On December 10, 2021, representatives of Goodwin, on behalf of Akili, sent a revised draft of the Subscription Agreement to representatives of Wachtell Lipton, on behalf of SCS.
On December 1, 2021, representatives of Goodwin, on behalf of Akili, emailed to representatives of Wachtell Lipton, on behalf of SCS, a proposal for the post-Closing equity plans of the combined company that would provide for a general equity pool of up to 9.3% of the post-Closing capitalization of the combined company (subject to a 5% “evergreen” provision) plus equity awards to the Chief Executive Officer of up to 4% of the post-Closing capitalization of the combined company and equity awards to other members of management of up to 2% of the post-Closing capitalization of the combined company. Representatives of Goodwin, on behalf of Akili, also emailed to representatives of Wachtell Lipton, on behalf of SCS, a proposal for an employee stock purchase plan of 1.5% of the post-Closing capitalization of the combined company (subject to a 1% “evergreen” provision). On December 3, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Goodwin, on behalf of Akili, a revised version of the proposal which generally accepted the proposed equity pool numbers as reasonable.
On December 6, 2021, Akili engaged Morgan Stanley as its financial advisor in connection with the Business Combination.
On December 7, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Goodwin, on behalf of Akili, an initial draft of the Sponsor Support Agreement, to be entered into by Akili, SCS, the Sponsor and certain of SCS’s directors and officers, pursuant to which, among other things, the Sponsor and such directors and officers, in their capacity as SCS shareholders, would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any SCS ordinary shares held by them. Over the course of the following five weeks, the parties continued to negotiate the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on January 26, 2022. No additional consideration was received by SCS, the Sponsor and SCS’s directors and officers who are party to the Sponsor Support Agreement in connection with such agreement. See “-
Related Agreements-Sponsor Support Agreement
” for additional information.
On December 12, 2021, in connection with its initial business combination, SCS engaged BofA as a capital markets advisor, including in connection with the PIPE Investment. BofA has not performed any services for Akili, and has not received any compensation from Akili, in each case, in the two-year
period preceding the date that SCS and Akili entered into the Merger Agreement.
On December 12, 2021, representatives of Goodwin, on behalf of Akili, emailed to representatives of Wachtell Lipton, on behalf of SCS, a revised draft of the Merger Agreement which, among other things, adjusted certain representations and warranties, conditions and interim operating covenants applicable to the businesses of SCS and Akili between signing and closing. The parties continued to discuss and negotiate various aspects of the Merger Agreement over the course of the next two weeks, including the closing condition relating to accuracy of representations and warranties, certain tax matters and certain interim covenants applicable to SCS and Akili in the period prior to the Closing.
On December 13, 2021, SCS entered into a Placement Agents Agreement with Morgan Stanley and Cowen as co-placement
agents with respect to the portion of the PIPE Investment subscribed for by non-insider
qualified institutional buyers and institutional accredited investors. Credit Suisse and SCS entered into a joinder to the Placement Agents Agreement on December 15, 2021 (Morgan Stanley, Cowen and Credit Suisse, collectively, the “Placement Agents”).
Beginning on December 13, 2021, representatives of the Placement Agents and representatives of SCS, including Mr. Palihapitiya, each began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure
arrangements, to discuss Akili, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks of December 13, 2021, December 20, 2021, January 3, 2022 and January 10, 2022, representatives of SCS, Akili and the Placement Agents participated in various virtual meetings with prospective investors in the PIPE Investment.
On December 14, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to the Placement Agents, a draft of the Subscription Agreement.
On December 16, 2021, members of SCS’s management team, including Mr. Mehta, held a telephonic discussion with the independent members of the SCS board of directors, during which representatives of Suvretta were also present. Members of SCS management provided an update regarding the discussions and negotiations with Akili regarding a potential business combination, including the extensive diligence that had been conducted on Akili and its business and products. The independent members of the SCS board of directors supported SCS management continuing to pursue the potential business combination with Akili.
On December 23, 2021, representatives of Goodwin, on behalf of Akili, emailed to representatives of Wachtell Lipton, on behalf of SCS, an initial draft form of a lock-up
agreement, that would be applicable to certain existing stockholders of Akili and SCS, including certain larger Akili stockholders and members of Akili management, and the Sponsor and other holders of SCS Class B ordinary shares. The parties continued to negotiate the terms of this agreement over the course of the following month, exchanging multiple drafts thereof prior to the execution of the Merger Agreement on January 26, 2022, to which the agreed form of
Lock-Up
Agreement was attached as an exhibit. See “-
Related
Agreements-Lock-up
Agreement
” for additional information.
Also on December 23, 2021, representatives of Goodwin, on behalf of Akili, emailed to representatives of Wachtell Lipton, on behalf of SCS, an initial draft form of the Amended and Restated Registration Rights Agreement based on the terms of the letter of intent, pursuant to which, among other things, SCS would agree to register for resale (including pursuant to demand rights for underwritten takedown offerings and customary piggyback rights), certain equity securities of Akili, Inc. that are held by the parties thereto (including the Sponsor and certain Akili stockholders) from time to time, the terms of which the parties continued to negotiate over the course of the following month. During this time, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Merger Agreement on January 26, 2022, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “-
Related Agreements-Registration Rights Agreement
” for additional information.
On January 5, 2022, Mr. Mehta held a telephonic conversation with Dr. Martucci to discuss recent market conditions affecting the stock market generally and the biotechnology sector in particular, and the attendant demand for the PIPE Investment. Mr. Mehta raised the possibility of revising the pre-transaction
equity value for Akili downward from $850 million, given the recent stock market environment and in light of demand for the PIPE Investment. Mr. Mehta and Dr. Martucci did not discuss specifically what the revised equity value could be, but they agreed to discuss further.
On January 7, 2022, SCS held a telephonic meeting of the SCS board of directors, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. Members of SCS’s management team, including

Messrs. Palihapitiya and Mehta, provided an update regarding the discussions and negotiations with Akili regarding a potential business combination, including the recent market environment and the status of the PIPE Investment, and an update regarding the detailed diligence that had been conducted on Akili and its business over the last two months. SCS management described that the underlying business diligence continued to support the original pre-transaction equity value for Akili of $850 million. However, based on subsequent market developments, including then-recent market conditions that materially affected the stock market generally and the biotechnology sector in particular, SCS management supported seeking a pre-transaction equity valuation for Akili of $600 to $700 million. This valuation was also supported by recent trading information regarding certain comparable public therapeutic and biotechnology companies that were selected by members of SCS management as described above. After further discussion, the SCS board of directors supported SCS management continuing to pursue the proposed business combination, including at the revised pre-transaction equity value of Akili. After further discussion, the SCS board of directors supported SCS management continuing to pursue the proposed business combination, including a potential downward revision to the pre-transaction
equity value of Akili.
On January 10, 2022, representatives of Goodwin, on behalf of Akili, emailed to representatives of Wachtell Lipton, on behalf of SCS, an initial draft of the forms of the 2022 Plan and 2022 ESPP to be adopted by SCS in connection with the proposed business combination (which were generally consistent with the proposed terms previously discussed by Akili and SCS), the terms of which the parties continued to negotiate over the course of the following two weeks, exchanging multiple drafts prior to the execution of the Merger Agreement on January 26, 2022, to which the agreed forms of the 2022 Plan and the 2022 ESPP were attached as exhibits. See “
Incentive Plan Proposal
” and “
ESPP Proposal
” for additional information.
On January 10, 2022, Mr. Mehta held a telephonic conversation with Dr. Martucci in which Mr. Mehta proposed a downward revision to the pre-transaction
equity value of Akili. Mr. Mehta indicated that, based on SCS’s experience, together with the current market environment and recent indications from PIPE Investors, an appropriate pre-transaction
equity value for Akili would be in the range of $600 to $700 million. In this conversation and in a written communication on January 11, 2022, Dr. Martucci indicated that he would discuss with management of Akili and representatives of Morgan Stanley, in its capacity as financial advisor to Akili.
On January 12, 2022, Dr. Martucci contacted Mr. Mehta via telephone to propose a pre-transaction
equity valuation for Akili of $700 million.
During the preceding week, the stock market and public stocks in the biotechnology sector continued to decline, and members of SCS management discussed that the pre-transaction
equity value for Akili should be closer to the $600 million end of the revised
$600-$700 million
range. On January 13, 2022, Mr. Mehta contacted Dr. Martucci via telephone to propose a pre-transaction
equity valuation for Akili of $600 million.
On January 14, 2022, Mr. Mehta engaged in a telephonic discussion with representatives of Akili management, including Dr. Martucci and Mr. Shanbhag, with respect to their respective views of the appropriate pre-transaction
equity value of Akili, including the valuations of certain comparable companies. No agreement on a revised valuation for Akili was reached on this conference call, but the parties agreed to discuss further.
Following this discussion, on January 14, 2022, Dr. Martucci contacted Mr. Mehta via telephone to discuss whether SCS would be willing to consider a pre-transaction
equity value for Akili in excess of $600 million since Akili believed $600 million would reflect a price at the bottom of the current market. Mr. Mehta reiterated SCS’s position that the pre-transaction
value of Akili should be $600 million, and Dr. Martucci asked if SCS would instead consider a stock-based earnout to enable existing Akili stockholders to participate in additional upside if the stock price of the combined company appreciated after closing, if Akili were to agree to the $600 million revised pre-transaction
equity value proposed by SCS. Mr. Mehta responded that he would discuss internally with SCS management.
Following further internal discussion among members of SCS management, on January 14, 2022, Mr. Mehta conveyed telephonically to Dr. Martucci a revised proposal which included a $600 million pre-transaction
equity

value as well as a share earnout equal to 7.5% of the post-transaction capitalization of the combined company and which would be earned in three equal tranches if the trading price of Akili common stock reaches $20, $30 and $40, respectively, for 20 trading days in any 30 consecutive trading day period.
On January 14, 2022, Dr. Martucci responded to Mr. Mehta with a counterproposal for a share earnout equal to 10% of the post-transaction capitalization of the combined company and which would be earned in three equal tranches if the trading price of Akili common stock reaches $15, $20 and $25, respectively, for 20 trading days in any 30 consecutive trading day period.
On January 16, 2022, Messrs. Martucci and Palihapitiya held a telephonic conversation during which they discussed the revised earnout proposal. After further discussion, Mr. Palihapitiya and Dr. Martucci agreed to a $600 million pre-transaction
equity value and a share earnout equal to 7.5% of the post-transaction capitalization of the combined company and which would be earned in three equal tranches if the trading price of Akili common stock reaches $15, $20 and $30, respectively, for 20 trading days in any 30 consecutive trading day period, subject in each case to the approval of the SCS board of directors and the Akili board of directors.
During the week of January 17, 2022, after a draft form of Subscription Agreement had been provided to the prospective non-insider
PIPE Investors, the terms of the Subscription Agreement were further negotiated between the representatives of Skadden, Wachtell Lipton, and Goodwin, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed forms of Subscription Agreement by the parties thereto on January 26, 2022. See “-
Related Agreements-Subscription Agreement
” for additional information.
On January 20, 2022, representatives of Wachtell Lipton, on behalf of SCS, sent by email to representatives of Goodwin, on behalf of Akili, a revised draft of the Merger Agreement reflecting the revised pre-transaction
equity value of Akili and the earnout as agreed between SCS and Akili.
Over the course of the next week, the parties continued to finalize the draft Merger Agreement as the PIPE Investment became finalized, including reducing the minimum PIPE Investment amount in the Merger Agreement from $200 million to $162 million as a result of continuing market conditions affecting the stock market generally and the biotechnology sector in particular, and a corresponding reduction to the minimum cash closing condition from $250 million to $150 million. On January 24, 2022, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Skadden, on behalf of the Placement Agents, for distribution to and review by the PIPE Investors in connection with their participation in the PIPE Investment, a revised draft of the Merger Agreement, which was in substantially final form.
From January 23, 2022 through January 26, 2022, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties, including the Akili Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto. The PIPE Investors were selected jointly by SCS and Akili with the assistance of the Placement Agents and consist of certain existing directors, officers and equityholders of, or investment funds managed by, SCS, the Sponsor and Suvretta and/or their respective affiliates, existing stockholders of Akili and unaffiliated third-party investors. One of the unaffiliated third-party investors was also a third-party PIPE investor in prior Social Capital-sponsored special purpose acquisition company transactions. The unaffiliated third-party PIPE investors otherwise have no material pre-existing relationship with SCS, Social Capital, Suvretta or Akili.
On January 25, 2022, SCS’s board of directors held a meeting via teleconference, in which representatives of Social Capital, Suvretta, Wachtell Lipton and Maples participated. A representative of Maples reviewed with the directors their fiduciary duties under Cayman law. Management of SCS updated the directors on their continued diligence of Akili and the additional negotiations since the January 7, 2022 meeting of the SCS board of directors, including the revised valuation of Akili, terms of the share earnout and the final size and composition of the PIPE Investment. A representative of Wachtell Lipton reviewed the terms of the proposed transaction agreements (copies of all of which were provided to the directors in advance of the meeting) and answered the directors’ questions with respect thereto. SCS’s board of directors discussed the proposed business combination, including Akili’s valuation, feedback from the PIPE Investment process, the terms and conditions of the proposed transaction agreements, the potential benefits of and risks relating to the proposed business combination (including key risks associated with Akili’s business and products and the prescription digital therapeutics industry generally), the reasons for entering into the proposed business combination, and the proposed timeline for finalizing the transaction agreements and announcing the proposed business combination. See “
SCS’s Board of Directors Reasons for the Business Combination
” for additional information related to the factors, including potential benefits and risks, considered by SCS’s board of directors in approving the Business Combination. Following additional discussion, SCS’s independent directors and SCS’s full board of directors unanimously determined that the Business Combination and the PIPE Investment are fair to SCS’s shareholders and that the Business Combination Proposal is in the best interests of SCS and its shareholders and recommended that SCS’s shareholders vote “FOR” the proposal. SCS’s independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.
On January 26, 2022, SCS, Akili, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, SCS also entered into the Akili Holders Support Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “
Related Agreements
” for additional information.
On January 26, 2022, SCS and Akili issued a joint press release announcing the execution of the Merger Agreement.
SCS Board of Directors’ Reasons for the Business Combination
On January 25, 2022, the SCS board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to and in the best interests of SCS and its shareholders, and (iii) recommended that SCS’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the SCS board of directors consulted with SCS’s management and advisors and considered a number of factors.
The SCS board of directors and management considered the general criteria and guidelines that SCS believed would be important in evaluating prospective target businesses as described in the prospectus for SCS’s initial public offering. The SCS board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, SCS stated that it intended to seek to acquire one or more businesses that SCS believes:

(i)
are in the biotechnology industry and can benefit from the extensive networks and insights SCS has built (SCS also expected to evaluate targets in related industries that can leverage advancements in biotechnology to improve outcomes for patients);

(ii)	are ready to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place;

(iii)	have a profile that will be attractive to investors in public companies and are likely to be supported by investors in the public markets after the business combination;

(iv)	are at an inflection point, such as those requiring additional expertise, resources or capital;

(v)	exhibit unrecognized value or other characteristics that we believe have been misevaluated by the market based on our company-specific analysis and due diligence review; and

(vi)
will offer attractive risk-adjusted equity returns for our shareholders. Financial returns will be evaluated based on, among other factors, the potential for achieving clinical and commercial success and for creating value through business development initiatives.

In considering the Business Combination, the SCS board of directors determined that the Business Combination was an attractive business opportunity that generally met these criteria and guidelines taken as a whole, although not weighted or in any order of significance.
SCS’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, SCS’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of SCS’s board of directors may have given different weight to different factors.

•	Akili and the Business Combination. The SCS board of directors considered the following factors related to Akili and the Business Combination:

•
Akili’s Large Addressable Market.
The SCS board of directors believes that the market for treatments of cognitive impairments is ripe for disruption due to a number of factors. Impairments in cognition are associated with many different chronic diseases and acute illnesses, impacting approximately 85 million people in the United States. The U.S. ADHD market alone is approximately $10 billion annually. Recognition of cognitive issues across ailments is at an all-time
high, and the SCS board believes that digital therapeutic solutions are beginning to disrupt more traditional pharmaceutical treatments in this large and growing patient population. The SCS board of directors believes that Akili, with EndeavorRX, its first-of-its-kind,
FDA-cleared
and
CE-marked
prescription digital therapeutic for pediatric ADHD, is uniquely positioned to be a leading digital therapeutic platform that combines science and technology to address cognitive impairments in patients across various indications through a scalable, consumer-driven model.

•
Akili’s Strong Clinical Validation.
Akili has conducted 20 clinical studies across nine disease populations and including over 2,600 patients to validate the efficacy and safety of its digital therapeutic solution for the treatment of cognitive impairments. EndeavorRX alone was involved in five clinical trials including over 600 children with ADHD, which collectively demonstrated the technology’s ability to improve objective measures and caregiver observations of attention function. Results of Akili’s clinical studies have been published in 16 leading peer-reviewed scientific journals, including
The American Journal of Psychiatry
,
The Lancet Digital Health
and
Nature: Digital Medicine
. The SCS board of directors believes that the strong scientific support underpinning Akili’s core platform further supports Akili’s ability to treat the growing and largely unmet medical need of cognitive impairments with its digital therapeutic solutions.

•
Akili’s Highly Attractive Business Model
. The unique nature of Akili’s digital therapeutic treatment for cognitive impairments also presents highly attractive business model. Because Akili’s solution enjoys legal protection available to both medicine and technology, the SCS board of directors believes that Akili will be able to optimize its platform without a generics dynamic that would apply to traditional pharmaceutical products. This also allows for patient and customer loyalty and the potential for a long tail of future growth through direct patient connectivity and engaging treatments. Akili has the potential to serve as a platform for patient-focused and scalable treatment of cognitive impairments across patient categories and ailments through compelling, high-technology entertainment experiences.

•
Akili’s Future Opportunities
. Akili has a compelling
go-to-market
strategy and pipeline for the expansion of patient age categories and cognitive ailments. The SCS board of directors expects that Akili will launch EndeavorRX commercially for patients aged
8-12
years old in the second half of 2022, and
age-expansion
studies are currently underway to explore bringing Akili’s digital therapeutic solutions to ADHD patients in the
3-7
year old,
13-17
year old and adult categories. Beyond ADHD, Akili’s SSME technology, which underpins its EndeavorRX product, is currently in clinical trials in three other disease areas: post-operative cognitive dysfunction, chemotherapy induced cognitive impairment and cognitive dysfunction following
COVID-19
infection. Further, Akili has developed a pipeline of digital therapeutic product candidates which, together with SSME, will be focused on additional indications, including multiple sclerosis, major depressive disorder and autism spectrum disorder, among others.

•
Experienced and Proven Management Team
. Akili’s management team combines expertise in biotechnology, pharmaceuticals and digital entertainment. Akili’s management team is led by its co-founder
and Chief Executive Officer, Eddie Martucci, who previously helped launch PureTech Health’s digital health initiative. Akili’s management team also includes Chief Financial Officer Santosh Shanbhag, who has over 20 years of experience leading financial operations for U.S. and international organizations, including senior finance leadership roles at Vertex Pharmaceuticals, as well as other former officers and managers of Pfizer, GE Healthcare IT, LucasArts and Cubist. Under their leadership, Akili has pioneered a new digital approach to cognitive medicine. For additional information regarding Akili, Inc.’s executive officers, see the section entitled “
Management of Akili, Inc. Following the Business Combination

-

Executive Officers
.”

•
Best Available Opportunity.
 The SCS board of directors determined, after a thorough review of other business combination opportunities reasonably available to SCS, that the proposed Business Combination represents the best potential business combination for SCS based upon its evaluation and assessment of numerous other potential acquisition targets.

•
Continued Ownership by Existing Investors.
 The SCS board of directors considered that Akili’s existing equityholders would be receiving a significant amount of Akili, Inc. common stock as its consideration and that all of the existing equityholders of Akili are “rolling over” their existing equity interests into equity interests in Akili, Inc., including through participation in the PIPE Investment, which would represent approximately 55% of the outstanding Akili, Inc. common stock immediately after Closing, assuming that no SCS public shareholders exercise their redemption rights in connection with the Business Combination. The SCS board of directors considered this as a sign of confidence by Akili’s equityholders in Akili, Inc. following the Business Combination and the benefits to be realized as a result of the Business Combination.

Further, most of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SCS’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund Akili’s existing operations and support new and existing growth initiatives.

•
Investment by Third Parties.
 The SCS board of directors considered that certain third parties, including institutional investors and existing investors in Akili, are also investing an additional $26.6 million in the combined company pursuant to their participation in the PIPE Investment. The SCS board of directors considered this as a sign of confidence in Akili, Inc. following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Results of Due Diligence.
 The SCS board of directors considered the broad scope of the financial, commercial, scientific and legal due diligence investigation conducted by SCS’s management and outside advisors and evaluated the results thereof and information available to it related to Akili, including:

•	extensive meetings and calls with Akili’s management team regarding its business, operations, technology, intellectual property and the proposed transaction; and

•
review of materials related to Akili and its business made available by Akili, including financial statements, corporate documents, material contracts, clinical and scientific data, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence. For more information, please see the section entitled “
Proposal No. 1—Business Combination Proposal—Background to the Business
Combination
.”

•
Terms of the Merger Agreement.
 The SCS board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the SCS board of directors considered the proceeds from the PIPE Investment would exceed the $150 million minimum cash closing condition, thereby reducing closing uncertainty with respect to the Business Combination. See “
Business Combination Proposal

-

Related Agreements
” for detailed descriptions of the terms and conditions of these agreements.

•
The Role of the Independent Directors
. In connection with the Business Combination, SCS’s independent directors, Messrs. Vladimir Coric and Senthil Sundaram, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as independent members of the SCS board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination. See “
Business Combination Proposal

- Interests of SCS’s Directors and Executive Officers in the Business Combination
” for the further information about the interests of the SCS directors in the Business Combination. SCS’s independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.

The SCS board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•
Potential Inability to Complete the Merger.
 The SCS board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to SCS if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval and antitrust clearance). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit SCS, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of SCS, which restricts SCS’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the SCS board of directors considered the risk that the current public shareholders of SCS would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Akili, Inc. following the consummation of the Business Combination. The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Akili. As of December 31, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $250 million in cash, invested in U.S. government securities. Further, the SCS board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Akili will be acquired at an attractive aggregate purchase price.

•
Akili’s Business Risks
.
The SCS board of directors considered that SCS shareholders would be subject to the execution risks associated with Akili, Inc. if they retained their public shares following the Closing, which were different from the risks related to holding public shares of SCS prior to the Closing. In this regard, the SCS board of directors considered that there were risks associated with successful implementation of Akili, Inc.’s long-term business plan and strategy (including risks relating to obtaining and maintaining necessary regulatory approvals for, successfully commercializing, and obtaining insurance coverage with respect to, EndeavorRX and the other potential products in Akili’s pipeline, in the U.S. and overseas, market adoption of Akili’s products and potential competing products, the outcomes of ongoing and future clinical trials relating to Akili’s pipeline and rights to use and the ability to protect intellectual property used in Akili’s business and products, among others) and Akili, Inc. realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements, changes in the stock market or the market for biotechnology generally and the potential negative impact of the
COVID-19
pandemic and related macroeconomic uncertainty. The SCS board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that SCS shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “
Risk Factors
.”

•
Post-Business Combination Corporate Governance.
 The SCS board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

Given that the existing equityholders of Akili will collectively control shares representing a majority of Akili, Inc.’s total outstanding shares of common stock upon completion of the Business Combination, the existing equityholders of Akili may be able to elect future directors and make other decisions (including approving certain transactions involving Akili, Inc. and other corporate actions) without the consent or approval of any of SCS’s current shareholders, directors or management team. See “
Organizational Documents Proposals
” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

•
Limitations of Review.
 The SCS board of directors considered that it was not obtaining an opinion from any independent investment banking or accounting firm that the price SCS is paying to acquire Akili is fair to SCS or its shareholders from a financial point of view. In addition, the SCS senior management and SCS’s outside counsel reviewed only certain materials in connection with their due diligence review of Akili. Accordingly, the SCS board of directors considered that SCS may not have properly valued such business.

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of Akili
.
The SCS board of directors considered that the terms of the Merger Agreement provide that SCS will not have any surviving remedies against Akili or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Akili representations, warranties or covenants set forth in the Merger Agreement. As a result, SCS shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Akili prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination (other than the earnout shares potentially not vesting due to stock trading price targets not being achieved following the Closing) or recover for the amount of any damages. The SCS board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Akili will be, collectively, the majority equityholders in Akili, Inc.

•
Litigation
.
The SCS board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The SCS board of directors considered the fees and expenses associated with completing the Business Combination.

•
Diversion of Management.
 The SCS board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Akili’s business.

In addition to considering the factors described above, the SCS board of directors also considered that:

•
Interests of SCS’s Directors and Executive Officers.
 SCS’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of SCS’s shareholders, including that a significant portion of the equity interests in SCS held directly or indirectly by SCS’s directors and executive officers will only have value if a business combination is completed, all as further described in the section entitled “
Business Combination Proposal

- Interests of SCS’s Directors and Executive Officers in the Business Combination
.” However, SCS’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for SCS’s initial public offering and are included in this proxy statement/prospectus, (ii) affiliates of or funds managed by certain of SCS’s directors and officers committed to invest an additional $135.4 million in the combined company through the PIPE Investment at the same $10.00/share price as the SCS Class A ordinary shares issued to the public in the initial public offering (iii) the value of the equity interests in SCS held by SCS’s directors and executive officers (including the shares purchased in the PIPE Investment by their affiliates) would fluctuate based on the future performance of Akili, Inc. common stock. In addition, SCS’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the SCS board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “
Business Combination Proposal

- Interests of SCS’s
Directors and Executive Officers in the Business Combination
” for the further information about the interests of the SCS directors in the Business Combination.

Based on its review of the foregoing considerations, the SCS board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects SCS shareholders will receive as a result of the Business Combination. The SCS board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the SCS board of directors is not intended to be exhaustive but includes the material factors considered by the SCS board of directors. In view of the complexity and wide variety of factors considered by the SCS board of directors in connection with its evaluation of the Business Combination, the SCS board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the SCS board of directors may have given different weight to different factors. The SCS board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of reasons for the SCS’s board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “
Cautionary Statement Regarding Forward-Looking Statements
” and “
Risk Factors
.”
Prospective Financial Information
Akili previously provided SCS with its internally prepared forecast of revenue potential in the United States for the ADHD market of at least $500 million per year, which Akili informed SCS was potentially achievable in the next five to seven years assuming clinical and regulatory success of Akili’s ADHD label expansion trials to the entire ADHD population and investment in its sales and marketing infrastructure. Akili prepared this revenue forecast for internal business purposes before providing it to SCS. Additionally, this revenue forecast assumed an approximately 8% estimated market share, an even split of patients paying in cash as opposed to paying through insurance, an average net price between $300-350 per prescription and an average of 1.5x refills per patient after their first prescription. This revenue forecast would be negatively impacted to the extent these assumptions, particularly label expansion to the entire ADHD population, prove to be incorrect. Akili does not, as a matter of course, make public projections as to future sales, earnings, or other results. The foregoing prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Akili’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the revenue potential for a specified target market for Akili. The foregoing prospective financial information reflects the view of Akili’s board of directors as of the date of this proxy statement/prospectus.
Neither Akili’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that SCS, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The prospective financial information is not fact and is not necessarily indicative of future results, which may be materially different than the prospective financial information. We do not expect to refer back to the prospective financial information in our future periodic reports filed under the Exchange Act.
The prospective financial information reflects numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Akili’s business, all of which are difficult to predict and many of which are beyond Akili’s and SCS’s control. The prospective financial information is a forward-looking statement that is inherently subject to significant uncertainties and contingencies, many of which are beyond Akili’s control. The various risks and uncertainties include those set forth in the “
Risk Factors
,” “
Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Cautionary Note Regarding Forward-Looking Statements
” sections of this proxy statement/prospectus. As a result, there can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. Since the prospective financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations.
Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Nonetheless, the above described limited prospective financial information is provided in this proxy statement/prospectus because it was made available to SCS and our Board of Directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS CERTAIN PROSPECTIVE FINANCIAL INFORMATION, SCS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of SCS’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCS’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and SCS’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCS shareholders generally. These interests include, among other things, the interests listed below:

•
Prior to SCS’s initial public offering, the Sponsor purchased 5,750,000 SCS Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In June 2021, the Sponsor transferred 30,000 SCS Class B ordinary shares to Vladimir Coric (an independent director of SCS, and with the Sponsor, “SCS’s initial shareholders”). On June 29, 2021, SCS effected a share capitalization with respect to the SCS Class B ordinary shares of 575,000 shares thereof, resulting in SCS’s initial shareholders holding an aggregate of 6,325,000 founder shares (up to 825,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option in the initial public offering was exercised), resulting in an effective purchase price per SCS Class B ordinary share of approximately $0.004. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 SCS Class B ordinary shares are no longer subject to forfeiture and 75,000 SCS Class B ordinary shares were forfeited, resulting in an aggregate of 6,250,000 SCS Class B ordinary shares outstanding. If SCS does not consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.
In such event, the 6,250,000 SCS Class B ordinary shares collectively owned by SCS’s initial shareholders would be worthless because following the redemption of the public shares, SCS would likely have few, if any, net assets and because the Sponsor and SCS’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any private placement shares and SCS Class B ordinary shares held by it or them, as applicable, if SCS fails to complete a business combination within the required period. Additionally, in such event, the 640,000 private placement shares purchased by the Sponsor simultaneously with the consummation of SCS’s initial public offering for an aggregate purchase price of $6,400,000, will also expire worthless.
The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive these redemption rights.
Certain of SCS’s directors and executive officers, including Chamath Palihapitiya and Kishen Mehta, also have an economic interest in the 640,000 private placement shares and the 6,220,000 SCS Class B ordinary shares owned by the Sponsor. The 6,220,000 shares of Akili, Inc. common stock into which the 6,220,000 SCS Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on Nasdaq on             , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such 6,220,000 shares of Akili, Inc. common stock will be subject to certain restrictions, including those described above pursuant to the
Lock-Up
Agreement, SCS believes such shares have less value. The 640,000 shares of Akili, Inc. common stock into which the 640,000 private placement shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on Nasdaq on             , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
As described above, in June 2021, the Sponsor transferred 30,000 SCS Class B ordinary shares to Vladimir Coric, which shares would be worthless if SCS does not consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). The 30,000 shares of Akili, Inc. common stock into which the 30,000 SCS Class B ordinary shares held by Mr. Coric will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on Nasdaq on             , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such 30,000 shares of Akili, Inc. common stock will be subject to certain transfer restrictions, including those described above pursuant to the
Lock-Up
Agreement, SCS believes such shares have less value.

•
On September 24, 2021, SCS entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Mr. Sundaram, providing for the grant of 30,000 restricted stock units to Mr. Sundaram, which grant is contingent on both the consummation of an initial business combination with SCS and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of Akili, Inc. common stock until a date, selected by Akili, Inc., that occurs between the Closing and March 15 of the year following the Closing. The 30,000 shares of Akili, Inc. common stock underlying the Director RSU, if unrestricted and freely tradable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on Nasdaq on             , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor (including its representatives and affiliates) and SCS’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCS. Additionally, all of our officers and certain of our directors have fiduciary and contractual duties to either Social Capital or Suvretta and, as applicable, their underlying clients, and to certain companies in which either of them has invested or which either of them has sponsored. For example, Mr. Palihapitiya and Mr. Mehta, each of whom serves as an officer and director of SCS and may be considered an affiliate of the Sponsor, are also affiliated with DNAB, DNAC and DNAD, all of which are blank check companies incorporated as Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of DNAB, DNAC and DNAD, Mr. Mehta is the President and a director of DNAB, DNAC and DNAD, and each of our other officers is also an officer of DNAB, DNAC and DNAD, and each owes fiduciary duties under Cayman Islands law to DNAB, DNAC and DNAD. Mr. Palihapitiya is also the Chief Executive Officer and Chairman of the Board of Directors of IPOD and IPOF and owes fiduciary duties under Cayman Islands law to IPOD and IPOF. The Sponsor and SCS’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCS completing its initial business combination. Moreover, certain of SCS’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCS’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCS, and the other entities to which they owe certain fiduciary or contractual duties, including DNAB, DNAC and DNAD, IPOD and IPOF, as applicable. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCS’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCS, subject to applicable fiduciary duties under Cayman Islands law. SCS’s Cayman Constitutional Documents provide that SCS renounces its interest in any corporate opportunity offered to any director or officer of SCS unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCS and it is an opportunity that SCS is able to complete on a reasonable basis.

Below is a table summarizing the entities to which our directors, officers and director nominee currently have fiduciary duties or contractual obligations that may pose a material conflict of interest with SCS:

Individual	Entity	Entity’s Business	Affiliation
Chamath Palihapitiya	Social Capital (1)	Investment Firm	Founder and Chief Executive Officer

	Social Capital Hedosophia Holdings Corp. IV	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Hedosophia Holdings Corp. VI	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors
	Social Capital Suvretta Holdings Corp. III	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

Kishen Mehta	Suvretta (2)	Investment Firm	Portfolio Manager

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Social Capital Suvretta Holdings Corp. III	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Biohaven Pharmaceutical Holding Company Ltd.	Pharmaceutical Company	Member of the Board of Directors

Vladimir Coric	Biohaven Pharmaceutical Holding Company Ltd.	Pharmaceutical Company	Chief Executive Officer and Member of the Board of Directors

	Pyramid Biosciences	Biotechnology Company	Member of the Board of Directors

	Vita Therapeutics, Inc.	Cell Engineering Company	Member of the Board of Directors

James Ryans	Social Capital (1)	Investment Firm	Chief Financial Officer

	Social Capital Hedosophia Holdings Corp. IV	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Hedosophia Holdings Corp. VI	Special Purpose Acquisition Company	Chief Financial Officer

Individual	Entity	Entity’s Business	Affiliation

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Suvretta Holdings Corp. III	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	Chief Financial Officer

Senthil Sundaram	Terns Pharmaceuticals	Biopharmaceutical Company	Chief Executive Officer and Member of the Board of Directors

	Sio Gene Therapies Inc.	Biopharmaceutical Company	Member of the Board of Directors

Michael Taylor	CriticalMass Partners LLC	Investment Firm	Portfolio Manager and Managing Director

	PINK	Healthcare Exchange-Traded Fund	Manager

(1)	Includes certain venture capital funds managed by, and other affiliates of, The Social+Capital Partnership, L.L.C. and their respective portfolio companies.
(2)	Includes Suvretta Capital Management, LLC and certain of its funds and other affiliates including affiliated portfolio companies.

•
SCS’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCS’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement. The Sponsor, for which Mr. Palihapitiya and Mr. Mehta serve as managers and officers and in which they have an indirect ownership interest, will also be entitled to certain indemnification from SCS after the Merger pursuant to the Merger Agreement.

•
The Sponsor Related PIPE Investors have subscribed for $135,400,000 of the PIPE Investment, for which they will receive up to 13,540,000 shares of Akili, Inc. common stock. The 13,540,000 shares of Akili, Inc. common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on Nasdaq on             , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. See “
Certain Relationships and Related Person Transactions—SCS—Subscription Agreements
.”

•
In the event that SCS fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCS will be required to provide for payment of claims of creditors that were not waived that may be brought against SCS within the ten years following such redemption. In order to protect the amounts held in SCS’s trust account, the Sponsor has agreed that it will be liable to SCS if and to the extent any claims by a third party (other than SCS’s independent auditors) for services rendered or products sold to SCS, or a prospective target business with which SCS has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCS’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
SCS’s officers and directors, and their affiliates are entitled to reimbursement of all out-of-pocket
expenses incurred by them in connection with certain activities on SCS’s behalf, such as identifying and investigating possible business targets and business combinations. There is no maximum amount of reimbursable expenses that may be incurred by such persons. SCS expects to incur significant transaction expenses and to the extent that SCS’s officers and directors or their affiliates are advancing any of these expenses on behalf of SCS, they are entitled to reimbursement of such payments.

However, if SCS fails to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), they will not have any claim against the trust account for reimbursement. Accordingly, SCS may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date. As of March 31, 2022, our officers and directors and their affiliates had $43,686 in unreimbursed eligible expenses.

•
Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back
provisions, with respect to the shares of Akili, Inc. common stock held by such parties following the consummation of the Business Combination.

•
On April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to the Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and as of July 14, 2022, $250,000 was outstanding under the SCS Promissory Note.

The Sponsor and each director of SCS have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of SCS’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 21.51% and Mr. Coric owns 0.09% of the issued and outstanding ordinary shares of SCS. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Akili or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any minimum cash closing condition.
Entering into any such arrangements may have a depressive effect on our ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCS will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption levels. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
In light of the foregoing, the Sponsor and SCS’s directors and executive officers will receive material benefits from the completion of a business combination and may be incentivized to complete the Business Combination with Akili rather than liquidate even if (i) Akili is a less favorable target company or (ii) the terms of the Business Combination are less favorable to SCS shareholders. As a result, our Sponsor and SCS’s directors and officers may have interests in the completion of the Business Combination that are materially different from, and may conflict with, the interests of other shareholders. Furthermore, the Sponsor and SCS’s directors who hold founder shares may receive a positive rate of return on their investment(s) in such founder shares, even if SCS’s public shareholders and PIPE Investors (including the Sponsor Related PIPE Investors, who have subscribed for $135,400,000 of the PIPE Investment, for which they will receive 13,540,000 shares of Akili, Inc. common stock) experience a negative return on their investment after consummation of the Business Combination. The existence of financial and personal interests of one or more of SCS’s directors may therefore result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals.
Restrictions on Sales of SCS Securities
The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such an agreement, arrangement or understanding; any exceptions under such an agreement, arrangement or understanding; and any terms that would result in an earlier expiration of such an agreement, arrangement or understanding:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Letter Agreement, dated as of June 29, 2021, by and among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Shoney Katz and Vladimir Coric	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.	For the founder shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS	Sponsor Chamath Palihapitiya Kishen Mehta James Ryans Shoney Katz Vladimir Coric	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

For the private placement shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of September 24, 2021, by and between SCS and Senthil Sundaram	Agreement by Mr. Sundaram not to transfer, assign or sell any founder shares or shares underlying restricted stock awards granted to Mr. Sundaram.	The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having	Senthil Sundaram	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Letter Agreement, dated as of July 6, 2022, by and between SCS and Michael Taylor	Agreement by Mr. Taylor not to transfer, assign or sell any founder shares or any shares underlying any restricted stock awards that may be granted to Mr. Taylor.
The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement, in the event Mr. Taylor joins the Lock-Up Agreement at the Closing.
			Michael Taylor	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any restricted stock awards, to the extent applicable.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Vladimir Coric and Senthil Sundaram (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) make a public announcement of the intention to effect (i) or (ii) with respect to Akili, Inc. common stock (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earlier of (i) the date on which the SEC declares effective the first registration statement on Form S-1 filed by Akili, Inc. to register the resale of the PIPE Shares (as defined in the Lock-Up Agreement) and (ii) (a) in the case of the Private Placement Shares, the last day of the Private Placement Shares Lock-Up Period (each as defined in the Lock-Up Agreement) and (b) in the case of Lock-Up Shares other than the Private Placement Shares, (x) for 33% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (y) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares) held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Akili, Inc. common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within	Sponsor Vladimir Coric Senthil Sundaram Certain Equityholders of Akili
Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Akili, Inc. common stock.

The lock-up provisions may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the Akili, Inc. Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-Up Period for any Lock-Up Shares for which the Lock-Up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.

Amended and Restated Registration Rights Agreement (to be entered into at Closing)	During the 90-day period beginning on the date of the pricing of an underwritten offering of any equity securities of Akili, Inc., agreement not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) public announcement of intention to effect (i) or (ii) with respect to Akili, Inc. ordinary shares or other equity securities of Akili, Inc., subject to certain exceptions.	N/A	Each participating holder in such underwritten offering of any equity securities of Akili, Inc. and each beneficial holder (together with its affiliates) of greater than five percent of the outstanding Akili, Inc. common stock.	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.
Expected Accounting Treatment of the Business Combination
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Akili immediately following the Domestication will be the same as those of SCS immediately prior to the Domestication.

The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCS is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Akili issuing stock for the net assets of SCS, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Akili.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 9, 2022, SCS and Akili filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 p.m. Eastern Time on March 11, 2022.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCS cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCS cannot assure you as to its result.
Neither SCS nor Akili is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of January 26, 2022 (the “Merger Agreement”), by and among SCS, Karibu Merger Sub, Inc.

(“Merger Sub”), a Delaware corporation and subsidiary of SCS, and Akili Interactive Labs, Inc. (“Akili”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of SCS to Delaware as described below, Merger Sub will merge with and into Akili (the “Merger”), with Akili surviving the Merger as a wholly owned subsidiary of Akili, Inc., in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of SCS’s Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—
Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then SCS is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the board of directors of SCS has unanimously approved a change of SCS’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with SCS’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, SCS will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCS will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding SCS Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock, and (ii) each of the then issued and outstanding SCS Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock.
The Domestication Proposal, if approved, will approve a change of SCS’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCS is currently governed by the Cayman Islands Companies Act, upon the Domestication, Akili, Inc. will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “
Comparison of Corporate Governance and Shareholder Rights
.” Additionally, we note that if the Domestication Proposal is approved, then SCS will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace SCS’s current amended and restated memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Akili, Inc. under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section entitled “
Organizational Documents Proposals
,” the Cayman Constitutional Documents of SCS, attached hereto as Annex H and the Proposed Organizational Documents of Akili, Inc., attached hereto as Annex I and Annex J.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of SCS believes that there are several reasons why a reincorporation in Delaware is in the best interests of SCS and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•
Prominence, Predictability, and Flexibility of Delaware Law
. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware.

Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•
Well-Established Principles of Corporate Governance
. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Akili, Inc., its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Akili, Inc.’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors
. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Akili, Inc.’s incorporation in Delaware may make Akili, Inc. more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Akili, Inc. to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SCS as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Akili, Inc. immediately following the Domestication will be the same as those of SCS immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that the Company be
de-registered
in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, SCS will replace the current amended and restated memorandum of association of SCS under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of SCS (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Akili, Inc., in each case, under the DGCL.
SCS’s shareholders are asked to consider and vote upon and to approve by special resolution under the Cayman Islands Companies Act three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Akili, Inc. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCS, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)
The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares and 5,000,000 preference shares.

See paragraph 5 of the Existing Memorandum.

The Proposed Organizational Documents authorize shares, consisting of 1,000,000,000 shares of Akili, Inc. common stock and 100,000,000 shares of Akili, Inc. preferred stock.

See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by SCS’s board of directors. Accordingly, SCS’s board of directors is empowered	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative participating, optional or

	The Cayman Constitutional Documents	The Proposed Organizational Documents

under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCS to carry out a conversion of SCS Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.
other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine. See Article IV, subsection 2 of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the name of the company is “Social Capital Suvretta Holdings Corp. I” See paragraph 1 of the Existing Memorandum.	The Proposed Organizational Documents provide that the name of the corporation will be “Akili, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal C)
The Cayman Constitutional Documents provide that if SCS does not consummate a business combination (as defined in the Cayman Constitutional Documents) by July 2, 2023, SCS will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCS’s trust account.

See Article 49 of the Existing Articles.

The Proposed Organizational Documents do not include any provisions relating to Akili, Inc.’s ongoing existence; the default under the DGCL will make Akili, Inc.’s existence perpetual.

Default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Takeovers by Interested Stockholders (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCS by a related shareholder following a business combination.
The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Akili, Inc. will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.

Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)
The Cayman Constitutional Documents include various provisions related to SCS’s status as a blank check company prior to the consummation of a business combination.

See Article 49 of the Existing Articles.
The Proposed Organizational Documents do not include such provisions related to SCS’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as SCS will cease to be a blank check company at such time.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED,
as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex J and Annex K, respectively), with such principal changes as described in Organizational Documents Proposals
A-C.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO
AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A
—to authorize the change in the authorized share capital of SCS from (i) 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, of SCS (the “SCS Preference Shares”) to (ii) 1,000,000,000 shares of Akili, Inc. common stock and 100,000,000 shares of Akili, Inc. preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 25,640,000 SCS Class A ordinary shares issued and outstanding, (ii) 6,250,000 SCS Class B ordinary shares issued and outstanding and (iii) no SCS Preference Shares issued and outstanding.
Pursuant to the Merger Agreement, at the effective time of the Merger, among other things, (i) each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be converted into Akili, Inc. common stock as described further below, (ii) each Akili common stock warrant outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant and described herein and (iii) each option to purchase shares of Akili common stock (an “Akili Option”) outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (an “Akili, Inc. Option”) (and the exercise price thereof shall be adjusted) as described herein, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock. Pursuant to the PIPE Investment, Akili, Inc. will issue 16,200,000 shares of Akili, Inc. common stock to the PIPE Investors.
At the closing of the Merger, SCS will deposit into an escrow account for the benefit of the pre-Closing Akili
stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili
stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Merger Agreement.
In order to ensure that Akili, Inc. has sufficient authorized capital for future issuances, SCS’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Akili, Inc. change the authorized share capital of SCS from (i) 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares and 5,000,000 SCS Preference Shares to (ii) 1,000,000,000 shares of Akili, Inc. common stock and 100,000,000 shares of Akili, Inc. preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Akili, Inc., copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Akili, Inc. that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF AKILI, INC. AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B
—to authorize the board of directors of Akili, Inc. to issue any or all shares of Akili, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Akili, Inc.’s board of directors and as may be permitted by the DGCL.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Akili, Inc. after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Akili, Inc. will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Akili, Inc., copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Akili, Inc. and thereby protect continuity of or entrench its management, which may adversely affect the market price of Akili, Inc. and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Akili, Inc., such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Akili, Inc.’s board of directors to issue the authorized preferred stock on its own volition will enable Akili, Inc. to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Akili, Inc. currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds
majority of the ordinary

shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C
—to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (i) changing the corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili, Inc.” (ii) making Akili, Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (iv) being subject to the provisions of Section 203 of DGCL and (v) removing certain provisions related to SCS’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCS’s board of directors believes is necessary to adequately address the needs of Akili, Inc. after the Business Combination.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Akili, Inc. after the Business Combination.
The Proposed Bylaws provide that, unless Akili, Inc. consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have, or declines to accept, jurisdiction, another state court located in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Akili, Inc., (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Akili, Inc. to Akili, Inc. or Akili, Inc.’s stockholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Akili, Inc. or any current or former director, officer or other employee of Akili, Inc. arising pursuant to any provision of the DGCL or Akili’s certificate of incorporation or bylaws (as may be amended from time to time) (including the interpretation, validity or enforceability thereof), (iv) any action asserting a claim related to or involving Akili, Inc. that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to any causes of action arising under the Securities Act or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Bylaws also provide that, unless Akili, Inc. consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, will be the federal district courts of the United States (the “Federal Forum Provision”). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Delaware Forum Provision and the Federal Forum Provision will not relieve Akili, Inc. of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Akili, Inc. stockholders will not be deemed to have waived Akili, Inc.’s compliance with these laws, rules and regulations.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of SCS’s operations should SCS not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Akili, Inc. will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional

Documents with Akili, Inc.’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal C, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal C. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Akili, Inc., attached hereto as Annex J and Annex K as well as the information provided in the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-Business Combination corporate name from “Social Capital Suvretta Holdings Corp. I” to “Akili, Inc. “ is desirable to reflect the Business Combination with Akili and to clearly identify Akili, Inc. as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Akili, Inc.’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Akili, Inc. following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Akili, Inc. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Akili, Inc. will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the United States Federal District Courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

DGCL 203
Akili, Inc. will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds
of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL
.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to SCS’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Akili, Inc. and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and SCS’s board of directors believes it is the most appropriate period for Akili, Inc. following the Business Combination. In addition, certain other provisions in SCS’s current certificate require that proceeds from SCS’s initial public offering be held in the trust account until a business combination or liquidation of SCS has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a majority of two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DIRECTOR APPOINTMENT PROPOSAL
Overview
The Director Appointment Proposal
—to consider and vote upon a proposal, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to appoint to a staggered board seven directors who, upon consummation of the Business Combination, will be the directors of Akili, Inc. (“Director Appointment Proposal”).
Assuming the Business Combination Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, the holders of SCS Class B ordinary shares are also being asked to approve, by ordinary resolution, the Director Appointment Proposal.
Nominees
As contemplated by the Merger Agreement, the board of directors of Akili, Inc. following consummation of the transaction will consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of stockholders of Akili, Inc. following the Closing, the term of the second class of directors expiring at the second annual meeting of stockholders of Akili, Inc. following the Closing and the term of the third class of directors expiring at the third annual meeting of stockholders of Akili, Inc. following the Closing. The initial board of directors of Akili, Inc. will consist of up to seven directors as follows:

•	One of whom will be W. Edward Martucci, Ph.D., the Chief Executive Officer of Akili, and will be the Chief Executive Officer of Akili, Inc., who will be designated as a Class III Director;

•
One of whom will be Chamath Palihapitiya, the Chairman and Chief Executive Officer of SCS until the Closing, who will serve as the initial Chairman of Akili, Inc., and who will be designated as a Class III Director;

•	One of whom will be Bharatt Chowrira, J.D., Ph.D., who will be designated as a Class I Director;

•	One of whom will be Kenneth Ehlert, who will be designated as a Class I Director;

•	One of whom will be Christine Lemke, who will be designated as a Class II Director;

•	One of whom will be William “BJ” Jones, Jr., who will be designated as a Class II Director;

•	One of whom will be Adam Gazzaley, M.D., Ph.D., who will be designated as a Class III Director;
in each case, who will thereafter be designated, nominated and appointed as contemplated by the Proposed Organizational Documents.
Accordingly, our board of directors has nominated each of the individuals above to serve as our directors upon the consummation of the Business Combination, with Chamath Palihapitiya to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section entitled “
Management of Akili, Inc. Following the Business Combination
” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Appointment Proposal requires an ordinary resolution under SCS’s amended and restated memorandum and articles of association, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the SCS Class B ordinary shares are entitled to vote on the appointment of directors to our board of directors. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Director Appointment Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Appointment Proposal will have no effect, even if approved by the holders of the SCS Class B ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED,
as an ordinary resolution, that the persons named below be appointed to serve on Akili, Inc.’s Board upon the consummation of the Business Combination.”
Name of Director
Bharatt Chowrira, J.D., Ph.D., Class I Director
Kenneth Ehlert, Class I Director
Christine Lemke, Class II Director
William “BJ” Jones, Jr., Class II Director
Adam Gazzaley, M.D., Ph.D., Class III Director
W. Edward Martucci, Ph.D., Class III Director
Chamath Palihapitiya, Class III Director
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR APPOINTMENT PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal
—to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Appointment Proposal are approved, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Listing Rules, the issuance of shares of Akili, Inc. common stock, as applicable, to (i) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (ii) the Akili Stockholders pursuant to the Merger Agreement (we refer to this proposal as the “Stock Issuance Proposal”).
Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Appointment Proposal are approved, SCS’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Upon the consummation of the Merger, SCS currently expects to issue up to 60,000,000 shares of Akili, Inc. common stock in connection with the Business Combination and 16,200,000 shares of Akili, Inc. common stock in connection with the PIPE Investment. For further details, see the section entitled “
Business Combination Proposal—The Merger Agreement
—
Consideration—Aggregate Merger Consideration
.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder (each, a “Related Party”) of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of SCS’s ordinary shares, Sponsor is considered substantial shareholders of SCS under Nasdaq Listing Rule 5635(e)(3). In connection with the Domestication, the Sponsor and its affiliates are expected to be issued 6,890,000 shares of Akili, Inc. common stock. In connection with the PIPE Investment, the Sponsor Related PIPE Investors, which are affiliates of the Sponsor, are expected to be issued 13,540,000 shares of Akili, Inc. common stock. Accordingly, the aggregate number of shares of Akili, Inc. common stock that SCS will issue to a Related Party in the PIPE Investment may exceed 5% of the shares of Akili, Inc. common stock outstanding before such issuance, and for this reason, SCS is seeking the approval of SCS shareholders for the issuance of shares of Akili, Inc. common stock pursuant in connection with the PIPE Investment.
In the event that this proposal is not approved by SCS shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by SCS shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Akili, Inc. common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Akili, Inc. common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Listing Rules, the issuance of shares of Akili, Inc. common stock pursuant to the Merger Agreement and the PIPE Investment be approved in all respects.”
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

INCENTIVE PLAN PROPOSAL
Overview
The Incentive Plan Proposal
—SCS is asking its shareholders to approve the 2022 Stock Option and Incentive Plan (referred to elsewhere in this proxy statement as the “2022 Plan”). The SCS board of directors adopted the 2022 Plan on     , 2022, subject to shareholder approval at the extraordinary general meeting. If the 2022 Plan is approved by our shareholders, the 2022 Plan will become effective on the date of closing of the Business Combination. If the 2022 Plan is not approved by our shareholders, it will not become effective and no stock awards will be granted thereunder. The 2022 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2022 Plan, a copy of which is attached to this proxy statement/prospectus as Annex G.
The 2022 Plan is intended to replace the Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”). The Akili, Inc. board of directors will terminate the 2011 Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2011 Plan.
Reasons to Approve the 2022 Plan
The purpose of the 2022 Plan is to encourage and enable officers, employees, non-employee
directors and consultants of Akili, upon whose judgment, initiative and efforts Akili depends for the successful conduct of the business, to acquire a proprietary interest in Akili. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the 2022 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.
Approval of the 2022 Plan by our shareholders is required, among other things, to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2022 Plan.
Description of the 2022 Plan
Set forth below is a summary of the material features of the 2022 Plan. The 2022 Plan is set forth in its entirety as Annex G to this proxy statement/prospectus, and all descriptions of the 2022 Plan contained in this Incentive Plan Proposal are qualified by reference to Annex G.
Purpose
The 2022 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.
Types of Stock Awards
The 2022 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units (“RSUs”), cash-based awards and dividend equivalent rights (all such types of awards, collectively, “stock awards”).

Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2022 Plan, the maximum aggregate number of shares of Akili, Inc. common stock that may be issued under the 2022 Plan will be equal to 15% of the total outstanding capital stock of the combined company as of the Closing Date on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, including the 2022 Plan and the 2022 ESPP). The number of shares available for issuance under the 2022 Plan will be increased on January 1, 2023 and each January 1 thereafter (ending on and including January 1, 2031) in an amount equal to the lesser of (i) the excess (if any) of (A) 5% of the outstanding shares on the last day of the immediately preceding December 31 (excluding any shares reserved for issuance under equity-based plans of Akili, including the 2022 Plan and the 2022 ESPP) over (B) the number of shares of Akili, Inc. common stock then reserved for issuance under the 2022 Plan as of such date and (ii) such number of shares determined by the board of directors.
Furthermore, subject to adjustments as set forth in the 2022 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2022 Plan pursuant to incentive stock options exceed the lesser of (i) the maximum aggregate number of shares of Akili, Inc. common stock as set forth above and (ii)             .
Lapsed Awards
The shares underlying any awards under the 2022 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2022 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options. Nonetheless, the following shares shall not be added to the shares authorized for grant under the 2022 Plan: (i) shares tendered or held back upon exercise of a stock option or settlement of a stock award to cover the exercise price or tax withholding, and (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. If Akili, Inc. repurchases shares of stock on the open market, such shares shall not be added to the shares of stock available for issuance under the 2022 Plan. The shares available for issuance under the 2022 Plan may be authorized but unissued shares of stock or shares of stock reacquired by Akili, Inc.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2022 Plan. Incentive stock options may only be granted to employees. Following the closing of the Business Combination, the combined company is expected to have appropriately 106 employees, seven directors and no independent contractors who will be eligible to be granted awards under the 2022 Plan.
Administration
The 2022 Plan will be administered by our board of directors or the compensation committee (or a similar committee performing the functions of the compensation committee), which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). The Plan Administrator may, in its sole discretion, delegate to a committee consisting of one or more officers of Akili, Inc., including the chief executive officer, all or part of the Plan Administrator’s authority and duties with respect to granting stock awards to individuals who are (i) not subject Section 16 of the Exchange Act and (ii) not members of the delegated committee. Such delegation of authority shall include a limitation as to the amount of shares of stock underlying stock awards that may be granted during the period of such delegation and shall additionally contain guidelines as to the determination of the exercise price and vesting criteria, as applicable.
Subject to the terms of the 2022 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the time or times to grant stock awards under the 2022 Plan; (ii) select the service providers to whom stock awards may be granted under the 2022 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2022 Plan; (iv) approve forms of stock award agreements for use under the 2022 Plan; (v) determine and modify, from time to time, the terms and conditions, not inconsistent with the terms of the 2022 Plan, of any stock award granted thereunder; (vi) construe and interpret the terms of the 2022 Plan and stock awards granted pursuant to the 2022 Plan; (vii) decide all disputes arising in connection with the 2022 Plan; (viii) prescribe, amend and rescind rules and regulations relating to the 2022 Plan; (ix) modify or amend each stock award (subject to the terms of the 2022 Plan); (x) supervise the administration of the 2022 Plan; (xi) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2022 Plan; (xii) extend at any time the period in which stock options may be exercised (subject to the terms of the 2022 Plan); (xiii) accelerate at any time the exercisability or vesting of all or any portion of any stock award; and (xiv) make all other determinations deemed necessary or advisable for administering the 2022 Plan.
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The term of each stock option will be stated in the stock award agreement, but no stock option shall be exercisable more than ten years after the date the stock option is granted. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant (i) if such stock option is otherwise compliant with Section 409A of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.
Stock Appreciation Rights (SARs)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Akili, Inc. common stock on the date of grant. Notwithstanding the foregoing, SARs may be granted with an exercise price per share that is less than 100% of the fair market value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of Akili, Inc. common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Akili, Inc. common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash or shares.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.
During the period of restriction, participants holding restricted stock may exercise full voting rights with respect to such shares, provided, however, that the participant shall not receive any dividends otherwise payable with respect to such restricted stock during the period of restriction, which such dividends shall accrue and become payable upon the end of the restricted period.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.
Unrestricted Stock Awards
An unrestricted stock award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under an unrestricted stock award.
Outside Director Limitations
Stock awards granted during a single calendar year under the 2022 Plan or otherwise, taken together with any cash compensation paid during such calendar year will not exceed $750,000 in total value for any non-employee
director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). For a non-employee
director who is initially elected or appointed to the board of directors, however, such amount shall be $1,000,000 for the calendar year in which the non-employee
director is initially elected or appointed.
Leaves of Absence / Transfer Between Locations
A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer if the employee’s right to reemployment is guaranteed by a statute, contract or by the policy pursuant to which the leave of absence was granted, or if the Plan Administrator otherwise so provides in writing or (ii) transfers between us and any of our affiliates.
Nontransferability of Stock Awards
Unless determined otherwise by the Plan Administrator, an award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a nonstatutory stock option transferable, such stock option will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration.
Director Limitation
The value of all awards awarded under the 2022 Plan and all cash compensation paid by the Company to any non-employee director in any calendar year for services as a non-employee director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash
assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of Akili, Inc., the outstanding shares of stock are converted into or exchanged for securities of Akili, Inc. or any successor entity (or a parent or subsidiary thereof), the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Plan, the number, class, kind and price of securities covered by each outstanding stock award and/or the repurchase or exercise prices (as applicable) of such stock awards; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).
Corporate Transaction
In the event of (i) a transfer of all or substantially all of our assets on a consolidated bases to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of our shares of stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of Akili, Inc.’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Akili, Inc. or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us, each outstanding stock award (vested or unvested) may be assumed, continued or substituted with stock awards of the successor entity, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the 2022 Plan and all stock awards shall terminate and upon such termination, except as otherwise provided in an applicable stock award agreement, all stock awards with time-based vesting conditions shall become fully vested, nonforfeitable and, if applicable, exercisable, as of the effective time of such corporate transaction. In addition, all stock awards with performance-based vesting restrictions may become vested and nonforfeitable in connection with such corporate transaction in the discretion of the Plan Administrator, or as otherwise provided in the applicable stock award agreement. In the event of such termination of the 2022 Plan, Akili, Inc. may provide for (i) the cancellation of such stock options and SARs in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock options and SARs as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid for the shares subject to the stock options or SARs; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment or (ii) the opportunity for participants to exercise their stock options or SARs prior to the occurrence of the corporate transaction of any stock options or SARS not exercised prior thereto. In addition, Akili, Inc. may, in its own discretion, make or provide for a payment, in cash or in kind, to the holders of other stock awards (other than stock options or SARs) in an amount equal to the fair market value of the shares subject to such stock awards multiplied by the number of vested shares of stock underlying such stock awards.
Amendment, Termination and Duration of the 2022 Plan
The Plan Administrator may at any time amend, alter, suspend or terminate the 2022 Plan.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.
Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related
items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related
items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related
items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant; provided that, any proceeds derived from a cashless exercise must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.
We will be entitled to a tax deduction in connection with a stock award under the 2022 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The 2022 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the 2022 Plan. However, we intend to grant awards to certain executive officers representing 6% of our outstanding capital stock immediately following the Business Combination on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, Inc., including the 2022 Plan and the 2022 ESPP), 4% of which will be granted to our Chief Executive Officer and an aggregate of 2% of which will be granted to the other members of our executive team. All other future awards to executive officers, employees and consultants under the 2022 Plan are discretionary and cannot be determined at this time. Because anticipated awards to certain of our executive officers to be granted as of the closing of the Business Combination are not calculable as of the date of this proxy statement/prospectus, we have not included them in the table below.

Name and Position	Dollar Value ($)	Number of Shares
W. Edward Martucci	—	—
Chief Executive Officer

Santosh Shanbhag	—	—
Chief Financial Officer

Jacqueline Studer	—	—
Chief Legal Officer
Matthew Franklin	—	—
President and Chief Operating Officer

Anil S. Jina	—	—
Chief Medical Officer

Jonathan David	—	—
Chief Product Officer

All current directors who are not executive officers as a group	—	—
All current executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—
Anticipated awards to certain of our executive officers to be granted as of the closing of the Business Combination have not be finalized. In addition, future awards to directors, executive officers, employees and independent contractors under the 2022 Plan are discretionary and cannot be determined at this time. As a result, such amounts are not calculable as of the date of this proxy statement/prospectus and we have not included them in the table above.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of the 2022 Stock Option and Incentive Plan for Akili, Inc. and any form award agreements thereunder, be approved, ratified and confirmed in all respects with effect from the closing of the transactions contemplated by the Merger Agreement.”
Recommendation of SCS’s Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS
’
s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
The ESPP Proposal
—SCS is asking its shareholders to approve the 2022 Employee Stock Purchase Plan (referred to elsewhere in this proxy statement as the “2022 ESPP”). The SCS board of directors adopted the 2022 ESPP on     , 2022, subject to shareholder approval at the extraordinary general meeting. If the 2022 ESPP is approved by our shareholders, the 2022 ESPP will become effective on the date of closing of the Business Combination. If the 2022 ESPP is not approved by our shareholders, it will not become effective and no options will be granted thereunder. The 2022 ESPP is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2022 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex H.
Reasons to Approve the 2022 ESPP Plan
The purpose of the 2022 ESPP is to provide eligible employees of Akili, Inc. and its designated subsidiaries with opportunities to purchase shares of Akili, Inc. common stock.
Description of the 2022 ESPP
Set forth below is a summary of the material features of the 2022 ESPP. The 2022 ESPP is set forth in its entirety as Annex H to this proxy statement/prospectus, and all descriptions of the 2022 ESPP contained in this ESPP Proposal are qualified by reference to Annex H.
The 2022 ESPP includes two components: a Code Section 423 Component (the “423 Component”) and a
non-Code
Section 423 Component. The 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
Shares Subject to the Plan.
The maximum aggregate number of shares of Akili, Inc. common stock that may be issued under the 2022 ESPP will be equal to 1.5% of the total outstanding capital stock of the combined company as of the Closing Date on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, Inc. including the 2022 Plan and the 2022 ESPP). The number of shares available for issuance under the 2022 ESPP will be increased on January 1, 2023, and each January 1 thereafter through and including January 1, 2031 in an amount equal to the least of (i) the excess (if any) of (A) 1% of the outstanding shares issued and outstanding on the immediately preceding December 31st (excluding any shares reserved for issuance under equity-based plans of Akili, Inc. including the 2022 Plan and the 2022 ESPP) over (B) the number of shares of Stock then reserved for issuance under the 2022 ESPP as of such date, (ii)                shares of Akili, Inc. common stock or (iii) such number of shares determined by the administrator.
Plan Administration.
The 2022 ESPP will be administered by the person or persons (the “Administrator”) appointed by the board of directors. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the 2022 ESPP and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the 2022 ESPP; (iv) decide all disputes arising in connection with the 2022 ESPP; and (v) otherwise supervise the administration of the 2022 ESPP. All interpretations and decisions of the Administrator shall be binding on all persons, including Akili and the participants.
Eligibility.
Any employee of ours or our designated subsidiaries is eligible to participate in the 2022 ESPP so long as the employee is employed for more than 20 hours a week (or such lesser number of hours per week as the

Administrator shall determine in advance of an offering) on the first day of the applicable offering period. Individuals who are not contemporaneously classified as employees of ours or our designated subsidiaries for purposes of our payroll system are not considered to be eligible employees and are not eligible to participate in the 2022 ESPP. The Administrator may exclude from participation in the 2022 ESPP or any offering period employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) or a sub-set
of such highly compensated employees.
Participation; Payroll Deductions.
Participation in 2022 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the 2022 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of January 31, 2022, there are 106 employees who are eligible to participate in the 2022 ESPP. Once an employee becomes a participant in the 2022 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2022 ESPP, becomes ineligible to participate in 2022 ESPP, or his or her employment ceases.
Offering Periods.
We may make one or more offerings to eligible employees to purchase shares of Akili, Inc. common stock under the 2022 ESPP. The Administrator shall determine, in its discretion, when the initial offering and any subsequent offering shall occur and the duration of each such offering, provided that no offering period shall exceed 27 months in duration. Shares are purchased on the last day of each offering period, with that day being referred to as an “exercise date”.
Exercise Price.
On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of Akili, Inc. common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of Akili, Inc. common stock on the first day of the offering period and (ii) 85% of the fair market value per share of Akili, Inc. common stock on the exercise date. The maximum number of shares of Akili, Inc. common stock that may be issued to any employee under the 2022 ESPP in any offering period shall be determined by dividing $25,000 by the fair market value of a share of Akili, Inc. common stock on the first day of the offering period.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Terms of Participation.
Except as may be permitted by the Administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the beginning of such offering period (or by such other deadline as shall be established by the Administrator for such offering). A participant may withdraw from an offering period by delivering a written notice of withdrawal to his or her appropriate payroll location at least 15 days before the exercise date. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the 2022 ESPP.

Term; Amendments and Termination.
The 2022 ESPP will continue until terminated by the board of directors. The board of directors may, in its discretion, at any time, terminate or amend the 2022 ESPP. Upon termination of the 2022 ESPP, all amounts in the accounts of participating employees will be refunded.
U.S. Federal Tax Aspects
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to the 2022 ESPP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2022 ESPP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United
States tax consequences of participating in the 2022 ESPP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United
States tax laws before taking any actions with respect to any awards.
In general, the 2022 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the 2022 ESPP will not recognize any taxable income and we will not be entitled to a deduction at the time shares of Akili, Inc. common stock are purchased for the employee under the 2022 ESPP. If an employee disposes of the Akili, Inc. common stock purchased under the 2022 ESPP within two years after the grant date (i.e., the first day of the offering period) or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and we will generally be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the Akili, Inc. common stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. We will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.
If an employee does not dispose of the of Akili, Inc. common stock purchased under the 2022 ESPP until after the holding period described above, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the start date of that offering period). The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the 2022 ESPP, the loss will be treated as long-term capital loss. We will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.
With respect to the
non-423
component of the 2022 ESPP, to the extent a participant is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. We will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.
New Plan Benefits
Since participation in the 2022 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2022 ESPP in the future are not determinable.

Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of the 2022 Employee Stock Purchase Plan for Akili, Inc., be approved, ratified and confirmed in all respects with effect from the closing of the transactions contemplated by the Merger Agreement.”
Recommendation of SCS’s Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

AUDITOR RATIFICATION PROPOSAL
SCS is asking its shareholders to ratify the audit committee’s selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The audit committee is directly responsible for appointing SCS’s independent registered public accounting firm. The audit committee is not bound by the outcome of this vote. However, if the shareholders do not ratify the selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2022, our audit committee may reconsider the selection of Marcum as our independent registered public accounting firm.
Marcum has audited our financial statements for the period from February 25, 2021 (inception) through March 2, 2021 and the period from February 25, 2021 (inception) through December 31, 2021. A representative of Marcum is expected to be present by telephone or videoconference at the Extraordinary General Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from shareholders. The following is a summary of fees paid or to be paid to Marcum for services rendered.
If the Business Combination is completed, Akili, Inc. is expected to use a different auditing firm for the fiscal year ended December 31, 2022.
Audit Fees
During the period from February 25, 2021 (inception) through December 31, 2021, fees for our independent registered public accounting firm were approximately $119,060 for the services they performed in connection with our initial public offering and the audit of our financial statements included in this proxy statement/ prospectus, including interim procedures and attendance at audit committee meetings.
Audit-Related Fees
During the period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.
Tax Fees
During period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.
All Other Fees
During the period from February 25, 2021 (inception) through December 31, 2021, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.
Our audit committee has determined that the services provided by Marcum are compatible with maintaining the independence of Marcum as our independent registered public accounting firm.
Pre-Approval
Policy
Under SCS’s audit committee charter, the audit committee is required to approve in advance SCS’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit
engagements and relationships between SCS and such independent auditors. Our audit committee was formed and its charter adopted in connection with the consummation of our initial public offering. As a result, the audit committee did not pre-approve
all services provided by Marcum. Since the formation of our audit committee, the audit committee has pre-approved
all audit services, compliance and planning services performed for SCS by Marcum during the period from February 25, 2021 (inception) through December 31, 2021.
Vote Required for Approval
The approval of the Auditor Ratification Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Auditor Ratification Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED
, as an ordinary resolution, that the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 be approved.”
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITOR RATIFICATION PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows SCS’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Akili and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, SCS’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the SCS Board of Directors
THE SCS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of SCS’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations applicable to SCS shareholders of Class A ordinary shares of the Domestication and exercise of redemption rights. This section applies only to SCS shareholders that hold their Class A ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).
This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or risk reduction transaction;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Moreover, this discussion does not address any state, local, or
non-U.S.
tax consequences, any aspect of the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or any aspect of U.S. federal non-income
tax law, such as gift or estate tax laws.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SCS Class A ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership will depend on the status of the partner and the activities of the partnership. Partnerships holding any SCS Class A ordinary shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND
NON-U.S.
TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of SCS Class A ordinary shares who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•
a corporation (or other entity or arrangement that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
Subject to the limitations, assumptions and qualifications described herein and in the opinion filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, to the extent this section entitled “—
Effects of the Domestication to U.S. Holders
” consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Wachtell Lipton. If any of the assumptions, representations or covenants on which this opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of this opinion may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in this opinion or that a court would not sustain such a challenge.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, SCS will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
Wachtell Lipton is of the opinion that the Domestication should qualify as an F Reorganization within the meaning of Section 368 of the Code.
However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as SCS, this result is not entirely clear.

Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The Domestication should be treated for U.S. federal income tax purposes as if SCS (i) transferred all of its assets and liabilities to Akili, Inc. in exchange for all of the outstanding common stock of Akili, Inc. and (ii) then distributed the common stock of Akili, Inc. to the holders of securities of SCS should liquidation of SCS. The taxable year of SCS should be deemed to end on the date of the Domestication.
Although the Domestication should qualify as an F reorganization, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code. As discussed in greater detail below under “—PFIC Considerations,” SCS believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication. If SCS is treated as a PFIC, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date, which, if finalized in their current form, may require U.S. Holders of SCS Class A ordinary shares to recognize gain on the Domestication if the U.S. Holder did not timely make a QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) with respect to such SCS Class A ordinary shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules, as discussed below. It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
If the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, and if the PFIC rules discussed above under “—
Effects of the Domestication to U.S. Holders
,” and in greater detail below under “—
PFIC Considerations
,” do not apply to cause a U.S. Holder to recognize gain on the Domestication, (i) a U.S. Holder of SCS Class A ordinary shares should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—
Effects of Section 367 to U.S. Holders
,” (ii) the tax basis of a share of Akili, Inc. common stock received by a U.S. Holder in the Domestication should equal the U.S. Holder’s tax basis in the SCS Class A ordinary share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code attributable to that share (as discussed below), and (iii) the holding period for a share of Akili, Inc. common stock received by a U.S. Holder should include such U.S. Holder’s holding period for the SCS Class A ordinary share surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, a U.S. Holder of SCS Class A ordinary shares would recognize gain or loss with respect to its SCS Class A ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding Akili, Inc. common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its SCS Class A ordinary shares surrendered in exchange therefor. In such event, the tax basis of a share of Akili, Inc. common stock received by a U.S. Holder in the Domestication would be equal to the fair market value of such share of Akili, Inc. common stock on the date of the Domestication and the holding period for a share of Akili, Inc. common stock received by a U.S. Holder would begin on the day following the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to SCS Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights under their particular circumstances.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as “reorganizations” within the meaning of Section 368 of the Code. Section 367(b) of the Code will apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to SCS Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
“U.S. Shareholders” of SCS
A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCS stock entitled to vote or 10% or more of the total value of all classes of SCS stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the SCS Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to them of these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its SCS Class A ordinary shares is the net positive earnings and profits of SCS (as determined under Treasury Regulations under Section 367 of the Code) attributable to such SCS Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such SCS Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
SCS does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SCS’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Shareholder would not be required to include in gross income an all earnings and profits amount with respect to its SCS Class A ordinary shares. It is possible, however, that the amount of SCS’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 of the Code as a result of the Domestication.
U.S. Holders that Own Less Than 10 Percent of SCS
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCS Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such holder’s SCS Class A ordinary shares as described below.
Unless a U.S. Holder makes the all earnings and profits election as described below, such U.S. Holder must recognize gain (but not loss) with respect to Akili, Inc. common stock received in the Domestication in an amount equal to the excess of the fair market value of such Akili, Inc. common stock over the U.S. Holder’s adjusted tax basis in the SCS Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its SCS Class A ordinary shares under Treasury

Regulations under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SCS establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s SCS Class A ordinary shares and (B) a representation that the U.S. Holder has notified SCS (or Akili, Inc.) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SCS or Akili, Inc. no later than the date such tax return is filed. In connection with this election, SCS intends to provide each U.S. Holder eligible to make such an election with information regarding SCS’s earnings and profits upon request.
SCS does not expect to have significant, if any, cumulative net earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SCS had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its SCS Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION UNDER THEIR PARTICULAR CIRCUMSTANCES.
U.S. Holders that Own SCS Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCS Class A ordinary shares with a fair market value less than $50,000 will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and will not be required to include any part of the all earnings and profits amount in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC
Considerations
In addition to the discussion under the heading “—
Effects of Section
 367 to U.S. Holders
” above, even if the Domestication qualifies as an F reorganization, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC
A foreign (i.e.,
non-U.S.)
corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by SCS would be considered to be passive income and cash held by SCS would be considered to be a passive asset.
PFIC Status of SCS
Based upon the composition of its income and assets, and upon a review of its financial statements, SCS believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
As discussed above, SCS believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SCS Class A ordinary shares upon the Domestication if

(i)	SCS were classified as a PFIC at any time during such U.S. Holder’s holding period in such SCS Class A ordinary shares; and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SCS Class A ordinary shares or in which SCS was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market
election (as defined below) with respect to such SCS Class A ordinary shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCS.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SCS Class A ordinary shares;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCS was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—
Effects of Section
 367 to U.S. Holders
” above) would be treated as gain subject to these rules.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SCS Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market
election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SCS Class A ordinary shares. An Electing Shareholder (as defined below) would not be subject to the adverse PFIC rules discussed above with respect to its SCS Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SCS, whether or not such amounts are actually distributed.
Any gain recognized by a U.S. Holder of SCS Class A ordinary shares as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION UNDER THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and
Mark-to-Market
Election
The impact of the PFIC rules on a U.S. Holder of SCS Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat SCS as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SCS Class A ordinary shares during which SCS qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SCS Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its SCS Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to SCS is contingent upon, among other things, the provision by SCS of a “PFIC Annual Information Statement” (within the meaning of the applicable Treasury Regulations) to such U.S. Holder. SCS provided PFIC Annual Information Statements to U.S. Holders of SCS Class A ordinary shares, upon request, with respect to its taxable year that ended on December 31, 2021 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that SCS will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a
“Non-Electing
Shareholder.”
The impact of the PFIC rules on a U.S. Holder of SCS Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” (within the meaning of the applicable Treasury Regulations) generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a
“mark-to-market
election”). No assurance can be given that the SCS Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market
election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market
election is made by a
Non-Electing
Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES UNDER THEIR PARTICULAR CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A
MARK-TO-MARKET
ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of SCS Class A ordinary shares (which were exchanged for Akili, Inc. common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Akili, Inc. common stock will depend on whether the redemption qualifies as a sale of Akili, Inc.’s common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Akili, Inc. common stock redeemed, such U.S. Holder will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Akili, Inc.’s common stock redeemed.
The redemption of Akili, Inc. common stock will qualify as a sale of Akili, Inc.’s common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Akili, Inc. common stock actually owned by such U.S. Holder, but also shares of Akili, Inc. common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Akili, Inc. common stock owned directly, Akili, Inc. common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Akili, Inc. common stock such U.S. Holder has a right to acquire by exercise of an option.
The redemption of Akili, Inc. common stock will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Akili, Inc. outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Akili, Inc. outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Akili, Inc.’s common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Akili, Inc.’s common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Akili, Inc.’s common stock owned by certain family members and such U.S. Holder does not constructively own any other Akili, Inc. shares. The redemption of Akili, Inc. common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Akili, Inc. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Akili, Inc.’s common stock. Such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Akili, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its other Akili, Inc. common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Akili, Inc.’s common stock redeemed will be added to the U.S. Holder’s adjusted tax basis in its remaining Akili, Inc. common stock, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in other Akili, Inc. common stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR AKILI, INC. COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS UNDER THEIR PARTICULAR CIRCUMSTANCES.
NON-U.S.
HOLDERS
As used herein, a
“non-U.S.
Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of SCS Class A ordinary shares that is not a U.S. Holder.
Effects of the Domestication to
Non-U.S.
Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to
non-U.S.
Holders of Akili, Inc. common stock.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Akili, Inc. common stock by a
non-U.S.
Holder after the Domestication.
Distributions
Distributions made to a
non-U.S.
Holder with respect to Akili, Inc. common stock, to the extent paid out of Akili, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such
non-U.S.
Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in its Akili, Inc. common stock and then, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Akili, Inc. common stock, which will be treated as described under “—
Sale, Exchange or Other Disposition of Akili, Inc. Common Stock
” below.
Dividends paid by Akili, Inc. to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such
non-U.S.
Holder) will not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form
W-8ECI).
Instead, such dividends will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Akili, Inc. Common Stock
A
non-U.S.
Holder will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Akili, Inc. common stock unless:

(i)
such
non-U.S.
Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such
non-U.S.
Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such
non-U.S.
Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a
non-U.S.
Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items; or

(iii)
Akili, Inc. is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such
non-U.S.
Holder’s holding period and either (A) Akili, Inc.’s common stock has ceased to be regularly traded on an established securities market or (B) such
non-U.S.
Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such
non-U.S.
Holder’s holding period, more than 5% of outstanding Akili, Inc. common stock.

If the third bullet point above applies to a
non-U.S.
Holder, gain recognized by such
non-U.S.
holder on the sale, exchange or other disposition of Akili, Inc. common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Akili, Inc. common stock from a
non-U.S.
Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” (within the meaning of the applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Akili, Inc. does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Akili, Inc. will be a U.S. real property holding corporation with respect to a
non-U.S.
holder following the Business Combination or at any future time.
Effects to
Non-U.S.
Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a
non-U.S.
Holder of Akili, Inc. common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Akili, Inc. common stock will depend on whether the redemption qualifies as a sale of Akili, Inc.’s common stock redeemed, as described above under “
U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights
.” If such a redemption qualifies as a sale of Akili, Inc. common stock, the U.S. federal income tax consequences to the
non-U.S.
Holder will be as described above under “
Non-U.S.
Holders—Sale, Exchange or Other Disposition of Akili, Inc. Common Stock
.” If such a redemption does not qualify as a sale of Akili, Inc. common stock, the
non-U.S.
Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “
Non-U.S.
Holders—Distributions
.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed
non-U.S.
Holders may be subject to withholding tax on the gross amount received in such redemption.
Non-U.S.
Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such
non-U.S.
Holders are not treated as receiving a dividend under the Section 302 tests described above under “
U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights
”).

Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Akili, Inc. common stock. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a
non-U.S.
Holder may be allowed as a credit against such
non-U.S.
Holder’s U.S. federal income tax liability and may entitle such
non-U.S.
Holder to a refund, provided that the required information is furnished by such
non-U.S.
Holder to the IRS in a timely manner.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination and the consummation of the PIPE Investment, which are collectively referred to as the “Transactions.”
The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Social Capital Suvretta Holdings Corp. I (“SCS”) and the historical consolidated financial statements of Akili Interactive Labs, Inc. (“Akili”) as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited condensed financial statements of SCS as of March 31, 2022 and for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of SCS as of December 31, 2021 and for the period from February 25, 2021 (inception) through December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical unaudited condensed consolidated financial statements of Akili as of March 31, 2022 and for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of Akili as of December 31, 2021 and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the sections entitled “
SCS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” “
Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” and other financial information relating to SCS and Akili included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1):
This presentation assumes that no SCS public shareholders exercise their right to have their SCS Class A ordinary shares redeemed for their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2):
This presentation assumes that all of public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCS will have a minimum of $150.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCS share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Akili or SCS) and (ii) the PIPE Investment Amount actually received by SCS at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $250.0 million (as of March 31, 2022) is reflected as being redeemed.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
Accounting for the Business Combination
The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Akili stockholders will have a majority of the voting power of Akili, Inc. in both the no redemption and maximum redemption scenarios, Akili will comprise all of the ongoing operations of Akili, Inc., Akili stockholders will have a majority of the voting power in the election of the board of directors of Akili, Inc., and Akili’s senior management will comprise all of the senior management of Akili, Inc. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Akili issuing shares for the net assets of SCS, accompanied by a recapitalization. The net assets of Akili will be stated at historical cost. No goodwill or other intangible assets will be recorded.
Description of the Transactions
On January 26, 2022, Akili entered into a definitive merger agreement with SCS, a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, a wholly owned subsidiary of SCS will merge with and into Akili in a transaction that values the combined company at an equity value of approximately $1.0 billion (assuming no redemptions from the Trust Account). The cash component of the transaction will be funded by SCS’s cash in trust of approximately $250 million (assuming no redemptions) as well as a $162 million private placement of common stock at $10.00 per share from various accredited investors (the “PIPE Investment”). The Business Combination is expected to close in mid-2022
and remains subject to customary closing conditions. At the effective time of the Business Combination, by virtue of the Business Combination and without any action on the part of SCS, Merger Sub, Akili or the holders of any of Akili’s securities:

•
each SCS Class A ordinary share and each SCS Class B ordinary share issued and outstanding immediately prior to the effective time of Domestication will be converted into one share of Akili, Inc. common stock;

•
each share of Akili common stock and preferred stock outstanding as of immediately prior to the effective time of the Merger will be canceled, converted into shares of Akili common stock and converted into the right to receive a pro rata portion of the Aggregate Merger Consideration, after giving effect to the appropriate conversion ratios;

•
all Akili Options outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock (and the exercise price thereof will be adjusted);

•
all Akili warrants (other than those that are deemed automatically exercised as a result of the Business Combination) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable Akili common stock warrant agreement; and

•	SCS will be renamed “Akili, Inc.”.
Earnout Shares
After the consummation of the Business Combination, holders of Akili common stock, preferred stock or warrants immediately prior to the closing of the merger and employees or individual service providers holding options, in each case as designated by the board of Akili as an earnout service provider prior to the Closing (“Earnout Service Providers”), will receive their pro rata portion of the Earnout Shares, which will be issued and vest in equal thirds (each such vesting event, a “Triggering Event”) if the trading price of Akili, Inc. common stock exceeds $15.00, $20.00 and $30.00, respectively, for any 20 trading days within any 30 consecutive trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”). In order to receive their pro rata portion of the Earnout Shares, the following must occur through the date of the corresponding Triggering Event that causes such Earnout Shares to become issuable: (a) common stockholders and warrantholders must hold shares (including shares underlying warrants, as applicable), and (b) Earnout Service providers must either remain employed and continue to hold their options or have exercised their options and continue to hold common stock. Any Earnout Shares forfeited pursuant to the preceding sentence shall be reallocated among remaining eligible holders of Earnout Shares (including former Akili common stockholders, preferred stockholders and warrantholders and Earnout Service Providers).
The number of Earnout Shares issuable is equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the Closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing. The price targets and the number of Earnout Shares issued shall be equitably adjusted for any share subdivision, share split, share dividend, reorganization, combination, recapitalization, or similar transaction affecting the Akili, Inc. common stock. If such targets are achieved, such holders will receive shares of Akili, Inc. common stock on the achievement of each target based on their proportional holding of such stock or awards on the date of the applicable Triggering Event. Akili has preliminarily concluded that the Earnout Shares issuable to stockholders and warrantholders represent financial instruments that will be classified as liabilities on the balance sheet. Earnout Shares issuable to Earnout Service Providers will be considered equity classified compensatory awards under ASC 718.
PIPE Financing
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, SCS entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and will purchase an aggregate of 16,200,000 shares of SCS Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $162 million. Of the 16,200,000 shares subscribed, 13,540,000 shares are subscribed by Sponsor Related PIPE Investors and 2,060,000 shares have been subscribed by existing Akili stockholders. The PIPE Financing will close concurrently with the closing of the Business Combination.
Consideration and Capitalization
The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

(in thousands)	Purchase price	Shares Issued
Share consideration to Akili (a)(b)(c)	$600,000	60,000,000

(a)	The value of common stock issued to Akili included in the consideration is reflected at $10.00 per share as defined in the Merger Agreement.
(b)
The total 60,000,000 consideration shares to be issued for all outstanding Akili common and preferred stock includes unexercised vested stock options of 2,918,908, unvested stock options of 2,562,326 and warrants to purchase 147,711 shares of Akili, Inc. common stock, converted using the treasury stock method. These share amounts are based on the anticipated number of shares outstanding as of the estimated Closing date of the Merger. The impact of the conversion is such that the number of shares issuable under the modified awards and the related exercise prices are adjusted using the Merger Consideration Per Fully Diluted Share ratio with all other terms remaining unchanged. The adjustment to the number of shares issuable and the related exercise prices is without substance (akin to a stock split).

(c)
Amount excludes the issuance of 9,703,951 Earnout Shares, assuming no redemptions, and 7,519,576 Earnout Shares, assuming maximum redemptions, to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain conditions described above within the Earnout Period.

Under the 2022 Plan, the Company intends to grant awards to certain executive officers representing 6% of our outstanding capital stock immediately following the Business Combination on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, Inc., including the 2022 Plan and the 2022 ESPP). The key terms of these anticipated awards have not yet been defined. As such, the fair value cannot be estimated as of the date of this proxy/prospectus and therefore the awards are not included as a transaction accounting adjustment within the unaudited pro forma statements.
The following summarizes the unaudited pro forma common stock shares outstanding immediately after giving effect to the Transactions:

	Assuming No Redemption		Assuming Maximum Redemption
(in thousands, except share and per share amounts)	Shares	%	Shares	%

SCS Public Stockholders	25,000,000	24.4%	—	0%
SCS Sponsor and Independent Director	6,890,000	6.7%	6,890,000	8.9%

Total SCS	31,890,000	31.1%	6,890,000	8.9%
Akili Stockholders (a)	54,372,056	53.1%	54,372,056	70.2%
PIPE Investors	16,200,000	15.8%	16,200,000	20.9%

Total Shares at Closing (excluding certain Akili shares)	102,462,056	100%	77,462,056	100%
Akili—Remaining Consideration Shares (a)(b)	5,627,944		5,627,944

Total Shares at Closing (including certain Akili shares)	108,090,000		83,090,000

(a)
Total consideration issued to Akili is $600.0 million or 60,000,000 shares ($10 per share price with no fractional shares). The total shares issued includes those in respect of Akili common and preferred stock and stock options and warrants to purchase common stock, converted using the treasury stock method. For the purpose of this calculation, the Series D redeemable convertible preferred stock continues to accrue dividends through the estimated Closing date of the Merger and the adjusted total of Series D redeemable convertible preferred stock is multiplied by 150% to determine the number of shares issuable upon conversion. Accordingly, the consideration shares outstanding in the above table have been adjusted to exclude the portion of consideration shares that will be unissued at Closing. The Akili—Remaining Consideration Shares reflect a conversion ratio of 1.15.

(b)
Amount excludes the issuance of 9,703,951 Earnout Shares, assuming no redemptions, and 7,519,576 Earnout Shares, assuming max redemptions, to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain performance conditions described above with the Earnout Period.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 and year ended December 31, 2021 are based on the historical financial statements of SCS and Akili. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Social Capital	Akili	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$70	$39,754	$250,034	3(a)	$414,176	$(250,000	) 3(k)	$166,376
			(8,892	) 3(d)		1,425	3(m)
			(9,281	) 3(g)		775	3(r)
			162,000	3(j)
			(3,540	) 3(l)
			(5,748	) 3(n)
			(7,700	) 3(e)
			(2,521	) 3(q)
Restricted cash	—	305	—		305	—		305
Short-term investments	—	14,973	—		14,973	—		14,973
Account receivable, net	—	33	—		33	—		33
Prepaid expenses and other current assets	542	4,254	—		4,796	—		4,796

Total current assets	612	59,319	374,352		434,283	(247,800)		186,483
Property and equipment, net	—	1,118	—		1,118	—		1,118
Operating lease right-of-use asset	—	2,807	—		2,807	—		2,807
Prepaid expenses and other long-term assets	124	5	—		129	—		129
Marketable Securities held in Trust Account	250,034	—	(250,034	) 3(a)	—	—		—

Total assets	$250,770	$63,249	$124,318		$438,337	$(247,800)		$190,537

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	53	3,234	(53	) 3(n)	3,234	—		3,234
Accrued expenses and other current liabilities	5,651	3,769	(5,651	) 3(n)	3,769	—		3,769
Advance from related party	44	—	(44	) 3(n)	—	—		—
Deferred revenue	—	123	—		123	—		123
Deferred rent, short term	—	16	—		16	—		16
Operating lease liability	—	605	—		605	—		605

Total current liabilities	5,748	7,747	(5,748)		7,747	—		7,747
Deferred underwriting fee payable	7,700	—	(7,700	) 3(e)	—	—		—
Note payable, long term	—	4,823	—		4,823	—		4,823
Operating lease liability, net of current portion	—	2,995	—		2,995	—		2,995
Corporate bond, net of bond discount	—	1,686	—		1,686	—		1,686
Deferred rent, long term	—	—	—		—	—		—
Earnout liability	—	—	73,092	3(o)	73,092	(16,453	) 3(p)	56,639
Other long-term liabilities	—	—	—		—	—		—

Total liabilities	$13,448	$17,251	$59,644		$90,343	$(16,453)		$73,890

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Social Capital	Akili	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Commitments and contingencies
Class A ordinary shares	250,000	—	(250,000	) 3(b)	—	—		—
Class A common stock	—	—	250,000	3(b)	—	—		—
			(250,000	) 3(f)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Akili Series A-1 redeemable convertible preferred stock	—	—	—		—	—		—
Akili Series A-2 redeemable convertible preferred stock	—	7,128	(7,128	) 3(h)	—	—		—
Akili Series B redeemable convertible preferred stock	—	41,854	(41,854	) 3(h)	—	—		—
Akili Series C redeemable convertible preferred stock	—	67,904	(67,904	) 3(h)	—	—		—
Akili Series D redeemable convertible preferred stock	—	179,305	(179,305	) 3(h)	—
Stockholders equity (deficit):
SCS Preference shares	—	—	—		—	—		—
Class A ordinary shares	—	—	—	3(b)	—	—		—
Class A common stock	—	—	—	3(b)	11	(3	) 3(k)	8
			1	3(c)
			3	3(f)
			5	3(i)
			2	3(j)
Class B ordinary shares	1	—	(1	) 3(b)	—	—		—
Class B common stock	—	—	1	3(b)	—	—		—
			(1	) 3(c)
Akili Common stock	—	—	5	3(h)	—	—		—
			(5	) 3(i)
Additional paid-in capital	—	—	249,997	3(f)	600,697	(249,997	) 3(k)	368,578
			161,998	3(j)		1,425	3(m)
			(3,540	) 3(l)		16,453	3(p)
			(12,679	) 3(i)
			296,186	3(h)
			(8,892	) 3(d)
			(9,281	) 3(g)
			(73,092	) 3(o)
Accumulated deficit	(12,679)	(250,187)	12,679	3(i)	(252,708)	775	3(r)	(251,933)
			(2,521	) 3(q)
Accumulated other comprehensive loss	—	(6)	—		(6)	—		(6)

Total stockholders’ equity (deficit)	$(12,678)	$(250,193)	$610,865		$347,994	$(231,347)		$116,647

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$250,770	$63,249	$124,318		$438,337	$(247,800)		$190,537

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Social Capital	Akili Interactive Labs, Inc.	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$66	$—		$66	$—		$66
Operating expenses:
Cost of revenue	—	96	—		96	—		96
Research and development	—	6,304	70	4(c)	6,374	(16	) 4(d)	6,358
Selling, general and administrative	—	15,391	84	4(c)	19,676	(19	) 4(d)	19,657
			4,201	4(b)
Operating and formation costs	4,201	—	(4,201	) 4(b)	—	—		—

Total operating expenses	4,201	21,791	154		26,146	(35)		26,111

Loss from operations	(4,201)	(21,725)	(154)		(26,080)	35		(26,045)
Interest earned on marketable securities held in Trust Account	25	—	(25	) 4(a)	—	—		—
Loss on extinguishment of debt	—	—	—		—	—		—
Interest expense	—	(176)	—		(176)	—		(176)
Other income	—	9	—		9	—		9

Loss before provision for income taxes	(4,176)	(21,892)	(179)		(26,247)	35		(26,212)

Provision for income taxes	—	—	—		—	—		—

Net loss	$(4,176)	$(21,892)	$(179)		$(26,247)	$35		$(26,212)

Unrealized loss on short-term investments	$—	$(6)	$—		$—	$—		$—

Comprehensive loss	$(4,176)	$(21,898)	$(179)		$(26,247)	$35		$(26,212)

Net loss	$(4,176)	$(21,892)	$(179)		$(26,247)	$35		$(26,212)
Dividends on Series D convertible preferred stock	—	(2,877)	—		(2,877)	—		(2,877)
Accretion of Series D convertible preferred stock	—	(1,438)	—		(1,438)	—		(1,438)

Net loss attributable to common stockholders, basic and diluted	$(4,176)	$(26,207)	$(179)		$(30,562)	$35		$(30,527)
Net loss per share, basic and diluted	—	$(17.96)			$(0.30)			$(0.39)

Weighted-average common shares outstanding:
Basic and diluted	—	1,459,517			102,462,280			77,462,280

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Social Capital (1)	Akili Interactive Labs, Inc.	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$538	$—		$538	$—		$538
Operating expenses:
Cost of revenue	—	355	—		355	—		355
Research and development	—	18,234	3,688	5(c)	21,922	(830	) 5(d)	21,092
Selling, general and administrative	—	42,668	7,935	5(c)	53,050	(1,786	) 5(d)	51,264
			2,447	5(b)
			2,521	5(e)		(208	) 5(f)
Operating and formation costs	2,447	—	(2,447	) 5(b)	—	—		—

Total operating expenses	2,447	61,257	14,144		75,327	(2,824)		72,503

Loss from operations	(2,447)	(60,719)	(14,144)		(74,789)	2,824		(71,965)
Interest earned on marketable securities held in Trust Account	8	—	(8	) 5(a)	—	—		—
Loss on extinguishment of debt	—	(181)	—		(181)	—		(181)
Interest expense	—	(465)	—		(465)	—		(465)
Other income	—	17	—		17	—		17

Loss before provision for income taxes	(2,439)	(61,348)	(14,152)		(75,418)	2,824		(72,594)

Provision for income taxes	—	—	—		—	—		—

Net loss	(2,439)	(61,348)	(14,152)		(75,418)	2,824		(72,594)
Dividends on Series D convertible preferred stock	—	(6,660)	—		(6,660)	—		(6,660)
Accretion of Series D convertible preferred stock	—	(58,649)	—		(58,649)	—		(58,649)

Net loss attributable to common stockholders, basic and diluted	$(2,439)	$(126,657)	$(14,152)		$(140,727)	$2,824		$(137,903)

Net loss per share, basic and diluted	$—	$(105.77)			$(1.37)			$(1.78)

Weighted-average common shares outstanding:
Basic and diluted	—	1,197,489			102,462,056			77,462,056

(1)	For the period from February 25, 2021 (date of inception) to December 31, 2021.
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with US GAAP. Under this method of accounting, Akili has been treated as the accounting acquirer, while SCS has been treated as the accounting acquiree for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Akili issuing shares for the net assets of SCS, accompanied by a recapitalization. The net assets of SCS will be stated at historical cost. No goodwill or other intangible assets will be recorded in conjunction with the Transactions.
The unaudited pro forma condensed combined financial statements are based on SCS’s historical financial statements, and Akili’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation
S-X,
as amended by the final rule, Release
No. 33-10786,
Amendments to Financial Disclosures about Acquired and Disposed Businesses
. Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. As such, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. SCS and Akili have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

2.	Accounting Policies
Upon completion of the Transactions, management will perform a comprehensive review of SCS’s and Akili’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of

Akili, Inc. Based on its initial review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a.
To reflect the release of cash from the trust account to cash and cash equivalents, assuming no SCS public shareholders exercise their right to have their SCS Class A ordinary shares redeemed for their pro rata share of the trust account.

b.	To reflect the conversion of SCS’s Class A ordinary shares and Class B ordinary shares into Akili, Inc. common stock upon the Domestication.

c.	To reflect the conversion of SCS’s 6,250,000 Class B ordinary shares into shares of Akili, Inc. common stock concurrent with the Closing.

d.
To reflect the payment of SCS’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $8.9 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $8.9 million of costs directly attributable to the Business Combination has been recorded as a reduction to additional paid-in
capital of $8.9 million.

e.	To reflect the settlement of $7.7 million of deferred underwriters’ fees incurred during SCS’s initial public offering that are payable upon completion of the Business Combination.

f.
To reflect the reclassification of SCS Class A ordinary shares subject to redemption of $250 million to Akili, Inc. common stock of $8 thousand and additional paid in capital of $250 million, in Scenario 1, which assumes no SCS public shareholders exercise their redemption rights.

g.
To reflect the payment of Akili’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $9.3 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $9.3 million of costs directly attributable to the Business Combination has been recorded as a reduction to additional paid-in
capital of $9.3 million.

h.	To reflect the conversion of Akili Convertible Preferred Stock of $296.2 million into Akili common stock of $5 thousand and additional paid in capital of $296.2 million.

i.
To reflect the recapitalization of Akili through the contribution of all outstanding common stock of Akili to SCS and the issuance of 54,372,056 shares of Akili, Inc. common stock and the elimination of the accumulated deficit of SCS, the accounting acquiree. As a result of the recapitalization, Akili common stock of $5 thousand and SCS’s accumulated deficit of $12.7 million were derecognized. The shares of Akili, Inc. common stock issued in exchange for Akili’s capital were recorded as an increase to common stock of $5 thousand and a decrease to additional paid-in
capital of $12.7 million.

j.	To reflect the issuance of an aggregate of 16,200,000 shares of Akili, Inc. common stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $162.0 million.

k.
To reflect, in Scenario 2, the assumption that SCS’s public shareholders exercise their redemption rights with respect to a maximum of 25,000,000 SCS Class A ordinary shares prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $250.0 million in cash. The $250.0 million or 25,000,000 SCS Class A ordinary shares represent the maximum possible contractual redemption amount which assuming the completion of the PIPE Investment, would still provide SCS with an amount of cash at the closing of the Business Combination of no less than $150 million pursuant to the minimum cash condition in the Merger Agreement.

l.
Represents payment of the estimated PIPE Financing transactions costs. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in
capital.

m.	To adjust the estimated transaction costs related to the redemption of the SCS Class A shares with respect to a maximum redemption of 25,000,000 SCS Class A ordinary shares in Scenario 2.

n.	Represents payment of historical SCS accounts payable and accrued expenses upon Closing.

o.
To reflect recognition of the approximately 8,346,278 Earnout Shares issuable to holders of Akili Common Stock and Akili Convertible Preferred Stock and warrantholders which are not indexed to Akili, Inc.’s stock pursuant to ASC Subtopic
815-40
as of Closing. Therefore, such amount is classified as a liability and recognized at its preliminary estimated fair value. The earnout liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in Akili, Inc.’s statement of operations within other income/expense. Refer to Note 6 – Earnout Shares, for additional information.

p.
To adjust the Earnout liability recorded in adjustment 3(o) above, to the lower preliminary estimated fair value of $56.6 million, assuming max redemptions of Class A ordinary shares of SCS into cash. Refer to Note 6 – Earnout Shares, for additional information.

q.
The Company has allocated $2.5 million of transaction costs, assuming no redemptions, to the liability classified Earnout Shares based on the relative fair value of these instruments as compared to the total Merger consideration. The portion of transaction costs allocated to these instruments is reflected as a reduction to cash and retained earnings. The costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

r.
To adjust the estimated transaction costs allocated to the liability classified Earnout Shares, as discussed in adjustment 3(q), assuming a maximum redemption of 25,000,000 SCS Class A ordinary shares in Scenario 2.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2022
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a.	To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

b.	To reclassify the historical formation costs of SCS to conform to Akili’s financial statement presentation.

c.
The Company has preliminarily concluded that the contingent issuance of Earnout Shares to Earnout Service Providers represents a grant of a compensatory award under ASC 718,
Compensation – Stock Compensation
. Under this guidance, the award is measured at fair value at the grant date and expense is recognized over the requisite service period. The preliminary estimated fair value of the Earnout Shares allocated to Earnout Service Providers is approximately $11.9 million assuming no redemptions and $9.2 million assuming maximum redemptions, based on an estimated issuance of 1,357,673 and 1,052,059 shares, respectively. The preliminary estimated fair value of the Earnout Shares was determined using a Monte Carlo simulation, which is described in detail in Note 6. The requisite service period was determined for each grant based on the lesser of estimated time to reach a Triggering Event or the vesting date of the underlying options. The time to reach a Triggering Event was estimated using the median vesting dates produced by a simulation model, which was restricted to consider only iterations/outcomes where the market conditions are achieved. The material assumptions and estimates employed in these calculations are consistent with those described in Note 6 below. This adjustment reflects recognition of approximately $154 thousand of share-based compensation expense associated with the Earnout Shares issuable to Earnout Service Providers for the three months ended March 31, 2022, of which $84 thousand and $70 thousand was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of March 31, 2022, there was approximately

$109 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers. Upon the date of any forfeiture, any Earnout Shares that have been forfeited will be reallocated pro rata to the other holders of Earnout Shares. The forfeiture and subsequent redistribution of the awards are accounted for as (1) the forfeiture of the original award and (2) the grant of a new award. Upon reallocation, the Company will reverse any compensation previously recognized for the forfeited award and recognize compensation for the new award, based on the fair value on the date of redistribution, over the remaining requisite service period.

d.
To reflect the lower share-based compensation expense of approximately $119 thousand, associated with the Earnout Shares issuable to Earnout Service Providers for the three months ended March 31, 2022, assuming maximum redemptions of Class A ordinary shares of SCS into cash. Of the $119 thousand, approximately $65 thousand and $54 thousand was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of March 31, 2022, there was approximately $85 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers, assuming maximum redemptions.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2021

a.	To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

b.	To reclassify the historical formation costs of SCS to conform to Akili’s financial statement presentation.

c.
This adjustment reflects recognition of approximately $11.6 million of share-based compensation expense associated with the Earnout Shares issuable to Earnout Service Providers for the year ended December 31, 2021, of which $7.9 million and $3.7 million was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of December 31, 2021, there was approximately $264 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers.

d.
To reflect the lower share-based compensation expense of approximately $9.0 million, associated with the Earnout Shares issuable to Earnout Service Providers for the year ended December 31, 2021, assuming maximum redemptions of Class A ordinary shares of SCS into cash. Of the $9.0 million, approximately $6.1 million and $2.9 million was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of December 31, 2021, there was approximately $204 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers, assuming max redemptions.

e.
To reflect $2.5 million of transaction costs related to the liability classified Earnout Shares, assuming no redemptions, based on the relative fair value of these instruments as compared to the total Merger consideration. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore are expensed at the Closing Date.

f.
To adjust the estimated transaction costs allocated to the liability classified Earnout Shares, as discussed in adjustment 4(e), assuming a maximum redemption of 25,000,000 SCS Class A ordinary shares in Scenario 2.

6.	Earnout Shares
The Earnout Shares issuable to stockholders and warrantholders are expected to be accounted for as liability classified financial instruments. These Earnout Shares were first evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the Earnout Shares should be classified as a liability. As part of that analysis, it was determined that the Earnout Shares are freestanding and not liability classified and further accounting assessment was required pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC
815-10-15-74(a) states
that a reporting entity shall not consider contracts to be derivative instruments if the contracts are both (a) indexed to the entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position. The Earnout Shares contain a provision in which forfeited Earnout Shares will be reallocated to the remaining holders of Earnout Shares which could impact the settlement amount thereof. This provision prevents the Earnout Shares issuable to stockholders and warrantholders from being considered indexed to stock, and therefore results in liability classification of the Earnout Shares pursuant to ASC
815-40.
The preliminary estimated fair value of the Earnout Shares liability is approximately $73.1 million assuming no redemptions and $56.6 million assuming maximum redemptions, based on an estimated issuance of 8,346,278 and 6,467,518 liability classified Earnout Shares, respectively. The preliminary estimated fair value of the Earnout Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the five-year Earnout Period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information available. Assumptions used in the preliminary valuation were as follows:
Price Target
: price target as defined in the Business Combination Agreement for each Triggering Event:

•	Triggering Event I is $15.00

•	Triggering Event II is $20.00

•	Triggering Event III is $30.00
Current stock price
: the current stock price was set at $10 per share, the assumed value per share of Akili, Inc. common stock used in the proxy statement/prospectus.
Expected term:
the expected term is the five-year term of the Earnout Period.
Expected volatility:
the volatility rate of 87.5% was determined using an average of historical volatilities over the expected term of selected industry peers deemed comparable to Akili.
Expected dividend yield:
the expected dividend yield is zero as it is not expected Akili, Inc. will declare dividends on common stock during the expected term.
At the end of each reporting period, Akili, Inc. will
re-measure
the Earnout Shares liability at fair value using a Monte Carlo simulation valuation model with changes in fair value reflected on the statement of operations at each reporting period.

7.	Net Loss Per Share
As the Transactions have been reflected as if they occurred on January 1, 2021, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Pro forma basic and diluted net loss per share for the three months ended March 31, 2021 and the year ended December 31, 2021 is calculated as follows:

	Year Ended December 31, 2021		Three Months Ended March 31, 2022
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Pro forma net loss	$(75,418)	$(72,594)	$(30,562)	$(30,527)
Pro forma weighted average shares outstanding—basic and diluted	102,462,056	77,462,056	102,462,056	77,462,056
Pro forma net loss per share-basic and diluted	$(0.74)	$(0.94)	$(0.30)	$(0.39)
Pro Forma weighted average shares calculation—basic and diluted
SCS Sponsors	6,890,000	6,890,000	6,890,000	6,890,000
SCS common stock subject to redemption	25,000,000	—	25,000,000	—

Total SCS	31,890,000	6,890,000	31,890,000	6,890,000
Issuance of SCS common stock in connection with closing of the PIPE Transaction	16,200,000	16,200,000	16,200,000	16,200,000
Issuance of SCS common stock to Akili shareholders in connection with Business Combination (a)(b)	54,372,056	54,372,056	54,372,056	54,372,056

Pro forma weighted average shares outstanding—basic and diluted (c)	102,462,056	77,462,056	102,462,056	77,462,056

a.
Excludes 5,627,944 Akili consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants). Total consideration to be issued to Akili is $600.0 million or 60,000,000 shares ($10 per share price with no fractional shares issued). The total shares to be issued includes those in respect of all issued and outstanding Akili common and preferred stock and shares underlying stock options and warrants. Accordingly, the weighted average pro forma shares outstanding at Closing has been adjusted to exclude the portion of consideration shares that were unissued at Closing.

b.
Amount excludes the issuance of approximately 9,703,951 Earnout Shares, assuming no redemptions, and 7,519,576 Earnout Shares, assuming maximum redemptions, to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain conditions described above within the Earnout Period.

c.
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Akili common stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments include 5,627,944 Akili consideration shares for unexercised stock options and warrants.

INFORMATION ABOUT SCS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to SCS prior to the consummation of the Business Combination.
General
SCS is a blank check company, incorporated as a Cayman Islands exempted company with limited liability on February 25, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although SCS is not limited to a particular industry or subsector therein for purposes of consummating a business combination, SCS focuses its search for a target business operating in the biotechnology industry and within the neurology subsector of such industry. SCS has neither engaged in any operations nor generated any operating revenue to date. Based on SCS’s business activities, it is a “shell company” as defined under the Exchange Act.
On July 2, 2021, SCS consummated its initial public offering of its Class A ordinary shares, which included a partial exercise by the underwriters of their over-allotment option. Simultaneously with the closing of the initial public offering, SCS consummated the private sale of 640,000 private placement shares at a purchase price of $10.00 per private placement share, to the Sponsor generating gross proceeds to us of $6.4 million.
Following the closing of SCS’s initial public offering, a total of $250.0 million ($10.00 per share) of the net proceeds from its initial public offering and the sale of the private placement shares were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended. As of March 31, 2022, funds in the trust account totaled approximately $250.0 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (i) to modify the substance or timing of SCS’s obligation to redeem 100% of the public shares if it does not complete a business combination by July 2, 2023 or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-business
combination activity and (3) the redemption of all of the public shares if SCS is unable to complete a business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting SCS’s Initial Business Combination
Fair Market Value of Target Business
The Nasdaq listing rules require that SCS’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the trust account). SCS’s board of directors determined that this test was met in connection with the proposed Business Combination. For more information about the valuation of Akili implied by the terms of the Business Combination, please see the section entitled “
Proposal No. 1—Business Combination Proposal—Background to the Business Combination
.”
Shareholder Approval of Business Combination
SCS is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). SCS will consummate the Business Combination only if there are net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Such public shareholder, alone or acting in concert or as a group, will not be restricted in their ability to vote for or against the Business Combination with respect to all of its shares.
The Sponsor and each director of SCS have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The Sponsor and each officer and director of SCS did not receive any compensation in exchange for their agreement to waive their redemption rights. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/prospectus, the Sponsor (together with SCS’s independent directors) owns 21.61% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCS’s securities, the Sponsor, Akili or their respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCS’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Akili or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a simple majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Appointment Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If SCS has not completed the Business Combination with Akili by July 2, 2023 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to SCS’s Cayman Constitutional Documents, SCS will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 25,000,000 public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of SCS’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with SCS, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their SCS Class B ordinary shares and private placement shares if SCS fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if SCS fails to complete its business combination within the allotted time period.
The Sponsor and SCS’s directors and officers have agreed, pursuant to a written agreement with SCS, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of SCS’s obligation to allow for redemption in connection with SCS’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by July 2, 2023 or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial
business combination activity, unless SCS provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, SCS may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
SCS expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SCS’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, SCS may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of SCS’s creditors which would have higher priority than the claims of SCS’s public shareholders. SCS cannot assure you that the actual per-share
redemption amount received by public shareholders will not be substantially less than $10.00. See “
Risk Factors—Risks Related to the Business Combination and SCS—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)
” and other risk factors contained herein. While SCS intends to pay such amounts, if any, SCS cannot assure you that SCS will have funds sufficient to pay or provide for all creditors’ claims.
Although SCS will seek to have all vendors, service providers (other than SCS’s independent auditors), prospective target businesses and other entities with which SCS does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of SCS’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SCS’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SCS’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where SCS may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where SCS is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of SCS’s public shares, if SCS has not completed SCS’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with SCS’s initial business combination, SCS will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than SCS’s independent auditors) for services rendered or products sold to us, or a prospective target business with which SCS has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under SCS’s indemnity of the underwriters of SCS’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. SCS has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SCS believes that the Sponsor’s only assets are securities of SCS and, therefore, the Sponsor may not be able to satisfy those obligations. None of SCS’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SCS’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SCS currently expects that SCS’s independent directors would take legal action on SCS’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SCS’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SCS cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be substantially less than $10.00 per share. See “
Risk Factors—Risks Related to the Business Combination and SCS—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)
” and other risk factors contained herein.
SCS will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than SCS’s independent auditors), prospective target businesses and other entities with which SCS does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under SCS’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If SCS files a
winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in SCS’s insolvency estate and subject to the claims of third parties with priority over the claims of SCS’s shareholders. To the extent any insolvency claims deplete the trust account, SCS cannot assure you that SCS will be able to return $10.00 per share to SCS’s public shareholders. Additionally, if SCS files a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by SCS’s shareholders. Furthermore, SCS’s board of directors may be viewed as having breached its fiduciary duty to SCS’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. SCS cannot assure you that claims will not be brought against us for these reasons. See “
Risk Factors—Risks Related to the Business Combination and SCS—If, after we distribute the proceeds in the trust account to our public shareholders, SCS files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages
.”
SCS’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) SCS’s completion of an initial business combination, and then only in connection with those SCS Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of SCS’s obligation to allow redemption in connection with SCS’s initial business combination or to redeem 100% of the public shares if SCS does not complete SCS’s initial business combination by July 2, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity; and (3) the redemption of the public shares if SCS has not completed an initial business combination by July 2, 2023, subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind to or in the trust account.
Facilities
SCS currently maintains its executive offices at 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052. The cost for this space is included in the $10,000 per month fee that SCS pays an affiliate of the Sponsor for office space, administrative and support services. SCS considers its current office space adequate for SCS’s current operations.
Upon consummation of the Business Combination, the principal executive offices of Akili, Inc. will be located at 125 Broad Street, Fifth Floor, Boston, MA 02110.
Employees
SCS currently has three officers. Members of SCS’s management team are not obligated to devote any specific number of hours to SCS’s matters but they intend to devote as much of their time as they deem necessary to SCS’s affairs until SCS has completed SCS’s initial business combination. The amount of time that any member of SCS’s management team will devote in any time period will vary based on whether a target business has been selected for SCS’s business combination and the current stage of the Business Combination process.
Competition
If SCS succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Akili’s competitors. SCS cannot assure you that, subsequent to the Business Combination, Akili, Inc. will have the resources or ability to compete effectively. Information regarding Akili, Inc.’s competition is set forth in the section entitled “
Information About Akili—Competition.
”
Directors and Executive Officers
SCS’s current directors and officers are as follows:

Name	Age	Position
Chamath Palihapitiya	45	Chief Executive Officer and Chairman of the Board of Directors
Kishan (a/k/a Kishen) Mehta	36	President and Director
Vladimir Coric	51	Director
Senthil Sundaram	43	Director
Michael Taylor	50	Director
James Ryans	46	Chief Financial Officer

Chamath Palihapitiya
has been SCS’s Chief Executive Officer and the Chairman of SCS’s board of directors since February 2021. Mr. Palihapitiya founded Social Capital in 2011 and has been its Managing Partner since its inception. Mr. Palihapitiya also serves as the Chief Executive Officer and the Chairman of the board of directors of DNAB, DNAC and DNAD. In addition, Mr. Palihapitiya currently serves as the Chief Executive Officer and the Chairman of the board of directors of each of Social Capital Hedosophia Holdings Corp. IV and Social Capital Hedosophia Holdings Corp. VI. Mr. Palihapitiya previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and served as the Chairman of the board of directors of Virgin Galactic until February 2022. Mr. Palihapitiya also previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. II until the consummation of its business combination with Opendoor Labs Inc. in December 2020 and as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. III until the consummation of its business combination with Clover Health Investments, Corp. in January 2021 and as the Chief Executive Officer and Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. V until the consummation of its business combination with Social Finance, Inc. in May 2021. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 until October 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering. Mr. Palihapitiya was selected to serve as a director because of his extensive management history and experience in identifying, investing in and building next-generation technologies and companies.
Kishen Mehta
has been SCS’s President and a member of SCS’s board of directors since February 2021. Mr. Mehta also serves as the President and a member of the board of directors of DNAB, DNAC and DNAD. Mr. Mehta also serves as a member of the board of directors of Biohaven Pharmaceuticals (NYSE: BHVN). Prior to joining Suvretta as Portfolio Manager for the Averill strategy, Mr. Mehta served as a strategic advisor to Biohaven, where he advised the company on various business development, capital structure and communication strategies, including a $300 million secondary public offering and the $105 million purchase of a Priority Review Voucher from GW Pharmaceuticals plc, which included $200 million in financing from Royalty Pharma plc to fund the transaction. Prior to his advisory role at Biohaven, Mr. Mehta was a portfolio manager at Surveyor Capital, a Citadel LLC strategy, where he managed a portfolio focused on global small-, mid-
and large-capitalization biotechnology, pharmaceutical, specialty pharmaceutical, medical device and healthcare services. Prior to Surveyor, Mr. Mehta was an analyst at Adage Capital where he evaluated and participated in numerous mezzanine and pre-IPO
private healthcare investments. Mr. Mehta held a similar role at Apothecary Capital and started his career as a mergers and acquisitions analyst at Evercore Partners, where he focused on life sciences. Mr. Mehta graduated from New York University with a degree in finance and accounting.
Vladimir Coric
has been a member of our board of directors since June 2021. He currently serves as the Chief Executive Officer and Director of Biohaven Pharmaceuticals (NYSE: BHVN), a commercial-stage company focused on treating CNS disorders. He also serves as Director of Pyramid Bio and Vita Therapeutics. Dr. Coric has more than 20 years of drug discovery and clinical development experience at Yale School of Medicine and Bristol-Myers Squibb prior to leading Biohaven. Dr. Coric has expertise working across therapeutic areas including neuroscience, virology, oncology and immuno-oncology. He has been involved in multiple drug development programs, including marketed drugs such as NURTEC ODT (rimegepant; CGRP receptor antagonist), ABILIFY (aripiprazole; partial dopamine agonist), OPDIVO (nivolumab; anti-PD1), YERVOY (Ipilimumab; anti-CTLA-4), DAKLINZA (daclatasvir; NS5A inhibitor) and SUNVEPRA (asunaprevir; NS3 inhibitor). Dr. Coric has conducted numerous clinical trials in various illnesses, including obsessive compulsive disorder, generalized anxiety disorder, major depression, schizophrenia, schizoaffective disorder, migraine, Alzheimer’s disease, hepatocellular carcinoma and glioblastoma. Dr. Coric is an Associate Clinical Professor of Psychiatry at the Yale School of Medicine and has over 65 peer-reviewed publications. He previously served as

Chief of the Yale Clinical Neuroscience Research Unit, Director of the Yale Obsessive-Compulsive Disorder Research Clinic, and President of the Connecticut Psychiatric Society (an 800 member district branch of the American Psychiatric Association). Dr. Coric completed his medical residency and fellowship training at Yale and earned his medical degree at Wake Forest University School of Medicine in North Carolina.
Senthil Sundaram
has been a member of our board of directors since September 2021. He currently serves as a member of the board of directors and Chief Executive Officer of Terns Pharmaceuticals (Nasdaq: TERN), a clinical-stage biopharmaceutical company aimed at developing a portfolio of small-molecule single-agent and combination therapy candidates to address serious diseases, such as non-alcoholic steatohepatitis (NASH) and obesity. Mr. Sundaram also serves on the board of directors of Sio Gene Therapies Inc. (Nasdaq: SIOX). He previously served as the Chief Financial Officer of Nightstar Therapeutics PLC, a position he held from April 2017 to June 2019. Prior to joining Nightstar, Mr. Sundaram served as the Head of Business Development and the Head of Corporate Development at Intercept Pharmaceuticals. Mr. Sundaram received undergraduate degrees in Computer Engineering and Economics from Brown University.
James Ryans
has been SCS’s Chief Financial Officer since February 2021. Mr. Ryans also serves as the Chief Financial Officer of DNAB, DNAC, DNAD, IPOD and IPOF. Mr. Ryans has been a Partner at Social Capital since March 2021 and serves as its Chief Financial Officer. Mr. Ryans was a professor of accounting at London Business School from 2016 to 2022, teaching financial accounting at the graduate and postgraduate levels, and directed an executive education program on mergers and acquisitions. Mr. Ryans previously served as a member of the board of directors of Social Capital Hedosophia Holdings Corp. III from April 2020 until the consummation of its business combination with Clover Health Investments, Corp. in January 2021, as a director and the chairman of the audit committee of Social Capital Hedosophia Holdings Corp. from September 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and as a member of Virgin Galactic’s board of directors through February 2021. From 2003 to 2011, Mr. Ryans oversaw investments and business development at Chelsea Rhone LLC and its affiliate HealthCap RRG, a mutual insurance company. From 1999 until 2001, Mr. Ryans was a consultant with Deloitte & Touche. Mr. Ryans is a CFA charterholder and holds a Ph.D. in business administration from the University of California Berkeley, an MBA from the University of Michigan and a BASc in electrical engineering from the University of Waterloo.
Michael Taylor
has been a member of our board since July 2022. He currently serves as a Portfolio Manager and Managing Director of CriticalMass Partners LLC (2011-2019), specializing in Healthcare Investing. For the past two decades, Mr. Taylor managed hedged and factor neutral-portfolios with a gross amount over $1 billion at funds including Millennium, Citadel and Diamondback Capital. He began his investment career at Oppenheimer Funds as the Head of Healthcare. He has overseen the day-to-day operations, portfolio selection/trades and research staff over the course of his career. Previous to portfolio management, Mr. Taylor worked as a scientist during the 1990s developing predominantly viral-vector based gene therapeutic drugs for the biopharmaceutical industry. Mr. Taylor holds advanced degrees in science and business from the Johns Hopkins University and the William E. Simon School of Business.
Number, Terms of Office and Appointment of Directors and Officers
SCS’s board of directors consists of five members. Prior to our initial business combination, holders of SCS’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of SCS’s public shares and private placement shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by at least 90% of our ordinary shares attending and voting in a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on SCS’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of SCS’s board of directors or by a majority of the holders of SCS’s ordinary shares (or, prior to SCS’s initial business combination, holders of SCS’s founder shares).

In connection with Michael Taylor’s appointment to the board of directors and committees of SCS, Kishen Mehta resigned from his positions on SCS’s audit committee, compensation committee and nominating and corporate governance committee to comply with the committee independence requirements of the Nasdaq listing rules.
SCS’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. SCS’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that SCS’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Director of Research, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The Nasdaq listing rules require that a majority of SCS’s board of directors be independent. As a “controlled company” SCS is not obligated to comply with this listing requirement, but SCS does intend to comply with this requirement. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. SCS’s board has determined that Vladimir Coric, Senthil Sundaram and Michael Taylor are independent directors under applicable SEC and Nasdaq rules.
Executive Officer and Director Compensation
Except as described below, none of SCS’s directors or executive officers have received any cash compensation for services rendered to SCS. Commencing on July 2, 2021 through the earlier of the consummation of SCS’s initial business combination and SCS’s liquidation, SCS accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SCS’s audit committee reviews on a quarterly basis all payments that were made by SCS to the Sponsor, directors, executive officers or SCS or any of their affiliates. In June 2021, the Sponsor transferred 30,000 founder shares to Vladimir Coric at such shares’ original per-share
purchase price. On September 24, 2021, SCS entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Senthil Sundaram, providing for the grant of 30,000 restricted stock units to Mr. Sundaram, which grant is contingent on both the consummation of an initial business combination with SCS and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of Akili, Inc. common stock until a date determined in the sole discretion of the Company that shall occur between the date of the Closing and March 15 of the year following the year in which the Closing occurs. The Company will compensate Mr. Taylor for his service as a member of the board, the audit committee, the compensation committee and the nominating and corporate governance committee in the amount of $300,000 in cash payable on December 31, 2022.
SCS is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence SCS’s management’s motivation in identifying or selecting a target business and SCS does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
Beginning on February 24, 2022, certain purported shareholders of SCS sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4 filed by SCS with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies.

On March 11, 2022, a purported shareholder of SCS filed a complaint against SCS, the members of SCS’s board of directors, BofA and Morgan Stanley in the Supreme Court of the State of New York for the County of New York. The complaint is captioned as
Elstein
v.
Palihapitiya et al.
, Case No. 651138/2022 (N.Y. Sup. Ct. N.Y. Cty., Mar. 11, 2022) (the “Complaint” and, along with the Demands, the “Matters”). The Complaint asserted among other things, claims for breach of fiduciary duty to disclose under Delaware law and Cayman Islands law. The Complaint alleged that SCS and its board of directors caused a materially misleading and incomplete proxy statement to be filed on February 14, 2022 with the SEC. Among other remedies, the plaintiff sought to enjoin SCS’s shareholder meeting in connection with the Business Combination and be awarded attorneys’ fees and costs. On June 29, 2022, the Complaint was voluntarily discontinued with prejudice.
SCS believes that the allegations in the Matters are meritless. If any Matter is not resolved, the Matters could prevent or delay completion of the Business Combination and result in costs to SCS and Akili. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the Business Combination on the agreed-upon terms, then such injunction may prevent the Business Combination from being completed, or from being completed within the expected time frame. Other potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Business Combination.
Periodic Reporting and Audited Financial Statements
SCS has registered its Class A ordinary shares under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SCS’s annual reports contain financial statements audited and reported on by SCS’s independent registered public accounting firm. SCS has filed with the SEC its Annual Report on Form
10-K
covering the period from February 25, 2021 (inception) through December 31, 2021 and its Quarterly Report on
Form 10-Q
for the quarter ended March 31, 2022.

SCS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we,” “us” or “SCS” refer to Social Capital Suvretta Holdings Corp. I. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to SCS Sponsor I LLC. The following discussion and analysis of SCS’s financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in the Cayman Islands on February 25, 2021, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. We intend to effectuate our Business Combination using cash derived from the proceeds of the initial public offering and the sale of the private placement shares, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
The issuance of additional shares in a business combination:

•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the SCS Class B ordinary shares resulted in the issuance of SCS Class A ordinary shares on a greater than one-to-one
basis upon conversion of the SCS Class B ordinary shares;

•	may subordinate the rights of holders of ordinary shares if preferred stock are issued with rights senior to those afforded our ordinary shares;

•
could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our ordinary shares.
Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our ordinary shares;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to continue to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
On January 26, 2022, we entered into a Merger Agreement by and among us, Merger Sub, and Akili.
The consummation of the proposed Business Combination is subject to certain conditions as further described in “Business Combination Proposal—the Merger Agreement.”
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. All activity for the period from February 25, 2021 (inception) through March 31, 2022 related to our formation, the initial public offering, described below, and, subsequent to the initial public offering, identifying a target company for a business combination and activities in connection with the proposed Business Combination. We do not expect to generate any operating revenues until after the completion of our business combination, at the earliest. We generate non-operating
income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended March 31, 2022, we had a net loss of $4,176,208, which consisted of operating and formation costs of $4,201,384, of which $3,852,295 was associated with the business combination, offset by interest earned on marketable securities held in the Trust Account of $25,176.
For the period from February 25, 2021 (inception) through March 31, 2021, we had a net loss of $5,182, which consisted of operating and formation costs.
For the period February 25, 2021 (inception) through December 31, 2021, we had a net loss of $2,438,600, which consisted of formation and operating costs of $2,446,924, offset by interest earned on marketable securities held in the trust account of $8,324.
Liquidity and Capital Resources
On July 2, 2021, we consummated the initial public offering of 25,000,000 public shares, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 public shares, at $10.00 per public share, generating gross proceeds of $250,000,000. Substantially concurrently with the closing of the initial public offering, we consummated the sale of 640,000 private placement shares at a price of $10.00 per private placement share in a private placement to the Sponsor, generating gross proceeds of $6,400,000.

Following the initial public offering, the partial exercise of the over-allotment option and the sale of the private placement shares, a total of $250,000,000 was placed in the trust account. We incurred $12,488,190 in initial public offering related costs, including $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $388,190 of other costs.
For the three months ended March 31, 2022, cash used in operating activities was $358,198. Net loss of $4,176,208 was affected by interest earned on marketable securities held in the Trust Account of $25,176. Changes in operating assets and liabilities provided $3,843,186 of cash for operating activities.
For the period from February 25, 2021 (inception) through March 31, 2021, cash used in operating activities was $138. Net loss of $5,182 was affected by formation costs of $5,000 paid by the Sponsor in exchange for the issuance of Founder Shares. Changes in operating assets and liabilities provided $44 of cash for operating activities.
For the period from February 25, 2021 (inception) through December 31, 2021, cash used in operating activities was $1,213,621. Net loss of $2,438,600 was affected by interest earned on marketable securities held in trust account of $8,324 and formation costs of $25,000 paid by the Sponsor in exchange for the issuance of founder shares. Changes in operating assets and liabilities used $1,228,303 of cash for operating activities.
As of March 31, 2022 and December 31, 2021, we had cash and marketable securities held in the trust account of $250,033,500 and $250,008,324, respectively. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2022 and December 31, 2021, we had cash of $69,991 and $428,189, respectively, held outside of the trust account. If we do not complete the Business Combination with Akili, we intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to (other than pursuant to the SCS Promissory Note (as defined below)), loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment.
On April 20, 2022, SCS issued the SCS Promissory Note to the Sponsor pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000. The SCS Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of SCS’s initial business combination. The SCS Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the SCS Promissory Note to become immediately due and payable. On April 26, 2022, SCS drew $250,000 under the SCS Promissory Note.
If we are unable to raise such additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Off-Balance
Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance
sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements. We have not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial
assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor $10,000 per month for office space, administrative and support services. We began incurring these fees on June 30, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.
The underwriters are entitled to a deferred underwriting commission of $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
SCS accounts for its Class A ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within SCS’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. SCS’s Class A ordinary shares feature certain redemption rights that are considered to be outside of SCS’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of SCS’s balance sheet.
Net Loss per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Disclosure Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules
13a-15(e)
and
15d-15(e)
under the Exchange Act) were not effective, due to the material weakness in our internal control over financial reporting related to the Company’s accounting for complex financial instruments. As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations, and cash flows for the period presented.
Management has implemented remediation steps to improve our disclosure controls and procedures and our internal control over financial reporting. Specifically, we expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.
Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the fiscal quarter ended March 31, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT AKILI
Unless the context otherwise requires, all references in this subsection to “we,” “us,” “our” or “the Company” refer to the business of Akili.
Overview
Akili is a leading digital medicine company pioneering the development of cognitive treatments through game-changing technologies. Our approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment.
Impairments in cognition are associated with many different chronic diseases and acute illnesses, impacting approximately 85 million people in the U.S. These impairments include, but are not limited to attention-deficit/hyperactivity disorder (“ADHD”), autism spectrum disorder (“ASD”), multiple sclerosis (“MS”), major depressive disorder (“MDD”), post-traumatic stress disorder (“PTSD”), cognitive impairments in
COVID-19
survivors (“COVID fog”), traumatic brain injury (“TBI”), cancer-related cognitive impairment (“CRCI”) and Alzheimer’s Disease, among others. Global recognition of cognitive issues by physicians and patients is at an all-time
high, yet many current treatment approaches are inadequate, as they are either unable to effectively target the brain to address underlying impairments or lack clinical validation.
Our vision is to change this paradigm with our development of the first digital prescription treatment to improve cognition, developed through a unique collaboration of cognitive neuroscientists and entertainment and technology designers.
Until now, digital therapeutics have consisted of tools and technology used to deliver existing medical processes, such as cognitive behavioral therapy, through accessible and easy-to-use
mobile applications. Our platform represents a fundamental paradigm shift where technology is the medicine itself, designed to target neural networks critical to cognitive function. We aim to transform the user-friendly experiences that digital therapeutics can deliver into clinically-validated treatments for cognitive functions that are designed to be indistinguishable from high-end
entertainment experiences.
With this approach, we introduced EndeavorRx, the first prescription video game treatment (and first digital treatment for a cognitive impairment) reviewed and granted marketing authorization by the U.S. Food and Drug Administration (the “FDA”) in June 2020, as a Class II medical device through the FDA’s de novo process. EndeavorRx is indicated for use to improve attention function for children ages
8-12
years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. In June 2020, EndeavorRx also received Conformité Européenne (“CE”) Mark certification as a prescription-only digital therapeutic software intended for the treatment of attention and inhibitory control deficits in pediatric patients with ADHD, enabling EndeavorRx to be marketed in European Economic Area (“EEA”) member countries. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication and/or educational programs, which further address symptoms of the disorder. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication.
We built EndeavorRx using our most advanced therapeutic engine, our selective stimulus management engine (“SSME”) mechanism of action. SSME is currently in clinical trials in adolescent and adult ADHD populations as well as in three other disease areas: post-operative
(post-op)
cognitive dysfunction, chemotherapy-induced cognitive impairment and cognitive dysfunction following
COVID-19
infection. Further, we have developed a pipeline of development programs focused on other indications.
Within ADHD, there is a large and growing opportunity for innovative non-drug
treatments. Current ADHD treatment options represent a $10 billion market with over 70 million prescriptions written every year for drugs in the U.S. According to the U.S. Centers for Disease Control and Prevention, nearly half the pediatric ADHD population uses behavioral therapy as well. The total ADHD population in the U.S. is 10.8 million and our initial target population includes those with inattentive or combined type ADHD, or 8.1 million of the total U.S. ADHD population. EndeavorRx is currently cleared in the U.S. to treat patients in the
8-12
age group, which represent approximately 22% (1.8 million) of our target 8.1 million ADHD population.
Within this market we face competition from a range of companies. Our competitors include both enterprise companies who are focused on or may enter the healthcare industry, including initiatives and partnerships launched by these large companies, and from private companies that offer solutions for specific chronic conditions. We compete with companies that are developing treatments for cognitive impairment associated with ADHD and other diseases and disorders resulting in cognitive impairment. In the digital health space, we compete with companies that have created non-regulated products to treat cognitive impairment in ADHD and other diseases and disorders resulting in cognitive impairment.
Our Proprietary Approach
Our platform is powered by proprietary therapeutic engines, which are software and associated algorithms that form the core of our products and product candidates, designed to target cognitive impairment at its source in the brain, informed by decades of research (including research conducted prior to the founding of Akili) and validated through rigorous clinical programs. Our most advanced therapeutic engine, SSME, presents specific sensory stimuli and simultaneous motor challenges designed to target the fronto-parietal cortex which plays a key role in attention function, while our earlier stage therapeutic engines focus on cognitive functions, including spatial navigation, memory and planning and organization. Each product and product candidate embodies a specific proprietary therapeutic engine with a variation of the video game-like user interface in an effort to optimize user engagement applicable to a particular disease or medical condition indication. Product candidates are clinically tested in development programs for particular disease or medical condition indications.
These products and product candidates are delivered in a platform characterized by these key attributes:

•
Targeted treatments that are personalized to patients’ needs
. Delivered through closed-loop adaptive algorithms, the technology continuously learns and adapts based on a patient’s use of and progress in the treatment, which enables the delivery of tailored and personalized experiences that automatically adjust to each individual’s therapeutic needs. Our technologies provide direct access to a de-identified,
aggregate level view of each patient’s activity, informing our product development. The therapeutics’ mechanics, algorithms and designs are protected by patents, trade secrets and copyrights, combining protections typically seen in both the medicine and technology industries to create a robust intellectual property portfolio.

•
Clinically validated therapeutics like drugs and medical devices
. We have completed 20 clinical trials of our therapeutics in more than 2,600 patients across nine disease populations, including large prospective, randomized controlled trials. In SSME, for instance, we have conducted five different clinical studies in children with ADHD, which collectively demonstrated the technology’s ability to improve objective measures and caregiver observations of attention function. These results were further validated by visible changes in the brain’s activity seen in clinical studies using electroencephalogram (“EEG”) imaging. Results of our clinical studies have been published in 16 leading peer-reviewed scientific journals, including
The American Journal of Psychiatry, The Lancet Digital Health and Nature: Digital Medicine
.

•
Therapeutics that are experienced as entertainment
. We are blending medicine with entertainment and creating patient experiences like never before. Our treatments look and feel like high-quality video games. They change over time, incorporate rewards and increase challenges in ways that feel natural to patients. Enabled by the adaptive ability of digital therapeutics and the dynamic nature of video games, and informed by extensive data infrastructure, we believe we can rapidly iterate our products to enhance patient enjoyment and engagement, encouraging compliance with the treatment plan. Our ability to rapidly create unique user experiences also allows us to adapt the experience to appeal to different patient populations by developing and testing product candidates in clinical trials. We believe we have the potential to offer the first treatments that both rival the experience of consumer entertainment products and can be utilized as part of a treatment plan.

•
Patient focused and adaptive
. We are relentlessly focused on our patients and caregivers and have developed a platform and infrastructure that allows us to quickly and continuously refine and optimize based on their feedback. Our products are widely accessible, are personalized and adaptable, and generate rich data caregivers can use to foster meaningful conversations with patients and their health care providers. With data from our platform and feedback from caregivers and patients, we have released multiple enhancements to our product’s gameplay, established patient connectivity via telehealth and changed our fulfillment system to better meet their needs.

This same technology platform also has potential applications beyond the treatment of cognitive impairments, with the potential to measure and monitor cognitive functioning. As we work towards improving cognitive impairments in patients at scale, the ability to measure cognitive function is critical. Today, cognition is typically only assessed in response to a specific patient complaint, and there is no consistent approach for this measurement. Clinical studies have shown our platform’s potential to act as a sensitive cognitive measure that correlates with well-known in-person
or paper-based cognitive measurements.
EndeavorRx
®
: The first prescription video game treatment
In June 2020, EndeavorRx, the first product built on the Akili platform was granted marketing authorization and classified as a Class II medical device by the FDA through FDA’s de novo process. The EndeavorRx product is indicated for use to improve attention function for children ages
8-12
with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. EndeavorRx represents a fundamental paradigm shift in the treatment of cognitive disorders, where technology is not just delivering a therapy but is itself the medicine.
EndeavorRx is the only therapeutic that is an
FDA-authorized
and physician-prescribed video game-based treatment designed to directly target cognitive functioning. For the first time, doctors have a treatment option that is purpose-built to target cognitive function and that is not taken as a pill, but delivered through a video game. EndeavorRx also obtained Conformité Européenne (CE) Mark certification in pediatric patients with ADHD, enabling EndeavorRx to be marketed in European Economic Area (EEA) member countries.
EndeavorRx Commercial Launch
In the second half of 2022, we plan to initiate the commercial launch of EndeavorRx using a commercial model we purpose-built for digital therapeutics. We believe that this customized commercialization approach for the digital therapeutics industry will support a successful launch as well as the rapid commercialization of any future products.
Our commercial model has important levers that go beyond the traditional therapeutic model. Because we are building the model from the ground up, we have the ability to use the extensive data collected through our platform, not just to rapidly iterate our products, but to tailor the entire delivery system for the nature of our products. We are leveraging a fully digital process, from prescription to fulfillment to treatment, creating unparalleled optimization of the end-to-end
patient experience and potentially enabling higher conversion, better compliance and optimal treatment. Our digital process includes features like a personalized customer support program, Akili Assist, which is designed to help our Health Care Providers (“HCPs”) and caregivers learn more about Akili and our products. Akili Assist representatives can be reached via email, phone and chat. With a commitment to experimenting, testing and learning, we have piloted several initiatives to understand promotional levers for our products and to prioritize the successful commercialization of EndeavorRx. Our commercial model is supported by the learnings and experience we gained from our pre-launch
of EndeavorRx, which demonstrated strong business fundamentals such as conversion rates, refill rates and breadth and depth of prescribing.

We plan to train and educate Health Care Providers (“HCPs”) how to incorporate EndeavorRx in their treatment regimens while simultaneously supporting a consumer-driven model through our engagement with parents of children with ADHD, including through social media campaigns. Our approach prioritizes expanding access to EndeavorRx for families through our efforts with payers, while ensuring a path is available for self-pay.
Our Development Pipeline
Our therapeutic engines are designed to target cognitive functions with the potential to address multiple medical conditions presenting the same functional cognitive impairments. Based on unmet need and market opportunities, our initial advanced-stage pipeline is focused on nine patient populations in pediatric and adult conditions, addressing both chronic and acute cognitive impairments.
We are currently conducting the following Akili-sponsored studies:

•	pivotal study in adolescents with ADHD

•	pivotal study in adults with ADHD
We are currently conducting the following collaborative studies with:

•	Weill Cornell Medicine/NewYork-Presbyterian Hospital in acute cognitive dysfunction in COVID-19 survivors

•	Vanderbilt University Medical Center in acute cognitive dysfunction in COVID-19 survivors
The following studies being conducted by partners are in planning stages:

•	pivotal study in pediatric ADHD in Japan by Shionogi & Co., Ltd (“Shionogi”)

•	proof of concept study in early childhood (3-8 year olds) ADHD by TALi Digital Limited (“TALi”)
Investigator-initiated studies that are currently being conducted:

•	post-operative cognitive dysfunction by Vanderbilt University Medical Center

•	chemotherapy-related cognitive impairment by the University of California San Francisco (“UCSF”)

•	cognitive monitoring in a healthy aging population
Future studies planned by Akili:

•	proof of concept and/or pivotal study in inattention in ASD

•	pivotal study in cognitive dysfunction in MS

•	pivotal study in cognitive dysfunction in MDD
We expect our model to be scalable and repeatable.
With our platform and business model, we believe we have created a set of capabilities and infrastructure that can be applied, again and again, with increased efficiency over time, creating a competitive advantage for Akili.
From technology sourcing through regulatory authorization and commercial growth, Akili is the first to take these types of innovative technologies that target brain function and bring them through every step of the product development, regulatory approval and commercialization process. We have built the first platform uniquely designed to leverage these physiologically-targeting digital therapeutics, which will support future products and enable us to be a preferred acquiror of these types of technologies as the field of physiologically-targeting digital therapeutics grows.

We meet patients on their own terms.
We believe that we are the first to create a prescribed treatment product that is delivered in a way that feels like high-quality entertainment and designed in a way that fits seamlessly into people’s lives.
With the aims of developing relationships with caregivers and patients that rival that of successful consumer companies, we have created a patient-adaptive model. Our products meet patients on their own terms and engage them in their care. Our products are widely accessible, are personalized and automatically adaptable and generate rich data that caregivers and patients can use to foster meaningful conversations with their health care providers. Caregivers and patients are also our collaborators in product design. We collect ongoing data and feedback through gameplay data, playtesting, workshops and research and refine, adapt and optimize both our products and our communications based on our learnings. Their valuable feedback has led us to add more choices during gameplay, including new quests, new creatures and costumes, and the ability for children to build their own universes.
Our hope is that, in the moment, patients forget that they are being treated with a therapeutic. In our work to fully realize the promise of digital therapeutics, we are just beginning to scratch the surface of what is possible as we develop experiences that capture the imagination and are akin to the best entertainment products.
About Akili
Akili was founded in 2011 with a vision of creating safe and effective cognitive medicine that is enjoyable for patients to use, and we have since been pioneering the development of game-changing technologies with the potential to change the world’s perception of medicine.
We provide robust compensation and benefits programs to help meet the needs of our employees, and to recruit, retain, and reward our existing and new employees. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel, whether existing employees or new hires, through the granting of stock-based and cash-based compensation, salary and bonus awards. We believe that this increases value to our stockholders and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. Our benefits programs also include a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, donation matching and flexible work schedules and work locations, among others.
Because the success of our business is fundamentally connected to the well-being of our employees, we are committed to their health, safety and wellness. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that: provide peace of mind concerning events that may require time away from work or that impact their financial well-being; support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and offer choice where possible so they can customize their benefits to meet their and their families’ needs. In response to the
COVID-19
pandemic, we implemented significant changes that we determined were in the best interests of our employees and our operational communities, and to comply with government regulations. These include permitting employees to work from home, implementing additional safety measures for any employees on-site
and providing certain work-from-home equipment reimbursement allowances.
Our origins
Akili CEO W. Edward (“Eddie”) Martucci, Ph.D.
co-founded
the Company while serving as a Principal at PureTech Health (“PureTech”). After launching PureTech’s digital health initiative, Dr. Martucci discovered the research of Dr. Adam Gazzaley in a search for innovative new technologies with the potential to transform how to treat central nervous system disorders. Dr. Gazzaley’s research showed that specifically tailored sensory stimuli delivered through a game-like interface can have positive effects on cognition.

Dr. Martucci and Dr. Gazzaley founded Akili, alongside Matt Omernick, the former executive art director at LucasArts (the video game division of LucasFilms), and Adam Piper, former Creative Director and Engineer from LucasArts, who, together, brought vast experience in video game design and the technical foundation to advance this early research and bring Akili’s vision to life.
Our unique culture
We are passionate about bringing together elements of science, technology and entertainment, along with a great user experience, to change how medicine is designed and delivered. We represent a combination of backgrounds and skills that are not typically found together in a single company, bringing talent together from various industries including biotech, medical device, entertainment and engineering. Aligning such a diverse group around this lofty goal requires a unique culture—one that is inclusive, bold and creative.
Our team and facilities
As of January 31, 2022, we had approximately 106 full-time employees. We lease our corporate headquarters in Boston where we occupy approximately 7,800 square feet pursuant to a lease that expires in October 2022. We also lease approximately 14,100 square feet of office space in Larkspur that expires in November 2026. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.
Our Strategy
Direct targeting of the brain’s physiology to improve neural functions is nascent but an area poised for growth in medicine as tens of millions of people worldwide live with cognitive and other brain health issues and many are actively searching for solutions. The growing global recognition of this unmet need comes at a time when patients are increasingly taking control of their own health and looking for medical products to fit into their lives and look and feel like consumer products. We believe we are uniquely positioned to capitalize on this opportunity, with our technologies designed to directly target the brain and delivered through high-end
video game interfaces.
Establishing a commercial foothold in pediatric ADHD
Pediatric ADHD is our initial target market, which has a high-unmet need population, as well as families who are unsatisfied with current treatment and are looking for new options. Traditional ADHD drugs have shown side effects including growth suppression, appetite suppression, weight issues, sleep issues and abdominal pain. Many children with ADHD are not currently on or well-controlled by medication, and more than half of them have tried, are trying or plan to try non-pharmacological
treatments. EndeavorRx’s safety profile provides a significant advantage over traditional therapeutics as no serious side effects have been associated with its use. However, EndeavorRx should be used as part of an overall treatment regimen and is not intended to substitute for a child’s medication. Our initial targeted market of pediatric ADHD with our flagship product will also allow us to introduce this new type of treatment to a large patient population, building awareness and relationships on which we can build for future products.
Additionally within ADHD, there is a large and growing opportunity for innovative non-drug
treatments. This is a $10 billion market with over 70 million prescriptions written every year for drugs. And, according to the U.S. Centers for Disease Control and Prevention, nearly half the ADHD population uses behavioral therapy as well. The total ADHD population in the U.S. is 10.8 million and our initial target population includes those with inattentive or combined type ADHD, or 8.1 million of the total U.S. ADHD population. EndeavorRx is currently cleared in the U.S. to treat patients in the
8-12
age group, which represent approximately 22% of our target 8.1 million ADHD population.

Leveraging our initial success to expand into other ADHD populations
Our first commercial product is indicated in the U.S. for children ages
8-12
old with primary inattentive or combined-type ADHD, who have a demonstrated attention issue, and we are actively seeking to expand across both age and geography with further clinical studies. We are conducting ongoing clinical trials in adolescents and adults with ADHD, which we plan to complete by the end of 2023. There are studies that our partners plan to conduct in pediatric ADHD in Japan (Shionogi), commencing in 2022, and a younger pediatric population (ages
3-8)
with ADHD in the U.S. (TALi), expected to commence in 2023.
Applying our clinically-validated technology to other mental health and neurology conditions
Building on the clinical validation of the technology underlying EndeavorRx, we are studying the therapeutic engine for its potential to improve the same cognitive impairment, attention function, in patients with impairments associated with ASD, MDD and MS; post-operative cognitive dysfunction; chemotherapy-related cognitive impairment and cognitive dysfunction related to
COVID-19.
Simultaneously pursuing new technologies designed to address other cognitive impairments
With a goal of helping all those living with cognitive disorders, we are evaluating technologies to address additional impairments, including memory, goal management and spatial navigation. We are simultaneously advancing additional in-house
technologies in early discovery phase: BBT, which is designed to address impairments including attention, impulsivity, working memory and goal management; and SNAV, which is designed to address impairments including spatial navigation, memory and planning and organization, as well as identifying opportunities to potentially pursue exclusive licenses for other innovative new technologies.
We have a deep and specialized scientific and technical expertise in developing technologies to specifically target cognitive issues, which enables us to rapidly assess technologies for development and commercialization.
Further evolving the treatment paradigm by creating new methods of cognitive assessment
There is currently no consistent clinical protocol for how to use cognitive assessment tools, and most cognitive assessments have not changed in decades, with many still performed on pen and paper. Our technology has the potential to go beyond treatments and deliver a new way to measure and monitor cognitive function at scale. Early clinical data suggest that our technology may serve a cognitive measure that correlates with well-known in-person
or paper-based cognitive measurements and detect unique neurological events before symptoms even appear. There is an investigator-initiated study ongoing in cognitive monitoring in a healthy aging population, and we plan to initiate a validation study of our cognitive assessment in late 2023.
Our Platform
Our approach is designed to strengthen cognitive function while simultaneously delivering experiences that capture the imagination. We have built a proprietary platform engineered to induce clinically meaningful cognitive changes at the functional level. Informed by decades of research (including researched conducted prior to the founding of Akili) and validated through rigorous clinical testing, our platform is powered by therapeutic engines that deploy sensory stimuli and simultaneous motor challenges designed to target and activate the neural networks that are key to certain cognitive functioning.
Our therapeutic engines employ adaptive closed-loop algorithms to personalize the treatment experience for each individual patient. This enables live adaptation to patient progress within gameplay, causing the treatment to continuously adapt and challenge the patient at an optimized level to drive engagement and improve the targeted cognitive function.
We designed our products to deploy our technology to patients in a way that feels exciting, unlike educational software or brain stimulation. We learned over time how to build these engines into products that look and feel like today’s entertainment and high-quality games. And so, our products operate in patients’ hands like any other video game. Our technology changes over time, adds rewards and increases challenges in a way that feels natural to patients.
Components of our prescription digital therapeutics
Each of our product and product candidates has three basic components: (1) core mechanics (our therapeutic engines), (2) a self-adaptive closed-loop system and (3) a population specific UX/UI (the video game component interface).
Core Mechanics (Our Therapeutic Engines)
We currently have three therapeutic engines, each with proprietary mechanics designed to activate specific systems in the brain responsible for different cognitive functions:
Selective Stimulus Management Engine
(“SSME”),
Body Brain Trainer
(“BBT”) and
Spatial Navigation Engine
(“SNAV”).
Selective Stimulus Management Engine (“SSME”)
SSME technology is our most advanced therapeutic engine. SSME is specifically engineered to target and activate the systems in the brain that play a key role in attention function, a critical function that is often impaired in disorders including ADHD, ASD, MDD, MS, brain fog and others.
SSME is designed to activate the fronto-parietal cortex area in the brain.

Attentional Control is a set of cognitive processes that allow us to interact with our complex environment in a goal-directed manner. Specifically, it is the capacity to apply the necessary attention at an appropriate time and place, while monitoring the environment for new sources of information, in order to enable the optimal processing of task-relevant information to achieve a particular goal. SSME is designed to target attentional control and to activate the front-parietal cortex area in the brain.
Each of our development programs is oriented toward a single indication and specific patient population. We refer to variations of our treatment software as our products or product candidates, each of which incorporates the core algorithms of one of our proprietary therapeutic engines (for example, our SSME therapeutic engine, which is incorporated into the majority of our existing product candidates). Within a single development program, we may explore multiple product candidates in early research and studies to optimize user engagement applicable to a particular patient population and indication and to determine which product candidate(s) will be evaluated in later clinical studies within that development program. Based on results of our studies and regulatory feedback from our clinical studies, we may also introduce other product candidates into our ongoing development programs. Furthermore, a specific product candidate may be used for one specific development program or across different development programs. Multiple product candidates may embody a single proprietary therapeutic engine but are differentiated based on one or more characteristics, including the videogame-like user interface and gameplay difficulty and progression, and each product candidate includes unique characteristics optimized for a particular indication and population.
AKL-T01 (marketed and branded as EndeavorRx in the U.S. and FDA-cleared for children ages 8-12 old with primary inattentive or combined-type ADHD, who have a demonstrated attention issue), as well as our AKL-T02 and AKL-T03 product candidates, are each variations of Akili’s treatment software targeting attention aspects of cognition, and each incorporates Akili’s SSME therapeutic engine technology. For example, AKL-T02, while retaining the same user interface and SSME therapeutic engine as AKL-T01, has adapted gameplay difficulty intended to increase user engagement in an autism spectrum disorder population. The SDT-001 product candidate is substantially the same SSME-based software as AKL-T01, but localized for Japanese language and culture for distribution in Japan. As a commercial product, EndeavorRx maintains the same gameplay functionality and therapeutic engine as the AKL-T01 product candidate used in the clinical studies that were the basis for FDA clearance, while being updated with incremental user interface changes and commercial compatibility modifications, such as compatibility modifications to enable access within applicable app stores. To the extent AKL-T01 is utilized, and cleared for marketing, under another development program (for example, a patient population and/or indication different from that cleared by the FDA for EndeavorRx), the resulting commercial product may be marketed and branded under a different label and reflect different incremental user interface and/or gameplay changes than AKL-T01 or EndeavorRx.
SSME prototype study
An early prototype utilizing UCSF’s patented technology was studied by UCSF for its potential to improve certain cognitive functioning in older adults. This study served as proof of concept for the patented technology exclusively licensed to us and embedded in the SSME therapeutic engine.
The prototype presented the user with two tasks: a motor function task focused on navigating along a racecourse and a set of go/no-go
tasks. Presenting users with both tasks simultaneously was used to determine the individual user’s ability to perform under the challenge of a specific interference. An interference (multitasking) cost was calculated based on the reduction in single-task performance when performing multiple tasks simultaneously.

The prototype was used to quantify changes in the ability to process information as people age in a study of 174 subjects between the ages of 20 and 79 distributed with 26 to 30 subjects per age decade (experiment 1 above). With each decade of age, the ability to process interference was decreased (reducing multitasking cost in graph a, below). The impact of the prototype on cognitive function was assessed in experiment 2 which involved randomly assigning 46 naive older adults 60-85 years old to one of three groups: Multitasking Training (n=16), Single-task Training (n=15), or No-Contact Control (n=15). Training involved playing the prototype on a laptop at home for one hour a day, three times a week for four weeks (12 total hours of training), with all groups returning for a one-month post-training and a six-month follow-up assessment. The multitasking group’s performance significantly improved after four weeks, thus supporting the role of interference during game play as a key mechanistic feature of the prototype. These improvements remained stable six months after training without booster sessions. This group also showed cognitive ‘near transfer’ effects in improvements in measures of sustained attention and working memory after 4 weeks.
The neural basis of training effects were assessed by assessing midline frontal theta (MFT), a well-described EEG measure of attentional control, localized to the medial prefrontal cortex. The multitasking group demonstrated a significant increase in MFT between ore-and post-training after 4 weeks (p<0.05). Notably, these changes in neural processing reached a level comparable to neural activity patterns observed in younger adults (reference new EEG graphic with pre- post-and healthy control).
This groundbreaking research demonstrated that neural networks can be specifically and predictably activated and was published on the cover of the peer-reviewed scientific journal
Nature
.

Building on this initial research, we built our SSME therapeutic engine from which we developed EndeavorRx. SSME has been clinically validated across more than 20 research, proof-of-concept
and pivotal clinical studies.

Body Brain Trainer (“BBT”)
BBT is designed to target neural systems involved in attention, impulsivity, working memory and goal management (fronto-parieto-cerebellar areas of the brain). BBT integrates cognitive and physical training within a single interactive environment through a motion capture video game and utilizes adaptive closed-loop algorithms that drive individuals to work at their ideal target heart rate and cognitive challenge.
Spatial Navigation Engine (“SNAV”)
SNAV is designed to leverage temporal, object and scene integration to target neural systems involved in spatial navigation, memory and planning and organization (extended hippocampal system in the brain).

Core Mechanic	Description	Targeted Physiology
SSME or Selective Stimulus Management Engine	Targets attentional control
SNAV or Spatial Navigation Engine	Targets spatial navigation and episodic memory
BBT or Body Brain Trainer	Targets attentional control, goal management and working memory
A Self-Adaptive Closed-Loop System
Each user’s experience is algorithmically customized and adapts in real-time based on a closed-loop feedback system. This allows the therapy to optimize and provide the most engaging and effective benefit to each individual. With this ability to adapt real-time based on a patient’s individual performance, the therapeutic is assessed and updated automatically, without the need for ongoing “titration” from prescribers.

A Population Specific UX/UI (Video Game Component Interface)
Our video game mechanics are the means of delivering our digital therapeutics, and we optimize these games to keep patients fully engaged for the duration of the therapy as well as appropriately challenged. Virtually every aspect of gameplay, from audio feedback to on-screen
rewards, is designed to maximize the user’s engagement.
We customize gameplay for each specific patient population that it is intended to address. For example, when adapting a game originally designed for children for adult applications, we built four prototype games using the same clinically-validated technology but reimagined with new themes, art and music, solely for the purpose of testing each treatment product with our target population. Each of our game concepts are focus tested with the target population.
Game mechanics overview of EndeavorRx, our first
FDA-cleared
digital therapeutic
The gameplay experience of EndeavorRx is designed to look and feel like a familiar 3D mobile action video game. Players attempt to successfully navigate their character through courses while collecting targets and avoiding obstacles. Players chase mystic creatures and race through different worlds, using boosts to problem-solve while building their very own universe. Successfully navigating each level requires focus and flexibility to manage multiple tasks at the same time, while filtering out distractions.
The game adapts in real-time as well as between treatment sessions, continuously challenging and encouraging the patient to improve their performance—individualizing each patient’s experience. As is the case with all of our product candidates, EndeavorRx is engineered with adaptive algorithms and designed to automatically adjust the cognitive challenge for each person’s individual treatment needs. Second by second tracking of individual progress allows caregivers to continuously monitor and assess treatment and share progress with their child’s physician.
EndeavorRx involves three key skills: Navigation, Targeting and Multitasking:

•	Navigation: Steering over gates and/or avoiding obstacles

•	Targeting: Tap for targets and ignore non-targets

•	Multitasking: Simultaneous navigation and targeting

The multitasking complexity increases through the four worlds of the game, as illustrated below:

Through the development of EndeavorRx and our SSME technology, we developed specialized technologies and practices that allow us to create additional therapeutics with increased efficiency, highlighted in the section below. With the development of EndeavorRx, we have built a platform that enables us to continue developing innovative technologies designed to target brain function and efficiently advance them to commercialization upon marketing authorization.
Our unique development capabilities
Through our collaboration with world-renowned cognitive neuroscientists and acclaimed entertainment and technology designers, we have development capabilities that allow us to build unique video game interfaces tailored for each target audience. For instance, we have advanced a number of different gameplay experiences through clinical trials, each delivering our SSME technology through completely unique experiences designed for specific audiences. This enables us to efficiently create audience-specific products that, once cleared or approved by the applicable regulatory body, can be prescribed and used at scale.
Market Opportunity
We have the opportunity to develop a new pillar of medicine across dozens of medical conditions. In addition to our initial focus on pediatric ADHD, we are already advancing potential treatments for cognitive impairments across nine patient populations, including expanded ADHD populations, ASD, MS, MDD and acute cognitive dysfunction across multiple conditions
(COVID-19
survivors,
post-op
and chemotherapy patients).
The U.S. market opportunity in our initial areas of focus is as follows:

Disease Area	Total U.S. Population with Disease Diagnosis	Initial Target Population Subset with applicable cognitive impairment, as noted
Attention-deficit/hyperactivity disorder (“ADHD”), all ages	10.8M	8.1M (ADHD + inattention)

Autism spectrum disorder (“ASD”)	1.3M	410k (ASD + inattention)

Disease Area	Total U.S. Population with Disease Diagnosis	Initial Target Population Subset with applicable cognitive impairment, as noted

Multiple sclerosis (“MS”)	900K	180K (MS + cognitive dysfunction)

Major depressive disorder (“MDD”)	19M	2.1M (MDD + cognitive dysfunction)

Acute cognitive dysfunction	81M	3.3M (COVID fog, ICU-related, TBI, cancer-related)

*	Figures in table above are based on our management’s good faith estimates based on various publications, public health data and national health statistics including from the NIH and CDC.
In our initial focus area, ADHD, there is a large and growing opportunity for innovative non-drug
treatments. ADHD currently represents a $10 billion annual market with over 70 million prescriptions written every year for traditional drugs. According to the U.S. Centers for Disease Control and Prevention, nearly half the ADHD population uses behavioral therapy in addition to prescription medicines. Our estimated market for inattentive or combined type ADHD in the U.S. is 8.1 million patients for all age groups, including 1.8 million patients in the
8-12
year old age group, which is the population EndeavorRx is currently cleared to treat.
Inadequacies of the Current Treatment Paradigm
Widely recognized in aging, cognitive impairments are also associated with dozens of chronic diseases and acute illnesses, including MDD, ASD, ADHD, MS, dementia, anxiety, schizophrenia, PTSD,
“chemo-fog”
and more. This manifests in ways like the inability to concentrate, memory issues, difficulty learning new things or issues making decisions that affect everyday life.
The safety profile of ADHD drugs and lack of options to specifically address inattention creates a very high unmet need. Current treatment approaches are limited to traditional medication, which lack precision, largely only treat symptoms, and are often accompanied by side effects. Traditional ADHD drugs have shown side effects that may include growth suppression, appetite suppression, weight issues, sleep issues and abdominal pain. Many children with ADHD are not currently on or well-controlled by medication, and more than half of them have tried, are trying or plan to try non-pharmacological
treatments. Patients are looking for new options to improve upon the inadequate existing treatment paradigm. Additionally, behavioral therapies teach coping mechanisms rather than addressing the underlying impairment. Furthermore, patients are turning to supplements and brain trainers, which lack clinical evidence of effectiveness.
The stress of the global pandemic and the impact of technology in our lives is aggravating these challenges, and recognition of the impact on society is increasing. The World Health Organization estimates that 139 million people will be living with dementia by 2050. Recently, a coalition of the U.S.’s leading experts in pediatric health declared a national emergency in child and adolescent mental health, and the U.S. Surgeon General has issued an advisory to highlight the urgent need to address the mental health crisis among U.S. youth.
Now is the right time to apply technology to treating human diseases, in particular, cognitive conditions for which existing approaches have fallen short of providing clinically meaningful therapeutic options and for which there remains a significant unmet need.

Our Advantages
Disease agnostic
Our therapeutic engines are designed to target specific neural networks independent of the cause of the disease, and therefore a single therapeutic engine can potentially power dozens of products that target the same cognitive impairments, serving many different disease populations and creating a highly efficient technology-centric medicine model.
Personalized and adaptable
Our technology continuously learns and adapts based on a patient’s use of and progress in the treatment, resulting in tailored and personalized experiences that automatically adjust to each individual’s therapeutic needs.
Rich data Infrastructure
Our platform gives us real-time direct access to a
de-identified
aggregate level view of each patient’s activity in real-world conditions, enabling continuous innovation and rapid product iteration and allowing us to be truly patient adaptive.
Repeatable and Efficient Model
Building on clinically-validated technologies, with the regulated therapeutic engine intact, we can rapidly build different front-end
experiences for different patient populations, creating completely unique games tailored for each audience.
Strong intellectual property protection
We seek to protect our platform, including unique algorithm mechanics, through the use of patents, copyrights, trademarks and trade secrets, providing Akili with a rich intellectual property estate to develop, strengthen and maintain our proprietary position in the digital therapeutics field.
Ability to leverage our platform and infrastructure to achieve scale
We have developed specialized technologies and practices to support our first product, EndeavorRx, that are designed to enable us to repeat that success with increased efficiency over time. Highlighted in the figure below, from technology sourcing all the way up through regulatory clearance, commercial and growth on the market, our platform takes innovative technologies that target brain function and brings them through every step of the process. We are the first company to have built a platform to leverage these types of physiologically-targeting digital therapeutics, and we intend to grow many of our own engines as well as to be an acquirer of choice as this field of digital therapeutics (“DTx”) grows.

Our work to obtain regulatory clearance/marketing authorization, including with regulators to define the product category, clinical endpoints and labeling approach, paves the way not only for our future products but for other novel clinically validated and FDA cleared reviewed digital therapeutics to increasingly come to market.
We are preparing for the commercial launch of our first product and advancing a robust clinical pipeline.
EndeavorRx represents our first commercial offering, demonstrating to the world what is possible using game-changing technology as medicine. But this is just the beginning. Leveraging the clinical success of Endeavor Rx, we intend to advance other product candidates that form our robust clinical pipeline. Our technology platform enables us to potentially improve cognitive impairments across dozens of other diseases and disorders.
Initial Advanced-Stage Pipeline
Issues of cognitive impairment exist across dozens of diseases and disorders, impacting more than one hundred million people worldwide. Each of our therapeutic engines may be applied to multiple different medical conditions. This creates a highly repeatable model as our platform is designed to target the cause of the disease and allows us to create completely unique games tailored for many different conditions and patient populations based on a single therapeutic engine. This ability to pursue different conditions with a single platform is efficient and unlocks the potential to drive value across our pipeline.
Our initial pipeline is focused on nine patient populations in pediatric and adult conditions with both chronic and acute cognitive impairments. Included is one
FDA-authorized
and
CE-marked
product, EndeavorRx, with label expansion studies underway and planned to potentially reach all ADHD age groups in the U.S. We also have a product candidate poised for pivotal study in children with ADHD in Japan.
Additionally, we are pursuing treatments for cognitive impairments associated with MS MDD and ASD, all of which have achieved proof of concept, as well as for acute cognitive dysfunction brought on by
COVID-19,
surgery and chemotherapy. Lastly, we are advancing research on monitors that can screen and assess cognitive impairments across populations.

Our current development programs are summarized in the chart below:

(1)	Timeframes are estimates and are subject to change - see Disclaimer and Risk Factors.
(2)	AKL-T01 is marketed as EndeavorRx in the U.S. for children ages 8-12 old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue.
(3)
Shionogi is responsible for the clinical development and commercialization of SDT-001 (a version of AKL-T01 localized for Japanese language and culture), as well as any future development and commercialization of AKL-T02, another version of our SSME engine that has been used for our ASD program, each in Japan and Taiwan.

(4)	AKL-M01 is designed to use SSME algorithms to monitor and assess certain aspects of cognition, as opposed to providing cognitive therapy.
(5)
In the event of substantial redemptions in connection with the Business Combination, and to the extent we are unable to access additional sources of funding following the completion of the Business Combination, our current estimated timeframe for initiating a pivotal study in this development program could be delayed.

*
Estimated timeframes in figure above correspond to applicable milestone start times, and are subject to change. Please refer to the section entitled “
Risk Factors
” included herein, including “
Risks Related to Our Business and Industry—Enrollment and retention of patients in clinical trials is an expensive and time-
consuming process and could be made more difficult or rendered impossible by multiple factors outside of our control. If we experience delays or difficulties in the enrollment or retention of patients in clinical trials, our ability to obtain necessary marketing authorizations for our product candidates could be delayed or prevented
” and ”
Risks Related to Our Products—Our current product candidates are in various stages of development. Our product candidates may fail in development or suffer delays that adversely affect their commercial viability. If we fail to maintain clearance, de novo classification or approval to market our product candidates, including AKL-T01 for expanded indications, or if we are delayed in obtaining such marketing authorizations, our business, prospects, results of operations and financial condition could be materially and adversely affected
.”

The pediatric ADHD market of our flagship product allows us to introduce this new type of treatment to a large patient population, building awareness and relationships on which we can build for future products. While we are working to extend our reach into other ADHD populations and new geographies, we are simultaneously applying that same clinically-validated technology to new conditions and advancing new technologies, through our organic efforts and in-licensing
to address a broad range of conditions with cognitive impairments. We are also working to create and validate new methods of cognitive assessments, which could lead to increased diagnosis and awareness of the issue across society.

Current Programs and Clinical Validation
We have completed 20 clinical studies of our SSME technology to evaluate its potential to diagnose, treat and monitor certain cognitive functions in patients. Our studies, including large prospective randomized controlled trials, have been conducted in over 2,600 patients across nine disease areas. Our research has been published in leading peer-reviewed scientific journals, including
The American Journal of Psychiatry, The Lancet Digital Health and Nature: Digital Medicine
.
SSME is the therapeutic engine underlying our first commercial product in ADHD, EndeavorRx, and we have achieved pilot and/or proof of concept with SSME in MDD, MS and ASD positioning us to begin further proof of concept or pivotal trials in these indications.
Attention-deficit hyperactivity disorder (“ADHD”)
ADHD is a neurobehavioral disorder characterized by a persistent pattern of symptoms such as inattention, hyperactivity and impulsive behavior that interferes with functioning and development. ADHD can have a profound impact on an individual’s life, causing disruption at school, work, home and in relationships. It is one of the most common developmental disorders in children and often persists into adulthood.
ADHD market size
Current ADHD treatment options represent a $10 billion market with over 70 million prescriptions written every year for drugs in the U.S. According to the U.S. Centers for Disease Control and Prevention, nearly half the pediatric ADHD population uses also behavioral therapy. The total ADHD population in the U.S. is 10.8 million and our initial target population includes those with inattentive or combined type ADHD, or 8.1 million of the total U.S. ADHD population. EndeavorRx is currently cleared in the U.S. to treat patients in the
8-12
age group, which represent approximately 22% (1.8 million) of our target 8.1 million ADHD population.
Current ADHD treatment guidelines recommend a multi-faceted approach that uses medications in conjunction with behavioral interventions. For children with ADHD younger than 6 years of age, the American Academy of Pediatrics recommends parent training in behavior management as the first line of treatment, before medication is tried. For children 6 years of age and older, the recommendations include medication and behavior therapy used in combination. About 77% of children aged 2 to 17 with ADHD in the U.S. receive treatment, with about 47% receiving behavioral treatment and about 15% receiving only behavioral treatment without any medication. First-line medications used to treat ADHD are stimulants such as methylphenidate, marketed as Ritalin and Methylin, dexmethylphenidate, marketed as Focalin, dextroamphetamine, marketed as Dexedrine and Zenzedi, amphetamine-dextroamphetamine, marketed as Adderall, and lisdexamfetamine, marketed as Vyvanse. Other approved medications include atomoxetine, extended-release guanfacine, and extended-release clonidine. As of 2018, stimulants command 88% of the U.S. ADHD market at a value of $8 billion, with approximately 50% of the total market being amphetamines.
It is estimated that 44% of patients are not currently on or well controlled by ADHD medication, and 64% experience adverse effects from medication. Data show that 55% of patients have tried, are trying or plan to try non-pharmacological
treatments. However, current validated
non-pharmacological
treatments and approaches – e.g. behavioral therapy – can lead to mixed results and can have accessibility and cost issues.
Our initial targeted population in ADHD is U.S. children ages
8-12
with a demonstrated impairment in attention function. This market represents a large and growing opportunity with caregivers actively searching for new non-drug
solutions and allows us to build relationships with consumers that can be extended to support future market opportunities.

Our first commercial product – EndeavorRx for pediatric ADHD patients
Supported by data across five clinical trials, in June 2020, EndeavorRx was granted marketing authorization and was classified as a Class II medical device by the FDA through FDA’s de novo process. EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages
8-12
years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (“TOVA
®
”) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication.
According to the FDA, EndeavorRx represents the first game-based digital therapeutic to improve attention function associated with ADHD and the first game-based therapeutic to be granted FDA marketing authorization for any type of condition.
The impact of EndeavorRx as a digital therapeutic treating children with ADHD is two-fold
– it is transforming how the world experiences medicine and bringing a new clinically-validated non-drug
solution to patients living with ADHD. It is the first and only
FDA-authorized
treatment of its kind and is currently being prescribed by physicians and helping patients with ADHD and their families.
Created by a team of neuroscientists and game designers, EndeavorRx is built on our SSME therapeutic engine and uses sensory stimuli and simultaneous motor challenges designed to target areas of the brain that play a key role in attention function. Patients who engaged with AKL-T01 in clinical studies demonstrated improvements in specific ADHD impairments and symptoms in daily life, as detailed in our clinical study data below.
Clinical evidence supporting EndeavorRx
The EndeavorRx research program includes three studies in ADHD (STARS-ADHD, STARS-Adjunct and
ADHD-POC)
and a pilot studies in ADHD with Sensory Processing Disorder and in ADHD with Autism Spectrum Disorder (see below section for a description of the Autism Spectrum Disorder study).

STARS-ADHD pivotal study

The pivotal STARS-ADHD study was a 4-week multi-center, randomized, blinded, controlled trial conducted between July 2016 and November 2017 in 348 children aged 8-12 years and diagnosed with ADHD. Children enrolled into the study were instructed to use AKL-T01 or an educational-style video game control for approximately 25 minutes a day for 28 days.

The predefined primary endpoint of the study was the change from baseline in the TOVA Attention Performance Index (TOVA API), a measure of objective attention for which the study was statistically powered. TOVA is a computerized test cleared by the FDA to assess attention deficits and evaluate the effects of interventions in ADHD; the API is a composite measure of attention functioning. This objective attention endpoint was the primary endpoint for which the study was statistically powered. The control condition used in this study was specifically designed to enable the assessment of changes in the primary endpoint of objective attention. The control was in the form of an educational style word search digital game matched to AKL-T01 for expectation of benefit and time on task. AKL-T01 showed a statistically significant improvement on the TOVA API compared to the control (p=0.006).

The mean (“SD”) change from baseline on the TOVA API was 0.93 in the AKL-T01 group and 0.03 in the control group. Forty-seven percent of children met the prespecified clinical responder analysis for TOVA API improvement, which was greater than control (47% vs 32%, p=0.0058). In addition to the improvement in the TOVA API, treatment with AKL-T01 resulted in significantly greater improvements across other objective TOVA attention-related measures (sustained attention, attentional consistency, and long attentional lapses). Overall, after treatment with AKL-T01, 36% of children moved into the normative range of objective attention as measured by TOVA and no longer showed an objective attention deficit in at least one aspect of attention functioning, which was statistically greater than control (36% vs 21%, p=0.0027).
In addition to these objective measures of attention, the study also looked at secondary outcome measures comparing AKL-T01 to control on parent- and clinician-reported ADHD impairment and symptom ratings scales, specifically the Impairment Rating Scale (“IRS”), ADHD Rating Scale
(ADHD-RS-IV—Total,
Inattentive, Hyperactive subscales), Clinical Global Impressions of Improvement
(“CGI-I”)
and the Behavior Rating Inventory of Executive Function (“BRIEF”). Children using AKL-T01 showed statistically significant change from baseline improvement across all measures. Though there was not a statistically significant separation on the mean magnitude of improvement between AKL-T01 and control on these secondary outcome measures, there was a trend towards differential improvement in IRS and
ADHD-RS-Inattentive
for children using AKL-T01.
Predefined responder analyses of these parent- and clinician-reported measures also showed differential improvement, with a significantly greater proportion of children benefiting from AKL-T01 versus control in the clinician-administered IRS, a parent-reported scale of ADHD-specific impairments (48% vs 37%, p=0·049). Further, 24% of children in the AKL-T01 group were considered responders on the ADHD-RS (≥30% reduction in ADHD-RS) compared to 19% in the control group (p=0.23; post-hoc analysis). Additionally, 56% of parents said the intervention helped their child’s attention in real life, and 73% of children reported feeling an improvement in their attention when asked via an exit survey. Overall, the effects of
AKL-T01
were strongest for measures of attention function, and weakest for measures of hyperactivity in ADHD. We further investigated these and similar secondary endpoints in other studies described herein.

AKL-T01 was shown to be safe in this study, with no serious adverse events observed. All adverse events reported were mild in 7% of patients, and included frustration (3%), headache (2%), emotional reaction (1%), dizziness (1%), nausea (1%) and aggression (1%).
STARS-ADHD Adjunctive clinical study
The STARS-ADHD Adjunctive clinical study was a three-month open-label study conducted between December 2018 and September 2019 which enrolled 206 children, aged
8-14
years with a diagnosis of ADHD. The children were separated into two groups: one with children on stimulant medications and one with children not taking ADHD medication. Both groups received a first period of AKL-T01 treatment in the first month of the study, followed by a pause in AKL-T01 treatment in the second month, and then a second period of AKL-T01 treatment in the third month. The primary efficacy outcome of the study was change in IRS after one month of treatment.

The study demonstrated statistically significant improvement in the IRS from baseline after one month as well as to the end of the three-month trial in both the children on-stimulants
and
off-stimulants
(both cohorts: p<0.001). The second period of AKL-T01 treatment resulted in further increases in efficacy on this primary outcome measure, beyond the effects already seen after the first period of treatment. The magnitude of improvement in IRS throughout the study was similar for children independent of their ADHD medication use. Responder rates for IRS (improvement of greater than 1 point or more on the IRS scale) were 41% and 56% at the end of the first period of treatment with AKL-T01 in the off-stimulant
and
on-stimulant
groups respectively (50% across both groups). This increased to 69% and 68% respectively by the end of the second period of treatment. Further, across both groups, responder rates for ADHD-RS Total (% children with ≥30% improvement) after the first period of treatment was 27% and increased to 45% after the second period of treatment. Additionally, after the second period of treatment, 60% of parents said the intervention helped their child’s attention in real life, and 75% of children reported feeling an improvement in their attention when asked via an exit survey.

The treatment was well-tolerated. There were no serious adverse events and the total reported adverse events were in 18% of patients. The most common treatment-related adverse events reported were frustration (13.1%), headache (1.9%), irritability (1.5%), dizziness (1%), agitation (0.5%), anxiety (0.5%), asthenopia (0.5%), nausea (0.5%), feeling abnormal (0.5%) and pruritis (0.5%).

ADHD proof of concept study in pediatric ADHD
Our proof of concept (“POC”) study in ADHD was a 4-week study with recruitment conducted between January 2014 and August 2014 in children between the ages of 8-12 with a primary aim to assess treatment safety and acceptability and explore outcomes for AKL-T01 as a novel digital treatment targeting cognitive processes implicated in pediatric ADHD. Participants included 40 children with ADHD and 40 children without an ADHD diagnosis. Following psychiatric screening, ADHD ratings, and baseline neuropsychological measures (TOVA, CANTAB and BRIEF), participants completed the
28-days
of
at-home
treatment and then returned to the clinic for follow-up safety, acceptability and neuropsychological measures. A neuropsychological assessment was repeated at the end of the study, and treatment satisfaction measures were assessed.
Eighty-four percent of treatment sessions were completed and AKL-T01 was feasibly deployed in the home setting over the treatment period of four weeks with positive ratings of acceptability by both parents and children. AKL-T01 was well-tolerated by children with ADHD, with no treatment-related adverse events reported. The results of the neurocognitive measures were as follows:
Significant improvements compared to baseline were observed in the ADHD group on the TOVA Attention Performance Index (TOVA API) (p = 0.033, Effect Size (d) = 0.35). There was no significant change in TOVA API scores for the non-ADHD group (p = 0.30, Effect Size (d) = 0.17).
The ADHD group showed significant improvement compared to baseline (p < 0.05) on 8 of 12 variables within the CANTAB Spatial Working Memory (SWM) test, 3 of 10 variables within the CANTAB Rapid Visual Processing (RVP) test, and 0 of 16 within the CANTAB Delayed Match to Sample (DMS) test. The non-ADHD group showed significant improvement (p < 0.05) on 5 of 12 variables within the SWM, 6 of 10 variables within the RVP, and 9 of 16 within the DMS.

The BRIEF summary scores (i.e., Metacognition, Behavioral Regulation, Global Executive Composite) did not change significantly for any of the groups. Findings from the study provided preliminary support that this digital therapy intervention may be effective for improving attention in pediatric ADHD, especially among children with greater symptom severity and impaired attention.
Studies in ADHD with sensory processing disorder
AKL-T01 was evaluated in a pilot study in children between 8-12 years old with Sensory Processing Dysfunction (“SPD”) who also met research criteria for ADHD. Recruitment for this study began in February 2014 and ended in January 2015. These children experience attention deficits that often impact their academic and social development. A sample of 38 SPD and 25 typically developing children were tested on behavioral, neural and parental measures of attention before and after a four-week iPad-based at-home
cognitive remediation program. The primary endpoints were a Test of Variables of Attention (TOVA) reaction time (mean RT first half) and RT variability (RT-var first half) and ADHD-inattention symptoms (as measured with Vanderbilt inattention subscale, parent report). The secondary endpoints were Neurophysiology EEG Midline Frontal Theta (MFT) during TOVA and perceptual discrimination task. This was a feasibility study and a power analysis was not conducted. At baseline, 54% of children with SPD met or exceeded criteria on a parent report measure for inattention/hyperactivity. Notable deficits involving sustained attention, selective attention and goal management were observed only in the subset of SPD children with parent-reported inattention. This subset of children also showed reduced midline frontal theta activity, a well-established measure of attentional control derived from the electrical activity of the brain. Following the cognitive intervention, only the SPD children with inattention/hyperactivity showed both improvements in midline frontal theta activity and on a parental report of inattention. Notably, 33% of these individuals no longer met the clinical cut-off
for inattention, with the parent-reported improvements persisting for nine months. These findings support the benefit of a targeted attention intervention for a subset of children with SPD, while simultaneously highlighting the importance of having a multifaceted assessment for individuals with neurodevelopmental conditions to optimally personalize treatment.

A 9 months follow up study (no intervention with AKL-T01 and continued treatment as usual) revealed that participants showed a significant decrease in parent-observed inattentive behaviors (p = 0.66, Cohen’s D = 0.14), which remained stable in a nine-month follow-up
assessment. A Generalized Estimating Equations analysis was used to assess changes in symptoms over time, specifically to determine whether the initial improvements were retained. The SPD plus inattention cohort continued to show sustained benefits on their parent-reported scores of inattention, with 54% of SPD plus inattention individuals no longer meeting criteria for ADHD three years following intervention.
Consistent and Clinically Meaningful Improvements in Objective Attention across Studies in ADHD
We observed consistent improvements in TOVA API and related key measures of objective attention (reaction time (RT Mean H1) and reaction time variability (RT Var)) across all studies of
AKL-T01
in children with attention impairment.
We believe the overall efficacy profiles of the ADHD studies described herein reflect the targeted nature of the treatment and underlying technology, i.e., to target attention networks. We believe these efficacy profiles meet an important need for children in ADHD, which is reinforced by the indication of EndeavorRx. Specifically, the FDA-authorized indications for use specify that EndeavorRx is intended to improve attention function, and that EndeavorRx is for children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue, and to be used alongside their current treatment program, and that EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder.

Electroencephalography (“EEG”) study of AKL-T01 in ADHD
This
single-arm,
unblinded 4-week study was conducted at UCSF and assessed a sample of 25 children with ADHD (8–12 years old) on neural, behavioral, and clinical metrics of attention before and after a four-week at-home
intervention with AKL-T01. The primary endpoints were neural assessment of attentional control, change in midline frontal theta (MFT) power as measured by Perceptual Discrimination Task (PDT)-Locked Electroencephalogram (EEG) from day 0 to day 28. The exploratory endpoints were objective behavioral measures of attention, such as a perceptual discrimination task, reaction time and reaction time variability metrics, and sustained attention task (a continuous performance task similar to TOVA). The parent reported ADHD symptoms were measured on the Vanderbilt inattention subscale. This was a feasibility study and a power analysis was not conducted.
The study found that children showed enhancements on MFT, as well as on objective behavioral measures of attention and parent reports of clinical ADHD symptoms. There were also observed relationships between the neural and behavioral cognitive improvements, demonstrating that those children who showed the largest intervention-related neural gains were also those that improved the most on the behavioral tasks indexing attention.
Graph (a) shows the time course of MFT EEG changes during treatment with
AKL-T01
and shows there was a general increase in MFT magnitude following four weeks of treatment with
AKL-T01
(change from
pre-
to post-intervention).
Graph (b) illustrates improvements in MFT following four weeks of treatment with
AKL-T01
at the corresponding early, peak and late time windows during treatment, through topographic heat maps with the MFT area of interest highlighted with a dotted bounding box.

Clinical development program in ADHD
We are conducting several clinical trials to expand our leadership in prescription digital therapeutics in ADHD, building on our flagship product EndeavorRx, which is FDA authorized in
8-12
year old children with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue.
U.S. study of TALi technology in early childhood
Planning is underway to conduct a clinical trial of technology exclusively licensed from TALi Digital in children ages
3-8
to support a path to regulatory clearance in the U.S. The technology has demonstrated improved attention in both neurotypical (those with brain functions, behaviors, and processing considered standard or typical) and neurodivergent (those having brain functioning that is not typical) children and is currently available in the following countries:

•	Australia, in which the technology does not require a medical prescription; and

•	India, in which the technology does not require a medical prescription.
U.S. study of AKL-T01 in adolescents
Akili is conducting a multi-center pivotal trial to evaluate objective attention functioning and ADHD symptoms and impairments in adolescents, ages 13 to 17, with a diagnosis of ADHD (combined or Inattentive subtypes), who are stable on or off ADHD medication, after four-weeks of SSME treatment.

U.S. study of AKL-T01 in adults
Currently underway, Akili is conducting a multi-center pivotal trial to assess the efficacy of AKL-T01 in adults 18 years and older diagnosed with ADHD. The study is evaluating objective attention functioning and ADHD symptoms/impairments in adults with a diagnosis of ADHD (combined or inattentive subtype), stably on or off ADHD medication, after six-weeks
of
AKL-T01
treatment.
Shionogi study of
SDT-001
in Japan
Through our strategic partnership with Shionogi announced in March 2019, Akili conducted a study of
SDT-001,
which is substantially the same SSME-based software as the AKL-T01 product candidate, but localized for Japanese language and culture for distribution in Japan, in children with ADHD in Japan. The study was designed to evaluate the feasibility, safety and efficacy of the investigational digital therapeutic in children with ADHD and to inform the design of a future pivotal study. To enable this clinical trial, Akili localized AKL-T01 for use in the Japanese market, which included adapting for language and culture and establishing infrastructure in Japan to support the investigational device.
The randomized, controlled study of
SDT-001
enrolled children ages
6-17
years diagnosed with ADHD whose ADHD
RS-IV
Inattention score was 15 or over. A total of 261 patients were enrolled across three study groups: (1) participants who received the Akili
SDT-001
digital treatment, (2) participants who continued treatment as usual (“TAU”), consisting of psychoeducation and environmental support, and (3) participants who received a version of the treatment with reduced cognitive tasks and adaptability (“Sham”). The
SDT-001
treatment group showed larger improvements across the clinical endpoints compared to both the TAU and the Sham groups. In the total population, the improvements seen over Sham did not meet statistical significance, but post hoc analysis applying the propensity score suggested that
SDT-001
improvements over TAU were statistically significant (p < 0.05).
SDT-001
was generally well-tolerated and there were no serious adverse events. Adverse events reported were consistent with previous clinical studies of
AKL-T01.
There were 4 adverse device reactions reported in patients treated with
SDT-001,
which were mild in severity including irritability, headache, tinnitus and nausea.
Upcoming Milestones in ADHD

•	U.S. commercial launch of EndeavorRx in 8-12 year-old patients with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue: Expected H2 2022

•	Initiation of Shionogi pivotal study in Japan: Expected H2 2022

•	Initiation of TALi technology study in 3-8 year-old children with ADHD: Expected H1 2023

•	Pivotal trial data in adolescent ADHD patients: Expected H2 2023

•	Pivotal trial data in adult ADHD patients: Expected H2 2023
Autism spectrum disorder (“ASD”)
ASD is a neurodevelopmental disorder characterized by impairments in social communication and social interaction and restricted repetitive patterns of behavior, interests and activities. Children with ASD are at high risk for impairments in attention function and are often initially diagnosed because of delays in language development or deviant language skills, or because of lack of the intent to communicate. The presence of ADHD symptoms in children with ASD is associated with worse cognitive (attention) control.
Individuals with ASD have varying degrees of impairment that require customized management based on the child’s age and needs. Treatment for ASD is focused on behavioral and educational interventions as well as pharmacological interventions to treat targeted symptoms such as hyperactivity, inattention, impulsivity, aggression, anxiety and obsessive-compulsive behaviors. Risperidone and aripiprazole are the only approved treatments for the behavioral disturbances associated with ASD. Common adverse effects from these drugs include weight gain, sedation and
Parkinson’s-like
symptoms such as muscle spasms and stiffness.

ASD market size and initial target population
In the U.S., approximately one in 44 children have been identified with ASD according to the Centers for Disease Control and Prevention, representing approximately 1.3 million total patients.
We are initially targeting a population of approximately 410,000 ASD patients in the U.S.
Clinical evidence in ASD
We have conducted a pilot study of an investigational new treatment product built on our SSME technology engine in patients with ADHD with ASD, utilizing the AKL-T02 variation of our treatment software. While leveraging the same SSME core mechanics and video game interface found in our EndeavorRx product, to address the distinct needs of ASD patients, the rate of change in challenge levels of our investigational treatment product in ASD is decreased. Our pilot study demonstrated high acceptability and engagement of the treatment and an improvement in attention measures compared to a control condition. The study demonstrated an improvement in TOVA scores following use of the Akili investigational treatment compared to a control educational style video game. The primary endpoint was TOVA API. The secondary endpoints were the ADHD Rating Scale IV, parent report and the Behavior Regulation Inventory of Executive Function-2 (BRIEF-2), social skills improvement system and the spatial working memory task from the Cambridge Neuropsychological Test Automated Battery (CANTAB). This study was a feasibility study and no power analysis was performed.

The study was conducted at the Children’s Hospital of Philadelphia Center for Autism Research, which enrolled 19 children with autism, aged 9-13 years old and with an average age of 10 years old. Patients received either our investigational treatment (AKL-T02) or a control educational style video game based on a word challenge game. Patients were asked to play the game for 30 minutes a day, five days a week, for four weeks.
This pilot study found that not only did the child participants like and engage with our investigational treatment, their attention on the TOVA test of attention improved similar to what was seen in our studies of children with only an ADHD diagnosis. The control video game did not demonstrate improvement in the mean TOVA score. There was one adverse event (decreased frustration tolerance) in the AKL-T02 group; no serious adverse events were reported.
Clinical development program and upcoming milestones in ASD
With the success of our proof of concept study in ASD, plans are underway to have a meeting with FDA in the second half of 2022 to discuss our anticipated pivotal trial.
Major depressive disorder (“MDD”)
Major depressive disorder is the most prominent subtype of depression, and people suffering from MDD typically have a depressed spirit or mood, known as dysphoria, reduced energy and decreased activity level. They also have a reduced capacity for enjoyment, a lowered self-esteem and reduced self-confidence.

Cognitive impairment is a fundamental diagnostic criterion of depression. Data show that cognitive symptoms are present during up to 94% of depressive episodes and, for many patients, persist even after successful antidepressant treatment (seen in up to 44% of periods of remission). Such cognitive impairments have been shown to be a predictor of daily function.
The most common treatments for a person diagnosed with depression are medication and psychotherapy. There are approximately three dozen medications approved by FDA for managing depression. Commonly prescribed antidepressant medications include fluoxetine, sertraline, paroxetine, escitalopram, venlafaxine, desvenlafaxine and duloxetine. While these drugs are effective for many patients, approximately two-thirds
of subjects do not achieve remission with a single medication, and approximately one-third
of subjects did not achieve remission despite trying four medications. As such, there are large numbers of MDD patients for whom medication therapy is insufficient to alleviate their symptoms.
Non-pharmacological
approaches for depression include psychotherapy, physical activity and neurostimulation (interventions that deliver mild electrical or magnetic pulses to the brain) for severe, treatment-resistant depression.
MDD market size and initial target population
MDD is the most prominent subtype of depression; it is estimated to affect 19 million adults in the U.S.
We are initially targeting a population of approximately 2.1 million MDD patients in the U.S.
Clinical evidence in MDD
Our development program in MDD utilizes the same SSME core mechanics and video game interface found in our EndeavorRx product, but is customized to appeal to an adult patient population.

Our proof of concept study in MDD was a multi-center, randomized, controlled trial of our SSME technology engine, utilizing the
AKL-T03
variation of our treatment software, in 74 adult patients diagnosed with mild-to-moderate
MDD symptoms and with
mild-to-moderate
cognitive impairment. All participants were on stable antidepressant medication. Participants were randomized 1:1 to
AKL-T03
or a control game. Both groups used the treatment/control at home, five days per week for 25 minutes per day, on a tablet device for six weeks. Following the treatment period, an in-clinic
assessment was conducted to assess key outcomes. The primary outcome of the study assessed sustained attention as measured by TOVA, an
FDA-cleared
objective measure of attention.

In the study,
AKL-T03
showed a statistically significant improvement in sustained attention compared to control (p=0.002) on the predefined primary endpoint, as measured by the TOVA engagement with
AKL-T03
also showed a strong correlation with improved processing speed. There were no serious adverse events observed for
AKL-T03.
Two (5.5%) of 37 patients using AKL-T03 reported an intervention-related adverse event (headache) Results of the study have been accepted for publication in
The American Journal of Psychiatry
.
Clinical development program and upcoming milestones in MDD
With the success of our proof of concept study in MDD, plans are underway to have a meeting with FDA in the second half of 2023 to discuss our anticipated pivotal trial.

Multiple sclerosis (“MS”)
Multiple sclerosis is an inflammatory neurologic disease in which the destruction of myelin inhibits communications between the nerves in the brain. MS frequently causes extreme fatigue, numbness, weakness, difficulty with eyesight, spasticity, speech problems, problems with coordination and problems with memory and concentration.
Cognitive symptoms in patients with MS are predictive of loss of employment, loss of quality of life, and affects all aspects of daily life.
Treatment of MS focuses on symptom management, treatment of attack, and reduction of disease progression. A number of immunosuppressive disease-modifying therapies have been approved that reduce the rate of disease progression, but they do not stop it. Therefore, MS treatment management includes symptomatic treatments as well as rehabilitative and psychological approaches such as physical therapy, speech therapy, occupational therapy and cognitive rehabilitation. There are no current treatments for MS that are specifically designed to address cognitive impairments.
MS market size and initial target population
In the U.S., it is estimated that there are approximately 900,000 people living with MS. The incidence of cognitive dysfunction in MS ranges from
20-60%,
and as MS progresses, symptoms overall tend to increase in frequency and severity.
Akili is initially targeting a population of approximately 180,000 MS patients in the U.S.
Clinical evidence in MS
Our development program in MS leverages the SSME therapeutic engine and is focused on treating adult patients. We initially conducted a pilot study in 21 patients with UCSF. Participants completed an in-clinic
baseline neurological evaluation and then used our investigational digital therapeutic in-home
for 25 minutes daily, five days weekly, for four weeks. This was followed by a repeat in-clinic
evaluation. The study showed significant improvement in processing speed in patients who used our investigational digital therapeutic.
We then conducted a proof of concept study designed to assess our investigational digital therapeutic’s ability to improve processing speed in adults with MS as compared to control. Recruitment for this study was between March and September 2018 for adults between the ages of 18-70 years old. The double-blind randomized controlled clinical trial enrolled 40 adults with MS and baseline Symbol Digit Modalities Test (“SDMT”)
z
-scores between
-2
and 0. After completing a baseline
in-clinic
evaluation (Visit 1), subjects were randomized to complete our in-home
investigational digital therapeutic utilizing the AKL-T03 variation of our treatment software or a control word game for up to 25 minutes/day, five days/week, for six weeks. A repeat in-clinic
evaluation occurred at six weeks (Visit 2), and again eight weeks later to determine persistence of effects (Visit 3). The primary endpoint was SDMT and the secondary endpoint was Paced auditory Serial Addition Test (“PASAT”). No power analysis was reported by the study investigators.
The
pre-specified
primary outcome was change in SDMT score between Visits 1 and 2. The study demonstrated clinically significant improvement in SDMT (>4) following six weeks of
AKL-T03
use (vs. baseline). This clinically meaningful 4+ point increase in SDMT was maintained after a further eight weeks observation period. No adverse events were reported. The statistical analysis from the study showed:

•	SDMT: No difference between group, p=0.21. Both the AKL-T03 and control groups showed statistically significant improvements, p<0.001 and p=0.024, respectively.

•	At 8 weeks follow up, responders analysis (clinically meaningful +4 point increase in SDMT relative to baseline SDMT score) was statistically significant favoring AKL-T03, p=0.038.

•	PASAT: No difference between group, p=0.93. Both the AKL-T03 and control groups showed statistically significant improvements, p=0.002 and p=0.07 (marginally significant), respectively.
Clinical development program and upcoming milestones in MS
With the success of our proof of concept study in MS, plans are underway to conduct a randomized controlled pivotal trial in this indication.

We expect to have a meeting with the FDA in the second half of 2023 to discuss our anticipated pivotal trial.
Acute cognitive dysfunction
Cognitive impairments can occur after acute insults to the brain due to trauma, infection, hypoxia, inflammation, medication, toxins, critical illness, cancer and more. Patients with acute cognitive dysfunction may experience issues related to attention, processing speed, multi-tasking, immediate recall and short- and long-term memory among other impairments.
These impairments can have a significant impact on individuals’ daily functioning and quality of life. Cancer-related cognitive dysfunction (“CRCI”) has a negative impact on survivors’ ability to work, carry out routine activities, and engage in social and family relationships. And, in a recent study of
COVID-19
survivors, for instance, “COVID fog” symptoms including cognitive impairment impacted their ability to work for six months or more.
Acute cognitive function market size and initial target population
It is estimated that 81 million people in the U.S. suffer from acute cognitive dysfunction.
We are initially targeting patients with acute cognitive dysfunction associated with COVID fog, chemotherapy and post-op
patients. We estimate these target populations to be approximately 1.3 million patients with COVID fog, 1 million chemotherapy patients and 300,000 postoperative patients.

Clinical evidence in acute cognitive function

Evaluating the ability of our SSME technology to improve impairments related to acute cognitive dysfunction, we conducted a pilot study between September 2015 and April 2019 of 84 patients with TBI, including
60–85-year-old
veterans with a history of multiple mild TBIs, or at least one incident of moderate TBI, and related subjective cognitive complaints. The primary endpoint was attention as measured by TOVA API, RT, and RT variability. The secondary endpoints were working memory as measured by WAISS Letter number sequencing, and the symbol span, processing speed as measured by the WAISS symbol search, Trail Making test A and the color naming, color reading response time, executive functioning as measured by Trail making test B, the color word inhibition test, and tower test, and memory as measured by HVLT-R learning, delayed recall and recognition.
The data from the study showed significant improvement in measures of attention (reaction time) and working memory, compared to controls.
This was a feasibility study and no specific power analysis was conducted. There was a statistically significant difference for attention, p=0.045. Only AKL-T01 showed significant improvement, p=0.006. Neither the control group (p=0.43) nor the no contact group (p=0.79) changed their attention performance. This improvement was maintained for 3 months post-intervention. There were no other changes on the other cognitive domains, all p<0.05. No adverse events were reported.
Clinical development program and upcoming milestones in acute cognitive dysfunction
Pilot studies in COVID fog
There are currently no FDA-approved treatments for cognitive impairments in
COVID-19
survivors (“COVID fog”) and recent research suggests that it can affect between
20-80%
of
COVID-19
survivors who had been hospitalized. We are working with research teams at Weill Cornell Medicine, NewYork-Presbyterian Hospital and Vanderbilt University Medical Center to conduct randomized, controlled clinical studies evaluating the ability of our investigational digital therapeutic to target and improve cognitive functioning in
COVID-19
survivors who have exhibited a deficit in cognition.
The ongoing Akili, Weill Cornell Medicine and NewYork-Presbyterian Hospital randomized, controlled study is evaluating
AKL-T01
in approximately 100
COVID-19
survivors ages
18-89
who have exhibited a deficit in cognition. The study will take place over 10 weeks, with six weeks of treatment and four weeks of follow-up.
Half of the study participants will receive the investigational digital treatment and half will serve as a control group. The primary endpoint of the study is mean change in cognitive function, as assessed by a measure of attention and processing speed. Secondary endpoints include additional measures of cognitive functioning. The study is being conducted remotely in patients’ homes, and patients in the control arm will have the option to receive the
AKL-T01
intervention after the conclusion of their participation in the control group.
The ongoing Akili and Vanderbilt randomized, controlled study is evaluating
AKL-T01
in approximately 100
COVID-19
survivors ages 18 and older who have exhibited a deficit in cognition. The study is recruiting from subjects who have completed the
SARS-CoV-2
Household Transmission Study. Half of the study participants will receive the investigational digital treatment for four weeks and half will serve as a control group. The primary endpoint of the study is mean change in cognitive function, as measured by CNS Vital Signs (composite score of cognitive function, especially attention and processing speed). Secondary endpoints include additional measures of cognitive functioning. The study is being conducted remotely in patients’ homes.
We expect data from our pilot studies in COVID fog in the second half of 2022.
Pilot study in postoperative patients
Working with Vanderbilt’s Critical Illness, Brain Dysfunction and Survivorship (CIBS) Center, we are conducting pilot studies of AKL-T01 in older surgical patients. The ongoing
COPE-iOS
study will assess the efficacy of AKL-T01 in improving cognitive outcomes in post-op
patient populations by combining cognitive and physical training as part of interventions that occur before surgery and up to three months after hospital discharge.
The
COPE-iOS
controlled study will randomize approximately 250 patients over 60 years old undergoing elective major non-cardiac
surgery to evaluate the efficacy of a comprehensive cognitive training program (digital cognitive intervention and supervised progressive multimodal physical exercise) in improving long-term cognitive outcomes as compared to an active control (control computer game, health information, stretching exercises) for two to four weeks prior to surgery and for three months after discharge. The primary endpoint of the five year study is the difference in global cognition between intervention and active control three and 12 months after discharge. Neuropsychological professionals blinded to treatment assignment and hospital course will assess global cognition at baseline and after discharge using the CNS Vital Signs neurocognitive battery. In addition, Vanderbilt will obtain blood to evaluate biomarkers of neuronal injury and will be performing brain MRI imaging at baseline and three months after discharge, providing a robust mechanistic aim of the study in addition to evaluation of cognition and physical function outcomes.
Pilot study in CRCI
We are working with UCSF to conduct a pilot study in patients with cancer-related cognitive dysfunction. The study will randomize approximately 60 patients to evaluate the feasibility, safety and initial signals of efficacy of AKL-T01 as compared to control game. Half of the study participants will receive the investigational digital treatment for four weeks and half will serve as a control group. They will use the treatment or control game for 25 minutes per day, five days a week for four weeks. Cognitive measures will include TOVA and Adaptive Cognitive Evaluation (“ACE”), a mobile cognitive control assessment battery.
Cognitive Assessment
Cognition is often only assessed when there is a specific, subjective complaint from patients, family members or caregivers. There is no consistent clinical protocol for how to use cognitive assessment tools. Most cognitive assessments have not changed in decades, and many are still performed on pen and paper.
Clinical evidence in cognitive assessment
Our development program in this space leverages our SSME therapeutic engine, but with a focus on assessment as opposed to treatment.
A pilot study was conducted in 100 patients with MS, which showed positive correlation between our SSME technology and a recognized cognitive function measure, known as SDMT, in assessing cognition in MS (graph on left below).

We also conducted a pilot study in 54 healthy older adults in collaboration with Pfizer. The study showed the potential for SSME assessment to detect cognitive differences between amyloid positive and amyloid negative status, where amyloid is a protein biomarker associated with a higher risk of progression to dementia, in otherwise healthy individuals (graph on right).
Clinical development program and upcoming milestones in acute cognitive dysfunction
There is an ongoing investigator initiated cognitive assessment study in a healthy aging population, and Akili expects to initiate a cognitive assessment validation trial in the second half of 2023.
Additional technology engines
We have two additional technologies beyond SSME – SNAV and BBT. SNAV targets spatial navigation and episodic memory, and BBT targets attention, goal management and working memory. These technologies have potential to improve certain cognitive impairments associated with a number of medical conditions, including Alzheimer’s and Mild Cognitive Impairment (“MCI”). In addition to the technology engines in our current portfolio, we are continuously looking for new innovative technologies through our internal R&D efforts and through potential licensing and acquisition.
EndeavorRx Commercialization Strategy
EndeavorRx is Akili’s first commercial offering and demonstrates our ability to create software with the potential to scale like a drug and be readily available for patients and prescribers.
Akili is commercializing EndeavorRx using a prescription therapeutic business model, where a prescription from a physician is filled by a patient and the cost of the treatment may be shared between the patient and the insurer, if reimbursed by an insurer. We have carefully developed our commercialization strategy based on our understanding of the key components to successfully target the therapeutics market and the benefits of Akili’s unique technology solution. Our strategy has the potential to address unmet needs among the pediatric ADHD population by:

1)	increasing awareness and activation of caregivers, and

2)	directly educating and activating physicians, using a therapeutic sales model with telemedicine integration. Since obtaining FDA authorization for EndeavorRx, we have built an infrastructure that includes patient connectivity via telehealth, digital first fulfillment and additional scalable commercial capabilities. Our strategy is based on a digital first,
e-commerce
experience and our approach focuses on three main stakeholders: consumers, prescribing physicians and payers.
Consumers
Our initial patient population is children with ADHD with inattention who are not well controlled on medication or who are naive to stimulants. This represents about 44% of the pediatric ADHD population in the U.S. We are planning a direct-to-consumer
approach to increase awareness and activation of the caregivers of this population. These caregivers are constantly looking for non-drug
and effective options to help their families and already spend on solutions beyond traditional ADHD drugs. On average, caregivers pay five times the amount to raise their child with ADHD as compared to a neurotypical child. We intend to drive consumer demand via a “digital first” approach, including closed-loop marketing using
e-commerce,
a broad influencer program and activations to drive
word-of-mouth.
Prescribing physicians
We intend to use a therapeutic sales model with a strong salesforce and integrate telemedicine. The physician targets consist of pediatricians, psychiatrists and health care practices that are considered to be Centers of Excellence that focus on children with ADHD. We have seen that our data, published in leading peer review journals like
Lancet
and
Nature
, generates significant credibility with this key stakeholder group, which we will continue to leverage. This approach, combining a proven therapeutic sales model with telemedicine, is designed to enable seamless access to care by physicians.
Payers
Our first market has a unique characteristic where the consumer, caregivers of children with ADHD, have a high willingness to pay cash out-of-pocket
to help their children. They already spend on approaches beyond drugs, including psychotherapy, dietary supplements, after-school programs, online programs, etc. We expect that our clinically-validated treatments will increasingly be covered by commercial and government payers and, in the interim, we have a cash pay model that allows for expanded access to EndeavorRx. We have a dedicated market access team that is focused on top commercial national and targeted regional plans as well as government payers. Our early conversations with payers indicate that they consider ADHD treatments to be an essential need and we believe that our price point, $450 for a
90-day
prescription, is reasonable considering generics in this space. In combination, Akili’s approach with payers prioritizes expanded access to EndeavorRx across more families seeking new therapies while ensuring a path is available for the unique self-pay
characteristic of the market as we build expanded coverage over time.
In the U.S., we plan to continue to evolve our commercial model through the EndeavorRx commercial launch and beyond, reaching more patients while mitigating risk associated with market conditions or promotional investment. Outside of the U.S., we will consider regional partnerships in relevant markets, leveraging existing and established brands and will franchise on an indication per indication basis. For example, Akili has formed a strategic partnership with Shionogi in Japan and Taiwan, leveraging each party’s distinct expertise to build a novel commercial model and launch a new class of treatment to patients.
Key components of our EndeavorRx commercialization model

•	Consumer-driven model: Parents of children with attention issues are looking for alternative solutions—solutions that are actually designed for their children.

•	Active participation by a physician: A clinically-validated treatment that requires a prescription from a health care provider.

•
Delivered as a comprehensive care program:
Families receive support through a gateway to high-touch personalized support and assistance with curated resources and online care management, along with a companion app to follow their child’s progress.

•	Coverage by formulary decision-makers: Hybrid self-pay/reimbursement model to enable growth in the short term with potential to track toward expanded access via insurance coverage over time.

•	Power of data to inform and adapt: Gain direct insight into patient use and outcomes by having access to an aggregate level view of each patient’s activity and completion of therapy.
Preparations for commercial launch of EndeavorRx
We have been building a patient-adaptive commercial model purpose-built for digital therapeutics.
Building a
first-of-its-kind
commercial model from the ground up has allowed us to
re-envision
the entire delivery system. Since obtaining FDA authorization for EndeavorRx, we have created an infrastructure that includes patient connectivity via telehealth, digital first fulfillment and additional scalable commercial capabilities.
Our platform and infrastructure allows us to quickly and continuously refine and optimize based on learnings from caregivers, patients and health care providers. We regularly collect insights across multiple forums to inform our commercial activities and communications with caregivers, including workshops, in-depth
interviews with patients and caregivers and surveys. We are also leveraging the power of the data from our platform, as we gain direct access to an aggregate level view of each patient’s activity and completion of therapy, which we use to inform and adapt our communications with caregivers.
Executing
pre-launch
activities—listening, learning and adapting
There is no established playbook for digital therapeutics, so we have been focused on pre-launch
activities for EndeavorRx in the U.S. to gather important feedback from families and physicians. We are executing targeted consumer pilots to understand promotional levers and priorities to deliver upon the promise of EndeavorRx commercially.
We monitor metrics for three key drivers of our business model: demand, engagement and reimbursement. We measure demand through total prescriptions written by physicians, including for new prescriptions and for refills. We monitor engagement through measuring the total number of prescribing health care providers, the number of new prescribing health care providers and conversion, as measured by patients who paid for a prescription as a percent of those who received a prescription. Our third key driver is reimbursement and the metrics measured for this driver are the percent of prescriptions that are paid in cash and the percent of prescriptions that are reimbursed in whole or in part by a private or public health insurance payer.

Our
pre-launch
release of EndeavorRx has demonstrated strong business model fundamentals for our ability to scale and execute on significant revenue potential and will inform the commercial launch of the product. With only a handful of health care provider-facing sales representatives and highly targeted consumer pilots, we are seeing strong early indicators.

Through key learnings from the
pre-launch
of EndeavorRx, we have developed and refined a robust commercialization model for the commercial launch EndeavorRx that will also support our future products.
Potential U.S. Label Expansion in ADHD
In addition to the commercial launch of EndeavorRx for ages
8-12,
we plan to undertake a full label expansion strategy to grow our patient base in ADHD. We hope to leverage this initial patient population to build awareness for our mission and other potential, new treatments in our pipeline.
Work is underway to support age and geography expansion with a trusted care program over the ADHD patient’s lifetime. Our go-to-market
approach can be extrapolated and optimized beyond our first label and into the other age segments, with a total of approximately 8.1 million people in the U.S. We have ongoing pivotal trials targeting both adolescents and adults, with potential product launches in 2024, and we expect to also have proof of concept in younger children ages
3-8
as early as 2023. From a regulatory perspective, these are all expected to be conducted through the FDA 510(k) process, which is generally a simpler and faster process compared to the FDA de novo process used for our first label.
Potential Revenue Opportunity in ADHD
Across ADHD—including our first EndeavorRx label and described label expansions—we anticipate the revenue opportunity to be at least $500 million per year, expected in the next five to seven years assuming clinical and regulatory success of our ADHD label expansion trials to the entire ADHD population and investment in its sales and marketing infrastructure. Additionally, this revenue opportunity assumes an approximately 8% estimated market share, an even split of patients paying in cash as opposed to paying through insurance, an average net price between $300-350 per prescription and an average of 1.5x refills per patient after their first prescription. This revenue forecast would be negatively impacted to the extent these assumptions, particularly label expansion to the entire ADHD population, prove to be incorrect.
Given EndeavorRx’s safety profile, we believe we can offer significant advantages over existing products in market, appealing to a broad spectrum of families, including:

•	families with children not well-managed on ADHD drugs due to side effects or lack of efficacy,

•	families choosing to not put their children on ADHD drugs, and

•	families with children actively taking ADHD drugs but looking for additional options to add to their treatment.
The revenue across ADHD described above reflects expectations based on a traditional pharmaceutical revenue model. Yet, we have a unique platform that allows us to grow and evolve our offering through a patient’s lifetime. We have several distinct levers enabling this:

1)	We are building meaningful relationships with caregivers and patients, offering products they enjoy that help improve their health.

2)	We are developing products that can span a person’s lifetime, from childhood through adulthood—supporting their cognitive health through chronic conditions, acute illness and aging.

3)	Our products can be continually iterated for long-term engagement.

4)	We have rich data infrastructure that can enable patients to engage with doctors in a new way.

5)
We also have the ability to offer premium content and services, like our recently launched EndeavorRx Insight, a companion app for parents to participate in and support their child’s treatment journey. This has the potential to provide additional revenue streams alongside the treatment.

This revenue potential only accounts for treating inattention in ADHD in the U.S. Akili’s platform has the capability of addressing multiple potential markets, and we have prioritized several key programs to enter clinical trials and expand our presence in ADHD outside of the U.S. We are estimating a total addressable market of 15.5 million patients across our initial target patient populations in the U.S. and Japan.

*
Estimated timeframes in figure above correspond to applicable milestone start times, and are subject to change—please refer to the section entitled “
Risk Factors
” included herein, including “
Risks Related to Our Business and Industry—Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside of our control. If we experience delays or difficulties in the enrollment or retention of patients in clinical trials, our ability to obtain necessary marketing authorizations for our product candidates could be delayed or prevented
” and “
Risks Related to Our Products—Our current product candidates are in various stages of development. Our product candidates may fail in development or suffer delays that adversely affect their commercial viability. If we fail to maintain clearance, de novo classification or approval to market our product candidates, including AKL-T01 for expanded indications, or if we are delayed in obtaining such marketing authorizations, our business, prospects, results of operations and financial condition could be materially and adversely affected
.”

**
Population data in table above are estimates based on our management’s good faith estimates based on various publications, public health data, national health statistics including from the NIH and CDC and partner research data.

Intellectual Property
We actively seek to obtain patent protection in the U.S. and other countries for inventions covering our products and technologies. We also license patents and technologies from third parties. Further, we rely on copyrights (including copyright registrations for software designs), trademarks and trade secrets relating to our proprietary PDT algorithms or processes, in order to develop, strengthen and maintain our proprietary position in the PDT field.
We solely own or exclusively license 21 utility patent families directed to software or methods related to cognition and/or digital therapeutics, including, as of May 31, 2022, seven patents allowed in the U.S., eight patents allowed in Japan, one patent allowed in Canada, two patents allowed in China and three patents allowed in South Korea. Patent expiration dates noted below refer to earliest potential statutory expiration dates and do not take into account any potential patent term adjustments or extensions that may be available.
Exclusively licensed utility patent families include the following:

•	An exclusive license from UCSF to a patent family directed to software and methods for enhancing cognition via a task performed in the presence of interferences (distractions and/or interrupters) (see

“Agreements/Third Parties—UCSF Neuroracer Agreement” below for a description of this exclusive license agreement). Two U.S. patents, five Japanese patents and one Canadian patent have been allowed in this family, the patents expiring as early as 2031 (Japan and Canada) and 2032 (U.S.). Additional applications are pending in this family in Australia, Canada, and Europe.

•
An exclusive license from UCSF to a patent family directed to software and methods for enhancing cognition via a task with both a physical and cognitive component. One Japanese patent has been allowed in this family, expiring as early as 2035. Additional applications are pending in this family in the U.S., Australia, Canada, Europe, Hong Kong and Japan.

Solely owned utility patent families include the following:

•
A patent family directed to a personalized cognitive training regimen through difficulty progression. One U.S. patent, one Japanese patent and one South Korean patent have been allowed in this family and will expire as early as 2035. Additional applications are pending in this family in Australia, Canada, Europe and Hong Kong.

•
A patent family directed to processor-implemented systems and methods for measuring cognitive abilities. One U.S. patent has been allowed in this family and will expire as early as 2036. Additional applications are pending in this family in Australia, Canada, Europe, Japan and South Korea.

•
A patent family directed to signal detection metrics in adaptive response-deadline procedures. One Chinese patent has been allowed in this family and will expire as early as 2037. Additional applications are pending in this family in the U.S., Australia, Canada, Europe, Japan and South Korea.

•
A patent family directed to audio-only interference training for cognitive disorder screening and treatment. One U.S. patent has been allowed in this family and will expire as early as 2039. Additional applications are pending in this family in China, Hong Kong, South Korea, Canada, Europe, Australia and Japan.

•
A patent family directed to facial expression detection for screening and treatment of affective disorders. One U.S. patent has been allowed in this family and will expire as early as 2039. Additional applications are pending in this family in China, Hong Kong, South Korea, Canada, Europe, Australia and Japan.

•
A patent family directed to a platform configured to render computerized emotional/affective elements for use as stimuli in computerized tasks. One South Korean patent and one Chinese patent have been allowed in this family and will expire as early as 2037. Additional applications are pending in this family in Australia, Canada, Europe, Japan, the U.S, and Hong Kong.

•
A patent family directed to a cognitive platform coupled with a physiological component. One U.S. patent, one Japanese patent, and one South Korean patent have been allowed in this family and will expire as early as 2037. Additional applications are pending in this family in Australia, Canada, China, Europe, and Hong Kong.

•
A pending patent family directed to a cognitive platform for deriving effort metric for optimizing cognitive treatment, with applications pending in the U.S., Canada, Europe, Australia, Japan, South Korea, China and Hong Kong. If any patents are allowed in this family, they could expire as early as 2039.

•
A pending patent family directed to a distributed network for the secured collection, analysis, and sharing of data across platforms, with applications pending in the U.S., Canada, Europe, Australia, Japan and China. If any patents are allowed in this family, they could expire as early as 2038.

•
A pending patent family directed to systems and methods for scientific evaluation of program code outputs, with applications pending in the U.S. and pursuant to the international Patent Cooperation Treaty. If any patents are allowed in this family, they could expire as early as 2040.

•
A pending patent family directed to systems and methods for software design control and quality assurance, with applications pending in the U.S., Taiwan, and pursuant to the international Patent Cooperation Treaty. If any patents are allowed in this family, they could expire as early as 2040.

•
A pending patent family directed to a system and method for adaptive configuration of computerized cognitive training programs, with an application pending in the U.S. If any patents are allowed in this family, they could expire as early as 2041.

•
A pending patent family directed to a method for algorithmic rendering of graphical user interface elements, with a provisional application pending in the U.S. If any patents are allowed in this family, they could expire as early as 2041.

•
A pending patent family directed to a method and system for determining equitable benefit in digital products and services, with a provisional application pending in the U.S. If any patents are allowed in this family, they could expire as early as 2042.

•
A pending patent family directed to a cognitive platform including computerized evocative elements in modes, with applications pending in the U.S., Australia, Canada, China, Europe, Hong Kong, Japan, and South Korea. If any patents are allowed in this family, they could expire as early as 2037.

•
A pending patent family directed to a cognitive platform including computerized elements, with applications pending in the U.S., Canada, Europe, Japan, Australia, China, and Hong Kong. If any patents are allowed in this family, they could expire as early as 2038.

•
A pending patent family directed to a cognitive platform for identification of biomarkers and other types of markers, with applications pending in the U.S., Europe, Canada, Australia, and Japan. If any patents are allowed in this family, they could expire as early as 2037.

•
A pending patent family directed to a platform for identification of biomarkers using navigation tasks and treatments using navigation tasks, with applications pending in the U.S., Australia, Canada, China, Europe, Japan, and South Korea. If any patents are allowed in this family, they could expire as early as 2037.

•
A pending patent family directed to cognitive screens, monitor and cognitive treatments targeting immune-mediated and neuro-degenerative disorders, with applications pending in the U.S., Taiwan, Canada, Europe, Australia, Japan, China, Hong Kong, and South Korea. If any patents are allowed in this family, they could expire as early as 2039.

In addition to our utility patents, we own three families of design patents worldwide, relating to various former and/or current Company logos or designs for our software applications, including over 40 granted or allowed design patents as of May 31, 2022. One family of design patents is directed to a graphical user interface with an animated logo for a display screen, with one allowed patent in the U.S., which patents would expire as early as 2034. A second family of design patents is directed to an animated graphical user interface for a display screen, with allowed patents in the U.S., Australia, Canada, Europe, Japan and South Korea, which patents would expire as early as 2030, and a pending application in China. A third family of design patents is directed to a graphical user interface for a display screen, with allowed patents in the U.S., Australia, Canada, China, Europe, Japan and South Korea, which patents would expire as early as 2027. The foregoing design patent expiration dates assume all applicable renewals are paid when due.
Registered Copyrights
In addition to our portfolio of utility and design patents, we hold copyright in our PDTs and companion software apps and pursue federal copyright registration where appropriate. We have registered copyrights with the United States Copyright Office in certain core designs and images in our PDTs and companion apps, and can additionally utilize international copyright protection such as the Berne Convention as applicable.

Registered Trademarks
We also protect our trademarks and associated brand recognition by registering trademarks with the United States Patent and Trademark Office and foreign trademark offices.
While we consider these proprietary technology rights to be important to us, a range of factors help to mitigate the future effects of patent and license expiration on our results of operations and financial position. These factors include: publications, including peer-reviewed third-party studies, that demonstrate the efficacy of our products; our brand strength and reputation in the marketplace; our existing distribution platform and our customer support; the applicable regulatory approval status for certain products; our continued investments in innovative product improvements that often result in new technologies and/or additional patents; our investment in innovations that results in new product offerings that often are patentable; and our significant know-how,
scale and investments related to the clinical development and commercialization of associated product offerings.
Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how
related to our business; defend and enforce our patents, copyrights, trademarks and other proprietary rights; preserve the confidentiality of our trade secrets; and operate without infringing the valid, enforceable patents and other proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell or importing our products may depend on the extent to which we have rights under valid and enforceable licenses, patents, copyrights or trade secrets that cover these activities. In some cases, enforcement of these rights may depend on third-party licensors or co-owners.
With respect to both company-owned and licensed intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products.
Agreements/Third Parties
Shionogi Collaboration Agreement
In March 2019, Shionogi & Co. Ltd. exercised its option to enter into an exclusive collaboration and license agreement (the “Shionogi Agreement”) with us, pursuant to which we and Shionogi agreed to collaborate in the development and commercialization of certain digital therapeutic products, including EndeavorRx and
AKL-T02,
variations of Akili’s SSME technology, in the licensed field in Japan and Taiwan. Under the agreement, Shionogi will be primarily responsible for the development and commercialization of such licensed products at its own cost and expense. Shionogi has agreed to use commercially reasonable efforts to obtain regulatory approval for certain licensed products, including EndeavorRx and
AKL-T02,
in each indication in the licensed field throughout Japan and Taiwan. The development and commercialization of the licensed products are overseen by a joint steering committee comprised of an equal number of representatives from each of us and Shionogi. We maintain control over the development and commercialization of the licensed products worldwide for all indications, and in Japan and Taiwan for all indications outside of Shionogi’s licensed field. Additionally, we provide certain technical support services to Shionogi, and we have agreed to certain responsibilities with respect to licensed product development activities under the agreement.
Pursuant to the Shionogi Agreement, for a given licensed product, we have granted to Shionogi an exclusive license, with the right to grant sublicenses, under certain patent rights and know-how
controlled by us (1) to clinically develop such licensed product anywhere in the world for the purposes of obtaining regulatory approval and commercializing such licensed product in the licensed field in Japan and Taiwan and (2) commercialize such licensed product in the licensed field in Japan and Taiwan.
To date, we have received an aggregate amount of approximately $25.4 million from Shionogi under the Shionogi Agreement, which includes an initial upfront fee payment of $10.0 million, an additional $10.0 million option exercise payment, proceeds from a $5.0 million corporate bond and $0.4 million to produce a control version of our software for the trials in Japan. We are also entitled receive up to a total of $105.0 million in total development and commercial milestones across all licensed products. Additionally, we are entitled to royalties, in a range between 20-30%, on annual net sales of licensed products in the territory so long as Shionogi continues to sell the licensed products in such territory, subject to certain specified reductions. Shionogi will also help fund development costs in Japan and Taiwan.
In connection with Shionogi exercising its option to enter into the agreement, we issued a $5.0 million corporate bond to Shionogi for cash. The corporate bond is unsecured and is subordinated to our obligations under indebtedness for borrowed money owed by us to any bank or other financial institution.
Unless earlier terminated, the Shionogi Agreement will continue in effect until the expiration of all of Shionogi’s payment obligations thereunder. Either party may terminate the agreement upon an uncured material breach of the agreement by the other party or upon the occurrence of certain events of insolvency of the other party. Additionally, Shionogi may terminate the agreement for any or no reason, in its entirety or on a licensed product-by-licensed
product basis, upon specified written notice to us. Shionogi may also terminate the agreement on a licensed product-by-licensed
product basis for safety reasons, certain clinical failures, or in the event that any third-party in-license
entered into by us is terminated and cannot be reestablished within a specified period to allow Shionogi to continue exercising its rights under the agreement.
In the event that Shionogi has the right to terminate the Shionogi Agreement, in whole or with respect to a particular target, upon our uncured material breach, then in lieu of so terminating, Shionogi has the right to elect to the have the agreement continue in full force and effect; provided that Shionogi shall pay a reduced royalty. In the event that Shionogi terminates the agreement at will, or if we terminate for a breach or insolvency, we are entitled to certain reversionary rights with respect to the terminated licensed products.
In the event that we want to develop or commercialize certain digital therapeutic products (other than the licensed products) in Japan or Taiwan, we agreed to allow Shionogi a one-time
first right of negotiation to expand the scope of the agreement to include such products.
UCSF NeuroRacer Agreement
On October 18, 2013, we entered into an exclusive license agreement with The Regents of the University of California (the “UCSF NeuroRacer Agreement”), which was amended on May 17, 2018, and February 25, 2019. Certain granted patent claims licensed under the agreement cover aspects and/or functionality of EndeavorRx. Under the agreement, UCSF grants us an exclusive, worldwide, sublicensable license under UCSF’s rights in certain patents and copyrights controlled by UCSF, to, in the case of the licensed patents, make, use, sell, offer for sale and import, and to reproduce, prepare derivative works, distribute, perform, and, in the case of the licensed copyrights, display, certain licensed products, services, software, and methods covered by such patents and copyrights. Under the agreement, UCSF retains the right to use the licensed technology for educational and research purposes, including sponsored researching performed for or on behalf of commercial entities. Under this agreement, we have rights to two U.S. patents, five Japanese patents and one Canadian patent. These patents expire as early as 2031 (for the Japanese and Canadian patents) and 2032 (for the U.S. patents).
As consideration for entering into the UCSF NeuroRacer Agreement, we paid UCSF a license issue fee of $10,000. We also paid UCSF an aggregate license maintenance fee of $25,000 ($5,000 annually for five years up to the first sale of a licensed product). Additionally, we are obligated to pay to UCSF up to a total of $1.1 million in total milestone payments for products covered by the license (including EndeavorRx), including for certain patent-related, regulatory and commercial milestones. To date, we have paid UCSF a total of $185,000 in such milestone payments.
In addition, we are obligated to pay to UCSF certain
mid-single
digit percentage royalties on annual net sales of licensed products, methods, or services depending on if such products, methods, or services are clinically tested or not, subject to certain specified reductions. Royalties are payable to UCSF from the date of first commercial sale of a licensed product or licensed service on a country-by-country
basis until the later of expiration or abandonment of the licensed patents or on the tenth anniversary of the first commercial sale of each such licensed product or licensed service in such country. As of January 31, 2022, we have paid to UCSF a total of $411,673 in such royalty payments. In total, we have paid UCSF $631,673 million under the UCSF NeuroRacer Agreement.
We are also obligated to pay UCSF certain tiered payments upon a change of control transaction (as defined in the agreement), up to a maximum of $2.5 million in such payments, depending on the total amount of payments to shareholders resulting from such transaction.
We must also pay to UCSF a tiered,
low-
to
mid-double-digit
percentage of any sublicensee revenue (as defined in the agreement), depending on the regulatory status of the licensed product applicable to such sublicense agreement. To date, we have not made any payments to UCSF in sublicensee revenue.
The UCSF NeuroRacer Agreement will remain in effect until the later of (i) expiration or abandonment of the last of the licensed patents or (ii) expiration of the licensed copyrights in all countries. UCSF may terminate the agreement upon an uncured breach of the agreement by us and the agreement will automatically terminate upon our insolvency. Additionally, we may terminate the agreement for any or no reason, in its entirety, or terminate our rights under the licensed patents on a country-by-country
basis, upon specified written notice to UCSF.
TALi Agreement
In August 2021, we entered into a license agreement with TALi Digital Limited (the “TALi Agreement”) pursuant to which we license TALi’s technology designed to address early childhood attention impairments. Under the agreement, TALi grants us an exclusive license to develop, supply and commercialize certain technology controlled by TALi for the treatment of attention or cognitive conditions in children 12 years of age and younger, in the United States. TALi agreed to provide us a first right of refusal to any new use or functionality for the licensed technology, including for indications or applications outside of the licensed field or age cohort.
The development and commercialization of the licensed technology are overseen by a joint steering committee comprised of an equal number of representatives from each of us and TALi. TALi is responsible for certain initial development activities with respect to certain of the licensed technology, and we must reimburse TALi for such activities up to $2.0 million. We control all other development activities and all commercialization activities with respect to the licensed technology.
Pursuant to the TALi Agreement, we are obligated to pay to TALi up to a total of $2.0 million in regulatory milestone payments and up to a total of $35.5 million in commercial milestone payments. In addition, we are obligated to pay to TALi certain tiered mid-single
digit percentage royalties on annual net sales of the licensed technology in the United States for the term of the agreement, subject to certain specified reductions. To date, we have not made any payments to TALi pursuant to the TALi Agreement.
Under the TALi Agreement, the patents in the patent family TALi has licensed to us will expire as early as 2035. The TALi Agreement will continue in effect until otherwise terminated. We may terminate the agreement for any or no reason upon notice after the completion of a clinical study approved by the joint steering committee or within 60 days after FDA marketing authorization of the TALi technology. Either party may terminate the agreement upon an uncured or uncurable material breach of the agreement by the other party, or upon the occurrence of certain events of insolvency of the other party. Additionally, TALi may also terminate the agreement if we have not consummated at least $1.0 million of sales for a product related to the licensed technology by the third anniversary of the first commercial sale of a product related to the licensed technology. However, we have the opportunity to pay TALi an amount equal to the difference between the actual sales and such threshold to avoid termination.

Government Regulation
Coverage and Reimbursement
Sales of any product depend, in part, on the extent to which such product will be covered by third-party payers, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations and the level of reimbursement for such product by third-party payers. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan
basis. These third-party payers are increasingly reducing reimbursements for medical products, drugs and services.
In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payer not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.
Health Care Laws and Regulations
Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payers, patient organizations and customers, may be subject to broadly applicable healthcare laws and regulations, including fraud and abuse laws. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. The laws that may affect our ability to operate include, but are not limited to:

•
the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
federal civil and criminal false claims laws, including the False Claims Act (“FCA”), which can be enforced through civil “qui tam” or “whistleblower” actions and civil monetary penalty laws, impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in the proceeds of any monetary recovery;

•
the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating these statutes without actual knowledge of the statutes or specific intent to violate them in order to have committed a violation;

•
the federal Physician Payment Sunshine Act, created under the ACA and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the US Department of Health and Human Services (“HHS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•
analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws requiring the registration of pharmaceutical sales representatives.

Healthcare Reform
In March 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

•
required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 70 percent point-of-sale
discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.
Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to the
COVID-19
pandemic. Following the temporary suspension, a 1% payment reduction will occur beginning April 1, 2022 through June 30, 2022, and the 2% payment reduction will resume on July 1, 2022. It is also possible that additional governmental action is taken in response to the
COVID-19
pandemic.
There has been increasing legislative and enforcement interest in the U.S. with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the Centers for Medicare & Medicaid Services (“CMS”) stated drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on December 29, 2021 CMS rescinded the Most Favored Nations rule. Additionally, on November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale,
as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Pursuant to court order, the removal and addition of the aforementioned safe harbors were delayed and recent legislation imposed a moratorium on implementation of the rule until January 1, 2026.

Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.
In addition, other legislative and regulatory changes have been proposed and adopted in the U.S. since the ACA was enacted:

•	On January 2, 2013, the U.S. American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.

•
On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

•
On May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

•	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

•
On December 20, 2019, former President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax and the medical device excise tax. It is impossible to determine whether similar taxes could be instated in the future.

Individual states have also been increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.
Data Privacy and Security Laws
Personal privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state, and foreign government bodies and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use, and disclosure of personal information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.

These varying interpretations can create complex compliance issues for us and our partners and potentially expose us to additional expense, adverse publicity and liability, any of which could adversely affect our business.
Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though we provide for appropriate protections through our agreements with our third-party vendors, we still have limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification,
anonymization or pseudonymization of health information are sufficient, and the risk of re-identification
sufficiently small, to adequately protect patient privacy. We expect that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act (the “CCPA”) which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act (the “CPRA”) was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Additionally, some observers have noted that the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business. Already, in the United States, we have witnessed significant developments at the state level. For example, on March 2, 2021, Virginia enacted the Consumer Data Protection Act (the “CDPA”) and, on July 8, 2021, Colorado’s governor signed the Colorado Privacy Act (the “CPA”), into law. The CDPA and the CPA will both become effective January 1, 2023. While the CDPA and CPA incorporate many similar concepts of the CCPA and CPRA, there are also several key differences in the scope, application, and enforcement of the law that will change the operational practices of regulated businesses. The new laws will, among other things, impact how regulated businesses collect and process personal sensitive data, conduct data protection assessments, transfer personal data to affiliates, and respond to consumer rights requests.
A number of other states have proposed new privacy laws, some of which are similar to the above discussed recently passed laws. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country would make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance.
Our international operations are subject to international laws and regulations, regulatory guidance, and industry standards relating to data protection, privacy, and information security. For our EU and UK future operations, this includes the EU General Data Protection Regulation (the “GDPR”) as well as other national data protection legislation in force in relevant EU member states (including the GDPR in such form as incorporated into the law of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 and any regulations thereunder and the UK Data Protection Act 2018 (the “UK GDPR”).
The GDPR and UK GDPR are wide-ranging in scope and impose numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of health and other sensitive data, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances, requiring data protection impact assessments for high risk processing and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR and the UK GDPR also provide individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction and objection. The GDPR and UK GDPR define personal data to include pseudonymized or coded data and requires different informed consent practices and more detailed notices for clinical trial participants and investigators than applies to clinical trials conducted in the United States. We are required to apply GDPR and UK GDPR standards to any clinical trials that our EU and UK established businesses carry out anywhere in the world.
The GDPR and UK GDPR impose strict rules on the transfer of personal data to countries outside the European Economic Area, including the United States. The UK and Switzerland have adopted similar restrictions. Although the UK is regarded as a third country under the EU’s GDPR, the European Commission (“EC”) has now issued a decision recognizing the UK as providing adequate protection under the EU GDPR and, therefore, transfers of personal data originating in the EU to the UK remain unrestricted. Like the EU GDPR, the UK GDPR restricts personal data transfers outside the UK to countries not regarded by the UK as providing adequate protection. The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing.
To enable the transfer of personal data outside of the EEA or the UK, adequate safeguards must be implemented in compliance with European and UK data protection laws. On June 4, 2021, the EC issued new forms of standard contractual clauses for data transfers from controllers or processors in the EU/EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EU/EEA (and not subject to the GDPR). The new standard contractual clauses replace the standard contractual clauses that were adopted previously under the EU Data Protection Directive. The UK is not subject to the EC’s new standard contractual clauses but has published a draft version of a
UK-specific
transfer mechanism, which, once finalized, will enable transfers from the UK. We will be required to implement these new safeguards when conducting restricted data transfers under the EU and UK GDPR and doing so will require significant effort and cost.
The GDPR and UK GDPR may increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR and UK GDPR. Implementing legislation in applicable EU member states and the UK, including by seeking to establish appropriate lawful bases for the various processing activities we carry out as a controller or joint controller, reviewing security procedures and those of our vendors and collaborators, and entering into data processing agreements with relevant vendors and collaborators, we cannot be certain that our efforts to achieve and remain in compliance have been, and/or will continue to be, fully successful. Given the breadth and depth of changes in data protection obligations, preparing for and complying with the GDPR and UK GDPR and similar laws’ requirements are rigorous and time intensive and require significant resources and a review of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data.
Other countries around the world in which we conduct trials or otherwise do business have also enacted strict privacy and data protection laws. For example, the Act on the Protection of Personal Information (“APPI”) of

Japan regulates privacy protection issues in Japan. The APPI shares similarities with the GDPR, including extraterritorial application and obligations to provide certain notices and rights to citizens of Japan. We may be required to modify our policies, procedures, and data processing measures in order to address requirements under these or other privacy, data protection, or cyber security regimes, and may face claims, litigation, investigations, or other proceedings regarding them and may incur related liabilities, expenses, costs, and operational losses.
In addition to general privacy and data protection requirements, many jurisdictions around the world have adopted legislation that regulates how businesses operate online and enforces information security, including measures relating to privacy, data security and data breaches. Many of these laws require businesses to notify data breaches to the regulators and/or to data subjects. These laws are not consistent, and compliance in the event of a widespread data breach is costly and burdensome.
In many jurisdictions, enforcement actions and consequences for non-compliance
with protection, privacy and information security laws and regulations are rising. In the EU and the UK, data protection authorities may impose large penalties for violations of the data protection laws, including potential fines of up to €20 million (£17.5 million in the UK) or 4% of annual global revenue, whichever is greater. The authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal data on non-compliant
businesses. Data subjects also have a private right of action, as do consumer associations, to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of applicable data protection laws. The APPI allows for fines of up up to ¥100M for violations of the law. In the United States, possible consequences for non-compliance
include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies.
In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards that may legally or contractually apply to us. If we fail to follow these security standards, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.
The risk of our being found in violation of these laws is increased by the fact that the in interpretation and enforcement of them is not entirely clear. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. It could also require us to change our business practices and put in place additional compliance mechanisms, may interrupt or delay our development, regulatory and commercialization activities and increase our cost of doing business. Failure by us or our collaborators and third-party providers to comply with data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties and orders preventing us from processing personal data), private litigation and result in significant fines and penalties against us. Moreover, clinical trial participants about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations and prospects.

U.S. Medical Device Regulations
General Requirements
Our products and product candidates are medical devices subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations, as well as other federal and state regulatory bodies in the U.S. and comparable authorities in other countries under other statutes and regulations. These laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.
In the U.S., medical devices considered to be moderate to high risk by FDA generally require premarket review and marketing authorization from the FDA prior to commercial distribution. The primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification, also called 510(k) clearance, premarket approval, or PMA approval, or grant of a de novo request for classification, or de novo grant. Each 510(k), PMA, or de novo request must be accompanied by a user fee, although the fee may be waived under certain circumstances.
Each product candidate we seek to commercially distribute in the U.S. will require either a prior de novo classification grant, 510(k) clearance, unless it is exempt, or a PMA from the FDA under its medical device authorities.
510(k) Clearance Process
Under the FDCA, medical devices are classified into one of three classes – Class I, Class II or Class III – depending on the degree of risk associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness.
Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to a set of regulations referred to as General Controls, which require compliance with the applicable portions of FDA’s Quality System Regulation (“QSR”), facility registration and device listing, reporting of adverse events and malfunctions, which is referred to as medical device reporting, and appropriate, truthful and non-misleading
labeling and promotional materials. Most Class I devices are exempt from the premarket notification requirements.
Class II devices are those that are subject to General Controls, as well as Special Controls, which can include performance standards, specialized labeling and post-market surveillance. Most Class II devices are subject to the premarket notification requirements.
To obtain 510(k) clearance, a manufacturer must submit a premarket notification, or 510(k), to the FDA and demonstrate to the FDA’s satisfaction that the proposed device is “substantially equivalent” to a previously 510(k)-cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application. The previously cleared device is known as a predicate device. A proposed device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and does not raise different questions of safety and effectiveness, and the information submitted to the FDA that the device is substantially equivalent to the predicate device contains information that demonstrates that the proposed device is as safe and effective as a legally marketed device.
Before the FDA will accept a 510(k) for substantive review, the FDA will first assess whether the submission satisfies a minimum threshold of acceptability to ensure that the 510(k) is administratively complete. The acceptance review, which occurs prior to the substantive review, is generally conducted and completed within 15 calendar days of the FDA receiving the 510(k). If the FDA determines that the 510(k) is incomplete, the FDA will issue a “Refuse to Accept” letter which generally outlines the information the FDA believes is necessary to permit a substantive review and to reach a determination regarding substantial equivalence. The 510(k) submitter must submit the requested information within 180 days before the FDA will proceed with additional review of the submission. Once a 510(k) is accepted for review, the FDA aims to review and issue a determination within 90 FDA Days, although clearance often takes longer in practice. As specified by the Medical Device User Fee Amendments (“MDUFA”) IV commitment letter, which defines performance goals for the FDA for fiscal years 2018 through 2022, “FDA Days” are calculated as the number of calendar days between the date the submission was received by the FDA and the date of the FDA’s decision, excluding the days the submission was on hold pending a response to an FDA additional information request. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.
If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, for example, due to a finding of a lack of a predicate device, or that the proposed device has a new intended use or different technological characteristic that raise different questions of safety or effectiveness when the proposed device is compared to the cited predicate device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the de novo process.
Alternatively, if the FDA determines that the information provided in a 510(k) is insufficient to demonstrate substantial equivalence to the predicate device, the FDA generally identifies the specific information that is needed so that the FDA may complete its evaluation of substantial equivalence, and such information may be provided by the 510(k) sponsor within the time allotted by the FDA or in a new 510(k) should the original 510(k) be withdrawn.
If the FDA agrees that the proposed device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance, or depending on the modification, PMA approval. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer. Many minor modifications are accomplished by a “letter to file” in which the manufacturer documents the rationale for the change and why a new 510(k) is not required. However, the FDA may review such letters to file to evaluate the regulatory status of the modified device at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties for marketing a modified device without the requisite 510(k) clearance or PMA approval.
De Novo Classification Process
For novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device, a manufacturer may request a risk-based classification determination, called a “Request for Evaluation of Automatic Class III Designation,” for the device in accordance with de novo classification process. This procedure allows a de novo requester whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. A requestor may submit a de novo request for classification after receiving a “not substantially equivalent” determination in response to a 510(k) submission. Alternatively, a requestor may submit a de novo request absent the submission of a 510(k) when the sponsor determines that there is no legally marketed device upon which to base a determination of substantial equivalence. Under the FDCA, FDA must make a classification determination for the device that is the subject of a de novo request within 120 days of receipt of the request. However, under MDUFA IV, the FDA’s goal is to make a decision on most de novo requests within 150 FDA Days, although in practice the

FDA’s review may take significantly longer. During the pendency of FDA’s review, the FDA may issue an additional information letter, which places the de novo request on hold and stops the review clock pending receipt of the additional information requested. In the event the de novo requestor does not provide the requested information within 180 calendar days, the FDA will consider the de novo request to be withdrawn.
The FDA may reject the de novo request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that General Controls would be inadequate to control the risks and Special Controls cannot be developed. In the event the FDA determines that the data and information submitted demonstrate that General Controls or General and Special Controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the de novo request and a classification regulation will be established for the device type. When the FDA grants a de novo request for classification, the device is granted marketing authorization and can further serve as a predicate device for a future 510(k) by any person for future devices of that type.
PMA Process
Class III devices include devices deemed by FDA to pose the greatest risk, such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. With few exceptions for certain types of devices classified into Class III that were in commercial distribution in the U.S. before May 28, 1976, Class III devices are subject to the PMA application process, which is generally more costly and time consuming than the 510(k) process. The PMA application process requires proof of safety and effectiveness of the device to the FDA’s satisfaction.
After a PMA application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. Under the FDCA, the FDA has 180 days to review a filed PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision making process. In addition, the FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with QSR requirements. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.
Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.
Approval by the FDA of original PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an original PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive clinical data or the convening of an advisory panel.

Exempt Devices
If a manufacturer’s device falls into a generic category of Class I or Class II devices that FDA has exempted by regulation, a premarket notification is not required before marketing the device in the U.S. Manufacturers of such devices are required to comply with FDA’s General Controls, including FDA’s establishment registration and device listing requirements. Some 510(k)-exempt devices are also exempt from QSR requirements, except for the QSR’s complaint handling and recordkeeping requirements.
Clinical Trials
Clinical trials are almost always required to support a PMA application or de novo request and are sometimes required for a 510(k). For significant risk devices, the FDA regulations require submission of an application for an investigational device exemption (“IDE”) to the FDA prior to commencement of a human clinical investigation. A nonsignificant risk device does not require the submission of an IDE application; however, the clinical trial must still be conducted in compliance with certain requirements of FDA’s IDE regulations. An IDE application is considered approved 30 calendar days after it has been received by the FDA, unless the FDA informs the sponsor prior to the 30 days that the IDE is approved, approved with conditions, or disapproved.
An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. The FDA typically grants IDE approval for a specified number of patients to be treated at specific study centers. The FDA’s approval of an IDE allows clinical testing to go forward but does not bind the FDA to accept the results of the trial as sufficient to prove the device’s safety and efficacy, even if the trial meets its intended success criteria.
During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and recordkeeping requirements. These IDE requirements apply to all investigational devices, whether considered a significant or nonsignificant risk.
Clinical trials must further comply with the FDA’s regulations for approval by an institutional review board (IRB) and for informed consent and other human subject protections. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.
Information about certain clinical trials must be submitted within specific timeframes for public dissemination on the ClinicalTrials.gov website. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant clearance or approval of a device.
Post-Market Regulation
After a device is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	compliance with FDA’s QSR requirements;

•	labeling regulations;

•
medical device reporting regulations, which, for example, require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•	voluntary and mandatory device recalls to address problems when a device is defective and/or could be a risk to health; and

•
corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health.

Also, the FDA may require manufacturers of certain devices to conduct post-market surveillance studies or order such manufacturers to establish and maintain a system for tracking their devices through the chain of distribution to the patient level. The FDA enforces regulatory requirements, such as those set forth in the QSR, by conducting periodic, unannounced inspections and market surveillance.
Failure to comply with applicable regulatory requirements, including those applicable to the conduct of clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions:

•	warning letters or untitled letters that require corrective action;

•	fines, injunctions and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	withdrawing PMA approvals already granted; and;

•	criminal prosecution.
Labeling and promotional activities are subject to scrutiny by FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by FDA may not be promoted for unapproved or uncleared uses, otherwise known as
“off-label”
promotion. FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses, and a company that is found to have improperly promoted off-label
uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.
FCPA and Other Anti-Bribery and Anti-Corruption Laws
The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad or to otherwise influence a person working in an official capacity. The scope of the FCPA would include interactions with certain health care professionals in many countries. We maintain a compliance program designed to comply with the FCPA and anti-bribery laws and regulations applicable to our business. Our present and future business has been and will continue to be subject to various other U.S. and foreign laws, rules and/or regulations.
International Regulation
International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country. The time required to obtain approval in a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the European Union, U.S., Canada and various other industrialized countries.

The primary regulatory body in Europe is that of the European Union, which includes most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a “Notified Body.” This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. Outside of the European Union, regulatory approval needs to be sought on a country-by-country
basis in order for us to market our products. The European Union regulatory bodies finalized a new Medical Device Regulation (“MDR”) in 2017, which replaced the existing Directives and provided three years for transition and compliance. The MDR will change several aspects of the existing regulatory framework.
Outside the U.S. a range of anti-bribery and anti-corruption laws, as well and some industry-specific laws and codes of conduct, apply to the medical device industry and interactions with government officials and entities and health care professionals. Further, the EU member countries have emphasized a greater focus on healthcare fraud and abuse and have indicated greater attention to the industry by the European Anti-Fraud Office. MedTech Europe, the medical device industry association, also introduced the Code of Ethical Business Practices, which came into effect on January 1, 2017. Countries in Asia have also become more active in their enforcement of anti-bribery laws and with respect to procurement and supply chain fraud.
Legal Proceedings
We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

AKILI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Akili Interactive Labs, Inc. and its consolidated subsidiary should be read together with Akili’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited condensed consolidated financial statements as of March 31, 2022 and for the three months ended March 31, 2022 and 2021, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information of Akili” and the pro forma financial information as of March 31, 2022 and for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For purposes of this section, all references to “we,” “us,” “our,” “Akili” or the “Company” refer to Akili and its consolidated subsidiary.
Overview
Akili is a leading digital medicine company pioneering the development of cognitive treatments through game-changing technologies. Our approach of leveraging technologies designed to directly target the brain establishes a new category of medicine—medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment. In June 2020, EndeavorRx, the first product built on our platform was granted marketing authorization and classified as a Class II medical device by the FDA through FDA’s de novo process. EndeavorRx is indicated for use to improve attention function for children ages
8-12
with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. In the second half of 2022, we plan to initiate the commercial launch of EndeavorRx. In addition to EndeavorRx, we have a robust pipeline of development programs, including twelve that are being evaluated in clinical studies by us or our partners.
To date, we have funded our operations primarily with proceeds from sales of convertible preferred stock, payments received in connection with the Collaboration Agreement (as defined below) and proceeds from borrowings under various credit facilities. Since our inception, we have received gross cash proceeds of $228.3 million from sales of our convertible preferred stock and as of March 31, 2022 have $5.0 million of debt outstanding under a credit facility and $5.0 million outstanding under a corporate bond.
We have incurred losses since our inception. Akili incurred a net loss of $21.9 million and $8.8 million for the three months ended March 31, 2022 and 2021, respectively, and $61.3 million and $25.6 million for the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022 and December 31, 2021, we had an accumulated deficit of $250.2 million and $226.1 million, respectively. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future as we commercialize EndeavorRx, advance our platform and our pipeline of digital therapeutic candidates into and through clinical development. EndeavorRx, the first product built on the Akili platform was granted FDA marketing authorization in June 2020. We have not yet commercially launched EndeavorRx nor have generated substantial revenue from sales to date. We expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing and distribution.
Furthermore, following the closing of the Business Combination (as defined below), we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions.

If we are unable to obtain funding, we will be forced to delay, reduce, or eliminate some or all of our research and development programs, product portfolio expansion and commercialization efforts, which would adversely affect our business prospects, or we may be unable to continue operations. Although we continue to pursue these plans, we may not be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.
Because of the numerous risks and uncertainties associated with product and market development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we can generate significant product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.
As of March 31, 2022, we had cash and cash equivalents of $39.8 million and short-term investments of $15.0 million. Following the consummation of the Business Combination (including the consummation of the transactions contemplated by the Subscription Agreements and assuming all Public Shares (as defined below) are redeemed), we will be able to fund our operating expenses and capital expenditure requirements into 2024. We have based this estimate on assumptions that may prove to be wrong, and as a result, we could exhaust our available capital resources sooner than we expect. If the Business Combination is not consummated, the Company expects that its cash and cash equivalents and short-term investments at March 31, 2022 of $54,727, along with the $30,000 in available, undrawn debt through the SVB Amended and Restated Loan and Security Agreement, will enable it to fund the Company’s operating expense and capital expenditure requirements through at least June 2023. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources
.” To finance our operations beyond that point we will need to raise additional capital, which cannot be assured.
Business Combination Costs
On January 26, 2022, Akili entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”) with Social Capital Suvretta Holdings Corp. I (“SCS”) and Karibu Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Akili, with Akili surviving the merger as a wholly-owned subsidiary of SCS (the “Merger”). In connection with the Merger, SCS will be renamed Akili, Inc. and listed on Nasdaq under the symbol “AKLI”. As a condition to the consummation of the Merger, SCS will deregister as an exempted company in the Cayman Islands and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).
If the Business Combination closes, upon the consummation of the Business Combination, the Merger is expected to be accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, Akili will be the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Akili in many respects. The SCS Class A ordinary shares (“Public Shares”) and private placement shares held by the Sponsor and its affiliates remaining after redemptions, if any, and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated will be accounted for as a capital infusion to Akili.
Upon consummation of the Business Combination, the most significant change in Akili’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Akili’s balance sheet at March 31, 2022) of approximately $126.6 million, under the maximum redemption scenario, or $374.4 million, under the no redemption scenario. Total direct and incremental transaction costs are estimated at approximately $29.7 million under the maximum redemption scenario, or $31.9 million under the no redemption scenario. The Company will allocate transaction costs between the merger consideration shares and the Earn Out Shares based on the relative fair value of the instruments. The transaction costs allocated to the merger consideration shares will be treated as a reduction of the cash proceeds and will be deducted from Akili’s additional
paid-in
capital. The transaction costs allocated to the
Earn-Out
Shares will be treated as a reduction of the cash proceeds and will be deducted from Akili’s accumulated deficit and reflected as an expense in the income statement as these expenses do not relate to the initial recapitalization. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Impact
of COVID-19
There continue to be uncertainties regarding the pandemic of the novel coronavirus, or
COVID-19,
and Akili is closely monitoring the impact of
COVID-19
on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors and business partners. Akili is unable to predict the specific impact that
COVID-19
may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. Akili will continue to assess the evolving impact of
COVID-19.
Refer to “
Risk Factors
” included elsewhere in this proxy statement/prospectus for more information.
Factors Affecting Our Performance and Results of Operations
We believe that our performance and future success depend on many factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the “
Risk Factors
” section of this proxy statement/prospectus.
Product Revenue
To date, we have not generated significant product revenue from the sale of EndeavorRx prescriptions. Revenue from sales of our only approved product is difficult to predict and is not expected to reduce Akili’s continued net losses resulting from our increasing commercial efforts and research and development activities for the foreseeable future.
Product revenue from our approved product, as well as potential future product candidates, is and will be impacted by many factors, including the following three variables: patient and clinician adoption, pricing, and reimbursement.
Patient and Clinician Adoption—
To continue to grow our business, we will need to execute on our current business strategy of achieving and maintaining broad market awareness and acceptance of our product by patients and physicians. This will be driven by educational efforts focused on features, therapeutic benefits, and cost targeting patients/families, healthcare providers, and payers. If we are not successful in demonstrating the benefits of our product or do not achieve the support of these customer groups, our sales may decline, or we may fail to increase our revenue.
Pricing—
In the future, we expect to grow the number of commercially available products and approved age ranges, offering a broad range of products spanning multiple price points. In the future, our products may be subject to competition which may impact our pricing and in addition, our products may be subject to legislative prescription-pricing practices.
Reimbursement—
We are in active conversations with commercial insurers and government payers regarding reimbursement coverage for our treatments. Patients may not be able to adopt or may choose not to adopt our digital therapeutic if they are unable to obtain adequate third-party coverage or reimbursement. We expect reimbursement to be secured for EndeavorRx and currently have a hybrid cash pay model in place to continue to drive volume while coverage ramps. If we are unable to secure coverage and/or are required to provide mandatory discounts or rebates, we may not be able to establish profitability.

Collaboration Revenue
We currently have a collaboration and licensing agreement with Shionogi & Co., Ltd (the “Collaboration Agreement”) and the Company is eligible to receive development and commercial milestones as well as royalties on the sales of licensed products. If our development efforts for additional programs are successful and result in regulatory marketing authorization or collaboration or license agreements with third parties, we may generate revenue in the future from collaboration or license agreements that we may enter into with third parties. We cannot predict if, when or to what extent we may enter into future licensing or collaboration agreements. Further, we may never succeed in obtaining regulatory approval for any of our product candidates that are currently under development or any other future products.
Cost of Product Revenue
Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s product, including pharmacy costs, amortization of capitalized software related to commercialized products and hosting costs. We expect the cost of product revenue to increase as we further commercialize our products and increase the volume of prescriptions filled.
Research and Development Expenses
We currently have one FDA cleared product, EndeavorRx, in pediatric ADHD
(8-12
year olds). We have two ongoing studies to seek expansion of our indication in ADHD in adults and pediatrics age
13-17
years. Developing products requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We have chosen to leverage our SSME technology to initially focus on advancing our R&D beyond ADHD. We expect our R&D expenses will increase substantially as we continue to invest in clinical development activities, the development of our pipeline of product candidates, and testing of our product candidates.
R&D expenses consist of costs incurred in performing R&D activities, which include:

•	expenses incurred in connection with the development of our pipeline of products;

•	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for employees engaged in R&D functions;

•	cost of clinical trials;

•	cost of regulatory submissions, reviews, external consultants;

•	expenses incurred in connection with the discovery and development of our products, including under agreements with third parties, such as consultants;

•	expenses incurred under agreements with consultants who supplement our internal capabilities, including software development; and

•	facilities, depreciation and other expenses, which include direct and allocated expenses, such as rent and maintenance of facilities, insurance and other operating costs.
Our key R&D projects relate to investigating our SSME technology in the following indications: autism spectrum disorder; multiple sclerosis; and major depressive disorder:

•	attention in ASD: pilot study completed and planning on an FDA Q-submission meeting in the second half of 2022 to discuss our next planned development phase;

•	cognitive dysfunction in MS: POC completed and planning on an FDA Q-submission meeting in the first half of 2023 to discuss our next planned development phase; and

•	cognitive dysfunction in MDD: POC completed and planning on an FDA Q-submission meeting in the second half of 2023 to discuss our next planned development phase.
Development activities for our product candidates have a number of risks and uncertainties. All therapeutic development activities have risks and probabilities of success that can vary by disease indication. There are currently no other existing
FDA-cleared
digital medicine treatments of the above indications on the market. Each of our product candidates have technical, clinical, regulatory and commercial risk. See the section entitled “
Risk Factors—Risks Relating to our Products.
”
We expense R&D costs as incurred and do not track the costs at a project level. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed. In the early phases of development, our R&D costs are often devoted to product platform and proof-of-concept studies
that are not necessarily allocable to a specific product.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses consist primarily of compensation for personnel, including stock-based compensation, related to commercial, marketing, executive, finance and accounting, legal, information technology, corporate and business development and human resource functions. Other SG&A expenses include marketing initiatives, market research and analysis, software expenses, travel expenses, professional services fees (including legal, patent, accounting, audit, tax and consulting fees), insurance costs, amortization of issuance costs on undrawn debt, general corporate expenses and allocated certain payroll and facilities-related expenses, including payroll taxes, benefits, rent and facility maintenance.
We expect SG&A expenses to continue to increase as we increase potential customers’ awareness and our sales and marketing functions to support our approved products and any potential future product launches. In addition, we expect increased expenditures to expand our infrastructure to both drive and support our anticipated growth as well as additional expenses related to legal, accounting, information technology, investor and public relations, regulatory and tax-related services
associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and other expenses associated with being a public company and implementing additional controls over financial reporting.
Other income (expense)
Interest expense includes interest due on the notes payable, accretion of the corporate bond discount and note payable debt issuance costs.
Other income consists of interest earned on cash balances held in interest-bearing accounts and interest earned on short-term investments. We expect that our other income will fluctuate based on the timing and ability to raise additional funds as well as the amount of expenditures on our commercial products, R&D and ongoing business operations.
Income taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. The provision for income taxes for 2022 and 2021 is immaterial because Akili has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

Results of Operations
Three Months Ended March 31, 2022 and 2021
The table and discussion below present the results for the periods indicated:

	Three Months Ended March 31,		$ Change	% Change
(dollars in thousands, except percentages)	2022	2021
Revenues	$66	$117	$(51)	-44%
Cost of revenues	96	62	34	55%

Gross profit (loss)	(30)	55	(85)	-155%
Operating expenses:
Research and development	6,304	3,944	2,360	60%
Selling, general and administrative	15,391	4,857	10,534	217%

Total operating expenses	21,695	8,801	12,894	147%

Operating loss	(21,725)	(8,746)	(12,979)	148%

Other income (expense):
Other income	9	1	8	800%
Interest expense	(176)	(81)	(95)	117%

Total other income (expense)	(167)	(80)	(87)	109%

Loss before income taxes	(21,892)	(8,826)	(13,066)	148%
Expense from income taxes	—	1	(1)	-100%
Net loss	$(21,892)	$(8,827)	$(13,065)	148%

Unrealized (loss) gain on short-term investments	$(6)	$—	$(6)	*

Comprehensive loss	$(21,898)	$(8,827)	$(13,071)	148%

*	Percentage change not meaningful.
Revenue—
Revenue was $0.1 million in each of the three months ended March 31, 2022 and 2021. All obligations under the Collaboration Agreement were fulfilled by the end of 2021 and there were no revenues related to the Collaboration Agreement in the three months ended March 31, 2022. The decrease in collaboration revenue is partially offset by an increase in product revenue which is recognized as the Company satisfies performance obligations.
Cost of revenue—
Cost of revenue was $0.1 million for each of the three months ended March 31, 2022 and 2021. There was an increase in product related costs of revenue in the three months ended March 31, 2022 as the Company continues to build out its pharmacy capabilities in anticipation of the commercial launch. This was offset by a decrease in costs incurred under the Collaboration Agreement as there were no revenues recognized under the arrangement during the three months ended March 31, 2022.
Research and development
—R&D expenses were $6.3 million and $3.9 million for the three months ended March 31, 2022 and 2021, respectively. Most expenses in each period are related to the development of our SSME platform, which is the therapeutic engine that targets and activates systems in the brain that play a key role in attention function. The increase of $2.4 million was primarily due to the following:

•
an increase of $1.2 million of personnel related expenses due to an increase in R&D personnel headcount, which increased the expense from $3.1 million in the three months ended March 31, 2021 to $4.3 million in the three months ended March 31, 2022;

•
an increase of $1.0 million of clinical studies and expenses incurred in discovery and development primarily due to age expansion studies for ADHD patients in the 13-17 year old and adult categories as well as collaborative studies to treat acute cognitive dysfunction in
COVID-19
survivors, which

increased from $0.2 million in the three months ended March 31, 2021 to $1.2 million in the three months ended March 31, 2022; and

•
an increase of $0.2 million of computer and software equipment expenses due to an increase in software subscriptions, which increased the expense from $0.1 million for the three months ended March 31, 2021 to $0.3 million for the three months ended March 31, 2022.

Selling, general and administrative—
SG&A expenses were $15.4 million and $4.9 million for the three months ended March 31, 2022 and 2021, respectively. The increase of $10.5 million was primarily due to the following:

•	an increase of $5.0 million in marketing and advertising costs;

•	an increase of $2.4 million in consulting, legal, accounting and other professional service costs;

•	an increase of $2.7 million in personnel-related costs, primarily due to the build-out of our HR, marketing and sales departments; and

•	an increase of $0.4 million related to various other expenses such as software subscriptions and travel expenses.
Other income—
Other income was less than $0.1 million in the three months ended March 31, 2022 and 2021.
Interest expense—
Interest expense was $0.2 million and $0.1 million in the three months ended March 31, 2022 and 2021, respectively. There was a $0.1 million increase which was primarily related to an increase in the outstanding principal of the note payable during the three months ended March 31, 2022.
Income taxes
—We did not incur material income tax expenses for the three months ended March 31, 2022 or 2021. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.
Years Ended December 31, 2021 and 2020
The table and discussion below present the results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
(dollars in thousands, except percentages)	2021	2020
Revenues	$538	$3,939	$(3,401)	-86%
Cost of revenues	355	416	(61)	-15%

Net margin	183	3,523	(3,340)	-95%
Operating expenses:
Research and development	18,234	15,418	2,816	18%
Selling, general and administrative	42,668	13,541	29,127	215%

Total operating expenses	60,902	28,959	31,943	110%

Operating loss	(60,719)	(25,436)	(35,283)	139%

Other income (expense):
Other income	17	124	(107)	-86%
Interest expense	(465)	(333)	(132)	40%
Loss on extinguishment of debt	(181)	—	(181)	*

Total other income (expense)	(629)	(209)	(420)	201%

Loss before income taxes	(61,348)	(25,645)	(35,703)	139%
Expense from income taxes	—	1	(1)	-100%

Net loss	$(61,348)	$(25,646)	$(35,702)	139%

*	Percentage change not meaningful.

Revenue
—Revenue was $0.5 million and $3.9 million in the years ended December 31, 2021 and 2020, respectively. The decrease is primarily driven by the decrease in costs incurred related to the Collaboration Agreement, as we recognize revenue over time on an inputs-based method that uses a cost to cost measure of progress. The decrease in collaboration revenue is partially offset by an increase in product revenue which is recognized as the Company satisfies performance obligations and is not directly correlated to the increased cost of product revenue.
Cost of revenue
—Cost of revenue was $0.4 million for the years ended December 31, 2021 and 2020. There was an increase in product related costs of revenue in 2021 as the Company continues to build out its pharmacy capabilities in anticipation of the commercial launch. This was offset by a decrease in costs incurred under the Collaboration Agreement due to the winding down of certain obligations during the year ended December 31, 2021.
Research and development
—R&D expenses were $18.2 million and $15.4 million for the years ended December 31, 2021 and 2020, respectively. Most expenses in each year are related to the development of our SSME platform, which is the therapeutic engine that targets and activates systems in the brain that play a key role in attention function. The increase of $2.8 million was primarily due to the following:

•	an increase of $1.6 million of personnel related expenses from $11.4 million in 2020 to $13.0 million in 2021 due to an increase in R&D personnel headcount;

•
a decrease of $0.9 million of external consulting fees from $1.6 million in 2020 to $0.7 million in 2021 due to an increase in R&D personnel headcount, which allowed more projects to be performed internally;

•
a decrease of $0.2 million of facilities and overhead allocation from $1.0 million in 2020 to $0.8 million in 2021 due to a lower allocation to R&D expenses as the SG&A headcount increased at a faster rate;

•
an increase of $2.3 million of clinical studies and expenses incurred in discovery and development from $0.6 million in 2020 to $2.9 million in 2021 primarily due to age expansion studies for ADHD patients in the
13-17
year old and adult categories as well as collaborative studies to treat acute cognitive dysfunction in
COVID-19
survivors; and

•	an increase of $0.2 million of computer and software equipment expense from $0.6 million in 2020 to $0.8 million in 2021.
Selling, general and administrative-
SG&A expenses were $42.7 million and $13.5 million for the years ended December 31, 2021 and 2020, respectively. The increase of $29.2 million was primarily due to the following:

•	an increase of $18.9 million in marketing and advertising costs;

•	an increase of $4.2 million in consulting, legal, accounting and other professional service costs;

•	an increase of $5.0 million in personnel-related costs, primarily due to the build-out of our HR, marketing and sales departments; and

•	an increase of $1.1 million related to various other expenses such as software subscriptions and rent expense.
Other income
—Other income was less than $0.1 million and $0.1 million in the years ended December 31, 2021 and 2020, respectively. The decrease of less than $0.1 million was due to lower interest rates, partially offset by higher investment balances.
Interest expense
—Interest expense was $0.5 million and $0.3 million in the years ended December 31, 2021 and 2020, respectively. There was a $0.2 million increase which was primarily related to an increase in the outstanding principal of the note payable during the year ended December 31, 2021.

Loss on the extinguishment of debt
—In May 2021, we entered into a new loan arrangement and repaid the outstanding principal balance under an existing outstanding term loan agreement prior to its maturity date. We also paid fees on behalf of the lender and we recorded a loss on extinguishment of debt of $0.2 million in connection with this transaction.
Income taxes
—We did not incur material income tax expenses for the years ended December 31, 2021 or 2020. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.
Liquidity and Capital Resources
Since our inception, our primary sources of capital have been proceeds from sales of convertible preferred stock, payments received in connection with the Collaboration Agreement and proceeds from borrowings under various credit facilities.
For the years ended December 31, 2021 and 2020, we incurred net operating losses of $60.7 million and $25.4 million, respectively. For the three months ended March 31, 2022 and 2021, we incurred net operating losses of $21.7 million and $8.7 million, respectively.
As of December 31, 2021, we had an accumulated deficit of $226.1 million. As of December 31, 2021, we had outstanding debt of $6.4 million, net of debt issuance costs and debt discount. As of December 31, 2021, we had cash and cash equivalents of $76.9 million.
As of March 31, 2022, we had an accumulated deficit of $250.2 million. As of March 31, 2022, we had outstanding debt of $6.5 million, net of debt issuance costs and debt discount. As of March 31, 2022, we had cash and cash equivalents of $39.8 million and short-term investments of $15.0 million.
Our cash flows may fluctuate and are difficult to forecast and will depend on many factors. The revenue from the sale of EndeavorRx at the present time is not sufficient to cover operating costs incurred. Our ability to achieve sufficient revenue to cover our costs is highly dependent on achieving and maintaining broad market acceptance by patients and physicians and our patients having the ability to obtain reimbursement from third-party payers. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.
Through December 31, 2021, we have received $228.3 million in gross cash proceeds from sales of preferred stock and gross proceeds of $10.0 million from corporate bonds and notes payable.
In May 2021, we entered into an Amended and Restated Loan and Security Agreement, by and between Silicon Valley Bank (“SVB”), SVB Innovation Credit Fund VIII, L.P., (together, with SCB, the “Lenders”) and Akili (such agreement, the “SVB Term Loan”), which consists of a secured term loan facility in an aggregate amount of up to $50.0 million, of which, $35.0 million became available at closing. As of March 31, 2022, there was $5.0 million outstanding under the term loan facility. Additionally, the corporate bond issued with Shionogi in March 2019 continues to have $5.0 million outstanding as of March 31, 2022.
Our primary uses of capital are, and we expect will continue to be for the near future, personnel costs, costs of development, clinical trial costs and commercialization of product candidates, legal, patent and other regulatory expenses and general overhead costs. We may also pursue acquisitions, investments, joint ventures and other strategic transactions.
We will need substantial additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the Business Combination and issuance of equity, debt financings or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives.
Cash and cash equivalents
Our cash and cash equivalents balance as of March 31, 2022 was $39.8 million. Akili’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.
Short-term investments
Our short-term investments balance as of March 31, 2022 was $15.0 million and consists of United States Treasuries with original maturity dates of more than three months but less than one year.
Liquidity Risks
We expect to incur substantial additional expenditures in the near term to support our ongoing activities, including operating as a public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates will depend on the amount and timing of cash available to fund operations. Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;

•	the ability of our patients to obtain third-party payer reimbursement for our current product;

•	the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party payer reimbursement;

•	our sales and marketing activities;

•	our R&D efforts;

•	the emergence and effect of competing or complementary products;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, or comparable foreign regulatory authorities;

•	the progress, timing, scope and costs of our preclinical studies, clinical trials, potential future clinical trials and other related activities;

•
the costs of commercialization activities for any of our product candidates that receive marketing authorization, including the costs and timing of establishing product sales, marketing and hosting capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

•	the cash requirements of any future discovery of product candidates;

•	our ability to retain our current employees and the need to hire additional management and sales, technical and medical personnel;

•	the extent to which we acquire or invest in business, products or technology; and

•	the impact of the COVID-19 pandemic.
A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the sale of our products or the development of product candidates. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. See “
Risk Factors
—
Risks Related to our Financial Reporting and Position.”

Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.
Cash Flows
The following table provides a summary of cash flow data for each applicable period:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands)		(in thousands)
Net cash used in operating activities	$(22,225)	$(8,773)	$(53,982)	$(24,551)
Net cash used in investing activities	(14,984)	(21)	(492)	(116)
Net cash provided by financing activities	64	—	112,845	1,998

Net increase (decrease) in cash	$(37,145)	$(8,794)	$58,371	$(22,669)

Net Cash Used in Operating Activities
Three Months Ended March 31, 2022 and 2021
We continue to ramp up hiring to accelerate commercial activities and our product pipeline and increase staff in anticipation of becoming a public company. We expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from operating activities.
Net cash used in operating activities was $22.2 million for the three months ended March 31, 2022. Net cash used in operating activities consists of a net loss of $21.9 million, adjusted for non-cash items
and the effect of changes in working capital.
Non-cash adjustments
primarily include depreciation expense of $0.1 million, stock-based compensation expense of $2.1 million, and non-cash
interest expense of $0.1 million. There was an additional $2.5 million change in operating assets and liabilities primarily due to deferred offering costs for work performed related to the Merger that were incurred in the three months ended March 31, 2022 and a higher accrued bonus due to increased headcount.
Net cash used in operating activities was $8.8 million for the three months ended March 31, 2021. Net cash used in operating activities consists of a net loss of $8.8 million, adjusted for non-cash items
and the effect of changes in working capital.
Non-cash adjustments
primarily include depreciation expense of less than $0.1 million, stock-based compensation expense of $0.8 million, and non-cash
interest expense of less than $0.1 million, offset by a $0.9 million change in operating assets and liabilities.
Years Ended December 31, 2021 and 2020
Net cash used in operating activities was $54.0 million for the year ended December 31, 2021. Net cash used in operating activities consists of net loss of $61.3 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include depreciation expense of $0.3 million, stock-based compensation expense of $4.9 million, loss on the extinguishment of debt of $0.2 million, and non-cash interest expense of $0.2 million. There was an additional $1.8 million change in operating assets and liabilities.
Net cash used in operating activities was $24.6 million for the year ended December 31, 2020. Net cash used in operating activities consists of a net loss of $25.6 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include depreciation expense of $0.3 million, stock-based compensation expense of $2.9 million, and non-cash interest expense of $0.3 million, offset by a $2.4 million change in operating assets and liabilities. The change in operating assets and liabilities was primarily due to a decrease in deferred revenue related to the Collaboration Agreement with Shionogi.

Net Cash Used in Investing Activities
Three Months Ended March 31, 2022 and 2021
Net cash used in investing activities was $15.0 million and less than $0.1 million for the three months ended March 31, 2022 and 2021, respectively. The cash was primarily used to purchase short-term investments in the three months ended March 31, 2022.
Years Ended December 31, 2021 and 2020
Net cash used in investing activities was $0.5 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively. The cash was used for investments in property and equipment and capitalized internal-use software. We expect to continue to invest further in internal-use software and incur costs as we expand our operations.
Net Cash Provided by Financing Activities
Three Months Ended March 31, 2022 and 2021
Net cash provided by financing activities was $0.1 million for the three months ended March 31, 2022 and consisted of proceeds from the exercise of stock options.
There was no cash provided by financing activities for the three months ended March 31, 2021.
Years Ended December 31, 2021 and 2020
Net cash provided by financing activities was $112.8 million for the year ended December 31, 2021 and consisted primarily of $109.7 million of proceeds associated with the issuance of Series D convertible preferred stock (net of issuance costs), $5.0 million of proceeds from a note payable, and $0.3 million of proceeds from the exercise of stock options, partially offset by $2.0 million for repayment of principal on a note payable and $0.1 million of premiums and issuance costs on notes payable.
Net cash provided by financing activities was $2.0 million for the year ended December 31, 2020 and consisted primarily of $2.0 million of proceeds from the issuance of a note payable.
Funding Requirements
Please see the section of this proxy statement/prospectus titled “
Risk Factors—Risks Related to our Financial Reporting and Position—We will need substantial additional funding, and if we are unable to raise capital when needed or on terms favorable to us, our business, financial condition and results of operations could be materially and adversely affected
” for additional risks associated with our substantial capital requirements.
Corporate Bond
In March 2019, in connection with Shionogi exercising its option to enter into the Collaboration Agreement, the Company issued a $5.0 million corporate bond to Shionogi for cash. The corporate bond is unsecured and is subordinated to the obligations of the Company under indebtedness for borrowed money owed by the Company to any bank or other financial institution. The maturity date of the corporate bond is November 10, 2031 and does not bear interest during its term. The corporate bond is prepayable by the Company at any time without penalty. The repayment of the corporate bond can be accelerated upon the termination of the Collaboration Agreement or upon the occurrence of certain events of default (as set forth in the corporate bond), in both cases without penalty.

Debt Financing and Covenants
The SVB Term Loan allows us to draw up to $50.0 million over three tranches. The remaining $30.0 million of the first tranche is available at any time through June 30, 2022 (extended to September 30, 2022 if the aggregate original principal amount drawn prior to June 30, 2022 is equal to at least $15.0 million). As of March 31, 2022, $5.0 million had been drawn from the first tranche, which was used for general business purposes and to extinguish the Company’s then existing term loan with SVB. The remaining two tranches are available through the earlier of December 31, 2022 or certain specified events, subject to certain terms and conditions. The SVB Term Loan bears interest through maturity at a per annum rate of the greater of (a) the Wall Street Journal Prime Rate plus 3.75% and (b) 7.0%. As of March 31, 2022, the interest rate was 7.25%. We are required to make interest-only payments through May 2023, after which point we will be required to repay the outstanding principal in 24 equal monthly payments.
The SVB Term Loan is secured by substantially all of our personal property assets, including accounts receivable, equipment, license agreement, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing. The Lenders require us to (i) maintain unrestricted cash at SVB equal to the lesser of (a) 100% of cash at all financial institutions and (b) 105% of our obligations to the Lenders. If we draw from the second tranche and fail to meet the cash requirements noted above, there are additional trailing
3-month
revenue milestones that must be met. The SVB Term Loan contains various affirmative and negative covenants that limit our ability to engage in specified types of transactions. We were in compliance with the covenants under the SVB Term Loan as of March 31, 2022.
See Note 7,
 Note Payable
of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus, for further information. In the future, we may seek to obtain other additional sources of financing, including incurring term debt or issuing equity or issuing debt securities.
Contractual Obligations
Akili currently leases office space in Boston, Massachusetts, under a non-cancelable operating
lease that expires in October 2022. Akili also leases office space in Larkspur, California, under a non-cancelable operating
lease that expires in November 2026. We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations
of service providers, up to the date of cancellation.
See Note 11,
 Commitments and Contingencies
, of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Note 4,
Leases
, of the notes to Akili’s unaudited condensed consolidated financial statements for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus, for further information.
In connection with the execution of the Business Combination Agreement, SCS entered into subscription agreements with certain parties subscribing for SCS Class A ordinary shares (the “Subscribers”), pursuant to which the subscribers have agreed to purchase, and SCS has agreed to sell to the Subscribers, SCS Class A ordinary shares, for a purchase price of $10.00 per share. The subscriptions are expected to close substantially concurrently with the closing of the Business Combination Agreement. The consummation of the subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger.

Off-Balance Sheet
Arrangements
During the periods presented, Akili did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet
arrangements.
Emerging Growth Company Status (JOBS Act)
Following the Business Combination, we expect to qualify as an “emerging growth company,” or EGC as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Pursuant to the JOBS Act, an EGC is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board, or FASB, or the SEC either (i) within the same periods as those otherwise applicable to non-emerging
growth companies or (ii) within the same time periods as private companies. Akili intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained in future SEC filings may be different than the information you receive from other public companies.
Akili also intends to take advantage of some of the reduced regulatory and reporting requirements applicable to EGCs pursuant to the JOBS Act so long as it qualifies as an EGC, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory
votes on executive compensation and golden parachute payments.
Recent Accounting Pronouncements
See Note 2,
 Summary of Significant Accounting Policies
, of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus, for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of the potential impact on our financial condition and results of operations.
Summary of Critical Accounting Policies and Significant Judgements and Estimates
The preparation of our consolidated financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.
We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section captioned “
Akili’s Management’s Discussion and Analysis of Financial
Condition and Results of Operations
” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus.
Revenue Recognition
We account for revenue recognition in accordance with ASC Topic 606,
 Revenue from Contracts with Customers
 (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
We only apply the five-step analysis to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract, determine those that are performance obligations, and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
We generate product revenue from contracts with caregivers and patients (“Clients”) who purchase three-month subscriptions to access our FDA cleared video game. Clients are billed in advance for the entire subscription term. Along with the subscription to the video game product, the Clients also receive reporting metrics and technical support services. The subscription to the video game product, reporting metrics and technical support services are combined as a single stand-ready performance obligation because while the components are separate performance obligations, they have the same method and pattern of recognition. Accordingly, the purchase consideration is recognized ratably on an over time basis over the subscription period which begins once the access code is inputted into the game by the Client and game play has started.
Under the Collaboration Agreement, we recognize revenue over time on an inputs-based method that uses a cost to cost measure of progress.
Stock-Based Compensation
We measure all stock options granted to employees and directors based on the fair value on the date of the grant and recognize compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, we issue stock options with only service-based vesting conditions and record the expense for these awards using the straight-line method.
We classify stock-based compensation expense in our consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.
We recognize adjustments to stock compensation expense for forfeitures as they occur. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.
Common Stock Valuations
The fair value of Akili’s common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Akili’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to:

•	the prices at which we sold our preferred stock to outside investors in arm’s-length transactions;

•	our results of operations, financial position, and capital resources;

•	contemporaneous third-party valuations common stock;

•	rights, preferences, and privileges of convertible preferred stock relative to common stock;

•	the lack of marketability of common stock;

•	stage and development of Akili’s business;

•	the history and nature of our business, industry trends and competitive environment;

•	general economic conditions; and

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of Akili, given prevailing market conditions.
We determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Aid”). The Practice Aid identifies various available methods for allocating the enterprise value across classes of capital stock in determining the fair value of our common stock at each valuation date. Based on our stage of development and other relevant factors, historically, we have considered both the Probability Weighted Expected Return Method (“PWERM”) and the option pricing method (“OPM”) as appropriate methods for estimating our enterprise value to determine the fair value of our common stock. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. The OPM treats the share classes of an enterprise as a series of call options with a claim on the equity value of the company. Exercise prices are determined based on the equity value breakpoints in which the various share classes either receive a liquidation preference or convert, in the case of preferred stock, or exercise, in the case of options and warrants. An option pricing model, such as Black-Scholes, is then utilized to value the call options for the purpose of allocating value to the various share classes of an enterprise. The OPM is a forward-looking analysis in that it considers the liquidation rights and preferences of the share classes as of a future liquidity date.
The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our preferred and common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities. For additional information on our variable rate debt, refer to the notes to our consolidated financial statements found elsewhere in this proxy statement/prospectus.

MANAGEMENT OF AKILI, INC. FOLLOWING THE BUSINESS COMBINATION
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Akili, Inc. following the Business Combination.
Executive Officers and Directors
The following table sets forth certain information concerning the individuals who are anticipated to be the executive officers and directors of Akili, Inc. following the closing of the Business Combination, as of the date of this proxy statement/prospectus:

Name	Age	Title
Executive Officers:
W. Edward Martucci, Ph.D.	40	Chief Executive Officer and Director Nominee
Santosh Shanbhag	45	Chief Financial Officer
Matthew Franklin	49	President and Chief Operating Officer
Anil Jina, MB, BCh, BAO	51	Chief Medical Officer
Jacqueline Studer, J.D.	63	Chief Legal Officer
Jonathan David	44	Chief Product Officer
Non-Executive Directors:
Chamath Palihapitiya	45	Chairman and Director Nominee
Bharatt Chowrira, J.D., Ph.D.	57	Director Nominee
Kenneth Ehlert	53	Director Nominee
Adam Gazzaley, M.D., Ph.D.	53	Director Nominee
William “BJ” Jones, Jr.	59	Director Nominee
Christine Lemke	45	Director Nominee
Executive officers
W. Edward (“Eddie”) Martucci, Ph.D.
, one of Akili’s
co-founders,
has served as Akili’s Chief Executive Officer and as a member of Akili’s board of directors since August 2015, including as Akili’s employee beginning in September 2017. From June 2009 to September 2017, Dr. Martucci was employed by PureTech Health PLC, a publicly traded biotherapeutics company, where he co-founded
Akili in 2011 and served as Akili’s Chief Operating Officer from 2011 until August 2015. Since February 2017, he has served on the board of the Digital Therapeutics Alliance, a digital therapeutics industry advocacy organization. Dr. Martucci holds a B.S. in biochemistry from Providence College and a M.Phil. and Ph.D. in molecular biophysics and biochemistry from Yale University.
We believe Dr. Martucci is qualified to serve on our board of directors due to his knowledge of the Company as co-founder,
his scientific background and knowledge of the broader industry.
Santosh Shanbhag
, has served as Akili’s Chief Financial Officer since March 2019. Prior to joining Akili, from July 2010 to March 2019, Mr. Shanbhag held senior finance leadership roles at Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, most recently as Vice President and Head of International Finance and Accounting where he helped build-out
the international business and secure reimbursement for novel medicines in key international markets. Prior to Vertex, Mr. Shanbhag served in positions of increasing responsibility at Capgemini Consulting, a global leader in consulting, digital transformation, technology and engineering services, and at Texas Instruments Incorporated, a publicly traded technology company. Mr. Shanbhag holds a B.E. in engineering from MSRIT, Bangalore, India, an M.S. in mechanical engineering from the University of Massachusetts, Amherst and an M.S. in management and engineering from the Massachusetts Institute of Technology and the Sloan School of Management.

Matthew Franklin
, has served as Akili’s President and Chief Operating Officer since June 2022. Prior to joining Akili, from January 2021 to June 2022, Mr. Franklin served as General Manager of the Precision Oncology business unit at Exact Sciences Corp., a publicly traded molecular diagnostics company. From March 2020 to January 2021, Mr. Franklin served as Chief Commercial Officer of Thrive Earlier Detection Corp., a healthcare company, where he led the go-to-market strategy development for their multi-cancer early detection assay. From August 2018 to January 2020, Mr. Franklin served as Chief Business Officer of ArcherDX Inc., a growth-stage molecular diagnostics company, where he was responsible for establishing and scaling the global sales, customer support, marketing, market access, business development and corporate development teams. From March 2015 to July 2018, Mr. Franklin served as Senior Vice President of Global Marketing and Clinical Product Strategy of Foundation Medicine Inc., a molecular insights company which was acquired by Roche Holdings, Inc. in 2018. Mr. Franklin holds a B.A. in English literature from Northwestern University and an MBA from the University of Michigan, Ann Arbor.
Anil S. Jina, MB, BCh, BAO
, has served as Akili’s Chief Medical Officer since April 2019 and previously served as Akili’s Senior Vice President, Head of Medical Affairs from September 2018 to March 2019. From August 2017 to August 2018, Dr. Jina served as Vice President, Global Head of Drug Development Consulting of PPD Inc., a global contract research organization. From January 2017 to July 2017, Dr. Jina acted as Chief Medical Officer of Axcella Health Inc., a publicly traded biotechnology company. Dr. Jina worked as a hospital physician in the Irish healthcare system until he joined the biopharmaceutical industry in 2001. Dr. Jina holds a Bachelor of Medicine (MB), Bachelor of Surgery (BCh) and Bachelor of Obstetrics (BAO) from the Royal College of Surgeons in Ireland (RCSI).
Jacqueline Studer, J.D.
, has served as Akili’s Chief Legal Officer and Secretary since January 2022 and served as Akili’s Senior Vice President, General Counsel and Secretary from March 2019 to December 2021. Prior to joining us, from June 2014 to March 2019, Ms. Studer led the legal, compliance and regulatory organizations as Corporate Vice President, General Counsel and Secretary of IDEXX Laboratories Inc., a publicly traded multinational corporation. Ms. Studer has held prior roles leading the legal, privacy and compliance organizations at Blue Health Intelligence, LLC, a healthcare data and analytics company, and at Allscripts Healthcare Solutions, Inc., a publicly traded healthcare information technology company. Earlier in her career, Ms. Studer held various leadership positions at GE Healthcare Inc., a medical technology company and subsidiary of General Electric Company, including as General Counsel of the GE Healthcare IT & Performance Solutions divisions. Ms. Studer began her legal career at Cooley LLP. Ms. Studer holds a B.S. in management from Purdue University and a J.D. from Columbia University School of Law.
Jonathan David
, has served as Akili’s Chief Product Officer since March 2022. Prior to joining Akili, from August 2020 to March 2022, Mr. David served as Vice President and General Manager of Glu Mobile, Inc., a developer and publisher of video games, where he led the development of both new intellectual property and franchises. Prior to Glu Mobile, from February 2018 to August 2020, Mr. David served as Chief Executive Officer at Taunt Inc., a technology-based fan engagement company focused on reinventing the way viewers engage with esports. While at Taunt, Mr. David was instrumental in raising capital and launching the service across web and mobile streaming platforms. Prior to Taunt, from May 2017 to February 2018, Mr. David served as Chief Operating Officer at Glympse Inc., a location sharing company. Prior to Glympse, Mr. David spent 5 years at PopCap Games, Inc., a video game developer, and an additional 5 years at Electronic Arts Inc. after they acquired PopCap Games, where he served as Vice President of Social Games, spearheading the company’s efforts in mobile free-to-play and building the social games studio from the ground up. Mr. David holds a B.S. in electrical and computer engineering from Duke University.
Non-executive
directors
Chamath Palihapitiya
founded Social Capital in 2011 and has been its Managing Partner since its inception. Mr. Palihapitiya also serves as the Chief Executive Officer and the Chairman of the board of directors of DNAB,

DNAC and DNAD. In addition, Mr. Palihapitiya currently serves as the Chief Executive Officer and the Chairman of the board of directors of each of Social Capital Hedosophia Holdings Corp. IV and Social Capital Hedosophia Holdings Corp. VI. Mr. Palihapitiya previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and served as the Chairman of the board of directors of Virgin Galactic until February 2022. Mr. Palihapitiya also previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. II until the consummation of its business combination with Opendoor Labs Inc. in December 2020 and as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. III until the consummation of its business combination with Clover Health Investments, Corp. in January 2021 and as the Chief Executive Officer and Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. V until the consummation of its business combination with Social Finance, Inc. in May 2021. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 until October 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering.
We believe that Mr. Palihapitiya’s extensive management history and experience in identifying, investing in and building next-generation technologies and companies provide him with the qualifications to serve as a director of the Company.
Bharatt Chowrira, J.D., Ph.D.
, has served as a member of Akili’s board of directors since June 2021 and previously served as a member of Akili’s board of directors from November 2017 until September 2019. Since February 2017, Dr. Chowrira has served as President and as a member of the board of directors of PureTech Health plc. Prior to joining PureTech Health, Dr. Chowrira served as President of Synlogic, Inc., a biopharmaceutical company focused on developing synthetic microbiome-based therapeutics. Dr. Chowrira also previously served as Chief Operating Officer of Auspex Pharmaceuticals Inc., a biotechnology company, and as President and Chief Executive Officer of Addex Therapeutics Ltd., a biotechnology company. Prior to that, Dr. Chowrira held various leadership roles at Nektar Therapeutics, Merck & Co., Sirna Therapeutics and Ribozyme Pharmaceuticals. Since September 2018, Dr. Chowrira has also served as a member of the board of directors of Vedanta Biosciences, Inc., a clinical stage company. He was previously on the boards of Vor Biopharma, Inc., a publicly-traded cell and genome engineering company, between August 2018 and June 2020, and Karuna Therapeutics, Inc., a publicly-traded biopharmaceutical company, from August 2017 to December 2019. Dr. Chowrira received a J.D. from the University of Denver’s Sturm College of Law, a Ph.D. in molecular biology from the University of Vermont College of Medicine, an M.S. in molecular biology from Illinois State University and a B.S. in microbiology from the UAS, Bangalore, India.
We believe that Dr. Chowrira’s extensive experience in the pharmaceutical and healthcare industries, including roles in executive management and oversight of financial matters, qualifies him to serve on our board of directors.
Kenneth Ehlert
, has served as a member of Akili’s board of directors since December 2021. Previously, he held senior leadership positions at UnitedHealth Group, a publicly traded managed healthcare and insurance company, including most recently as Chief Scientific Officer from December 2017 to July 2021. From January 2009 until December 2017, Mr. Ehlert served as Chief Executive Officer of Savvysherpa Inc., a research and development firm. Mr. Ehlert holds a B.A. in economics and mathematics from Brigham Young University and an M.S. in applied economics from the University of Minnesota.
We believe that Mr. Ehlert is qualified to serve as a director due to his extensive experiences in management positions.

Adam Gazzaley, M.D., Ph.D.
, one of Akili’s
co-founders,
has served as a member of Akili’s board of directors since November 2014 and as Chief Science Advisor since January 2011. Dr. Gazzaley is the David Dolby Distinguished Professor of Neurology, Physiology and Psychiatry at the University of California, San Francisco (“UCSF”), and the Founder & Executive Director of Neuroscape at UCSF, where he has been employed since July 2005. Additionally, Dr. Gazzaley is co-founder
and Chief Scientific Advisor of JAZZ Venture Partners LLC, a venture capital firm focused on technologies that improve human performance. Dr. Gazzaley has also been on the Board of Trustees of the California Academy of Sciences since May 2019, a Science Council Member there since August 2019, and a Science Fellow there since May 2020. From January 2015 to January 2018, he served as a Science Board member of the President’s Council on Fitness, Sports & Nutrition. Dr. Gazzaley holds a B.S. in biochemistry from Binghamton University, and a Ph.D. in neuroscience and an M.D. from Mount Sinai School of Medicine. He completed his postdoctoral fellowship in neuroscience at Mount Sinai School of Medicine and his residency in neurology at the hospital of the University of Pennsylvania.
We believe that Dr. Gazzaley is qualified to serve as a member of our board of directors because of his scientific background, research in neuroscience and experience in the life sciences industry.
William (“BJ”) Jones, Jr.,
has served as Chief Commercial Officer of Biohaven Pharmaceuticals Holding Company Ltd., a publicly traded biopharmaceutical company, where he has been responsible for building the company’s commercial capability and launching their first FDA-approved product (Nurtec ODT), since April 2019. Prior to Biohaven, from January 2016 to March 2019, Mr. Jones served as Vice President, Head of Sales and Commercial Operations for the general medicine business unit of Takeda Pharmaceutical Company Limited, a publicly traded pharmaceutical company. Mr. Jones holds a B.S. in human factors engineering from the United States Air Force Academy, an M.S. in industrial engineering from Texas A&M University and an MBA from the Stanford University Graduate School of Business.
We believe that Mr. Jones’ experience in the pharmaceutical industry qualifies him to serve on our board of directors.
Christine Lemke
, has served as a member of Akili’s board of directors since September 2021. Since March 2012, Ms. Lemke has been employed by Evidation Health, Inc., a real-world health measurement and engagement platform, where she currently serves as
Co-Chief
Executive Officer and Director. Since February 2016, she has also served as
Co-Founder
and General Partner of Ensemble Labs, GP, an investor in early stage health technology companies. Prior to Evidation Health and Ensemble Labs, Ms. Lemke was
co-founder
and Chief Operating Officer of Sense Networks, Inc., developers of the first machine learning platform for mobile phone activity data. Ms. Lemke holds a B.A. in business from the University of Washington and an MBA from HEC Paris.
We believe that Ms. Lemke’s leadership in the digital health and biopharmaceutical commercialization industry provides her with the qualifications and skills necessary to serve as a member of our board of directors.
Independence
The SCS board has determined that all of our director nominees are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules, except for W. Edward Martucci and Adam Gazzaley. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Classified Board of Directors
The post-Business Combination board will consist of seven members upon the closing of the Business Combination and will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•	the Class I directors will be Kenneth Ehlert and Bharatt Chowrira, J.D., Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be Christine Lemke and William “BJ” Jones, Jr., and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be W. Edward Martucci, Ph.D., Chamath Palihapitiya and Adam Gazzaley, M.D., Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2025.
It is expected that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the post-Business Combination board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Committees of the Post-Business Combination Board
The post-Business Combination board will have the authority to appoint committees to perform certain management and administration functions. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of the Business Combination, the charters for each of these committees will be available on the website of the post-Business Combination company at
www.akiliinteractive.com
. Information contained on or accessible through the website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.
Audit Committee
The audit committee is expected to consist of Kenneth Ehlert, William “BJ” Jones, Jr., and Bharatt Chowrira, J.D., Ph.D. The board of directors has determined each proposed member of its audit committee is independent under the applicable Nasdaq listing rules and Rule 10A-3(b)(1) of the Exchange Act. Bharatt Chowrira, J.D., Ph.D. is expected to be the chair of the audit committee. The board of directors has determined that Bharatt Chowrira, J.D., Ph.D. is an “audit committee financial expert” within the meaning of SEC regulations. The board of directors has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the post-Business Combination board with respect to accounting, financial, and other reporting and internal control practices and to oversee the independent registered accounting firm.
Specific responsibilities of the audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the financial statements of the post-Business Combination company;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the annual audited financial statements and quarterly financial statements of the post-Business Combination company;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee is expected to consist of Christine Lemke and William “BJ” Jones, Jr.. Christine Lemke is expected to serve as the chair of the compensation committee. The board of directors has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The board of directors has determined that each proposed member of the compensation committee is independent under the applicable Nasdaq listing rules. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation structure, policies and programs and to review the processes and procedures for the consideration and determination of director and executive compensation.
Specific responsibilities of the compensation committee will include:

•	recommending to the post-Business Combination company board goals and objectives, non-equity compensation, and equity grants of all senior officers;

•	recommending to the post-Business Combination company board goals and objectives, non-equity compensation, and equity grants for the Chief Executive Officer;

•	recommending to the post-Business Combination board non-equity compensation and equity grants for the directors and the Chair;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•
reviewing and approving employment agreements, severance arrangements and change-of-control agreements or provisions for executive officers (other than the Chief Executive Officer) and other senior management, as appropriate; and

•	reviewing the policies relating to compensation and benefits of employees.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is expected to consist of Kenneth Ehlert and William “BJ” Jones, Jr. William “BJ” Jones, Jr. is expected to serve as the chair of the nominating and corporate governance committee. The board of directors has determined each proposed member of the nominating and corporate governance committee is independent under applicable Nasdaq listing rules.
Specific responsibilities of our nominating and corporate governance committee include:

•	identify individuals qualified to become board members, consistent with criteria approved by the board of directors;

•	recommend that the board of directors select the nominees for election as directors at each annual meeting of stockholders;

•	develop and recommend to the board of directors corporate governance guidelines and periodically review those guidelines and recommend any changes; and

•	oversee an annual evaluation of the board of directors, its committees and management.
Code of Ethics
The post-Business Combination company will adopt a Code of Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the closing of the Business Combination, the Code of Ethics will be available on the website of the post-Business Combination company at
www.akiliinteractive.com
. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The post-Business Combination company intends to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has ever been an officer or employee of either SCS or Akili. None of the expected executive officers of the post-Business Combination company serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the directors or on either Akili or SCS compensation committee.
Limitation on Liability and Indemnification of Officer and Directors
The Proposed Certificate of Incorporation and the Proposed Bylaws will provide indemnification and advancement of expenses for the post-Business Combination company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The post-Business Combination company will enter into indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the post-Business Combination company’s rights and the rights of the post-Business Combination company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
We will also obtain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION
All share counts in this section are shown on a
pre-Business
Combination basis.
The following discussion contains forward looking statements that are based on Akili’s current plans, considerations, expectations and determinations regarding Akili, Inc.’s future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an emerging growth company, Akili has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to Akili’s named executive officers for the fiscal year ended December 31, 2021 is detailed in the 2021 Summary Compensation Table and accompanying footnotes and narrative that follow. Akili’s named executive officers for the fiscal year ended December 31, 2021, all of which will be executive officers of New Akili, are:

•	W. Edward Martucci, Ph.D., Chief Executive Officer;

•	Jacqueline Studer, Chief Legal Officer; and

•	Santosh Shanbhag, Chief Financial Officer.
To date, the compensation of Akili’s named executive officers has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options. Akili’s named executive officers, like all of its full-time employees, are eligible to participate in its health and welfare benefit plans. Following the Business Combination, Akili, Inc. intends to evaluate its compensation values and philosophy and compensation plans and arrangements as circumstances require.
2021 Summary Compensation Table
The following table shows the total compensation earned by, or paid to, Akili’s named executive officers for services rendered to us in all capacities during the fiscal year ended December 31, 2021.

	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position		($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
W. Edward Martucci	2021	400,000	—	2,221,997	162,000	9,800	2,793,797
Chief Executive Officer						—
Jacqueline Studer	2021	367,800	25,000	394,380	99,306	9,800	896,286
Chief Legal Officer
Santosh Shanbhag	2021	343,419	25,000	379,024	92,723	9,800	849,966
Chief Financial Officer

(1)	The amounts reported represent discretionary bonuses earned by Ms. Studer and Mr. Shanbhag for performance during December 31, 2021.
(2)
The amounts reported represent the aggregate grant date fair value of stock option awards granted to Akili’s named executive officers during the fiscal year ended December 31, 2021, computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to Akili’s financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. These amounts also include the incremental fair value of certain modified stock options associated with a stock option repricing in 2021 (determined as of such repricing date in accordance with FASB ASC Topic 718). These amounts do not correspond to the actual value that may be recognized by the named executive officers upon exercise of the applicable award or sale of the underlying shares of stock.

(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflects the actual payout of the 2021 cash bonus, as describe in more details below.
(4)	The amounts reported represent matching contributions contributed by the Company to each named executive’s account in the Company’s 401(k) plan.
Narrative Disclosure to Summary Compensation Table
2021 Base Salaries
Akili’s named executive officers each receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The annual base salary for each of Akili’s named executive officers for the fiscal year ended December 31, 2021 is specified below:

Name	Base Salary
W. Edward Martucci	$400,000
Jacqueline Studer (1)	$380,000
Santosh Shanbhag (2)	$350,000

(1)	Ms. Studer’s base salary was increased from $328,000 to $380,000 effective as of March 26, 2021.
(2)	Mr. Shanbhag’s base salary was increased from $317,200 to $350,000 effective March 12, 2021.
2021 Cash Bonuses
For the fiscal year ended December 31, 2021, each of the named executive officers was eligible to earn a discretionary annual cash bonus determined by the Company’s board of directors in its sole discretion, based on corporate performance. The target annual bonus for each of Akili’s named executive officers for the fiscal year ended December 31, 2021 was equal to the percentage of the executive’s respective annual base salary specified below:

Name	Target Bonus Percentage	Actual Payout
W. Edward Martucci	45%	162,000
Jacqueline Studer	30%	99,306
Santosh Shanbhag	30%	92,723
In addition, Ms. Studer and Mr. Shanbhag each earned an additional $25,000 for performance during fiscal year ended December 31, 2021.
Equity-Based Compensation
Although the Company does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, the Company believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, the Company believes that equity grants promote executive retention because they incentivize executive officers to remain in Akili’s employment during the vesting period. Accordingly, the Company’s board of directors or its compensation committee periodically reviews the equity incentive compensation of its named executive officers and may grant equity incentive awards to them from time to time. In furtherance of these goals, in 2021, each of Akili’s named executive officers was granted stock option awards. In addition, in 2021, Akili implemented an option repricing program to reduce the exercise prices of underwater stock options held by our employees, including Akili’s named executive officers. The number of shares, the vesting schedules, and the expiration dates of the original stock options remained unchanged. For additional information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2021, see the “
Outstanding Equity Awards at 2021 Fiscal Year End
” table below.

401(k) Plan
Akili maintains a retirement savings plan, or 401(k) plan, that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees are generally eligible to participate in the 401(k) plan, subject to certain criteria. Participants may make pre-tax
and certain
after-tax
(Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up
contributions. Participant contributions are held in trust as required by law. Akili provides matching contributions under the 401(k) Plan, and provided such contributions during the 2021 Fiscal Year.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2021.

					Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Vesting Commencement Date (“VCD”)	Option Exercise Price ($)	Option Expiration Date
W. Edward Martucci	75,271	(2)	—		4/3/2015	2.38	8/26/2025
	276,540	(3)	—		5/6/2016	2.46	5/20/2026
	470,112	(4)	156,705	(4)	4/2/2019	4.40	10/2/2028
	9,375	(5)	5,625	(5)	3/15/2020	4.40	5/21/2030
	2,500	(6)	2,500	(6)	11/18/2020	4.40	5/21/2030
	90,416	(7)	529,584	(7)	6/25/2021	4.40	9/29/2031
Jacqueline Studer	125,000	(8)	75,000	(8)	3/26/2020	4.40	6/12/2029
	9,375	(5)	5,625	(5)	3/15/2020	4.40	5/21/2030
	2,500	(6)	2,500	(6)	11/18/2020	4.40	5/21/2030
	15,312	(7)	89,688	(7)	6/25/2021	4.40	9/29/2031
Santosh Shanbhag	189,687	(9)	113,813	(9)	3/12/2020	4.40	6/12/2029
	9,375	(5)	5,625	(5)	3/15/2020	4.40	5/21/2030
	2,500	(6)	2,500	(6)	11/18/2020	4.40	5/21/2030
	13,854	(7)	81,146	(7)	6/25/2021	4.40	9/29/2031

(1)	Each equity award was granted under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”).
(2)
Represents an option to purchase shares of Akili’s common stock granted on April 3, 2015. The shares underlying this option vested as follows: 50% of the shares vested on the vesting commencement date (the “VCD”) and 16.67% vested on each 12 month anniversary of the VCD, subject to continued service through the applicable vesting date.

(3)
Represents an option to purchase shares of common stock granted on May 6, 2016. The shares underlying this option vest as follows: 28.6% of the shares vested on the VCD and 8.925% vests at the end of each 6 month period, subject to continued service through the applicable vesting date.

(4)
Represents an option to purchase shares of common stock granted on April 2, 2019. The shares underlying this option vest as follows: 12.5% of the shares vested on the VCD and 12.5% vested at the end of each 6 month period, subject to continued service through the applicable vesting date.

(5)
Represents an option to purchase shares of common stock granted on March 15, 2020. The shares underlying this option vest as follows: 25% of the shares vested on the VCD and 12.5% vests at the end of each 6 month period, subject to continued service through the applicable vesting date.

(6)
Represents an option to purchase shares of common stock granted on November 18, 2020. The shares underlying this option vest as follows: 16.67% of the shares vested on the VCD and 16.67% vests at the end of each 6 month period, subject to continued service through the applicable vesting date.

(7)
Represents an option to purchase shares of common stock granted on June 25, 2021. The shares underlying this option vest and become exercisable in 48 equal monthly installments over four years, subject to continued service through the applicable vesting date.

(8)
Represents an option to purchase shares of common stock granted on March 26, 2020. The shares underlying this option vest as follows: 25% of the shares vested on the VCD and 12.5% vests at the end of each 6 month period, subject to continued service through the applicable vesting date.

(9)
Represents an option to purchase shares of common stock granted on March 12, 2020. The shares underlying this option vest as follows: 25% of the shares vested on the VCD and 12.5% vested at the end of each 6 month period, subject to continued service through the applicable vesting date.

Executive Compensation Arrangements
Akili has entered into offer letters with each of its named executive officers. Each offer letter provides for
“at-will”
employment and eligibility to participate Akili’s benefit plans generally.
Potential Payments Upon Termination or Change in Control
Akili’s named executive officers participate in the Akili Interactive Labs, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides that upon a covered termination (i.e., a termination by Akili without “cause” or by the executive for “good reason”, each as defined in the Severance Plan) outside of the change in control period (i.e., the
12-month
period immediately following the occurrence of a change in control event, as defined in the Severance Plan), each named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company (i) an amount equal to the named executive’s monthly base salary multiplied by nine for Dr. Martucci and six for Ms. Studer and Mr. Shanbhag, reduced by any payment due pursuant to a restrictive covenant agreement (as defined in the Severance Plan), and (ii) an amount equal to the monthly employer COBRA premium for the same level group health coverage as in effect for the executive on the date of termination until the earliest of (A) nine months following the date of termination for Dr. Martucci and 6 months following the date of termination for Ms. Studer and Mr. Shanbhag, (B) the named executive officer’s eligibility for group health coverage through other employment and (C) the end of the named executive officer’s eligibility under COBRA for continuation of coverage for health care. These amounts will be paid out in substantially equal installments in accordance with the Company’s payroll practice over the severance period.
The Severance Plan also provides that upon a covered termination within the change in control period, each named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum in cash equal to the sum of (A) the named executive’s monthly base salary multiplied by 12 for Dr. Martucci and 9 for Ms. Studer and Mr. Shanbhag, plus (B) the 1.0 times the target bonus for Dr. Martucci and 0.75 times the target bonus for Ms. Studer and Mr. Shanbhag, reduced by any payment due pursuant to a restrictive covenant agreement, (ii) an amount equal to the monthly employer COBRA premium for the same level group health coverage as in effect for the executive on the date of termination until the earliest of (A) 12 months following the date of termination for Dr. Martucci and 9 months following the date of termination for Ms. Studer and Mr. Shanbhag, (B) the named executive officer’s eligibility for group health coverage through other employment and (C) the end of the named executive officer’s eligibility under COBRA for continuation of coverage for health care, and (iii) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by each named executive officer, full accelerated vesting of such awards. These amounts will be paid out within 60 days following the date of termination within the change in control period.
Employee Benefit and Equity Compensation Plans
Amended and Restated 2011 Stock Incentive Plan
Akili’s Amended and Restated 2011 Plan was approved by its board of directors and its stockholders on May 21, 2021. Under the 2011 Plan, Akili has reserved for issuance an aggregate of 11,737,602 shares of its common stock. The number of shares of common stock reserved for issuance is subject to adjustment in the event of any merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split, spin-off
or other similar transaction.
The shares of common stock underlying awards that are forfeited, expired, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) and shares of common stock that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are added back to the shares of common stock available for issuance under the 2011 Plan.
The Company’s board of directors has acted as administrator of the 2011 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Persons eligible to participate in the 2011 Plan are those employees, officers and directors of, and consultants and advisors to, the Company as selected from time to time by the administrator in its discretion.
The 2011 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and (2) options that do not so qualify. The per share exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option is fixed by the administrator but may not exceed 10 years from the date of grant. The administrator determines at what time or times each option may be exercised. In addition, the 2011 Plan permits the granting of restricted shares of common stock, restricted stock units, and other stock-based awards of common stock.
The 2011 Plan provides that upon the occurrence of a “reorganization event,” as defined in the 2011 Plan, the Board may take any one or more of the following actions: (i) provide that awards shall be assumed, or substantially equivalent awards shall be substituted with new awards by the acquiring or succeeding corporation, (ii) provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event, unless exercised by the participant within a specified period determined by the Board, (iii) provide that outstanding awards shall become exercisable, realizable or deliverable or restrictions applicable to an award shall lapse in whole or in part prior to such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive a cash payment for each share, make or provide for a cash payment to a participant equal to the value of the consideration payable per share in the reorganization event and the per share exercise price, in exchange for the termination of such awards, (v) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds, or (vi) a combination of the forgoing.
The board of directors may amend or discontinue the 2011 Plan at any time, subject to stockholder approval where such approval is required by applicable law. The administrator of the 2011 Plan may also amend, modify or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent.
No awards shall be granted under the 2011 Plan after the expiration of 10 years from the earlier of (i) the date on which the 2011 Plan was adopted by the Board, or (ii) the date the Plan was approved by the Company’s stockholders. As of May 31, 2022, options to purchase 8,453,300 shares of common stock and 1,056,250 restricted share awards were outstanding under the 2011 Plan. The 2011 Plan will terminate upon the closing of the Business Combination, but will continue to govern the terms of the options assumed in the Business Combination.

DIRECTOR COMPENSATION
The following table presents the total compensation for each person who served as a non-employee
member of Akili’s board of directors during the year ended December 31, 2021. Other than as set forth in the table and described more fully below, Akili did not pay any compensation, make any equity awards or non-equity
awards to, or pay any other compensation to any of the
non-employee
members of its board of directors in 2021. Akili reimburses
non-employee
members of its board of directors for reasonable travel and
out-of-pocket
expenses incurred in attending meetings of its board of directors and committees of its board of directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Robert Perez* (2)	100,000	589,841	—	689,841
Adam Gazzaley (3)	—	89,411	100,000	189,411
Christine Lemke (4)	13,125	237,623	—	250,748
James Gates* (5)	—	—	—	—
John Spinale* (6)	—	—	—	—
Bharatt Chowrira* (7)	—	—	—	—
Ken Ehlert (8)	3,646	—	—	3,646

*	Not expected to serve as a director of Akili, Inc. following the business combination.
(1)
The amounts reported represent the aggregate grant date fair value of the stock option awards granted to Akili’s directors during 2021, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to Akili’s financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. These amounts also include the incremental fair value of certain modified stock options associated with a stock option repricing in 2021(determined as of such repricing date in accordance with FASB ASC Topic 718). The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by such directors upon the exercise of the stock option awards or any sale of the underlying shares.

(2)
Mr. Perez has entered into an agreement with Akili, pursuant to which he is entitled to receive a fee of $8,333.33 per month for certain services provided to the Company solely with respect to his role as Executive Chairman. For more information, see “Certain Relationships and Related Person Transactions.” As of December 31, 2021, Mr. Perez held options to purchase an aggregate of 974,925 shares of our common stock.

(3)
Dr. Gazzaly has entered into an advisor agreement with Akili, pursuant to which he is entitled to receive a consulting fee of $8,333.33 per month for certain services provided to the Company. For more information, see “Certain Relationships and Related Person Transactions.” As of December 31, 2021, Dr. Gazzaley held options to purchase an aggregate of 75,000 shares of our common stock.

(4)	As of December 31, 2021, Ms. Lemke held options to purchase an aggregate of 70,000 shares of our common stock.
(5)	As of December 31, 2021, Mr. Gates did not hold any outstanding equity awards.
(6)	As of December 31, 2021, Mr. Spinale held options to purchase an aggregate of 29,000 shares of our common stock.
(7)	As of December 31, 2021, Dr. Chowrira did not hold any outstanding equity awards.
(8)	As of December 31, 2021, Mr. Ehlert did not hold any outstanding equity awards.
Akili, Inc. intends to establish compensation practices for the non-employee
members of its board of directors after the completion of the Business Combination. Such compensation may be paid in the form of cash, equity or a combination of both. Akili, Inc. may also pay additional fees to the chair of the committees of the board of directors. Consistent with past practice, all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending board or committee meetings.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of SCS ordinary shares as of June 1, 2022 and (ii) the expected beneficial ownership of shares of Akili, Inc. common stock immediately following consummation of the Business Combination (assuming a “no redemptions” scenario and assuming a “redemptions” scenario as described below) by:

•
each person who is known to be the beneficial owner of more than 5% of any class of SCS ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Akili, Inc. common stock post-Business Combination;

•	each of SCS’s current executive officers and directors;

•	each person who will become an executive officer or director of Akili, Inc. post-Business Combination; and

•	all executive officers and directors of SCS as a group pre-Business Combination, and all executive officers and directors of Akili, Inc. as a group post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of SCS ordinary shares
pre-Business
Combination is based on 31,890,000 SCS ordinary shares issued and outstanding as of June 1, 2022, which includes an aggregate of 6,250,000 SCS Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of Akili, Inc. common stock post-Business Combination assumes two scenarios:

(i)
a “no redemptions” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) Akili, Inc. issues 64,076,007 shares of Akili, Inc. common stock, including the Earnout Shares to the former shareholders of Akili in the Merger;

(ii)
a “redemptions” scenario where (i) all 25,000,000 of SCS’s outstanding public shares are redeemed in connection with the Business Combination and (ii) Akili, Inc. issues 61,891,632 shares of Akili, Inc. common stock, including the Earnout Shares to the former shareholders of Akili in the Merger.

Based on the foregoing assumptions, and including the 16,200,000 shares of Akili, Inc. common stock issued in connection with the PIPE Investment, we estimate that there would be 112,166,007 shares of Akili, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemptions” scenario, and 84,981,632 shares of Akili, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under post-Business Combination in the table that follows will be different. In addition, the expected beneficial ownership of shares of Akili common stock post-Business Combination of current Akili assumes certain exchange ratios in the Merger. The final exchange ratios, which may be different from the assumed exchange ratios, will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement.

Unless otherwise indicated, SCS believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
	Number of SCS Ordinary Shares (2)	% of SCS Class A Ordinary Shares**	% of SCS Class B Ordinary Shares	% of SCS Ordinary Shares	Assuming No Redemptions		Assuming Redemptions
Name and Address of Beneficial Owner (1)					Number of Shares of Akili Common Stock	%	Number of Shares of Akili Common Stock		%
5% Holders
SCS Sponsor I LLC (3)	6,860,000	21.5	99.5	21.5	6,860,000	6.1	6,860,000		8.1
Citadel Advisors LLC and affiliates (4)	2,126,853	8.3	—	6.7	2,126,853	1.9	—	(5)	—
Adage Capital Partners, L.P. and affiliates (6)	1,750,000	6.8	—	5.5	1,750,000	1.6	—	(5)	—
Millennium Management LLC (7)	1,530,664	6.0	—	4.8	1,530,664	1.4	—	(5)	—
SC Master Holdings, LLC (8)	—	—	—	—	10,000,000	8.9	10,000,000		11.8
PureTech Health, LLC (9)	—	—	—	—	12,549,609	11.2	12,549,609		14.8
TLS Beta Pte. Ltd. (10)	—	—	—	—	10,302,332	9.2	10,302,332		12.1
Entities affiliated with Neuberger Berman (11)	—	—	—	—	5,735,321	5.1	5,735,321		6.7
Directors and Executive Officers Pre-Business Combination
Chamath Palihapitiya (3)(8)	6,860,000	21.5	99.5	21.5	16,860,000	15.0	16,860,000		19.8
Kishan (a/k/a Kishen) Mehta (3)	6,860,000	21.5	99.5	21.5	6,860,000	6.1	6,860,000		8.1
James Ryans	—	—	—	—	—	—	—		—
Vladimir Coric	30,000	*	*	*	30,000	*	30,000		*
Senthil Sundaram (12)	—	—	—	—	—	—	—		—
Michael Taylor	—	—	—	—	—	—	—		—
All SCS directors and executive officers as a group (five individuals) (8)	6,890,000	21.6	100	21.6	16,890,000	15.1	16,890,000		19.9
Directors, Nominees and Executive Officers Post-Business Combination
Chamath Palihapitiya (3) (8)	6,860,000	21.5	99.5	21.5	16,860,000	15.0	16,860,000		19.8
W. Edward Martucci, Ph.D. (13)	—	—	—	—	1,270,158	1.1	1,270,158		1.5
Santosh Shanbhag (14)	—	—	—	—	319,226	*	319,226		*
Jacqueline Studer (15)	—	—	—	—	233,064	*	233,064		*
Bharatt Chowrira, J.D., Ph.D	—	—	—	—	—	—	—		—
Kenneth Ehlert (16)	—	—	—	—	13,455	*	13,455		*
Adam Gazzaley, M.D., Ph.D (17)	—	—	—	—	1,157,393	1.0	1,157,393		1.4
William Jones, Jr.	—	—	—	—	—	—	—		—
Christine Lemke (18)	—	—	—	—	18,500	*	18,500		*
All Akili, Inc. directors and executive officers as a group (12 individuals)	6,860,000	21.5	99.5	21.5	20,202,530	18.0%	20,202,530		23.8%

*	Indicates beneficial ownership of less than 1%.
**	Includes all SCS Class B ordinary shares convertible by such holder into SCS Class A ordinary shares.

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business
Combination is 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 and post-Business Combination is 125 Broad Street, 5th Floor, Boston, MA 02110.

(2)
Prior to the Closing, holders of record of SCS Class A ordinary shares and SCS Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by SCS shareholders and vote together as a single class, except as required by law; provided, that holders of SCS Class B ordinary shares have the right to elect all of SCS’s directors prior to the Closing, and holders of SCS’s Class A ordinary shares are not entitled to vote on the election of directors during such time. SCS Class B ordinary shares may be converted into SCS Class A ordinary shares at any time, at the option of the holder, on a one-for-one basis. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding SCS Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili, Inc. common stock and (b) each of the then issued and outstanding SCS Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of Akili common stock.

(3)
SCS Sponsor I LLC, our Sponsor, is the record holder of the Class B ordinary shares reported herein. Messrs. Palihapitiya and Mehta may be deemed to beneficially own (within the meaning of Rule
13d-3
under the Exchange Act) securities held by SCS Sponsor I LLC by virtue of their shared control over SCS Sponsor I LLC.

(4)
Represents 2,126,853 SCS Class A ordinary shares beneficially held by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Kenneth Griffin (“Mr. Griffin”), based solely on the Schedule 13G filed jointly by Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin with the SEC on January 26, 2022. The business address of each of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)
In the redemption scenario, the number of outstanding public shares is reduced to zero, and, consequently, no public shares can be beneficially owned in such a scenario, notwithstanding the amount of SCS Class A ordinary shares beneficially owned prior to the consummation of the Business Combination.

(6)
Represents 2,126,853 SCS Class A ordinary shares beneficially held by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson (“Mr. Atchinson”) and Phillip Gross (“Mr. Gross”), based solely on the Schedule 13G filed jointly by ACP, ACPGP, ACA, Mr. Atchinson and Mr. Gross with the SEC on July 2, 2021. The business address of each of ACP, ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(7)
Represents 1,530,664 SCS Class A ordinary shares beneficially held by Millennium Management LLC (“MMLLC”), Millennium Group Management LLC (“MGMLLC”) and Israel A. Englander (“Mr. Englander”), based solely on the Schedule 13G filed jointly by MMLLC, MGMLLC and Mr. Englander with the SEC on February 8, 2022. The business address of each of MMLLC, MGMLLC and Mr. Englander is 399 Park Avenue, New York, NY, 10022.

(8)
Post-Business Combination interest shown includes 10,000,000 Akili, Inc. Class A ordinary shares to be purchased by SC Master Holdings, LLC in the PIPE Investment. Mr. Palihapitiya may be deemed to beneficially own shares to be purchased by SC Master Holdings, LLC by virtue of his control over such entity.

(9)
Represents 12,049,609 shares of Akili and 500,000 PIPE Shares. Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Ms. Sharon Barber-Lui, Dr. Bharatt Chowrira, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar-Shaw, Dame Marjorie Scardino, Mr. Christopher Viehbacher and Ms. Daphne Zohar. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, Massachusetts 02210.

(10)
Represents 9,802,332 shares of Akili and 500,000 PIPE Shares. TLS Beta Pte. Ltd. is a direct wholly-owned subsidiary of Temasek Life Sciences Private Limited, which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. The address of each of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.

(11)
Consists of shares held directly by (i) Neuberger Berman Principal Strategies PRIMA Fund LP (“NB PRIMA Fund”), (ii) PRIMA MLP Fund LP (“PRIMA MLP”) and (iii) Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP (“NB PRIMA Co-Invest VI” and together with NB PRIMA Fund and PRIMA MLP, the “PRIMA Funds”). Neuberger Berman Investment Advisers LLC (“NBIA”) serves as the adviser to the PRIMA Funds. Neuberger Berman Principal Strategies PRIMA Associates LP (“PRIMA Associates”) serves as the general partner of NB PRIMA Fund and NB PRIMA Co-Invest VI (a separate third-party serves as general partner of PRIMA MLP). Neuberger Berman Group LLC and certain of its affiliates may be deemed to be the beneficial owners of the securities held directly by the PRIMA Funds because it or certain affiliated persons, including NBIA and PRIMA Associates, have shared power to retain, dispose of or vote the securities owned by the PRIMA Funds pursuant to the terms of investment advisory agreements with the PRIMA Funds. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities held by the PRIMA Funds. Investment and voting decisions with respect to the securities held by the PRIMA Funds made by Neuberger Berman are made by an investment committee consisting of Joseph Rotter, Gabriel Cahill and Sean Badcock (the “PRIMA Investment Committee”), each of whom is an employee of Neuberger Berman. All members of the PRIMA Investment Committee disclaim beneficial ownership of the securities held by the PRIMA Funds. The principal address for the above referenced entities is 1290 Avenue of the Americas, New York, New York 10104.

(12)
In September 2021, pursuant to a Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between SCS and Mr. Sundaram, SCS granted 30,000 restricted stock units (“RSUs”) to Mr. Sundaram, which grant is contingent on both the consummation of SCS’s initial business combination and a shareholder approved equity plan. The RSUs will vest upon the consummation of the Business Combination and represent 30,000 SCS Class A ordinary shares that will settle on a date SCS selects determined in the sole discretion of SCS that shall occur between the vesting date and March 15 of the year following the year in which such Business Combination vesting occurs.

(13)	Includes 30,226 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.
(14)	Includes 5,093 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.
(15)	Includes 5,574 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.
(16)	Includes 3,363 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.
(17)	Includes (i) 946,250 shares of common stock and (ii) 1,201 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.
(18)	Includes 3,363 shares of Akili, Inc. common stock issuable upon the exercise of options exercisable as of or within 60 days of June 1, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions—Social Capital Suvretta Holdings Corp. I
Founder Shares and Private Placement Shares
In March 2021, the Sponsor purchased 5,750,000 SCS Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (the “founder shares”). In June 2021, the Sponsor transferred 30,000 founder shares to Vladimir Coric (an independent director). On June 29, 2021, SCS effected a share capitalization resulting in Sponsor and Mr. Coric holding an aggregate of 6,325,000 founder shares (up to 825,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option in the initial public offering was exercised), resulting in an effective purchase price per founder share of approximately $0.004. These founder shares are identical to the SCS Class A ordinary shares included in the units sold in SCS’s initial public offering, except that (i) prior to the initial business combination (as defined in the Cayman Constitutional Documents), only the holders of the founder shares have the right to vote on the election of directors and holders of a majority of the founder shares may remove a member of the board of directors for any reason, (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares, private placement shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares, private placement shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by July 2, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares and private placement shares if SCS fails to complete a business combination by July 2, 2023, (iv) the founder shares are automatically convertible into SCS Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 6,250,000 founder shares will convert automatically, into shares of Akili, Inc. common stock on a one-for-one
basis. For additional information, see “
Domestication Proposal
.”
On July 2, 2021, SCS consummated its initial public offering of its Class A ordinary shares, which included a partial exercise by the underwriters of their over-allotment option. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 founder shares are no longer subject to forfeiture and 75,000 founder shares were forfeited, resulting in an aggregate of 6,250,000 founder shares held by Sponsor and one of our independent directors. Simultaneously with the closing of the initial public offering, SCS consummated the private sale of 640,000 private placement shares at a purchase price of $10.00 per private placement share, to the Sponsor generating gross proceeds to us of $6.4 million. The private placement shares are identical to the Class A ordinary shares sold in SCS’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not have rights to funds held in the trust account; (2) they may not, subject to certain limited exceptions and as modified by the
Lock-Up
Agreement, be transferred, assigned or sold by the Sponsor until 30 days after the completion of SCS’s initial business combination; and (3) they are entitled to registration rights.
Registration Rights
The holders of the founder shares and private placement shares (and any SCS Class A ordinary shares issuable upon the conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed June 29, 2021 requiring SCS to register such securities for resale (in the case of the founder shares, only after conversion to SCS Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that SCS register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of SCS’s initial business combination and rights to require SCS to register for resale such securities pursuant to Rule 415 under the Securities Act. SCS will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “
BCA Proposal
—
Related Agreements
—
Registration Rights Agreement.
”
Subscription Agreements
Concurrently with the execution of the Merger Agreement, SCS entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of Akili, Inc. common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $135,400,000 of the PIPE Investment, for which they will receive 13,540,000 shares of Akili, Inc. common stock. Specifically, (i) SC Master Holdings, LLC, an entity affiliated with Chamath Palihapitiya, subscribed for 10,000,000 shares of Akili, Inc. common stock, (ii) Averill Master Fund, Ltd., an entity affiliated with Kishen Mehta, subscribed for 3,540,000 shares of Akili, Inc. common stock.
The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “
BCA Proposal—Approval of the Business Combination
—
Related Agreements—Subscription Agreements.
”
Related Party Notes and Advances
As of July 2, 2021, the Sponsor paid for certain offering costs on behalf of the SCS in connection with the Initial Public Offering. The advances are non-interest
bearing and due on demand. As of March 31, 2022, advances amounting to $43,686 were outstanding.
On March 2, 2021, SCS issued an unsecured promissory note to the Sponsor (the “Pre-IPO SCS Promissory Note”), pursuant to which SCS could borrow up to an aggregate principal amount of $300,000. The Pre-IPO SCS Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under the Pre-IPO SCS Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on July 2, 2021. Borrowings are no longer available under the Pre-IPO SCS Promissory Note.
On April 20, 2022, SCS issued an unsecured promissory note (the “SCS Promissory Note”) to the Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000. The SCS Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of a business combination. The SCS Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the SCS Promissory Note to become immediately due and payable. As of July 14, 2022, $250,000 was outstanding under the SCS Promissory Note.
Prior to SCS’s initial business combination SCS’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on SCS’s behalf, although no such reimbursements will be made from the proceeds of SCS’s initial public offering held in the trust account prior to the completion of SCS’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of SCS’s officers and directors may, but are not obligated to (other than pursuant to the SCS Promissory Note), loan SCS funds as may be required. In the event that SCS’s initial business combination does not close, SCS may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. SCS does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SCS does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
SCS is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or SCS’s officers or directors, or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or SCS’s officers or directors. In the event SCS seeks to complete a business combination with a target that is affiliated with the Sponsor, or SCS’s officers or directors, SCS, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to SCS from a financial point of view. SCS is not required to obtain such an opinion in any other context.
Administrative Services Agreement
SCS entered into an agreement whereby, commencing on July 2, 2021 through the earlier of the consummation of a business combination or SCS’s liquidation, SCS will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services.
Certain Relationships and Related Person Transactions—Akili
Series D Preferred Stock Financing
On May 25, 2021, Akili sold an aggregate of 13,053,508 shares of Series D Preferred Stock at a purchase price of approximately $8.426854 per share, for an aggregate purchase price of $110,000,006.11 (the “Akili Series D Preferred Stock Financing”). The participants in the Akili Series D Preferred Stock Financing included persons affiliated with members of Akili’s board of directors and persons that currently hold more than 5% of Akili’s outstanding capital stock. The following table summarizes purchases of shares of Series D Preferred Stock from Akili by such related persons:

Name	Akili Series D Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd. (1)	2,966,706	$24,999,998.32
Neuberger Berman Principal Strategies PRIMA Fund LP (2)	1,201,813	$10,127,502.69
PRIMA MLP Fund LP (2)	1,186,682	$9,999,995.95
Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP (2)	578,211	$4,872,499.68
JAZZ Human Performance Technology Fund, L.P. (3)	534,007	$4,499,999.02
JAZZ Human Performance Opportunity Fund, L.P. (3)	356,005	$3,000,002.16

(1)	TLS Beta Pte. Ltd. (“Temasek”) was a holder of more than 5% of Akili’s outstanding capital stock.
(2)
Neuberger Berman Principal Strategies PRIMA Fund LP and its affiliated entities, PRIMA MLP Fund LP and Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP (collectively, “Neuberger”), was a holder of more than 5% of Akili’s outstanding capital stock.

(3)
John Spinale is a member of the board of directors of Akili and an affiliate of JAZZ Human Performance Technology Fund, L.P. and JAZZ Human Performance Opportunity Fund, L.P.
(collectively, “JAZZ”). JAZZ was a holder of more than 5% of Akili’s outstanding capital stock.

Series C Preferred Stock Financing
From May 8, 2018 through August 8, 2018, Akili sold an aggregate of 8,016,645 shares of Series C Preferred Stock at a purchase price of approximately $8.5073 per share, for an aggregate purchase price of $68,200,004.00 (the “Akili Series C Preferred Stock Financing”). The participants in the Akili Series C Preferred Stock Financing included persons affiliated with members of Akili’s board of directors and persons that currently hold more than 5% of Akili’s outstanding capital stock. The following table summarizes purchases of Akili Series C Preferred Shares from Akili by such related persons:

Name	Akili Series C Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd. (1)	3,526,383	$29,999,998.10
JAZZ Human Performance Technology Fund, L.P. (2)	587,731	$5,000,003.94

(1)	Temasek was a holder of more than 5% of Akili’s outstanding capital stock.
(2)	John Spinale is a member of the board of directors of Akili and an affiliate of JAZZ. JAZZ was a holder of more than 5% of Akili’s outstanding capital stock.
Akili Agreements with Stockholders
Investors’ Rights Agreement
Akili is party to a Third Amended and Restated Investors’ Rights Agreement, dated as of May 25, 2021 (the “IRA”) which grants registration rights and information rights, among other things, to certain holders of Akili’s capital stock, including entities affiliated with PureTech Health LLC (PureTech), Temasek, JAZZ and Neuberger. Certain holders of Akili’s capital stock, including entities affiliated with PureTech, Temasek, JAZZ and Neuberger, have also agreed to vote their shares of Akili’s capital stock in favor of certain matters in the IRA, including with respect to the election of directors. The IRA will terminate upon the closing of the Business Combination.
Right of First Refusal
and Co-Sale Agreement
Pursuant to certain agreements with its stockholders, including the Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of May 25, 2021 (the “ROFR Agreement”), Akili has the right to purchase shares of Akili’s capital stock that certain of its stockholders propose to sell to other parties. Certain holders of Akili’s capital stock that are party to the ROFR Agreement include PureTech, Temasek, JAZZ and Neuberger. The ROFR Agreement will terminate upon the closing of the Business Combination.
PureTech Services Agreement
The Company entered into that certain Business Services, Personnel and Information Management Agreement effective as of December 1, 2011 (the “Services Agreement”) with PureTech Management, Inc. (“PureTech Management”), PureTech and PureTech Health plc (collectively with PureTech Management and PureTech, the “PureTech Entities”) and PureTech currently holds more than 5% of Akili’s outstanding capital stock. Pursuant to the terms of the Services Agreement, the PureTech Entities provide Akili with management expertise, strategic advice, accounting and administrative support, computer and telecommunications services and office infrastructure and personnel services from time to time. In connection with such services provided by the PureTech Entities to Akili under the Services Agreement, Akili paid PureTech an aggregate of $1,000 in 2019 and $19,000 in 2020 and $0 in 2021.
Executive Officer and Director Compensation Arrangements
See “
Executive Compensation
” for information regarding compensation arrangements with the executive officers and directors of Akili, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

On May 1, 2016, the Company and Adam Gazzaley, M.D., Ph.D., a member of the Company’s board of directors, entered into a Scientific Advisory Board and Chief Science Advisor Agreement (the “Gazzaley Agreement”), as amended on October 29, 2018. Pursuant to the Gazzaley Agreement, Dr. Gazzaley provides certain consulting, advisory and related services for the Company. In consideration for Dr. Gazzaley’s services, the Company agreed to pay Dr. Gazzaley a monthly retainer of $8,333.33. In connection with entering into the Gazzaley Agreement, the Company also granted Dr. Gazzaley a stock option to purchase 25,000 shares of the Company’s common stock. Additionally, as compensation and in consideration of a license to the Company for any additional intellectual property developed in Dr. Gazzaley’s lab, if any, the Company agreed to grant a stock option to purchase 25,000 shares of the Company’s Common Stock, which conditional grant has not occurred.
On January 8, 2017, the Company and Robert Perez, a member of the Company’s board of directors, entered into an Executive Advisor Agreement (the “Perez Agreement”), as amended on June 15, 2017, which will terminate upon the closing of the Business Combination. Pursuant to the Perez Agreement, Mr. Perez provides certain consulting, advisory and related services for the Company in connection with his role as Executive Chairman. In consideration for Mr. Perez’s services, the Company agreed to pay Mr. Perez a consulting fee of $4,000 for each week that Mr. Perez spends actively engaged in the consulting, advisory, and related services for the Company. In connection with entering into the Perez Agreement, the Company also granted Mr. Perez a stock option to purchase 195,000 shares of the Company’s common stock. Since entering into the Perez Agreement and from time to time, the Company’s board of directors has adjusted the consulting fee that Mr. Perez is entitled to in exchange for his services. In connection with such services, Akili paid Mr. Perez an aggregate of $292,501 in 2019, $38,333 in 2020 and $100,000 in 2021.
Director and Officer Indemnification
Akili’s current certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Akili has entered into indemnification agreements with each of its directors. Following the Business Combination, Akili expects that these agreements will be replaced with new indemnification agreements for each of the directors and officers of the Post-Combination Company. For additional information, see “
Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents
” and “
Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors
.”
Certain Relationships and Related Person Transactions—Akili, Inc.
Amended and Restated Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SCS and certain stockholders of Akili and SCS will enter into the Amended and Restated Registration Rights Agreement, pursuant to which SCS will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Akili, Inc. common stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the stockholder parties will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back
provisions, with respect to the shares of Akili, Inc. common stock held by such parties following the consummation of the Business Combination. See “
Other Agreements—Registration Rights Agreement
.”
Policies and Procedures for Related Party Transactions Following the Business Combination
Akili, Inc. will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that Akili, Inc.’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of Akili, Inc. capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Akili, Inc. without the approval of Akili, Inc.’s Audit Committee, subject to certain exceptions. Such written policy on transactions with related persons will be in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq.
Following the Business Combination, Akili, Inc.’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between Akili, Inc. and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of the audit committee of Akili, Inc. will provide that the audit committee will review and approve in advance any related party transaction.
Review and Approval of Related Person Transactions
In connection with the Business Combination, Akili, Inc. plans to adopt a policy for the review and approval of related party transaction, which will require, among other things, that:

•	The audit committee will review the material facts of all related person transactions.

•
In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Akili, Inc. than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•
In connection with its review of any related person transaction, Akili, Inc. will provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Akili, Inc. in connection with such related person transaction.

•	If a related person transaction will be ongoing, the audit committee may establish guidelines for the management of Akili, Inc. to follow in its ongoing dealings with the related person.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
SCS is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Cayman Constitutional Documents of SCS will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Akili, Inc., your rights will differ in some regards as compared to when you were a shareholder of SCS.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SCS and Akili, Inc. according to applicable law or the organizational documents of SCS and Akili, Inc.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCS, copies of which are attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to SCS and Akili, Inc., respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a	Under the Cayman Islands Companies Act and SCS’s

	Delaware	Cayman Islands
	stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal C).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of SCS owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

Business Combination or Antitakeover Statutes
Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds
of the disinterested outstanding voting stock of the corporation approves the transaction.

Akili Interactive has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Akili, Inc.
There are none.

DESCRIPTION OF AKILI, INC. SECURITIES
The following summary of certain provisions of Akili, Inc. securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex I and Annex J, respectively.
Authorized Capitalization
General
The total amount of authorized capital stock of Akili, Inc. consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. Akili, Inc. expects to have approximately 112,166,007 and 84,981,632 million shares of Akili, Inc. common stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination, and that 25,0000,000 SCS Class A ordinary shares are redeemed, the maximum redemption of the outstanding SCS Class A ordinary shares that would allow the minimum cash condition in the connection with the Business Combination to be satisfied, respectively.
The following summary describes all material provisions of Akili, Inc. capital stock. Akili, Inc. urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively).
Preferred Stock
The board of directors of Akili, Inc. (the “Board”) has authority to issue shares of Akili, Inc.’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Akili, Inc. preferred stock could have the effect of decreasing the trading price of Akili, Inc. common stock, restricting dividends on Akili, Inc. capital stock, diluting the voting power of Akili, Inc. common stock, impairing the liquidation rights of Akili, Inc. capital stock, or delaying or preventing a change in control of Akili, Inc.
Common Stock
Akili, Inc. common stock is not entitled to preemptive or other similar subscription rights to purchase any of Akili, Inc. securities. Akili, Inc. common stock is neither convertible nor redeemable.
Warrants
As of March 31, 2022, warrants to purchase up to 226,196 shares of Akili common stock were issued and outstanding of which (i) warrants to purchase up to an aggregate of 15,176 shares of Akili common stock at an exercise price of $5.69 per share (subject to certain antidilution provisions), which may be exercised at any time on or prior to December 2028 (the “2018 Warrants”), (ii) warrants to purchase up to an aggregate of 15,624 shares of Akili common stock at an exercise price of $6.84 per share (subject to certain antidilution provisions), which may be exercised at any time on or prior to August 2030 (the “2020 Warrants”) and (iii) warrants to purchase up to an aggregate of 195,396 shares of Akili common stock at an exercise price of $4.40 per share (subject to certain antidilution provisions), which includes warrants to purchase up to 73,274 shares that have vested and may be exercised at any time on or prior to May 2031 (the “2021 Warrants”).
The 2018 Warrants will convert into shares of common stock of Akili, Inc. at the closing of the Business Combination. The 2020 Warrants and the 2021 Warrants will convert into warrants to purchase shares of common stock of Akili, Inc. in connection with the closing of the Business Combination.

Voting Rights
Each holder of Akili, Inc. common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Akili, Inc. common stock holders are entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of the assets of Akili, Inc. or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Akili, Inc. preferred stock, if any, and any contractual limitations on the ability of Akili, Inc. to declare and pay dividends.
Other Rights
Each holder of Akili, Inc. common stock is subject to, and may be adversely affected by, the rights of the holders of Akili, Inc. preferred stock that Akili, Inc. may designate and issue in the future.
Liquidation Rights
If Akili, Inc. is involved in voluntary or involuntary liquidation, dissolution or winding up of the affairs of Akili, Inc., or a similar event, each holder of Akili, Inc. common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Akili, Inc. preferred stock, if any, then outstanding.
Registration Rights
Certain PIPE Investors are entitled to registration rights pursuant to the Subscription Agreements which SCS entered into with the non-Sponsor
related PIPE Investors. In particular, SCS is required to, as soon as practicable but no later than thirty (30) calendar days following the Closing, submit to or file with the SEC a registration statement registering the resale of the shares of SCS Common Stock issued to the non-Sponsor
related PIPE Investors in the PIPE Investment.
Additionally, the Merger Agreement contemplates that, at the Closing, Akili, Inc., the Sponsor, certain affiliates of the Sponsor and certain former stockholders of Akili will enter into the Amended and Restated Registration Rights Agreement, pursuant to which Akili, Inc. will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Akili, Inc. common stock that are held by the parties thereto from time to time. See “
Business Combination Proposal—Related Agreements—Registration Rights Agreement
.”
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Akili, Inc. Akili, Inc. expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Akili, Inc. to first negotiate with the Board, which Akili, Inc. believes may result in an improvement of the terms of any such acquisition in favor of Akili, Inc. stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Classified Board
The Proposed Certificate of Incorporation provides that the Board will be divided into three classes (Class I, Class II and Class III), one class of which will be elected each year by our stockholders. The first term of office of the Class I directors will expire at the first annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation, the first term of office of the Class II directors will expire at the second annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation and the first term of office of the Class III directors will expire at the third annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation. Accordingly, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Akili, Inc. because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.
Director Removal and Filling Vacancies
The Proposed Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of not less than two-thirds
(2/3) of the holders of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (c) the Chief Executive Officer of Akili, Inc., provided that such special meeting may be postponed, rescheduled or cancelled by the Board. The Proposed Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Advance Notice Requirements
The Proposed Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Akili, Inc.’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of Akili, Inc. prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Akili, Inc. not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Proposed Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws
Any amendment of the Proposed Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or the Proposed Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and amendment of the certificate of incorporation must be approved by not less than two-thirds
(2/3) of the outstanding shares entitled to vote on the amendment, and not less than two-thirds
(2/3) of the outstanding shares of each class entitled to vote thereon as a class. The Proposed Bylaws may be amended or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Proposed Bylaws; and generally may also be amended by the affirmative vote of the holders of two-thirds
(2/3) of the outstanding shares entitled to vote on the amendment.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds
(2/3) of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation not to be governed by this particular Delaware law. The Proposed Certificate of Incorporation does not opt Akili, Inc. out of Section 203 and, therefore, Section 203 will apply to Akili, Inc.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that Akili, Inc. will indemnify its directors to the fullest extent authorized or permitted by applicable law. Akili, Inc. expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, Akili, Inc. is required to indemnify each of Akili, Inc.’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Akili, Inc. or was serving at the request of Akili, Inc. as a director, officer, employee or agent for another entity. Akili, Inc. must indemnify its officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Akili, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Akili, Inc. to advance expenses (including attorneys’ fees) incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Akili, Inc. Any claims for indemnification by Akili, Inc.’s directors and officers may reduce Akili, Inc.’s available funds to satisfy successful third-party claims against Akili, Inc. and may reduce the amount of money available to Akili, Inc.
Exclusive Jurisdiction of Certain Actions
The Proposed Bylaws provide that, unless Akili, Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court located within the State of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Akili, Inc., (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Akili, Inc. to Akili, Inc. or Akili, Inc.’s stockholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against Akili, Inc. or any current or former director, officer or other employee of Akili, Inc. arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as may be amended from time to time) (including the interpretation, validity or enforceability thereof), (d) any action asserting a claim related to or involving Akili, Inc. that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to any causes of action arising under the Securities Act or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Bylaws also provide that, unless Akili, Inc. consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulation promulgated thereunder, will be the federal district courts of the United States (the “Federal Forum Provision”). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Delaware Forum Provision and the Federal Forum Provision will not relieve Akili, Inc. of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Akili, Inc. stockholders will not be deemed to have waived Akili, Inc.’s compliance with these laws, rules and regulations.
Transfer Agent
The transfer agent for Akili, Inc. common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF AKILI, INC. SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Akili, Inc. common stock or Akili, Inc. warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Akili, Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Akili, Inc. is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Akili, Inc. was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Akili, Inc. common stock or Akili, Inc. warrants for at least six months but who are affiliates of Akili, Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Akili, Inc. common stock then outstanding; or

•	the average weekly reported trading volume of Akili, Inc. common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Akili, Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Akili, Inc.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form
8-K;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
SCS anticipates that following the consummation of the Business Combination, Akili, Inc. will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of any of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors of Akili, Inc., (ii) otherwise properly brought before such meeting by or at the direction of the board of directors Akili, Inc. or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (a) (1) was a record owner of shares of Akili, Inc. both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws of Akili, Inc. in all applicable respects or (b) properly made such proposal in accordance with Rule
14a-8
under the Exchange Act. To be timely for the annual meeting of stockholders of Akili, Inc., the written notice under clause (iii)(a) above must be received by the secretary of Akili, Inc. at the principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day, before the one-year anniversary of the preceding year’s annual meeting.
In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after the one-year
anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received (i) no earlier than the 120th day prior to such annual meeting and (ii) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Akili, Inc.
Under Rule
14a-8
of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule
14a-8,
must be received at the principal office of Akili, Inc. a reasonable time before Akili, Inc. begins to print and send its proxy materials for such meeting and must comply with Rule
14a-8.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for appointment at an annual meeting or at a special meeting (but only if the appointment of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to the secretary of Akili, Inc. in accordance with the Proposed Bylaws of Akili, Inc., which, in general, require that the notice be received by the secretary within the time periods for stockholder proposals (other than proposals pursuant to Rule
14a-8)
described above under “—
Stockholder Proposals
.”

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the board of directors of SCS, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of Social Capital Suvretta Holdings Corp. I, 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052. Following the Business Combination, such communications should be sent to Akili Interactive Labs, Inc., 125 Broad Street, Fifth Floor, Boston, MA 02110. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.

LEGAL MATTERS
Wachtell, Lipton, Rosen & Katz, New York, New York, has passed upon the validity of the securities of Akili, Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Social Capital Suvretta Holdings Corp. I as of December 31, 2021, and for the period from February 25, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Social Capital Suvretta Holdings Corp. I to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Akili Interactive Labs, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, SCS and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SCS’s annual report to shareholders and SCS’s proxy statement. Upon written or oral request, SCS will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SCS deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SCS deliver single copies of such documents in the future. Shareholders may notify SCS of their requests by calling or writing SCS at its principal executive offices at 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 or (650)
521-9007.

ENFORCEABILITY OF CIVIL LIABILITY
SCS is a Cayman Islands exempted company incorporated with limited liability. If SCS does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SCS. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCS in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SCS may be served with process in the United States with respect to actions against SCS arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SCS’s securities by serving SCS’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
SCS has filed a registration statement on Form
S-4
to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
SCS files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SCS at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SCS’s corporate website under the heading “Documents,” at http://www.socialcapitalsuvrettaholdings.com/dnaa. SCS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to SCS has been supplied by SCS, and all such information relating to Akili has been supplied by Akili. Information provided by one party does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
333 Ludlow Street
5
th
Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800)
662-5200
Banks and Brokerage Firms, please call (203)
658-9400
Email: DNAA.info@investor.morrowsodali.com
If you are a stockholder of SCS and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting.
If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
INDEX TO FINANCIAL STATEMENTS
UNAUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 31, 2022

AUDITED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021 AND FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$69,991	$428,189
Prepaid expenses	542,783	504,034

Total Current Assets	612,774	932,223
Non-current prepaid insurance	123,750	247,500
Marketable securities held in Trust Account	250,033,500	250,008,324

TOTAL ASSETS	$250,770,024	$251,188,047

LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT
Current liabilities
Accounts payable	$53,147	$5,000
Accrued expenses	5,651,189	$1,974,837
Due to related party	43,686	10,000

Total current liabilities	5,748,022	1,989,837
Deferred underwriting fee payable	7,700,000	7,700,000

Total Liabilities	13,448,022	9,689,837

Commitments and Contingencies (Note 6)
Temporary Equity
Class A ordinary shares subject to possible redemption, 25,000,000 shares at redemption value as of March 31, 2022 and December 31, 2021	250,000,000	250,008,324
Permanent Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 640,000 shares issued and outstanding (excluding 25,000,000 shares subject to possible redemption) as of March 31, 2022 and December 31, 2021	64	64
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021	625	625
Additional paid-in capital	—	—
Accumulated deficit	(12,678,687)	(8,510,803)

Total Permanent Deficit	(12,677,998)	(8,510,114)

TOTAL LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT	$250,770,024	$251,188,047

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,	For the Period from February 25, 2021 (Inception) Through March 31,
	2022	2021
Operating and formation costs	$4,201,384	$5,182

Loss from operations	(4,201,384)	(5,182)

Other income:
Interest earned on marketable securities held in Trust Account	25,176	—

Net loss	$(4,176,208)	$(5,182)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	25,640,000	—

Basic and diluted net loss per share, Class A ordinary shares	$(0.13)	$—

Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,250,000	5,500,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.13)	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND PERMANENT EQUITY (DEFICIT)
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Temporary Equity		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Permanent
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	25,000,000	$250,008,324	640,000	$64	6,250,000	$625	$—	$(8,510,803)	$(8,510,114)
Remeasurement for Class A ordinary shares to redemption value	—	(8,324)	—	—	—	—	—	8,324	8,324
Net loss	—	—	—	—	—	—	—	(4,176,208)	(4,176,208)

Balance – March 31, 2022	25,000,000	$250,000,000	640,000	$64	6,250,000	$625	$—	$(12,678,687)	$(12,677,998)

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH MARCH 31, 2021

	Temporary Equity		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Permanent
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – February 25, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	—	—	6,325,000	633	24,367	—	25,000
Net loss	—	—	—	—	—	—	—	(5,182)	(5,182)

Balance – March 31, 2021	—	$—	—	$—	6,325,000	$633	$24,367	$(5,182)	$19,818

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31, 2022	For the Period from February 25, 2021 (Inception) through March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(4,176,208)	$(5,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Founder Shares	—	5,000
Interest earned on marketable securities held in Trust Account	(25,176)	—
Changes in operating assets and liabilities:
Prepaid expenses	(38,749)	—
Non-current prepaid insurance	123,750	—
Accounts payable and accrued expenses	3,724,499	44
Advance from related party	33,686	—

Net cash used in operating activities	(358,198)	(138)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	255
Payment of offering costs	—	(117)

Net cash provided by financing activities	—	138
Net Change in Cash	(358,198)	—
Cash – Beginning of period	428,189	—

Cash – End of period	$69,991	$—

Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$20,000

Offering costs included in accrued offering costs	$—	$5,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
Social Capital Suvretta Holdings Corp. I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 25, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one wholly-owned subsidiary, Karibu Merger Sub, Inc., which was incorporated in the State of Delaware on January 24, 2022. (“Merger Sub”).
As of March 31, 2022, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Akili Interactive Labs, Inc. (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the marketable securities held in the Trust Account (as defined below).
The registration statements for the Company’s Initial Public Offering became effective on June 29, 2021 and June 30, 2021. On July 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 Class A ordinary shares (the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $250,000,000, which is described in Note 3. The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the condensed consolidated financial statements.
Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the sale of 640,000 Class A ordinary shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to SCS Sponsor I LLC, a Cayman Islands limited liability company (the “Sponsor”), generating gross proceeds of $6,400,000, which is described in Note 4.
Transaction costs amounted to $12,488,190, consisting of $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $388,190 of other offering costs.
In connection with the closing of the Initial Public Offering on July 2, 2021, an amount of $250,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions of Rule
2a-7
of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (a) the completion of a Business Combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to certain limitations; (b) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business
Combination activity; and (c) the redemption of the Public Shares if the Company has not completed a Business Combination within the Combination Period or during any applicable extension period. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (a) in connection with a general meeting called to approve the Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations described below.
In accordance with the Company’s Amended and Restated Memorandum and Articles of Association, in no event will the Company redeem the Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions. Redemptions of the Public Shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to the Business Combination.
If a shareholder vote is not required in connection with a Business Combination and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and will file proxy materials with the SEC. If the Company seeks shareholder approval in connection with a Business Combination, the Company will complete such Business Combination only if the Company receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of holders of a majority of ordinary shares who attend and vote at a

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

general meeting of the Company. The Public Shareholders may elect to redeem their Public Shares without voting and, if they do vote, irrespective of whether they vote for or against a Business Combination.
Notwithstanding the foregoing redemption rights, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed to waive: (a) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them, as applicable, in connection with the completion of a Business Combination; (b) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business
Combination activity; and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares they hold if the Company fails to complete a Business Combination within the Combination Period or during any applicable extension period (although such persons will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within the prescribed time frame). If the Company submits the Business Combination to the Public Shareholders for a vote, the Sponsor and the Company’s directors and officers have also agreed to vote any Founder Shares, Private Placement Shares and Public Shares held by them in favor of the Business Combination.
The Company will have until July 2, 2023 to complete a Business Combination (the “Combination Period”), or such longer period as a result of a shareholder vote to amend such time period pursuant to the Company’s Amended and Restated Memorandum and Articles of Association. However, if the Company has not completed a Business Combination within such Combination Period or during any applicable extension period, the Company will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations. None of the Company’s directors or officers will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
Proposed Akili Business Combination
On January 26, 2022, the Company entered into an Agreement and Plan of Merger (the “Akili Merger Agreement”) by and among the Company, Karibu Merger Sub, Inc., a Delaware corporation and its direct wholly owned subsidiary (“Merger Sub”), and Akili Interactive Labs, Inc., a Delaware corporation (“Akili”).
The Akili Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Akili Merger Agreement, the “Akili Business Combination”): (1) at the closing of the transactions contemplated by the Akili Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into Akili, with Akili continuing as the surviving corporation and the Company’s wholly owned subsidiary (the “Merger”); (2) at the Closing, all of the outstanding capital stock of Akili and all options and warrants to acquire capital stock of Akili will be converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company (after the Domestication (as defined below)) (“SCS Common Stock”) or comparable equity awards or warrants that are settled or are exercisable for shares of SCS Common Stock, representing an aggregate of 60 million shares of SCS Common Stock; (3) at the Closing, the Company will deposit into an escrow account for the benefit of the pre-Closing
Akili stockholders, option holders and warrant holders an aggregate number of shares of SCS Common Stock equal to 7.5% of the fully diluted shares of SCS Common Stock (including shares reserved under the equity incentive plan to be adopted by the combined company in connection with the Closing), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing
Akili stockholders, option holders and warrant holders in three equal tranches upon the daily volume weighted average price of a share of SCS Common Stock reaching $15.00 per share, $20.00 per share and $30.00 per share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Akili Merger Agreement; and (4) at the Closing, the Company will be renamed “Akili, Inc.” The Closing is subject to the satisfaction or waiver of certain closing conditions contained in the Akili Merger Agreement, including the approval of the Company’s shareholders.
Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, the Cayman Islands Companies Act (As Revised) (the “CICA”) and the Company’s Amended and Restated Memorandum and Articles of Association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). In connection with the

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Domestication, (i) each of the Company’s then issued and outstanding Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of SCS Common Stock, which is entitled to one vote per share, and (ii) each of the Company’s then issued and outstanding Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of SCS Common Stock.
On January 26, 2022, concurrently with the execution of the Akili Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have subscribed for an aggregate of 16,200,000 shares of SCS Common Stock for an aggregate purchase price of $162,000,000 (the “PIPE Investment”), of which approximately $135,400,000 is committed by certain existing directors, officers and equity holders of, or investment funds managed by, the Company, the Sponsor, Suvretta and/or their respective affiliates (the “Sponsor Related PIPE Investors”). The PIPE Investment will be consummated substantially concurrently with the Closing.
The consummation of the proposed Akili Business Combination is subject to certain conditions as further described in the Akili Merger Agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s business, financial position, results of operations and/or the search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Going Concern
As of March 31, 2022, the Company had $69,991 in its operating bank account and working capital deficit of $5,135,248.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to (other than pursuant to the Promissory Note (as defined in Note 9), loan the Company additional funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain such additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the condensed consolidated financial statements. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
We performed an assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Company has until July 2, 2023 to consummate a Business Combination, which date may be extended pursuant to its Amended and Restated Memorandum and Articles of Association. It is uncertain that the Company will be able to consummate a Business Combination by July 2, 2023. If a Business Combination is not consummated by this date and such date is not extended pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur within the required time period, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 2, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form
10-K
for the period ended December 31, 2021 filed with the SEC on March 24, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary where the Company has the ability to exercise control.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant accounting estimates include the determination of the fair value of Class A ordinary shares subject to possible redemption and the fair value of Founder Shares transferred to directors. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Marketable Securities Held in Trust Account
At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in a money market fund which is invested primarily in U.S. Treasury securities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

as a liability instrument and are measured at redemption value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as permanent deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the permanent deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in
capital (to the extent available) and accumulated deficit.
At March 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Class A ordinary shares issuance costs	(12,488,190)
Plus:
Remeasurement of carrying value to redemption value	12,496,514

Class A ordinary shares subject to possible redemption, December 31, 2021	$250,008,324
Plus:
Remeasurement of carrying value to redemption value	(8,324)

Class A ordinary shares subject to possible redemption, March 31, 2022	$250,000,000

Offering Costs
The Company complies with the requirements of the ASC
340-10-S99-1.
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. The Company incurred offering costs amounting to $12,488,190 as a result of the Initial Public Offering, consisting of $4,400,000 of underwriting commissions, $7,700,000 of deferred underwriting commissions, and $388,190 of other offering costs. The offering costs were charged to temporary equity and additional paid-in
capital upon the completion of the Initial Public Offering. Immediately thereafter, temporary equity was remeasured and an adjustment was recognized through additional paid in capital and accumulated deficit to adjust temporary equity to the redemption value.
Share-Based Payment Arrangements
The Company accounts for stock awards in accordance with ASC 718, “Compensation—Stock Compensation,” which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the stock.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed consolidated financial statements and prescribes a recognition threshold and measurement process for condensed consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management has determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.
The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Loss per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Losses are shared pro rata between the two classes of shares. Charges associated with the redeemable Class A ordinary shares are excluded from net loss per ordinary share as the redemption value approximates fair value.
As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31, 2022		For the Period from February 25, 2021 (Inception) Through March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(3,357,729)	$(818,479)	$—	$(5,182)
Denominator:
Basic and diluted weighted average shares outstanding	25,640,000	6,250,000	—	5,500,000

Basic and diluted net loss per ordinary share	$(0.13)	$(0.13)	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Accrued Expenses
At March 31, 2022, accrued expenses included $4,057,943 of legal expenses, $586,083 of printer expense, $754,802 of due diligence expense, $70,000 of regulatory filing fee, $2,701 of accounting expense and $179,660,

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

of professional fee expense of which
$2,500,000 of legal expenses, $369,802 of consulting expense and $982,493 of other transactional related expenses were incurred in connection with the Business Combination with Akili.
At December 31, 2021, accrued expenses includes $1,514,044 of legal expenses, $5,000 of printer expense, $385,000 of due diligence expense, $70,000 of regulatory filing fee and $793 of accounting expense.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,000,000 Public Shares, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at a price of $10.00 per Public Share. Unlike some other initial public offerings of special purpose acquisition companies, investors in the Initial Public Offering did not receive any warrants (which would typically become exercisable following completion of the Business Combination). The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the condensed consolidated financial statements.
NOTE 4. PRIVATE PLACEMENT
Substantially concurrently with the closing of the Initial Public Offering, the Sponsor purchased 640,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $6,400,000. Each Private Placement Share is identical to the Class A ordinary shares sold in the Initial Public Offering, subject to certain limited exceptions as described in Note 7. A portion of the proceeds from the sale of the Private Placement Shares was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 2, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for which the Sponsor received 5,750,000 Class B ordinary shares (the “Founder Shares”). On June 29, 2021, the Company effected a share capitalization with respect to its Class B ordinary shares of 575,000 shares thereof, resulting in the Company’s initial shareholders holding an aggregate of 6,325,000 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited, resulting in an aggregate of 6,250,000 Founder Shares outstanding.
In June 2021, the Sponsor transferred 30,000 Founder Shares to Vladimir Coric, an independent director of the Company. The sale of the Founders Shares to the Company’s director is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 30,000 shares granted to the Company’s director was $214,160 or approximately $7.14 per share. The Founders Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement in which it will pay an affiliate of the Sponsor $10,000 per month, commencing on June 30, 2021, for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2022, the Company incurred $30,000 in fees for these services, of which such amount was accrued in due to related parties. At December 31, 2021, the Company incurred $60,000 in fees for these services, of which such amount was recognized in Operating and Formation Costs in the accompanying statement of operations. For the period from February 25, 2021 (inception) through March 31, 2021, the Company did not incur any fees for these services.
Due to Related Party
As of March 31, 2022, an affiliate of the Sponsor had advanced the Company $33,686 for working capital purposes, inclusive of the administrative services agreement noted above, of which $0 was repaid during the three months ended March 31, 2022. As of March 31, 2022 and December 31, 2021, the outstanding balance was $43,686 and $10,000, respectively.
Promissory Note — Related Party
On March 2, 2021, the Company issued an unsecured promissory note to the Sponsor (the
“Pre-IPO
Sponsor Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The
Pre-IPO
Sponsor Promissory Note was
non-interest
bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under the
Pre-IPO
Sponsor Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on July 2, 2021. Borrowings are no longer available under the
Pre-IPO
Sponsor Promissory Note.
Related Party Loans
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may,

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

but are not obligated to (other than pursuant to the Promissory Note (see Note 9)), loan the Company additional funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it may repay such loaned amounts out of the proceeds of the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. As of March 31, 2022 and December 31, 2021, there were no outstanding amounts under the Working Capital Loans.
Subscription Agreements
Concurrently with the execution of the Akili Merger Agreement, the Company entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of Akili, Inc. common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $135,400,000 of the PIPE Investment, for which they will receive 13,540,000 shares of Akili, Inc. common stock. Specifically, (i) SC Master Holdings, LLC, an entity affiliated with Chamath Palihapitiya, subscribed for 10,000,000 shares of Akili, Inc. common stock, (ii) Averill Master Fund, Ltd., an entity affiliated with Kishen Mehta, subscribed for 3,540,000 shares of Akili, Inc. common stock. The PIPE Investment will be consummated substantially concurrently with the closing of the Akili Business Combination.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on June 29, 2021, the holders of the Founder Shares, Private Placement Shares and any Private Placement Shares that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Akili Business Combination, the registration rights agreement will be amended and restated.
Beginning on February 24, 2022, certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4 filed by the Company with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies.
On March 11, 2022, a purported shareholder of the Company filed a complaint against the Company, the members of the Company’s board of directors, BofA Securities, Inc. and Morgan Stanley & Co. LLC in the Supreme Court of the State of New York for the County of New York. The complaint is captioned as Elstein v. Palihapitiya et al., Case No. 651138/2022 (N.Y. Sup. Ct. N.Y. Cty., Mar. 11, 2022) (the “Complaint” and, along with the Demands, the “Matters”). The Complaint asserts, among other things, claims for breach of fiduciary duty to disclose under Delaware law and Cayman Islands law. The Complaint alleges that the Company and its board of directors caused a materially misleading and incomplete proxy statement to be filed on February 14, 2022 with the SEC. Among other remedies, the plaintiff seeks to enjoin the Company’s shareholder meeting in connection with the Akili Business Combination and be awarded attorneys’ fees and costs.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

The Company believes that the allegations in the Matters are meritless. If any Matter is not resolved, the Matters could prevent or delay completion of the Akili Business Combination and result in costs to the Company and Akili. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the Akili Business Combination on the agreed-upon terms, then such injunction may prevent the Akili Business Combination from being completed, or from being completed within the expected time frame. Other potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Akili Business Combination.
Underwriting Agreement
The underwriters are entitled to a deferred underwriting commission of $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Restricted Stock Unit Award
In September 2021, pursuant to a Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between the Company and Senthil Sundaram, the Company agreed to grant 30,000 restricted stock units (“RSUs”) to Mr. Sundaram, which grant is contingent on both the consummation of a Business Combination and a shareholder approved equity plan. The RSUs will vest upon the consummation of such Business Combination and represent 30,000 Class A ordinary shares of the Company that will settle on a date determined in the sole discretion of the Company that shall occur between the vesting date and March 15 of the year following the year in which vesting occurs.
The RSUs granted by the Company are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The RSUs to be granted are subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the RSUs is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2022, the Company did not have a shareholder approved equity plan and also determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of RSUs times the grant date fair value per share (unless subsequently modified).
NOTE 7. TEMPORARY EQUITY AND PERMANENT DEFICIT
Preference Shares
—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company’s ordinary shares and could have anti-takeover effects. At March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. At March 31, 2022 and December 31, 2021, there were 640,000 Class A ordinary shares issued and outstanding, excluding 25,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Class
 B Ordinary Shares
—The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. At March 31, 2022 and December 31, 2021, there were 6,250,000 Class B ordinary shares issued and outstanding.
Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that prior to a Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of its board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like. Additionally, in the event that additional (in excess of the amounts issued in the Initial Public Offering) Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with the closing of the Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders, and excluding the Private Placement Shares), including any Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any private placement shares issued to the Sponsor or its affiliates upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one-basis.
Private Placement Shares
—The Private Placement Shares are not transferable, assignable, or salable until 30 days after the completion of a Business Combination (except, among other limited exceptions, to the Company’s directors and officers and other persons or entities affiliated with the Sponsor). Holders of the Private Placement Shares are entitled to certain registration rights. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$250,033,500	$250,008,324
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
On April 20, 2022, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest
bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of the Company’s Business Combination. The Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the Promissory Notes to become immediately due and payable. On April 26, 2022, the Company drew a $250,000 under the Promissory Note.
On July 6, 2022, Michael Taylor was appointed to the board of directors (the “Board”) of the Company. Effective July 6, 2022, Mr. Taylor was also appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. The Board has determined that Mr. Taylor is an independent director under applicable Securities and Exchange Commission and Nasdaq Capital Market rules. The Company will compensate Mr. Taylor for his service as a member of the Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the amount of $300,000 in cash payable on December 31, 2022. The Company will also reimburse Mr. Taylor for reasonable out-of-pocket expenses incurred in connection with fulfilling his role as a director.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Social Capital Suvretta Holdings Corp. I
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Social Capital Suvretta Holdings Corp. I (the “Company”) as of December 31, 2021, the related statements of operations, changes in temporary equity and permanent deficit and cash flows for the period from February 25, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 25, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 23, 2022

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
BALANCE SHEET
DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$428,189
Prepaid expenses	504,034

Total Current Assets	932,223
No n -current prepaid i nsurance	247,500
Marketable securities held in Trust Account	250,008,324

TOTAL ASSETS	$251,188,047

LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT
Current liabilities
Accounts payable	$5,000
Accrued expense	1,974,837
Advances from related party	10,000

Total Current Liabilities	1,989,837
Deferred underwriting fee payable	7,700,000

TOTAL LIABILITIES	9,689,837

Commitments and Contingencies (Note 6)
Temporary Equity
Class A ordinary shares subject to possible redemption, 25,000,000 shares at redemption value	250,008,324

Permanent Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 640,000 shares issued and outstanding (excluding 25,000,000 shares subject to possible redemption)	64
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	—
Accumulated deficit	(8,510,803)

Total Permanent Deficit	(8,510,114)

TOTAL LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT	$251,188,047

The accompanying notes are an integral part of the financial statements.

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23

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Operating and formation costs	$2,446,924

Loss from operations	(2,446,924)
Other income:
Interest earned on marketable securities held in Trust Account	8,324

Net loss	$(2,438,600)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	15,101,877

Basic and diluted net loss per share, Class A ordinary shares	$(0.12)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,852,751

Basic and diluted net loss per share, Class B ordinary shares	$(0.12)

The accompanying notes are an integral part of the financial statements.

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24

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
STATEMENT OF CHANGES IN TEMPORARY EQUITY AND PERMANENT DEFICIT
FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Temporary Equity		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Permanent
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – February 25, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	—	—	6,325,000	633	24,367	—	25,000
Sale of 25,000,000 Public Shares, net of underwriting discounts and offering expenses	25,000,000	237,511,810	—	—	—	—	—	—	—
Remeasurement of Class A ordinary shares to redemption value	—	12,496,514	—	—	—	—	(6,424,311)	(6,072,203)	(12,496,514)
Sale of 640,000 Private Placement Shares	—	—	640,000	64	—	—	6,399,936	—	6,400,000
Forfeiture of Founder Shares	—	—	—	—	(75,000)	(8)	8	—	—
Net loss	—	—	—	—	—	—	—	(2,438,600)	(2,438,600)

Balance – December 31, 2021	25,000,000	$250,008,324	640,000	$64	6,250,000	$625	$—	$(8,510,803)	$(8,510,114)

The accompanying notes are an integral part of the financial statements.

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25

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(2,438,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Founder Shares	5,000
Interest earned on marketable securities held in Trust Account	(8,324)
Changes in operating assets and liabilities:
Prepaid expenses	(751,534)
Accounts payable and accrued expenses	1,979,837
Net cash used in operating activities	(1,213,621)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(250,000,000)

Net cash used in investing activities	$(250,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Public Shares, net of underwriting discounts paid	245,600,000
Proceeds from sale of Private Placement Shares	6,400,000
Advances from related party	97,640
Repayment of advances from related party	(87,640)
Proceeds from promissory note – related party	300,000
Repayment of promissory note – related party	(300,000)
Payment of offering costs	(368,190)

Net cash provided by financing activities	$251,641,810

Net Change in Cash	428,189
Cash – Beginning of period (inception)	—

Cash – End of period	$428,189

Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$20,000
Remeasurement of Class A ordinary share subject to possible redemption	$12,496,514

Deferred underwriting fee payable	$7,700,000

Forfeiture of Founder Shares	$(8)

The accompanying notes are an integral part of the financial statements.

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NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
Social Capital Suvretta Holdings Corp. I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 25, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Akili Interactive Labs, Inc. (see Note 9). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).
The registration statements for the Company’s Initial Public Offering became effective on June 29, 2021 and June 30, 2021. On July 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 Class A ordinary shares (the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $250,000,000, which is described in Note 3. The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the financial statements.
Substantially concurrently
with the closing of the Initial Public Offering, the Company consummated the sale of 640,000 Class A ordinary shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to SCS Sponsor I LLC, a Cayman Islands limited liability company (the “Sponsor”), generating gross proceeds of $6,400,000, which is described in Note 4.
Transaction costs amounted to $12,488,190, consisting of $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $388,190 of other offering costs.
In connection with the closing of the Initial Public Offering on July 2, 2021, an amount of $250,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (a) the completion of a Business Combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to certain limitations; (b) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity; and (c) the redemption of the Public Shares if the Company has not completed a Business Combination within the Combination Period or during any applicable extension period. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of

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27

the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (a) in connection with a general meeting called to approve the Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations described below.
In accordance with the Company’s Amended and Restated Memorandum and Articles of Association, in no event will the Company redeem the Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions. Redemptions of the Public Shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to the Business Combination.
If a shareholder vote is not required in connection with a Business Combination and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and will file proxy materials with the SEC. If the Company seeks shareholder approval in connection with a Business Combination, the Company will complete such Business Combination only if the Company receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of holders of a majority of ordinary shares who attend and vote at a general meeting of the Company. The Public Shareholders may elect to redeem their Public Shares without voting and, if they do vote, irrespective of whether they vote for or against a Business Combination.
Notwithstanding the foregoing redemption rights, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15%

of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed to waive: (a) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them, as applicable, in connection with the completion of a Business Combination; (b) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them in connection with a shareholder vote
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to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100%
of the Public Shares if the Company does not complete a Business Combination within the Combination Period, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity; and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares they hold if the Company fails to complete a Business Combination within the Combination Period or during any applicable extension period (although such persons will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within the prescribed time frame). If the Company submits the Business Combination to the Public Shareholders for a vote, the Sponsor and the Company’s directors and officers have also agreed to vote any Founder Shares, Private Placement Shares and Public Shares held by them in favor of the Business Combination.
The Company will have until July 2, 2023 to complete a Business Combination (the “Combination Period”), or such longer period as a result of a shareholder vote to amend such time period pursuant to the Company’s Amended and Restated Memorandum and Articles of Association. However, if the Company has not completed a Business Combination within such Combination Period or during any applicable extension period, the Company will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to
 $100,000
of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below
(1) $10.00
per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations. None of the Company’s directors or officers will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s business, financial position, results of operations and/or the search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
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Liquidity and Going Concern
As of December 31, 2021, the Company had $428,189 in its operating bank accounts and working capital deficit of $1,057,614.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant accounting estimates include the determination of the fair value of Class A ordinary shares subject to possible redemption and the fair value of Founder Shares transferred to directors. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at redemption value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the permanent deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying value of redeemable ordinary shares are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.
At December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Class A ordinary shares issuance costs	(12,488,190)
Plus:
Accretion of carrying value to redemption value	12,496,514

Class A ordinary shares subject to possible redemption	$250,008,324

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Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. The Company incurred offering costs amounting to $12,488,190 as a result of the Initial Public Offering, consisting of $4,400,000 of underwriting commissions, $7,700,000 of deferred underwriting commissions, and $388,190 of other offering costs. The offering costs were charged to temporary equity and additional paid-in capital upon the completion of the Initial Public Offering. Immediately thereafter, temporary equity was remeasured and an adjustment was recognized through additional paid in capital and accumulated deficit to adjust temporary equity to the redemption value.
Share-Based Payment Arrangements
The Company accounts for stock awards in accordance with ASC 718, “Compensation—Stock Compensation,” which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the stock.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management has determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021.
The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has two classes of shares, which are referred to as Class A

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ordinary shares and Class B ordinary shares. Losses are shared pro rata between the two classes of shares. Charges associated with the redeemable Class A ordinary shares are excluded from net loss per ordinary share as the redemption value approximates fair value.
As of December 31, 2021, the Company did not have a
n
y dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Period from February 25, 2021 (Inception) Through December 31, 2021
	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(1,757,485)	$(681,115)
Denominator:
Basic and diluted weighted average shares outstanding	15,101,877	5,852,751

Basic and diluted net loss per ordinary share	$(0.12)	$(0.12)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
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Accrued Expense
Accrued expenses includes $1,514,044 of accrued legal expenses, $5,000 of accrued printer expense, $385,000 of accrued due diligence expense, $70,000 of accrued regulatory filing fee and $793 of accrued accounting expense.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,000,000 Public Shares, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at a price of $10.00 per Public Share. Unlike some other initial public offerings of special purpose acquisition companies, investors in the Initial Public Offering did not receive any warrants (which would typically become exercisable following completion of the Business Combination). The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the financial statements.
NOTE 4. PRIVATE PLACEMENT
Substantially concurrently
with the closing of the Initial Public Offering, the Sponsor purchased 640,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $6,400,000. Each Private Placement Share is identical to the Class A ordinary shares sold in the Initial Public Offering, subject to certain limited exceptions as described in Note 7. A portion of the proceeds from the sale of the Private Placement Shares was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 2, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for which the Sponsor received 5,750,000 Class B ordinary shares (the “Founder Shares”). On June 29, 2021, the Company effected a share capitalization with respect to its Class B ordinary shares of 575,000 shares thereof, resulting in the Company’s initial shareholders holding an aggregate of 6,325,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited, resulting in an aggregate of 6,250,000 Founder Shares outstanding.
In June 2021, the Sponsor transferred 30,000 Founder Shares to Vladimir Coric, an independent director of the Company. The sale of the Founders Shares to the Company’s director is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 30,000 shares granted to the Company’s director was $214,160 or approximately $7.14 per share. The Founders Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an

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amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement in which it will pay an affiliate of the Sponsor $10,000 per month, commencing on June 30, 2021, for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from February 25, 2021 (inception) through December 31, 2021, the Company incurred $60,000 in fees for these services, of which such amount was recognized in Operating and Formation Costs in the accompanying statement of operations.

Advances from Related Party
As of December 31, 2021, the Sponsor had advanced the Company $97,640 for working capital purposes, inclusive of the administrative services agreement noted above, of which $87,640 was repaid during the period ended December 31, 2021. As of December 31, 2021, the outstanding balance was $10,000.
Promissory Note — Related Party
On March 2, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on July 2, 2021. Borrowings are no longer available under the Promissory Note.
Related Party Loans
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it may repay such loaned amounts out of the proceeds of the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. As of December 31, 2021, there were no outstanding amounts under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on June 29, 2021, the holders of the Founder Shares, Private Placement Shares and any Private Placement Shares that may be issued on conversion of Working

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Capital Loans (and any Class A ordinary shares issuable upon the conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred underwriting commission of $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Restricted Stock Unit Award
In September 2021, pursuant to a Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between the Company and Senthil Sundaram, the Company agreed to grant
 30,000 restricted stock units (“RSUs”) to Mr. Sundaram, which grant is contingent on both the consummation of a Business Combination and a shareholder approved equity plan. The RSUs will vest upon the consummation of such Business Combination and represent 30,000 Class A ordinary shares of the Company that will settle on a date determined in the sole discretion of the Company that shall occur between the vesting date and March 15 of the year following the year in which vesting occurs.
The RSUs granted by the Company are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The RSUs to be were granted are subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the RSUs is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2021, the Company did not have a shareholder approved equity plan and also determined that a Business Combination is not considered probable, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of RSUs times the grant date fair value per share (unless subsequently modified).

NOTE 7. TEMPORARY EQUITY AND PERMANENT DEFICIT
Preference Shares
—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company’s ordinary shares and could have anti-takeover effects. At December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares
—The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. At December 31, 2021, there were 640,000 Class A ordinary shares issued and outstanding, excluding 25,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity.
Class B Ordinary Shares
—The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. At December 31, 2021, there were 6,250,000 Class B ordinary shares issued and outstanding.
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Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that prior to a Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of its board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like. Additionally, in the event that additional (in excess of the amounts issued in the Initial Public Offering) Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with the closing of the Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders, and excluding the Private Placement Shares), including any Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any private placement shares issued to the Sponsor or its affiliates upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one-basis.
Private Placement Shares
—The Private Placement Shares are not transferable, assignable, or salable until 30 days after the completion of a Business Combination (except, among other limited exceptions, to the Company’s directors and officers and other persons or entities affiliated with the Sponsor). Holders of the Private Placement Shares are entitled to certain registration rights. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

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Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$250,008,324
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as follows:
On January 26, 2022, the Company entered into an Agreement and Plan of Merger (the “Akili Merger Agreement”) by and among the Company, Karibu Merger Sub, Inc., a Delaware corporation and its direct wholly owned subsidiary, and Akili Interactive Labs, Inc., a Delaware corporation (“Akili”).
Proposed Akili Business Combination
The Akili Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Akili Merger Agreement, the “Akili Business Combination”): (1) at the closing of the transactions contemplated by the Akili Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into Akili, with Akili continuing as the surviving corporation and the Company’s wholly owned subsidiary (the “Merger”); (2) at the Closing, all of the outstanding capital stock of Akili and all options and warrants to acquire capital stock of Akili will be converted into the right to receive shares of common stock, par value $0.0001 per share, of SCS (after the Domestication (as defined below)) (“SCS Common Stock”) or comparable equity awards or warrants that are settled or are exercisable for shares of SCS Common Stock, representing an aggregate of 60 million shares of SCS Common Stock; (3) at the Closing, the Company will deposit into an escrow account for the benefit of the pre-Closing Akili stockholders, optionholders and warrantholders an aggregate number of shares of SCS Common Stock equal to 7.5% of the fully diluted shares of SCS Common Stock (including shares reserved under the equity incentive plan to be adopted by the combined company in connection with the Closing), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of SCS Common Stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Akili Merger Agreement; and (4) at the Closing, SCS will be renamed “Akili, Inc.” The Closing is subject to the satisfaction or waiver of certain closing conditions contained in the Akili Merger Agreement, including the approval of the Company’s shareholders.

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Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, the Cayman Islands Companies Act (As Revised) (the “CICA”) and the Company’s Amended and Restated Memorandum and Articles of Association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). In connection with the Domestication, (i) each of the Company’s then issued and outstanding Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SCS Common Stock, which is entitled to one vote per share, and (ii) each of the Company’s then issued and outstanding Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SCS Common Stock.
On January 26, 2022, concurrently with the execution of the Akili Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have subscribed for an aggregate of 16,200,000 shares of SCS Common Stock for an aggregate purchase price of $162,000,000 (the “PIPE Investment”), of which approximately $135,400,000 is committed by certain existing directors, officers and equityholders of, or investment funds managed by, the Company, the Sponsor, Suvretta and/or their respective affiliates (the “Sponsor Related PIPE Investors”). The PIPE Investment will be consummated substantially concurrently with the Closing.
The consummation of the proposed Business Combination with Akili is subject to certain conditions as further described in the Akili Merger Agreement.
Legal Proceedings
Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Akili Disclosure Statement filed by the Company with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies.
Promissory Note: Unaudited
On April 20, 2022, the Company issued an unsecured promissory note (the “SCS Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The SCS Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of the Company’s Business Combination. The SCS Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the SCS Promissory Note to become immediately due and payable. On April 26, 2022, the Company drew a $250,000 under the SCS Promissory Note.

F-
39

AKILI INTERACTIVE LABS, INC.
INDEX TO FINANCIAL STATEMENTS
Unaudited Financial Statements for the periods ended March 31, 2022 and March 31, 2021

Financial Statements for the years ended December 31, 2021 and December 31, 2020

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$39,754	$76,899
Restricted cash	305	305
Short-term investments	14,973	—
Accounts receivable	33	29
Prepaid expenses and other current assets	4,254	2,500

Total current assets	59,319	79,733
Property and equipment, net	1,118	1,193
Operating lease right-of-use asset	2,807	—
Prepaid expenses and other long-term assets	5	11

Total assets	$63,249	$80,937

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	3,234	2,345
Accrued expenses and other current liabilities	3,769	5,477
Deferred revenue	123	96
Deferred rent, short term	16	123
Operating lease liability	605	—

Total current liabilities	7,747	8,041
Note payable, long term	4,823	4,784
Operating lease liability, net of current portion	2,995	—
Corporate bond, net of bond discount	1,686	1,638
Deferred rent, long term	—	712

Total liabilities	17,251	15,175

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value – authorized 41,785,202 shares:
Series A-1: designated, 4,000,000 shares; issued and outstanding shares, 4,000,000 at March 31, 2022 and December 31, 2021 (liquidation value of $4,000 at March 31, 2022 and December 31, 2021)	—	—
Series A-2: designated 4,427,072 shares; issued and outstanding shares, 4,427,072 at March 31, 2022 and December 31, 2021 (liquidation value of $8,832 at March 31, 2022 and December 31, 2021)	7,128	7,128
Series B: designated 7,341,485 shares; issued and outstanding shares, 7,341,485 at March 31, 2022 and December 31, 2021 (liquidation value of $42,360 at March 31, 2022 and December 31, 2021)	41,854	41,854
Series C: designated 8,016,645 shares; issued and outstanding shares, 8,016,645 at March 31, 2022 and December 31, 2021 (liquidation value of $68,200 at March 31, 2022 and December 31, 2021)	67,904	67,904
Series D: designated 18,000,000 shares; issued and outstanding shares, 13,843,858 at March 31, 2022 and December 31, 2021 (liquidation value of $179,305 and $ 174,990 at March 31, 2022 and December 31, 2021, respectively)	179,305	174,990
Stockholders’ deficit:
Common stock, $0.0001 par value: 55,000,000 shares authorized at March 31, 2022 and December 31, 2021; 1,469,239 and 1,454,239 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(250,187)	(226,114)
Accumulated other comprehensive loss	(6)	—

Total stockholders’ deficit	(250,193)	(226,114)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$63,249	$80,937

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$66	$117
Cost of revenues	96	62

Gross profit (loss)	(30)	55
Operating expenses:
Research and development	6,304	3,944
Selling, general and administrative	15,391	4,857

Total operating expenses	21,695	8,801

Operating loss	(21,725)	(8,746)

Other income (expense):
Other income	9	1
Interest expense	(176)	(81)

Total other income (expense)	(167)	(80)

Loss before income taxes	(21,892)	(8,826)
Income tax expense	—	1

Net loss	$(21,892)	$(8,827)

Unrealized loss on short-term investments	$(6)	$—

Comprehensive loss	$(21,898)	$(8,827)

Net loss	$(21,892)	$(8,827)
Dividends on Series D convertible preferred stock	(2,877)	—
Redemption value of Series D convertible preferred stock	(1,438)	—

Net loss attributable to common stockholders	$(26,207)	$(8,827)

Net loss per share:
Basic and diluted	$(17.96)	$(7.62)

Weighted average common shares outstanding:
Basic and diluted	1,459,517	1,157,868

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except unit amounts)
(unaudited)

	Three Months Ended March 31, 2022
	Series A-1 Redeemable Convertible Preferred Stock		Series A-2 Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive (loss) income	Total Stockholders’ Deficit
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Balance at December 31, 2021	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	13,843,858	$174,990	1,454,239	$—	$—	$(226,114)	$—	$(226,114)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	2,070	—	—	2,070
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	15,000	—	64	—	—	64
Stock dividend	—	—	—	—	—	—	—	—	—	2,877	—	—	(2,134)	(743)	—	(2,877)
Redemption value	—	—	—	—	—	—	—	—	—	1,438	—	—	—	(1,438)	—	(1,438)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(21,892)	—	(21,892)

Balance at March 31, 2022	4,000,000	$—	$4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	13,843,858	$179,305	1,469,239	$—	$—	$(250,187)	$(6)	$(250,193)

	Three Months Ended March 31, 2021
	Series A-1 Redeemable Convertible Preferred Stock		Series A-2 Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Balance at December 31, 2020	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	1,157,868	$—	9,905	$(114,807)	$(104,902)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	842	—	842
Net loss	—	—	—	—	—	—	—	—	—	—	—	(8,827)	(8,827)

Balance at March 31, 2021	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	1,157,868	$—	10,747	$(123,634)	$(112,887)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(21,892)	$(8,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77	70
Reduction in the carrying amount of right-of-use assets	118	—
Stock-based compensation expense	2,070	842
Amortization of premium on short-term investments	(5)	—
Non cash interest expense	88	61
Changes in operating assets and liabilities:
Accounts receivable	(4)	(4)
Prepaid expenses and other current assets	(1,754)	(452)
Prepaid expenses and other long-term assets	6	—
Accounts payable	896	445
Accrued expenses and other current liabilities	(1,708)	(805)
Deferred rent	(7)	(20)
Operating lease liabilities	(137)	—
Deferred revenue	27	(83)

Net cash used in operating activities	(22,225)	(8,773)

Cash flows from investing activities:
Acquisition of property and equipment	(10)	(21)
Purchases of short-term investments	(14,974)	—

Net cash used in investing activities	(14,984)	(21)

Cash flows from financing activities:
Proceeds from exercise of stock options	64	—

Net cash provided by financing activities	64	—

Net decrease in cash, cash equivalents, and restricted cash	(37,145)	(8,794)
Cash, cash equivalents, and restricted cash at beginning of period	77,204	18,833

Cash, cash equivalents, and restricted cash at end of period	$40,059	$10,039

Supplementary Information:
Cash paid for income taxes	$—	$—
Cash paid for interest	88	20
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable and accrued expenses	—	4
Redemption value of Series D preferred stock	1,438	—
Dividends accrued for Series D preferred stock	2,877	—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)
1. Nature of the Business and Basis of Presentation
Organization
Akili Interactive Labs, Inc. (collectively referred to with its wholly-owned, controlled subsidiary, Akili Securities Corporation as “Akili” or the “the Company”) was incorporated under the laws of the State of Delaware on December 1, 2011. The Company operates as one business segment and is developing a digital medicine platform for the treatment and assessment of cognitive dysfunction across several neurology and psychiatry indications, including attention-deficit hyperactivity disorder (“ADHD”), major depressive disorder, autism spectrum disorder, multiple sclerosis, and various neuroinflammatory diseases. In June 2020, the U.S. Food and Drug Administration (“FDA”) granted clearance for EndeavorRx as a prescription treatment for children with ADHD. The Company is headquartered in Boston, Massachusetts.
Business Combination Agreement and Plan of Merger
On January 26, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Suvretta Holdings Corp. I, (“SCS”) to affect a business combination between SCS and the Company with the Company surviving the merger as a wholly owned subsidiary of SCS. At the effective time of the Merger, each share of Akili Redeemable Convertible Preferred Stock and each share of Akili Common Stock will be converted into the right to receive such number of shares of SCS Class A Common Stock. The estimated combined enterprise value will be approximately $1.0 billion. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each SCS and Akili and the fulfillment of certain other closing conditions.
Going Concern
The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive pre-clinical
and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities.
Most of the Company’s product candidates are still in development. There can be no assurance that the Company’s research and development will be successfully completed; that adequate protection for the Company’s intellectual property will be obtained; that any products developed will obtain necessary government regulatory approval; or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees and consultants.
The Company’s condensed consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced negative operating cash flows for the three months ended March 31, 2022 and had an accumulated deficit of $250,187. The Company expects that its cash and cash equivalents and short-term investments at March 31, 2022 of $54,727, along with the $30,000 in available, undrawn debt through the SVB Amended and Restated Loan and Security Agreement, will enable it to fund the Company’s operating expense

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

and capital expenditure requirements through at least June 2023. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.
COVID-19
Related Significant Risks and Uncertainties
There continue to be uncertainties regarding the pandemic of the novel coronavirus, or
COVID-19,
and the Company is closely monitoring the impact of
COVID-19
on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that
COVID-19
may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of
COVID-19.
In response to the
COVID-19
pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with a portion of the deferred amount due by December 31, 2022. As of March 31, 2022 and December 31, 2021, the Company has deferred payments of $187 of social security taxes, which is included in accrued expenses and other current liabilities within the condensed consolidated balance sheet.
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company, after elimination of all intercompany accounts and transactions. As permitted for interim reporting, certain footnotes or other financial information that are normally required by U.S. GAAP may be condensed or omitted, unless otherwise required by U.S. GAAP or Securities and Exchange Commission (“SEC”) rules and regulations. These condensed consolidated financial statements were prepared on the same basis as and should be read in conjunction with the Company’s annual consolidated financial statements included elsewhere in the proxy/registration statement. In the opinion of management, all adjustments of a normal recurring nature, considered necessary for fair presentation, have been included in these condensed consolidated financial statements. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2021 was derived from the audited annual consolidated financial statements but does not include all information required by U.S. GAAP for annual consolidated financial statements.
2. Summary of Significant Accounting Policies
The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. Since the date of those consolidated financial statements, there have been no changes to the Company’s significant accounting policies except as noted below.
Investments:
The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. All investments in marketable securities are classified as available for

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

sale.
Available-for-sale
securities are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, while other-than-temporary gains or losses are included in earnings. The cost of securities sold is determined on a specific identification basis, and realized gains and losses are included in other income (expense) within the condensed consolidated statements of operations and comprehensive loss.
Revenue from Contracts with Customers:
The following table presents the Company’s revenue by type:

	Three Months Ended March 31,
	2022	2021
Product revenue	$66	$29
Collaboration revenue	—	88

Total	$66	$117

As of March 31, 2022, the Company has a contract liability related to product revenue, which consists of amounts that have been paid but have not been recognized as revenue. All amounts are expected to be recognized as revenue within 12 months of the balance sheet date and are classified as current deferred revenue. The Company recognized $41 of product revenue, in the three months ended March 31, 2022, that was previously included in the December 31, 2021 deferred revenue balance.

Contract Liabilities	Product
Balance at December 31, 2021	$96
Revenue recognized	(66)
Revenue deferred	93

Balance at March 31, 2022	$123

Advertising:
The Company expenses advertising costs as incurred. Advertising expenses were $4,092 and $20 during the three months ended March 31, 2022 and 2021, respectively.
Leases:
The Company determines whether a contract is, or contains, a lease at inception. The Company classifies each of its leases as operating or financing considering factors such as the length of the lease term, the present value of the lease payments, the nature of the asset being leased, and the potential for ownership of the asset to transfer during the lease term. Leases with terms greater than one-year
are recognized on the consolidated balance sheets as
right-of-use
assets and lease liabilities and are measured at the present value of the fixed payments due over the expected lease term less the present value of any incentives, rebates or abatements we expect to receive from the lessor. Options to extend a lease are included in the expected lease term if exercise of the option is deemed reasonably certain. Costs determined to be variable and not based on an index or rate are not included in the measurement of the lease liability and are expensed as incurred. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilized the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis an amount equal to the lease payments over a similar term and in a similar economic environment. To estimate our incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis since it does not currently have a rating agency-based credit rating. The Company records expense to recognize fixed lease payments on a straight-line basis over the expected lease term. The Company has elected the practical expedient not to separate lease and non-lease
components for real estate leases.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

Recently adopted accounting pronouncements:
In February 2016, the FASB issued ASU
No. 2016-02
(“ASU
2016-02”),
 Leases
(Topic 842) as amended by ASU
2019-10
and ASU
2020-05, which
supersedes the guidance in former ASC Topic 840,
Leases
. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use
asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less are not impacted by the new guidance.
The Company adopted this guidance, effective January 1, 2022, using the modified retrospective method as of the date of adoption such that prior periods will not be restated. The Company elected a package of practical expedients, under which an entity need not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, or initial direct costs for any existing leases. Additional disclosures related to accounting for leases under this new standard are included in Note 5. The adoption incrementally increased the Company’s assets and liabilities by the right-of-use
asset and lease liabilities. As the leases do not provide an implicit rate, the Company’s incremental borrowing rate was determined based on the information available at the date of adoption to measure its lease liability. The adoption did not have a material impact on the Company’s condensed consolidated statement of operations and comprehensive loss and did not require a cumulative adjustment to accumulated deficit on its condensed consolidated statement of stockholders’ equity as of March 31, 2022.
Recently issued accounting pronouncements:
In June 2016, the FASB issued ASU No.
2016-13,
 Measurement of Credit Losses on Financial Instruments
 (“ASU
2016-13”),
as amended by ASU
2019-10.
ASU
2016-13
will change how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity
debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. ASU
2016-13
is effective for the Company for the annual reporting period beginning January 1, 2023. The Company is currently evaluating the potential impact this standard may have on its consolidated financial statements and results of operations.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes-Simplifying the Accounting for Income Taxes.
ASU
2019-12
eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the potential impact that ASU
2019-12
will have on its consolidated financial statements and related disclosures; however, it does not expect the impact to be material.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

3. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	March 31, 2022	December 31, 2021
Deferred issuance costs	$2,184	$572
Prepaid clinical trials	872	872
Other current assets	1,198	1,056

Prepaid expenses and other current assets	$4,254	$2,500

4. Property and Equipment
Property and equipment, net consisted of the following:

	March 31, 2022	December 31, 2021
Furniture and fixtures	$184	$184
Computer equipment and software	446	443
Office equipment	60	60
Leasehold improvements	975	975
Capitalized internal-use software costs	427	427

Total property and equipment	2,092	2,089
Less: accumulated depreciation and amortization	(974)	(896)

Property and equipment, net	$1,118	$1,193

Depreciation and amortization expense was $78 and $70 for the three months ended March 31, 2022 and 2021, respectively.
5. Leases
As of March 31, 2022, the Company leases office space under
non-cancelable
operating leases in two cities. The office space in Boston, Massachusetts consists of approximately 7,200 square feet that will expire in October 2022 and is classified as a short-term lease. The office space in Larkspur, California consists of approximately 43,600 square feet that will expire in November 2026. The Company posted a customary letter of credit in the amount of approximately $250 as a security deposit, which is included in restricted cash within the condensed consolidated balance sheets. This lease does not include any restrictions or covenants that had to be accounted for under the lease guidance.
During the three months ended March 31, 2022 and 2021, the Company recognized $262 and $286 of rent expense, respectively. Of the $262 recognized during the three months ended March 31, 2022, $75 was related to short term leases.
Net cash paid under the Larkspur lease for the amounts included in the measurement of the operating lease liability on the condensed consolidated balance sheet and operating activities in our condensed consolidated statement of cash flow was $206 for the period ending March 31, 2022. The remaining lease term and incremental borrowing rate for the Larkspur lease as of March 31, 2022 was 4.7 years and 7.6%, respectively.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

Future minimum lease payments for the Massachusetts lease are $191 for the year ending December 31, 2022.
Future lease payments for our California noncancelable operating lease as of March 31, 2022 and a reconciliation to the carrying amount of the operating lease liability presented in the condensed consolidated balance sheet as of March 31, 2022 is as follows:

Years Ending December 31,	Amounts
2022 (remaining 9 months)	$638
2023	878
2024	914
2025	950
2026	905

Total undiscounted payments due under operating leases	4,285
Less imputed interest	(685)

Total	$3,600

Current operating lease liability	$605
Non-current operating lease liability	2,995

Total	$3,600

For comparable purposes, aggregate future minimum
non-cancellable
commitments under leases as of December 31, 2021, are as follows:

Years Ending December 31,	Amounts
2022 (remaining 9 months)	$830
2023	878
2024	914
2025	950
2026	905

Total	$4,477

6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	March 31, 2022	December 31, 2021
Accrued bonus	$754	$2,516
Accrued royalties	108	106
Accrued wages and benefits	750	421
Accrued clinical study expenses	480	363
Accrued consulting service expenses	1,076	766
Other accrued expenses	601	1,305

Total	$3,769	$5,477

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

7. Corporate Bond
The Company recognized amortization expense of $48 and $43 related to the discount on the corporate bond as a component of interest expense in the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2022 and 2021, respectively.
The carrying amount of the corporate bond is as follows:

	March 31, 2022	December 31, 2021
Corporate bond	5,000	$5,000
Unamortized discount on corporate bond	(3,314)	(3,362)

Corporate bond, net of discount	$1,686	$1,638

8. Note Payable
Amended and restated Loan and Security Agreement
At March 31, 2022, the Company had outstanding principal of $5,000 under an Amended and Restated Loan and Security Agreement with Silicon Valley Bank. The Company recognized interest expense related to debt issuance costs of $128 for the three months ended March 31, 2022. The interest rate in effect as of March 31, 2022 was 7.25%. At March 31, 2022, the carrying amount of the note payable is as follows:

Note payable	$5,000
Final Payment	250
Unamortized debt issuance costs	(427)

Note payable, net of debt issuance costs	$4,823

9. Redeemable Convertible Preferred Stock
The Company has 41,785,202 shares of $.0001 par value redeemable convertible preferred stock authorized, of which 4,000,000 shares are designated as Series
A-1
redeemable convertible preferred stock (“Series
A-1”),
4,427,072 shares are designated as Series
A-2
redeemable convertible preferred stock (“Series
A-2”),
7,341,485 shares are designated as Series B redeemable convertible preferred stock (“Series B”), and 8,016,645 shares are designated as Series C redeemable convertible preferred stock (“Series C”), and 18,000,000 shares are designated as Series D redeemable convertible preferred stock (“Series D”).
The amount of accumulated, but undeclared stock dividends on Series D Shares at March 31, 2022 is $2,877 and the cumulative redemption value adjustment recorded since issuance amounted to $60,088.
10. Common Stock
The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

2011 Stock Incentive Plan:
In 2011, the Company’s Board of Directors approved the 2011 Stock Incentive Plan, (“2011 Plan”), which provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company up to an aggregate of 11,737,602 shares of the Company’s common stock. 1,756,063 shares remain available for issuance under the 2011 Plan as of March 31, 2022.
Options generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in four years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors. Stock-based compensation expense is classified in the condensed consolidated statements of operations and comprehensive loss as follows:

	Three Months Ended March 31,
	2022	2021
Research and development	$609	$247
Selling, general and administrative	1,461	595

Total	$2,070	$842

A summary of the Company’s stock option activity and related information is as follows:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance, December 31, 2021	7,529,063	$3.89	7.28	$4,020
Granted	1,334,379	$11.58
Cancelled	(336,142)	$4.40
Exercised	(15,000)	$4.24

Balance, March 31, 2022	8,512,300	$5.07	7.40	$55,399

Exercisable, March 31, 2022	4,826,916	$3.72	6.13	$37,940
Options vested and expected to vest, March 31, 2022	8,512,300	$5.07	7.40	$55,399
The fair value of all option activity was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions for the three months ended March 31, 2022:

Fair value of common stock	$11.58
Expected volatility	96.21%
Expected term (in years)	6.03
Risk-free interest rate	1.73%
Expected dividend yield	0.00%
There was no option activity for the three months ended March 31, 2021.
The weighted average grant-date fair value of stock options granted to employees during the three months ended March 31, 2022 was $8.97 per share. There were no options granted during the three months ended March 31, 2021.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

During the three months ended March 31, 2022, the aggregate intrinsic value of stock option awards exercised was $110. There were no stock option awards exercised during the three months ended March 31, 2021. Aggregate intrinsic value represents the difference between the exercise price and the fair value of the underlying common stock on the date of exercise.
As of March 31, 2022 there was $19,357 of unrecognized compensation cost related to unvested stock option grants to employees under the Plan, which is expected to be recognized over a weighted-average period of 3.2 years.
11. Fair Value of Financial Assets and Liabilities
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of March 31, 2022
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$21,537	$—	$—	$21,537
Short-term investments:
United States Treasuries	14,973	—	—	14,973

Total assets	$36,510	$—	$—	$36,510

	Fair Value Measurements as of December 31, 2021
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$61,510	$—	$—	$61,510

The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the three months ended March 31, 2022 and 2021. The Company recorded unrealized losses on short-term investments of $6 in other comprehensive loss for the three months ended March 31, 2022.
As of March 31, 2022 and December 31, 2021, the Company’s cash equivalents consisted of money market funds with original maturities of less than 90 days from the date of purchase. As of March 31, 2022, the Company’s short-term investments consisted of United States treasuries with original maturities of more than three months but less than one year. As of March 31, 2022 and December 31, 2021, the Company did not have any liabilities that are measured at fair value on a recurring basis.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

12. Net Loss Per Share
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

	Three Months Ended March 31,
	2022	2021
Numerator:
Net loss	$(21,892)	$(8,827)
Dividends on Series D convertible preferred stock	(2,877)	—
Redemption value of Series D convertible preferred stock	(1,438)	—

Net loss attributable to common stockholders – basic and diluted	$(26,207)	$(8,827)
Denominator:
Weighted-average common stock outstanding	1,459,517	1,157,868

Net loss per share attributable to common stockholders – basic and diluted	$(17.96)	$(7.62)

For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2022	2021
Series A-1 convertible preferred stock (as converted to common stock)	4,000,000	4,000,000
Series A-2 convertible preferred stock (as converted to common stock)	4,427,072	4,427,072
Series B convertible preferred stock (as converted to common stock)	7,341,485	7,341,485
Series C convertible preferred stock (as converted to common stock)	8,016,645	8,016,645
Series D convertible preferred stock (as converted to common stock)	21,277,800	—
Warrants to purchase common stock	226,196	77,672
Stock options to purchase common stock	8,512,300	5,933,891

Total	53,801,498	29,796,765

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

13. Subsequent Events
The Company has evaluated subsequent events through July 14, 2022, which is the date these condensed consolidated financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.
Note Payable
On June 28, 2022, the Company drew an additional $10,000 from Tranche 1 of the Amended and Restated Loan and Security Agreement with Silicon Valley Bank. The Company is required to make interest-only payments through May 2023 before beginning to repay the outstanding principal in 24 equal monthly payments on the first day of each month beginning June 1, 2023, plus interest. In relation to this additional draw of $10,000, the Company incurred $500 of debt issuance costs in the form of a final payment fee. The interest rate in effect as of June 28, 2022 was 8.5%.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Akili Interactive Labs, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Akili Interactive Labs, Inc. and subsidiary (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2018.
Boston, Massachusetts
April 4, 2022

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$76,899	$18,528
Restricted cash	305	305
Accounts receivable	29	8
Prepaid expenses and other current assets	2,500	314

Total current assets	79,733	19,155
Property and equipment, net	1,193	1,004
Deposits	—	22
Prepaid expenses and other long-term assets	11	—

Total assets	$80,937	$20,181

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Note payable	$—	$114
Accounts payable	2,345	876
Accrued expenses and other current liabilities	5,477	2,445
Deferred revenue	96	369
Deferred rent, short term	123	121

Total current liabilities	8,041	3,925
Note payable, long term	4,784	1,814
Corporate bond, net of bond discount	1,638	1,462
Deferred rent, long term	712	774
Other long-term liabilities	—	222

Total liabilities	15,175	8,197

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.0001 par value—authorized 41,785,202 shares:
Series A-1: designated, 4,000,000 shares; issued and outstanding shares, 4,000,000 at December 31, 2021 and 2020 (liquidation value of $4,000 at December 31, 2021 and 2020)	—	—
Series A-2: designated 4,427,072 shares; issued and outstanding shares, 4,427,072 at December 31, 2021 and 2020 (liquidation value of $8,832 at December 31, 2021 and 2020)	7,128	7,128
Series B: designated 7,341,485 shares; issued and outstanding shares, 7,341,485 at December 31, 2021 and 2020 (liquidation value of $42,360 at December 31, 2021 and 2020)	41,854	41,854
Series C: designated 8,016,645 shares; issued and outstanding shares, 8,016,645 at December 31, 2021 and 2020 (liquidation value of $68,200 at December 31, 2021 and 2020)	67,904	67,904
Series D: designated 18,000,000 shares; issued and outstanding shares, 13,843,858 at December 31, 2021 (liquidation value of $174,990 at December 31, 2021)	174,990	—
Stockholders’ deficit:
Common shares, $0.0001 par value: 55,000,000 and 32,000,000 shares authorized at December 31, 2021 and 2020, respectively; 1,454,239 and 1,157,868 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	—	9,905
Accumulated deficit	(226,114)	(114,807)

Total stockholders’ deficit	(226,114)	(104,902)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$80,937	$20,181

The accompanying notes are an integral part of these consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020
Revenues	$538	$3,939
Cost of revenues	355	416

Gross profit	183	3,523
Operating expenses:
Research and development	18,234	15,418
Selling, general and administrative	42,668	13,541

Total operating expenses	60,902	28,959

Operating loss	(60,719)	(25,436)

Other income (expense):
Other income	17	124
Interest expense	(465)	(333)
Loss on extinguishment of debt	(181)	—

Total other income (expense)	(629)	(209)

Loss before income taxes	(61,348)	(25,645)
Income tax expense	—	1

Net loss and comprehensive loss	$(61,348)	$(25,646)

Dividends on Series D convertible preferred stock	$(6,660)	—
Redemption value of Series D convertible preferred stock	(58,649)	—

Net loss attributable to common stockholders	$(126,657)	$(25,646)

Net loss per share:
Basic and diluted	$(105.77)	$(22.20)

Weighted average common shares outstanding:
Basic and diluted	1,197,489	1,155,319

The accompanying notes are an integral part of these consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except unit amounts)

	Series A-1 Redeemable Convertible Preferred Stock		Series A-2 Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Balance at December 31, 2019	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	—	$—	1,153,368	$—	$6,913	$(89,161)	$(82,248)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	2,898	—	2,898
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	4,500	—	19	—	19
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	75	—	75
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,646)	(25,646)

Balance at December 31, 2020	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	—	$—	1,157,868	$—	$9,905	$(114,807)	$(104,902)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	4,913	—	4,913
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	296,371	—	264	—	264
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	268	—	268
Issuance of convertible preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	13,053,508	109,681	—	—	—	—	—
Stock divdend	—	—	—	—	—	—	—	—	790,350	6,660	—	—	(4,661)	(1,999)	(6,660)
Redemption value	—	—	—	—	—	—	—	—	—	58,649	—	—	(10,689)	(47,960)	(58,649)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(61,348)	(61,348)

Balance at December 31, 2021	4,000,000	$—	4,427,072	$7,128	7,341,485	$41,854	8,016,645	$67,904	13,843,858	$174,990	1,454,239	$—	$—	$(226,114)	$(226,114)

The accompanying notes are an integral part of these consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(61,348)	$(25,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	279	300
Stock-based compensation expense	4,913	2,898
Loss on disposal of fixed assets	13	6
Loss on extinguishment of debt	181	—
Non cash interest expense	219	294
Premium of end of term payment	—	12
Changes in operating assets and liabilities:
Accounts receivable	(21)	(8)
Prepaid expenses and other current assets	(2,186)	311
Deposits	22	—
Prepaid expenses and other long-term assets	(11)	—
Accounts payable	1,480	(38)
Accrued expenses and other current liabilities	3,032	637
Deferred rent, short term	2	—
Deferred rent and other long term liabilities	(284)	133
Deferred revenue	(273)	(3,450)

Net cash used in operating activities	(53,982)	(24,551)

Cash flows from investing activities:
Acquisition of property and equipment	(65)	(116)
Capitalized software development costs	(427)	—

Net cash used in investing activities	(492)	(116)

Cash flows from financing activities:
Proceeds from note payable	5,000	2,000
Proceeds from issuance of preferred stock, net issuance costs	109,681	—
Payment of debt issuance costs	(74)	(21)
Payment of premium on note payable	(26)	—
Repayment of principal on note payable	(2,000)	—
Proceeds from exercise of stock options	264	19

Net cash provided by financing activities	112,845	1,998

Net increase (decrease) in cash, cash equivalents, and restricted cash	58,371	(22,669)
Cash, cash equivalents, and restricted cash at beginning of period	18,833	41,502

Cash, cash equivalents, and restricted cash at end of period	$77,204	$18,833

Supplementary Information:
Cash paid for income taxes	$—	$15
Cash paid for interest	217	20
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable and accrued expenses	7	18
Common stock warrants issued related to note payable	268	75
Redemption value of Series D preferred stock	58,649	—
Dividends accrued for Series D preferred stock	6,660	—
The accompanying notes are an integral part of these consolidated financial statements.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

1.	Nature of the Business and Basis of Presentation
Organization
Akili Interactive Labs, Inc. (collectively referred to with its wholly-owned, controlled subsidiary, Akili Securities Corporation as “Akili” or the “the Company”) was incorporated under the laws of the State of Delaware on December 1, 2011. The Company operates as one business segment and is developing a digital medicine platform for the treatment and assessment of cognitive dysfunction across several neurology and psychiatry indications, including attention-deficit hyperactivity disorder (“ADHD”), major depressive disorder, autism spectrum disorder, multiple sclerosis, and various neuroinflammatory diseases. In June 2020, the U.S. Food and Drug Administration (“FDA”) granted clearance for EndeavorRx as a prescription treatment for children with ADHD. The Company is headquartered in Boston, Massachusetts.
Going Concern
The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive pre-clinical
and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities.
Most of the Company’s product candidates are still in development. There can be no assurance that the Company’s research and development will be successfully completed; that adequate protection for the Company’s intellectual property will be obtained; that any products developed will obtain necessary government regulatory approval; or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees and consultants.
The Company’s consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced negative operating cash flows for the year ended December 31, 2021 and had an accumulated deficit of $226,114 at December 31, 2021. The Company expects that its cash and cash equivalents at December 31, 2021 of $76,899, along with the $30,000 in available, undrawn debt through the SVB Amended and Restated Loan and Security Agreement, will enable it to fund the Company’s operating expense and capital expenditure requirements through at least April 2023. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.
COVID-19
Related Significant Risks and Uncertainties
There continue to be uncertainties regarding the pandemic of the novel coronavirus, or
COVID-19,
and the Company is closely monitoring the impact of
COVID-19
on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that
COVID-19
may have on its financial position and operations moving forward due to the

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of
COVID-19.
In response to the
COVID-19
pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with a portion of the deferred amount due by December 31, 2021, and the remaining amount due by December 31, 2022. During the year ended December 31, 2021, the Company deferred payments of $187 of social security taxes, which is included in accrued expenses and other current liabilities within the consolidated balance sheet as of December 31, 2021.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company, after elimination of all intercompany accounts and transactions.

2.	Summary of Significant Accounting Policies
Use of estimates:
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of stock-based awards. On an ongoing basis, management evaluates its estimates, including those related to accrued liabilities and stock-based compensation expense. Actual results could differ from the Company’s estimates.
Cash and cash equivalents:
The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents. Cash equivalents, which consist of money market accounts, are stated at fair value.
Restricted cash:
Restricted cash consists of two savings accounts. One is required as collateral for the business credit cards which remains restricted until the contract is terminated and the obligation is paid in full. The second is a security deposit for an office lease in Larkspur, California and remains in place until the lease ends in 2026.
Concentration of credit risk and significant customers:
Cash and cash equivalents are the primary exposure for the Company to concentrations of credit risk. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes are financially sound and have not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
For the years ended December 31, 2021 and 2020, a single customer comprised 65.4% and 97.8% of the Company’s revenue, respectively (see Note 3).
Fair value of financial instruments:
The Company’s financial instruments consist of cash equivalents, accounts payable, accrued expenses, a corporate bond, note payable and preferred shares. The carrying amount of accounts

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described below (see Note 10).
The Company follows the guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820,
Fair Value Measurements and Disclosures,
or ASC 820, which defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level I to Level 2 or Level 2 to Level 3.
Property and equipment:
Property and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets:

Furniture and fixtures	5-7 years
Computer equipment and software	3 years
Office equipment	3 years
Leasehold improvements	3-7 years (Or remaining term of the lease, if shorter)
Internal-use software	2-5 years
Depreciation methods, useful lives and residual values are reviewed at least annually and adjusted, if appropriate.
Impairment of long-lived assets:
The Company periodically reviews the carrying amount of long-lived assets which consist of property and equipment, to determine whether current events or circumstances indicate that such

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

carrying amounts may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group, based on discounted cash flows. Management judgment is necessary to estimate the fair value of asset groups. Accordingly, actual results could vary significantly from such estimates. The Company has not identified any circumstances that would warrant an impairment charge for any long-lived assets on the consolidated balance sheet at December 31, 2021 or 2020.
Internal-use
software development costs
: With respect to the Company’s software products sold under subscription arrangements with customers, costs incurred in the preliminary design and development stages of a project are expensed as incurred in accordance with
FASB ASC 350-40, Internal-Use
Software. Once a project has reached the application development stage and it is probable that the software will be completed for its intended function, certain internal, external, direct and indirect costs may be subject to capitalization. Generally, costs are capitalized until the technology is available for its intended use. Subsequent costs incurred for the development of future upgrades and enhancements, which are expected to result in additional functionality, follow the same protocol for capitalization. Capitalized software development costs are recorded in property and equipment on the Company’s consolidated balance sheets.
Deferred revenue:
Deferred revenue represents payment received in advance of revenue being earned and is comprised of fees received in advance of the delivery or completion of the services and amounts received in instances when revenue recognition criteria have not been met. Deferred revenue associated with upfront payments for a subscription to the Company’s FDA-cleared video game product is amortized ratably over the subscription period.
Deferred rent:
Deferred rent includes lease incentives paid by the Company’s landlord to fund a portion of leasehold improvements at the Company’s offices. Such deferred rent liability is amortized as a credit to rent expense in the statement of operations over the term of the lease. Deferred rent also consists of the difference between cash payments and the recognition of rent expense on a straight-line basis over the life of the lease.
Redeemable convertible preferred stock:
In accordance with the U.S. Securities and Exchange Commission (“SEC”) guidance within ASC Topic 480,
Distinguishing Liabilities from Equity: Classification and Measurement of Redeemable Securities
, the Company classifies the redeemable convertible preferred stock outside of permanent equity because the redeemable convertible preferred stock contains a redemption feature which is contingent upon certain change of control events, the occurrence of which is not solely within the control of the Company. These contingent events are not considered probable of occurring as of December 31, 2021 for Series
A-1,
Series
A-2,
Series B, and Series C and as such the Company does not accrete the redeemable convertible preferred stock to its redemption value. Because of the existence of a stated redemption feature based on the passage of time, the Company has elected an accounting policy to measure the Series D redeemable convertible preferred stock at current redemption value (see Note 8).
Revenue from Contracts with Customers:
The Company accounts for revenue recognition in accordance with ASC Topic 606,
 Revenue from Contracts with Customers
 (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

The Company only applies the five-step analysis to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
The Company generates product revenue from contracts with caregivers and patients (“Clients”) who purchase three-month subscriptions to access the Company’s FDA-cleared video game. Clients are billed in advance for the entire subscription term. Along with the subscription to the video game product, the Clients also receive reporting metrics and technical support services. The subscription to the video game product, reporting metrics and technical support services are combined as a single stand-ready performance obligation because while the components are separate performance obligations, they have the same method and pattern of recognition. Accordingly, the purchase consideration is recognized ratably on an over time basis over the subscription period which begins once the access code is inputted into the game by the Client and game play has started.
The Company has generated revenue from a collaboration agreement with Shionogi. The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company has determined that the licenses and other promises under the Collaboration Agreement are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress.
ASC 606-10-26-33 states
that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.
The following table presents the Company’s revenue by type:

	Years Ended December 31,
	2021	2020
Product revenue	$186	$12
Collaboration revenue	352	3,927

Total	$538	$3,939

The Company has a contract liability related to product and collaboration revenue, which consists of amounts that have been paid but have not been recognized as revenue. All amounts are expected to be recognized as revenue within 12 months of the balance sheet date and are classified as current deferred revenue. The Company

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

recognized $17 and $352 of product and collaboration revenue, respectively, in the year ended December 31, 2021, that was previously included in the December 31, 2020 deferred revenue balance.

Contract Liabilities	Product	Collaboration
Balance at December 31, 2019	$—	$3,819
Revenue recognized	(12)	(3,928)
Revenue deferred	29	461

Balance at December 31, 2020	17	352
Revenue recognized	(186)	(352)
Revenue deferred	265	—

Balance at December 31, 2021	$96	$—

If an arrangement includes development and regulatory milestone payments or royalties, the Company evaluates whether the milestones or royalties are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone or royalty value is included in the transaction price. Payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. As the sales based royalties relate to a license of intellectual property, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.
Cost of revenue:
Cost of revenue includes pharmacy dispense fees, personnel and related costs, third party contractor expenses, royalties, and software subscriptions related to our product and hosting fees.
Research and development costs:
Research and development costs are expensed as incurred. Research and development costs include personnel and related costs, consulting costs, external contract research and development expenses, as well as depreciation and utilities. The Company has several agreements with non-related
entities to conduct research on behalf of the Company. The expenses incurred associated with these agreements are expensed as incurred within research and development costs.
Advertising:
The Company expenses advertising costs as incurred. Advertising expenses were $12,889 and $6 during the years ended December 31, 2021 and 2020, respectively.
Accounting for stock-based compensation:
The Company measures all stock options granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, the Company issues stock options with only service-based vesting conditions and records the expense for these awards using the straight-line method.
The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.
The Company recognizes adjustments to stock compensation expense for forfeitures as they occur. The fair value of each stock option grant is estimated on the date of grant using the Black- Scholes option-pricing model.
Income taxes:
Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

temporary differences reverse. A change in tax rates is recognized in income in the period of the enactment date. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s consolidated financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.
Comprehensive Loss:
Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The Company’s comprehensive net loss equals the reported net loss for all periods presented.
Net Loss Per Share:
The Company follows the
two-class
method when computing net loss per share, or EPS, as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.
The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2021 and 2020.
Segment and Geographic Information:
Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer, or CEO. The Company views its operations as and manages its business in one operating segment operating exclusively in the United States.
Emerging Growth Company Status:
The Jumpstart Our Business Startups Act of 2012 permits an emerging growth company, or EGC, such as Akili to take advantage of an extended transition period to comply with the

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC, which means that when a standard is issued or revised, it has different applications for public or private companies, the Company will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elect to
“opt-out”
of such extended transition period or (ii) no longer qualify as an EGC.
Recently adopted accounting pronouncements:
In November 2018, the FASB issued ASU
2018-18,
Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606
. ASU
2018-18
provides guidance on how to assess whether certain transactions between collaborative participants should be accounted for in accordance with the guidance in ASC 606, Revenue from Contracts with Customers. The Company adopted this guidance, effective January 1, 2021. Its adoption did not have a material effect on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes
(Topic 740): Simplifying the Accounting for Income Taxes
(“ASU
2019-12”).
ASU
2019-12
is intended to simplify various areas related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted this guidance, effective January 1, 2021. Its adoption did not have a material effect on the Company’s consolidated financial statements.
Recently issued accounting pronouncements:
In February 2016, the FASB issued ASU
No. 2016-02
(“ASU
2016-02”),
 Leases
(Topic 842) as amended by ASU
2019-10
and ASU
2020-05, which
supersedes the guidance in former ASC Topic 840,
Leases
. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use
asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. This standard is effective for the Company for the annual reporting period beginning January 1, 2022. Early adoption is permitted. The ASU is expected to impact the Company’s financial statements as the Company has certain operating lease arrangements for which the Company is the lessee. Management is currently evaluating the impact the adoption of this standard will have on the Company’s financial position and results of operations.
In June 2016, the FASB issued ASU No.
2016-13,
 Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”),
as amended by ASU
2019-10.
ASU
2016-13
will change how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity
debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. ASU
2016-13
is effective for the Company for the annual reporting period beginning January 1, 2023. The Company is currently evaluating the potential impact this standard may have on its consolidated financial statements and results of operations.

3.	Option and Collaboration Agreements
On December 19, 2018, the Company entered into an Option and Collaboration Agreement (the “Collaboration Agreement”) with Shionogi & Co., Ltd (“Shionogi”), whereby the Company granted an option to Shionogi to develop and commercialize licensed digital therapeutic software products in specified territories. The option was effective between December 19, 2018 and April 15, 2019 (“Option Period”). It was determined that this period was the initial term of the contract.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

As part of the agreement, Shionogi made an upfront payment to the Company of $10,000 at the date of execution that provided Shionogi up to April 15, 2019 to continue to evaluate the technology. In March 2019, Shionogi exercised its option to license the technology in exchange for another $10,000 cash payment. With the execution of the option, the Company is eligible to receive development and commercial milestones of up to $105,000. In addition, the Company will receive royalties on sales of the licensed products in Japan and Taiwan. The Company determined that the upfront, nonrefundable payment of $10,000 made by Shionogi upon execution of the Collaboration Agreement represented fixed consideration as there were no contingencies which could potentially result in an adjustment to this amount. This amount was the only consideration to be received by the Company during the Option Period. The Company also determined that the license rights granted and any assistance provided by the Company to Shionogi in drafting a protocol of a clinical study during the Option Period represented immaterial performance obligations in relation to the technology transfer within the Collaboration Agreement. As such, the $10,000 payment was added to the $10,000 consideration the Company received from Shionogi upon the exercise of the option and is being recognized based on the delivery of the promised license rights, the language translation of the technology, supporting of Shionogi’s preparation of its clinical trial, and access to Shionogi’s clinical trial patients’ data subsequent to that exercise. The Company determined that the license is not distinct from the associated platform and clinical trial support services to be performed under the agreement. Specifically, the Company believes the license is not capable of being distinct, as Shionogi would not be able to obtain the benefit from the license without the associated support services. Without the support services, Shionogi did not have the know-how to prepare or deliver the licensed technology for use in clinical trials and no other third parties could perform such assistance due to the novel, early stage nature of the licensed product. In October 2019, the Company and Shionogi entered into a modification scope of work agreement. Shionogi paid the Company an additional fee of $387 as a result of the modification. The Company recognized revenue over time from this contract on an inputs-based method that uses a cost to cost measure of progress. For the years ended December 31, 2021 and 2020, the Company recognized approximately 1.5% and 15.9%, respectively, of the $24,192 total transaction price as summarized below. As of December 31, 2021 and 2020, deferred revenue related to the Collaboration Agreement was $0 and $352, respectively.
The total transaction price of the Collaboration Agreement consisted of the following at December 31, 2021:

Payment associated with option period	$10,000
Payment to exercise agreement	10,000
Discount on issuance on corporate bond (see Note 6)	3,805
Contract modification	387

Total transaction price	24,192
Less: Revenue recognized	(24,192)

Deferred revenue at December 31, 2021	$—

In August 2021, the Company entered into an exclusive License, Development and Commercialization Agreement with TALi Digital Limited (“TALi”). Pursuant to the license agreement, TALi granted to the Company an exclusive right to develop, supply and commercialize certain products for use in pediatric ADHD, in the United States and its territories. Under the license agreement, the Company will reimburse TALi for certain direct out of pocket costs incurred conducting specified studies. Additionally, TALi is entitled to receive from the Company up to $2.0 million upon achievement of a specified development milestone and up to $35.5 million upon achievement of specified commercialization milestones, plus tiered royalties on the net sales of the licensed products. As of December 31, 2021, the Company has not made any payments for out of pocket costs, milestones or royalties.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

4.	Property and Equipment
Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Furniture and fixtures	$184	$184
Computer equipment and software	443	390
Office equipment	60	60
Leasehold improvements	975	1,020
Capitalized internal-use software costs	427	—

Total property and equipment	2,089	1,654
Less: accumulated depreciation and amortization	(896)	(650)

Property and equipment, net	$1,193	$1,004

Depreciation and amortization expense was $279 and $300 for the years ended December 31, 2021 and 2020, respectively.

5.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued bonus	$2,516	$1,715
Accrued royalties	106	101
Accrued wages and benefits	421	287
Accrued clinical study expenses	363	9
Accrued consulting service expenses	766	100
Other accrued expenses	1,305	233

Total	$5,477	$2,445

6.	Corporate Bond
In March 2019, in connection with Shionogi exercising its option to enter into the Collaboration Agreement, the Company issued a $5,000 corporate bond to Shionogi for cash. The corporate bond is unsecured and is subordinated to the obligations of the Company under indebtedness for borrowed money owed by the Company to any bank or other financial institution. The maturity date of the corporate bond is November 10, 2031 and does not bear interest during its term (fixed interest rate of 0.0%). The corporate bond is prepayable by the Company at any time without penalty. The repayment of the corporate bond can be accelerated upon the termination of the Collaboration Agreement or upon the occurrence of an event of default (as defined), in both cases without penalty.
The Company determined that the interest rate on the corporate bond did not reflect a market interest rate that the Company would expect to incur on a similar instrument issued apart from the Collaboration Agreement. As such, the Company estimated the market rate of interest for a similar instrument (as 12.0%) and recorded a discount on the corporate bond at issuance in order to impute interest at this rate over the term of the instrument. The initial

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

discount on the corporate bond was estimated to be $3,805. As the corporate bond was issued in connection with the Collaboration Agreement, the Company also added the estimated initial discount as a component of the transaction price (and an adjustment to revenue recognized) related to the Collaboration Agreement. The Company amortizes the initial discount to interest expense using the effective interest method over the term of the corporate bond.
The Company recognized amortization expense of $175 and $157 related to the discount on the corporate bond as a component of interest expense in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, the carrying amount of the corporate bond is as follows:

	December 31,
	2021	2020
Corporate bond	5,000	$5,000
Unamortized discount on corporate bond	(3,362)	(3,538)

Corporate bond, net of discount	$1,638	$1,462

7.	Note Payable
Amended and restated Loan and Security Agreement
On May 25, 2021, the Company entered into an Amended and Restated Loan and Security Agreement with Silicon Valley Bank (“SVB”) and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation Fund”) (collectively, the “Lenders”). On May 25, 2021, using the proceeds from the Amended and Restated Loan and Security Agreement, the Company paid SVB the then outstanding principal of $2,000 under the August 10, 2020 First Loan Modification Agreement with SVB (“First Loan Modification Agreement”). The Company recorded a loss on extinguishment of debt of $181 for the year ended December 31, 2021 related to unamortized debt issuance costs and fees paid on behalf of the Lenders.
The Amended and Restated Loan and Security Agreement allowed the Company to draw up to $50,000 in financing through three tranches. A total of $35,000 is available immediately in Tranche 1 and of that amount, a draw of $5,000 was mandatory upon the closing date. The remaining $30,000 of Tranche 1 is available at any time through June 30, 2022 (extended to September 30, 2022 if the aggregate original principal amount drawn prior to June 30, 2022 is equal to at least $15,000) and must be taken in minimum of $5,000 increments. The remaining two tranches are available subject to certain contingent events:

•	Tranche 2—$5,000, is available following the achievement of a certain revenue milestone, the occurrence of which must be on or prior to December 31, 2022 or prior to an event of default.

•
Tranche 3—$10,000, is available based on the satisfaction of certain conditions, including a certain revenue milestone, and at sole discretion of the Lenders, the occurrence of which must be on or prior to December 31, 2022 or prior to an event of default.

The Company borrowed $5,000 in May 2021 and will make interest-only payments through May 2023 before beginning to repay the outstanding principal in 24 equal monthly payments on the first day of each month beginning June 1, 2023, plus interest. The maturity date of the Amended and Restated Loan and Security Agreement is May 1, 2025. Upon achieving the Tranche 2 milestone, interest-only payments shall be extended by 12 months followed by 12 equal monthly payments of principal plus interest.
The Amended and Restated Loan and Security Agreement accrues interest on each advance at a per annum rate of the greater of (a) the Wall Street Journal prime rate plus 3.75% or (b) 7.0%. The Company can elect to prepay

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

all, but not less than all, of the advances drawn prior to the maturity date. The Company will be required to pay a prepayment fee, calculated by multiplying the outstanding principal balance outstanding immediately prior to such prepayment by (a) 3.0%, if repaid on or prior to May 25, 2022, (b) 2.0%, if repaid after May 25, 2022, but on or prior to May 25, 2023, or (c) 1.0%, if repaid after May 25, 2023. The Company will be required to make a final payment equal to 5.0% of the total amounts drawn from each tranche (the “Final Payment”), due upon the earliest of maturity, prepayment or termination of the amounts drawn under the Amended and Restated Loan and Security Agreement.
The Loan and Security Agreement is secured by substantially all of the Company’s personal property assets, including accounts receivable, equipment, license agreements, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing. The Company is also subject to certain financial and non-financial
covenants in the Loan and Security Agreement, including requirements to maintain operating and deposit accounts with the lender and restrictions on certain corporate actions.
Upon closing of the Amended and Restated Loan and Security Agreement, the Company entered into warrant agreements with the Lenders (“Warrant Agreements”). As part of the Warrant Agreements, the Company issued fully-vested warrants to purchase 73,274 shares of common stock to the Lenders with an exercise price of $4.40 per share with a fair value of $268 on the date of issuance (see Note 9 for details). There are warrants to purchase an additional 122,122 shares that become available under the Warrant Agreements when aggregate term loan advances exceed $5,000. The additional shares to be issued are calculated by multiplying the 122,122 shares by the amount of term loan advances in excess of $5,000 and dividing the total by $45,000.
In relation to the entering into the Amended and Restated Loan and Security Agreement, the Company incurred a total of $559 of debt issuance costs (including the value of the warrants granted to the Lenders, plus the $250 Final Payment). The Company is amortizing the deferred issuance costs to interest expense on the effective interest method through the maturity date of the Amended and Restated Loan and Security Agreement. Interest expense related to debt issuance costs was $306 for the year ended December 31, 2021. The interest rate in effect as of December 31, 2021 was 7.0%. At December 31, 2021, the carrying amount of the note payable is as follows:

Note payable	$5,000
Final Payment	250
Unamortized debt issuance costs	(466)

Note payable, net of debt issuance costs	$4,784

As of December 31, 2021, future annual principal payments due under the Amended and Restated Loan and Security Agreement, excluding the Final Payment, are as follows:

Years Ending December 31,
2022	—
2023	$1,250
2024	2,500
2025	1,250

Total	$5,000

8.	Redeemable Convertible Preferred Stock
The Company has 41,785,202 shares of $.0001 par value redeemable convertible preferred stock authorized, of which 4,000,000 shares are designated as Series
A-1
redeemable convertible preferred stock (“Series
A-1”),

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

4,427,072 shares are designated as Series
A-2
redeemable convertible preferred stock (“Series
A-2”),
7,341,485 shares are designated as Series B redeemable convertible preferred stock (“Series B”), 8,016,645 shares are designated as Series C redeemable convertible preferred stock (“Series C”), and 18,000,000 shares are designated as Series D redeemable convertible preferred stock (“Series D”). In May 2021, the Company issued 13,053,508 shares of Series D at a purchase price of $8.426854 per share in the initial closing for net proceeds of $109,681, after deducting issuance costs of $319.
Terms of Redeemable Convertible Preferred Stock
: The Series
A-1,
Series
A-2,
Series B, Series C, and Series D redeemable convertible preferred stock (collectively the “Series Preferred”) have the following rights and preferences:
Voting:
The holders of Series Preferred have full voting rights and powers equal to the rights and powers of holders of shares of common stock, with respect to any matters upon which holders of shares of common stock have the right to vote. Holders of Series Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters. Holders of record of the shares of common stock and preferred stock, voting together as a single class, are entitled to elect the directors of the Company.
Dividends:
Prior to and in preference of any dividends declared for common stock of the Company, the Board of Directors may elect to declare dividends on each share of Series Preferred Stock.
Cumulative dividends accrue on Series D at an annual rate of 10% and are paid annually in additional shares of Series D at the Series D purchase price. If not previously paid for, any partial period will convert or be paid, as applicable, in additional shares of Series D at the Series D purchase price upon a liquidation, dissolution, liquidation event, sale, winding up, redemption, conversion, SPAC merger, or initial public offering of the Common Stock. For any other dividends or distributions, participation with Common Stock on an as-converted
basis. In accordance with the terms of the Series D issuance, the accrued stock dividends are automatically declared at the end of each fiscal year. Accordingly, a 2021 stock dividend of 790,350 Series D shares in the amount of $6,660 was declared on December 31, 2021.
Liquidation preference:
In the event of any liquidation, dissolution or
winding-up
of the Company, each holder of a share of the Series D then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series C, Series B, Series
A-2,
or Series
A-1
and common stock an amount equal to 150% of the original purchase price per share ($8.426854), plus any dividends declared, but unpaid thereon. From the remaining assets, Series C then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series B, Series
A-2
and Series
A-1
and common stock an amount equal to $8.5073 per share, plus any dividends declared, but unpaid thereon. From the remaining assets, Series B, Series
A-2,
and Series
A-1
then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common stock an amount equal to $5.7699, $1.995 and $1.00 per share, respectively, plus any dividends declared, but unpaid thereon. Any remaining assets are to be distributed among the holders of the shares of Preferred Stock and common stock on a pro-rata
basis.
Conversion:
Each share of Series Preferred is convertible at the option of the holder at any time after issuance into the number of fully paid and non-assessable
shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The initial conversion price is the respective original issue price, subject to adjustment in accordance with the antidilution provisions of each series. The conversion prices of the Series
A-1,
Series
A-2,
Series B,

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

Series C and Series D redeemable convertible preferred stock is $1.00, $1.995, $5.7699, $8.5073, and $8.426854 respectively. Each Series Preferred will automatically be converted into one share of common stock at the then effective conversion rate in the event of either (i) a qualified initial public offering that results in minimum gross proceeds to the Company of $75 million and a price of at least $12.64035 per share, (ii) a merger, combination or transaction with a special purpose acquisition company resulting in $75 million of gross proceeds to the Company, or (iii) when voted upon by a majority of the then outstanding shares of the Preferred Stock. Any Series D accrued dividends shall automatically be converted into shares of common stock, at the then effective conversion rate, provided that each share of Series D shall be multiplied by 150% when calculating the number of shares of common stock to be received upon conversion. As of December 31, 2021, none of the outstanding shares of Series Preferred were converted into common stock.
Redemption:
The Series D preferred stock shall be redeemable at the option of the holders of a majority of the outstanding Series D commencing any time after the three-year anniversary of the closing date at a price equal to 150% of the aggregate of the original purchase price plus all accrued and declared, but unpaid dividends. Upon a redemption request, all Series D shares shall be redeemed except for any Series D holders who affirmatively opt-out.
This redemption feature is not solely within the control of the Company. The Series D shares are not currently redeemable, but it is probable that the Series D shares will become redeemable in the future and therefore the Company has elected an accounting policy to subsequently measure the preferred stock at current redemption value. The redemption value adjustment reduces additional paid-in
capital until the balance reaches zero, at which point, any remaining adjustment increases the accumulated deficit. All accumulated dividends were issued as of December 31, 2021 and the redemption value adjustment amounted to $58,649.
The holders of the other series of preferred shares do not have the option to demand redemption except in the case of a liquidation or deemed liquidation event, nor does the Company have the right to call the shares. Any shares of preferred shares that are redeemed by the Company shall be automatically cancelled and retired and shall not be reissued, sold or transferred.

9.	Common Stock
The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.
Common Stock Warrants:
In August 2020, the Company modified the Loan and Security Agreement (see Note 7). In conjunction with this modification, the Company issued warrants to the lender to purchase a total of 62,496 shares of common stock with an exercise price of $6.84 per share, of which, 15,624 were fully vested and immediately exercisable. These warrants were determined to be a separate freestanding instrument from the First Loan Modification Agreement. The Company also concluded that the remaining warrants that could vest in future periods in connection with the potential drawing down of additional tranches will be treated as separate issuances if and when they are issued. The Company considered the accounting for the warrants and concluded that they met the requirements for equity classification under ASC
815-40.
Upon initial issuance, the 15,624 vested warrants to purchase the Company’s common stock were recorded at fair value. The Company utilized the Black-Scholes option valuation approach to value the common warrants that were issued, resulting in an

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

estimated fair value of $75. The Company recorded this amount as an increase to additional paid in capital and an increase to debt issuance costs (see Note 7).
In May 2021, the Company entered into the Amended and Restated Loan and Security Agreement (see note 7). In conjunction with this modification, the Company issued warrants to the Lenders to purchase a total of 195,396 shares of common stock with an exercise price of $4.40 per share, of which, 73,274 were fully vested and immediately exercisable. These warrants were determined to be a separate freestanding instrument from the Amended and Restated Loan and Security Agreement. The Company also concluded that the remaining warrants that could vest in future periods in connection with additional loan advances will be treated as separate issuances if and when they are issued. The Company considered the accounting for the warrants and concluded that they met the requirements for equity classification under ASC
815-40.
Upon initial issuance, the 73,274 vested warrants to purchase the Company’s common stock were recorded at fair value. The Company utilized the Black-Scholes option valuation approach to value the common warrants that were issued, resulting in an estimated fair value of $268. The Company recorded this amount as an increase to additional paid-in
capital and an increase to debt issuance costs (see Note 7).
The Company determined the fair value of the warrants using the Black-Scholes option model with the following assumptions:

First Loan Modification Agreement Warrants
Fair value of common stock	$6.84
Expected volatility	67.70%
Expected term (in years)	9.95
Risk-free interest rate	0.72%
Expected dividend yield	0.00%
Amended and Restated Loan and Security Agreement Warrants
Fair value of common stock	$4.40
Expected volatility	95.00%
Expected term (in years)	10.00
Risk-free interest rate	1.56%
Expected dividend yield	0.00%
2011 Stock Incentive Plan:
In 2011, the Company’s Board of Directors approved the 2011 Stock Incentive Plan, (“2011 Plan”), which provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company up to an aggregate of 11,737,602 shares of the Company’s common stock. 2,754,300 shares remain available for issuance under the 2011 Plan as of December 31, 2021.
Options generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in four years but vesting conditions can vary based on the discretion of the Company’s

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

Board of Directors. Stock-based compensation expense is classified in the consolidated statements of operations and comprehensive loss as follows:

	Years Ended December 31,
	2021	2020
Research and development	$1,340	$988
Selling, general and administrative	3,573	1,910

Total	$4,913	$2,898

A summary of the Company’s stock option activity and related information is as follows:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance, December 31, 2020	6,020,392	$4.53	7.25	$13,878
Granted	5,783,942	$4.40
Cancelled	(3,978,900)	$5.85
Exercised	(296,371)	$0.89

Balance, December 31, 2021	7,529,063	$3.89	7.28	$4,020

Exercisable, December 31, 2021	4,366,874	$3.52	6.11	$4,020
Options vested and expected to vest, December 31, 2021	7,529,063	$3.89	7.28	$4,020
In August 2021, the Board of Directors of the Company approved the reduction in exercise price of certain stock options granted to 60 grantees during the period from April 2018 to December 2020, with original exercise prices ranging from $5.67 to $6.84. The exercise price for these stock options was reduced to $4.40 per share. Incremental compensation expense on the repricing date was $351. There were no changes in the vesting schedule or maturity term of these repriced stock options.
The fair value of all option activity was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:

	Years Ended December 31,
	2021	2020
Fair value of common stock	$4.40	$6.29
Expected volatility	98.73%	93.50%
Expected term (in years)	4.88	5.94
Risk-free interest rate	0.81%	0.46%
Expected dividend yield	0.00%	0.00%
Exercise price:
In determining the exercise prices for options granted, the Board of Directors has considered the fair value of the common stock as of each grant date. The fair value of the common stock underlying the stock options has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current clinical and management team, an evaluation or benchmark of the

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.
Expected volatility:
As the Company is a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies, which were selected based upon industry similarities.
Expected term (in years):
Expected term represents the period that the Company’s share option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the options. Therefore, the Company utilizes the “simplified” method for all options granted to value share option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.
Risk-free interest rate:
The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.
Expected dividend yield:
The Company does not anticipate paying any dividends in the foreseeable future.
The weighted average grant-date fair value of stock options granted to employees during the years ended December 31, 2021 and 2020 was $3.39 and $4.71 per share, respectively.
During the years ended December 31, 2021 and 2020, the aggregate intrinsic value of stock option awards exercised was $1,040 and $12 respectively. Aggregate intrinsic value represents the difference between the exercise price and the fair value of the underlying common stock on the date of exercise.
As of December 31, 2021 there was $10,016 of unrecognized compensation cost related to unvested stock option grants to employees under the Plan, which is expected to be recognized over a weighted-average period of 2.6 years.

10.	Fair Value of Financial Assets and Liabilities
The following table presents information about the Company’s assets and liabilities as of December 31, 2021 and 2020 that are measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of December 31, 2021
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$61,510	$—	$—	$61,510

	Fair Value Measurements as of December 31, 2020
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$17,508	$—	$—	$17,508

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2021 and 2020.
As of December 31, 2021 and 2020, the Company’s cash equivalents consisted of money market funds with original maturities of less than 90 days from the date of purchase. As of December 31, 2021 and 2020, the Company did not have any liabilities that are measured at fair value on a recurring basis.

11.	Commitments and Contingencies
Litigation:
From time to time, the Company is a party to or can be threatened with litigation in the ordinary course of business. The Company regularly analyzes current information, including, as applicable, the Company`s defenses and insurance coverage, and, as necessary, provides accruals for probable and estimable liabilities for the eventual disposition of any matters. The Company was not a party to any material legal proceedings as of the years ended December 31, 2021 or 2020.
Leases:
As of December 31, 2021, the Company leases office space under non-cancelable
operating leases in two cities, Boston, Massachusetts, consisting of approximately 7,200 square feet that will expire in October 2022, and Larkspur, California consisting of approximately 43,600 square feet that will expire in November 2026.
During the years ended December 31, 2021 and 2020, the Company recognized $1,116 and $915 of rent expense, respectively.
Future minimum annual lease payments for these operating leases as of December 31, 2021 are as follows:

2022	$1,118
2023	878
2024	914
2025	950
2026	904

Total	$4,764

12.	Income Taxes
The provision for income taxes consists of the following components:

	Years Ended December 31,
	2021	2020
Current
Federal	$—	$—
State	—	1

Total current expense (benefit)	—	1
Deferred
Federal	—	—
State	—	—

Total deferred expense (benefit)	—	—

Total tax recognized	$—	$1

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

A reconciliation setting forth the differences between effective tax rate of the Company as well as the U.S. federal statutory tax rate is as follows:

	Years Ended December 31,
	2021	2020
Benefit at federal statutory rate	21.00%	21.00%
State taxes	3.41%	2.70%
Credits	1.20%	2.61%
Share-based payment measurement	(0.57%)	(1.01%)
Other	(1.90%)	0.18%
Change in valuation allowance	(23.14%)	(25.49%)

Effective tax rate	0.00%	(0.01%)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2021	2020
Deferred tax assets:
Operating tax losses	$38,084	$26,016
Research credits	5,920	4,810
Temporary differences	981	773
Share based payments	1,902	1,099

Gross deferred tax assets	46,887	32,698
Valuation Allowance	(46,287)	(32,090)

Deferred tax assets, Less: valuation allowance	600	608
Deferred tax liabilities:
Other temporary differences	(600)	(608)

Deferred tax liabilities	(600)	(608)

Total	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At December 31, 2021, the Company has federal net operating loss carryforwards totaling $161,416 of which $31,208 begin to expire in 2031 and $130,209 can be carried forward indefinitely. At December 31, 2021, the Company had state net operating loss carryforwards totaling $66,921, which begin to expire in 2031, as well as other temporary differences that will be available to offset regular taxable income during the carryforward period.
Additionally, at December 31, 2021, the Company has federal R&D credit carryforwards totaling $4,426 which begin to expire in 2039, state R&D credit carryforwards totaling $1,884 which begin to expire in 2033, and state investment tax credits of $7.
Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

domestic deferred tax assets. Accordingly, a full valuation allowance has been established at December 31, 2021 as the Company is in development stage and does not have assurance of future income as the Company expects to generate continued losses while in development.
Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed financings since its inception which may have resulted in a change in control as defined by Section 382 and 383 of the Internal Revenue Code, and it may complete future financings that could result in a change in control in the future. The Company has not, as yet, conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforward. Also, the Company has undertaken only a preliminary analysis of its research and experimentation credits. In order to substantiate fully such credits it intends to complete a full credit study before such credits are utilized on its tax return.
The Company accounts for uncertain tax positions pursuant to ASC 740 which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. As of December 31, 2021 and 2020, the Company has not recorded any unrecognized tax benefits. The Company has not, as yet, conducted a study of research and development tax credit carryforwards. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development tax credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheets or consolidated statement of operations and comprehensive loss if an adjustment was required. The Company does not expect any material changes in the unrecognized tax benefits within the next twelve months.

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

13.	Net Loss Per Share
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

	Years Ended December 31,
	2021	2020
Numerator:
Net loss	$(61,348)	$(25,646)
Dividends on Series D convertible preferred stock	(6,660)	—
Redemption value of Series D convertible preferred stock	(58,649)	—

Net loss attributable to common stockholders—basic and diluted	$(126,657)	$(25,646)
Denominator:
Weighted-average common stock outstanding	1,197,489	1,155,319

Net loss per share attributable to common stockholders—basic and diluted	$(105.77)	$(22.20)

For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Years Ended December 31,
	2021	2020
Series A-1 convertible preferred stock (as converted to common stock)	4,000,000	4,000,000
Series A-2 convertible preferred stock (as converted to common stock)	4,427,072	4,427,072
Series B convertible preferred stock (as converted to common stock)	7,341,485	7,341,485
Series C convertible preferred stock (as converted to common stock)	8,016,645	8,016,645
Series D convertible preferred stock (as converted to common stock)	20,765,787	—
Warrants to purchase common stock	226,196	77,672
Stock options to purchase common stock	7,529,063	6,020,392

Total	52,306,248	29,883,266

F-
81

AKILI INTERACTIVE LABS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share amounts)

14.	Employee Benefit Plan
The Company has a 401(k) retirement plan in which substantially all U.S. employees are eligible to participate. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The total contribution matching expense for the Company was $459 and $381 for the years ended December 31, 2021 and 2020, respectively.

15.	Subsequent Events
The Company has evaluated subsequent events through April 4, 2022, which is the date these consolidated financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transactions described below.
Options Granted
Subsequent to December 31, 2021, there were a total of 1,334,379 options granted with a grant date fair value of $11.58 per share.
Business Combination Agreement and Plan of Merger
On January 26, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Suvretta Holdings Corp. I, (“SCS”) to affect a business combination between SCS and the Company with the Company surviving the merger as a wholly owned subsidiary of SCS. At the effective time of the Merger, each share of Akili Redeemable Convertible Preferred Stock and each share of Akili Common Stock will be converted into the right to receive such number of shares of SCS Class A Common Stock. The estimated combined enterprise value will be approximately $1.0 billion. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each SCS and Akili and the fulfillment of certain other closing conditions.

F-
82

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I,
KARIBU MERGER SUB, INC.
and
AKILI INTERACTIVE LABS, INC.
dated as of January 26, 2022

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Section 11.8.	Headings; Counterparts	A-72
Section 11.9.	Company and Acquiror Disclosure Letters	A-72
Section 11.10.	Entire Agreement	A-73
Section 11.11.	Amendments	A-73
Section 11.12.	Publicity	A-73
Section 11.13.	Severability	A-73
Section 11.14.	Jurisdiction; Waiver of Jury Trial	A-74
Section 11.15.	Enforcement	A-74
Section 11.16.	Non-Recourse	A-74
Section 11.17.	Non-Survival of Representations, Warranties and Covenants	A-74
Section 11.18.	Legal Representation	A-75

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Employee Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of January 26, 2022 (this “
Agreement
”), is made and entered into by and among Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“
Acquiror
”), Karibu Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”) and Akili Interactive Labs, Inc., a Delaware corporation (the “
Company
”).
RECITALS
WHEREAS
, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS
, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “
DGCL
”) and the Cayman Islands Companies Act (As Revised) (the “
Domestication
”);
WHEREAS
, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as
Exhibits
 A
and
B
hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS
, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “
Domesticated Acquiror Common Stock
”); and (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one
basis, into a share of Domesticated Acquiror Common Stock;
WHEREAS
, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “
Merger
”) and (y) Acquiror will change its name to “Akili, Inc.”;
WHEREAS
, upon the Effective Time, all shares of the Company Capital Stock (as defined below) and Company Options (as defined below) will be converted into the right to receive (in the case of the Company Options, subject to their respective terms) the Aggregate Merger Consideration and, in the case of Company Capital Stock and if applicable, the Earnout Shares as set forth in this Agreement;
WHEREAS
, each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “
Code
”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;
WHEREAS
, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS
, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;
WHEREAS
, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS
, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price at least equal to Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);
WHEREAS
, at the Closing, Acquiror, the Company, the Sponsor and certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “
Registration Rights Agreement
”) substantially in the form attached hereto as
Exhibit
 C
(with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and
WHEREAS
, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a
Lock-Up
Agreement (the “
Lock-Up
Agreement
”) substantially in the form attached hereto as
Exhibit
 D
(with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.
NOW
,
THEREFORE
, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.
Definitions
. As used herein, the following terms shall have the following meanings:
“
Acquiror Class
 A Ordinary Shares
” means prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“
Acquiror Class
 B Ordinary Shares
” means prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“
Acquiror Common Stock
” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.
“
Acquiror Ordinary Shares
” means the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.
“
Acquiror Share Redemption
” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share
price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Shareholder Approval.
“
Acquiror Share Redemption Amount
” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“
Acquiror Shareholder Approval
” means the approval of (i) those Transaction Proposals identified in clauses
 (A)
,
(B)
 and
(C)
 of
Section
 8.2(b)
, in each case, by an affirmative vote of the holders of at least two-thirds
of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses
 (D)
,
(E)
,
(F)
,
(G)
,
(H)
,
(I)
and
(J)
, of
Section
 8.2(b)
, in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“
Acquiror Shareholders
” means the shareholders of Acquiror as of the applicable time.
“
Acquiror Transaction Expenses
” means the
out-of-pocket
fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, Continental and the transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working

Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of June 29, 2021, between Acquiror and Social + Capital Partnership, L.L.C., or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby;
provided
,
however
, that Acquiror Transaction Expenses shall not include Transfer Taxes.
“
Acquisition Proposal
” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.
“
Action
” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“
Aggregate Fully Diluted Company Common Shares
” means, without duplication and excluding Treasury Shares, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter), (ii) issuable upon, or subject to, the exercise of Company Options, calculated using the treasury stock method of accounting that are issued and outstanding immediately prior to the Effective Time (whether or not then exercisable) and (iii) issuable upon the exercise of Common Stock Warrants issued and outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting. Notwithstanding the foregoing, Aggregate Fully Diluted Company Common Shares shall not include any Earnout RSUs or any Earnout Shares.
“
Aggregate Merger Consideration
” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing
(i) the Base Purchase Price
by
(ii) $10.00.
“
Anti-Bribery Laws
” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“
Antitrust Authorities
” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“
Antitrust Information or Document Request
” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“
Anti-Money Laundering Laws
” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, or any other United States law or regulation governing such activities.
“
Base Purchase Price
” means $600,000,000.00.
“
Business Combination
” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“
Business Combination Proposal
” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding,
and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“
Cayman Registrar
” means the Cayman Registrar under the Companies Act (As Revised) of the Cayman Islands.
“
Common Stock Warrants
” means (i) prior to the Effective Time, the outstanding warrants to purchase shares of Company Common Stock, and (ii) from and following the Effective Time, the outstanding warrants to purchase shares of Acquiror Common Stock.
“
Company Capital Stock
” means the shares of the Company Common Stock and the Company Preferred Stock.
“
Company Fundamental Representations
” means the representations and warranties made pursuant to
Section
 4.1
(
Company Organization
),
Section
 4.2
(
Subsidiaries
),
Section
 4.3
(
Due Authorization
), and
Section
 4.16
(
Brokers’ Fees
).
“
Company Holders Support Agreement
” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“
Company Incentive Plan
” means the Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time.
“
Company Intellectual Property
” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“
Company Material Adverse Effect
” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “
Events
”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Merger;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including
COVID-19
and any
COVID-19
Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in
Section
 4.4
and the condition to Closing with respect thereto), (j) any matter set forth on the Company Disclosure Letter, (k) any Events to the extent actually known by those individuals set forth on
Section
 1.4
of the Acquiror Disclosure Letter on or prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub;
provided
,
further
, that any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“
Company Option
” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plan.
“
Company Products
” means any and all products or services commercialized by the Company or any of its Subsidiaries from which the Company or any of its Subsidiaries has derived previously or is currently deriving revenue from the sale or provision thereof, including EndeavorRx.
“
Company Stockholder Approvals
” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“
Contracts
” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“
Copyleft License
” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (
e.g
., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“
COVID-19
” means SARS
CoV-2
or
COVID-19,
and any evolutions thereof.
“
COVID-19
Measures
” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to
COVID-19,
including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.
“
D&O Indemnified Parties
” has the meaning specified in
Section
 7.8(a)
.
“
Disclosure Letter
” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“
Dollars
” or “
$
” means lawful money of the United States.
“
Earnout Determination Shares
” shall mean for each Earnout Recipient as of any given time, the aggregate number of shares of Acquiror Common Stock that are held by such Earnout Recipient as of such time and any shares of Acquiror Common Stock held by such Earnout Recipient’s Permitted Transferees as of such time to the extent that such shares of Acquiror Common Stock shall have been transferred to such Permitted Transferee by such Earnout Recipient following the Effective Time, in each case, including any shares of Acquiror Common Stock issuable directly or indirectly upon exercise, conversion or exchange of any Acquiror Options, warrants or other rights to acquire shares of Acquiror Common Stock. Notwithstanding the foregoing, Earnout Determination Shares shall not include any Earnout RSUs or Earnout Shares.
“
Earnout Period
” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.
“
Earnout Pro Rata Share
” means for each Earnout Recipient as of any given time, a fraction, the numerator of which is the number of such Earnout Recipient’s Earnout Qualifying Shares as of such time and the denominator of which is the aggregate number of Earnout Qualifying Shares held by all Earnout Recipients as of such time;
provided
that the sum of the Earnout Pro Rata Shares of all Earnout Recipients shall not exceed 100%.
“
Earnout Qualifying Shares
” means for each Earnout Recipient as of any given time, the aggregate number of Earnout Determination Shares that are held by such Earnout Recipient as of such time;
provided
, that in no event will the number of such Earnout Recipient’s Earnout Qualifying Shares exceed the number of Earnout Determination Shares held by such Earnout Recipient as of immediately following the Effective Time.
“
Earnout RSU
” means an award of restricted stock units in respect of Earnout Shares granted to an Earnout Service Provider pursuant to an Earnout Award Agreement.
“
Earnout Service Provider
” means each employee or individual service provider of the Company, in each case whom the board of directors of the Company designates in writing to Acquiror as an Earnout Service Provider prior to the Closing and who enters into an Earnout Award Agreement as of the Closing.
“
Earnout Shares
” means an aggregate number of shares of Domesticated Acquiror Common Stock (including shares of Domesticated Acquiror Common Stock underlying Earnout RSUs) equal to 7.5% of the aggregate number of shares of Domesticated Acquiror Common Stock that are (i) issued and outstanding immediately following the Effective Time (but excluding all Earnout Shares), (ii) issuable upon the exercise of Acquiror Options outstanding immediately following the Effective Time (whether or not then exercisable) plus the number of shares of Domesticated Acquiror Common Stock reserved for issuance under the Incentive Equity Plan and not subject to Acquiror Options outstanding immediately following the Effective Time (but excluding all Earnout Shares and Earnout RSUs), and (iii) issuable upon exercise, conversion or exchange of any warrants or securities exercisable, convertible or exchangeable for or into shares of Domesticated Acquiror Common Stock in each case that are issued and outstanding immediately following to the Effective Time (but excluding all Earnout Shares and Earnout RSUs).
“
Environmental Laws
” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“
ERISA Affiliate
” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
FDA
” means the United States Food and Drug Administration or any successor agency or authority having substantially the same function.
“
FDA Laws
” means all Laws related to the research, development, investigation, manufacture, processing, labeling, packaging, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of medical devices and therapeutics, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, requirements relating to the FDA’s Quality System Regulation contained in 21 C.F.R. Part 820, investigational use, de novo classification, premarket notification and premarket approval and applications to market new medical devices or therapeutics, (d) Laws governing the conduct of nonclinical laboratory studies, including FDA’s Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (e) Laws governing the conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (f) Laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events, including adverse event and malfunction reporting regulations of FDA, (g) Laws related to data integrity, including the electronic record and signature requirements contained in 21 C.F.R. Part 11 and the recordkeeping requirements contained in 21 C.F.R. Part 820, as applicable, and (h) all comparable state, federal or foreign Laws relating to any of the foregoing, including ISO 13485:2016 and applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“
ICH
”) and the International Organization for Standardization requirements.
“
Federal Health Care Program
” has the meaning specified in 42 U.S.C. §
1320a-7b and
includes the Medicare, Medicaid and TRICARE programs.
“
Federal Privacy and Security Regulations
” shall mean the regulations contained in 45 C.F.R. Parts 160 and 164.
“
GAAP
” means generally accepted accounting principles in the United States as in effect from time to time.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and by-laws,
the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Delaware limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“
Governmental Order
” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“
Hazardous Material
” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“
Health Care Law
” means any Law relating to (x) the ownership, research, testing, development, manufacture, packaging, processing, use, distribution, marketing, advertising, labeling, promotion, sale, offer for sale, storage, import, export and disposal of any product manufactured or distributed by the Company or its Subsidiaries or medicines or other pharmaceutical products and devices or (y) the protection of patients, including (a) Health Care Program Laws, (b) the Physician Payment Sunshine Act (42 U.S.C. §
1320a-7h),
(c) HIPAA and the Federal Privacy and Security Regulations, (d) applicable Laws of the United States Drug Enforcement Administration, (e) applicable state anti-kickback and physician self-referral laws, (f) state information privacy and security laws, (g) international data privacy and security laws, such as the EU General Data Protection Regulation, as amended or superseded, EU Data Protection Directive 95/46/EC, and national implementations thereof, (h) Council Directive 93/42/EEC concerning medical devices, (i) any related regulations to those Laws described in clauses (a) through (h) of this paragraph, and (j) any Laws similar to those described in clauses (a) through (h) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.
“
HIPAA
” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, P.L.
104-191,
as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, as each is amended from time to time including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.
“
Intellectual Property
” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with: (i) patents, patent applications and similar or equivalent rights in inventions, and all related continuations, continuations-in-part,
divisionals, reissues,
re-examinations,
substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and rights in internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) rights in trade secrets, industrial secrets, know-how,
processes, methods, invention disclosures and other confidential information (collectively, “
Trade Secrets
”); and (vi) any other similar intellectual property or related proprietary rights.
“
International Trade Laws
” means all Laws relating to the import, export,
re-export,
deemed export, deemed
re-export,
or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IRS
” means the Internal Revenue Service.
“
IT Assets
” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.
“
Key Holders
” means (a) the Persons set forth on
Section
 1.1(a)
of the Company Disclosure Letter and (b) the Sponsor and each other Person that owns Acquiror Class B Ordinary Shares as of immediately prior to the Domestication.
“
Law
” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.
“
Lien
” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“
Merger Consideration Per Fully Diluted Share
” means the Aggregate Merger Consideration
divided by
the Aggregate Fully Diluted Company Common Shares.
“
Merger Sub
” has the meaning specified in the Preamble hereto.

“
Merger Sub Capital Stock
” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“
OIG
” shall mean the Office of Inspector General of the U.S. Department of Health and Human Services.
“
Open Source License
” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“
Open Source Materials
” means any Software subject to an Open Source License.
“
Permits
” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“
Permitted Liens
” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way,
conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property,
(vi) non-exclusive
licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.
“
Permitted Transferee
” means, with respect to each Earnout Recipient, (a) any Affiliate of such Earnout Recipient, (b) any direct or indirect partners, members or equity holders of such Earnout Recipient, (c) in the case of an Earnout Recipient who is an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, (d) in the case of an Earnout Recipient who is an individual, by virtue of laws of descent and distribution upon death of the individual, (e) in the case of an Earnout Recipient who is an individual, pursuant to a qualified domestic relations order, or (f) in the case of an Earnout Recipient that is a trust, by distribution to one or more of the permissible beneficiaries of such trust.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“
Personal Information
” means all information that identifies, could reasonably be used to identify, could reasonably be linked with, or is otherwise associated with an individual person, browser, device or household that is regulated by Laws that govern the privacy and security of such information.
“
PIPE Investment
” means the purchase of shares of Domesticated Acquiror Common Stock or Acquiror Class A Ordinary Shares, as applicable, pursuant to the Subscription Agreements.
“
PIPE Investment Amount
” means the aggregate gross purchase price for the shares in the PIPE Investment.
“
PIPE Investors
” means those certain investors participating in the PIPE Investment.
“
Registration Statement
” means the Registration Statement on
Form S-4,
or other appropriate form, including any
pre-effective
or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“
Requisite Company Stockholders
” means the holders of at least (a) a majority of the outstanding capital stock of the Company entitled to vote on this Agreement, voting together as a single class on an as-converted
to Company Common Stock basis, and (b) a majority of the outstanding shares of Series D Preferred Stock of the Company (voting together as a single class and not as separate series and on an as-converted
to Company Common Stock basis) and including in such majority the Persons listed on
Section
 1.1(b)
of the Company Disclosure Letter.
“
Restated Company Charter
” means the Amended and Restated Certificate of Incorporation of the Company, dated May 25, 2021.
“
Sanctioned Country
” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“
Sanctioned Person
” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U. S. Department of Commerce, Bureau of Industry and Security, or the U. S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“
Sanctions Laws
” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U. S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SCS PIPE Investor
” means a PIPE Investor that is set forth on
Section
 5.12(e)
of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933, as amended.

“
Software
” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.
“
Sponsor
” means SCS Sponsor I LLC, a Cayman Islands limited liability company.
“
Sponsor Support Agreement
” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“
Subscription Agreements
” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“
Subsidiary
” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“
Tax Return
” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“
Taxes
” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on
minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“
Trading Day
” means a day on which trading in Acquiror Common Stock occurs on Nasdaq or other national securities exchange.
“
Transaction Expenses
” means the following
out-of-pocket
fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.
“
Transfer Taxes
” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.
“
Treasury Regulations
” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“
Triggering Event
” means Triggering Event I, Triggering Event II or Triggering Event III, as applicable.
“
Triggering Event I
” means that the Volume Weighted Average Price of the Acquiror Common Stock has exceeded $15.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“
Triggering Event II
” means that the Volume Weighted Average Price of the Acquiror Common Stock has exceeded $20.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.
“
Triggering Event III
” means that the Volume Weighted Average Price of the Acquiror Common Stock has exceeded $30.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.
“
Volume Weighted Average Price
” or “
VWAP
” means, for any Trading Day, the per share volume weighted average price of the Acquiror Common Stock as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one share of Acquiror Common Stock on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by Acquiror). The VWAP will be determined without regard to after-hours trading or any other trading outside of the primary trading session.
“
Working Capital Loans
” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2.
Other Defined Terms
.

Terms	Section
2021 Audited Financial Statements	6.3
2022 Financial Statements	6.3
Acquiror	Preamble
Acquiror Cure Period	10.1(g)
Acquiror Disclosure Letter	Article V
Acquiror Financial Statements	5.6(d)
Acquiror Indemnified Parties	7.8(a)
Acquiror Option	3.3(a)
Acquiror SEC Filings	5.5
Acquiror Securities	5.12(a)
Acquiror Shareholders’ Meeting	8.2(b)
Affiliate Agreements	4.12(a)(vi)
Agreement	Preamble
Agreement End Date	10.1(e)
Ancillary Agreements	11.10
Available Acquiror Cash	7.2(a)
Class III	7.6(a)
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	4.13(a)
Company Cure Period	10.1(e)
Company Disclosure Letter	Article IV
Company Indemnified Parties	7.8(a)
Company Registered Intellectual Property	4.22(a)
Confidentiality Agreement	11.10
Constituent Corporations	2.1(a)

Terms	Section
Continental	5.8
D&O Indemnified Parties	7.8(a)
DGCL	Recitals
Dissenting Shares	3.5
Domesticated Acquiror Certificate of Incorporation	7.7
Domesticated Acquiror Common Stock	Recitals
Domestication	Recitals
Earnout Award Agreement	2.9(b)
Earnout Escrow Agreement	2.10(a)
Earnout Recipients	2.8(a)
Effective Time	2.3(b)
ERISA	4.13(a)
ESPP	7.1(a)
Exchange Agent	3.2(a)
Exchange Agent Termination Date	3.2(d)
Export Approvals	4.27(a)
Financial Statements	4.8(a)(ii)
Goodwin	11.18(a)
Goodwin Privileged Communications	11.18(a)
Goodwin Waiving Parties	11.18(a)
Goodwin WP Group	11.18(a)
Government Contract	4.30
Governmental Approval	4.5
Health Care Program Laws	4.19(c)
Incentive Equity Plan	7.1(a)
Independent Director	7.6(b)
Interim Period	6.1
JOBS Act	5.6(a)
Legal Proceedings	4.10
Letter of Transmittal	3.2(b)
Listing Application	7.3
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Certificate	2.1(a)
Merger Sub	Preamble
Minimum Available Acquiror Cash Amount	7.2(a)
Minimum PIPE Investment Amount	5.12(e)
Modification in Recommendation	8.2(b)
Multiemployer Plan	4.13(c)
Nasdaq	5.6(c)
Offer Documents	8.2(a)(i)
Other Indemnitors	7.8(e)
Owned Land	4.21(b)
Personal Information Laws and Policies	4.23(a)
Prospectus	11.1
Proxy Statement	8.2(a)(i)
Proxy Statement/Registration Statement	8.2(a)(i)
Q3 Financial Statements	6.3
Real Property Leases	4.21(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement Securities	8.2(a)(i)

Terms	Section
Release Notice	2.10(b)
Surviving Corporation	2.1(b)
Tax Opinion	2.7(b)
Terminating Acquiror Breach	10.1(g)
Terminating Company Breach	10.1(e)
Title IV Plan	4.13(c)
Top Customers	4.29(a)
Top Vendors	4.29(a)
Transaction Litigation	7.11
Transaction Proposals	8.2(b)
Treasury Share	3.1(a)
Trust Account	11.1
Trust Agreement	5.8
U.S. Tax Treatment	2.7(a)
Wachtell Lipton	11.18(b)
Wachtell Lipton Privileged Communications	11.18(b)
Wachtell Lipton Waiving Parties	11.18(b)
Wachtell Lipton WP Group	11.18(b)
Section 1.3.
Construction
.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to
Article
 IV
or
Article
 V
(as applicable),
provided
, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on
Section
 1.4
of the Company Disclosure Letter (in the case of the Company) or
Section
 1.4
of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company,
Article
 IV
as qualified by the Company Disclosure Letter, or, in the case of Acquiror,
Article
 V
as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
(f) Commercially reasonable actions required by
COVID-19
Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such
COVID-19
Measure remains outstanding.

Section 1.4.
Knowledge
. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on
Section
 1.4
of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on
Section
 1.4
of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.
The Merger
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “
Constituent Corporations
”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “
Merger Certificate
”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “
Surviving Corporation
”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.
Section 2.2.
Effects of the Merger
. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.
Closing; Effective Time
.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “
Closing
”) shall take place by remote exchange of documents at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in
Article
 IX
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
”.
(b) Subject to the satisfaction or waiver of all of the conditions set forth in
Article
 IX
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror,

Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “
Effective Time
”).
(c) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication.
Section 2.4.
Closing Deliverables
.
(a) At the Closing, the Company will deliver or cause to be delivered:
(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.2(a)
and
Section
 9.2(b)
have been fulfilled;
(ii) to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of
Section
 2.6
and
Section
 7.6
), effective as of the Effective Time;
(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Company and each of Company’s stockholders (and their Affiliates) party thereto;
(iv) to Acquiror, the
Lock-Up
Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders;
(v) to Acquiror, the Earnout Escrow Agreement duly executed by a representative of the Company that will be an officer of Acquiror following the Closing;
(vi) to Acquiror, evidence that the Affiliate Agreements set forth on
Section
 6.4
of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and
(vii) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections
1.897-2(g),
(h) and
1.1445-2(c)(3),
certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations
Section 1.897-2(h)(2).
(b) At the Closing, Acquiror will deliver or cause to be delivered:
(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to
Section
 3.2
;
(ii) to Continental, the Earnout Shares, to be held in accordance with the Earnout Escrow Agreement;
(iii) to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.3(a)
and
Section
 9.3(b)
have been fulfilled;
(iv) to the Company, the Registration Rights Agreement, duly executed by Acquiror, the Sponsor and its Affiliates party thereto;
(v) to the Company, the
Lock-Up
Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders;

(vi) to the Company, the Earnout Escrow Agreement duly executed by Acquiror; and
(vii) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of
Section
 2.6
and
Section
 7.6
), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on the written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by Continental, the certified Taxpayer Identification Numbers of each payee;
provided
, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.5.
Governing Documents
.
(a) The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b) The certificate of incorporation and bylaws of Acquiror in effect immediately prior to the Effective Time (which shall be in substantially the form attached as
Exhibits
 A
and
B
hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6.
Directors and Officers
.
(a) The initial directors and officers of the Surviving Corporation from and after the Effective Time shall be determined by the board of directors of the Company, each to hold office in accordance with the Governing Documents of the Surviving Corporation.
(b) From and after the Effective Time, the Persons identified as the initial directors and officers of Acquiror as of the Effective Time in accordance with the provisions of
Section
 7.6
, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on
Section
 7.6(c)
of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.
U.S. Tax Treatment
.
(a) The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g)
(collectively, the “
U.S. Tax Treatment
”). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the U.S. Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the U.S. Tax Treatment, unless otherwise required by a Governmental Authority.
(b) If, in connection with the preparation and filing any Offer Document, or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger or the Domestication, as applicable, be prepared and submitted in connection with such Offer Document (a “
Tax Opinion
”), the Company or Acquiror, as applicable, shall use its reasonable best efforts to deliver to Goodwin or Wachtell Lipton, as applicable, in connection with any Tax Opinion to be rendered by such counsel, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant Offer Document shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Offer Document and (i) the Company shall use its reasonable best efforts to cause Goodwin to furnish a Tax Opinion, subject to customary assumptions and limitations, to the effect that the U.S. Tax Treatment should apply to the Merger and/or (ii) the Acquiror shall use its reasonable best efforts to cause Wachtell Lipton to furnish a Tax Opinion, subject to customary assumptions and limitations, regarding the U.S. federal income tax consequences of the Domestication.
Section 2.8.
Earnout
.
(a) Following the Closing, within five Business Days after the occurrence of the applicable Triggering Event, Acquiror shall deliver or cause to be delivered from the Earnout Shares to the holders of Acquiror Common Stock who were holders of shares of Company Common Stock immediately prior to the Closing (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter) and the Earnout Service Providers, in each case, other than holders of Dissenting Shares or any holders of Company Capital Stock or Earnout Service Providers whose Earnout Pro Rata Share is zero as of 5:00 P.M. Eastern Time on the date of the occurrence of the applicable Triggering Event (collectively, from time to time, the “
Earnout Recipients
”), such Earnout Recipient’s Earnout Pro Rata Share (as of 5:00 P.M. Eastern Time on the date of the occurrence of the applicable Triggering Event) of the Earnout Shares specified below, upon the terms and subject to the conditions set forth in this Agreement, the Earnout Escrow Agreement and, in the case of the Earnout Service Providers, such Earnout Service Provider’s Earnout Award Agreement and
Section
 3.4
:
(i) upon the occurrence of Triggering Event I, a
one-time
release of
one-third
(1/3) of the Earnout Shares in accordance with this Agreement, the Earnout Escrow Agreement and, in the case of the Earnout Service Providers, such Earnout Service Provider’s Earnout Award Agreement and
Section
 3.4
;
(ii) upon the occurrence of Triggering Event II, a
one-time
release of
one-third
(1/3) of the Earnout Shares in accordance with this Agreement, the Earnout Escrow Agreement and, in the case of the Earnout Service Providers, such Earnout Service Provider’s Earnout Award Agreement and
Section
 3.4
; and
(iii) upon the occurrence of Triggering Event III, a
one-time
release of
one-third
(1/3) of the Earnout Shares in accordance with this Agreement, the Earnout Escrow Agreement and, in the case of the Earnout Service Providers, such Earnout Service Provider’s Earnout Award Agreement and
Section
 3.4
.
(b) For the avoidance of doubt, each Triggering Event may only occur once, if at all, and in no event shall Acquiror issue more than the aggregate number of shares of Acquiror Common Stock set forth in the definition of Earnout Shares pursuant to this
Section
 2.8
.
(c) If Acquiror shall after the date hereof effect a share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Acquiror

Common Stock, the number of Earnout Shares that may be released pursuant to this
Section
 2.8
and the stock price targets included in the definition of each Triggering Event shall be equitably adjusted for such share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction. For the avoidance of doubt, (i) Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping Trading Days, and (ii) Earnout Shares issuable to Earnout Recipients that received an Acquiror Restricted Stock Award at the Closing may be issued in the form of an additional Acquiror Restricted Stock Award with substantially the same terms and conditions as are in effect with respect to such Acquiror Restricted Stock Award issued upon the Closing (including with respect to vesting and termination-related provisions).
(d) Notwithstanding anything to the contrary in this
Section
 2.8
or this Agreement, before the Earnout Shares are released in accordance with this Agreement, the Earnout Escrow Agreement and, in the case of the Earnout Service Providers, such Earnout Service Provider’s Earnout Award Agreement and
Section
 3.4
, the Earnout Shares:
(i) will entitle the holders of such Earnout Shares to the rights of the holders of shares of Acquiror Common Stock, including the right to vote or to receive dividends, distributions or other payment of any kind in respect of such Earnout Shares;
(ii) will not bear interest; and
(iii) are not assignable or transferable, except by operation of law, will or intestacy.
(e) The parties agree that for U.S. federal income (and any other applicable) Tax purposes (i) the issuance of Earnout Shares pursuant to this
Section
 2.8
shall be treated as an adjustment to the Aggregate Merger Consideration, (ii) the issuance of Earnout Shares pursuant to this
Section
 2.8
is intended to comply with, and shall be effected in accordance with, Rev. Proc.
84-42,
1984-1
C.B. 521 and (iii) the Earnout Shares held in the escrow account (as governed by the Earnout Escrow Agreement) shall at all times be treated as owned by the Earnout Recipients to whom such Earnout Shares would be issued had each Triggering Event occurred, in each case, except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.
Section 2.9.
Earnout Pro Rata Share; Earnout Award Agreements
.
(a) Earnout Shares issuable upon the occurrence of a Triggering Event shall be allocated among the Earnout Recipients in accordance with each Earnout Recipient’s Earnout Pro Rata Share determined as of 5:00 P.M. Eastern Time on the date of the occurrence of the applicable Triggering Event.
(b) The terms of the issuance of all Earnout Shares underlying any award of Earnout RSUs to any Earnout Service Providers shall be set forth in a written agreement among Acquiror, the Company and such Earnout Service Provider (each, an “
Earnout Award Agreement
”), in a form reasonably acceptable to Acquiror, which may provide that the Earnout Shares that would otherwise become issuable to an Earnout Service Provider pursuant to
Section
 2.8
shall remain subject to certain additional vesting conditions as set forth therein. The delivery of Earnout Shares underlying the Earnout RSUs shall be subject to the payment of any applicable Tax withholdings and compliance with any applicable requirements of the securities and other laws.
Section 2.10.
Escrow
.
(a) Upon receipt of the Earnout Shares, Continental will place the Earnout Shares in an escrow account established pursuant to an escrow agreement, in a form mutually agreed by Acquiror, the Company and Continental (the “
Earnout Escrow Agreement
”).
(b) Promptly upon the occurrence of a Triggering Event, Acquiror shall prepare and deliver, or cause to be prepared and delivered, a written notice to Continental (a “
Release Notice
”), which Release Notice shall set

forth in reasonable detail the specific release instructions with respect to the applicable Earnout Shares, including the number of Earnout Shares to be released, the identity of each Earnout Recipient to whom such Earnout Shares shall be released and the number of Earnout Shares to be released to each Earnout Recipient, all subject to the terms and conditions of this Agreement.
ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.
Conversion of Securities
.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter, but excluding (i) any shares of Company Common Stock subject to Company Options (which shall be subject to
Section
 3.3
), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “
Treasury Share
”), and (iii) any Dissenting Shares) shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration and the Earnout Shares, as applicable, as determined pursuant to
Section
 3.1(d)
.
(b) At the Effective Time, by virtue of the Merger, each Common Stock Warrant shall be treated in accordance with its terms.
(c) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.
(d) Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter) (other than in respect of (i) any shares of Company Common Stock subject to Company Options (which shall be subject to
Section
 3.3
), (ii) any Treasury Shares and (iii) any Dissenting Shares) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration equal to (1) the Merger Consideration Per Fully Diluted Share,
multiplied by
(2) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter), and (B) the Earnout Pro Rata Share (determined as of 5:00 P.M. Eastern Time on the date of the occurrence of the applicable Triggering Event) of any Earnout Shares, if applicable, on the terms and subject to the conditions set forth herein, in each case, with fractional shares rounded down to the nearest whole share (and no cash settlements shall be made with respect to fractional shares eliminated by rounding).
(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger. In lieu of any fractional shares of Acquiror Common Stock to which each holder of Company Capital Stock would otherwise be entitled in the Merger, the Exchange Agent (as defined below) shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.2.
Exchange Procedures
.
(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “
Exchange Agent
”) to act as the agent for the purpose of paying the Aggregate Merger Consideration and, if applicable, the Earnout Shares to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock to be paid as Aggregate Merger Consideration pursuant to
Section
 3.1(d)
. Promptly following a Triggering Event, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock to be paid as Earnout Shares in respect of such Triggering Event pursuant to
Section
 2.8
.
(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter), whose shares of Company Common Stock were converted pursuant to
Section
 3.1(a)
into the right to receive a portion of the Aggregate Merger Consideration and, if applicable, the Earnout Shares, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “
Letter of Transmittal
”).
(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration and, if applicable, the Earnout Shares pursuant to
Section
 3.1(a)
shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. Payment of the Earnout Shares, if applicable, pursuant to
Section
 2.8
shall be made to the same account and in the same manner as specified in the applicable holder’s duly executed Letter of Transmittal delivered pursuant to the immediately preceding sentence, unless such holder shall have delivered to the Exchange Agent an updated duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d) Promptly following the date that is one (1) year after the earlier of (i) the expiration of the Earnout Period and (ii) the occurrence of a Triggering Event III (the “
Exchange Agent Termination Date
”), Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. On the date that is one (1) year after the Effective Time, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror and on the Exchange Agent Termination Date, any portion of the Earnout Shares that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time (after giving effect to the provisions governing a Qualified Public Offering and the Mandatory Conversion Time (each as defined in the Restated Company Charter) in each case pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter) that has not exchanged such shares of Company Common Stock in accordance with this
Section
 3.2
prior to, in the case of the Aggregate Merger Consideration, the date that is one (1) year after the Effective Time and, in the case of the Earnout Shares, the Exchange Agent Termination Date, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration and, if applicable, the Earnout Shares, without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration or the Earnout Shares delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this
Article
 III
would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.
Treatment of Company Options
.
(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive, pursuant to the Company Incentive Plan or the applicable award agreement, an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “
Acquiror Option
”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by
the Merger Consideration Per Fully Diluted Share, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by
the Merger Consideration Per Fully Diluted Share (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided
,
however
, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations
Section 1.424-1,
such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b) The Company shall take all necessary actions to (i) effect the treatment of the Company Options pursuant to
Sections 3.3(a)
in accordance with the Company’s Incentive Plan and the applicable award agreements, and (ii) terminate the Company’s Incentive Plan as of the Effective Time and to ensure no new awards are granted thereunder from and following the Effective Time (provided that the Company Options shall remain subject to the terms of the Company’s Incentive Plan except that any references to the Company shall refer to the Acquiror and any references to Company Common Shares shall refer to Domesticated Acquiror Common Stock).
Section 3.4.
Withholding
. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.
Section 3.5.
Dissenting Shares
. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “
Dissenting Shares
” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration and, if applicable, the Earnout Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL;
provided
,
however
, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration and, if applicable, the Earnout Shares in accordance with
Section
 3.1
without interest thereon, upon transfer of such shares. The Company shall provide

Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “
Company Disclosure Letter
”) (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article
 IV
), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1.
Company Organization
. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.
Subsidiaries
. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on
Section
 4.2
of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3.
Due Authorization
.
(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in
Section
 4.5
) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is or will be a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is or will be a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals. Subject to the receipt of the Company Stockholder Approvals, the Merger meets the conditions of Section 5.1.1(b) of Article Fourth of the Restated Company Charter for a Qualified Public Offering as defined therein.
Section 4.4.
No Conflict
. Subject to the receipt of the Governmental Approvals set forth in
Section
 4.5
and except as set forth on
Section
 4.4
of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in
Section
 4.12(a)
to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.5.
Governmental Authorities;
Approvals
. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “
Governmental Approval
”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iii) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6.
Capitalization of the Company
.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 96,785,202 total shares, each with a par value of $0.0001 per share, comprised of: (i) 55,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 1,454,239 shares are issued and outstanding as of the date of this Agreement, (ii) 41,785,202 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 4,000,000 shares have been designated Series
A-1
Preferred Stock, 4,000,000 of which are issued and outstanding as of the date of this Agreement, (B) 4,427,072 shares have been designated Series
A-2
Preferred Stock, 4,427,072 of which are issued and outstanding as of the date of this Agreement, (C) 7,341,485 shares have been designated Series B Preferred Stock, 7,341,485 of which are issued and outstanding as of the date of this Agreement, (D) 8,016,645 shares have been designated Series C Preferred Stock, 8,016,645 of which are issued and outstanding as of the date of this Agreement, and (E) 18,000,000 shares have been designated Series D Preferred Stock, 13,843,858 of which are issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, assuming the Mandatory Conversion Time (as defined in the Restated Company Charter) pursuant to Section 5.1.1 of Article Fourth of the Restated Company Charter were to occur on the date of this Agreement, the authorized capital stock of the Company would consist of (x) 55,000,000 shares of Company Common Stock, of which 46,153,120 shares would be issued and outstanding as of the date of this Agreement and (y) 41,785,202 shares of Company Preferred Stock, of which no shares would be issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are uncertificated, book-entry shares.
(b) As of the date of this Agreement, (i) Company Options to purchase 8,838,442 Company Common Stock are outstanding, and (ii) Common Stock Warrants to purchase 226,196 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including the type of Company Option (whether such Company Option is an incentive stock option or a nonstatutory stock option), the number of shares of Company Common Stock subject thereto, vesting schedule and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).
(c) Except as set forth on
Section
 4.6(a)
of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7.
Capitalization of Subsidiaries
.
(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) Except as set forth on
Section
 4.7(c)
of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Subsidiaries, the sale of treasury shares or other equity interests of such Subsidiaries, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.
Financial Statements
.
(a) Attached as
Section
 4.8(a)
of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “
Financial Statements
”).
(b) Except as set forth on
Section
 4.8(b)
of the Company Disclosure Letter, the Financial Statements and if applicable, when delivered pursuant to
Section
 6.3
, the Q3 Financial Statements, the 2021 Audited Financial Statements and the 2022 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end
adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with
Section
 6.3
, will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
Section 4.9.
Undisclosed Liabilities
. Except as set forth on
Section
 4.9
of the Company Disclosure Letter, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing and that are not material to the Company and its Subsidiaries taken as a whole, or (d) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to
Section
 2.4(c)
.
Section 4.10.
Litigation and Proceedings
. In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or except as set forth on
Section
 4.10
of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “
Legal Proceedings
”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.
Section 4.11.
Legal Compliance
.
(a) Each of the Company and its Subsidiaries is, and since the date that is three (3) years preceding the date of this Agreement has been, in compliance in all material respects with all applicable Laws.
(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.
(c) Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.12.
Contracts; No Defaults
.
(a)
Section
 4.12(a)
of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on
Section
 4.12(a)
of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);
(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;
(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;
(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $20,000 in any calendar year;
(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);
(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “
Affiliate Agreements
”);
(vii) Contracts with each current employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $90,000.
(viii) Contracts with each employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix) Contracts, other than
non-disclosure
agreements containing customary confidentiality and
non-use
provisions and no other
non-customary
provisions typically included in
non-disclosure
agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xi) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure
agreements, contractor services agreements,

consulting services agreements, employment agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf
software and Open Source Licenses);
(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $50,000 in any calendar year;
(xiii) Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $50,000 in any calendar year;
(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections
 (i)
through
(xiv)
 of this
Section
 4.12(a)
.
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to
Section
 4.12(a)
in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to
Section
 4.12(a)
and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.
Company Benefit Plans
.
(a)
Section
 4.13(a)
of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“
ERISA
”) and any other material plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “
Company Benefit Plan
”). The Company has

made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b) Except as set forth on
Section
 4.13(b)
of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “
Multiemployer Plan
”) or other pension plan that is subject to Title IV of ERISA (“
Title IV Plan
”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) for a period of time not exceeding three months following a termination of employment pursuant to the terms of an existing Company Benefit Plan.
(f) Except as set forth on
Section
 4.13(f)
of the Company Disclosure Letter or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Options) due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up,
make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g) All Company Options have been granted in accordance in all material respects with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
(h) With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.
Section 4.14.
Labor Relations; Employees
.
(a) Except as set forth on
Section
 4.14(a)
of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. Since the date that is three (3) years preceding the date of this Agreement, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b) Each of the Company and its Subsidiaries are, and have been since the date that is three (3) years preceding the date of this Agreement, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs.
non-exempt
status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.
(c) Since the date that is three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.
(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.
(e) Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of office coordinator or above. To the knowledge of the Company, since the date that is three (3) years preceding the date of this Agreement, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of office coordinator or above.
(f) Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.15.
Taxes
.
(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental

Authority in a timely manner all such withheld amounts, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Company or any of its Subsidiaries after the Closing Date.
(g) Neither the Company nor any of its Subsidiaries is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any such agreement solely between the Company and its existing Subsidiaries or Contracts entered into in the ordinary course of business not primarily related to Taxes).
(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for
Tax-free
treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations
Section 1.1502-6
or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j) No written claim has been made by any Governmental Authority within the last thirty-six
(36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) Neither the Company nor any of its Subsidiaries has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant any other Tax legislation related to the
COVID-19
pandemic that remains unpaid.
(o) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 4.16.
Brokers
’
Fees
. Except as set forth on
Section
 4.16
of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17.
Insurance
.
Section
 4.17
of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on
Section
 4.17
of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policy during the last twelve (12) months.
Section 4.18.
Permits; Regulatory Matters
.
(a) The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects, including (i) all authorizations and approvals under the FDA Laws and (ii) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of the Company Products, in each case necessary for the lawful operation of the business of the Company and its Subsidiaries in each jurisdiction in which such Person operates.
(b)
Section 4.18(b)
of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.
(c) Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.
(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other analogous Governmental Authority, when submitted to the FDA or such other Governmental Authority, were believed in good faith to be true, complete and correct in all material respects as of the date of submission and any necessary and required updates, changes, corrections, or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority. Each of the Company and its Subsidiaries has maintained or filed with the FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Laws.
(e) All products manufactured, processed, hosted, sourced, labeled, packaged, stored, distributed, marketed, advertised, sold, imported or exported by or on behalf of the Company or any of its Subsidiaries that have received a Permit from the FDA or comparable Governmental Authority have been and are being manufactured, processed, hosted, sourced, labeled, packaged, stored, distributed, marketed, advertised, sold, imported and exported pursuant to and in compliance with such Permits and all FDA Laws, including those regarding establishment registration, device listing, premarket notification, the FDA’s Quality System Regulation contained in 21 C.F.R. Part 820, labeling, advertising, device importation and exportation, record-keeping, medical device reporting for adverse events and malfunctions, and reporting of corrections and removals.
(f) All nonclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any of its Subsidiaries have been and are being conducted in compliance with all applicable Laws, including FDA Laws, applicable research protocols, institutional review board or other ethics committee requirements, and applicable federal and state Laws relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. The Company and its Subsidiaries have not received any notice that any Governmental Authority or institutional review board or independent ethics committee has initiated, or threatened to initiate, any action to suspend, place on hold, terminate, delay or otherwise restrict any clinical trial sponsored or conducted by or on behalf of the Company or any of its Subsidiaries.
(g) Neither the Company nor any of its Subsidiaries has received any notice or communication from the FDA, any other Governmental Authority or any third party alleging or asserting noncompliance with any Permit or FDA Law, including any FDA
Form-483,
Warning Letter, notice of violation, Untitled Letter, “It Has Come to Our Attention” letter, or notice of inspectional observations. Neither the Company nor any of its Subsidiaries is subject to, and to the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to, any administrative, regulatory or enforcement action by any Governmental Authority concerning noncompliance with any FDA Laws.
(h) Except as set forth in Section 4.18(h) of the Company Disclosure Letter, within the last five (5) years, (i) there have been no recalls, field corrections, suspensions of manufacturing or distribution, clinical holds by any Governmental Authority, seizures, withdrawals, discontinuations or import holds, alerts, detentions or refusals related to the business of the Company or its Subsidiaries or any of the Company Products (and to the knowledge of the Company, none are threatened or pending) and (ii) no reports of any material problems, malfunctions, device-related serious adverse events or defects involving any Company Products or related to the business of the Company or its Subsidiaries have been filed or are required to have been filed with any Governmental Authority under any Law. There are no pending, and within the last five (5) years, there have not been any, Legal Proceedings or written threats thereof related to product liability involving any Company Product, and no such Legal Proceedings or written threats have been settled, adjudicated or otherwise disposed of within the last five (5) years.
(i) Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives and advisors have made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a material statement or failed to make a material statement, that, including at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Authority to invoke a similar policy. Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives and advisors have been debarred by the FDA under 21 U.S.C. § 335a.
(j) There are no citations, decisions, adjudications or other written statements by any Governmental Authority or consent decrees stating that any Company Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Authority. To the knowledge of the Company, there is no fact or condition related to any Company Product that would impose upon the Company or its Subsidiaries a duty to recall any Company Product or material liability for returns or other product liability claims with respect to the Company Products.
Section 4.19.
Healthcare Regulatory Compliance
.
(a) The Company and its Subsidiaries are, and have, since the date that is three (3) years preceding the date of this Agreement, been in compliance with, to the extent applicable to the business of the Company and its Subsidiaries, all Health Care Laws. Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of their respective officers, directors, managing employees or agents (as certain of those terms are defined in 42 C.F.R. § 1001.2), nor any other Person described in 42 C.F.R. §1001.1001(a)(2), nor any other representative of the Company or its Subsidiaries, is a party to, or bound by, any order, consent decree, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Program Laws.
(b) Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of their respective officers, directors, managing employees or agents (as certain of those terms are defined in 42 C.F.R. § 1001.102), nor any other Person described in 42 C.F.R. § 1001.1001(a)(2): (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §
1320a-7a;
(iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs;
or (v) to the knowledge of the Company, is or has been involved in any investigation relating to any Federal Health Care Program-related offense.
(c) Since the date that is three (3) years preceding the date of this Agreement, none of the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, managing employees or agents (as certain of those terms are defined in 42 C.F.R. § 1001.102), or any other Person described in 42 C.F.R. § 1001.1001(a)(2), engaged in any activity on behalf of the Company that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under Medicare or Medicaid, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§
1320a-7,
1320a-7a,
1320a-7b,
1320a-7c and
1395nn), TRICARE, the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any applicable other federal or state Laws that govern the health care industry (collectively, “
Health Care Program Laws
”), including the following:
(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or

(B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program; or
(iv) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors.
(d) Neither the Company nor any of its Subsidiaries is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. Neither the Company nor any of its Subsidiaries is, or since the date that is three (3) years preceding the date of this Agreement has been, in violation of HIPAA or the Federal Privacy and Security Regulations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.
(e) The Company and its Subsidiaries maintain and have since the date that is three (3) years preceding the date of this Agreement maintained commercially reasonable plans, controls, policies and procedures in material compliance with all applicable Health Care Program Laws, and have complied in all material respects and are currently conducting their business in material compliance with all such policies and procedures. To the knowledge of the Company, where required by applicable Health Care Program Laws, each of the Company and each of its Subsidiaries has required through executed current, legal, valid and binding agreements all of its contractors to comply with Health Care Program Laws applicable to such contractor in the context of such contractor’s relationship with the Company or its applicable Subsidiary.
(f) Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, managing employees or agents (i) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), or (ii) has entered into or is negotiating a settlement agreement with a Governmental Authority relating to Health Care Program Laws.
(g) Each of the Company and each of its Subsidiaries that has received grant funds from a Governmental Authority has complied in all material respects with the terms of such grant awards and made all material filings required under applicable Laws for awardees of such grants.
(h) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives to any health care professional, organization, or other health care provider are in compliance with applicable Health Care Program Laws in all material respects.
Section 4.20.
Equipment and Other Tangible Property
. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.21.
Real Property
.
(a)
Section
 4.21
of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.
(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “
Real Property Leases
”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b) None of the Company or any of its Subsidiaries owns any land (“
Owned Land
”).
Section 4.22.
Intellectual Property
.
(a)
Section
 4.22(a)
of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for
with a Governmental Authority or Internet domain name registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or any other jurisdiction as of the date of this Agreement (“
Company Registered Intellectual Property
”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, to the Company’s knowledge and excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order adversely affecting the validity or enforceability of, or the Company’s or any of its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.
(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and, to the Company’s knowledge, has sufficient and valid rights pursuant to enforceable Contracts to use all Intellectual Property material to and used in or reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date. There exist no material restrictions on the disclosure, use, license or transfer of, and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.
(c) Neither the Company and its Subsidiaries, nor the conduct of the businesses of the Company or any of its Subsidiaries, have since the date that is three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, provided the foregoing representation and warranty is given solely to the Company’s knowledge with respect to the patents and patent rights of any third Person. There is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened (in writing, or to the knowledge of the Company, otherwise), alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.
(d) Except as set forth on
Section
 4.22(d)
of the Company Disclosure Letter, (i) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person since the date that is three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.
(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property. To the knowledge of the Company, since the date that is three (3) years preceding the date of this Agreement, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.
(f) No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by the Company or any of its Subsidiaries of any material Company Intellectual Property or any product or technology of Company or any of its Subsidiaries.
(g) Each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of the Company or any of its Subsidiaries for or on behalf of the Company or its Subsidiary, as applicable, has executed a written non-disclosure
and assignment agreement containing an irrevocable present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to the Company or its Subsidiary, as applicable.
(h) The IT Assets used or held for use by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specification and otherwise as required by the businesses of the Company and its Subsidiaries as currently conducted, (ii) have not materially malfunctioned or failed in the past five (5) years and (iii) to the knowledge of the Company, are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise impair the functioning of any such IT Assets, including any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.
(i) The Company’s and its Subsidiaries’ use and distribution of (i) Software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Company Intellectual Property, to be subject to Copyleft Licenses.
Section 4.23.
Privacy and Cybersecurity
.
(a) The Company and its Subsidiaries maintain and are in compliance with, and since the date that is three (3) years preceding the date of this Agreement, have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of Personal Information (including HIPAA and the Federal Privacy and Security Regulations), (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, Personal Information and data privacy and security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i)-(iii), “
Personal Information Laws and Policies
”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened (in writing, or to the knowledge of the Company, otherwise) against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Authority relating to an alleged violation of Personal Information Laws and Policies.
(b) Since the date that is three (3) years preceding the date of this Agreement, (i) there have been no material breaches of the security of the (A) IT Assets used or held for use by the Company and its Subsidiaries in their businesses or (B) to the knowledge of the Company, the Company Products, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control (including such information and Personal Information stored on or accessible through the Company Products) against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company has (A) to the knowledge of the Company, experienced any incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
Section 4.24.
Environmental Matters
.
(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site
of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance
with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance
of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.25.
Absence of Changes
. From September 30, 2021 to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.26.
Anti-Corruption Compliance
.
(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.27.
Anti-Money Laundering Laws; Sanctions and International Trade Compliance
.
(a) The Company and its Subsidiaries (i) are, and have been since the date that is three (3) years preceding the date of this Agreement, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export,
deemed export, deemed
re-export,
or transfer required under the International Trade Laws and Sanctions Laws (the “
Export Approvals
”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 4.28.
Information Supplied
. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29.
Customers and Vendors
.
(a)
Section
 4.29(a)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers; and the top twenty (20) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing nine months for the period ending September 30, 2021 (each group of Persons, respectively, the “
Top Customers
” and “
Top Vendors
”).
(b) Except as set forth on
Section
 4.29(b)
of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.30.
Government Contracts
. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “
Government Contract
”). Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.
Section 4.31.
No Additional Representation or Warranties
. Except as provided in this
Article
 IV
or in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in
Section
 5.8
,
Section
 5.12
and
Section
 5.15
), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “
Acquiror Disclosure Letter
”) on the date of this Agreement (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article
 V
), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1.
Organization
. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2.
Due Authorization
.
(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole and managing member or shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, to the extent a party thereto, enforceable against Acquiror and Merger Sub, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i) each of those Transaction Proposals identified in
clauses
 (A)
,
(B)
 and
(C)
 of
Section
 8.2(b)
shall require approval by an affirmative vote of the holders of at least two-thirds
of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and
(ii) each of those Transaction Proposals identified in
clauses
 (D)
,
(E)
,
(F)
,
(G)
,
(H)
,
(I)
and
(J)
 of
Section
 8.2(b)
, in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.
(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.
No Conflict
. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in
Section
 5.7
, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses
 (b)
through
(d)
, to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.4.
Litigation and Proceedings
. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order, the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since their formation, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.
SEC Filings
. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 2, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “
Acquiror SEC Filings
”). Each of the Acquiror SEC Filings, as of the respective date of its filing, or as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6.
Internal Controls; Listing; Financial Statements
.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“
JOBS Act
”), Acquiror has established and maintains disclosure controls and procedures (as defined in
Rule 13a-15
under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated

Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since July 2, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in
Rule 13a-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(c) Since July 2, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Capital Market (“
Nasdaq
”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq.
(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of March 2, 2021, the statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through March 2, 2021, together with the auditor’s reports thereon, the unaudited balance sheet as of September 30, 2021 and the unaudited statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through September 30, 2021, together with the notes thereto (collectively, the “
Acquiror Financial Statements
”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end
adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in
Rule 3b-7
under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.
Section 5.7.
Governmental Authorities;
Approvals
. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on
Section
 5.7
of the Acquiror Disclosure Letter or
Section
 4.5
of the Company Disclosure Letter.
Section 5.8.
Trust Account
. As of the date of this Agreement, Acquiror has at least $250,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,700,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 29, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee ( “
Continental
”) (the “
Trust Agreement
”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder, in its capacity as such, shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.9.
Investment Company Act; JOBS Act
. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10.
Absence of Changes
. Since July 2, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in
Section
 5.10
of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11.
No Undisclosed Liabilities
. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.12.
Capitalization of Acquiror
.
(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 Acquiror Class A Ordinary Shares, 25,640,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Acquiror Class B Ordinary Shares, 6,250,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “
Acquiror Securities
”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b) All holders of Acquiror Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.
(c) Except as set forth on
Section
 5.12(c)
of the Acquiror Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, in connection with the PIPE Investment and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d) The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable
and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to
Section
 5.12(e)
of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock or Acquiror Class A Ordinary Shares, as applicable, for a PIPE Investment Amount of at least $162,000,000.00 (such amount, the “
Minimum PIPE Investment Amount
”), at least $50,000,000.00 of which is in respect of such shares to be so purchased by one or more SCS PIPE Investors. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13.
Brokers
’
Fees
. Except fees described on
Section
 5.13
of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.15.
Taxes
.
(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(d) No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.
(e) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror or Merger Sub.
(f) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(g) Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 5.16.
Business Activities
.
(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or

Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d) As of the date hereof, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, except as set forth on
Section
 5.16(d)
of the Acquiror Disclosure Letter, there are no amounts outstanding under any Working Capital Loans.
Section 5.17.
Nasdaq Stock Market Quotation
. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DNAA”. Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.
Section 5.18.
Registration Statement, Proxy Statement and Proxy Statement/Registration Statement
. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The (A) Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) Proxy Statement will not, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;
 provided
,
 however
, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.
No Outside Reliance
. Notwithstanding anything contained in this
Article
 V
or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in
Article
 IV
or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in
Article
 IV
. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article
 IV
, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.20.
No Additional Representation or Warranties
. Except as provided in this
Article
 V
or in any Ancillary Agreement, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this
Article
 V
, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.
Conduct of Business
. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to
Article
 X
(the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on
Section
 6.1
of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice;
provided
, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of
COVID-19
or comply with any applicable
COVID-19
Measures;
provided
,
further
, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on
Section
 6.1
of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;
(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests without payment of any consideration by the Company or its Subsidiaries, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Options or (iii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;
(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on
Section
 4.12
or
Section
 4.30
of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
(g) acquire any ownership interest in any real property, other than in the ordinary course of business;
(h) except as otherwise required by existing Company Benefit Plans or the Contracts listed on
Section
 4.12(a)
of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee with an annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice, (ii) make any material change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of employees of the Company or any of the Company’s Subsidiaries with an annual base compensation of $200,000 or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;
(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;
(k) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) seek or apply for any Tax ruling, (vi) settle any claim or assessment in respect of any material Taxes, (vii) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Leased Real Property, or (B) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;
(n) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including any Company Options), other than (i) shares of Company Common Stock issuable upon exercise of Company Options outstanding on the date hereof in accordance with their terms as in effect as of the date of this Agreement, or (ii) the exercise of warrants to purchase Company Capital Stock or the conversion of any

Company Capital Stock in accordance with its terms as in effect as of the date of this Agreement, in each case, that are outstanding as of the date hereof;
(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and in the aggregate;
(q) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to the Company and its Subsidiaries, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any such Intellectual Property (other than nonexclusive licenses entered into in the ordinary course of business) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);
(r) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how
or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;
(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on
Section
 6.1(s)
of the Company Disclosure Letter, in the aggregate;
(t) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(u) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;
(v) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;
(w) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof or as contemplated as of the date hereof; or
(x) enter into any agreement to do any action prohibited under this
Section
 6.1
.
Section 6.2.
Inspection
. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable
COVID-19
Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby;
provided
, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.
Section 6.3.
Preparation and Delivery of Additional Company Financial Statements
. As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror (a) the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the nine-month periods ended September 30, 2021 and 2020 (the “
Q3 Financial Statements
”), (b) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2021, together with the auditor’s reports thereon (the “
2021 Audited Financial Statements
”) and (c) for any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for such quarter (collectively, the “
2022 Financial Statements
”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;
provided
, that upon delivery of such Q3 Financial Statements, the 2021 Audited Financial Statements and the 2022 Financial Statements, the representations and warranties set forth in
Section
 4.8
shall be deemed to apply to the Q3 Financial Statements, the 2021 Audited Financial Statements and the 2022 Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement.
Section 6.4.
Affiliate Agreements
. All Affiliate Agreements set forth on
Section
 6.4
of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.
Section 6.5.
Acquisition Proposals
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article
 X
, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public
information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment) or the Ancillary Agreements.

ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.
Employee Matters.
(a)
Equity Plan
. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in the form attached hereto as
Exhibit
 E
(the “
Incentive Equity Plan
”), which Incentive Equity Plan shall become effective upon the Closing Date, and with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable). Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan in the form attached hereto as
Exhibit
 F
(the “
ESPP
”), which ESPP shall become effective upon the Closing Date, and with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on
Form S-8
(or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding. Upon the effectiveness of such
Form S-8
(or other applicable form), Acquiror shall grant to certain employees and members of the Board of Directors of the Surviving Corporation, awards related to Acquiror Common Stock under the Incentive Equity Plan in accordance with the terms and conditions set forth in
Section
 7.1(a)
of the Acquiror Disclosure Letter.
(b)
No Third-Party Beneficiaries
. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this
Section
 7.1
are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.
Trust Account Proceeds and Related Available Equity
.
(a) If (i) the amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, after deducting the amounts required to satisfy the Acquiror Share Redemption Amount and payment of any deferred underwriting commissions being held in the Trust Account (but prior to payment of any Transaction Expenses or Acquiror Transaction Expenses),
plus
(ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “
Available Acquiror Cash
”) is equal to or greater than $150,000,000.00 (the “
Minimum Available Acquiror Cash Amount
”), then the condition set forth in
Section
 9.3(e)
shall be satisfied.
(b) Upon satisfaction or waiver of the conditions set forth in
Article
 IX
and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.
Nasdaq Listing
. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, shall prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “
Listing Application
”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq: (b) Acquiror to satisfy all applicable continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities, to be approved for listing on Nasdaq with the trading ticker “AKLI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.
Section 7.4.
No Solicitation by Acquiror
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article
 X
, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5.
Acquiror Conduct of Business
.
(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by Law, as set forth on
Section
 7.5
of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice;
provided
, that, notwithstanding anything to the contrary in this Agreement, Acquiror and Merger Sub may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of
COVID-19
or comply with any applicable
COVID-19
Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of Acquiror or Merger Sub and/or the health and safety of their respective employees and (ii) Acquiror and Merger Sub shall, to the extent reasonably practicable, inform the Company of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by Law, as set forth on
Section
 7.5
of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:
(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;
(iii) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of a material amount of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror, (y) pursuant to any Contract set forth on Section 5.15 of the Acquiror Disclosure Letter or (z) incurred between Acquiror and Merger Sub;
(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);
(viii) (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in respect of the PIPE Investment substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or
(ix) enter into any agreement to do any action prohibited under this
Section
 7.5
.
(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.
Post-Closing Directors and Officers of Acquiror
. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the Board of Directors of Acquiror shall consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of stockholders of Acquiror following the Closing, the term of the second class of directors expiring at the second annual meeting of stockholders of Acquiror following the Closing and the term of the third class of directors expiring at the third annual meeting of stockholders of Acquiror following the Closing (“
Class
 III
”);
(b) the Board of Directors of Acquiror shall consist of a number of directors determined by the Board of Directors of the Company, a majority of whom shall be “independent” directors for the purposes of Nasdaq rules (each, an “
Independent Director
”), and shall include one (1) Independent Director nominated by the Sponsor, who shall be Chamath Palihapitiya (who shall serve as Chairman of the Board of Directors of Acquiror) or another individual to be nominated by the Sponsor (provided that any such other individual shall be subject to the prior approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed, and shall be qualified to serve on the Audit Committee of the Board of Directors of Acquiror as an “audit committee financial expert” (as defined under applicable SEC rules)), and which Independent Director nominated by the Sponsor shall serve in Class III and shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time;
provided
,
further
, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement), the names of each other director to be nominated by the Board of Directors of the Company pursuant to this
Section
 7.6(b)
and the class of directors in which each such other director will serve; and
(c) the initial officers of Acquiror shall be as set forth on
Section
 7.6(c)
of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.
Domestication
. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as
Exhibit
 A
to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company, the “
Domesticated Acquiror Certificate of Incorporation
”
), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration
from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one
basis, into a share of Domesticated Acquiror Common Stock; and (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one
basis, into a share of Domesticated Acquiror Common Stock.
Section 7.8.
Indemnification and Insurance.
(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “
Company Indemnified Parties
”) and (y) the Sponsor, each present and former director, officer and Affiliate of Sponsor, Acquiror and each of their respective Subsidiaries (the “
Acquiror Indemnified Parties
” and together with the Company Indemnified Parties, the “
D&O Indemnified Parties
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For the avoidance of doubt, the right to indemnification pursuant to the preceding sentence in favor of each of the Sponsor and each present and former director, officer and Affiliate of Sponsor, shall be subject to the same limitations as if such D&O Indemnified Party were an officer or director of Acquiror as of the applicable time. Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this
Section
 7.8
.
(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage;
provided
,
however
, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section
 7.8
shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this
Section
 7.8
shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this
Section
 7.8
.
(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
(e) Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “
Other Indemnitors
”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Domesticated Acquiror Certificate of Incorporation, the bylaws of Acquiror, any agreement to which Acquiror is a party, any vote of the stockholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 7.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.
Section 7.9.
Acquiror Public Filings
. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10.
PIPE Investment
. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);
provided
, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, during the Interim Period, Acquiror shall use its reasonable best efforts to keep the Company reasonably informed with respect to the PIPE Investment and consider in good faith any feedback from the Company with respect to such matters, including that Acquiror shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.
Section 7.11.
Transaction Litigation
. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “
Transaction Litigation
”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such

Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation;
provided
,
however
, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 7.12.
Expense Statements
. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth the Company’s good faith estimate of each accrued and unpaid Transaction Expense as of the Closing Date.
ARTICLE VIII
JOINT COVENANTS
Section 8.1.
HSR Act and Foreign Antitrust Approvals; Other Filings.
(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b) Each of the Company and Acquiror shall request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby;
provided
, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 8.2.
Preparation of Proxy Statement/Registration Statement; Shareholders
’
Meeting and Approvals
.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “
Proxy
Statement
”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “
Proxy Statement/Registration Statement
”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares in the Domestication, and (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration and the Earnout Shares (collectively, the “
Registration Statement Securities
”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on
Form 8-K
pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the

Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “
Offer Documents
”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).
(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)
Acquiror Shareholder Approval
. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “
Acquiror Shareholders
’
Meeting
”) in accordance with Acquiror’s Governing Documents and the Nasdaq listing rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Akili, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as
Exhibits
 A
and
B
to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in
Section
 7.1
, (G) appointment of directors effective as of the Closing as contemplated by
Section
 7.6,
(H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “
Transaction Proposals
”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “
Modification in Recommendation
”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this
Section
 8.2(b)
, and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting;
provided
, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)
Company Stockholder Approvals
. The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3.
Support of Transaction
. Without limiting any covenant contained in
Article
 VI
, or
Article
 VII
Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of
Article
 IX
or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this
Section
 8.3
will constitute a breach of
Section
 6.1
or (ii) Acquiror under this
Section
 8.3
will constitute a breach of
Section
 7.5
.
Section 8.4.
Section
 16 Matters
. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule
16b-3
promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the Company Capital Stock) or Acquiror Common Stock, and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 8.5.
Additional Financing
. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on
Form S-1
for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror or their respective auditors.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.
Conditions to Obligations of Acquiror, Merger Sub, and the Company
. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a) The Acquiror Shareholder Approval shall have been obtained;
(b) the Company Stockholder Approvals shall have been obtained;

(c) the waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;
(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;
provided
, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(e) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) after giving effect to the PIPE Investment and the payment of the Acquiror Share Redemption Amount;
(f) the size and composition of the Board of Directors of Acquiror shall be as contemplated pursuant to
Section
 7.6
(assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), to be effective as of immediately following the Effective Time;
provided
, that the Company shall have performed the covenants of the Company to be performed pursuant to the second proviso in
Section
 7.6(b)
;
(g) the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance
therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on Nasdaq; and
(h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
Section 9.2.
Conditions to Obligations of Acquiror and Merger Sub
. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a) (i) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 9.3.
Conditions to the Obligations of the Company
. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) the representations and warranties of Acquiror contained in
Section
 5.12
(disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;
(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
(c) Acquiror shall have filed a certificate of incorporation with the Secretary of State of Delaware and adopted bylaws (in substantially the forms attached as
Exhibits
 A
and
B
hereto, respectively, with such changes as many be agreed in writing by Acquiror and the Company);
(d) the Domestication shall have been completed as provided in
Section
 7.7
and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(e) the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by written consent of the Company and Acquiror;
(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d) by the Company if there has been a Modification in Recommendation;
(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 9.2(a)
or
Section
 9.2(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is eight (8) months after the date of this Agreement (the “
Agreement End Date
”), unless Acquiror is in material breach hereof; or
(f) by Acquiror if the Company Stockholder Approvals shall not have been obtained within two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders; or
(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in
Section
 9.3(a)
and
Section
 9.3(b)
would not be satisfied at the Closing (a “
Terminating Acquiror Breach
”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “
Acquiror Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 10.2.
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 10.1
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this
Section
 10.2
and
Article
 XI
and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1.
Trust Account Waiver
. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated June 29, 2021 (the “
Prospectus
”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “
Trust Account
”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of Acquiror’s initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial
Business Combination activity, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror;
provided
,
that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2.
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of another party hereto that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:

(a)	If to Acquiror or Merger Sub:
Social Capital Suvretta Holdings Corp. I
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052

Attention:	James Ryans, Chief Financial Officer
Email:	legal@socialcapital.com
with copies to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Raaj S.
Narayan Email: RSNarayan@WLRK.com

(b)	If to the Company:
Akili Interactive Labs, Inc.
125 Broad Street
5th Floor
Boston, MA 02110
Attention: Jacqueline Studer, General Counsel
Email: legal@akiliinteractive.com; jstuder@akiliinteractive.com with copies to each of (which shall not constitute notice):
Goodwin Proctor LLP
100 Northern Avenue
Boston, MA 02210
Attention:             Arthur R. McGivern
                             Daniel J. Espinoza
                             Sarah Ashfaq
Email:                  amcgivern@goodwinlaw.com
                             despinoza@goodwinlaw.com
                             SAshfaq@goodwinlaw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4.
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 11.5.
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce,
Section
 7.8
, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Section
 11.16
.
Section 11.6.
Expenses
. Except as otherwise set forth in this Agreement (including
Section
 2.4(c)
), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 11.7.
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8.
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9.
Company and Acquiror Disclosure Letters
. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10.
Entire Agreement
. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Earnout Escrow Agreement, the
Lock-Up
Agreement, the Sponsor Support Agreement and Company Holders Support Agreement (collectively, the “
Ancillary Agreements
”), (c) the Confidentiality Agreement, dated as of September 1, 2021, between Suvretta Capital Management, LLC and the Company (the “
Confidentiality Agreement
”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.
Section 11.11.
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto and which makes reference to this Agreement.
Section 11.12.
Publicity
.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party;
provided
, that no party shall be required to obtain consent pursuant to this
Section
 11.12(a)
to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this
Section
 11.12(a).
(b) The restriction in
Section
 11.12(a)
shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided
,
however
, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this
Section
 11.12
.
Section 11.13.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.
Jurisdiction; Waiver of Jury Trial
.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware),
and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this
Section
 11.14(a)
.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16.
Non-Recourse
. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17.
Non-Survival
of Representations, Warranties and Covenants
. Except (a) as otherwise contemplated by
Section
 10.2
or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article
 XI
.
Section 11.18.
Legal Representation
.
(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “
Goodwin Waiving Parties
”), that Goodwin Proctor LLP (“
Goodwin
”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “
Goodwin WP Group
”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Goodwin Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Goodwin Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Goodwin’s prior representation of the Company, its Subsidiaries or of Goodwin Waiving Parties. Acquiror and the Company, for itself and the Goodwin Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Goodwin WP Group, on the one hand, and Goodwin, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Goodwin WP Group (the “
Goodwin Privileged Communications
”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Merger.
(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “
Wachtell Lipton Waiving Parties
”), that Wachtell, Lipton, Rosen & Katz (“
Wachtell Lipton
”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “
Wachtell Lipton WP Group
”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Wachtell Lipton Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, for itself and the Wachtell Lipton Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Wachtell Lipton WP Group, on the one hand, and Wachtell Lipton, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the

Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Wachtell Lipton WP Group (the “
Wachtell Lipton Privileged
Communications
”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Wachtell Lipton Privileged Communications, whether located in the records or email server of Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Wachtell Lipton Privileged Communications, by virtue of the Merger.
[
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]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

KARIBU MERGER SUB, INC.

By:	/s/ Kishan Mehta
Name: Kishan Mehta
Title: President

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci, Ph.D.
Name: W. Edward Martucci, Ph.D.
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B
EXECUTION VERSION
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “
Agreement
”) is dated as of January 26, 2022, by and among Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“
Acquiror
”), the Persons set forth on
Schedule I
hereto (each, a “
Company Stockholder
” and, collectively, the “
Company Stockholders
”), and Akili Interactive Labs, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule
13d-3
under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite each of their names on
Schedule I
attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “
Subject Shares
”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Karibu Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“
Merger Sub
”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreemen
t”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror on the terms and conditions set forth therein (the “
Merger
”); and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1
Binding Effect of Merger Agreement
. Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.5 (
Acquisition Proposals
) in respect of Acquisition Proposals regarding the Company and 11.12 (
Publicity
) of the Merger Agreement (and any relevant defined terms contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement (other than Section 6.5(i) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.

Section 1.2
No Transfer
. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “
Expiration Time
”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “
Transfer
”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii);
provided
,
however
, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as
Annex A
to the extent such Affiliate is not already a party hereto. Notwithstanding the foregoing, PureTech Health LLC shall not be prohibited hereunder from transferring any Subject Shares during the applicable period herein provided that any such Transfer occurs only after consultation with its outside counsel and only as it deems necessary in its reasonable judgement to comply with the Investment Company Act of 1940 (the “
1940 Act
”); provided further that PureTech Health LLC shall (i) only Transfer so many Subject Shares as it deems reasonably necessary in its reasonable judgement to ensure it shall remain compliant with the 1940 Act and (ii) have provided to the Acquiror and the Company notice of the intention to make such a transfer at least two (2) business days prior to such transfer.
Section 1.3
New Shares
. In the event that (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “
New Securities
”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.4
Company Stockholder
Agreements
. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as
Exhibit A
(which written consent shall be delivered promptly, and in any event within two (2) Business Days, after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):
(a) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;
(b) in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its stockholders (including the (i) Third Amended and Restated Investors’ Rights Agreement, dated as of May 25, 2021, by and among the Company and the stockholders party thereto, as amended (the “
Investors’ Rights Agreement
”), and (ii) the Amended and Restated First Refusal and
Co-Sale
Agreement, dated as of May 25, 2021, by and among the Company and the stockholders party thereto, as amended (the “
ROFR Agreement
”)) to implement the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(c) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries (other than the Merger Agreement and the transactions contemplated thereby); and
(d) against any proposal, action or agreement that, to the knowledge of such Company Stockholder, would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Each Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.
Section 1.5
Affiliate Agreements
. Each Company Stockholder, severally and not jointly, hereby agrees and consents on behalf of itself and each of its controlled Affiliates to the termination of all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter to which such Company Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.
Section 1.6
Registration Rights Agreement
. Each of the Company Stockholders set forth on Schedule II hereto, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement (with such changes as may be agreed in writing by Acquiror and the Company).
Section 1.7
Lock-Up
Agreement
. Each of the Company Stockholders set forth on
Schedule III
hereto, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the
Lock-Up
Agreement substantially in the form attached as Exhibit D to the Merger Agreement (with such changes as may be agreed in writing by Acquiror and the Company).
Section 1.8
Further Assurances
. Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.9
No Inconsistent Agreement
. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.
Section 1.10
No Challenges
. Each Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors, directors, officers or Affiliates, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under this Agreement and the other agreements entered into by such Company Stockholder in connection herewith, including such Company Stockholder’s right to receive such Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.
Section 1.11
Consent to Disclosure
. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with, or submissions to, the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege); provided that prior to disclosure of any such information that identifies Neuberger Berman Principal Strategies PRIMA Fund LP, Neuberger Berman Principal Strategies PRIMA
Co-Invest
Fund VI LP, PRIMA MLP Fund LP or TLS Beta Pte. Ltd., the Company or Acquiror, as applicable, shall, to the extent reasonably practicable, have provided such Company Stockholder with a reasonable opportunity to review and comment upon the disclosure of its information in advance.
Section 1.12
No Agreement as Director or Officer
. Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Company Stockholder (including, for this purpose, any appointee or representative of such Company Stockholder on the Board of Directors of the Company), solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).
Section 1.13
No Amendments to Certain Sections of Merger Agreement
. Without the prior written consent of Neuberger Berman Principal Strategies PRIMA Fund LP, Neuberger Berman Principal Strategies PRIMA
Co-Invest
Fund VI LP, PRIMA MLP Fund LP and TLS Beta Pte. Ltd., the Company shall not agree to any amendment or waiver of (a) the definition of “Registration Statement Securities” in Section 8.2(a) of the Merger Agreement in a manner that would exclude any shares of Acquiror Common Stock to be received by such Company Stockholder in the Merger, (b) Section 3.1 of the Merger Agreement or (c) modify the transactions contemplated by the Merger Agreement in a manner that would cause the Merger to not constitute a Qualified Public Offering under Section 5.1.1 of the Company’s Amended and Restated Certificate of Incorporation of the Company dated May 25, 2021.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1
Representations and Warranties of the Company Stockholders
. Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)
Organization; Due Authorization
. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated,

formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. Such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)
Ownership
. Such Company Stockholder is the record and beneficial owner (within the meaning of Rule
13d-3
under the Exchange Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Investors’ Rights Agreement or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Investors’ Rights Agreement. Other than as set forth opposite such Company Stockholder’s name on
Schedule I
hereto, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)
No Conflicts
. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)
Litigation
. There are no Actions pending against such Company Stockholder or, to the knowledge of such Company Stockholder, threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(e)
Adequate Information
. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)
Brokerage Fees
. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)
Acknowledgment
. Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
Section 2.2
No Other Representations or Warranties
. Except for the representations and warranties made by each Company Stockholder in this
ARTICLE II
, the Registration Rights Agreement or the
Lock-Up
Agreement, no Company Stockholder makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement in their capacity as an employee, officer or director of the Company (or a Subsidiary of the Company)
, and each Company Stockholder expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1
Termination
. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and each Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof;
provided
,
however
, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This
ARTICLE
III
shall survive the termination of this Agreement.
Section 3.2
Governing Law
. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3
CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL
.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware),
and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 3.3. Service of process with respect to any such proceeding or Action may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in S ection
 3.8
.
(b)
WAIVER OF TRIAL BY JURY
. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION
 3.3
.
Section 3.4
Assignment
. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5
Specific Performance
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.6
Amendment; Waiver
. This Agreement may not be amended or waived, except upon the execution and delivery of a written agreement executed by Acquiror, the Company, Neuberger Berman Principal Strategies PRIMA Fund LP, Neuberger Berman Principal Strategies PRIMA
Co-Invest
Fund VI LP, PRIMA MLP Fund LP, TLS Beta Pte. Ltd. and each of the other Company Stockholders that are materially adversely affected by such amendment or waiver.
Section 3.7
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8
Notices
. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when
e-mailed
during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror
:
Social Capital Suvretta Holdings Corp. I
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
Attention:	James Ryans, Chief Financial Officer
Email:	legal@socialcapital.com
with a copy to (which will not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention:	Raaj S. Narayan
Email:	rsnarayan@wlrk.com
If to the Company
:
Akili Interactive Labs, Inc.
125 Broad Street
5th Floor
Boston, MA 02110
Attention:	Eddie Martucci, Chief Executive Officer
Email:	martucci@akiliinteractive.com
with a copy to (which will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Arthur R. McGivern
Daniel J. Espinoza
Sarah Ashfaq
Email:	amcgivern@goodwinlaw.com
despinoza@goodwinlaw.com
sashfaq@goodwinlaw.com
If to a Company Stockholder
:
To such Company Stockholder’s address set forth in
Schedule I
with a copy to (which will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Arthur R. McGivern
Daniel J. Espinoza
Sarah Ashfaq
Email:	amcgivern@goodwinlaw.com
despinoza@goodwinlaw.com
sashfaq@goodwinlaw.com

Section 3.9
Counterparts
. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10
Several Liability
. The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
Section 3.11
Entire Agreement
. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

By:	/s/ W. Edward Martucci, Ph.D.
Name: W. Edward Martucci, Ph.D.

By:	/s/ Santosh Shanbag
Name: Santosh Shanbag

By:	/s/ Anil Jina
Name: Anil Jina

By:	/s/ Jacqueline Studer
Name: Jacqueline Studer

PURETECH HEALTH LLC

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira
Title: President and Chief of Business and Strategy

TLS BETA PTE. LTD.

By:	/s/ Fidah Alsagoff
Title: Authorised Signatory

JAZZ HUMAN PERFORMANCE TECHNOLOGY FUND, LP

By:	JAZZ Human Performance Technology GP, LLC, its general partner

By:	/s/ John Spinale
Title: Managing Member

JAZZ HUMAN PERFORMANCE OPPORTUNITY FUND, LP

By:	JAZZ Human Performance Opportunity GP, LLC, its general partner

By:	/s/ John Spinale
Title: Managing Member

By:	/s/ Adam Gazzaley, MD, PhD
Name: Adam Gazzaley, MD, PhD

By:	/s/ Robert Perez
Name: Robert Perez

By:	/s/ James Gates
Name: James Gates

NEUBERGER BERMAN PRINCIPAL STRATEGIES PRIMA FUND LP

By:	Neuberger Berman Investment Advisers LLC, its investment manager

By:	/s/ Gabe Cahill
Name: Gabe Cahill
Title: Managing Director

NEUBERGER BERMAN PRINCIPAL STRATEGIES PRIMA CO-INVEST FUND VI LP

By:	Neuberger Berman Investment Advisers LLC, its investment manager.

By:	/s/ Gabe Cahill
Name: Gabe Cahill
Title: Managing Director

PRIMA MLP FUND LP

By:	Neuberger Berman Investment Advisers LLC, its investment manager

By:	/s/ Gabe Cahill
Name: Gabe Cahill
Title: Managing Director
[Signature Page to Stockholder Support Agreement]

ACQUIROR:

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

COMPANY:

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci, Ph.D.
Name: W. Edward Martucci, Ph.D.
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Exhibit A
Form of Action by Written Consent of the Stockholders of the Company

Schedule I
Company Stockholder Subject Shares

Holder	Common	Series A-1 Preferred Outstanding	Series A-2 Preferred Outstanding	Series B Preferred Outstanding	Series C Preferred Outstanding	Series D Preferred Outstanding	Notice Information
PureTech Health, LLC		4,000,000	2,115,029	4,332,830			6 Tide Street, Suite 400 Boston, MA 02210
TLS Beta Pte. Ltd.					3,526,383	2,966,706	60B Orchard Road #06-18 Tower 2 The Atrium @ Orchard Singapore 238891
Jazz Human Performance Technology Fund, L.P.				1,083,170	587,731	534,007	548 Market Street #27799 San Francisco, CA 94104
Jazz Human Performance Opportunity Fund, L.P.						356,005	548 Market Street #27799 San Francisco, CA 94104
Neuberger Berman Principal Strategies PRIMA Fund LP						1,201,813	190 S. LaSalle Street, 24 th Floor Chicago, IL 60603
PRIMA MLP Fund LP						1,186,682	190 S. LaSalle Street, 24 th Floor Chicago, IL 60603
Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP						578,211	190 S. LaSalle Street, 24 th Floor Chicago, IL 60603
W. Edward Martucci							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
Adam Gazzaley	946,250						c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
James Gates							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
Robert Perez							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
Anil Jina							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
Jacqueline Studer							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110
Santosh Shanbhag							c/o Akili Interactive Labs, Inc. 125 Broad Street, 5th Floor Boston, MA 02110

Total:	946,250	4,000,000	2,982,494	5,692,810	4,190,519	6,823,424

[Schedule I to Stockholder Support Agreement]

Schedule II
Parties to Registration Rights Agreement

1.	PureTech Health, LLC

2.	TLS Beta Pte. Ltd.

3.	Jazz Human Performance Technology Fund, L.P.

4.	Jazz Human Performance Opportunity Fund, L.P.

5.	Neuberger Berman Principal Strategies PRIMA Fund LP

6.	PRIMA MLP Fund LP

7.	Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP

8.	John Spinale

9.	Bharatt Chowrira

10.	W. Edward Martucci

11.	Adam Gazzaley

12.	Robert Perez

13.	Kenneth Ehlert

14.	Christine Lemke

15.	Anil Jina

16.	Jacqueline Studer

17.	Santosh Shanbhag

[Schedule II to Stockholder Support Agreement]

Schedule III
Parties to
Lock-Up
Agreement

1.	Jazz Human Performance Opportunity Fund, L.P.

2.	Jazz Human Performance Technology Fund, L.P.

3.	Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP

4.	PRIMA MLP Fund LP

5.	Neuberger Berman Principal Strategies PRIMA Fund LP

6.	PureTech Health, LLC

7.	TLS Beta Pte. Ltd.

8.	John Spinale

9.	Bharatt Chowrira

10.	W. Edward Martucci

11.	Adam Gazzaley

12.	Robert Perez

13.	Kenneth Ehlert

14.	Christine Lemke

15.	Anil Jina

16.	Jacqueline Studer

17.	Santosh Shanbhag

[Schedule III to Stockholder Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “
Joinder Agreement
”) is made as of the date written below by the undersigned (the “
Joining Party
”) in accordance with the Stockholder Support Agreement, dated as of January 26, 2022 (as amended, supplemented or otherwise modified from time to time, the “
Support Agreement
”), by and among Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Akili Interactive Labs, Inc., a Delaware corporation, and the Company Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Stockholder Support Agreement]

ANNEX C
EXECUTION VERSION
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “
Sponsor
Agreement
”) is dated as of January 26, 2022 by and among SCS Sponsor I LLC, a Cayman Islands limited liability company (the “
Sponsor Holdco
”), the Persons set forth on
Schedule I
hereto (together with the Sponsor Holdco, each, a “
Sponsor
” and, together, the “
Sponsors
”), Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“
Acquiror
”), and Akili Interactive Labs, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule
13d-3
under the Exchange Act) of 6,920,000 Acquiror Common Shares in the aggregate as set forth on
Schedule I
attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Karibu Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreement
”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1
Binding Effect of Merger Agreement
. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (
No Solicitation by Acquiror
) and 11.12 (
Publicity
) of the Merger Agreement (and any relevant defined terms contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2
No Transfer
. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Article X thereof (the earlier of clauses (a) and (b), the “
Expiration Time
”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares owned by such Sponsor, in each case that would be effective prior to the Expiration Time, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares owned by such Sponsor, in each case that would be effective prior to the Expiration Time (clauses (i) and (ii) collectively, a “
Transfer
”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii);
provided
, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Support Agreement in the form attached hereto as
Annex A
.
Section 1.3
New Shares
. In the event that (a) any Acquiror Common Shares or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares of, on or affecting the Acquiror Common Shares owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares or other equity securities of Acquiror, collectively the “
New Securities
”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares owned by such Sponsor as of the date hereof.
Section 1.4
Closing Date Deliverables
. On the Closing Date, each of the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco, the Director Holders, certain of the Company’s stockholders or their respective affiliates, as applicable, and the other Holders (as defined therein) party thereto, in substantially the form attached as Exhibit C to the Merger Agreement.
Section 1.5
Sponsor
Support Agreements
.
(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat (to the extent entitled to vote thereto) for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares (to the extent entitled to vote thereto):
(i) in favor of each Transaction Proposal;
(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement, any Ancillary Agreement and the transactions contemplated thereby);
(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals or to add or replace a member of the Board of Directors of Acquiror in compliance with Nasdaq independence rules); and
(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement, any Ancillary Agreement or the

Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror (other than a customary equity grant to (i) any member of the Board of Directors of Acquiror that is added in compliance with Nasdaq independence rules or (ii) any member of the scientific advisory board of Acquiror that is added consistent with Acquiror’s prior practice in onboarding such members).
Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, those certain Letter Agreements, dated as of June 29, 2021 and September 24, 2021, by and among the Sponsors, as applicable, and Acquiror (the “
Voting Letter Agreements
”), including without limitation the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreements.
Section 1.6
Additional Agreements
.
(a) Notwithstanding anything to the contrary in any other agreement or contract to which a Sponsor is bound, each Sponsor (for itself, himself or herself and for its, his or her successors, heirs and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws and Acquiror’s Amended and Restated Memorandum and Articles of Association, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Acquiror Class B Common Stock held by such Sponsor convert into shares of Acquiror Common Stock in connection with the transactions contemplated by the Merger Agreement (including the Domestication).
(b) Acquiror and each Sponsor hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to Acquiror or any Subsidiary of Acquiror by any Sponsor as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which Acquiror or a Sponsor is bound, Acquiror shall repay such outstanding amounts to such Sponsor at the Closing solely in cash, and such Sponsor shall not require any portion of such repayment to occur in the form of Acquiror Common Shares or any other form.
Section 1.7
Further Assurances
. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.8
No Inconsistent Agreement
. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1
Representations and Warranties of the Sponsors
. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)
Organization; Due Authorization
. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)
Ownership
. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares, and there exist no Liens (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares) affecting any such Acquiror Common Shares, other than Liens indicated on
Schedule I
attached hereto or pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreements, (v) that certain Amended and Restated Securities Subscription Agreement by and between the Sponsor Holdco and the Acquiror, dated as of May 24, 2021, or (vi) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares are the only equity securities in Acquiror owned of record or beneficially by such Sponsor as of the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares, except as provided hereunder and under the Voting Letter Agreements. Other than the Acquiror Common Shares listed on
Schedule I
attached hereto, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)
No Conflicts
. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)
Litigation
. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)
Brokerage Fees
. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)
Affiliate Arrangements
. Except as set forth on
Schedule II
attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)
Acknowledgment
. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
(h)
No Other Representations or Warranties
. Except for the representations and warranties expressly made by such Sponsors in this ARTICLE II, neither such Sponsor nor any other Person on behalf of such Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Support Agreement or the transactions contemplated by this Support Agreement, and each Sponsor expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1
Termination
. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) the written agreement of the Sponsor Holdco, Acquiror and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof;
provided
,
however
, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This
ARTICLE III
shall survive the termination of this Support Agreement.
Section 3.2
Governing Law
. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3
CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL
.
(a) ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY

OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN
SECTION
 3.
8, WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.
(b)
WAIVER OF TRIAL BY JURY
. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION
 3.3
.
Section 3.4
Assignment
. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of Acquiror, the Company and the Sponsor Holdco.
Section 3.5
Specific Performance
. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6
Amendment
. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 3.7
Severability
. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8
Notices
. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror
:
Social Capital Suvretta Holdings Corp. I
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
Attention:	James Ryans, Chief Financial Officer
Email:	legal@socialcapital.com
with a copy to (which will not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention:	Raaj S. Narayan
Email:	rsnarayan@wlrk.com
If to the Company
:
Akili Interactive Labs, Inc.
125 Broad Street
5th Floor
Boston, MA 02110
Attention:	Eddie Martucci, Chief Financial Officer
Email:	martucci@akiliinteractive.com
with a copy to:
Akili Interactive Labs, Inc.
125 Broad Street
5th Floor
Boston, MA 02110

Attention:	Jacqueline Studer, General Counsel
Email:	legal@akiliinteractive.com; jstuder@akiliinteractive.com
with a copy to (which will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention:	Arthur R. McGivern
Daniel J. Espinoza
Sarah Ashfaq

Email:	amcgivern@goodwinlaw.com
despinoza@goodwinlaw.com
SAshfaq@goodwinlaw.com

If to a Sponsor
:
To such Sponsor’s address set forth in
Schedule I
with a copy to (which will not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention:	Raaj S. Narayan
Email:	rsnarayan@wlrk.com
Section 3.9
Counterparts
. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10
Entire Agreement
. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

SCS SPONSOR I LLC

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya

/s/ Kishan Mehta
Name:	Kishan Mehta

/s/ James Ryans
Name:	James Ryans

/s/ Vladimir Coric
Name:	Vladimir Coric

/s/ Senthil Sundaram
Name:	Senthil Sundaram
[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci, Ph.D.
Name: W. Edward Martucci, Ph.D.
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Acquiror Common Shares

Sponsor	Acquiror Common Shares
SCS Sponsor I LLC c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	6,860,000	(1)

Chamath Palihapitiya c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—	(2)

Kishan Mehta c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—	(2)

James Ryans c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—

Vladimir Coric c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	30,000	(3)

Senthil Sundaram c/o Social Capital Suvretta Holdings Corp. I 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	30,000	(4)

(1)	Includes 640,000 shares of Acquiror Class A Common Stock and 6,220,000 shares of Acquiror Class B Common Stock.
(2)
Messrs. Palihapitiya and Mehta may be deemed to beneficially own securities held by SCS Sponsor I LLC by virtue of their shared control over SCS Sponsor I LLC. Each of Messrs. Palihapitiya and Mehta disclaims beneficial ownership of securities held by SCS Sponsor I LLC.

(3)	Includes 30,000 shares of Acquiror Class B Common Stock.
(4)
Includes 30,000 restricted stock units (“
RSUs
”), granted to Mr. Sundaram pursuant to a Director Restricted Stock Unit Award Agreement, dated as of September 24, 2021, between Acquiror and Mr. Sundaram, which grant is contingent on (i) the Acquiror’s consummation of an initial business combination and (ii) a shareholder approved equity plan. The RSUs will vest upon the consummation of such initial business combination and represent 30,000 Class A ordinary shares of Acquiror that will settle on a date determined in the sole discretion of the Acquiror that shall occur between the vesting date and March 15 of the year following the year in which vesting occurs.

[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements

1.	Letter Agreement, dated as of June 29, 2021, among Acquiror, the Sponsor, Chamath Palihapitiya, Kishan Mehta, James Ryans, Shoney Katz and Vladimir Coric.

2.	Registration Rights Agreement, dated as of June 29, 2021, among Acquiror, the Sponsor and Vladimir Coric.

3.	Administrative Services Agreement, dated as of June 29, 2021, between Acquiror and Social + Capital Partnership, LLC.

4.	Private Placement Shares Purchase Agreement, dated as of June 29, 2021, between Acquiror and the Sponsor.

5.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Chamath Palihapitiya.

6.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Kishan Mehta.

7.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and James Ryans.

8.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Vladimir Coric.

9.	Letter Agreement, dated as of September 24, 2021, between Acquiror and Senthil Sundaram.

10.	Indemnity Agreement, dated as of September 24, 2021, between Acquiror and Senthil Sundaram.

11.	Director Restricted Stock Unit Award Agreement, dated as of September 24, 2021, between Acquiror and Senthil Sundaram.
[Schedule II to Sponsor Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “
Joinder Agreement
”) is made as of the date written below by the undersigned (the “
Joining Party
”) in accordance with the Sponsor Support Agreement, dated as of January 26, 2022 (as amended, supplemented or otherwise modified from time to time, the “
Support Agreement
”), by and among Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Akili Interactive Labs, Inc., a Delaware corporation, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date:

By:
Name:
Title:

Address for Notices:

With copies to:
[Annex A to Sponsor Support Agreement]

ANNEX D
EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on January 26, 2022 by and between Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company (“
SCS
”), and the undersigned subscriber (the “
Investor
”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “
Transaction Agreement
”), by and among SCS, Akili Interactive Labs, Inc., a Delaware corporation (the “
Company
”), and Karibu Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), pursuant to which, among other things, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of SCS, and SCS will change its name to “Akili, Inc.”, on the terms and subject to the conditions therein (collectively, the “
Transaction
”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), SCS will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “
Domestication
”);
WHEREAS, in connection with the Transaction, SCS is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, SCS’s Class A ordinary shares, par value $0.0001 per share, as such shares will exist as shares of SCS’s common stock, par value $0.0001 per share, following the Domestication (the “
Shares
”), in a private placement for a purchase price of $10.00 per share (the “
Per Share Subscription Price
”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “
Subscription Amount
;” and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, SCS is entering into: (a) separate subscription agreements with certain other investors that are existing directors, officers or equityholders of SCS, SCS Sponsor I LLC, a Cayman Islands limited liability company, the Company and/or their respective affiliates with an aggregate purchase price of $135,400,000 (collectively, the “
Insider PIPE Investors
” and, such investment, the “
Insider PIPE Investment
”); and (b) separate subscription agreements (collectively, the “
Other Subscription Agreements
”) with certain investors (other than the Insider PIPE Investors) with an aggregate purchase price of $26,600,000 (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “
PIPE Investment
”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SCS acknowledges and agrees as follows:
1.
Subscription
. The Investor hereby irrevocably subscribes for, and agrees to purchase from SCS, and SCS hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2.
Closing
. The closing of the sale of the Shares contemplated hereby (the “
Closing
”) shall occur on a closing date (the “
Closing Date
”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “
Transaction Closing Date
”). Upon delivery of written notice from (or on behalf of) SCS to the Investor (the “
Closing Notice
”) that SCS reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three (3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by SCS in the Closing Notice. On the Closing Date, SCS shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on the SCS share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as SCS remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to the Closing, Investor shall deliver to SCS a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, the Subscription Amount will be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled;
provided
that, unless this Subscription Agreement has been terminated pursuant to
Section
 8
hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing, and the Investor shall remain obligated (i) to redeliver funds to SCS following SCS’s delivery to the Investor of a new Closing Notice and (ii) to consummate the Closing substantially concurrently with the consummation of the Transaction in accordance with this Section 2.
3.
Closing Conditions
. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the satisfaction (or valid waiver in writing by each party entitled to the benefit thereof) of the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended in a manner that is materially adverse to the Investor (in its capacity as such); (c) solely with respect to SCS’s obligation to close, the Investor shall have delivered to SCS and the Placement Agents the requested information set forth on
Schedule A
hereto; and (d) (i) solely with respect to the Investor’s obligation to close, the representations and warranties made by SCS, and (ii) solely with respect to SCS’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.
4.
Further Assurances
. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.
SCS Representations and Warranties
. SCS represents and warrants to the Investor that:
(a) SCS is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SCS has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SCS will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable,
free and clear of all liens or other encumbrances (other than those arising under this Agreement or applicable securities laws or those imposed by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under SCS’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or the laws of the Cayman Islands, as the case may be.
(c) This Subscription Agreement has been duly authorized, executed and delivered by SCS and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SCS in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d) The issuance and sale by SCS of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SCS or any of its subsidiaries pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SCS or any of its subsidiaries is a party or by which SCS or any of its subsidiaries is bound or to which any of the property or assets of SCS is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SCS and its subsidiaries, taken as a whole (a “
Material Adverse Effect
”), or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SCS; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SCS or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement.
(e) As of their respective filing dates, all reports required to be filed by SCS with the U.S. Securities and Exchange Commission (the “
SEC
”) since July 2, 2021 (the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that SCS makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by SCS with respect to the Transaction or any other information relating to the Transaction or to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by SCS from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of SCS in connection with any order, directive, guideline, comment or recommendation from the SEC or SCS’s auditors or accountants that is applicable to SCS or SCS’s auditor or accountants (collectively, the “
Guidance
”), nor shall any correction, amendment or restatement of SCS’s financial statements resulting from or relating to the Guidance result in a breach of any representation or warranty by SCS.
(f) SCS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-

regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with
Section
 12
of this Subscription Agreement, (iv) those required by The Nasdaq Capital Market (“Nasdaq”), including with respect to obtaining approval of SCS’s shareholders, and (v) the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g) As of the date hereof, SCS has not received any written communication from a governmental authority that alleges that SCS is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) Assuming the accuracy of the Investor’s representations and warranties set forth in
Section
 6
of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “
Securities Act
”), is required for the offer and sale of the Shares by SCS to the Investor.
(i) Neither SCS nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j) As of the date hereof, the issued and outstanding Class A ordinary shares of SCS are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Following the Domestication, the Shares are expected to be registered under the Exchange Act. There is no suit, action, proceeding or investigation pending or, to the knowledge of SCS, threatened against SCS by Nasdaq or the SEC, respectively, with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq in connection with the Transaction and any action in connection with the Domestication. SCS has taken no action that is designed to terminate the registration of the Shares under the Exchange Act other than as contemplated in connection with the Transaction.
(k) SCS is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).
(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. No amendment, waiver or modification to any Other Subscription Agreement has been made that materially benefits such other subscriber thereunder unless the Investor has been offered the same benefits. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of common stock being acquired by the Investor hereunder and at the same Per Share Subscription Price.
(m) SCS acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge. Investor effecting a pledge of Shares shall not be required to provide SCS with any notice thereof, unless such pledge is required to be disclosed by the Company pursuant to applicable law or stock exchange rules; provided, however, that neither SCS nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment and approval by SCS in all respects.

6.
Investor Representations and Warranties
. The Investor represents and warrants to SCS that:
(a) If the Investor is a U.S. person (as defined in Regulation S under the Securities Act), the Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on
Schedule
 A
hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on
Schedule
 A
hereto). The Investor, if such Investor is not a natural person, is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c). If the Investor is not a U.S. person (as defined in Regulation S under the Securities Act), the Investor is not within the United States and is not being issued the Shares for the account or benefit of a U.S. person. The Investor further acknowledges that he, she or it is aware that the sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for the Investor’s own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor. The Investor understands that this offering of the Shares meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that SCS is not required to register the Shares except as set forth in
Section
 7
of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SCS or a subsidiary thereof, (ii) to
non-U.S.
persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect (provided that such legend may be subject to removal in accordance with
Section
 7(d)
). The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from SCS, and that SCS, the Company, and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of SCS and may purchase Shares. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SCS, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SCS expressly set forth in
Section
 5
of this Subscription Agreement.
(d) The Investor acknowledges and agrees that the Investor has received or had access to such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SCS, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that the Investor has consulted with the Investor’s own legal, accounting, financial, regulatory and tax advisors, to the extent the Investor deemed appropriate to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed SCS’s filings with the SEC as the Investor deems necessary in order to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to review financial and other information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, and ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
(e) The Investor acknowledges and agrees that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges and agrees that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents, SCS and the Company do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
(f) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SCS, the Company or a representative of SCS or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SCS, the Company or a representative of SCS or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SCS, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of SCS contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in SCS.
(g) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SCS’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SCS nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(h) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SCS. The Investor acknowledges specifically that a possibility of total loss exists.
(i) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of SCS in
Section
 5
. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning SCS, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(k) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of SCS, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(m) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union, any individual European Union member state or the United Kingdom (collectively, “
Sanctions Lists
”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union, any individual European Union member state or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (collectively, a “
Prohibited Investor
”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, any individual European Union member state or the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), (ii) a plan, an individual retirement

account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “
ERISA Plan
”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a
non-U.S.
plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “
Similar Laws
,” and together with ERISA Plans, “
Plans
”), the Investor represents and warrants that (A) neither SCS nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt
prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(o) No disclosure or offering document has been prepared by Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Cowen and Company, LLC (collectively, the “
Placement Agents
”) or any of their respective affiliates in connection with the offer and sale of the Shares.
(p) None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to SCS, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SCS.
(q) In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s underwriter, initial purchaser, financial advisor, fiduciary or in any other such capacity.
(r) The Investor, when required to deliver payment to SCS pursuant to
Section
 2
above, will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
(s) The Investor (for itself and for each account for which such Investor is acquiring the Shares) acknowledges that such Investor is aware that each of Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Cowen and Company, LLC is acting as one of SCS’s Placement Agents and that Morgan Stanley & Co. LLC is acting as a financial advisor, and each of Credit Suisse Securities (USA) LLC and Cowen and Company, LLC is acting as a financial and capital markets advisor, to the Company in connection with the Transaction.
7.
Registration Rights
.
(a) SCS agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “
Filing Deadline
”), SCS will submit to or file with the SEC a registration statement for a shelf registration on Form
S-1
or Form
S-3
(if SCS is then eligible to use a Form
S-3
shelf registration) (the “
Registration Statement
”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (such Shares and, unless issued in a transaction registered under the Securities Act, any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, the “
Registrable Shares
”) and SCS shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90 th
) calendar day following the filing date thereof if the SEC notifies SCS orally or in writing that it will “review” the Registration Statement and (ii) the tenth (10 th
) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that SCS’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to SCS such information regarding the Investor or its permitted assigns, the securities of SCS held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten
public offerings) as shall be reasonably requested by SCS to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as SCS may reasonably request that are customary of a selling stockholder in similar situations, including providing that SCS shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder;
provided
that the Investor shall not in connection with the foregoing be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, SCS will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by SCS to file the Registration Statement by the Filing Deadline or to have the Registration Statement declared effective by the Effectiveness Deadline shall not otherwise relieve SCS of its obligations to file the Registration Statement or to have the Registration Statement declared effective as set forth above in this
Section
 7
.
(b) At its expense SCS shall:
(i) except for such times as SCS is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which SCS determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for SCS to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which SCS is required hereunder to keep a Registration Statement effective is referred to herein as the “
Registration Period
”;
(ii) during the Registration Period, advise the Investor, as expeditiously as possible:
(1) when a Registration Statement or any amendment thereto has been filed with the SEC;
(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3) of the receipt by SCS of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, SCS shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding

SCS other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding SCS;
(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv) during the Registration Period, upon the occurrence of any event contemplated in
Section
 7(b)(ii)(4)
above, except for such times as SCS is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on the national securities exchange on which the shares of common stock issued by SCS have been listed;
(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.
(c) Notwithstanding anything to the contrary in this Subscription Agreement, SCS shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, (A) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, or (B) the negotiation or consummation of a transaction by SCS or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event SCS’s board of directors reasonably believes would require additional disclosure by SCS in the Registration Statement of material information that SCS has a bona fide business purpose for keeping confidential and the non-disclosure
of which in the Registration Statement would be expected, in the reasonable determination of SCS’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (ii) in the good faith judgment of SCS’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to SCS and SCS’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “
Suspension Event
”);
provided
,
however
, that SCS may not delay or suspend the Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from SCS of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which SCS agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by SCS that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by SCS unless otherwise required by law or subpoena. If so directed by SCS, the Investor will deliver to SCS or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession;
provided
,
however
,
that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing
document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d) Subject to receipt from the Investor by SCS and its transfer agent of customary representations and other documentation reasonably requested by SCS and its transfer agent in connection therewith, including, if required by SCS’s transfer agent, an opinion of SCS’s counsel, in a form reasonably acceptable to its transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that SCS remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) are covered by and may be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for SCS to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale
restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, SCS shall, in accordance with the provisions of this
Section
 7(d)
and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, use its commercially reasonable efforts to deliver to its transfer agent irrevocable instructions and, upon the transfer agent’s request, a legal opinion of SCS’s counsel, that the transfer agent shall make a new, unlegended entry for such book entry Shares. SCS shall be responsible for the fees of its transfer agent and its legal counsel associated with such removal of legends.
(e)
Indemnification
.
(i) SCS agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket
expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“
Prospectus
”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to SCS by or on behalf of the Investor expressly for use therein.
(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to SCS in writing such information and affidavits as SCS reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify SCS, its directors and officers and each person or entity who controls SCS (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein;
provided
,
however
, that the liability of the Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (
provided
that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities purchased pursuant to this Subscription Agreement.
(v) If the indemnification provided under this
Section
 7(e)
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations;
provided
,
however
, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections
7(e)(i)
,
(ii)
and
(iii)
 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 7(e)(v)
from any person or entity who was not guilty of such fraudulent misrepresentation.

8.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto (and the Company) to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in
Section
 3
of this Subscription Agreement are not satisfied at the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; and (d) September 26, 2022, if the closing of the Transaction has not occurred on or before such date;
provided
that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SCS shall notify the Investor of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this
Section
 8
, any monies paid by the Investor to SCS to purchase Shares hereunder shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.
9.
Trust Account Waiver
. The Investor acknowledges that SCS is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SCS and one or more businesses or assets. The Investor further acknowledges that, as described in SCS’s prospectus relating to its initial public offering dated June 29, 2021 (the “
IPO
Prospectus”) available at www.sec.gov, substantially all of SCS’s assets consist of the cash proceeds of SCS’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SCS, its public shareholders and the underwriter of SCS’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SCS to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SCS entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement;
provided
that nothing in this
Section
 9
shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of SCS acquired by any means other than pursuant to this Subscription Agreement.
10.
Miscellaneous
.
(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions;
provided
that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to SCS hereunder or any of SCS’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b) SCS may request from the Investor such additional information as SCS may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that SCS agrees to keep any such information provided by Investor confidential, except as required by laws, rules or regulations, at the request of the staff of the SEC or another regulatory agency or by the regulations of Nasdaq. The Investor acknowledges that SCS may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to or within a current or periodic report or a registration statement of SCS.
(c) The Investor acknowledges that SCS and the Placement Agents (as third party beneficiaries with the right to enforce
Section
 4
,
Section
 5
,
Section
 6
,
Section
 10
, and
Section
 11
hereof on their own behalf and not, for the avoidance of doubt, on behalf of SCS) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SCS, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.
(d) SCS, the Placement Agents, the Company and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing, and all of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing, in each case, until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of
Section
 8
above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in
Section
 7(e)
,
Section
 8(b)
,
Section
 10(c)
,
Section
 10(d)
and
Section
 10(f)
 with respect to the persons referenced therein (who shall be express third party beneficiaries of and entitled to enforce such provision), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j) Without limiting any remedies of a party hereunder for a breach of this Subscription Agreement by the other party, each party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Subscription Agreement and consummation of the transactions contemplated hereby, whether or not such transactions are consummated.
(k) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(l) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to specific enforcement of this Subscription Agreement, in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise. In the event that any claim, action, suit or proceeding shall be brought in equity to enforce the provisions of this Subscription Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(m) Any claim, action, suit or proceeding based upon, arising out of or related to this Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such claim, action, suit or proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such action, suit or proceeding shall be heard and determined only in any such court and (iv) agrees not to bring any claim, action, suit or proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any claim, action, suit or proceeding brought in accordance with this
Section
 10(m)
, provided that service of process with respect to any such claim, action, suit or proceeding may also be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in
Section
 13
.
(n) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other State.
(o) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS
SECTION
 10(O)
.

11.
Non-Reliance
and Exculpation
. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SCS expressly contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in SCS. The Investor acknowledges and agrees that, to the maximum extent permitted by law, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including any such investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than SCS) or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of SCS, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any other person claiming through the Investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
12.
Press Releases
. SCS shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form
8-K,
registration statement or proxy statement for the Transaction (collectively, the “
Disclosure Document
”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public
information about SCS or the Transaction that SCS has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of SCS, the Investor shall not be in possession of any material, non-public
information about SCS or the Transaction received from SCS, unless otherwise agreed by such Investor. All press releases or other public communications relating to the transactions contemplated hereby between SCS and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) SCS and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor;
provided
that neither SCS nor the Investor shall be required to obtain consent pursuant to this
Section
 12
to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this
Section
 12
. The restriction in this
Section
 12
shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule;
provided
that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
13.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to SCS, to:
Social Capital Suvretta Holdings Corp. I
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052
Attention: James Ryans, Chief Financial Officer
Email: legal@socialcapital.com

with copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
and
Akili Interactive Labs, Inc.
125 Broad Street
5
th
Floor
Attention: Santosh Shanbhag
Email: sshanbhag@akiliinteractive.com
and
Goodwin Proctor LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Arthur R McGivern
Email: AMcGivern@goodwinlaw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF
, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Email:	Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SCS in the Closing Notice.

[
Signature Page to Subscription Agreement
]

IN WITNESS WHEREOF
, SCS has accepted this Subscription Agreement as of the date first written above.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:
Name:
Title:
Date:

[
Signature Page to Subscription Agreement
]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

[
Schedule A to Subscription Agreement
]

☐	Any entity in which all of the equity owners are accredited investors;

☐
Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission has designated as qualifying an individual for accredited investor status;

☐
Any “family office,” as defined in rule
202(a)(11)(g)-1
under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
Any “family client,” as defined in rule
202(a)(11)(G)-1
under the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements set forth above and whose prospective investment in the issuer is directed by such family office pursuant to the requirements set forth above.

C.
NON-U.S.
PERSON STATUS
The Investor certifies that it is not a U.S. Person (“U.S. Person”) for purposes of Regulation S under the Securities Act, because it is (Please check the applicable subparagraphs):
☐ A natural person who is not a resident of the United States;
☐ A partnership, corporation, or other entity, other than an entity organized principally for passive investment, organized under the laws of a
non-U.S.
jurisdiction and which has its principal place of business in a
non-U.S.
jurisdiction;
☐ An entity, organized under the laws of a
non-U.S.
jurisdiction and which has its principal place of business in a
non-U.S.
jurisdiction, organized principally for passive investment such as a pool, investment company, or other similar entity, provided that: (a) units of participation in the entity held by persons who do not qualify as
non-U.S.
Persons or otherwise as “qualified eligible persons” under the U.S. Commodity Futures Trading Commission (“CFTC”) rules represent in the aggregate less than 10% of the beneficial interest in the entity; (b) such entity was not formed principally for the purpose of facilitating investments by U.S. Persons in a pool with respect to which the operator is exempt from certain requirements of Part 4 of the CFTC’s regulations by virtue of its participants being
non-U.S.
Persons; and (c) such entity was not formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it was organized or incorporated and is owned exclusively by “accredited investors,” as defined in U.S. Securities and Exchange Commission (“SEC”) rules, who are not natural persons, estates, or trusts);
☐ An estate or trust, the income of which is not subject to U.S. federal income tax regardless of source, provided that no executor or administrator of such an estate or trustee of such a trust, as the case may be, is a U.S. Person; or
☐ a pension plan for the employees, officers, or principals of an entity organized and with its principal place of business outside the United States, provided that such plan is established and administered in accordance with the laws of a country other than the United States and the customary practices and documentation of such country. For purposes of this paragraph, the term “United States” means the United States, its states, territories, and possessions, and any enclave of the United States government, its agencies, or instrumentalities.
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability

[
Schedule A to Subscription Agreement
]

(except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[
Schedule A to Subscription Agreement
]

ANNEX E
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of     , 2022, is made and entered into by and among Akili, Inc., a Delaware corporation (the “
Company
”) (formerly known as Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), SCS Sponsor I LLC, a Cayman Islands limited liability company (the “
Sponsor
”), certain stockholders of Akili Interactive Labs, Inc., a Delaware corporation (“
Karibu
”), as set forth on Schedule 1 hereto (such stockholders, the “
Karibu Holders
”), Vladimir Coric and Senthil Sundaram (together with Vladimir Coric, the “
Director Holders
”), Sukumar Nagendran and David Spiegel (together with Sukumar Nagendran, the “
Advisor Holders
”) and the parties set forth on Schedule 2 hereto (collectively, the “
Investor Stockholders
” and, collectively with the Sponsor, the Karibu Holders, the Director Holders, the Advisor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
or
Section
 5.10
of this Agreement, the “
Holders
” and each, a “
Holder
”).
RECITALS
WHEREAS
, the Company, the Sponsor and Vladimir Coric are party to that certain Registration Rights Agreement, dated as of June 29, 2021 (the “
Original RRA
”);
WHEREAS
, the Company and Sukumar Nagendran are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 20, 2021, pursuant to which Mr. Nagendran received a grant of 10,000 restricted stock units (“
RSUs
” ) of the Company;
WHEREAS
, the Company and David Spiegel are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 27, 2021, pursuant to which Mr. Spiegel received a grant of 10,000 RSUs of the Company;
WHEREAS
, the Company and Senthil Sundaram are party to that certain Director Restricted Stock Unit Agreement, dated as of September 24, 2021, pursuant to which Mr. Sundaram received a grant of 30,000 RSUs of the Company;
WHEREAS
, the Company has entered into that certain Agreement and Plan of Merger, dated as of January 26, 2022 (as it may be amended or supplemented from time to time, the “
Merger Agreement
”), by and among the Company, Karibu and the other parties thereto;
WHEREAS
, on the date hereof, pursuant to the Merger Agreement, the Karibu Holders received shares of Common Stock, par value $0.0001 per share (the “
Common Stock
”), of the Company;
WHEREAS
, on the date hereof, the Investor Stockholders purchased an aggregate of 13,540,000 shares of Common Stock (the “
Investor Shares
”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of January 26, 2022, entered into by and between the Company and each of the Investor Stockholders (each, a “
Subscription Agreement
” and, collectively, the “
Subscription Agreements
”);
WHEREAS
, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest
of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and Vladimir Coric are Holders (as defined in the Original RRA)

in the aggregate of at least a
majority-in-interest
of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and
WHEREAS
, the Company, the Sponsor and Vladimir Coric desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article
 I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Additional Holder
” shall have the meaning given in
Section
 5.10
.
“
Additional Holder Common Stock
” shall have the meaning given in Section 5.10.
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry;
provided
that the Company takes all action as necessary to as expeditiously as possible make such determination or conclude such investigation or inquiry, or (C) relates to clinical trial data or results, information regarding status (including enrollment, milestones or other timelines) of planned, ongoing or future clinical trials, regulatory interactions or information regarding adverse or safety events and the Company has a bona fide business purpose for not making such information public.
“
Advisor Holders
” shall have the meaning given in the Preamble hereto.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Karibu
” shall have the meaning given in the Preamble hereto.
“
Karibu Holders
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” shall have the meaning given in
Section
 2.4.1
.
“
Block Trade Demanding Holder
” shall have the meaning given in
Section
 2.4.1
.

“
Board
” shall mean the Board of Directors of the Company.
“
Closing
” shall have the meaning given in the Merger Agreement.
“
Closing Date
” shall have the meaning given in the Merger Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction.
“
Competing Registration Rights
” shall have the meaning given in
Section
 5.7
.
“
Demanding Holder
” shall have the meaning given in
Section
 2.1.4
.
“
Director Holders
” shall have the meaning given in the Preamble hereto.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“
Excluded Holders
” means Neuberger Berman Principal Strategies PRIMA Fund LP, Neuberger Berman Principal Strategies PRIMA
Co-Invest
Fund VI LP and PRIMA MLP Fund LP.
“
Form
S-1
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Form
S-3
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Holder Information
” shall have the meaning given in
Section
 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“
Investor Shares
” shall have the meaning given in the Recitals hereto.
“
Investor Stockholders
” shall have the meaning given in the Preamble hereto.
“
Joinder
” shall have the meaning given in
Section
 5.10
.
“
Maximum Number of Securities
” shall have the meaning given in
Section
 2.1.5
.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section
 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Original RRA
” shall have the meaning given in the Recitals hereto.

“
Permitted Transferees
” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up
period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
Section
 2.2.1
.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any outstanding shares of Common Stock (including the Earnout Shares and shares of Common Stock issued or issuable upon the exercise or settlement of warrants, RSUs or any other equity security) held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any Additional Holder Common Stock; (c) any shares of Common Stock or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or held by any person or entity that is, or within the three months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or the availability of current public information); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable

Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);
(C) printing, messenger, telephone and delivery expenses;
(D) fees and disbursements of counsel for the Company;
(E) fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;
(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
(G) the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and
(H) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders (not to exceed $300,000 per Underwritten Offering without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed).
“
Registration Statement
” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting Holders
” shall have the meaning given in
Section
 2.1.5
.
“
RSUs
” shall have the meaning given in the Recitals hereto.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.
“
Sponsor
”
shall have the meaning given in the Preamble hereto.
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
Section
 2.1.2
.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section
 2.1.4
.
“
Withdrawal Notice
” shall have the meaning given in
Section
 2.1.6
.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration
.
2.1.1
Filing
. As soon as practicable but no later than three (3) business days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), if the Company is then eligible to use a Form
S-3
Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90 th
) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10 th
) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the
Form S-1
Shelf (and any Subsequent Shelf Registration Statement) to a Form
S-3
Shelf as soon as practicable after the Company is eligible to use Form
S-3.
The Company’s obligation under this
Section
 2.1.1
, shall, for the avoidance of doubt, be subject to
Section
 3.4
. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities; (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, public information, manner of sale or similar requirements, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this
Section
 2.1.1
may be conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section
 3.4
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration Statement
”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form
S-3
to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this
Section
 2.1.2
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.3
Additional Registrable Securities
. Subject to
Section
 3.4
, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a Karibu Holder, an Investor Stockholder, a Director Holder or an Advisor Holder, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;
provided
,
however
, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each Karibu Holder, each Investor Stockholder, each Director Holder and each Advisor Holder; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.
2.1.4
Requests for Underwritten Shelf Takedowns
. Subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Karibu Holder (other than the Excluded Holders) (any such Person being in such case, a “
Demanding Holder
”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “
Minimum Takedown Threshold
”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to
Section
 2.4.4
, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest
of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and a Karibu Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this
Section
 2.1.4
within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this
Section
 2.1.4
in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.
2.1.5
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “
Requesting Holders
”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that the Sponsor, an Investor Stockholder or a Karibu Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Karibu Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Stockholder or a Karibu Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Karibu Holder, as applicable, for purposes of
Section
 2.1.4
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this
Section
 2.1.6
.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. Subject to
Section
 2.4.3
, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to
Section
 2.1
), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form
S-4
(or similar form that relates to a transaction subject to Rule 145 under the

Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than five (5) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than three (3) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities) after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Subject to
Section
 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2.2.1
to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to
Section
 2.2.1
, and (ii) the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:
(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or
(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to
Section
 5.7
; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the

Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and
(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to
Section
 2.1
, then the Company shall include in any such Registration or registered offering securities in the priority set forth in
Section
 2.1.5
.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2.1.6
) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to
Section
 2.1
) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2.1.6
, any Piggyback Registration effected pursuant to
Section
 2.2
shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2.1.4
.
2.3
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder (other than the Excluded Holders if they are not participating Holders) who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding shares of Common Stock in the aggregate agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders ). Notwithstanding the foregoing, PureTech Health LLC and its affiliates may dispose of shares of Common Stock during the applicable ninety
(90)-day
period only after consultation with its outside counsel and only as it deems necessary in its reasonable judgement to comply with the Investment Company Act of 1940 (the “
1940 Act
”) and provided further that such PureTech Health LLC holder shall (i) only dispose of so many shares of Common Stock as it deems reasonably necessary in its reasonable judgement to ensure it shall remain compliant with the 1940 Act and (ii) have provided to the Company notice of the intention to make a disposal at least two (2) business days prior to such disposal.

2.4
Block Trades
.
2.4.1 Notwithstanding any other provision of this
Article II
, but subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, if the Sponsor, an Investor Stockholder or a Karibu Holder (any such Person being in such case, a “
Block Trade
Demanding Holder
”) wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “
Block Trade
”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Block Trade Demanding Holder, then such Block Trade Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Block Trade Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade;
provided
that such Block Trade Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Block Trade Demanding Holder or by the Company with respect thereto, the Block Trade Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this
Section
 2.4.2
.
2.4.3 Notwithstanding anything to the contrary in this Agreement,
Section
 2.2
shall not apply to a Block Trade initiated by a Block Trade Demanding Holder pursuant to this Agreement.
2.4.4 The Block Trade Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this
Section
 2.4
. For the avoidance of doubt, any Block Trade effected pursuant to this
Section
 2.4
shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to
Section
 2.1.4
.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be

required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders. The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest
of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to
Section
 3.4
), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
;
3.1.10 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility;
provided
,
however
, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;
3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by a majority-in-interest
of the aggregate number of Registrable Securities held by the participating Holders and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest
of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause
(A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;
3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16 with respect to an Underwritten Offering pursuant to
Section
 2.1.4
, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;
3.1.17 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);
3.1.18 file the applicable Registration Statement with FINRA within three (3) Business Days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and
3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information,

the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure
; Restrictions on Registration Rights
.
3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.
3.4.2 Subject to
Section
 3.4.4
, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose; provided, that in the event of an Adverse Disclosure in respect of clause (iii)(B) of the definition thereof, any such delay or suspension shall not in any event exceed 15 days. In the event the Company exercises its rights under this
Section
 3.4.2
, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.1.4
and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.4
.
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to
Section
 3.4.2
or a registered offering pursuant to
Section
 3.4.3
shall be exercised by the Company, in the aggregate, on not more than three occasions, or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period.
3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings;
provided
that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this
Section
 3.5
. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days following the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3 Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket
expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket
expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder under this
Section
 4.1.5
shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections
 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or
out-of-pocket
expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 4.1.5
. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.1.5
from any person or entity who was not guilty of such fraudulent misrepresentation.
4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.
ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Akili Interactive Labs, Inc., 125 Broad Street, 5
th
Floor, Attn: Investor Relations, email:     , with a copy, which shall not constitute notice, to Akili Interactive Labs, Inc., 125 Broad Street, 5 th
Floor, Attn: General Counsel, email: jstuder@akiliinteractive.com; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective as set forth in this
Section
 5.1
with respect to such notice of change of address.

5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Subject to
Section
 5.2.4
and
Section
 5.2.5
, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees;
provided
, that, with respect to the Karibu Holders, the Investor Stockholders, the Director Holders, the Advisor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Karibu Holders shall be permitted to transfer its rights hereunder as the Karibu Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Karibu Holder (it being understood that no such transfer shall reduce any rights of such Karibu Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 5.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
5.5
TRIAL BY JURY
. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED

BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6
Amendments and Modifications
. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company;
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company;
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Karibu Holder so long as such Karibu Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and
provided
,
further
, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
5.7
Other Registration Rights
. Other than as provided in the Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “
Competing Registration Rights
”) without the prior written consent of the Sponsor, (b) an Investor Stockholder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Stockholder, and (c) a Karibu Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Karibu Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term
. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of
Sections 3.2
and
 3.5
and
Articles
 IV
and
V
shall survive any termination.
5.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10
Additional Holders; Joinder
.
In addition to persons or entities who may become Holders pursuant to
Section
 5.2
, subject to the prior written consent of each of the Sponsor, each Karibu Holder and each Investor Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “
Additional Holder
”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of
Exhibit
 A
attached hereto (a “
Joinder
”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “
Additional Holder Common Stock
”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11
Severability
. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12
Specific Performance
. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
5.13
Entire Agreement; Restatement
. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

AKILI, INC.

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

SCS Sponsor I LLC

By:
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

[NAME]

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1
Karibu Holders

1.	PureTech Health, LLC

2.	TLS Beta Pte. Ltd.

3.	Jazz Human Performance Technology Fund, L.P.

4.	Jazz Human Performance Opportunity Fund, L.P.

5.	Neuberger Berman Principal Strategies Prima Fund LP

6.	Neuberger Berman Prima MLP Fund LP

7.	Neuberger Berman PRIMA Co-Invest Fund VI LP

8.	John Spinale

9.	Bharatt Chowrira

10.	W. Edward Martucci

11.	Adam Gazzaley

12.	Robert Perez

13.	Kenneth Ehlert

14.	Christine Lemke

15.	Anil Jina

16.	Jacqueline Studer

17.	Santosh Shanbhag

18.	Carl Gottlieb

Schedule 2
Investor Stockholders

1.	SC Master Holdings, LLC

2.	Averill Master Fund, Ltd.

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “
Joinder
”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of     , 2022 (as the same may hereafter be amended, the “
Registration Rights Agreement
”), by and among Akili, Inc., a Delaware corporation (the “
Company
”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[;
provided
,
however
, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “
Excluded Sections
” shall mean                     .]
Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                     , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

, 20

AKILI, INC.

By:
Name:
Its:

ANNEX F
LOCK-UP
AGREEMENT
THIS
LOCK-UP
AGREEMENT (this “
Agreement
”) is made and entered into as of     , 2022, by and among Akili, Inc., a Delaware corporation (the “
Company
”) (formerly known as Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of SCS Sponsor I LLC, a Cayman Islands limited liability company (“
Sponsor
”), the Persons set forth on Schedule 1 hereto (the “
Sponsor Key Holders
”) and certain stockholders of Akili Interactive Labs, Inc., a Delaware corporation (“
Karibu
”) set forth on Schedule 2 hereto (such stockholders, the “
Karibu Holders
”). The Sponsor, the Sponsor Key Holders, the Karibu Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “
Holder
” and, collectively, as the “
Holders
.”
WHEREAS
, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of January 26, 2022, by and among the Company, Karibu Merger Sub, Inc. and Karibu (as amended and as it may be amended or supplemented from time to time, the “
Merger Agreement
”).
WHEREAS
, in connection with the transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’
Lock-Up
Shares shall become subject to limitations on Transfer as set forth herein.
NOW, THEREFORE
, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:
1.
Definitions
. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
(a) “
Lock-Up
Period
” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date on which the first Registration Statement on Form
S-1
or
S-3
filed by the Company following the Closing Date registering the resale of the PIPE Shares is declared effective by the Securities and Exchange Commission and (ii) (A) in the case of the Private Placement Shares (as defined below), the last day of the Private Placement Shares
Lock-Up
Period (as defined in the Insider Letters (as defined below)) and (B) in the case of
Lock-Up
Shares other than the Private Placement Shares, (I) for 33% of the
Lock-Up
Shares (other than the Private Placement Shares) held by the Holders and their respective Permitted Transferees, the date on which the last reported sale price of Acquiror Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date and (II) for an additional 50% of the
Lock-Up
Shares (other than the Private Placement Shares) held by the Holders and their respective Permitted Transferees (
i.e.
, clauses (I) plus (II) totaling an aggregate of 83% of the
Lock-Up
Shares (other than the Private Placement Shares) held by the Holders and their respective Permitted Transferees), the date on which the last reported sale price of Acquiror Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. Notwithstanding the foregoing, PureTech Health LLC shall not be prohibited hereunder from transferring
Lock-Up
Shares during the
Lock-Up
Period
provided
that any such transfer occurs only after consultation with its outside counsel and only as it deems necessary in its reasonable judgement to comply with the Investment Company Act of 1940 (the “1940 Act”);
provided further
that PureTech Health LLC shall (i) only transfer so many
Lock-Up
Shares as it deems reasonably necessary in its reasonable judgement to ensure it shall remain compliant with the 1940 Act and (ii) have provided to the Company notice of the intention to make such a

F-1

transfer at least two (2) business days prior to such transfer. For the avoidance of doubt, the
Lock-Up
Period for any
Lock-Up
Shares for which the
Lock-Up
Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.
(b) “
Lock-Up
Shares
”
shall mean with respect to (i) Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the shares of Acquiror Common Stock held by the such Person immediately following the Closing (other than the PIPE Shares or shares of Acquiror Common Stock acquired in the public market) and (ii) the Karibu Holders and their respective Permitted Transferees to whom
Lock-Up
Shares are Transferred, (A) the shares of Acquiror Common Stock held by such Person immediately following the Closing (other than the PIPE Shares, shares of Acquiror Common Stock acquired prior to the Closing or shares of Acquiror Common Stock acquired in the public market after the Closing), (B) shares of Acquiror Common Stock issued to directors and officers of the Company upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Karibu outstanding immediately prior to the Closing and (C) the Earnout Shares, if any.
(c) “
Permitted Transferee
” shall mean any Person to whom a Holder is permitted to transfer
Lock-Up
Shares prior to the expiration of the
Lock-Up
Period pursuant to Section 2(b).
(d) “
PIPE Shares
” shall mean shares of Acquiror Common Stock purchased in the PIPE Investment.
(d) “
Private Placement Shares
” shall mean shares of Acquiror Common Stock issued in the Domestication in respect of the Private Placement Shares (as defined in the Insider Letters).
(e) “
Transfer
” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
2.
Lock-Up
Provisions
.
(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any
Lock-Up
Shares until the end of the applicable
Lock-Up
Period with respect to such
Lock-Up
Shares.
(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the
Lock-Up
Shares during the
Lock-Up
Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors, (C) any direct or indirect partners, members or equity holders of the Sponsor or Sponsor Key Holders, any affiliates of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates, or (D) the Karibu Holders or any direct or indirect partners, members or equity holders of the Karibu Holders, any affiliates of the Karibu Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with any bona fide mortgage, encumbrance or pledge

F-2

to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (viii) to the Company; (ix) as forfeitures of shares of Acquiror Common Stock pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of shares of Acquiror Common Stock to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) in connection with any legal, regulatory or other order;
provided
,
however
, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.
(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the
Lock-Up
Shares until the end of the
Lock-Up
Period.
(d) For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the
Lock-Up
Shares during the
Lock-Up
Period, including the right to vote any
Lock-Up
Shares that such Holder is entitled to vote.
(e) If any Holder is granted a release or waiver from any
lock-up
agreement (such holder a “
Triggering Holder
”) executed in connection with the Closing prior to the expiration of the
Lock-Up
Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata
basis with respect to such number of
Lock-Up
Shares rounded down to the nearest whole
Lock-Up
Share equal to the product of (i) the total percentage of
Lock-Up
Shares held by the Triggering Stockholder immediately following the consummation of the Closing that are being released from the lock-up
agreement multiplied by (ii) the total number of
Lock-Up
Shares held by the undersigned immediately following the consummation of the Closing.
(f) The
lock-up
provisions in this Section 2 shall supersede the
lock-up
provisions contained in Sections 7(a) and 7(b) of that certain letter agreement dated as of June 29, 2021 and that certain letter agreement dated as of September 24, 2021, in each case, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors, as applicable, (collectively, the “
Insider Letters
”) and which provisions in Sections 7(a) and 7(b) of the Insider Letters shall be of no further force or effect.
3.
Miscellaneous
.
(a)
Governing Law
. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
(b)
Consent to Jurisdiction and Service of Process
. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER

F-3

HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.
(c)
Waiver of Jury Trial
. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).
(d)
Assignment; Third Parties
. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.
(e)
Specific Performance
. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
(f)
Amendment
;
Waiver
. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total
Lock-Up
Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of
Lock-Up
Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

F-4

(g)
Interpretation
. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h)
Notices
. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when
e-mailed
during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed, if to the Company, to: Akili, Inc., 125 Broad Street, 5th Floor, Boston, MA 02110, Attn: Investor Relations, email: legal@akiliinteractive.com, with a copy, which shall not constitute notice, to Akili, Inc., 125 Broad Street, 5th Floor, Boston, MA 02110, Attn: General Counsel, email: jstuder@akiliinteractive.com; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.
(i)
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(j)
Entire Agreement
. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.
(k)
Several Liability
: The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.
(l)
Counterparts
. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
[
Remainder of Page Intentionally Left Blank; Signature Pages Follow
]

F-5

IN WITNESS WHEREOF
, the parties have executed this
Lock-Up
Agreement as of the date first written above.

COMPANY:

Akili, Inc.

By:
Name:
Title:

HOLDER:

SCS Sponsor I LLC

By:
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

HOLDER:

Vladimir Coric

HOLDER:

Senthil Sundaram

[
Signature Page to
Lock-Up
Agreement
]

F-6

HOLDER:

[NAME]

By:
Name:
Title:
[
Signature Page to
Lock-Up
Agreement
]

F-7

SCHEDULE 1
SPONSOR KEY HOLDERS

1.	Vladimir Coric

2.	Senthil Sundaram

F-8

SCHEDULE 2
KARIBU HOLDERS

1.	Jazz Human Performance Opportunity Fund, L.P.

2.	Jazz Human Performance Technology Fund, L.P.

3.	Neuberger Berman Principal Strategies PRIMA Co-Invest Fund VI LP

4.	PRIMA MLP Fund LP

5.	Neuberger Berman Principal Strategies PRIMA Fund LP

6.	PureTech Health, LLC

7.	TLS Beta Pte. Ltd.

8.	John Spinale

9.	Bharatt Chowrira

10.	W. Edward Martucci

11.	Adam Gazzaley

12.	Robert Perez

13.	Kenneth Ehlert

14.	Christine Lemke

15.	Anil Jina

16.	Jacqueline Studer

17.	Santosh Shanbhag

F-9

ANNEX G
AKILI, INC.
2022 STOCK OPTION AND INCENTIVE PLAN
SECTION 1.
GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Akili, Inc. 2022 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees,
Non-Employee
Directors and Consultants of Akili, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Following the Effective Date, (i) the Company’s Amended and Restated 2011 Stock Incentive Plan shall terminate and no additional awards shall be issued thereunder, (ii) any awards then outstanding under such plan (after giving effect of Section 3.3 of the Merger Agreement) shall continue in accordance with their terms, and (iii) shares issued pursuant to such awards will not be drawn from this Plan or otherwise have any effect on the number of shares described in Section 3(a) herein.
The following terms shall be defined as set forth below:
“Act”
means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator”
means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two
Non-Employee
Directors who are independent as determined by the Board for purposes of complying with applicable law and stock exchange rules.
“
Affiliate
” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award”
or
“Awards,”
except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options,
Non-Qualified
Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate”
means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board”
means the Board of Directors of the Company.
“Cash-Based Award”
means an Award entitling the recipient to receive a cash-denominated payment.
“Closing Date”
means the date of the closing of the transactions contemplated by the Merger Agreement.
“Code”
means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant”
means a consultant or adviser who provides
bona fide
services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form
S-8
under the Act.

“Dividend Equivalent Right”
means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date”
means the date on which the Plan becomes effective as set forth in Section 19.
“
Employee Stock Purchase Plan
” means the Company’s 2022 Employee Stock Purchase Plan, as may be amended from time to time.
“Exchange Act”
means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value”
of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on The Nasdaq Stock Market LLC, The Nasdaq Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option”
means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“
Merger Agreement
” means the Agreement and Plan of Merger, dated as of January 26, 2022, by and among the Company (formerly named Social Capital Suvretta Holdings Corp. I), Karibu Merger Sub, Inc. and Akili Interactive Labs, Inc.
“Non-Employee
Director”
means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified
Stock Option”
means any Stock Option that is not an Incentive Stock Option.
“Option”
or
“Stock Option”
means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares”
means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award”
means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units”
means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event”
means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“
Sale Price
” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section
 409A”
means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship”
means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock”
means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right”
means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary”
means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner”
means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award”
means an Award of shares of Stock free of any restrictions.
SECTION 2.
ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)
Administration of Plan
. The Plan shall be administered by the Administrator.
(b)
Powers of Administrator
. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;
(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options,
Non-Qualified
Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of shares of Stock to be covered by any Award;
(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)
Delegation of Authority to Grant Awards
. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)
Award Certificate
. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)
Indemnification
. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)
Foreign Award Recipients
. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.
STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)
Stock Issuable
. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be                  shares (the “Initial Limit”)
1
, subject to adjustment as provided in this Section 3, plus on January 1, 2023 and each January 1 thereafter (ending on and including January 1, 2031), the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) the excess (if any) of (A) five percent (5%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31 (excluding any shares reserved for issuance under equity-based plans of the Company, including this Plan and the Employee Stock Purchase Plan) over (B) the number of shares of Stock then reserved for issuance under the Plan as of such date or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit, as cumulatively increased on January 1, 2023 and each January 1 thereafter (ending on and including January 1, 2031) by the lesser of the Annual Increase for such year or                  shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)
Changes in Stock
. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash
assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No

1
Note to Draft:
Initial share reserve to equal 15% of post-closing outstanding capital shares on an as-converted
basis (excluding any shares reserved for issuance under equity-based plans of the Company, including this Plan and the Employee Stock Purchase Plan), 4% of such 15% shall be reserved for grants to the CEO and 2% of such 15% shall be reserved for grants for the Executive Team (excluding the CEO). Initial share reserve shall also include a number of shares underlying Earnout RSUs plus the number of shares needed to satisfy the obligations under the Director Restricted Stock Unit Agreement dated September 24, 2021.

fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)
Mergers and Other Transactions
. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)
Maximum Awards to
Non-Employee
Directors
. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any
Non-Employee
Director in any calendar year for services as a
Non-Employee
Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable
Non-Employee
Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
SECTION 4.
ELIGIBILITY
Grantees under the Plan will be such employees,
Non-Employee
Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.
STOCK OPTIONS
(a)
Award of Stock Options
. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or
Non-Qualified
Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a

“subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a
Non-Qualified
Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)
Exercise Price
. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.
(c)
Option Term
. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)
Exercisability; Rights of a Stockholder
. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)
Method of Exercise
. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock

Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)
Annual Limit on Incentive Stock Options
. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a
Non-Qualified
Stock Option.
SECTION 6.
STOCK APPRECIATION RIGHTS
(a)
Award of Stock Appreciation Rights
. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)
Exercise Price of Stock Appreciation Rights
. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax on the date of grant.
(c)
Grant and Exercise of Stock Appreciation Rights
. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)
Terms and Conditions of Stock Appreciation Rights
. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.
RESTRICTED STOCK AWARDS
(a)
Nature of Restricted Stock Awards
. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established
performance goals and objectives.
(b)
Rights as a Stockholder
. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, if any, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the restrictions (including performance conditions or other vesting conditions) with respect to the Restricted Stock Award have not lapsed, any dividends paid by the Company prior to such lapse shall accrue and shall not be paid to the grantee until and to the extent the restrictions lapse with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)
Restrictions
. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)
Vesting of Restricted Shares
. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established
performance goals, objectives and other conditions on which the non-transferability
of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established
performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8.
RESTRICTED STOCK UNITS
(a)
Nature of Restricted Stock Units
. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established
performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)
Election to Receive Restricted Stock Units in Lieu of Compensation
. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)
Rights as a Stockholder
. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)
Termination
. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9.
UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock
. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.
CASH-BASED AWARDS
Grant of Cash-Based Awards
. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.
DIVIDEND EQUIVALENT RIGHTS
(a)
Dividend Equivalent Rights
. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)
Termination
. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12.
TRANSFERABILITY OF AWARDS
(a)
Transferability
. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)
Administrator Action
. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her
Non-Qualified
Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)
Family Member
. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law,
or
sister-in-law,
including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)
Designation of Beneficiary
. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.
TAX WITHHOLDING
(a)
Payment by Grantee
. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)
Payment in Stock
. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.
SECTION
 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 15.
TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)
Termination of Service Relationship
. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment
is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.
AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.
STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.
GENERAL PROVISIONS
(a)
No Distribution
. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)
Issuance of Stock
. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)
No Fractional Shares
. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(d)
Stockholder Rights
. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(e)
Other Compensation Arrangements; No Employment Rights
. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(f)
Trading Policy Restrictions
. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(g)
Clawback Policy
. A grantee’s rights with respect to any Award hereunder shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a grantee, or (ii) applicable law.
SECTION 19.
EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the Closing Date, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.
GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:                     , 2022
DATE APPROVED BY STOCKHOLDERS:                     , 2022

ANNEX H
AKILI, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Akili, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Akili, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). An aggregate of
1
shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2023, and each January 1 thereafter through and including January 1, 2031, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) the excess (if any) of (A) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 st
(excluding any shares reserved for issuance under equity-based plans of the Company, including this Plan and the Company’s 2022 Stock Option and Incentive Plan (as may be amended from time to time)) over (B) the number of shares of Common Stock then reserved for issuance under the Plan as of such date, (ii)                  shares of Common Stock or (iii) such number of shares of Common Stock as determined by the Administrator (as defined in Section 1). The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a
non-Code
Section 423 Component (the
“Non-423
Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the
Non-423
Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans
adopted by the Administrator designed to achieve tax, securities laws or other objectives for eligible employees. Except as otherwise provided herein, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Unless otherwise defined herein, capitalized terms in this Plan shall have the meanings ascribed to them in Section 11.
1.
Administration
. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
2.
Offerings
. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The Administrator shall determine, in its discretion, when the initial Offering and any subsequent Offering shall occur and the duration of each such Offering, provided that no Offering shall exceed 27 months in duration.
3.
Eligibility
. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week (or such lesser number of hours per week as

1
Note to Draft:
Initial share reserve to equal 1.5% of post-closing outstanding capital shares on an as-converted
basis (excluding any shares reserved for issuance under the 2020 Stock Option and Incentive Plan and this Plan).

the Administrator shall determine in advance of an Offering) and have completed such period of service prior to the Offering Date as the Administrator may require (but in no event will the required period of continuous employment be equal to or greater than two (2) years). The Administrator may exclude from participation in the Plan or any Offering employees who are “highly compensated employees” of the Company or a Designated Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set
of such highly compensated employees. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.
4.
Participation
.
(a)
Participants
. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form, which may be electronic, to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for such Offering).
(b)
Enrollment
. The enrollment form will (a) state a whole percentage or amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.
(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code and any applicable law.
5.
Employee Contributions
. Each eligible employee may authorize payroll deductions (expressed as a whole percentage) at a minimum of 1 percent up to a maximum of 15 percent of such employee’s Compensation for each pay period (or such other percentage as the Administrator may establish from time to time before an Offering begins). The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.
6.
Deduction Changes
. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction by one or more whole percentages (including to zero) with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) in accordance with Section 4(b). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7.
Withdrawal
. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location at least 15 days before the Exercise Date (or by such other deadline as shall be established by the Administrator for the Offering). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.
Grant of Options
. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lower of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein) or (b) the number of shares determined by dividing $25,000 by the Fair Market Value (as defined in Section 11) of the Common Stock on the Offering Date for such Offering (or such other maximum number of shares as shall have been established by the Administrator in advance of the Offering); provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85% (or such greater percentage determined by the Administrator in advance of an Offering) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits such Participant rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.
Exercise of Option and Purchase of Shares
. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
10.
Issuance of Certificates
. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.
11.
Definitions
.
The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 26, 2022, by and among the Company (formerly named Social Capital Suvretta Holdings Corp. I), Karibu Merger Sub, Inc. and Akili Interactive Labs, Inc.

The term “Compensation” means the regular salary or basic hourly rate of compensation. The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component shall apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to eligible employees outside the United States.
The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the
Non-423
Component. The Administrator may also determine which Subsidiaries or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the
Non-423
Component, and determine which Designated Subsidiary or Subsidiaries will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the
Non-423
Component. The current list of Designated Subsidiaries is attached hereto as Appendix A.
The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on The Nasdaq Stock Market LLC, The Nasdaq Global Market, the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.
Rights on Termination of Employment
. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs the Participant, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the
Non-423
Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the
Non-423
Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified
under the
Non-423
Component. An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.
Special Rules and
Sub-Plans
. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that if such special rules or sub-plans
are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans
will participate in the
Non-423
Component. Any special rules or
sub-plans
established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.
14.
Optionees Not Stockholders
. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to the Participant.
15.
Rights Not Transferable
. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16.
Application of Funds
. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
17.
Adjustment in Case of Changes Affecting Common Stock
. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.
18.
Amendment of the Plan
. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
19.
Insufficient Shares
. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.
20.
Termination of the Plan
. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
21.
Governmental Regulations
. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.
22.
Governing Law
. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.
23.
Issuance of Shares
. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
24.
Tax Withholding
. Participation in the Plan is subject to any required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its

Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.
25.
Notification Upon Sale of Shares Under the 423 Component
. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
26.
Effective Date
. This Plan shall become effective upon the Closing Date following stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, each as amended, and applicable stock exchange rules.
27.
Equal Rights and Privileges
. Notwithstanding any provision of the Plan to the contrary, all eligible employees who are granted options under the Plan with respect to the 423 Component shall have the same rights and privileges as determined in accordance with Section 423 of the Code.
28.
No Right to Continued Service
. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an employee or in any other capacity.
29.
Severability
. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
30.
Entire Plan
. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes any prior plans and respect to the subject matter hereof.

APPENDIX A
Designated Subsidiaries
Akili Interactive Labs, Inc.

ANNEX I
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 29 JUNE 2021 AND EFFECTIVE ON 29 JUNE 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 29 JUNE 2021 AND EFFECTIVE ON 29 JUNE 2021)

1	The name of the Company is Social Capital Suvretta Holdings Corp. I.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman,
KY1-1104,
Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 29 JUNE 2021 AND EFFECTIVE ON 29 JUNE 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law
and
father-in-law
and brothers and
sisters-in-law,
whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each, a “
target business
”), which Business Combination: (a) as long as the securities of the Company are listed on The Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means each of the members of the board of directors of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company, which Officers may consist of a chairman, a chief executive officer, a president, a chief operating officer, a chief financial officer, a director of research, vice presidents, a secretary, assistant secretaries, a treasurer and such other offices as may be determined by the board of directors of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriter(s) to purchase up to an additional 15 per cent of the Class A Shares issued in the IPO at a price equal to US$10.00 per share, less any applicable commission or discount.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Private Placement Shares”	means the Class A Shares issued to the Sponsor in a private placement to occur concurrently with the closing of the IPO.

“Public Share”	means a Class A Share issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means SCS Sponsor I LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the sale of the Private Placement Shares, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.

Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata
basis to the extent that the Over-Allotment Option is not exercised in full so that the Class B Shares in issue will equal 20 per cent of the Company’s issued Shares after the IPO (excluding the Private Placement Shares) or 25 per cent of the number of Public Shares issued in the IPO; and

(c)	Public Shares shall be repurchased by the Company, by way of tender offer, in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 8 shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis
, except that the necessary quorum shall

be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up
Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up
or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment),
but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.
The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold,
re-allotted
or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment
or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non-payment
of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu
in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one
basis (the “
Initial Conversion Ratio
”): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically on the day of the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional (in excess of the amounts issued in the IPO) Class A Shares or any other Equity-linked Securities, are issued, or deemed issued in connection with a Business Combination, the ratio at which all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance pursuant to Article 17.4) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the total number of Class A Shares outstanding after such conversion (after giving effect to any redemptions of Public Shares pursuant to the Business Combination Article, and excluding the Private Placement Shares), including any Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with a Business Combination, excluding (x) any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and (y) any Shares issued to the Sponsor or its Affiliates upon conversion of working capital loans.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of this Article 18 shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors of the Company with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95 per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non-receipt
of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural
person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural
persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of directors of the Company shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set forth in Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural
person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural
person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural
person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1
Any corporation or other
non-natural
person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1
There shall be a board of directors of the Company consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1
Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors of the Company without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of directors of the Company by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of directors of the Company at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate,
to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and its charter and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up
to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or
e-mail
to him or to his address as shown in the Register of Members (or where the notice is given by
e-mail
by sending it to the
e-mail
address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail
or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the
e-mail
to the
e-mail
address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the
e-mail
to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “
Indemnified Person
”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-share
repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then-issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3
If the Company initiates any tender offer in accordance with Rule
13e-4
and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “
IPO Redemption
”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination and, if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share
redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “
Redemption Price
”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “
Redemption Limitation
”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable on such interest and excluding up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other material provisions relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, an Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on The Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm that is a member of the United States Financial Industry Regulatory Authority or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

49.14	A committee of Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

50	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms
SS-4,
W-8
BEN,
W-8
IMY,
W-9,
8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“
Management
”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article is a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX J
CERTIFICATE OF INCORPORATION
OF
[PUBCO]
(a Delaware corporation)
                    , 2022
ARTICLE I
The name of the corporation is [PUBCO] (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “
DGCL
”).
ARTICLE IV
Capital Stock
The total number of shares of capital stock which the Corporation shall have authority to issue is              Million              of which (i)      Million              shares shall be a class designated as common stock, par value $0.0001 per share (the “
Common Stock
”), and (ii)              Million              shares shall be a class designated as preferred stock, par value $0.0001 per share (the “
Undesignated Preferred Stock
”).
Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon without a separate class vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
A.
Common Stock
Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate of Incorporation (this “
Certificate
”) (or in any certificate of designations of any series of Undesignated Preferred Stock):
(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “
Directors
”) and on all other matters requiring, or that are submitted by the

Corporation for, stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote;
provided
,
however
, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote exclusively thereon, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or a certificate of designations of any series of Undesignated Preferred Stock) or the DGCL;
(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “
Board of Directors
”) or any authorized committee thereof;
(c) there shall be no cumulative voting; and
(d) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
B.
Undesignated Preferred Stock
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the authorized but unissued shares of Undesignated Preferred Stock, the issuance of shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
ARTICLE V
Stockholder Action
1.
No Action Without Meeting
. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of the stockholders in lieu thereof.
2.
Special Meetings
. Except as otherwise required by statute or the
By-laws
of the Corporation (the
“By-laws”)
and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI
Directors
1.
General
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or as required by law.
2.
Election of Directors
. Election of Directors need not be by written ballot unless the
By-laws
shall so provide.
3.
Number of Directors; Term of Office
. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The
Directors
, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be          ,              and     ; the initial Class II Directors of the Corporation shall be          ,              and     ; and the initial Class III Directors of the Corporation shall be             ,          and [SCS Designee]. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the initial effectiveness of this Certificate; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the initial effectiveness of this Certificate; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the initial effectiveness of this Certificate. The mailing address of each person who is to serve initially as a director is c/o [PUBCO], [125 Broad Street, 5th Floor, Boston, MA 02110]. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the initial effectiveness of this Certificate, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
4.
Vacancies
. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to
Article
 VI
,
Section
 3
hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned;
provided
,
however
, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
5.
Removal
. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
6.
Annual Meeting
. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.
ARTICLE VII
Limitation of Liability
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article VII by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, or the adoption of any provision of the Certificate inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.
ARTICLE VIII
Amendment of
By-Laws
1.
Amendment by Directors
. Except as otherwise provided by law, any section or portion of the
By-laws
of the Corporation may be amended or repealed, or new
By-laws
enacted, by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
2.
Amendment by Stockholders
. Except as otherwise provided therein, the
By-laws
of the Corporation may be amended or repealed, or new
By-laws
enacted, at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal or the adoption of such new
By-law
at such meeting of stockholders, such amendment, repeal or adoption shall only require the affirmative vote of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

ARTICLE IX
Amendment of Certificate of Incorporation
If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate (including any designation of Undesignated Preferred Stock), and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate (including any provision of any designation of Undesignated Preferred Stock that provides for a greater or lesser vote) or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of a majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, and this Article IX of this Certificate.
ARTICLE X
Incorporator
The name and mailing address of the incorporator are as follows: [name and address].
[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this          day of                     , 2022.

[PUBCO]

By:
Name:
Title:	Incorporator
[Signature Page to Closing Certificate of Incorporation]

ANNEX K
BY-LAWS
OF
[PUBCO]
(the “
Corporation
”)
ARTICLE I
Stockholders
SECTION 1 Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these
By-laws
as an “
Annual Meeting
”) shall be held at the hour, date and place (if any) within or without the State of Delaware which is fixed by the Board of Directors of the Corporation (the “
Board of Directors
”), which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any geographic place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “
DGCL
”) and subject to such procedures and guidelines as the Board of Directors may adopt. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these
By-laws
or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these
By-laws
to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2 Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these
By-laws,
who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these
By-laws
as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule
14a-8
(or any successor rule) under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), and such stockholder must comply with the notice and other procedures set forth in
Article I,
Section 2(a)(2)
and
(3)
 of these
By-laws
to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these
By-laws,
for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of
Article I
,
Section 2(a)(1)
of these
By-laws,
the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these
By-laws
and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these
By-laws.
To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year
anniversary of the preceding year’s Annual Meeting;
provided
,
however
, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation (such notice within such time periods shall be referred to as “
Timely Notice
”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the adoption of these
By-Laws,
a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that the Corporation may reasonably request regarding to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director, and any other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which such person is standing for election);
(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or
By-law
amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);
(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule
12b-2
promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such

Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “
Material Ownership Interests
”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;
(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E) a statement (i) that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “
Solicitation Statement
”).
For purposes of this
Article I
of these
By-laws,
the term “
Proposing Person
” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this
Section
 2
of
Article I
of these
By-laws,
the term “
Synthetic Equity Interest
” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called
“stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these
By-laws
shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.
(4) Notwithstanding anything in the second sentence of
Article I
,
Section 2(a)(2)
of these
By-laws
to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of
Article I
,
Section 2(a)(2)
, a stockholder’s notice required by these
By-laws
shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)
General.
(1) Only such persons who are nominated in accordance with the provisions of these
By-laws
shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these
By-laws
or in accordance with Rule
14a-8
under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these
By-laws.
If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these
By-laws,
the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these
By-laws.
If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these
By-laws,
such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting. The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting.

(2) Except as otherwise required by law, nothing in this
Article I
,
Section 2
shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3) Notwithstanding the foregoing provisions of this
Article I
,
Section
 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this
Article I
,
Section 2
, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4) For purposes of these
By-laws,
“public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5) Notwithstanding the foregoing provisions of these
By-laws,
a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these
By-laws.
Nothing in these
By-laws
shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule
14a-8
(or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock (as defined in the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “
Certificate
”)) to elect directors under specified circumstances.
SECTION 3 Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these
By-laws,
in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these
By-laws
and the provisions of Article I, Section 2 of these
By-laws
shall govern such special meeting.
SECTION 4 Notice of Meetings; Adjournments.
(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to
Section 2
of this
Article I
of these
By-laws
or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this
Article I
of these
By-laws.
(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting;
provided
,
however
, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate or these
By-laws,
is entitled to such notice. If a quorum was present at the original meeting, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is, or is required to be, set for the adjourned session.
SECTION 5 Quorum. Except as otherwise provided herein, by applicable law, the rules of any applicable stock exchange or by the Certificate (including any designation of Undesignated Preferred Stock), the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided herein, by applicable law, the rules of any applicable stock exchange or by the Certificate (including any designation of Undesignated Preferred Stock). If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in
Section 4
of this
Article I
. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

SECTION 6 Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7 Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be approved by a majority of the votes properly cast for such matter, except where a different vote is required by law, the Certificate or these
By-laws.
Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.
SECTION 8 Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these
By-laws
or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder;
provided
,
however
, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the full duration of the meeting, as provided by law. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
SECTION 9 Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board, if one is in office, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to
Sections 4
and
5
of this
Article I
. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the presiding officer, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the presiding officer, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the presiding officer of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.
SECTION 10 Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. No director or nominee for the office of director at an election shall be appointed as an inspector at such election. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
SECTION 11 Information in Writing. Whenever this Article I, requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.
ARTICLE II
Directors
SECTION 1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.
SECTION 2 Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.
SECTION 3 Qualification. No director need be a stockholder of the Corporation.
SECTION 4 Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5 Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6 Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the Chief Executive Officer or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7 Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8 Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairperson of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9 Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairperson of the Board, if one is elected. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided
,
however
, that if the Chairperson of the Board of Directors or the Chief Executive Officer determines that it is otherwise necessary or advisable to hold the meeting sooner, then the Chairperson of the Board of Directors or the Chief Executive Officer, as the case may be, may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these
By-laws,
neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10 Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Section 10, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these
By-laws.
SECTION 12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.
SECTION 13 Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these
By-laws.
SECTION 14 Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15 Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these
By-laws
may not be delegated. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or its charter, as applicable, and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these
By-laws
for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.
SECTION 16 Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III
Officers
SECTION 1 Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer (which may be on an interim basis), a Treasurer, a Secretary and such other officers, including, without limitation, a

Chairperson of the Board of Directors, a President and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
SECTION 2 Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the Chief Executive Officer, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3 Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 4 Tenure. Except as otherwise provided by the Certificate or by these
By-laws,
each of the officers of the Corporation shall hold office following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
SECTION 5 Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the Chief Executive Officer or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
SECTION 6 Removal. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
SECTION 7 Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 8 Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 9 Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson of the Board of Directors, if any, the Chief Executive Officer of the Corporation shall, subject to the oversight of and any direction from the Board of Directors, have general supervision, direction, and control of the business and affairs and the officers of the Corporation and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these
By-laws.
SECTION 10 President. The President, if one is elected, shall have such powers and perform such duties as the Board of Directors may from time to time designate.
SECTION 11 Chairperson of the Board. The Board of Directors may appoint from its members a Chairperson of the Board of Directors. The Board of Directors may determine whether the Chairperson of the Board of Directors is an executive Chairperson or non-executive
Chairperson. Unless otherwise determined by the Board of Directors, an executive Chairperson shall be deemed to be an officer of the Corporation. The Board of Directors may at any time and for any reason designate another director to serve as Chairperson of the Board of Directors and may determine whether any Chairperson of the Board of Directors shall be or cease to be an executive Chairperson. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 12 Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13 Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14 Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 15 Other Powers and Duties. Subject to these
By-laws
and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
SECTION 16 Representation of Shares of Other Corporations. The Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Treasurer, the Secretary any Vice President or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 17 Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV
Capital Stock
SECTION 1 Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these
By-laws,
the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these
By-laws
the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance,
or subsequent transfer.
SECTION 2 Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3 Stock Transfer Agreements. The Corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
SECTION 4 Record Holders. Except as may otherwise be required by law, by the Certificate or by these
By-laws,
the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these
By-laws.
SECTION 5 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 6 Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
ARTICLE V
Indemnification
SECTION 1 Definitions. For purposes of this Article:
(a) “
Corporate Status
” describes the status of a person who is serving or has served (i) as a Director, (ii) as an Officer, (iii) as a Non-Officer Employee, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this
Section 1(a)
, a Director, Officer or Non-Officer Employee who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b) “
Director
” means any person who serves or has served the Corporation as a director on the Board of Directors; including, for the avoidance of doubt, any person who has served as a director of SCS;
(c) “
Disinterested Director
” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d) “
Expenses
” means all reasonable, documented and
out-of-pocket
attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e)
“
Liabilities
” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f) “
Non-Officer
Employee
” means any person who serves or has served as an employee or agent of SCS or the Corporation, but who is not or was not a Director or Officer;
(g) “
Officer
” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors, including, for the avoidance of doubt, any person who has served as an officer of SCS;
(h) “
Proceeding
” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative;

(i) “
SCS
” means Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares; and
(j) “
Subsidiary
” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with one or more Subsidiaries of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 2 Indemnification of Directors and Officers.
(a) Subject to the operation of
Section 4
of this
Article V
of these
By-laws,
each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this
Section 2
.
(1)
Actions, Suits and Proceedings Other than By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner that such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2)
Actions, Suits and Proceedings By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation;
provided
,
however
, that no indemnification shall be made under this
Section 2(a)(2)
in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3)
S
urvival of Rights
. The rights of indemnification provided by this
Section 2
shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4)
Actions by Directors or Officers
. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these
By-laws
in accordance with the provisions set forth herein.

SECTION 3 Indemnification of
Non-Officer
Employees. Subject to the operation of
Section 4
of this
Article V
of these
By-laws,
each
Non-Officer
Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against any or all Expenses and Liabilities that are incurred by such
Non-Officer
Employee or on such
Non-Officer
Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such
Non-Officer
Employee is, or is threatened to be made, a party to or participant in by reason of such
Non-Officer
Employee’s Corporate Status, if such
Non-Officer
Employee acted in good faith and in a manner such
Non-Officer
Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this
Section 3
shall exist as to a
Non-Officer
Employee after he or she has ceased to be a
Non-Officer
Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any
Non-Officer
Employee seeking indemnification in connection with a Proceeding initiated by such
Non-Officer
Employee only if such Proceeding was authorized in advance by the Board of Directors.
SECTION 4 Indemnification for a Successful Defense. To the extent required by Section 145(c)(1) of the DGCL, a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) of the Corporation who has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue, or matter therein, shall be indemnified under this Section 4 against Expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such defense. Indemnification under this Section 4 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced;
provided
,
however
, that any person who is not a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under
Section 2(a)(1)
or
Section 2(a)(2)
only if such Director or officer has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.
SECTION 5 Determination. Unless ordered by a court or otherwise required by the DGCL, no indemnification shall be provided pursuant to this
Article V
to a Director, Officer or
Non-Officer
Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made, as selected by the Board of Directors (except with respect to clause (e) of this Section 5) by: (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, (d) by the stockholders of the Corporation or (e) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Director, Officer or
Non-Officer
Employee seeking indemnification. For purposes of this Section 5, a “change of control” will be deemed to have occurred if, with respect to any particular
24-month
period, the individuals who, at the beginning of such
24-month
period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors;
provided
,
however
, that any individual becoming a director subsequent to the beginning of such
24-month
period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

SECTION 6 Advancement of Expenses to Directors Prior to Final Disposition.
(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these
By-laws.
(b) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7 Advancement of Expenses to Officers and
Non-Officer
Employees Prior to Final Disposition.
(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any
Non-Officer
Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or
Non-Officer
Employee upon the receipt by the Corporation of a statement or statements from such Officer or
Non-Officer
Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or
Non-Officer
Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or
Non-Officer
Employee is not entitled to be indemnified against such Expenses.
(b) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Officer or
Non-Officer
Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 8 Contractual Nature of Rights.
(a) The provisions of this
Article V
shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this
Article V
is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this
Article V
shall eliminate or reduce any right conferred by this
Article V
in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of Expenses provided by, or granted pursuant to, this
Article V
shall continue notwithstanding that the person has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of a written claim and documentation for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or advancement of Expenses under this
Article V
shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification or advancement claim and shall not create a presumption that such indemnification or advancement is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.
(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 9
Non-Exclusivity
of Rights. The rights to indemnification and to advancement of Expenses set forth in this
Article V
shall not be exclusive of any other right which any Director, Officer, or
Non-Officer
Employee may have or hereafter acquire under any statute, provision of the Certificate or these
By-laws,
agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 10 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or
Non-Officer
Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or
Non-Officer
Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this
Article V
.
SECTION 11 Other Indemnification.
(a) Subject to any other right which any Director, Officer or
Non-Officer
Employee may have or hereafter acquire under any statute, provision of the Certificate or these
By-laws,
agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “
Primary Indemnitor
”). Subject to any other right which any Director, Officer or
Non-Officer
Employee may have or hereafter acquire under any statute, provision of the Certificate or these
By-laws,
agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this
Article V
owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
(b) The Corporation hereby acknowledges that each Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by the stockholder entitled to designate such Director or certain of their respective affiliates (each, an “Other Indemnitor”). The Corporation hereby agrees (i) that it is the indemnitor of first resort with respect to the indemnification obligations to a Director pursuant to these
By-laws,
the Certificate or any other agreement between the Corporation and a Director (i.e., such obligations to each Director are primary and any obligation of an Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these
By-laws,
the Certificate or any other agreement between the Corporation and a Director, without regard to any rights a Director may have against an Other Indemnitor, and (iii) that it irrevocably waives, relinquishes and releases each Other Indemnitor from any and all claims against such Other Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by an Other Indemnitor on behalf of a Director with respect to any claim for which such Director has sought indemnification from the Corporation shall affect the foregoing and that each Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Director against the Corporation. The Other Indemnitors are express third party beneficiaries of this Section 11. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 11 shall only apply to Directors in their capacity as Directors.
ARTICLE VI
Miscellaneous Provisions
SECTION 1 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2 Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3 Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the Chief Executive Officer or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.
SECTION 4 Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the Chief Executive Officer or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5 Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6 Corporate Records. The original or attested copies of the Certificate,
By-laws
and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7 Certificate. All references in these
By-laws
to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
SECTION 8 Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate or these
By-laws
(as may be amended from time to time) (including the interpretation, validity or enforceability thereof), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (vii) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL;
provided
,
however
, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Failure to enforce this
Section 8
would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions in this Section. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this
Section 8
.
SECTION 9 Amendment of
By-laws.
(a)
Amendment by Directors
. Except as provided otherwise by law, any section or portion of these
By-laws
may be amended or repealed, or new
By-laws
enacted, by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b)
Amendment by Stockholders
. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed, or new
By-laws
enacted, at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class;
provided
,
however
, that if the Board of Directors recommends that stockholders approve such amendment or repeal or the adoption of such new
By-law
at such meeting of stockholders, such amendment, repeal or adoption shall only require the affirmative vote of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.
SECTION 10 Notices. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; (C) if sent for delivery by a nationally recognized delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 11 Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. SCS’s amended and restated memorandum and articles of association provided for indemnification of SCS’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
SCS has entered into agreements with SCS’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in SCS’s amended and restated memorandum and articles of association. SCS has purchased a policy of directors’ and officers’ liability insurance that insures SCS’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against SCS’s obligations to indemnify SCS’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SCS has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1 +	Agreement and Plan of Merger, dated as of January 26, 2022, by and among the Registrant, Karibu Merger Sub, Inc., and Akili Interactive Labs, Inc. (included as Annex A to the proxy statement/prospectus).

2.2**	Form of Plan of Domestication.

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex I to the proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of Akili, Inc. to become effective upon Domestication (included as Annex J to the proxy statement/prospectus).

3.3	Form of By-Laws of Akili, Inc. to become effective upon Domestication (included as Annex K to the proxy statement/prospectus).

4.1	Specimen Class A Ordinary Share Certificate of Social Capital Suvretta Holdings Corp. I (incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on June 2, 2021).

4.2**	Specimen Common Stock Certificate of Akili, Inc.

4.3**	Form of Certificate of Corporate Domestication of Akili, Inc., to be filed with the Secretary of the State of Delaware.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

8.1**	Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	Sponsor Support Agreement, dated as of January 26, 2022, by and among SCS Sponsor I LLC, the Registrant, each director of the Registrant and Akili Interactive Labs, Inc. and the other parties thereto (included as Annex C to the proxy statement/prospectus).

10.2	Stockholder Support Agreement, dated as of January 26, 2022, by and among the Registrant, Akili Interactive Labs, Inc. and the persons set forth on Schedule I thereto (included as Annex B to the proxy statement/prospectus).

10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights Agreement, by and among Akili, Inc., SCS Sponsor I LLC, certain stockholders of Akili Interactive Labs, Inc., as set forth on Schedule 1 thereto and the other parties thereto (included as Annex E to the proxy statement/prospectus).

10.5	Form of Lock-Up Agreement, by and among Akili, Inc., SCS Sponsor I LLC and certain Persons and stockholders of Akili Interactive Labs, Inc., as set forth on the schedules thereto (included as Annex F to the proxy statement/prospectus).

10.6	Letter Agreement, dated as of June 29, 2021, by and among the Registrant, SCS Sponsor I LLC and the Registrant’s officers and directors (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on July 2, 2021).

10.7	Investment Management Trust Agreement, dated as of June 29, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K on July 2, 2021).

10.8	Administrative Services Agreement, dated as of June 29, 2021, by and between the Registrant and Social + Capital Partnership, LLC (incorporated by reference to Exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K on July 2, 2021).

10.9	Private Placement Shares Purchase Agreement, dated as of June 29, 2021, between the Registrant and SCS Sponsor I LLC (incorporated by reference to Exhibit 10.5 filed with the Registrant’s Current Report on Form 8-K on July 2, 2021).

10.10	Form of Indemnity Agreement, dated June 29, 2021, between the Registrant and each of its officers and directors (incorporated by reference to Exhibit 10.6 filed with the Registrant’s Current Report on Form 8-K on July 2, 2021).

10.11	Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between the Registrant and Mr. Sundaram (incorporated by reference to Exhibit 10.3(4) filed with the Registrant’s Quarterly Report on Form 10-Q on November 15, 2021).

10.12	Letter Agreement, dated September 24, 2021, between the Registrant and Mr. Sundaram (incorporated by reference to Exhibit 10.1(2) filed with the Registrant’s Quarterly Report on Form 10-Q on November 15, 2021).

10.13**	Scientific Advisory Board and Chief Science Advisor Agreement, dated as of May 1, 2016, by and between Akili Interactive Labs, Inc. and Adam Gazzaley, as amended by Amendment No. 1 dated as of October 29, 2018.

10.14†**	Corporate Bond, dated as of March 26, 2019, by and between Akili Interactive Labs, Inc. and Shionogi & Co., Ltd.

10.15†**	Option and Collaboration Agreement, dated as of December 19, 2018, by and between Shionogi & Co., Ltd. and Akili Interactive Labs, Inc., as amended by Amendment No. 1 dated as of January 1, 2020, Amendment No. 2 dated as of May 1, 2020 and Amendment No. 3 dated as of November 15, 2021.

10.16†**	Exclusive License Agreement, dated as of October 18, 2013, by and between Akili Interactive Labs, Inc. and The Regents of the University of California, as amended by Amendment No. 1 dated as of May 17, 2018 and Amendment No. 2 dated as of February 25, 2019.

10.17†**	Amended and Restated Loan and Security Agreement, dated as of May 25, 2021, by and among Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P. and Akili Interactive Labs, Inc.

10.18**	Akili Interactive Labs, Inc. Executive Severance Plan.

10.19**	Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan and forms of agreements thereunder.

10.20	Form of Akili Interactive Labs, Inc. 2022 Stock Option and Incentive Plan (included as Annex G to the proxy statement/prospectus) and forms of agreements thereunder.

10.21	Form of Akili Interactive Labs, Inc. 2022 Employee Stock Purchase Plan (included as Annex H to the proxy statement/prospectus).

10.22**	Lease, dated as of November 23, 2015, by and between Paul Ferazzi, as Trustee of 125 Broad Street Realty Trust and Akili Interactive Labs, Inc. as amended by the 2017 Amendment of Lease, dated as of August 30, 2017, and the Second Amendment to Lease, dated as of September 9, 2018, by and between Akili Interactive Labs, Inc., and Broad125 Realty Partners.

10.23**	Lease, dated as of August 30, 2017 by and between Paul Ferazzi, as Trustee of 125 Broad Street Realty Trust and Akili Interactive Labs, Inc., as amended by the Amendment to Lease, dated as of September 9, 2018, between Akili Interactive Labs, Inc. and Broad125 Realty Partners, LLC and the Second Amendment to Lease, dated as of August 23, 2021, by and between Akili Interactive Labs, Inc. and Broad 125 Realty Partners, LLC.

10.24†**	Lease, dated as of June 15, 2018, by and between Remillard Brick Kiln, LLC and Akili Interactive Labs, Inc., as amended on May 29, 2019.

10.25†**	License, Development and Commercialization Agreement, dated as of August 16, 2021, by and between Akili Interactive Labs, Inc. and TALi Digital Limited.

10.26**	Form of Subscription Agreement, by and between the Registrant and the undersigned insider subscriber party thereto.

10.27	Promissory Note, dated as of April 20, 2022 (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on April 22, 2022).

10. 28	Letter Agreement, dated July 6, 2022, between the Registrant and Mr. Taylor (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on July 8, 2022).

21.1**	List of Subsidiaries of the Registrant.

23.1	Consent of KPMG LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 5.1).

23.4**	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 8.1).

24.1**	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).

99.1**	Form of Proxy Card for Registrant’s Extraordinary General Meeting.

99.2**	Consent of Walter Edward Martucci, II to be named as a director.

99.3**	Consent of Kenneth Ehlert to be named as a director.

99.4**	Consent of Christine Lemke to be named as a director.

99.5**	Consent of William A. Jones, Jr. to be named as a director.

99.6**	Consent of Adam Gazzaley to be named as a director.

99.7**	Consent of Bharatt Chowrira to be named as a director.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107**	Filing Fee Exhibit.

**	Previously filed.
+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation
S-K.
The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†
Portions of this exhibit (indicated by asterisks) have been omitted in accordance with Item 601(b)(10) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo County, California, on the 14th day of July, 2022.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:	/s/ James Ryans
Name: James Ryans
Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Chamath Palihapitiya	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 14, 2022

* Kishan Mehta	President and Director	July 14, 2022

/s/ James Ryans James Ryans	Chief Financial Officer (Principal Financial and Accounting Officer)	July 14, 2022

* Vladimir Coric	Director	July 14, 2022

* Senthil Sundaram	Director	July 14, 2022

By:	/s/ James Ryans
Name:	James Ryans
Title:	Attorney-in-fact